Exhibit 10.19
EXECUTION VERSION

CREDIT AGREEMENT
dated as of December 23, 2008
among
ENEXUS ENERGY CORPORATION,
as Borrower,
THE LENDERS AND ISSUERS PARTY HERETO,
CITIGROUP GLOBAL MARKETS INC.
and
GOLDMAN SACHS LENDING PARTNERS LLC,
as Joint Book Runners and Joint Lead Arrangers,
BNP PARIBAS,
as Administrative Agent,
THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK,
as Collateral Agent,
and
MIZUHO CORPORATE BANK, LTD.,
as Syndication Agent

i

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Page
Section 9.19. No Fiduciary Duty	134
Section 9.20. Termination	135

v

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Exhibits, Schedules and Annexes

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Intercompany Debt Subordination Agreement
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Borrowing Request
Exhibit E	Form of Letter of Credit Request
Exhibit F	Form of Notice of Continuation or Conversion
Exhibit G	Form of Non-Bank Certificate
Exhibit H	Form of Note
Exhibit I	Joinder Agreement
Exhibit I-1-A	Signing Date Legal Opinion of Skadden, Arps
Exhibit I-1-B	Signing Date Opinion of Internal Counsel
Exhibit I-2-A	Funds Availability Date Opinions of Skadden, Arps (including UCC and FERC Opinions)
Exhibit I-2-B	Funds Availability Date Opinion of Internal Counsel
Exhibit J	Vermont Local Counsel Opinion (Regulatory and Real Estate)
Exhibit K	Massachusetts Local Counsel Opinion (Corporate, Regulatory and Real Estate)
Exhibit L	New York Local Counsel Opinion (Regulatory)
Exhibit M	Michigan Local Counsel Opinion (Regulatory and Real Estate)
Exhibit N	Arkansas Local Counsel Opinion (Corporate)
Exhibit O	Form of Guarantee and Collateral Agreement
Exhibit P	Form of Mortgage
Exhibit P-1	Michigan Form of Mortgage
Exhibit P-2	Massachusetts Form of Mortgage
Exhibit P-3	Vermont Form of Mortgage
Exhibit Q	Form of Compliance Certificate
Exhibit R	Form of Separation and Distribution Agreement
Exhibit S	Form of Limited Liability Company Agreement of EquaGen
Exhibit T	Description of Senior Notes

Schedule 1.01(a)	Core Assets and Core Asset Subsidiaries
Schedule 1.01(b)	Key Contracts
Schedule 1.01(c)	Permitted Dispositions
Schedule 1.01(d)	Material Contracts
Schedule 2.01	Commitments
Schedule 3.07	Mortgaged Property
Schedule 3.08	Subsidiaries
Schedule 3.09(a) (Signing)	Litigation
Schedule 3.09(a) (Funding)	Litigation
Schedule 3.09(b) (Signing)	Violations
Schedule 3.09(b) (Funding)	Violations
Schedule 3.14	Material Tax Claims
Schedule 3.17	Environmental Matters
Schedule 3.18	Insurance
Schedule 3.19(a)	UCC Filing Offices
Schedule 3.19(c)	Mortgage Filing Offices

(continued)

Schedule 3.20	Owned and Leased Real Property and Title to Properties
Schedule 3.23(b)	Rate Proceedings
Schedule 3.23(d)	FERC Matters
Schedule 3.23(f)	“QF” and “EWG” Facilities
Schedule 5.10(b)	Title Insurance and Survey Requirements
Schedule 6.01(c) (Signing)	Existing Indebtedness
Schedule 6.01(c) (Funding)	Existing Indebtedness
Schedule 6.02(d) (Signing)	Existing Liens
Schedule 6.02(d) (Funding)	Existing Liens
Schedule 6.05(d) (Funding)	Existing Investments on Funds Availability Date
Schedule 6.07(c)	Restrictions on Liens
Schedule 6.08(b)	Affiliate Transactions

Annex III	Signing Date Representations and Warranties
Annex V	Signing Date Affirmative Covenants
Annex VI	Signing Date Negative Covenants

     CREDIT AGREEMENT dated as of December 23, 2008, among ENEXUS ENERGY CORPORATION, a Delaware corporation (the “Borrower”), the Lenders and Issuers from time to time party hereto, CITIGROUP GLOBAL MARKETS INC. and GOLDMAN SACHS LENDING PARTNERS LLC, as joint book runners and joint lead arrangers (in such capacities, collectively, the “Arrangers”), BNP PARIBAS, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) and THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, as collateral agent (in such capacity and together with its successors, the “Collateral Agent”) and MIZUHO CORPORATE BANK, LTD., as Syndication Agent (in such capacity, the “Syndication Agent”).
     A. WHEREAS, following the Signing Date and on or prior to the Funds Availability Date (in each case, as defined below), Entergy Corporation, a Delaware corporation (together with its successors and assigns, “Entergy”) intends, among other things, to transfer all the assets and certain associated liabilities it attributes to its non-utility nuclear business (the “Contributed Business”) to the Borrower (the “Reorganization”);
     B. WHEREAS, on or prior to the Funds Availability Date, Entergy intends to distribute 100% of the Borrower’s common stock to Entergy’s stockholders (the transfer of the Contributed Business and such distribution being herein called the “Separation”);
     C. WHEREAS, on and after the Funds Availability Date, the Borrower intends to utilize the proceeds of the Loans and the Letters of Credit issued hereunder for its working capital needs and for other general corporate purposes; and
     D. WHEREAS, the Lenders and the Issuers are willing, on the terms and subject to the conditions hereinafter set forth, to extend the Commitments, make Loans and Issue (or participate in) Letters of Credit.
     E. NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
Definitions
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
     “ABR”, when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Base Rate.
     “Accession Agreement” shall have the meaning given such term in the Guarantee and Collateral Agreement.
     “Account” shall have the meaning assigned to such term in the UCC.
     “Additional Intercreditor Indebtedness” shall mean, as of any date and at any time outstanding, Indebtedness in a maximum aggregate principal amount not to exceed (a) $2,300,000,000 minus (b) the aggregate principal amount of the Commitments hereunder;

provided that no more than $250,000,000 of such Additional Intercreditor Indebtedness may take the form of Specified Credit Support Facilities.
     “Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.
     “Administrative Agent” shall have the meaning assigned to such term in the preamble.
     “Administrative Questionnaire” shall mean an Administrative Questionnaire substantially in the form of Exhibit A, or such other similar form as may be supplied from time to time by the Administrative Agent.
     “Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of the term “subsidiary”, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that, for purposes of this definition of “Affiliate” only, beneficial ownership of 10% or more of the voting stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
     “Affiliate Transaction” shall have the meaning assigned to such term in Section 6.08.
     “Agents” shall mean the Administrative Agent and the Collateral Agent.
     “Aggregate Revolving Credit Outstandings” shall mean the aggregate amount of the Lenders’ Revolving Credit Outstandings.
     “Agreement” shall mean this Credit Agreement, dated as of the Signing Date, as the same may thereafter from time to time be further amended, restated, supplemented or otherwise modified and in effect from time to time.
     “Allocated Net Cash Proceeds”, with respect to any Recovery Event, shall mean the lesser of (a) Net Cash Proceeds in respect of such Recovery Event, and (b) the product of (i) the amount of Secured Obligations that are the subject of Section 2.8 of the Intercreditor Agreement outstanding as of the date the Borrower receives the applicable Recovery Event Appraisal, and (ii) the Diminution Percentage.
     “Applicable Laws” shall mean, as to any Person, any law, rule, regulation, ordinance or treaty, or any determination, ruling or other directive by or from a court, arbitrator or other Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
     “Applicable Margin” shall mean (a) during the period commencing on the Funds Availability Date and ending one Business Day after the receipt by the Administrative Agent of the financial statements for the first full fiscal quarter ending after the Funds Availability Date required to be delivered pursuant to Section 5.05(a) or (b), as applicable, with respect to (i) Loans maintained as ABR Loans, a rate equal to 2.00% per annum and (ii) Loans maintained as

Eurodollar Loans, a rate equal to 3.00% per annum and (b) thereafter, as of any date of determination, a per annum rate equal to the rate set forth below opposite the applicable type of Loan and the then applicable Consolidated Total Leverage Ratio (determined on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.05(a) or 5.05(b)) set forth below:

Consolidated Total Leverage Ratio	ABR Loans	Eurodollar Loans
Greater than or equal to 4.0 to 1	2.25%	3.25%

Less than 4.0 to 1 and equal to or greater than 3.0 to 1	2.00%	3.00%

Less than 3.0 to 1	1.75%	2.75%
     Changes in the Applicable Margin resulting from a change in the Consolidated Total Leverage Ratio on the last day of any subsequent fiscal quarter shall become effective as to all Loans upon delivery by the Borrower to the Administrative Agent of new financial statements pursuant to Section 5.05 (a) or (b), as applicable. Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Consolidated Total Leverage Ratio), (i) if the Borrower shall fail to deliver such financial statements at the time specified in Section 5.05(a) or (b), as the case may be (such date, the “Financial Statement Delivery Failure Date”), the Applicable Margin from and including the first day following the Financial Statement Delivery Failure Date to, but not including, the date the Borrower delivers to the Administrative Agent such financial statements shall equal the highest possible Applicable Margin provided for by this definition and (ii) in the event that the financial statements or compliance certificate delivered pursuant to Section 5.05 are shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin that was applied for such Applicable Period, then (i) the Borrower shall promptly deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Percentage shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Lenders owe any amounts to the Borrower) and (iii) the Borrower shall promptly pay to the Administrative Agent the additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. This paragraph shall not limit the rights of the Administrative Agent and the Lenders hereunder.
     “Approved Electronic Communications” shall mean each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Agents pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement or joinder to the Guarantee and Collateral Agreement or Intercreditor Agreement and any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein, (b) any financial statement, financial and other report, notice, request, certificate and other information material and (c) information for prospective assignees, participants or other transferees; provided, however, that, “Approved Electronic Communications” shall exclude (i) any Borrowing Request, Letter of Credit Request, Notice of Continuation or Conversion and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Sections 2.11 and 2.12 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article IV or Section 2.03 or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.
     “Approved Electronic Platform” shall have the meaning specified in Section 8.04(a).
     “Arrangers” shall have the meaning assigned to such term in the preamble.
     “Asset Sale” shall mean the direct or indirect (a) sale, lease (other than an operating lease), sale and leaseback, lease and leaseback, assignment (other than a collateral assignment), conveyance, transfer or other disposition (by way of merger, consolidation or otherwise) by the Borrower or any Restricted Subsidiary to any Person other than the Borrower or any Subsidiary Guarantor of (1) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares or investments by foreign nationals required by Applicable Laws) or (2) any other assets of the Borrower or any Restricted Subsidiary, including Equity Interests of any Person that is not the Borrower or a Subsidiary or (b) issuance of Equity Interests in any of the Restricted Subsidiaries to any Person other than the Borrower or any Subsidiary Guarantor; provided that (i) any asset sale or series of related asset sales described in clause (a) or (b) above of assets having a value not in excess of $15,000,000 shall be deemed not to be an “Asset Sale” for purposes of this Agreement; and (ii) each of the following transactions shall be deemed not to be an “Asset Sale” for purposes of this Agreement: (A) the sale, transfer, contribution or other disposition by the Borrower or any Restricted Subsidiary of (x) damaged, worn-out, obsolete assets and scrap and (y) cash or Cash Equivalents, (B) the sale by the Borrower or any Restricted Subsidiary of power, capacity, energy, ancillary services, and other products or services or the sale of any other inventory or contracts related to any of the foregoing, (C) the sale, lease, conveyance or other disposition for value by the Borrower or any Restricted Subsidiary of fuel, emission credits or renewable energy credits, in each case in the ordinary course of the Permitted Business, (D) the sale, transfer or other disposition of any assets (other than the disposition of Collateral pursuant to the Intercreditor Agreement) subject to a Permitted Lien in connection with a foreclosure, transfer or deed in lieu of foreclosure or other remedial action, (E) the sale, lease, transfer, contribution or other disposition by any Restricted Subsidiary that is not a Loan Party of any of its assets or the issuance or transfer of Equity Interests by any Restricted Subsidiary that is not a Loan Party, in each case to the Borrower or any other Restricted Subsidiary, (F) the licensing of Intellectual Property (as defined in the Guarantee and Collateral Agreement), (G) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (H) the sale, lease, transfer, contribution or other disposition of spare parts and spare parts inventory in the ordinary course of the Permitted Business so long as such spare parts and spare parts inventory are required by such transferee in the ordinary course of such transferee’s business or operations at the time of such disposition, (I) Permitted Dispositions, (J) the granting of Liens permitted by Section 6.02, (K) the making of Investments permitted by Section 6.05, (L) any mergers, consolidations, liquidations or dissolutions permitted by Section 6.04(a), (M) Dividends permitted by Section 6.06 and (N) assignment, conveyance, transfer or other disposition pursuant to casualty, condemnation or operation of law.

     “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 9.04), substantially in the form of Exhibit C or such other similar form as shall be approved by the Administrative Agent.
     “Assumption Agreement” shall have the meaning given such term in the Guarantee and Collateral Agreement.
     “Attributable Debt” in respect of a sale and leaseback transaction shall mean, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”, and shall not be deemed to be Attributable Debt.
     “Available Amount” shall mean, on any date (the “Reference Date”), an amount equal on such Reference Date to (a) the greater of (i) zero and (ii) (A) 50% of the Consolidated Net Income (excluding, to the extent included in Consolidated Net Income, insurance proceeds other than proceeds of business interruption insurance) of the Borrower and its Restricted Subsidiaries for the period (on a cumulative basis, taken as one accounting period) from the Funds Availability Date to the end of the Borrower’s most recently ended fiscal quarter for which financial statements are publicly available (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (B) 100% of the aggregate proceeds received by the Borrower since the Funds Availability Date (1) as a contribution to its Capital Stock or (2) from the issue or sale of its Capital Stock; plus (b) $500,000,000; minus (c) on such Reference Date, the sum of (i) the aggregate amount of outstanding Investments made pursuant to Section 6.05(j) since the Funds Availability Date in excess of the $150,000,000 allowance for such Investments set forth in clause (A) of Section 6.05(j), plus (ii) the aggregate amount of Dividends made since the Funds Availability Date pursuant to Section 6.06(c) plus (iii) the aggregate amount of any distributions or payments made since the Funds Availability Date pursuant to Section 6.07(a).
     “Bankruptcy Code” shall mean Title 11 of United States Code, 11 U.S.C. §§ 101, et seq., as amended from time to time.
     “Bankruptcy Law” shall mean the Bankruptcy Code or any similar federal or state or other law for the relief of debtors.
     “Base Rate” shall mean, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:
          (a) the rate of interest announced publicly by BNP Paribas in New York, New York, from time to time, as BNP Paribas’s prime rate; and
          (b) 0.5% per annum plus the Federal Funds Rate;

provided, however, that, except during a Eurodollar Unavailability Period and except as set forth in Section 2.15(c), (i) at no time shall the Base Rate on any day be less than the sum of (A) the Adjusted LIBO Rate for a one-month Interest Period that would commence on such day and (B) 1.0% and (ii) to the extent the Base Rate would be less than the amount specified in clause (i) of this proviso, the Applicable Margin for ABR Loans at such time shall be increased in an amount sufficient to eliminate such difference.
     “Benefit Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Tax Code or Sections 302 or 303 of ERISA, and which is maintained, sponsored or contributed to by the Borrower or any ERISA Affiliate.
     “Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America (or any successor thereto).
     “Board of Directors” shall mean (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the Board of Directors of the general partner of the partnership; (c) with respect to a limited liability company, the managing member or members or any controlling committee or board of managing members or managers thereof; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.
     “Borrower” shall have the meaning assigned to such term in the preamble hereto.
     “Borrowing” shall mean Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
     “Borrowing Request” shall have the meaning assigned to such term in Section 2.02(a).
     “Breakage Event” shall have the meaning assigned to such term in Section 2.16.
     “Business Day” shall mean any day other than a Saturday, Sunday or day on which commercial banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan (including with respect to all notices and determinations in connection therewith and any payments of principal, interest or other amounts thereon), the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Lease Obligation” shall mean, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, the maturity of which shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
     “Capital Stock” shall mean shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

     “Capital Stock Equivalents” shall mean all securities convertible into or exchangeable for Capital Stock and all warrants, options, stock appreciation rights or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable or exercisable.
     “Cash Equivalents” shall mean
     (i) United States dollars or, in the case of any Foreign Subsidiary, any local currencies held by it readily convertible into United States dollars;
     (ii) securities issued or directly and fully unconditionally guaranteed or insured by the United States government or any agency of the United States government having in each case maturities and/or reset dates of not more than 12 months from the date of acquisition;
     (iii) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;
     (iv) certificates of deposit, Eurodollar time deposits, and bankers’ acceptances maturing not more than 6 months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000;
     (v) overnight bank deposits;
     (vi) repurchase agreements with a term of not more than 120 days;
     (vii) commercial paper maturing not more than 120 days from the date of acquisition and having a rating of at least A-1 from S&P or at least P-1 from Moody’s; and
     (viii) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000 and (c) has the highest rating obtainable from either S&P or Moody’s.
     “Cash Management Document” shall mean any certificate, agreement or other document executed by any Loan Party in respect of Cash Management Services provided to any Loan Party.
     “Cash Management Obligation” shall mean, as applied to any Loan Party, any direct or indirect liability, contingent or otherwise, of such Loan Party owing pursuant to the applicable Cash Management Documents in respect of Cash Management Services provided to such Loan Party, including any obligations for the payment of fees, interest, charges, expenses, reasonable attorneys’ fees and disbursements in connection therewith.

     “Cash Management Services” shall mean treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
     “Change in Law” shall mean (a) the adoption of any law, rule or regulation by any Governmental Authority after the Signing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Signing Date or (c) compliance by any Lender or any Issuer (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Signing Date.
     “Change of Control” shall mean, from and after the Separation, (a) the acquisition of beneficial ownership, directly or indirectly, including by merger or consolidation by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of shares representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower, (b) the occupation of a majority of seats on the Board of Directors of the Borrower by Persons who were neither (i) members of the Board of Directors of the Borrower on the Funds Availability Date (the “Funding Date Board”), (ii) nominated by the Funding Date Board or (iii) appointed or nominated by directors so nominated or (c) the occurrence of a “change of control” (or any other defined term having a similar purpose) as defined in any contract, indenture or other agreement with respect to Material Indebtedness of the Borrower or any of its Restricted Subsidiaries.
     “Charges” shall have the meaning assigned to such term in Section 9.09.
     “Collateral” shall mean all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Security Document; provided, however, that “Collateral” shall not include Excluded Assets.
     “Collateral Agent” shall have the meaning assigned to such term in the preamble, or its successors appointed in accordance with the terms of this Agreement and the Intercreditor Agreement.
     “Commencement Notice” shall mean, in respect of any Recovery Event, notice to the Agents that the Borrower has formally begun seeking regulatory approval or begun contracting to utilize the Allocated Net Cash Proceeds for one or more Permitted Reinvestments.
     “Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Loans and acquire interests in other Revolving Credit Outstandings in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment”, as amended to reflect each Assignment and Acceptance executed by such Lender and as such amount may be (a) reduced from time to time pursuant to Sections 2.09 or 2.12 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender in accordance with Sections 2.21 or 9.04.
     “Commodities Account” shall have the meaning assigned to such term in the UCC.
     “Commodity Contract” shall have the meaning assigned to such term in the UCC.

     “Commodity Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under Commodity Hedging Transactions.
     “Commodity Hedging Transaction” shall mean any swaps (including without limitation heat rate swaps), caps, collars, puts, calls, floors, futures, options, spots, forwards, power purchase, tolling or sale agreements, fuel purchase or sale agreements (including any and all fuels used for power generation, whether or not used by the Borrower and its Restricted Subsidiaries), weather risk management transactions, emissions or renewable energy credit or allowance purchase or sales agreements, power transmission agreements, fuel enrichment, processing, fabrication, transportation or storage agreements, netting agreements, or commercial or trading agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, energy, generation capacity or fuel (including any and all fuels used for power generation, whether or not used by the Borrower and its Restricted Subsidiaries), or any other energy related commodity or service, price or price indices for any such commodities or services or any other similar derivative agreements, and any other similar agreements from time to time entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business as a merchant power generator (as its risk management practices and methods may evolve from time to time, consistent with all requirements of law and applicable regulation) in order to manage fluctuations in the price or availability of any energy commodity or to manage any regulatory or other risk of the Borrower or such Restricted Subsidiary in connection with its business as a merchant power generator (and in any case not for speculative purposes).
     “Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated August 29, 2008.
     “Consolidated EBITDA” shall mean (a) Consolidated Net Income of the Borrower and its consolidated Subsidiaries for such period plus (b) the sum of, in each case to the extent reducing Consolidated Net Income for such period but without duplication, (i) Consolidated Interest Expense, (ii) any provision for income taxes, (iii) depreciation, depletion and amortization expenses, (iv) losses from extraordinary items (including from Commodity Hedging Transactions), (v) costs, expenses or charges (including any professional or underwriting fees) related to the Transactions, and (vi) all other non-cash charges and non-cash losses (including (A) the amount of any compensation deduction as the result of any grant of Capital Stock or Capital Stock Equivalents to employees, officers, directors or consultants, (B) losses from early extinguishment of Indebtedness and (C) decommissioning costs) minus (c) the sum of, in each case to the extent increasing Consolidated Net Income for such period but without duplication, (i) any credit for income taxes, (ii) gains from extraordinary items (including from Commodity Hedging Transactions), (iii) any other non-cash gains or other items which have been added in determining Consolidated Net Income, (including (A) any reversal of a charge referred to in clause (b)(vi) above by reason of a decrease in the value of any such Capital Stock or Capital Stock Equivalent and (B) gains from early extinguishment of Indebtedness); provided, however, that (i) Consolidated EBITDA of the Borrower and its consolidated Subsidiaries will exclude the Consolidated EBITDA attributable to Unrestricted Subsidiaries unless (and solely to the extent) actually distributed in cash to the Borrower or any Restricted Subsidiary, and (ii) for purposes of calculating Consolidated EBITDA of the Borrower and its consolidated Subsidiaries for any period for purposes of the Financial Covenants, (A) the Consolidated EBITDA of any Person or line of business acquired by the Borrower or any Restricted Subsidiary pursuant to a Permitted Acquisition made in accordance with the terms of this Agreement during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period) and (B) the Consolidated EBITDA of any Person or line of business sold or otherwise disposed of by the Borrower or any Restricted Subsidiary during such period shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period).
     “Consolidated Interest Coverage Ratio” shall mean, on any date, the ratio of (a) Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ended on or prior to such date to (b) Consolidated Interest Expense for the period of the most recent four consecutive fiscal quarters ended on or prior to such date.
     “Consolidated Interest Expense” shall mean, for the Borrower and its consolidated Subsidiaries for any period, consolidated total cash interest expense of the Borrower and its consolidated Subsidiaries for such period; provided, however, that Consolidated Interest Expense of the Borrower and its consolidated Subsidiaries will (a) exclude cash interest expense of Unrestricted Subsidiaries and (b) be net of cash interest income. Notwithstanding anything to the contrary contained herein, for purposes of calculating Consolidated Interest Expense, (a) for the period of four consecutive fiscal quarters ending December 31, 2008, Consolidated Interest Expense for such period shall be deemed to be an amount equal to Consolidated Interest Expense for the period beginning on the Funds Availability Date and ending December 31, 2009, divided by the number of days in such period and multiplied by 365, (b) for the period of four consecutive fiscal quarters ending March 31, 2010, Consolidated Interest Expense for such period shall be deemed to be an amount equal to Consolidated Interest Expense for the period beginning on the Funds Availability Date and ending March 31, 2010, divided by the number of days in such period and multiplied by 365 and (c) for the period of four consecutive fiscal quarters ending June 30, 2010, Consolidated Interest Expense for such period shall be deemed to be an amount equal to Consolidated Interest Expense for the period beginning on the Funds Availability Date and ending June 30, 2010, divided by the number of days in such period and multiplied by 365.
     “Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Borrower and its consolidated Subsidiaries for such period; provided, however, that (a) the net income (or loss) from any Minority Investment (including in EquaGen) shall be excluded from the net income of the Borrower and its consolidated Subsidiaries, (b) the amount of dividends or distributions from any Minority Investment (including in EquaGen) paid to the Borrower or its consolidated Subsidiaries shall be included in the net income of the Borrower and its consolidated Subsidiaries, (c) the cumulative effect of a change in accounting principles during such period shall be excluded, (d) gains and losses from Asset Sales during such period shall be excluded and (e) the net income of any Subsidiary of such Person that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation.
     “Consolidated Total Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Total Net Debt on such date to (b) Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters most recently ended on or prior to such date.
     “Consolidated Total Net Debt” shall mean, without duplication, all liabilities, obligations and indebtedness (whether contingent or otherwise) (i) of the type specified in clauses (a), (b), (d) and (e) of the definition of “Indebtedness” (in the case of indebtedness specified in such clause (d), as reported over time in accordance with GAAP), (ii) in respect of Capital Lease Obligations permitted under Section 6.01(f), (iii) for reimbursement obligations in respect of drawn letters of credit (including, with respect to any Loan Party, Letters of Credit issued hereunder), (iv) under any Guarantee of obligations of the type described in clauses (i) through (iii) of this definition; and (v) in respect of unfunded vested benefits under plans covered by Title IV of ERISA, in each case actually owing by the Borrower and the Restricted Subsidiaries on such date and to the extent appearing on the balance sheet of the Borrower determined on a consolidated basis in accordance with GAAP (provided that the amount of any Capital Lease Obligations or any such Indebtedness issued at a discount to its face value shall be determined in accordance with GAAP); provided, however, that notwithstanding the foregoing, “Consolidated Total Net Debt” shall not include the unfunded portion of any Credit Support Facilities or any Guarantees of the obligations thereof and shall be net of (x) Unrestricted Cash and (y) cash or Cash Equivalents posted as collateral in respect of Credit Support Facilities not secured by the Collateral (but only to the extent of any Indebtedness in respect of the Credit Support Facility for which such cash or Cash Equivalents have been posted).
     “Constituent Documents” shall mean, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws or operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election or duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Capital Stock.
     “Contractual Obligation” of any Person shall mean any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.
     “Control Agreement” shall mean each Deposit Account Control Agreement, Securities Account Control Agreement or Commodities Account Control Agreement to be executed and delivered by each Loan Party and the other parties thereto as required by the applicable Loan Documents, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.
     “Core Assets” shall mean the power generating facilities owned by the Loan Parties and set forth on Schedule 1.01(a), as such schedule is updated from time to time in accordance with Section 5.07(c).
     “Core Asset Subsidiary” shall mean any Subsidiary that directly owns Core Assets. The Core Asset Subsidiaries as of the Funds Availability Date are set forth on Schedule 1.01(a).
     “Corporate Chart” shall mean a corporate organizational chart, list or other similar document, in each case in form reasonably acceptable (i) on the Funds Availability Date, to the Arrangers and (ii) thereafter, to the Administrative Agent, setting forth each Person that is a Loan Party and each Person that is a Subsidiary or Minority Investment of any of them (together with an indication of which such Persons have assets encumbered by the Lien of the Collateral Agent), including (a) the full legal name of such Person and (b) the jurisdiction of organization, the organizational number (if any) and the tax identification number (if any) of such Person.

     “Credit Event” shall have the meaning assigned to such term in Section 4.01.
     “Credit Support Facilities” shall mean any commodity credit revolver, credit commodity posting facility, novation, guaranty or other third-party credit support with respect to a Commodity Hedging Transaction; provided, that “Credit Support Facilities” shall not include funded indebtedness, the proceeds of which are used as collateral or credit support for a facility which is used to provide credit support for Commodity Hedging Transactions.
     “Currency Hedging Transactions” shall mean all contracts, agreements or arrangements designed to protect against fluctuations in currency exchange rates entered into in the ordinary course of the Permitted Business and, in any case, not for speculative purposes.
     “Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
     “Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Ratable Portion of the Revolving Credit Outstandings (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.
     “Defaulting Lender” shall mean, at any time, any Lender that, at such time, (a) fails to make available its portion of any Borrowing or to pay (other than as a result of a good faith dispute) any amount required to be paid by such Lender to any Issuer under this Agreement (beyond any applicable cure period), (b) has otherwise failed to pay (other than as a result of a good faith dispute) any other amount required to be paid by such Lender to the Administrative Agent or any other Lender under this Agreement (beyond any applicable cure period), (c) shall take any action or be the subject of any action or proceeding of a type described in clause (g) or (h) of Section 7.02 (without giving effect to any cure period referenced therein) or (d) has notified the Administrative Agent, any Issuer and/or the Borrower in writing or publicly stated any of the foregoing (including any written notification by such Lender that it does not intend to comply with its funding obligations described in preceding clause (a)) other than as a result of a good faith dispute; provided, however, that for purposes of Section 2.03(g) only, the term “Defaulting Lender” shall also include (i) any Lender with an Affiliate that (x) “controls” (within the meaning provided therefor in the definition of Affiliate) such Lender and (y) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority (unless the Administrative Agent has elected in its sole discretion not to treat such Lender as a Defaulting Lender), (ii) any Lender that previously constituted a “Defaulting Lender” under this Agreement, unless such Lender has ceased to constitute a “Defaulting Lender” for a period of at least 60 consecutive days and (iii) any Lender that the Administrative Agent or any Issuer believes in good faith has failed to fund any portion of its loans or otherwise defaulted in its obligations under any other credit facility to which such Lender is a party (other than as a result of a good faith dispute), for so long as such failure or default is continuing. The determination as to whether a Lender is a Defaulting Lender shall be made in good faith by the Administrative Agent in its sole discretion (except that in the event that the Administrative Agent or an Affiliate thereof is the Defaulting Lender, such determination shall be made by the Required Lenders).
     “Defaulted Loan” means (i) any Loan required to be funded in accordance with the terms of this Agreement with respect to which a Defaulting Lender has failed to advance its Ratable Portion or (ii) a Defaulting Lender’s portion of any payment required to be made by it in accordance with the terms of this Agreement in respect of unreimbursed payments under Section 2.03(h).
     “Deposit Account” shall have the meaning assigned to such term in the UCC.
     “Deposit Account Bank” shall mean a financial institution selected or approved by (i) on the Funds Availability Date, the Arrangers and the Collateral Agent and (ii) thereafter, the Administrative Agent and the Collateral Agent, in each case in their reasonable discretion.
     “Deposit Account Control Agreement” shall have the meaning specified in the Guarantee and Collateral Agreement.
     “Description of Senior Notes” shall mean the description of senior notes attached hereto as Exhibit T, as amended or modified from time to time; provided that no such amendment or modification shall be materially adverse to the Lenders unless the Arrangers and the Required Lenders have consented to such amendment or waiver.
     “Diminution Percentage” shall mean, with respect to any Recovery Event, (i) the Initial Appraised Value less the applicable Post-Recovery Event Appraised Value divided by (ii) the Initial Appraised Value.
     “Disqualified Stock” shall mean any Capital Stock (or Capital Stock Equivalents convertible into Capital Stock) that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable (other than for common stock), pursuant to a sinking fund obligation or otherwise, or redeemable (other than for common stock) at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Revolving Credit Maturity Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower or any Restricted Subsidiary to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower or any Restricted Subsidiary may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.06. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
     “Dividends” shall have the meaning provided in Section 6.06.
     “dollars” or “$” shall mean lawful money of the United States of America, except when expressly used in reference to the lawful money of another country.
     “Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.
     “Easement” shall have the meaning assigned to such term in Section 3.07(a).
     “Entergy” shall have the meaning assigned to such term in the preamble.

     “Environmental CapEx Debt” shall mean Indebtedness of the Borrower or its Restricted Subsidiaries incurred for the purpose of financing Environmental Capital Expenditures.
     “Environmental Capital Expenditures” shall mean capital expenditures to the extent deemed reasonably necessary, as determined by the Borrower or its Restricted Subsidiaries (as applicable) in good faith and pursuant to prudent judgment, to comply with applicable Environmental Laws.
     “Environmental Laws” shall mean all former, current and future Federal, state and local laws (including common law), treaties, regulations, rules, ordinances and codes, and legally binding decrees, judgments, directives and orders (including consent orders), in each case, relating to protection of the environment, natural resources, occupational health and safety, human health or safety or the presence, Release of, or exposure to, Hazardous Materials or the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.
     “Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) non-compliance with any Environmental Law, (b) the generation, manufacture, processing, distribution, recycling, use, handling, transportation, storage, treatment or disposal of, or the arrangement of such activities with respect to, any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials at or from any location or (e) any contract or agreement pursuant to which liability is assumed, imposed or covered by an indemnity with respect to any of the foregoing; provided, however, that “Environmental Liability” shall not include any matter for which remediation will be funded through any decommissioning fund as required by Nuclear Law.
     “EquaGen” shall mean EquaGen LLC, a Delaware limited liability company.
     “Equity Interests” shall mean all Capital Stock and Capital Stock Equivalents.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Tax Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Tax Code, is treated as a single employer under Section 414 of the Tax Code.
     “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Benefit Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Benefit Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Tax Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Tax Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Benefit Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Benefit Plan or the withdrawal or partial withdrawal of the Borrower or any ERISA Affiliate from any Benefit Plan or Multiemployer Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Benefit Plan or to appoint a trustee to administer any Benefit Plan; (f) the adoption of any amendment to a Benefit Plan that would require the provision of security pursuant to Section 401(a)(29) of the Tax Code or Section 307 of ERISA; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate; provided, however that this definition of “Eurodollar” shall not include Base Rate Loans bearing interest at a rate specified in the proviso to the definition of “Base Rate”.
     “Eurodollar Unavailability Period” means any period of time during which a notice delivered to the Borrower in accordance with Section 2.08 shall remain in force and effect.
     “Event of Default” shall mean (i) from and after the Signing Date until the Funds Availability Date, the events set forth in Section 7.01 and (ii) from and after the Funds Availability Date, the events set forth in Section 7.02.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Excluded Assets” shall mean
     (i) any lease, license, contract or agreement to which any Loan Party is a party or any of such Loan Party’s rights or interests thereunder if and only for so long as Applicable Law prohibits the creation of a security interest therein or the grant of a security interest therein under the Security Documents shall constitute or result in (A) a breach, termination or default or invalidity under any such lease, license, contract, property right or agreement or (B) the loss, abandonment, termination or unenforceability of any right, title or interest in or to such property, in each case, other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other Applicable Law or principles of equity; provided that such lease, license, contract, property right or agreement shall be an Excluded Asset only to the extent and for so long as the consequences specified above shall exist and shall cease to be an Excluded Asset and shall become subject to the security interest granted under the Security Documents, immediately and automatically, at such time as such consequences shall no longer exist;
     (ii) any goods, deposit accounts, general intangibles or investment property (as each such term is used in the UCC) in which a security interest therein is prohibited by Applicable Law, other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other Applicable Law or principles of equity; provided that such goods, deposit accounts, general intangibles or investment property shall be an Excluded Asset only to the extent and for so long as the consequences specified above shall exist and shall cease to be an Excluded Asset and shall become subject to the security interest granted under the Security Documents, immediately and automatically, at such time as such consequences shall no longer exist;
     (iii) (A) each fee-owned real property held by any Loan Party with a Fair Market Value of less than $2,500,000, (B) leasehold interests that do not constitute Material Leases, (C) fee-owned real property and leasehold interests (but not personal property or fixtures) owned or leased by any Loan Party that is located in the State of New York, (D) any fee-owned real property or leasehold interest (but not personal property or fixtures) acquired by any Loan Party and located in the State of New York; and (E) the Charlevoix County, Michigan parcel of real property and the improvements located thereon constituting the facility known as the Big Rock Independent Spent Fuel Storage Installation;
     (iv) any applications for trademarks or service marks filed in the United States Patent and Trademark Office (the “PTO”) pursuant to 15 U.S.C. §1051 Section 1(b) unless and until evidence of use of the mark in interstate commerce is submitted to the PTO pursuant to 15 U.S.C. §1051 Section 1(c) or Section 1(d);
     (v) shares of Capital Stock held by a Loan Party having voting power in excess of 65% of the voting power of all classes of Capital Stock of a Foreign Subsidiary;
     (vi) motor vehicles and other assets subject to certificates of title;
     (vii) letter of credit rights (as defined in the UCC) that do not constitute Supporting Obligations;
     (viii) Liens on cash and Cash Equivalents pledged pursuant to Sections 6.02(n) and 6.02(z); and
     (ix) any cash collateral accounts maintained pursuant to the Secured Obligations in connection with letters of credit issued thereunder for the sole benefit of any of the applicable Senior Secured Parties (which cash collateral accounts shall solely be for the benefit of such applicable Senior Secured Parties and the issuing bank that issued such letters of credit and not the other Senior Secured Parties).
     “Excluded Perfection Assets” shall mean (i) any Deposit Account, Securities Account or Commodities Account (and all cash, Cash Equivalents and Commodity Contracts held therein) if and only for so long as such Deposit Account, Securities Account or Commodities Account holds cash or Cash Equivalents in an amount not exceeding $2,000,000 individually or $15,000,000 in the aggregate for all such Deposit Accounts, Securities Accounts and Commodities Accounts; (ii) any Deposit Account that is a “zero-balance” account (as long as (x) the balance in such “zero balance” account does not exceed at any time the applicable threshold described in clause (i) above for a period of 24 consecutive hours or more and (y) all amounts in such “zero-balance” account shall be swept on a daily basis into another Deposit Account that does not constitute an Excluded Perfection Asset); and (iii) those assets for which the Collateral Agent has determined in its reasonable discretion that the costs of perfecting a security interest in such assets are excessive in relation to the value to be afforded to the Senior Secured Parties thereby.
     “Excluded Subsidiary” shall mean (i) any Unrestricted Subsidiary, (ii) any Immaterial Subsidiary and (iii) any Foreign Subsidiary.

     “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income, profits, franchise, branch or similar Taxes imposed on (or measured in whole or in part by) any Person’s net income, net profits or capital by the United States of America (or any political subdivision thereof), or by the jurisdiction under the laws of which such Person is organized, in which its principal or applicable lending office is located or in which it is otherwise doing business (other than a jurisdiction in which such Person would not have been treated as doing business but for and solely as a result of its execution or delivery of any Loan Document or its exercise of its rights or performance of its obligations thereunder); (b) withholding Taxes, imposed (i) on the date that such Person became a party to this Agreement, or (ii) with respect to an assignment, acquisition, designation of a new applicable lending office or the appointment of a successor Issuer, Lender, or Administrative Agent, on the effective date of such assignment, acquisition, designation or appointment, except (x) to the extent that such Person’s predecessor was entitled to such amounts (or in the case of a designation of a new applicable lending office, to the extent such Person was entitled to such amounts with respect to its prior applicable lending office), or (y) if the assignment, acquisition, designation of a new applicable lending office or the appointment of a successor Issuer, Lender, or Administrative Agent, occurs as a result of Borrower’s request pursuant to Section 2.20(a) (for the avoidance of doubt, any withholding Tax imposed as a result of a Change in Law after the date such Person becomes a party to this Agreement will not be an Excluded Tax); (c) Taxes imposed by reason of the failure of the Agent, Lender, Issuer, or any of their respective affiliates to provide the forms required by Sections 2.19(e) and 2.19(f); and (d) Taxes imposed as a result of the Administrative Agent’s, Lender’s, Issuer’s or their respective affiliates’ gross negligence or willful misconduct.
     “Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress of either party, determined in good faith by (i) the Board of Directors of the applicable Loan Party (or any committee thereof expressly authorized by the Board of Directors) with respect to assets and Investments having a Fair Market Value of $100,000,000 or more and (ii) a Financial Officer of the applicable Loan Party with respect to assets and Investments having a Fair Market Value less than $100,000,000.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
     “Fee Letter” shall mean the letter, dated as of the Signing Date, addressed to the Borrower from the Administrative Agent with respect to certain fees to be paid from time to time to the Administrative Agent.
     “FERC” shall mean the Federal Energy Regulatory Commission or its successor.
     “FERC 205 Contracts” shall mean power purchase and sale agreements between the Borrower and the Subsidiary Guarantors under which the parties enter into Commodity Hedging Transactions with each other, as approved by FERC under Section 205 of the FPA, as amended.

     “Financial Covenants” shall mean the negative covenants set forth in Sections 6.12 and 6.13.
     “Financial Institution” shall mean a bank, an investment bank or an Affiliate of a bank or an investment bank.
     “Financial Officer” of any Person shall mean any of the chief executive officer, chief financial officer, or treasurer (or if no individual shall have such designation, the individual charged by the Board of Directors of such Person with such powers and duties as are customarily bestowed upon the individual with such designation) or the audit or finance committee of the Board of Directors of such Person.
     “Financial Statement Delivery Failure Date” shall have the meaning specified in the definition of “Applicable Margin”.
     “Fitch” shall mean Fitch Ratings, Ltd. or any successor entity.
     “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the laws of the United States of America or any state or district thereof.
     “Foreign Pledge Agreement” means a pledge or charge agreement with respect to the Collateral that constitutes Equity Interests of a Foreign Subsidiary, in form and substance reasonably satisfactory to the Collateral Agent.
     “Foreign Subsidiary” shall mean (a) any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia, (b) any Subsidiary if (i) for United States federal income tax purposes, substantially all of the assets of such Subsidiary consist of stock of “controlled foreign corporations,” as defined in Section 957(a) of the Tax Code (“CFC”) and (ii) such Subsidiary does not have any material assets or Indebtedness other than the stock of its Subsidiaries and any intercompany Indebtedness owed to or from the Borrower or another Subsidiary and does not engage in any operations other than the ownership of such assets and activities incidental thereto, and (c) any Subsidiary of a CFC.
     “FPA” shall mean the Federal Power Act and the rules and regulations promulgated thereunder, as amended from time to time.
     “Funds Availability Date” shall mean the date on which all conditions precedent set forth in Section 4.03 shall have been satisfied (or waived in accordance with Section 9.08).
     “Funds Availability Date Appraisal” shall mean an appraisal performed on a cash flow basis (and, to the extent expressed in a range, using the midpoint of such range), all costs of which shall be borne by the Borrower, of all of the Core Assets conducted by Stone & Webster Management Consultants, Inc., or at the Borrower’s request, another appraiser selected by the Borrower with the consent of the Arrangers, which consent shall not be unreasonably withheld.
     “Funds Availability Indebtedness” shall mean any unsecured Indebtedness of the Borrower that may be issued, together with the Senior Notes, on terms and conditions reasonably acceptable to the Arrangers and the Required Lenders to satisfy the condition precedent set forth in Section 4.03(i); provided that (a) such Funds Availability Indebtedness shall be on terms no less favorable to the Lenders than the Senior Notes and is otherwise on terms no more restrictive than the Senior Notes and (b) such Funds Availability Indebtedness has its Stated Maturity at least 91 days later than the Revolving Credit Maturity Date.
     “Funds Availability Indebtedness Documents” shall mean the indenture or indentures (including any supplements thereto) or other agreements under which any Funds Availability Indebtedness is issued or incurred and all other instruments, agreements and other documents evidencing or governing any Funds Availability Indebtedness and any related Funds Availability Indebtedness Guarantees, in each case as the same may be amended or supplemented from time to time in accordance with the terms hereof and thereof.
     “Funds Availability Indebtedness Guarantees” shall mean the documents evidencing the unsecured Guarantees by the Subsidiary Guarantors of the Borrower’s obligations under any Funds Availability Indebtedness and the related Funds Availability Indebtedness Documents, which Guarantees shall be subordinated to the Secured Obligations hereunder on terms no less favorable to the Lenders than the Senior Notes Guarantees and otherwise on terms no more restrictive than the Senior Notes Guarantees.
     “GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Funds Availability Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
     “General Intangibles” shall have the meaning assigned to such term in the UCC.
     “Governmental Authority” shall mean the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government or any governmental or non-governmental authority regulating the generation and/or transmission of energy.
     “Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).
     “Guarantee” shall mean a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise); provided that standard contractual indemnities which do not relate to Indebtedness shall not be considered a Guarantee.
     “Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, substantially in the form of Exhibit O, executed and delivered by, inter alia, the Collateral Agent, the Administrative Agent, the Borrower and each Subsidiary Guarantor on the Funds Availability Date.
     “Guarantee Joinder and Assumption Agreement” shall have the meaning given such term in the Guarantee and Collateral Agreement.
     “Hazardous Materials” shall mean (a) any petroleum products or byproducts, coal ash, coal combustion by-products or waste, boiler slag, scrubber residue, flue desulfurization material, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law; provided, however, that “Hazardous Materials” shall not include any Nuclear Materials or the radioactive constituents of mixed waste.
     “Hedge Outstanding Amount” shall have the meaning assigned to such term in the Intercreditor Agreement.
     “Hedging Obligations” shall mean, with respect to any specified Person, the Interest Rate/Currency Hedging Obligations and the Commodity Hedging Obligations of such Person.
     “Hedging Transactions” shall mean all Interest Rate Hedging Transactions, Currency Hedging Transactions, Commodity Hedging Transactions and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.
     “Immaterial Subsidiary” shall mean on any date, any Subsidiary of the Borrower (other than any Core Asset Subsidiary or EquaGen (if EquaGen becomes a Subsidiary)) that (i) had less than 2.5% of consolidated assets or 2.5% of consolidated revenues of the Borrower and its Restricted Subsidiaries as reflected on the most recent financial statements delivered in accordance with Section 5.05 prior to such date and (ii) has been designated as such by the Borrower in a written notice delivered to the Administrative Agent and the Collateral Agent (other than any Subsidiary as to which the Borrower has revoked such designation by written notice to the Administrative Agent and the Collateral Agent); provided, however, that at no time shall all Immaterial Subsidiaries so designated by the Borrower have in the aggregate consolidated assets or annual consolidated revenues (as reflected on the most recent financial statements delivered in accordance with Section 5.05 prior to such time) in excess of 7.5% of consolidated assets or annual consolidated revenues, respectively, of the Borrower and its Restricted Subsidiaries.
     “Increased Commitment Date” shall have the meaning provided in Section 2.21(a).
     “Indebtedness” of any Person shall mean, without duplication and whether or not contingent, (a) all indebtedness of such Person for borrowed money (including indebtedness with respect to any Credit Support Facilities), (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement and all obligations with respect to letters of credit, bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of the Permitted Business, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person and all Attributable Debt in respect of sale and leaseback transactions, (g) all Guarantee obligations of such Person, (h) unfunded vested benefits under plans covered by Title IV of ERISA, (i) Hedging Obligations if and to the extent they would appear as a liability on a balance sheet prepared in accordance with GAAP, (j) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including Accounts and General Intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (k) unfunded amounts in respect of Indebtedness incurred by the Borrower and its Restricted Subsidiaries in good faith to invest in nuclear decommissioning trusts or to comply with decommissioning agreements, and (l) contingent adjustments or earn-outs when they are required to be recognized as a liability on the balance sheet in accordance with GAAP.
     “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
     “Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).
     “Ineligible Assignee” means (i) a natural Person, (ii) the Borrower, any Affiliate of the Borrower or any other Person taking direction from, or working in concert with, the Borrower or any of the Borrower’s Affiliates, (iii) Entergy (whether or not an Affiliate of the Borrower) and (iv) a Person that has taken any action or is the subject of any bankruptcy or insolvency proceeding under any Bankruptcy Law.
     “Information” shall have the meaning assigned to such term in Section 9.16.
     “Initial Appraised Value” shall mean the appraised value determined on a cash flow basis (and, to the extent expressed in a range, using the midpoint of such range) of all of the Core Assets as set forth in the Funds Availability Date Appraisal.
     “Intellectual Property Collateral” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
     “Intellectual Property Security Agreements” shall mean all Intellectual Property Security Agreements executed and delivered by the Loan Parties, each substantially in the applicable form required by the Guarantee and Collateral Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.
     “Intercompany Debt Subordination Agreement” shall mean an Intercompany Debt Subordination Agreement substantially in the form of Exhibit B pursuant to which intercompany obligations and advances owed by any Loan Party to a Person that is not a Loan Party are required to be subordinated to the Secured Obligations pursuant to Section 6.01(h).

     “Intercreditor Agreement” shall mean that certain Collateral Agency and Intercreditor Agreement dated as of the Signing Date, executed and delivered by, inter alia, the Collateral Agent, the Administrative Agent, and the Borrower.
     “Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and the Revolving Credit Termination Date and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part; provided, however, that (i) in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, Interest Payment Date shall mean each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and (ii) with respect to ABR Loans, for interest accrued for the period between the Funds Availability Date and the end of the first fiscal quarter thereafter, the Interest Payment Date for such interest shall be the last Business Day of the next following fiscal quarter.
     “Interest Period” shall mean with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending seven days thereafter or on the numerically corresponding day in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months thereafter if, at the time of the relevant Borrowing, an interest period of such duration is available to all Lenders participating therein), in each case as the Borrower may elect; provided, however, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period (other than an Interest Period of seven days) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) the Borrower may not select an Interest Period that ends after the Revolving Credit Maturity Date. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Interest Rate Hedging Transactions” shall mean all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance and other agreements or arrangements designed to manage interest rates or interest rate risk.
     “Interest Rate/Currency Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under Interest Rate Hedging Transactions and Currency Hedging Transactions.
     “Investment Company Act” shall have the meaning assigned to such term in Section 3.12.
     “Investments” shall mean, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Borrower or any Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Borrower’s Investments in such Subsidiary that were not sold or disposed of. The acquisition by the Borrower, or by any Restricted Subsidiary, of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Borrower or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
     “Issue” shall mean, with respect to any Letter of Credit, to issue, amend, extend the expiry of, renew or increase the maximum face amount (including by deleting or reducing any scheduled decrease in such maximum face amount) of, such Letter of Credit. The terms “Issued”, “Issuance” and “Issuing” shall have a corresponding meaning.
     “Issuer” shall mean each Lender or Affiliate of a Lender that (a) is listed on the signature pages hereof as an “Issuer” and that has entered into the Letter of Credit Fee Letter or (b) hereafter becomes an Issuer with the approval of the Administrative Agent and the Borrower by agreeing, pursuant to an agreement with and in form and substance satisfactory to the Administrative Agent and the Borrower, to be bound by the terms hereof applicable to Issuers and by becoming party to the Letter of Credit Fee Letter, in each case so long as such Issuer shall not have tendered notice of its resignation in accordance with Section 2.03(l) or Section 8.08.
     “Joinder Agreement” shall mean an agreement substantially in the form of Exhibit I.
     “Key Contracts” shall mean those contracts set forth on Schedule 1.01(b) that evidence Contractual Obligations of EquaGen or its subsidiaries owing to any Core Asset Subsidiary for the maintenance and operation of nuclear power facilities owned by such Core Asset Subsidiary, as such schedule shall be updated from time to time in accordance with Section 5.05(c).
     “L/C Cash Collateral Account” shall mean any interest-bearing Deposit Account or Securities Account that is (a) established by the Administrative Agent from time to time in its sole discretion to receive cash and Cash Equivalents (or purchase cash or Cash Equivalents with funds received) from the Loan Parties or Persons acting on their behalf pursuant to the Loan Documents, (b) with such depositaries and securities intermediaries as the Administrative Agent may determine in its sole discretion, (c) in the name of the Administrative Agent for the benefit of the Senior Secured Parties (although such account may also have words referring to the Borrower and the account’s purpose), (d) under the control of the Administrative Agent and (e) in the case of a Securities Account, with respect to which the Administrative Agent shall be the entitlement holder and the only Person authorized to give entitlement orders with respect thereto. For the avoidance of doubt, any such L/C Cash Collateral Account will be a “Designated Asset” for purposes of and as defined in the Intercreditor Agreement.
     “Lenders” shall mean each financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment and Acceptance (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance). Unless the context otherwise requires, the term “Lenders” shall include the Issuers.
     “Letter of Credit” shall mean any letter of credit Issued pursuant to Section 2.03.

     “Letter of Credit Fee Letter” shall mean a fee letter among the Borrower and all the Issuers setting forth the fronting fees payable to all Issuers in respect of Letters of Credit pursuant to Section 2.05(b)(i).
     “Letter of Credit Issuer Agreements” shall mean an agreement setting forth the Letter of Credit Sublimit for such Issuer (as determined by such Issuer in its sole discretion) and any other applications, agreements or other documentation, in form and substance reasonably acceptable to the relevant Issuer of a Letter of Credit, which an Issuer generally employs in the ordinary course of its business for the Issuance of a Letter of Credit.
     “Letter of Credit Obligations” shall mean, at any time, the dollar amount of the aggregate Reimbursement Obligations at such time together with the aggregate Letter of Credit Undrawn Amounts for each Issuer at such time.
     “Letter of Credit Request” shall have the meaning specified in Section 2.03(c).
     “Letter of Credit Sublimit” shall mean, with respect to any Issuer, the maximum aggregate principal amount of Letter of Credit Obligations of such Issuer.
     “Letter of Credit Undrawn Amounts” shall mean, with respect to any Issuer at any time, the aggregate undrawn face amount of all Letters of Credit Issued by such Issuer and outstanding at such time.
     “LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.
     “Lien” shall mean, with respect to any asset (a) any mortgage, deed of trust, deed to secure debt, lien (statutory or otherwise), pledge, hypothecation, encumbrance, restriction, collateral assignment, charge or security interest in, on or of such asset; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; and (c) in the case of Equity Interests, any purchase option, call or similar right of a third party with respect to such Equity Interests. For the avoidance of doubt, “Lien” shall not be deemed to include licenses of Intellectual Property (as defined in the Guarantee and Collateral Agreement).
     “Loan Documents” shall mean this Agreement, any Notes delivered hereunder, the Security Documents, the Fee Letter, the Letter of Credit Fee Letter, any Intercompany Debt

Subordination Agreement and each certificate, agreement or document executed by a Loan Party and delivered to the Arrangers, the Administrative Agent, the Collateral Agent or any Lender in connection with or pursuant to any of the foregoing.
     “Loan Party” shall mean the Borrower and each Subsidiary Guarantor.
     “Loans” shall mean the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01.
     “Margin Stock” shall have the meaning assigned to such term in Regulation U.
     “Material Adverse Effect” shall mean any material adverse change in or material adverse effect on (i) the business, financial condition, results of operations, performance, assets or liabilities, or prospects of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the ability of the Borrower and the Subsidiary Guarantors, taken as a whole, to perform their payment obligations under this Agreement or the other Loan Documents or (iii) the rights and remedies of the Arrangers, the Administrative Agent, the Collateral Agent or the Lenders hereunder or thereunder.
     “Material Contract” shall mean those contracts to which the Borrower or any Restricted Subsidiary is party, the breach or termination (other than at the expiration of its term) of which could reasonably be expected to have a Material Adverse Effect, in each case listed on Schedule 1.01(d), as such schedule shall be updated from time to time in accordance with section 5.05(c).
     “Material Indebtedness” shall mean (i) Indebtedness for money borrowed (other than the Loans, Letters of Credit and Hedging Obligations) of any one or more of the Borrower or any of the Restricted Subsidiaries in an aggregate principal amount at any given time equal to or exceeding $50,000,000, or (ii) Hedging Obligations with Hedge Outstanding Amounts (including, for purposes of this definition, the method of calculation of “Hedge Outstanding Amount” specified in the proviso to such definition) in the aggregate at any given time equal to or exceeding $50,000,000.
     “Material Lease” shall mean a lease with respect to real property with annual payments in excess of $1,500,000.
     “Maximum Rate” shall have the meaning assigned to such term in Section 9.09.
     “Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns Capital Stock.
     “Modification” shall have the meaning assigned to such term in Section 9.17(a).
     “Modification Endorsement” shall have the meaning assigned to such term in Section 9.17(c).
     “Moody’s” shall mean Moody’s Investors Service, Inc. or any successor entity.
     “Mortgaged Properties” shall mean on the Funds Availability Date, each parcel of real property and the improvements located thereon and appurtenants thereto owned or leased by a Loan Party and specified on Schedule 3.07 (and shall include each other parcel of real property and improvements located thereon with respect to which a Mortgage is granted pursuant to Section 5.10 or 5.11).
     “Mortgages” shall mean the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications, amendments and restatements of the foregoing and other security documents granting a Lien on any Mortgaged Property to secure the Secured Obligations, each substantially in the form of Exhibit P (subject to changes in form and additions or omissions of provisions as appropriate for the applicable jurisdiction in which such real property is located) with such changes as are reasonably satisfactory to the Borrower (which shall be evidenced by the signature thereof by the applicable Loan Party) and the Collateral Agent, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
     “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Necessary CapEx Debt” shall mean Indebtedness of the Borrower or its Restricted Subsidiaries incurred for the purpose of financing Necessary Capital Expenditures.
     “Necessary Capital Expenditures” shall mean capital expenditures (other than Environmental Capital Expenditures) that are (i) required by Applicable Law, (ii) undertaken for health and safety reasons, or (iii) undertaken to increase the reliability of or to re-power any power generation facility.
     “Net Cash Proceeds” shall mean the proceeds received by the Borrower or any of its Restricted Subsidiaries after the Funds Availability Date in cash or Cash Equivalents from any Recovery Event, net of (i) all fees and expenses related to such Recovery Event (including fees and expenses paid or reasonably estimated by the Borrower to be payable) and taxes paid or payable by the Borrower and the Restricted Subsidiaries in connection therewith and the Borrower’s good faith estimate of any other taxes to be paid or payable in connection with such Recovery Event and (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than Indebtedness secured by Collateral) which is secured by the Core Asset transferred, taken or sold in such Recovery Event and which is required to be repaid with such proceeds.
     “New Commitments” shall have the meaning assigned to such term in Section 2.21(a).
     “New Lender” shall have the meaning assigned to such term in Section 2.21(b).
     “Non-Consenting Lender” shall have the meaning assigned to such term in Section 9.08(c).
     “Non-Public Information” shall mean information that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.
     “Note” shall mean a promissory note of the Borrower payable to the order of any Lender requesting a promissory note in a principal amount equal to the amount of such Lender’s Commitments evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans owing to such Lender.

     “Notice of Continuation or Conversion” shall have the meaning assigned to such term in Section 2.10.
     “Nuclear Laws” shall mean the Atomic Energy Act of 1954 (as amended), the Energy Reorganization Act of 1974 (as amended), and the Nuclear Waste Policy Act of 1982 (as amended), and any related rules, regulations or administrative decisions of the U.S. Nuclear Regulatory Commission or any State that has entered into an agreement with the U.S. Nuclear Regulatory Commission under Section 274 of the Atomic Energy Act of 1954 (as amended) (“Agreement State”).
     “Nuclear Materials” shall mean source, by product, or special nuclear material and radioactive waste material, or other similar material, regulated under the Nuclear Laws, including the radioactive constituents of mixed waste.
     “Nuclear Stations” shall have the meaning assigned to such term in Section 3.25.
     “NY Real Property Subsidiary” shall mean any Restricted Subsidiary that at any time owns, or holds a leasehold estate in (i) the generation and related real property and personal property assets with respect to the Indian Point 2 and Indian Point 3 nuclear power facilities located in Westchester County, New York, (ii) the generation and related real property and personal property assets with respect to the FitzPatrick nuclear power facility located in Oswego County, New York and (iii) any other real property located in the State of New York with a Fair Market Value in excess of $20,000,000. The NY Real Property Subsidiaries as of the Funds Availability Date are set forth on Schedule 3.08.
     “NYPA” shall mean the New York Power Authority (f/k/a the Power Authority of the State of New York).
     “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including interest, fines, penalties and additions to tax) arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
     “Outside Date” shall mean October 1, 2009.
     “Patriot Act” shall mean the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.).
     “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Perfection Certificate” shall mean the Perfection Certificate dated as of the Funds Availability Date, executed and delivered by the Borrower on behalf of itself and each Subsidiary Guarantor, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “Permit” shall mean any permit, approval, authorization, license, variance or permission required from a Governmental Authority under any Applicable Law.
     “Permitted Acquisition” shall mean a Proposed Acquisition; provided that (a) such acquisition and all transactions related thereto shall be consummated in accordance with all

Applicable Laws; (b) if such Proposed Acquisition is effected pursuant to an acquisition of Capital Stock, the issuer of such Capital Stock shall become a Restricted Subsidiary and, to the extent required by Section 5.10, a Subsidiary Guarantor; (c) such Proposed Acquisition shall result in the Collateral Agent, for the benefit of the Senior Secured Parties, being granted a security interest in any Capital Stock and/or any assets so acquired to the extent required by Sections 5.10 and/or 5.11; (d) after giving effect to such Proposed Acquisition, no Default or Event of Default shall have occurred and be continuing and the representations and warranties made by the Loan Parties in any Loan Document shall be true and correct in all material respects (except to the extent such representations are qualified as to materiality, in which case they shall be true and correct in all respects) as of the date of such acquisition (except to the extent that such representations and warranties relate to an earlier date, in which case they shall be true and correct as of such earlier date); and (e) the Borrower shall be in compliance, on a pro forma basis after giving effect to such Proposed Acquisition (including any Indebtedness assumed or permitted to exist or incurred pursuant to Sections 6.01(o) and 6.01(p), respectively), with the Financial Covenants, as such covenants are recomputed as of the last day of the most recently ended fiscal quarter for which financial statements are required to be delivered pursuant to Sections 5.05(a) or 5.05(b) as if such Proposed Acquisition had occurred on the first day of the applicable Test Period.
     “Permitted Business” shall mean (i) the generation, production, transmission, transportation, storage, processing and distribution of energy and fuels for the production of energy, (ii) the marketing and sales and other transactions (excluding trading) of energy and energy-related products in the wholesale and retail markets and financial and derivative energy and energy-related products and instruments, in each case except as prohibited by Section 6.15, (iii) development of new energy sources, facilities and related technologies and (iv) activities reasonably related, ancillary, incidental or complementary to the foregoing activities.
     “Permitted Disposition” shall mean the transactions described on Schedule 1.01(c) hereto.
     “Permitted Liens” shall mean Liens permitted by Section 6.02.
     “Permitted Refinancing Indebtedness” shall mean any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge, other Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest on such Indebtedness and the amount of all expenses and premiums incurred in connection therewith); (b) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Secured Obligations hereunder, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Secured Obligations hereunder on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (d) such Indebtedness is incurred either by the Borrower or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (and may be guaranteed by any Subsidiary

Guarantor to the extent permitted by Section 6.01(k)); and (e)(i) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Revolving Credit Maturity Date, the Permitted Refinancing Indebtedness has its Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (ii) if the Stated Maturity of the Indebtedness being refinanced is later than the Revolving Credit Maturity Date, the Permitted Refinancing Indebtedness has its Stated Maturity at least 91 days later than the Revolving Credit Maturity Date.
     “Permitted Reinvestment”, with respect to any Recovery Event, shall mean (i) the acquisition by any Loan Party of replacement assets useful in the Permitted Business and that shall (after giving effect to any time periods provided for that type of asset in Section 5.10) constitute Collateral, (ii) reinvesting in the Permitted Business in assets and that shall (after giving effect to any time periods provided for that type of asset in Section 5.10) constitute Collateral, and/or (iii) the repair of the assets that were damaged or destroyed as a result of the applicable Recovery Event; provided, however, that any such replacement or reinvestment assets may take the form of real property located in the State of New York (which would otherwise be an Excluded Asset) if such replacement or reinvestment asset is directly owned by a Subsidiary Guarantor.
     “Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
     “Pledged Securities” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
     “Post-Recovery Event Appraised Value” shall mean the appraised value determined on a cash flow basis (and, to the extent expressed in a range, using the midpoint of such range) of all of the Core Assets as set forth in the Recovery Event Appraisal.
     “Proposed Acquisition” shall mean an acquisition (whether pursuant to an acquisition of Capital Stock, assets or otherwise) by the Borrower or any of its Restricted Subsidiaries from any Person of all or substantially all of the assets of a Person or a line of business of a Person.
     “PUHCA” shall mean the Public Utility Holding Company Act of 2005 and the rules and regulations promulgated thereunder, effective February 8, 2006.
     “PURPA” shall mean the Public Utility Regulatory Policies Act of 1978 and the rules and regulations promulgated thereunder, as amended from time to time.
     “QF” shall mean a “qualifying facility” under PURPA.
     “Qualified Counterparty” shall have the meaning assigned to such term in the Intercreditor Agreement.
     “Ratable Portion” or (other than in the expression “equally and ratably”) “ratably” shall mean, with respect to any Lender, the percentage obtained by dividing (i) the Commitments of such Lender by (ii) the aggregate Commitments of all Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to such Lender by the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to all Lenders).
     “Rate” shall have the meaning set forth in the definition of Type.
     “Recovery Event” shall mean an event or series of related events resulting in (a) the loss of or damage to the Core Assets for which the greater of (i) the value of the impaired portion of the asset or (ii) the value of the claim, in each case as determined by the insurance appraiser, exceeds $500,000,000 or (b) a taking under power of eminent domain or by condemnation or similar proceeding of or relating to the Core Assets for which the compensation payments exceed $500,000,000.
     “Recovery Event Appraisal” shall mean an appraisal performed on a cash flow basis (and, to the extent expressed in a range, using the midpoint of such range), all costs of which shall be borne by the Borrower, of all of the Core Assets conducted by Stone & Webster Management Consultants, Inc., or at the Borrower’s request, another appraiser selected by the Borrower with the consent of the Administrative Agent, which consent shall not be unreasonably withheld.
     “Reference Date” shall have the meaning set forth in the definition of Available Amount.
     “Register” shall have the meaning assigned to such term in Section 9.04(d).
     “Registration Statement” shall mean the Registration Statement on Form 10, Amendment No. 3, under the Exchange Act, of the Borrower filed with the SEC on November 21, 2008, including the exhibits filed therewith, and the information statement contained therein, including any amendment or modification of the terms thereof (except to the extent that such amendment or modification is materially adverse to the Lenders, in which case the Arrangers and the Required Lenders shall have given their prior written consent to such amendment or modification).
     “Regulation FD” shall mean Regulation FD as promulgated by the SEC under the Securities Act and Exchange Act as in effect from time to time.
     “Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof
     “Reimbursement Date” shall have the meaning specified in Section 2.03(h).
     “Reimbursement Obligations” shall mean, as and when matured, the obligation of the Borrower to pay all reimbursement or repayment obligations of the Borrower to any Issuer with respect to amounts drawn under Letters of Credit.
     “Reinvestment Cash Collateral Account” shall mean any interest-bearing Deposit Account or Securities Account that is established by the Collateral Agent from time to time in accordance with Section 2.12(c) to receive insurance proceeds from the Loan Parties or Persons acting on their behalf pursuant to the Loan Documents (a) with such depositaries and securities intermediaries as the Collateral Agent may determine in its sole discretion, (b) in the name of the Collateral Agent for the benefit of the Senior Secured Parties (although such account may also have words referring to the Borrower and the account’s purpose), (c) under the control of the Collateral Agent and (d) in the case of a Securities Account, with respect to which the Collateral Agent shall be the entitlement holder and the only Person authorized to give Entitlement Orders (as defined in the UCC) with respect thereto.
     “Reinvestment Commitment Reduction Date” shall mean the earlier of (i) unless the Reinvestment Decision Date shall have first occurred, the 366th day following a Reinvestment Event and (ii) the date that is 5 Business Days after the date on which the Borrower shall have notified the Administrative Agent of the Borrower’s determination (a) not to acquire replacement assets useful in the Permitted Business that shall constitute Collateral, (b) not to reinvest in the Permitted Business that shall constitute Collateral and (c) not to effect repairs to the assets damaged or destroyed, in each case with all or any portion of the relevant Reinvestment Deferred Amount.
     “Reinvestment Decision Date” shall mean the date upon which the Borrower notifies the Agents that it has formally begun seeking regulatory approval or begun contracting to (a) acquire replacement assets useful in the Permitted Business that shall constitute Collateral, (b) reinvest in the Permitted Business that shall constitute Collateral or (c) effect repairs to the assets damaged or destroyed, in each case with the Net Cash Proceeds.
     “Reinvestment Deferred Amount” shall mean, with respect to any Net Cash Proceeds of any Reinvestment Event, the portion of such Net Cash Proceeds subject to a Reinvestment Notice.
     “Reinvestment Event” shall mean any Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice; provided that such Reinvestment Notice is delivered to the Administrative Agent and the Collateral Agent no later than 5 Business Days following the completion and delivery to the Borrower of the Recovery Event Appraisal.
     “Reinvestment Notice” shall mean a written notice to the Administrative Agent and Collateral Agent executed by a Responsible Officer of the Borrower relating to a Recovery Event stating that the Borrower (directly or indirectly through one of its Subsidiaries) intends and expects to utilize the Allocated Net Cash Proceeds from such Recovery Event for Permitted Reinvestments.
     “Related Agreements” shall have the meaning assigned to such term in the Intercreditor Agreement.
     “Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by such Lender, an Affiliate of such Lender, the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, sub-agents and advisors of such Person and such Person’s Affiliates.

     “Release” shall mean any release, spill, emission, leaking, pumping, injection, pouring, emptying, deposit, disposal, discharge, dispersal, dumping, escaping, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture. The term “Released” shall have a corresponding meaning.
     “Reorganization” shall have the meaning assigned to such term in the preamble hereof.
     “Required Lenders” shall mean, collectively, (a) from and after the Signing Date and on and prior to the earlier of (i) the Revolving Credit Termination Date and (ii) the date of the termination of the Commitments pursuant to Section 9.20, more than fifty percent (50%) of the aggregate outstanding amount of the Commitments and (b) after the Revolving Credit Termination Date, more than fifty percent (50%) of the aggregate Revolving Credit Outstandings. No Defaulting Lender shall be included in the calculation of “Required Lenders.”
     “Responsible Officer” shall mean a Financial Officer, president, vice president, executive vice president, senior vice president, treasurer, general counsel or controller of a Loan Party and any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent and/or the Arrangers, as applicable. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Subsidiary” shall mean each wholly-owned Subsidiary that is not an Unrestricted Subsidiary.
     “Revolving Credit Borrowing” shall mean a Borrowing comprised of Loans.
     “Revolving Credit Maturity Date” shall mean the date occurring on the third anniversary of the Signing Date.
     “Revolving Credit Outstandings” shall mean, at any particular time, the sum of (a) the principal amount of the Loans outstanding at such time and (b) the Letter of Credit Obligations outstanding at such time.
     “Revolving Credit Termination Date” shall mean the earliest of (a) the Revolving Credit Maturity Date, (b) the date of termination of all of the Commitments pursuant to Section 2.09 and (c) the date on which the Secured Obligations arising hereunder become due and payable pursuant to Section 7.03.
     “S&P” shall mean Standard & Poor’s Ratings Group, Inc. or any successor entity.
     “SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Secured Obligations” shall have the meaning specified in the Intercreditor Agreement.
     “Secured Obligations Representative” shall have the meaning specified in the Intercreditor Agreement.

     “Securities Account” shall have the meaning assigned to such term in the UCC.
     “Securities Account Control Agreement” has the meaning specified in the Guarantee and Collateral Agreement.
     “Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and any successor statute.
     “Security” shall mean any Capital Stock, Capital Stock Equivalents, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Secured Obligations.
     “Security Documents” shall mean the Guarantee and Collateral Agreement, the Mortgages, the Control Agreements, the Intellectual Property Security Agreements, the Intercreditor Agreement, the Perfection Certificate and each of the other security agreements, pledges, mortgages, assignments (collateral or otherwise), consents and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10 or 5.11 or otherwise pursuant to the Intercreditor Agreement.
     “Senior Note Documents” shall mean the indenture or indentures (including any supplements thereto) under which the Senior Notes are issued and all other instruments, agreements and other documents evidencing or governing the Senior Notes and the related Senior Note Guarantees, in each case as the same may be amended or supplemented from time to time in accordance with the terms hereof and thereof.
     “Senior Note Guarantees” shall mean the documents evidencing the unsecured Guarantees by the Subsidiary Guarantors of the Borrower’s obligations under the Senior Notes and the other Senior Note Documents, which Guarantee shall be subordinated to the Secured Obligations hereunder on terms reasonably satisfactory to the Arrangers and the Required Lenders.
     “Senior Notes” shall mean the Senior Notes issued by the Borrower in connection with the Separation Transactions as described in the Description of Senior Notes.
     “Senior Secured Parties” shall have the meaning assigned to such term in the Intercreditor Agreement.
     “Separation” shall have the meaning assigned to such term in the preamble hereof.
     “Separation Documents” shall mean (i) the Separation and Distribution Agreement by and between Entergy and the Borrower, and (ii) the Amended and Restated Operating Agreement by and among Entergy, the Borrower and EquaGen, each as in effect on the Funds Availability Date.
     “Separation Financing Documents” shall mean (i) the Senior Note Documents and (ii) any Funds Availability Indebtedness Documents.

     “Separation Transactions” shall mean the series of transactions pursuant to which Entergy intends to effect the Separation.
     “Signing Date” shall mean the date on which all conditions precedent set forth in Section 4.02 shall have been satisfied (or waived in accordance with Section 9.08).
     “Specified Commodity Hedging Transaction” shall have the meaning assigned to such term in the Intercreditor Agreement.
     “Specified Credit Support Facility” shall have the meaning assigned to such term in the Intercreditor Agreement.
     “SPV” shall have the meaning assigned to such term in Section 9.04(i).
     “Stated Maturity” shall mean, with respect to any installment of principal on any series of Indebtedness, the date on which the payment of principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of its original incurrence or, if incurred before the Signing Date, as of the Signing Date, and will not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.
     “Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate (without duplication) of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Subordinated Indebtedness” shall mean any Indebtedness incurred pursuant to Section 6.01(w) that is subordinated to the Secured Obligations on terms reasonably acceptable to the Administrative Agent.
     “subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent and/or one or more subsidiaries of the parent.
     “Subsidiary” shall mean any subsidiary (direct or indirect) of the Borrower.
     “Subsidiary Guarantor” shall mean each wholly-owned Subsidiary that is not an Excluded Subsidiary. For the avoidance of doubt, if at any time any Subsidiary Guarantor is designated as an Excluded Subsidiary pursuant to and in accordance with Section 6.11, thereafter, such Subsidiary shall be deemed not to be a Subsidiary Guarantor. The Subsidiary Guarantors as of the Funds Availability Date are specified on Schedule 3.08.
     “Supporting Obligation” shall have the meaning assigned to such term in the UCC.
     “Syndication Agent” shall have the meaning assigned to such term in the preamble.
     “Tax Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings (including interest, fines, penalties or additions to tax) imposed by any Governmental Authority.
     “Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended.
     “Total Commitments” shall mean, at any time, the aggregate amount of the Commitments, as in effect at such time. The Total Commitments on the Signing Date is $1,175,000,000.
     “Transaction Documents” shall mean the Loan Documents and the Separation Documents.
     “Transactions” shall mean, collectively, (i) the Separation, (ii) the execution, delivery and performance by the Loan Parties of the Transaction Documents to which they are a party, including the Borrowings hereunder, the issuance of the Senior Notes, the issuance of Letters of Credit and the use of proceeds of each of the foregoing, and (iii) the granting of Liens pursuant to the Security Documents.
     “Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the Base Rate.
     “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.
     “Uniform Customs” shall have the meaning assigned to such term in Section 9.07.
     “Unrestricted Cash” shall mean all cash or Cash Equivalents (in each case, free and clear of all Liens except nonconsensual Liens permitted by Section 6.02 and Liens of the Collateral Agent pursuant to the Security Documents) included in the cash and cash equivalents accounts listed on the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of such date, but excluding cash or Cash Equivalents of any Unrestricted Subsidiary or any Foreign Subsidiary.
     “Unrestricted Subsidiary” shall mean any Subsidiary (other than any Core Asset Subsidiary or EquaGen (to the extent EquaGen becomes a Subsidiary)) that is designated by the Board of Directors (or any committee thereof) of the Borrower as an Unrestricted Subsidiary pursuant to a board or committee resolution, but only to the extent that (a) such Subsidiary has no Indebtedness other than Indebtedness that is non-recourse to the Borrower and its Restricted Subsidiaries; (b) except as permitted by Section 6.08 hereof, such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower; (c) such Subsidiary is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results except as otherwise permitted by this Agreement; (d) such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any of its Restricted Subsidiaries except as otherwise permitted by this Agreement; and (e) such designation complies with Section 6.05 and Section 6.11. Any designation of a Subsidiary as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the board or committee resolution giving effect to such designation as required by Section 6.11 and an officers’ certificate certifying that such designation complied with the conditions set forth above. If, at any time, any Unrestricted Subsidiary fails to meet the above requirements as an Unrestricted Subsidiary, it will cease to be an Unrestricted Subsidiary for purposes of this Agreement and will be deemed to be a Restricted Subsidiary as of such date (even if deeming such Unrestricted Subsidiary a Restricted Subsidiary results in a Default or Event of Default hereunder). The Board of Directors (or any committee thereof) of the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary.
     “Unused Commitment Fee” shall have the meaning specified in Section 2.05(a).
     “Unused Commitment Fee Rate” shall mean a rate per annum equal to 0.625%.
     “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
     “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including”, and words of similar import, shall not be limiting and shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all rights and interests in tangible and intangible assets and properties of any kind whatsoever, whether real, personal or mixed, including cash, securities, Equity Interests, accounts and contract rights. The word “control”, when used in connection with the Collateral Agent’s rights with respect to, or security interest in, any Collateral, shall have the meaning specified in the UCC with respect to that type of Collateral. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits, Schedules and Annexes shall be deemed references to Articles and Sections of, and Exhibits, Schedules and Annexes to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any definition of, or reference to, any Transaction Document or any other agreement, instrument or document in this Agreement shall mean such Transaction Document or other agreement, instrument or document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) references to any statute or regulation are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation and (c) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the Signing Date on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.
          SECTION 1.03. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).
          SECTION 1.04. Pro Forma Calculations. All pro forma calculations permitted or required to be made by the Borrower or any Subsidiary pursuant to this Agreement shall (a) include only (i) those adjustments that would be permitted or required by Regulation S-X under the Securities Act, as amended, or (ii) reductions in costs and related adjustments that have been actually realized or are projected by a Financial Officer of the Borrower in good faith to result from reasonably identifiable and factually supportable actions or events, but only if such reductions in costs and related adjustments are so projected by the Borrower to be realized during the consecutive four-quarter period commencing after the transaction giving rise to such calculation and (b) be certified to by a Financial Officer of the Borrower as having been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made in light of circumstances at the time made.
          SECTION 1.05. Exchange Rates. For purposes of determining compliance under Article VI with respect to any amount in a foreign currency, the U.S. dollar-equivalent amount thereof will be calculated based on the relevant currency exchange rate in effect at the time of such incurrence. The maximum amount of Indebtedness, Liens, Investments and other basket amounts that the Borrower and its Subsidiaries may incur under Article VI shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, Liens, Investments and other basket amounts, solely as a result of fluctuations in the exchange rate of currencies, if as of the initial date of calculation the Borrower determined that each such maximum amount had not been exceeded. When calculating capacity for the incurrence of additional Indebtedness, Liens,

Investments and other basket amounts by the Borrower and its Subsidiaries under Article VI the exchange rate of currencies shall be measured as of the date of calculation.
ARTICLE II
The Credits
          SECTION 2.01. Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties set forth herein, each Lender agrees, severally and not jointly, to fund Loans to the Borrower, at any time and from time to time on and after the Funds Availability Date and until the Revolving Credit Termination Date, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Outstandings exceeding such Lender’s Commitments. Subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Loans.
          SECTION 2.02. Borrowing Procedures. (a) Each Borrowing shall be made on notice given by the Borrower to the Administrative Agent not later than 12:00 p.m. (New York time) (i) one Business Day, in the case of an ABR Borrowing and (ii) three Business Days, in the case of a Eurodollar Borrowing, prior to the date of the proposed Borrowing. Each such notice shall be in substantially the form of Exhibit D (a “Borrowing Request”), specifying, (A) the date of such proposed Borrowing, (B) the aggregate amount of such proposed Borrowing, (C) whether any portion of the proposed Borrowing will be an ABR Borrowing or Eurodollar Borrowing and (D) for each Eurodollar Borrowing, the initial Interest Period or Interest Periods thereof. Loans shall be made as ABR Loans unless, subject to Section 2.08, the Borrowing Request specifies that all or a portion thereof shall be a Eurodollar Borrowing. Each Borrowing shall be in an aggregate amount of (i) not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, or (ii) equal to the remaining available balance.
          (b) The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Borrowing Request and, if Eurodollar Loans are properly requested in such Borrowing Request, the applicable interest rate determined pursuant to Section 2.06. Each Lender shall, prior to 12:00 p.m. (New York time) on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 9.01, in immediately available funds, such Lender’s Ratable Portion of such proposed Borrowing. Upon fulfillment (or due waiver in accordance with Section 9.08) (i) on the Funds Availability Date, of the applicable conditions set forth in Section 4.03 and (ii) at any time (including the Funds Availability Date), of the applicable conditions set forth in Section 4.01, and after the Administrative Agent’s receipt of such funds, the Administrative Agent shall make such funds available to the Borrower.
          (c) Unless, prior to the date of any proposed Borrowing, the Administrative Agent shall have received notice from a Lender that such Lender will not make available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing (or any portion thereof), the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.02 and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If the Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the Borrower.
          (d) The failure of any Defaulting Lender to make, on the date specified, any Loan or any payment required by it, including any payment in respect of its participation in Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Defaulting Lender to make a Loan or payment required under this Agreement.
          SECTION 2.03. Letters of Credit. (a) On the terms and subject to the conditions contained in this Agreement, each Issuer agrees to Issue at the request of the Borrower and for the account of the Borrower one or more Letters of Credit from time to time on any Business Day during the period commencing on the Funds Availability Date and ending on the earlier of the Revolving Credit Termination Date and 30 days prior to the Revolving Credit Maturity Date; provided, however, that no Issuer shall be under any obligation to Issue (and, upon the occurrence of any of the events described in clauses (ii), (iii), (iv), (v), and (vi)(A) below, shall not Issue) any Letter of Credit upon the occurrence of any of the following:
     (i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuer from Issuing such Letter of Credit or any Applicable Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the Signing Date or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuer as of the Signing Date and that such Issuer in good faith deems material to it;
     (ii) such Issuer shall have received any written notice of the type described in clause (d) below (until such time as such Issuer shall have received written notice of rescission of such previous notice from the party or parties originally delivering such notice);
     (iii) after giving effect to the Issuance of such Letter of Credit, the aggregate Revolving Credit Outstandings would exceed the aggregate Commitments in effect at such time;
     (iv) after giving effect to the Issuance of such Letter of Credit, the Letter of Credit Obligations at such time for such Issuer would exceed its commitment under its Letter of Credit Issuer Agreements;

     (v) such Letter of Credit is requested to be denominated in any currency other than dollars; or
     (vi) (A) any fees due in connection with a requested Issuance have not been paid, (B) the terms and conditions of such Letter of Credit are not commercially customary or (C) the Issuer for such Letter of Credit shall not have received its respective Letter of Credit Issuer Agreements.
     None of the Lenders (other than the Issuers in their capacity as such) shall have any obligation to Issue any Letter of Credit.
          (b) In no event shall the expiration date of any Letter of Credit be (i) more than one year after the date of issuance thereof or (ii) less than five days prior to the Revolving Credit Maturity Date; provided, however, that if cash collateral in an amount equal to the outstanding amount of such Letter of Credit shall have been duly deposited with respect to such Letter of Credit in an L/C Cash Collateral Account for the benefit of the applicable Issuer with the Administrative Agent prior to the date set forth in clause (ii), such expiration date may be extended to a date no later than a date that is 180 days after the Revolving Credit Maturity Date; provided further, however, that any Letter of Credit with a term less than or equal to one year may provide for the automatic renewal thereof for additional periods less than or equal to one year, as long as, (x) on or before the expiration of each such term and each such period (subject to a customary notice period to be agreed), each of the Borrower and the Issuer of such Letter of Credit may at its option prevent such renewal and (y) neither the Issuer of such Letter of Credit nor the Borrower shall permit any such renewal to extend the expiration date of any Letter of Credit beyond the date set forth in clause (ii) above subject to the proviso to such clause (ii).
          (c) Other than with respect to the renewal of any Letter of Credit subject to automatic renewal pursuant to the terms thereof, in connection with the Issuance of each Letter of Credit, the Borrower shall give the relevant Issuer and the Administrative Agent at least two Business Days’ prior written notice, in substantially the form of Exhibit E (or in such other written or electronic form as is acceptable to such Issuer), of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”). Such notice shall be irrevocable and shall specify the Issuer of such Letter of Credit and face amount of the Letter of Credit requested (which shall not be for a face amount less than a minimum face amount determined by such Issuer (which minimum amount shall not be greater than $5,000,000)), the date of Issuance of such requested Letter of Credit, the date on which such Letter of Credit is to expire (which date shall be a Business Day) and, in the case of an issuance, the Person for whose benefit the requested Letter of Credit is to be issued. Such notice, to be effective, must be received by the relevant Issuer and the Administrative Agent no later than 12:00 p.m. (New York time) on the second Business Day prior to the requested Issuance of such Letter of Credit.
          (d) Subject to the satisfaction of the conditions set forth in this Section 2.03, the relevant Issuer shall, on the requested date, Issue a Letter of Credit on behalf of the Borrower in accordance with such Issuer’s usual and customary business practices. No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Lender that one or more of the conditions precedent contained in Section 4.01 or clause (a) above (other than those conditions set forth in clauses (a)(i), (a)(vi)(B) and (C) above and, to the extent such clause relates to fees owing to the Issuer of such Letter of Credit and its Affiliates, clause (a)(vi)(A) above) are not on such date satisfied or duly waived and ending when such conditions are satisfied or duly waived. No Issuer shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 4.01 have been satisfied in connection with the Issuance of any Letter of Credit.
          (e) In the event of any conflict between the terms of any Letter of Credit Issuer Agreements and this Agreement, the terms of this Agreement shall govern.
          (f) Each Issuer shall comply with the following:
     (i) give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing), which writing may be a telecopy or electronic mail, of the Issuance of any Letter of Credit Issued by it, of all drawings under any Letter of Credit Issued by it and of the payment (or the failure to pay when due) by the Borrower of any Reimbursement Obligation when due (which notice the Administrative Agent shall promptly transmit by telecopy, electronic mail or similar transmission to each Lender);
     (ii) upon the request of any Lender, furnish to such Lender copies of any Letter of Credit Issuer Agreements to which such Issuer is a party and such other documentation as may reasonably be requested by such Lender; and
     (iii) no later than 10 Business Days following the last day of each calendar month, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Lender requesting the same) and the Borrower separate schedules for Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations, in each case outstanding at the end of each month and any information reasonably requested by the Borrower or the Administrative Agent relating thereto.
          (g) Immediately upon the issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Ratable Portion of the Commitments, in such Letter of Credit and the obligations of the Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto. Notwithstanding anything to the contrary contained in this Agreement, any Issuer may require as a condition precedent to Issuing a Letter of Credit, and any Issuer may at any time require with respect to any outstanding Letter of Credit, that the Borrower (i) deposit cash collateral to an L/C Cash Collateral Account sufficient to cover any Defaulting Lender’s Ratable Portion of the face amount of such Letter of Credit or (ii) put such other arrangements reasonably satisfactory to such Issuer in place with respect to such Defaulting Lender to eliminate its risk with respect to the participation in Letters of Credit by such Defaulting Lender. Upon the replacement of such Defaulting Lender, or such Lender ceasing to be a Defaulting Lender, any cash or other collateral pledged by the Borrower shall be promptly returned to the Borrower and such other arrangements entered into shall terminate (and, at the request of the Borrower, the relevant Issuer will use reasonable efforts to evidence such termination).
          (h) The Borrower agrees to pay to the Issuer of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuer under any Letter of Credit issued for its account no later than the date that is the next succeeding Business Day after the Borrower receives written notice (which notice shall be delivered within 1 Business Day of the draw giving rise to such Reimbursement Obligation, provided, however, that the failure to give such notice shall in no way impair, diminish, or otherwise affect the Borrower’s obligation to pay such Reimbursement Obligations) from such Issuer that payment has been made under such Letter of Credit (the “Reimbursement Date”), irrespective of any claim, set-off, defense or other right that the Borrower may have at any time against such Issuer or any other Person. In the event that any Issuer makes any payment under any Letter of Credit and the Borrower shall not have repaid such amount to such Issuer pursuant to this clause (h) or any such payment by the Borrower is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed (i) from the date on which such Reimbursement Obligation arose to the Reimbursement Date, at the rate of interest applicable during such period to Loans that are ABR Loans and (ii) from the Reimbursement Date until the date of repayment in full, at the rate of interest applicable during such period to past due Loans that are ABR Loans, and such Issuer shall promptly notify the Administrative Agent, which shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such Lender’s Ratable Portion of such payment in immediately available funds. If the Administrative Agent so notifies such Lender prior to 12:00 p.m. (New York time) on any Business Day, such Lender shall make available to the Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds. Upon such payment by a Lender, such Lender shall, except during the continuance of a Default or Event of Default under Sections 7.02(g) or 7.02(h) and notwithstanding whether or not the conditions precedent set forth in Section 4.01 shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive), be deemed to have made a Loan to the Borrower in the principal amount of such payment. In furtherance of the foregoing, each Issuer is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, through the Administrative Agent, Borrowing Requests pursuant to this Section 2.03(h) in such amounts and at such times as may be required to reimburse an outstanding Reimbursement Obligation. Whenever any Issuer receives from the Borrower a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuer any payment from a Lender pursuant to this clause (h), such Issuer shall pay over to the Administrative Agent any amount received in excess of such Reimbursement Obligation and, upon receipt of such amount, the Administrative Agent shall promptly pay over to each Lender, in immediately available funds, an amount equal to such Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Lenders have paid in respect of such Reimbursement Obligation. Upon receipt by the Administrative Agent of all amounts owing from the Lenders (including any Defaulting Lenders) pursuant to this clause (h), any cash or other collateral pledged by the Borrower in accordance with clause (g) above shall be promptly returned to the Borrower and any such other arrangement entered into pursuant to clause (g)(ii) shall terminate (and, at the request of the Borrower, the relevant Issuer will use reasonable efforts to evidence such termination).
          (i) If and to the extent such Lender shall not have so made its Ratable Portion of the amount of any payment required by clause (h) above available to the Administrative Agent for the account of such Issuer, such Lender agrees to pay to the Administrative Agent for the account of such Issuer forthwith on demand any such unpaid amount together with interest thereon, for the first Business Day after payment was first due at the Federal Funds Rate and, thereafter, until such amount is repaid to the Administrative Agent for the account of such Issuer, at a rate per annum equal to the rate applicable to ABR Loans hereunder.
          (j) The Borrower’s obligation to pay each Reimbursement Obligation and the obligations of the Lenders to make payments to the Administrative Agent for the account of the Issuers with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:
     (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;
     (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;
     (iii) the existence of any claim, set-off, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated in addition to, the Borrower, any Restricted Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuer, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;
     (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (v) payment by the relevant Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and
     (vi) any other act or omission to act or delay of any kind of or by any Issuer, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of the Borrower’s obligations hereunder;
provided, however, that the Borrower shall not be obligated to reimburse any Issuer for any wrongful payment made by such Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuer.
     Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not result in any liability of such Issuer to the Borrower or any Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, any Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, such Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of such Issuer.
          (k) At any time (i) upon the Revolving Credit Termination Date, (ii) after the Revolving Credit Termination Date when the aggregate funds on deposit in L/C Cash Collateral Accounts shall be less than 100% of the Letter of Credit Obligations, (iii) as may be required by Section 2.12(a) or (iv) as may be required by Section 2.03(g), the Borrower shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 9.01, for deposit in an L/C Cash Collateral Account, (x) in the case of clauses (i) and (ii) above, the amount required so that, after such payment, the aggregate funds on deposit in the L/C Cash Collateral Accounts equals or exceeds 100% of the sum of all outstanding Letter of Credit Obligations and (y) in the case of clauses (iii) and (iv) above, the amount required by Section 2.12(a) and Section 2.03(g), respectively. The Administrative Agent may, from time to time after funds are deposited in any L/C Cash Collateral Account, apply funds then held in such L/C Cash Collateral Account to the payment of any amounts, in accordance with Sections 2.12(a) and 2.12(d), as shall have become or shall become due and payable by the Borrower to the Issuers or Lenders in respect of the Letter of Credit Obligations. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application. Upon termination or cancellation of any Letter of Credit, the Administrative Agent shall promptly return to Borrower such cash collateral held by it in an amount equal to the Letter of Credit Obligations attributable to such Letter of Credit together with any interest accrued thereon.
          (l) Any Issuer may resign as an Issuer hereunder upon 30 days’ written notice to the Borrower and the Administrative Agent; provided that during such 30-day notice period the resigning Issuer shall not be required to honor new requests for Issuances of Letters of Credit. After the resignation or replacement of an Issuer hereunder, the resigning or replaced Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.
          SECTION 2.04. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the entire unpaid principal amount of each Loan of such Lender made to the Borrower on the Revolving Credit Maturity Date.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement, and shall provide copies of such accounts to the Borrower upon its reasonable request (at the Borrower’s sole cost and expense).

          (c) The Administrative Agent shall maintain accounts in which it will record (in accordance with Section 9.04 (d)) (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Subsidiary Guarantor and each Lender’s share thereof, and shall provide copies of such accounts to the Borrower upon its reasonable request (at the Borrower’s sole cost and expense).
          (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section shall be conclusive evidence of the existence and amounts of the obligations therein recorded absent clearly demonstrable error; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with the terms of this Agreement.
          (e) Any Lender may request that Loans made by it hereunder be evidenced by a Note. In such event, the Borrower shall execute and deliver to such Lender a Note payable to such Lender and its registered assigns substantially in the form of Exhibit H or in any other form reasonably acceptable to the Administrative Agent.
          SECTION 2.05. Fees. (a) Unused Commitment Fee. The Borrower agrees to pay, in immediately available dollars, to each Lender a commitment fee on the average daily amount by which the Commitments of such Lender exceeds such Lender’s Ratable Portion of the sum of (i) the aggregate outstanding principal amount of Loans and (ii) the outstanding amount of the aggregate Letter of Credit Obligations (the “Unused Commitment Fee”) from the Signing Date through the Revolving Credit Termination Date at the Unused Commitment Fee Rate, payable in arrears (x) on the last Business Day of each March, June, September and December, commencing on the first such Business Day following the Signing Date and (y) on the Revolving Credit Termination Date. Notwithstanding anything to the contrary provided in this clause (a), no Defaulting Lender shall be entitled to receive any Unused Commitment Fees for so long as it remains a Defaulting Lender and the amount of any Unused Commitment Fee that otherwise would have been payable to such Lender shall be retained by the Borrower. For the avoidance of doubt, from the date that any such Defaulting Lender ceases to be a Defaulting Lender, the accrual of Unused Commitment Fees shall resume but the Borrower shall not be required to pay a “cure” amount or any arrearage with respect to the period during which such Lender was a Defaulting Lender.
          (b) Letter of Credit Fees. The Borrower agrees to pay the following amounts with respect to Letters of Credit issued by any Issuer:
     (i) to the Administrative Agent for the account of each Issuer of a Letter of Credit, with respect to each Letter of Credit issued by such Issuer, a fronting fee specified in the Letter of Credit Fee Letter, payable in arrears (A) on the last Business Day of each March, June, September and December, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date;
     (ii) to the Administrative Agent for the ratable benefit of the Lenders, with respect to each Letter of Credit, a fee accruing in dollars at a rate per annum equal to the Applicable Margin for Loans that are Eurodollar Loans on the dollar equivalent of the maximum undrawn face amount of such Letter of Credit, payable in arrears (A) on the last Business Day of each March, June, September and December, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date; provided, that (x) no Defaulting Lender shall be entitled to receive a fee pursuant to this clause (b)(ii) for so long as it remains a Defaulting Lender and the amount of any fee that otherwise would have been payable to such Defaulting Lender hereunder shall be paid (1) initially, to the Issuer of the applicable Letter of Credit and (2) effective upon the Borrower’s posting of cash collateral or making of another arrangement pursuant to Section 2.03(g), retained by the Borrower and (y) for the avoidance of doubt, from the date that any such Defaulting Lender ceases to be a Defaulting Lender, the accrual of fees under this clause (b)(ii) shall resume but the Borrower shall not be required to pay a “cure” amount or any arrearage with respect to the period during which such Lender was a Defaulting Lender; and
     (iii) to the Issuer of any Letter of Credit, with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.
          (c) Administrative Agent Fee. The Borrower has agreed to pay to the Administrative Agent an annual administrative agent’s fee as set forth in the Fee Letter, for the Administrative Agent’s own account, payable in advance on the Signing Date and thereafter annually in advance on each successive anniversary thereof for so long as any Secured Obligation shall be outstanding or any Lender shall have any Commitment hereunder.
          SECTION 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the outstanding Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed (i) for ABR Loans based on the Base Rate (other than with respect to the Federal Funds Rate), over a year of 365/366 days and (ii) for ABR Loans based on the Federal Funds Rate, over a year of 360 days) at a rate per annum equal to the Base Rate plus the Applicable Margin.
          (b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
          (c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. Subject to Section 2.07, the applicable Base Rate or Adjusted LIBO Rate for each Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall, absent (clearly demonstrable) error, be final and conclusive and binding on all parties hereto.
          SECTION 2.07. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due and payable hereunder or under any other Loan Document, by acceleration or otherwise, and such default continues past any applicable grace period, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to, but excluding the date of actual payment (after as well as before judgment), (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365/366 days) equal to the rate that would be applicable to an ABR Loan plus 2.00%.
          SECTION 2.08. Interest Rate Unascertainable, Inadequate or Unfair. In the event, and on each occasion, that prior to the commencement of any Interest Period for a Eurodollar Borrowing or the determination of the LIBO Rate on any day (a) the Administrative Agent shall have determined that by reasons of circumstances affecting the relevant market adequate and reasonable means do not exist for determining the Adjusted LIBO Rate for such Interest Period or the LIBO Rate for such day or (b) the Administrative Agent is advised by the Required Lenders reasonably and in good faith (as conclusively certified by such Lenders) that the Adjusted LIBO Rate for such Interest Period or the LIBO Rate for such day will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period, then the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders, provided that if the circumstances giving rise to such notice shall cease or otherwise become inapplicable to such Required Lenders, then such Required Lenders shall promptly give notice of such change in circumstances to the Administrative Agent and the Borrower, and the Administrative Agent shall, as soon as practicable thereafter, give notice to the Borrowers and Lenders of such changed circumstances. In the event of any such notice, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such written or fax notice no longer exist, (i) any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.02 or 2.10 shall be deemed to be a request for an ABR Borrowing and (ii) any Interest Period election that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective. Each determination by the Administrative Agent under this Section 2.08 shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.
          SECTION 2.09. Voluntary Termination and Reduction of Commitments. (a) Unless previously terminated in accordance with the terms hereof, the Commitments shall automatically terminate on the Revolving Credit Maturity Date.
          (b) Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, in each case without premium or penalty, the Commitments; provided, however, that (i) each partial reduction of the Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 and (ii) the Total Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Outstandings then in effect; provided further that a notice of termination may state that such termination is conditioned upon the effectiveness of other credit facilities or any other event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified termination date) if such condition is not satisfied.
          (c) Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their Ratable Portion. The Borrower shall pay to the Administrative Agent for the account of the Lenders, on the date of each termination or reduction, any unpaid Unused Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

          SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) no later than 12:00 p.m., New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing of the Borrower into an ABR Borrowing, (b) no later than 12:00 p.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing of the Borrower into a Eurodollar Borrowing or to continue any Eurodollar Borrowing of the Borrower as a Eurodollar Borrowing for an additional Interest Period and (c) no later than 12:00 p.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing of the Borrower to another permissible Interest Period. Each such notice shall be in substantially the form of Exhibit F (a “Notice of Continuation or Conversion”), and shall be subject in each case to the following:
     (i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;
     (ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Section 2.02 regarding the principal amount and maximum number of Borrowings of the relevant Type;
     (iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued and unpaid interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;
     (iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;
     (v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;
     (vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding or immediately succeeding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing; and
     (vii) after the occurrence and during the continuance of an Event of Default, no outstanding Loan may be converted into, or continued past the then-current Interest Period as, a Eurodollar Loan.
     Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest

Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted or continued into an ABR Borrowing.
          SECTION 2.11. Optional Prepayments. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, subject to the provisions of paragraph (b) below, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) on the date of prepayment in the case of ABR Loans, to the Administrative Agent prior to 12:00 p.m., New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.
          (b) Each notice of prepayment shall specify the prepayment date and the principal amount of each Loan (or portion thereof) to be prepaid (which prepayment shall be made at the direction of the Borrower, shall be irrevocable and shall commit the Borrower to prepay such Loan by the amount stated therein on the date stated therein. All prepayments and failures to prepay under this Section 2.11 shall be subject to Section 2.16. All prepayments under this Section 2.11 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment. Notwithstanding the foregoing, to the extent permitted by Applicable Law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, any optional prepayment of the Loans made under this Section 2.11(b) and applied pursuant to this clause (b) shall be applied first to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the Revolving Credit Outstandings of such Defaulting Lender were zero.
          SECTION 2.12. Mandatory Prepayments and Commitment Reduction. (a) In the event of any termination in full of all the Commitments, the Borrower shall, on the date of such termination, repay or prepay all of its outstanding Revolving Credit Borrowings and replace all its outstanding Letters of Credit or provide cash collateral for the Letter of Credit Obligations in the manner set forth in Section 2.03(k).
          (b) If at any time, the aggregate principal amount of Revolving Credit Outstandings exceeds the aggregate Commitments at such time, the Borrower shall forthwith repay or prepay Revolving Credit Borrowings and/or cash collateralize Letters of Credit in an amount sufficient to eliminate such excess.
(c)	(i) As promptly as practicable following the occurrence of a Recovery Event, the Borrower shall deliver a Recovery Event Appraisal to the Agents. If the Post-Recovery Event Appraised Value set forth in such Recovery Event Appraisal is equal to or greater than the Initial Appraised Value, no further action by the Borrower shall be necessary under this clause (c). If the Post-Recovery Event Appraised Value is less than the Initial Appraised Value, then:

(1)	if the Borrower delivers to the Agents a Reinvestment Notice no later than 5 Business Days following the Borrower’s receipt of the Recovery Event Appraisal, then (A) the Borrower shall deliver the applicable Allocated Net Cash Proceeds to the Collateral Agent, provided that if the Borrower has not yet received Net Cash Proceeds from such Recovery Event, it shall deliver such Allocated Net Cash Proceeds to the Collateral Agent within 5 Business Days following the receipt thereof, (B) the Collateral Agent shall deposit such proceeds in the Reinvestment Cash Collateral Account, and (C) such proceeds shall be held in the Reinvestment Cash Collateral Account until they are released to or at the direction of the Borrower in accordance with clause (ii)(1) below or applied toward prepayment or cash collateralization of the Secured Obligations and/or toward reduction of the related commitments in accordance with clause (ii)(2), clause (ii)(3) or clause (iii) below;

(2)	if the Borrower fails to deliver a Reinvestment Notice in accordance with clause (i)(1), then (A) the Borrower shall deliver the applicable Allocated Net Cash Proceeds to the Collateral Agent within 5 Business Days; provided that if the Borrower has not yet received Net Cash Proceeds from such Recovery Event, it shall deliver such Net Cash Proceeds to the Collateral Agent within 5 Business Days following receipt thereof, and (B) the Collateral Agent shall apply such proceeds toward repayment or cash collateralization of the Secured Obligations and/or toward reduction of any commitments relating thereto pro rata pursuant to and in accordance with Section 2.7 of the Intercreditor Agreement.
(ii) If the Borrower has (A) delivered a Reinvestment Notice to the Agents and the applicable Allocated Net Cash Proceeds to the Collateral Agent in accordance with clause (i)(1), then
(1)	if the Borrower delivers a Commencement Notice to the Agents within 365 days following delivery of such Reinvestment Notice, then the Collateral Agent shall, from time to time at the request of the Borrower, disburse to or at the direction of the Borrower Allocated Net Cash Proceeds in such amounts as the Borrower shall request, provided that the Borrower has provided to the Collateral Agent a certification by a Responsible Officer of the Borrower (A) attaching invoices or other documentation to substantiate the use of such proceeds for Permitted Reinvestments, (B) that such amounts are reasonably necessary or advisable to make such Permitted Reinvestments and (C) that no Event of Default has occurred and is continuing. If the Borrower provides evidence reasonably satisfactory to the Agents that the applicable Permitted Reinvestments have been completed, then the Collateral Agent shall release to or at the direction of the Borrower any remaining Allocated Net Cash Proceeds in respect of such Recovery Event;

(2)	if the Borrower does not deliver a Commencement Notice to the Agents within 365 days following the delivery of such Reinvestment Notice, then the Collateral Agent shall apply such Allocated Net Cash Proceeds toward repayment or cash collateralization of the Secured Obligations and/or toward reduction of any commitments relating thereto pro rata pursuant to and in accordance with Section 2.7 of the Intercreditor Agreement; and

(3)	if the Borrower at any time notifies the Agents that it no longer intends to utilize the Allocated Net Cash Proceeds for Permitted Reinvestments, then the Collateral Agent shall apply such Allocated Net Cash Proceeds (less any amounts that have been released to or at the direction of the Borrower in accordance with clause (ii)(1) above) toward repayment or cash collateralization of the Secured Obligations and/or toward reduction of any commitments relating thereto pro rata pursuant to and in accordance with Section 2.7 of the Intercreditor Agreement.
(iii) Notwithstanding anything in this clause (c) to the contrary and subject to the Intercreditor Agreement, upon the occurrence and during the continuation of any Event of Default, if and to the extent so directed by the Required Lenders, the Collateral Agent will apply any Allocated Net Cash Proceeds then on deposit in the Reinvestment Cash Collateral Account toward repayment or cash collateralization of the Secured Obligations and/or toward reduction of any commitments relating thereto pro rata pursuant to and in accordance with Section 2.7 of the Intercreditor Agreement.

(iv) With respect to the Lenders’ portion of the Allocated Net Cash Proceeds on deposit in the Reinvestment Cash Collateral Account, if at any time the Collateral Agent shall apply such Allocated Net Cash Proceeds toward repayment or cash collateralization of the Secured Obligations and/or toward reduction of any commitments relating thereto in accordance with Section 2.7 of the Intercreditor Agreement and this clause (c), then the pro rata portion of such Allocated Net Cash Proceeds that are to be applied toward the Secured Obligations hereunder shall be applied as follows:
(1)	first, the Commitments of the Lenders shall be reduced pro rata in an amount equal to the amount of such proceeds;

(2)	second, if following such reduction of Commitments, any prepayment of the Loans shall be required pursuant to clause (b) of this Section 2.12, then the Collateral Agent shall apply such proceeds to the extent required to make such required prepayment; and

(3)	third, any remaining proceeds shall be released to or at the direction of the Borrower.
          (d) The Borrower shall deliver to the Administrative Agent at the time of each prepayment, return, reduction or cash collateralization required under this Section 2.12, (i) a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment, return, reduction or cash collateralization and (ii) to the extent practicable, prior written notice of such prepayment, return, reduction or cash collateralization (and the Administrative Agent shall promptly provide the same to each Lender). Each notice of prepayment, return, reduction or cash collateralization shall specify the prepayment, return, reduction or cash collateralization date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid and the amount of any reduction of Commitments. All prepayments of Borrowings or reductions of the Commitments pursuant to this Section 2.12 shall (i) include any unpaid amount of the Unused Commitment Fee on the amount of the Commitments so reduced, accrued to but excluding the date of such reduction, (ii) be subject to Section 2.16, but shall otherwise be without premium or penalty and (iii) shall be at the direction of the Borrower. Notwithstanding anything in this Section 2.12 to the contrary, to the extent that no Default or Event of Default shall have occurred and be continuing at such time and that any such prepayment would be applied to a Eurodollar Loan prior to the end of the applicable Eurodollar Interest Period, the Borrower may request the Administrative Agent that the amount required to be applied to prepay the Loans pursuant to clause (c) of this Section 2.12 shall be placed (or remain) in the Reinvestment Cash Collateral Account and be applied to prepay the applicable Loans on the last date of the applicable Eurodollar Interest Period instead of making such prepayment within the time period otherwise required. Notwithstanding the foregoing, to the extent permitted by Applicable Law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, any mandatory prepayment of the Loans made under this Section 2.12 and applied pursuant to this clause (d) shall be applied first to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the Revolving Credit Outstandings of such Defaulting Lender were zero.
          SECTION 2.13. Payments and Computations. (a) The Borrower shall make each payment hereunder (including fees and expenses) not later than 12:00 p.m. (New York time) on the day when due, in dollars, to the Administrative Agent at its address referred to in Section 9.01 in immediately available funds without set-off or counterclaim. The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in clause (f) or (g) below, as applicable, for the account of their respective applicable lending offices; provided, however, that amounts payable pursuant to Section 2.14, Section 2.16 or Section 2.19 shall be paid only to the affected Lender or Lenders. Payments received by the Administrative Agent after 12:00 p.m. (New York time) shall be deemed to be received on the next Business Day.
          (b) All computations of interest and of fees shall be made by the Administrative Agent on the basis of the actual number of days elapsed in the period for which such interest and fees are payable (including the first day but excluding the last day) (i) for ABR Loans based on the Base Rate (other than with respect to the Federal Funds Rate), over a year of 365/366 days, and (ii) for Eurodollar Loans, ABR Loans based on the Federal Funds Rate and all fees, over a year of 360 days. Each determination by the Administrative Agent of a rate of interest hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (c) Each payment by the Borrower of any Loan, Reimbursement Obligation (including interest or fees in respect thereof) and each reimbursement of various costs, expenses or other Secured Obligation shall be made in dollars; provided, however, that other than for payments in respect of a Loan or Reimbursement Obligation, Loan Documents duly executed by the Administrative Agent or any hedging contract governing the applicable Interest Rate Hedging Transaction or Currency Hedging Transaction may specify other currencies of payment for Secured Obligations created by or directly related to such Loan Document or such hedging contract.
          (d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day.
          (e) Unless the Administrative Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and, thereafter, at the rate applicable to ABR Loans) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.
          (f) Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of clause (g) below (or required to be applied in accordance with Section 2.12(d)), all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower, second, to pay all other Secured Obligations then due and payable and third, as the Borrower so designates. Payments in respect of Loans received by the Administrative Agent shall be distributed to each Lender in accordance with such Lender’s Ratable Portion of the Commitments and all payments of fees and all other payments in respect of any other Secured Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Ratable Portions. Notwithstanding the foregoing, to the extent permitted by Applicable Law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, any payment of the Loans made under this Section 2.13 and applied pursuant to this clause (f) shall be applied first to the

Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the Revolving Credit Outstandings of such Defaulting Lender were zero.
          (g) The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Secured Obligations under any Loan Document and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of Section 2.12(d) and clause (f) above, the Collateral Agent shall apply the proceeds of any collection, sale, foreclosure or other realization upon any Collateral received by it in accordance with the Intercreditor Agreement and all other proceeds of Collateral constituting the applicable Designated Assets (as such term is defined in the Intercreditor Agreement) in the order set forth in Section 3.5 of the Intercreditor Agreement.
          SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender or Issuer, or
     (ii) impose on any Lender or Issuer or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein (except, in the case of both clause (i) and this clause (ii), any such reserve requirement which is reflected in the Adjusted LIBO Rate), and, such Change in Law becomes effective after the date hereof and the result of any of the foregoing shall be to increase the cost to such Lender or such Issuer of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuer of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or such Issuer hereunder (whether of principal, interest or otherwise) by an amount reasonably deemed by such Lender or such Issuer to be material, then the Borrower will pay to such Lender or such Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuer, as the case may be, for such additional costs incurred or reduction suffered. This Section 2.14(a) shall not apply to Taxes, which shall be governed by Section 2.19 and related definitions.
          (b) If any Lender or Issuer shall have determined that any Change in Law regarding capital adequacy that becomes effective after the date of this Agreement has or would have the effect of reducing the rate of return on such Lender’s or such Issuer’s capital or on the capital of such Lender’s or such Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit purchased by, such Lender or the Letters of Credit issued by such Issuer to a level below that which such Lender or such Issuer or such Lender’s or such Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuer’s policies and the policies of such Lender’s or such Issuer’s holding company, as the case may be, with respect to capital adequacy) by an amount reasonably deemed by such Lender or such Issuer to be material, then the Borrower shall pay to such Lender or such Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuer or such Lender’s or such Issuer’s holding company, as the case may be, for any such reduction suffered.

          (c) Any Lender or Issuer requesting compensation pursuant to paragraph (a) or (b) of this Section 2.14 shall deliver a written statement to Borrower setting forth the amount or amounts reasonably determined by such Lender or such Issuer to be necessary to compensate such Lender or such Issuer or such Lender’s or such Issuer’s holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.14, which written statement shall, absent clearly demonstrable error, be final and conclusive and binding. The Borrower shall pay such Lender or such Issuer, as the case may be, the amount or amounts shown as due on any such written statement delivered by it within 10 days after its receipt of the same.
          (d) Failure or delay on the part of any Lender or any Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, the Administrative Agent’s or such Issuer’s right to demand such compensation; provided, that the Borrower shall not be under any obligation to compensate any Lender, the Administrative Agent or an Issuer under paragraph (a) or (b) above for increased costs or reductions suffered more than 180 days prior to the date of delivery of the written statement required by paragraph (c); provided further, that if the circumstances giving rise to such demand have retroactive application, such 180-day period shall be extended to include the period of such retroactive effect. The protection of this Section 2.14(d) shall be available to each Lender and Issuer regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.
          SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower (which notice shall include documentation or information in reasonable detail supporting the conclusions in such notice) and to the Administrative Agent:
     (i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and
     (ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.
In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans. Any such conversion of a Eurodollar Loan under clause (i) above shall be subject to Section 2.16.

          (b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.
          (c) With respect to each Lender that has delivered a notice pursuant to this Section 2.15, the Base Rate with respect to Loans made by such Lender shall be calculated as if the proviso to the definition of “Base Rate” were not included in the definition of “Base Rate” during the period such notice remains in force and effect.
          SECTION 2.16. Indemnity. The Borrower shall indemnify each Lender (and in the case of clause (c) below, also including the Administrative Agent) against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor and (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”); (b) any default in the making of any payment or prepayment required to be made hereunder or (c) without duplication under this Agreement, any amount withheld pursuant to Section 2.19 hereof. In the case of any Breakage Event, such loss shall include, in the case of a Lender, an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan, as the case may be, over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender believes it is entitled to receive pursuant to this Section 2.16, including the calculations and criteria applied to determine such amount or amounts, and other documentation or information reasonably supporting the conclusions in such certificate, shall be delivered to the Borrower and shall, absent clearly demonstrable error, be final and conclusive and binding. Notwithstanding anything to the contrary in this Section 2.16, Borrower shall not be under any obligation to compensate any Lender or Issuer under this Section 2.16 for any amounts incurred more than 180 days prior to the date of delivery of such certificate, documentation and information; provided, that if the circumstances giving rise to such demand have retroactive application, such 180-day period shall be extended to include the period of such retroactive effect.
          SECTION 2.17. Pro Rata Treatment. (a) Except as required under Section 2.05, 2.11, 2.12, 2.13, 2.15, 2.16, 2.19 and paragraph (b) of this Section 2.17, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of Reimbursement Obligations, each payment of interest on the Loans, each payment of the Unused Commitment Fees, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders (in the case of payments, to each Lender entitled to receive such payments) in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.
          (b) Notwithstanding anything to the contrary contained in this Agreement, if any Lender constitutes a Defaulting Lender as a result of its failure to make available its Ratable Portion of any Borrowing pursuant to Section 2.02 or to pay (other than as a result of a good faith dispute) any amount required to be paid by such Lender to any Issuer pursuant to Section 2.03, then the Administrative Agent may, it its discretion (and subject to the terms of the Intercreditor Agreement), apply any amounts thereafter received by the Administrative Agent for the account of such Defaulting Lender from or on behalf of the Borrower or any Loan Party or otherwise in respect of any amounts owed hereunder or under any other Loan Document to the satisfaction of its obligations under such Sections until all such unsatisfied obligations are paid in full.
          SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest.
          SECTION 2.19. Taxes. (a) Except as otherwise provided herein and as required by Applicable Law, any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes; provided that if the Borrower or any other Loan Party shall be required to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions and withholdings been made; (ii) the Borrower or such other Loan Party shall make (or cause to be made) such deductions and withholdings and (iii) the Borrower or such other Loan Party shall pay (or cause to be paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law.

          (b) In addition, the Borrower or any other Loan Party hereunder shall pay (or cause to be paid) any Other Taxes imposed other than by deduction or withholding to the relevant Governmental Authority in accordance with Applicable Laws.
          (c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, or any of their respective Affiliates, on or with respect to any payment by or on account of any obligation of the Borrower or any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A written statement as to the amount of such payment or liability shall be delivered to the Borrower by a Lender, or by the Administrative Agent on its behalf or on behalf of the Lender, promptly upon such party’s determination of an indemnifiable event and such written statement shall be conclusive absent demonstrable error; provided that the failure to deliver such written statement shall not affect the obligations of the Borrower under this Section 2.19(c) except to the extent the Borrower is actually prejudiced thereby. The written statement shall include (i) in the event of a payment by the Lender or the Administrative Agent of an Indemnified Tax or Other Tax, the original or a copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment together with a written statement setting forth the amount of such Indemnified Taxes or Other Taxes or (ii) in the event of payment to be made by the Borrower, the amount of such Taxes, in each case, delivered to Borrower by a Lender or by the Administrative Agent. A payment under this Section 2.19(c) shall be made within 15 days from the date of delivery of such written statement; provided that the Borrower shall not be obligated to make any such payment to the Administrative Agent or the Lender (as the case may be) in respect of penalties, interest and other liabilities attributable to any Indemnified Taxes or Other Taxes if and to the extent that such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of the Administrative Agent or such Lender or to the failure of the Administrative Agent or a Lender to deliver a timely written statement as to the amount of an indemnifiable liability.
          (d) As soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, and in any event within 60 days of such payment being due, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the reasonable request of the Borrower, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding; provided that such Lender is legally entitled to complete, execute and deliver such documentation, and in such Lender’s judgment such completion, execution or delivery would not materially prejudice the legal position of such Lender.

     In addition, each Foreign Lender (and, if applicable, the Administrative Agent) shall (i) furnish on or before it becomes a party to this Agreement and when reasonably requested by the Borrower or the Administrative Agent (as applicable) either (a) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8BEN and/or Form W-8IMY, as applicable (or successor form) or (b) an accurate and complete U.S. Internal Revenue Service Form W-8ECI (or successor form), certifying, in either case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all interest payments hereunder, and (ii) provide a new Form W-8BEN and/or Form W-8IMY, as applicable (or successor form) or Form W-8ECI (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder; provided that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Tax Code and is relying on the so-called “portfolio interest exemption” shall also furnish a “Non-Bank Certificate” in the form of Exhibit G hereto together with an accurate and complete originally executed Form W-8BEN (or successor form). Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.
          (f) Any Lender that is a United States person, as defined in Section 7701(a)(30) of the Tax Code, and is not an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c) shall deliver to the Borrower (with a copy to the Administrative Agent) two accurate and complete original signed copies of Internal Revenue Service Form W-9, or any successor form that such person is entitled to provide at such time in order to comply with United States back-up withholding requirements.
          (g) For purposes of this Section 2.19, in the case of any Lender that is treated as a partnership for U.S. federal income tax purposes, any Taxes required to be deducted and withheld by such Lender with respect to payments made by the Borrower under any Loan Document shall be treated as Taxes required to be deducted by the Borrower, but only to the extent such Taxes would have been required to be deducted and withheld by the Lender if it were treated as a corporation for U.S. federal income tax purposes making such payments under the Loan Documents on behalf of the Borrower and Excluded Taxes were defined by reference to the partner (treating the partner as a Foreign Lender) to whom payments are made.
          (h) If the Administrative Agent or any Lender requests, or the Borrower is required to make, any indemnification or payment (excluding Other Taxes) under this Section 2.19, then the Administrative Agent or the relevant Lender shall use reasonable efforts to designate a different applicable lending office or to assign its rights and obligations under the Loan Documents to another of its branches or such other Person as the Borrower may reasonably request if (i) such designation or assignment could reasonably be expected to reduce or eliminate amounts payable pursuant to this Section 2.19, and (ii) in the sole discretion of the Administrative Agent or such Lender (as applicable) such designation or assignment would not subject it to any unreimbursed cost or expense or would not otherwise be disadvantageous to it. The Borrower agrees to pay all costs and expenses incurred by the Administrative Agent or such Lender in connection with such designations or assignment.
          (i) If the Administrative Agent or any Lender determines in its sole discretion that it has received a refund in respect of Indemnified Taxes or Other Taxes to which it has been indemnified by Borrower pursuant to this Section 2.19, it shall within 20 days of such receipt pay over such refund to Borrower (but only to the extent of indemnity payments made by such Borrower under this Section 2.19 with respect to Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the relevant Borrower (plus the interest received by such Borrower that was originally paid by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Nothing in this Section 2.19 shall be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other Tax-related information that it deems confidential) to Borrower or any other Person.
          (j) The Administrative Agent and each Lender shall take all reasonable actions (consistent with legal and regulatory restrictions) requested by a Borrower to assist such Borrower or any other Loan Party to recover from the relevant Governmental Authority any Indemnified Taxes or Other Taxes in respect of which amounts were paid by such Borrower or any other Loan Party pursuant to this Section 2.19. However, no Lender will be required to take any action that, in the judgment of such Lender, would be legally inadvisable or commercially disadvantageous to such Lender. Any Loan Party who requests such assistance from the Administrative Agent or a Lender will bear all reasonable costs and expenses associated with recovering such amounts from the relevant Governmental Authority. For the avoidance of doubt, this section 2.19(j) shall not affect any Borrower’s indemnity obligations under Section 2.19(a).
          (k) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.19 shall survive the payment in full of all amounts due hereunder.
          SECTION 2.20. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event that (i) any Lender or any Issuer delivers a written statement requesting compensation pursuant to Section 2.14, (ii) any Lender or any Issuer delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Issuer or any Governmental Authority on account of any Lender or any Issuer pursuant to Section 2.19, (iv) any Lender does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected (so long as the consent of the Required Lenders has been obtained) in accordance with Section 9.08(c) or (v) any Lender is a Defaulting Lender, the Borrower may, at its sole expense and effort (including with respect to any applicable processing and recordation fee referred to in Section 9.04(e)), upon notice to such Lender or such Issuer and the Administrative Agent, require such Lender or such Issuer to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent and each Issuer, which consent shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender or Issuer in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender or Issuer, respectively, plus all fees and other amounts accrued for the account of such Lender or Issuer hereunder (including any amounts under Section 2.14 and Section 2.16); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or Issuer’s claim for compensation under Section 2.14 or notice under Section 2.15 or the amounts paid pursuant to Section 2.19, as the case may be, cease to cause such Lender or Issuer to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.19, as the case may be (including as a result of any action taken by such Lender or Issuer pursuant to paragraph (b) below), or if such Lender or Issuer shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.19 in respect of such circumstances or event, as the case may be, then such Lender or Issuer shall not thereafter be required to make any such transfer and assignment hereunder.
          (b) If any Lender or Issuer becomes aware of the occurrence of an event that would (i) entitle such Lender or Issuer to request compensation under Section 2.14, (ii) entitle such Lender or Issuer to deliver a notice described in Section 2.15 or (iii) trigger the requirement for the Borrower to pay any additional amount to any Lender or Issuer or any Governmental Authority on account of any Lender or Issuer, pursuant to Section 2.19, then such Lender or Issuer shall as promptly as practicable use reasonable efforts (which shall not require such Lender or Issuer to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden reasonably deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower, (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or Affiliates, or (z) designate another of its offices, branches or Affiliates for funding or booking its Loans hereunder, if such filing or assignment would avoid, reduce or eliminate any claims for compensation under Section 2.14 or enable it to avoid or withdraw any notice pursuant to Section 2.15 or would avoid, reduce or eliminate amounts payable pursuant to Section 2.19, as the case may be, at such time or in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or Issuer in connection with any such filing or assignment, delegation and transfer.
          SECTION 2.21. Incremental Facilities. (a) The Borrower may, by written notice to the Administrative Agent prior to the Revolving Credit Termination Date, elect to request, an increase to the existing Commitments (any such increase, the “New Commitments”) to effect the incurrence of secured Indebtedness permitted to be incurred pursuant to Section 6.01(d) in an amount not to exceed $500,000,000 in the aggregate. New Commitments shall be secured pari passu with the existing Secured Obligations pursuant to the Intercreditor Agreement and shall not be less than $10,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent or such lesser amount which shall constitute the difference between the amount of secured Indebtedness permitted to be incurred pursuant to (i) Section 6.01(c) and this Section 2.21 and (ii) all New Commitments obtained prior to such date) and integral multiples of $1,000,000 in excess of such amount. Each such notice shall specify the date (each, an “Increased Commitment Date”) on which the Borrower proposes that the New Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent; provided that the Borrower shall first offer the Lenders, on a pro rata basis, the opportunity to provide all of the New Commitments prior to offering such opportunity to any other Person that is an eligible assignee pursuant to Section 9.04(b); provided, further, that any Lender offered or approached to provide all or a portion of the

New Commitments may elect or decline, in its sole discretion, to provide a New Commitment. Such New Commitments shall become effective as of such Increased Commitment Date; provided that (i) no Default or Event of Default shall exist on such Increased Commitment Date before or after giving effect to such New Commitments, as applicable; (ii) the Borrower and its Subsidiaries shall be in pro forma compliance with each of the Financial Covenants as of the last day of the most recently ended fiscal quarter for which financial statements are required to be delivered pursuant to Section 5.05(a) and 5.05(b) after giving effect to such New Commitments and any Investment to be consummated in connection therewith; (iii) the New Commitments shall be subject to the same terms and conditions as the existing Commitments under this Agreement (except that upfront fees paid to Lenders providing New Commitments may be less than the upfront fees that were paid to the existing Lenders on the Signing Date); (iv) the New Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower and the Administrative Agent, and each of which shall be recorded in the Register; (v) the Borrower shall make any payments required pursuant to Section 2.16 in connection with the New Commitments, as applicable; (vi) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction; (vii) the requirements set forth in Section 9.17 shall have been satisfied; and (viii) the representations and warranties set forth in each Loan Document shall be true and correct in all material respects (except to the extent that such representations and warranties are qualified as to materiality, in which case they shall be true and correct in all respects) on and as of such Increased Commitment Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or true and correct in all respects, as provided in the parenthetical above) on and as of such earlier date.
          (b) On any Increased Commitment Date on which New Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Lenders with Commitments shall assign to each Lender with a New Commitment (each, a “New Lender”) and each of the New Lenders shall purchase from each of the Lenders with Commitments, at the principal amount thereof (together with accrued interest), such interests in the Loans outstanding on such Increased Commitment Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Loans will be held by existing Lenders with Loans and New Lenders ratably in accordance with their Commitments after giving effect to the addition of such New Commitments to the Commitments, (ii) each New Commitment shall be deemed for all purposes a Commitment and each loan made thereunder shall be deemed, for all purposes, a Loan and (iii) each New Lender shall become a Lender with respect to its New Commitment and all matters relating thereto.
          (c) The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of each Increased Commitment Date and in respect thereof the New Commitments and New Lenders and the respective interests in such Lender’s Loans subject to the assignments contemplated by clause (b) of this Section 2.21.
          (d) Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Collateral Agent, to effect the provisions of this Section 2.21.

ARTICLE III
Representations and Warranties
     To induce the Administrative Agent, the Collateral Agent, the Issuers and each of the Lenders (i) to enter into this Agreement, the Borrower hereby represents and warrants to the Arrangers, the Administrative Agent, the Collateral Agent, each Issuer and each of the Lenders on the Signing Date (immediately before and immediately after giving effect to this Agreement) that the representations and warranties set forth in Annex III hereto are true and correct in all material respects (except to the extent that such representations and warranties are qualified as to materiality, in which case they shall be true and correct in all respects) and (ii) to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Arrangers, the Administrative Agent, the Collateral Agent, each Issuer and each of the Lenders on the Funds Availability Date (immediately before and immediately after giving effect to the Transactions) and on the date of each Borrowing of Loans or Issuance of a Letter of Credit hereunder, that:
          SECTION 3.01. Organization; Powers. The Borrower and each of its Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (b) has all requisite corporate, limited liability or partnership power and authority, and the legal right, to own and operate its property and assets, to lease the property it operates as lessee and to carry on those aspects of the Permitted Business that it now conducts, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (d) has the corporate, limited liability or partnership power and authority, and the legal right, to execute, deliver and perform its obligations under this Agreement, each of the other Loan Documents and the Separation Financing Documents, including, in the case of the Borrower, to borrow hereunder and to issue the Senior Notes and the Funds Availability Indebtedness under the applicable Separation Financing Documents, in the case of each Loan Party, to grant the Liens contemplated to be granted by it under the Security Documents and, in the case of each Subsidiary Guarantor, to Guarantee the Secured Obligations arising hereunder as contemplated by the Guarantee and Collateral Agreement.
          SECTION 3.02. Authorization; No Conflicts. The Transactions (a) have been duly authorized by all requisite corporate, partnership or limited liability company and, if required, stockholder, partner or member action and (b) do not (i) violate, conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under, (A) any applicable provision of any material law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Subsidiary, (B) any order of any Governmental Authority or arbitrator or (C) any provision of any indenture or any material agreement or other material instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound; or (ii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any other Loan Party (other than Liens created under the Security Documents).
          SECTION 3.03. Enforceability. Each Loan Party has duly executed and delivered each Loan Document to which it is a party and each such Loan Document constitutes a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws now or hereafter in effect relating to creditors’ rights generally and (including with respect to specific performance) subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and to the discretion of the court before which any proceeding therefor may be brought.
          SECTION 3.04. Approvals. No action, consent or approval of, registration or filing with, notice to, or any other action by, any Governmental Authority or in respect of any Material Contract or Key Contract is required in connection with the Transactions, except for (a) the filing of UCC financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office and filings in any other applicable jurisdiction outside of the United States, (b) recordation of the Mortgages, (c) such other actions specifically described in Section 3.19, (d) any immaterial actions, consents, approvals, registrations or filings, or (e) such as have been made or obtained and are in full force and effect.
          SECTION 3.05. Financial Statements. (a) The Borrower has, on or prior to the Funds Availability Date, furnished to the Lenders (i) the most recent audited historical combined financial statements for the non-utility nuclear business of Entergy and its consolidated subsidiaries (together, “Entergy Nuclear”) included in the Registration Statement, which audited historical combined financial statements have been audited by and are accompanied by the unqualified opinion of Deloitte & Touche LLP, independent public accountants, and (ii) the most recent unaudited interim combined financial statements of Entergy Nuclear included in the Registration Statement. Such financial statements present fairly in all material respects the financial condition, results of operations and cash flows of Entergy Nuclear on a combined basis as of and for their respective periods and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except, with respect to such financial statements referred to in clause (ii) above, for normal year-end adjustments and the omission of certain information and footnote disclosures as permitted by SEC rules and regulations).
          (b) The Borrower also has, on or prior to the Funds Availability Date, furnished to the Lenders (i) the most recent unaudited pro forma combined financial statements for Entergy Nuclear included in the Registration Statement, which have been derived from Entergy Nuclear’s audited historical combined financial statements as of and for the fiscal year ended December 31, 2007 (or such later date as may be specified in the Registration Statement), and (ii) the most recent unaudited pro forma combined financial statements of Entergy Nuclear included in the Registration Statement, which have been derived from the most recent unaudited interim combined financial statements of Entergy Nuclear included in the Registration Statement. Such unaudited pro forma combined financial statements have been prepared on a basis consistent with the historical combined financial statements of Entergy Nuclear from which they are derived (except for the pro forma adjustments specified therein) and include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the Separation Transactions and the events described therein, the related pro forma adjustments give appropriate effect to those assumptions and the pro forma adjustments reflect the proper application of those adjustments to the historical combined financial statements from which they are derived and comply as to form in all material respects with the applicable accounting requirements of Regulations S-X under the Securities Act of 1933, as amended.
          (c) The financial statements delivered to the Lenders pursuant to Sections 5.05(a) and 5.05(b), if any, (i) have been prepared in accordance with GAAP (except as may otherwise be permitted under Sections 5.05(a) and 5.05(b)) and (ii) present fairly (on the basis disclosed in the footnotes to such financial statements, if any) in all material respects the consolidated financial condition, results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods covered thereby.
          SECTION 3.06. No Material Adverse Effect. Since December 31, 2007, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
          SECTION 3.07. Title to Properties; Possession Under Leases. (a) The Borrower and the other Loan Parties have good and marketable fee simple title to, valid leasehold interests in, or a license or other right to use, all their respective real property assets that are included in the Collateral including all of the real property listed on Schedule 3.20 and all of the Mortgaged Property listed on Schedule 3.07, and including valid rights, title and interests in or rights to control or occupy easements or rights of way used in connection with such properties and assets (“Easements”), free and clear of all Liens or other exceptions to title other than Liens expressly permitted by clauses (a), (f) and (g) of Section 6.02.
          (b) Except as set forth in Schedule 3.20 or where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (i) each of the Loan Parties has complied with all material obligations under all Material Leases to which it is a party and all such Material Leases are in full force and effect and (ii) each of the Loan Parties enjoys peaceful and undisturbed possession under all such Material Leases.
          (c) Except as set forth in Schedule 3.07, none of the Borrower or any of the other Loan Parties has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation as of the Funds Availability Date which would reasonably be expected to have a Material Adverse Effect.
          (d) Except as set forth on Schedule 3.07, as of the Funds Availability Date, none of the Borrower or any of the Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.
          (e) Except with respect to (i) any Recovery Event for which a Reinvestment Commitment Reduction Date shall have not yet occurred and (ii) those events occurring after the Funds Availability Date that have been disclosed to the Collateral Agent, no material portion of any Mortgaged Property has suffered any damage by fire or other casualty that has not been repaired and restored to its original condition. With respect to each Mortgaged Property, the Borrower has obtained and is maintaining in full force and effect flood insurance in compliance with Section 5.03.
          SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Funds Availability Date a list of all Subsidiaries, including each Subsidiary’s exact legal name (as reflected in such Subsidiary’s certificate or articles of incorporation or other constitutive documents) and jurisdiction of incorporation or formation and the percentage ownership interest of the Borrower (direct or indirect) therein, and identifies each Subsidiary that is a Loan Party. On the Funds Availability Date, all of the Subsidiaries of the Borrower are Restricted

Subsidiaries, except as set forth on Schedule 3.08 hereto. As of the Funds Availability Date, the shares of Capital Stock or other Equity Interests so indicated on Schedule 3.08 are owned by the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents and, in the case of Equity Interests (other than Pledged Securities), Permitted Liens, and in respect of Pledged Securities, the Permitted Liens set forth in clause (e) of the definition thereof) and all such shares of capital stock are fully paid, and to the extent issued by a corporation, non-assessable.
          SECTION 3.09. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09(a) (Funding), there are no actions, suits, investigations or proceedings at law or in equity or by or before any arbitrator or Governmental Authority now pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary or any business, property or material rights of the Borrower or any Subsidiary (i) that, as of the Funds Availability Date, involve any Transaction Document or the Transactions or, at any time thereafter, involve any Transaction Document or the Transactions and which could reasonably be expected to be material and adverse to the interests of the Lenders, or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
          (b) Except as set forth on Schedule 3.09(b) (Funding), none of the Borrower or any of the Restricted Subsidiaries or any of their respective material properties or assets is in violation of any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permits), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect (but not including, in each case, any Environmental Law which is the subject of Section 3.17 or any energy regulation matter which is the subject of Section 3.23).
          (c) The Borrower and all of its Subsidiaries are in possession of all Permits necessary to own, lease and operate their properties and to lawfully carry on their businesses as they are now being conducted, except where the failure to be in possession of such Permit would not, individually or in the aggregate, have a Material Adverse Effect (but not including Permits required under applicable Environmental Laws which are the subject of Section 3.17). There is no action, proceeding or investigation pending or, to the knowledge of the Borrower and each of its Subsidiaries, threatened regarding any material Permit which would have a Material Adverse Effect. None of the Borrower or any of its Subsidiaries is in material conflict with, or in default of, or in material violation of, any material Permit.
          SECTION 3.10. Contractual Obligations. (a) None of the Borrower or any of the Subsidiaries is in default under any provision of any Contractual Obligations in respect of Indebtedness, or any other material Contractual Obligations to which it is a party or by which it or any of its properties or assets are or may be bound, where such default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
          (b) No Key Contract contains any restriction on the pledge, collateral assignment or transfer of such Key Contract to the Collateral Agent for the benefit of the Senior Secured Parties, and there are no restrictions in any Key Contract that would prevent the Collateral Agent or its designee from enforcing such Key Contract following an exercise of remedies as contemplated in Section 7.03 of this Agreement or as provided in any Security Document.

          SECTION 3.11. Federal Reserve Regulations. (a) None of the Borrower or any of the Subsidiaries is engaged principally, or as one of its material activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. Neither the Borrower nor any of its Subsidiaries owns any Margin Stock.
          (b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying Margin Stock or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve the Borrower in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T. No Indebtedness being reduced or retired out of the proceeds of any Loans or Letters of Credit was or will be incurred for the purpose of purchasing or carrying any Margin Stock. None of the Transactions (including as contemplated by this Agreement) will violate or result in the violation of any of the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.
          SECTION 3.12. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended from time to time (the “Investment Company Act”). Neither the Borrower nor any of its Subsidiaries is subject to regulation under any other federal or state statute or rule that may limit its ability to incur Indebtedness under this Agreement or that may otherwise render all or any portion of the Secured Obligations unenforceable, or to the extent that the Borrower or any of its Subsidiaries is subject to such regulation, it has obtained all authorizations necessary for the incurrence of Indebtedness under this Agreement and as necessary to ensure that the Secured Obligations hereunder will not be rendered unenforceable by reason of such regulation. Neither the Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company”, as such terms are defined in the Investment Company Act.
          SECTION 3.13. Use of Proceeds. Subject to Section 6.07(a), after the Funds Availability Date, the Borrower will use the proceeds of the Loans for the ongoing working capital requirements, the payment of fees and expenses related to the Transactions and general corporate purposes of the Borrower and the Subsidiaries. The Borrower will request the issuance of Letters of Credit solely for the working capital requirements and general corporate purposes of the Borrower, its Subsidiaries and EquaGen and its subsidiaries (solely, in the case of EquaGen, its subsidiaries and subsidiaries of the Borrower that are not Subsidiary Guarantors, to the extent permitted by Section 6.05(j)).
          SECTION 3.14. Tax Returns. The Borrower and each of the Subsidiaries has timely filed or timely caused to be filed all Federal and all material state, local and foreign tax returns or materials required to have been filed by it, and all such tax returns are correct and complete in all material respects. The Borrower and each of the Subsidiaries has timely paid or caused to be timely paid all Taxes due and payable by it (other than an immaterial amount of Tax) and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP and except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The Borrower has made adequate provision in accordance with GAAP for all Taxes accrued and not yet due and payable. Except as permitted in clause (e) of the definition of “Permitted Liens”, no Lien for Taxes has been filed (except for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings), and to the knowledge of the Borrower and each of the Subsidiaries based on the receipt of written notice, except as set forth on Schedule 3.14, no claim is being asserted with respect to any material Tax. Neither the Borrower nor any of the Subsidiaries (a) intends to treat the Loans or any of the transactions contemplated by any Loan Document as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4) or (b) is aware of any facts or events that would result in such treatment.
          SECTION 3.15. Disclosure. The written information relating to the Borrower and its Subsidiaries and the Separation (including, without limitation, the Confidential Information Memorandum and the Registration Statement) furnished by or on behalf of the Borrower, and their respective Affiliates to the Arrangers, Administrative Agent, Collateral Agent or any Lender in connection with the Transactions or the negotiation of this Agreement or delivered hereunder, taken as a whole (as modified or supplemented by other information so furnished prior to the relevant measurement date for this representation and warranty), does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information or other forward-looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; it being recognized by the Lenders that such projections are as to future events and are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.
          SECTION 3.16. Employee Benefit Plans. Except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower and each ERISA Affiliate are in compliance with the applicable provisions of ERISA, the Tax Code and the regulations and published interpretations thereunder with respect to the Benefit Plans and Multiemployer Plans. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.17. Environmental Matters. Except as set forth in Schedule 3.17 or except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:
     (i) none of the Borrower or any of the Restricted Subsidiaries has failed to comply with any Environmental Law or to take all actions necessary to obtain, maintain, renew and comply with any Permit required under Environmental Law;
     (ii) none of the Borrower or any of the Restricted Subsidiaries has become a party to any administrative or judicial proceeding, or possesses knowledge of any such proceeding that has been threatened, that could result in the termination, revocation or modification of any Permit required under Environmental Law;
     (iii) neither the Borrower nor any of the Restricted Subsidiaries has become subject to any Environmental Liability with respect to any Mortgaged Property, and no Mortgaged Property is (A) subject to any Lien imposed pursuant to Environmental Law or (B) contains Hazardous Materials of a form or type or in a quantity or location that could reasonably be expected to result in the imposition of such Lien;

     (iv) there has been no Release of Hazardous Materials at any property or facility currently or formerly owned or operated by the Borrower or any of the Restricted Subsidiaries or, to the knowledge of the Borrower or the Restricted Subsidiaries, at any facility owned or operated by a third party to which any of the Borrower or any of the Restricted Subsidiaries shipped or transferred Hazardous Materials for treatment or disposal;
     (v) none of the Borrower or any of the Restricted Subsidiaries has received written notice of any claim or threatened claim with respect to any Environmental Liability other than those which have been fully and finally resolved and for which no obligations remain outstanding; and
     (vi) none of the Borrower or any of the Restricted Subsidiaries possesses knowledge of any facts or circumstances that could reasonably be expected to result in any Environmental Liability or could reasonably be expected to materially interfere with or prevent continued material compliance with Environmental Laws in effect as of the Funds Availability Date and the date of each Credit Event by the Borrower or the Subsidiaries.
          SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all material insurance coverage maintained by or on behalf of the Borrower and the Restricted Subsidiaries as of the Funds Availability Date. As of the Funds Availability Date, such insurance is in full force and effect and all premiums that are due and owed have been duly paid. The Borrower and the Restricted Subsidiaries are in compliance with Section 5.03. Insurance coverage maintained for the Nuclear Stations complies in all material respects with applicable Nuclear Laws and the requirements of the licenses held by the Nuclear Stations.
          SECTION 3.19. Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Senior Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein and proceeds thereof, subject to applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer and other laws now or hereafter in effect generally affecting rights of creditors and (including with respect to specific performance) principles of equity, whether considered in a proceeding in equity or in law and to the discretion of the court before which any proceeding therefor may be brought, and (i) in the case of the Pledged Securities, upon the earlier of (A) when such Pledged Securities are delivered to the Collateral Agent and (B) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a); (ii) in the case of Deposit Accounts not constituting Excluded Perfection Assets, by the execution and delivery of Control Agreements providing for “control” as described in Section 9-104 of the UCC; (iii) in the case of Securities Accounts not constituting Excluded Perfection Assets, upon the earlier of (A) the filing of financing statements in the offices specified on Schedule 3.19(a) and (B) the execution and delivery of Control Agreements providing for “control” as described in Section 9-106 of the UCC; and (iv) in the case of all other Collateral described therein (other than Mortgaged Properties, Excluded Perfection Assets, Intellectual Property Collateral, money not credited to a Deposit Account or letter of credit rights not constituting supporting obligations), when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, all right, title and interest of the Senior Secured Parties in such Collateral and proceeds thereof, as security for the Secured Obligations arising hereunder, in each case prior and superior to the rights of any other Person (except, in the case of all Collateral other than Pledged Securities, with respect to Permitted Liens, and in respect of Pledged Securities, the Permitted Liens set forth in clause (e) of Section 6.02).
          (b) Each Intellectual Property Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Senior Secured Parties, a legal, valid, binding and enforceable security interest in the Intellectual Property Collateral described therein and proceeds thereof, subject to applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer and other laws now or hereafter in effect generally affecting rights of creditors and (including with respect to specific performance) principles of equity, whether considered in a proceeding in equity or in law and to the discretion of the court before which any proceeding therefor may be brought. When each Intellectual Property Security Agreement is filed in the United States Patent and Trademark Office and the United States Copyright Office, respectively, together with financing statements in appropriate form filed in the offices specified in Schedule 3.19(a), in each case within the time period prescribed by Applicable Law, such Intellectual Property Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property Collateral, as security for the Secured Obligations arising hereunder, in each case prior and superior in right to any other Person (except with respect to Permitted Liens) (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications, patents, patent applications and registered copyrights acquired by the grantors after the Funds Availability Date and additional filings and/or other actions may be necessary to perfect the Collateral Agent’s security interest in Intellectual Property Collateral that is created under the laws of a jurisdiction outside the United States. Any such additional filings and/or other actions that may be necessary to perfect the Collateral Agent’s security interest in registrations and applications for registration of Intellectual Property (as defined in the Guarantee and Collateral Agreement) included in the Intellectual Property Collateral that is created under the laws of a jurisdiction outside the United States shall be described in writing to the Collateral Agent and its legal counsel by the Borrower or its legal counsel).
          (c) Each of the Mortgages is effective to create in favor of the Collateral Agent, for the ratable benefit of the Senior Secured Parties, a legal, valid, binding, subsisting and enforceable Lien on, and security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and proceeds thereof, subject to applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer and other laws now or hereafter in effect generally affecting rights of creditors and (including with respect to specific performance) principles of equity, whether considered in a proceeding in equity or in law, and to the discretion of the court before which any proceeding therefor may be brought, and when the Mortgages are recorded in the offices specified on Schedule 3.19(c), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereof in such Mortgaged Property and proceeds thereof, as security for the Secured Obligations hereunder, in each case prior and superior in right to any other Person (except Liens expressly permitted by clause (a), (f) and (g) of Section 6.02.
          SECTION 3.20. Location of Real Property. Schedule 3.20 lists completely and correctly as of the Funds Availability Date all real property owned or subject to a Material Lease by the Borrower and the other Loan Parties and, in each case, the addresses thereof, indicating for each parcel whether it is owned or leased.

          SECTION 3.21. Labor Matters. As of the Funds Availability Date, (i) there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened; (ii) the hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, material local or material foreign law applicable to such matters in any material respect; and (iii) all payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary, except with respect to clauses (i) through (iii) as could not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.
          SECTION 3.22. Intellectual Property. Except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower and each of the Subsidiaries owns, or is licensed or otherwise has the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person.
          SECTION 3.23. Energy Regulation. (a) Immediately following the Separation and thereafter the Borrower and any Restricted Subsidiary that is a holding company as such term is defined in PUHCA is exempt in accordance with 18 CFR § 366.3 from the accounting, record-retention and reporting requirements of PUHCA.
          (b) The Borrower is not subject to regulation as a “public utility” as such term is defined in the FPA. Each Restricted Subsidiary that is subject to regulation as a “public utility” as such term is defined in the FPA and that makes sales of energy or capacity that are not pursuant to a state regulatory authority’s implementation of PURPA has an order from the FERC, which order is not subject to any pending challenge, investigation, complaint, or other proceeding, except as could not reasonably be expected to result in a Material Adverse Effect and other than generic proceedings generally applicable in the industry, (x) authorizing such Restricted Subsidiary to engage in wholesale sales of electricity and, to the extent permitted under its market-based rate tariff, other transactions at market-based rates and (y) granting such waivers and blanket authorizations as are customarily granted to entities with market-based rate authority, including blanket authorizations to issue securities and to assume liabilities pursuant to Section 204 of the FPA. With respect to each Restricted Subsidiary described in the preceding sentence, except as could not reasonably be expected to result in a Material Adverse Effect and except as set forth on Schedule 3.23(b), the FERC has not imposed any rate caps, mitigation measures, or other limits on market-based sales of power by that Restricted Subsidiary, other than rate caps and mitigation measures generally applicable to similarly situated marketers or generators selling electricity, ancillary services or other services at wholesale at market-based rates in the geographic market where such Restricted Subsidiary conducts its business.
          (c) Each Restricted Subsidiary of the Borrower participating in the wholesale power market in state or regional transmission organizations has registered with the relevant state or regional body to sell electricity at wholesale at market-based rates, and, except as could not reasonably be expected to result in a Material Adverse Effect, such state or regional body has not imposed any specific rate cap or mitigation measure (other than pursuant to generic proceedings generally applicable in the industry). The rates charged by each such Restricted Subsidiary are not subject to any pending challenge or investigation.
          (d) Except as could not reasonably be expected to result in a Material Adverse Effect and except as set forth on Schedule 3.23(d), there are no complaint proceedings pending with the FERC, any other Governmental Authority or any state or regional transmission organizations seeking abrogation or modification, or otherwise investigating the terms, of a contract for the sale of power by Borrower or its Restricted Subsidiaries.
          (e) Except as could not reasonably be expected to result in a Material Adverse Effect, (i) each of the Borrower and each Restricted Subsidiary, as applicable, has filed or caused to be filed with the FERC, all other relevant Governmental Authorities and any state or regional transmission organizations all forms, applications, notices, statements, reports and documents (including all exhibits and amendments thereto) required to be filed by it under all Applicable Laws, including PUHCA, the FPA and state utility laws and the respective rules thereunder and (ii) all of such filings complied with the applicable requirements of the appropriate act and rules, regulations and orders thereunder in effect on the date each was filed.
          (f) Each power facility identified as a “QF” in Schedule 3.23(f) is a qualifying facility under PURPA and the current rules and regulations promulgated thereunder. Each person identified as an “EWG” in Schedule 3.23(f) is an “exempt wholesale generator” within the meaning of PUHCA and the Energy Policy Act of 2005, as amended. None of the Restricted Subsidiaries is a “foreign utility company” within the meaning of PUHCA.
          (g) Neither the Borrower nor any Restricted Subsidiary is subject to any material state laws or material regulations respecting rates or the financial or organizational regulation of utilities, other than (i) with respect to those Restricted Subsidiaries that are QFs, such state regulations contemplated by 18 C.F.R. Section 292.602(c) and (ii) “lightened regulation” by the New York State Public Service Commission and material financial and organizational regulation by the Vermont Public Service Board. Except for such approvals that have been obtained, no approval is required to be obtained in connection with the Transactions from the FERC or any other state or federal Governmental Authority with jurisdiction over the energy sales or financing arrangements of the Borrower and its Restricted Subsidiaries.
          SECTION 3.24. Solvency. Immediately after the consummation of the Transactions on the Funds Availability Date, and to the extent a Credit Event is being made, immediately following such Credit Event and the application of the proceeds therefrom, (a) the fair value of the assets of the Loan Parties, taken as a whole, at a fair valuation, taking into account the effect of any indemnities, contribution or subrogation rights, exceeds their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties, taken as a whole, taking into account the effect of any indemnities, contribution or subrogation rights, is greater than the amount required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties, taken as a whole, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties, taken as a whole, do not have unreasonably small capital with which to conduct the business in which they are engaged as such business is conducted and is proposed to be conducted following the Funds Availability Date.

          SECTION 3.25. Nuclear Operations Compliance. The operations of the Restricted Subsidiaries’ nuclear steam generating stations (“Nuclear Stations”) are and have at all times been conducted in material compliance with Nuclear Laws. No investigation or review by any Governmental Authority with respect to the Nuclear Stations is pending or, to the knowledge of the Borrower or the Restricted Subsidiaries, is threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, other than those the outcome of which would not have a Material Adverse Effect. The Nuclear Stations maintain emergency plans designed to respond to an unplanned release therefrom of Nuclear Materials into the environment, liability insurance to the extent required by Applicable Law (including, but not limited to, the Price-Anderson Act), and such further insurance as is consistent with the risks inherent in the operation of a nuclear power facility. Plans for the decommissioning of each of the Nuclear Stations and for the short-term storage of spent nuclear fuel conform in all material respects with applicable regulatory or other legal requirements. The Borrower and its Restricted Subsidiaries have established and have adequately maintained trust funds or other financial mechanisms to provide for decontamination and decommissioning of each Nuclear Station in accordance with Applicable Law. Borrower and its Subsidiaries have made all contributions required by Applicable Laws to pay the U.S. Department of Energy for decontamination and decommissioning of federal uranium enrichment facilities and for long-term disposition of spent fuel.
          SECTION 3.26. Separation Transactions. As of the Funds Availability Date:
     (a) The Separation Transactions have been consummated in all material respects in accordance with each of the Separation Documents and substantially in the manner described in the Registration Statement.
     (b) Each of the Separation Documents has been duly executed and delivered by each Loan Party thereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     (c) None of the Separation Documents has been amended, waived or otherwise modified from the form of the drafts attached hereto as Exhibit R and Exhibit S, respectively, in a way that is materially adverse to the Lenders without the prior consent of the Arrangers and the Required Lenders and no condition precedent therein to the obligations of the Borrower waived, altered, amended or otherwise changed or supplemented, in each case in a manner materially adverse to the interests of the Lenders, without the prior written consent of the Arrangers and the Required Lenders.
          SECTION 3.27. Segregation of Cash Management and Business Operations. The Borrower and its Restricted Subsidiaries have at all times following consummation of the Separation Transactions (i) maintained books, financial records and bank accounts that are separate and distinct from the books, financial records and bank accounts of Entergy and its subsidiaries, (ii) held themselves out as an entity separate and distinct from Entergy and any of its subsidiaries (including their Affiliates), (iii) conducted their own business in their own name, (iv) held all of their assets in their own name and (v) not identified itself as a division or department of Entergy or any of its subsidiaries.

          SECTION 3.28. Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
ARTICLE IV
Conditions Precedent
     The obligations of the Lenders and the obligations of the Issuers hereunder are subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:
          SECTION 4.01. All Credit Events. On the date of each Borrowing on or after the Funds Availability Date and on the date of each issuance, amendment, extension or renewal of a Letter of Credit on or after the Funds Availability Date (each such event being called a “Credit Event”):
     (a) Borrowing Request. The Administrative Agent shall have received a Borrowing Request in respect of such Borrowing as required by Section 2.02 (or such notice shall have been deemed given in accordance with Section 2.02) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuer and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit if and as required by Section 2.03;
     (b) Representations and Warranties. The representations and warranties set forth in each Loan Document shall be true and correct in all material respects (except to the extent that such representations and warranties are qualified as to materiality, in which case they shall be true and correct in all respects) on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or true and correct in all respects, as provided in the parenthetical above) on and as of such earlier date;
     (c) No Material Adverse Effect. There shall have been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect since December 31, 2007;
     (d) No Default or Event of Default. The Borrower and each Restricted Subsidiary shall be in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed, and, at the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing;

     (e) Outstanding Amount. Immediately after giving effect to such Credit Event, the Aggregate Revolving Credit Outstandings shall not exceed the Total Commitments at such time; and
     (f) Posting of Cash Collateral. In the case of an Issuance of a Letter of Credit, the Borrower has (i) posted any cash collateral required by any Issuer or (ii) entered into some other arrangement satisfactory to such Issuer, in each case as provided for in Section 2.03(g).
          Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b), (c), (d), (e) and (f) of this Section 4.01.
          SECTION 4.02. Conditions Precedent to Signing Date. On the Signing Date:
          (a) Deliverables. The Arrangers’ receipt of the following, each of which shall be originals, telecopies or PDF files (followed promptly by originals) unless otherwise specified, each executed (as applicable) by a Responsible Officer of the signing Loan Party, each dated the Signing Date (or, in the case of certificates of governmental officials, a recent date before the Signing Date) and each in form and substance reasonably satisfactory to the Arrangers and the Collateral Agent:
     (i) executed counterparts of this Agreement in sufficient quantity for the Administrative Agent, each Arranger and each Lender requesting original counterparts;
     (ii) completed schedules to this Agreement as of the Signing Date in form reasonably satisfactory to the Arrangers and each Lender;
     (iii) exhibits to this Agreement in form satisfactory to the Arrangers and each Lender;
     (iv) executed counterparts of the Intercreditor Agreement in sufficient quantity for the Administrative Agent, the Collateral Agent, and the Borrower;
     (v) a copy of the Constituent Documents of the Borrower as of the Signing Date, including all amendments thereto as of the Signing Date (and each certificate of incorporation, formation or limited partnership shall be certified as of a recent date by the Secretary of State or other applicable Governmental Authority of its respective jurisdiction of organization), together with:
     (A) a certificate as to the good standing of the Borrower, as of a recent date, from the Secretary of State or other applicable authority of its jurisdiction of organization and from each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, together in each case with a certificate or other evidence of good standing as to payment of any applicable franchise or similar Taxes from the appropriate taxing authority of each such jurisdiction;
     (B) a certificate of the Secretary or Assistant Secretary of the Borrower dated the Signing Date and certifying (1) that the Constituent

Documents of the Borrower have not been amended since the date of the last amendment thereto shown on the certificate of good standing from its jurisdiction of organization furnished pursuant to clause (A) above; (2) that attached thereto is a true and complete copy of the agreement of limited partnership, operating agreement or by-laws as in effect on the Signing Date and at all times since a date prior to the date of the resolutions described in clause (3) below; (3) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or other governing body of the Borrower authorizing the execution, delivery and performance of this Agreement, the Intercreditor Agreement and each other Loan Document to which it is a party on the Signing Date and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and (4) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Borrower; and
     (C) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (B) above;
     (vi) a favorable written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Loan Parties, addressed to the Arrangers, the Administrative Agent, the Collateral Agent and each Lender, dated the Signing Date, substantially in the form of Exhibit I-1-A hereto and covering such additional matters incident to the transactions contemplated hereby as the Arrangers or the Required Lenders may reasonably request, together with a favorable written opinion of an internal counsel to the Borrower with respect to Section 3.09(a), addressed to the Arrangers, the Administrative Agent, the Collateral Agent and each Lender, dated the Signing Date, substantially in the form of Exhibit I-1-B hereto;
     (vii) a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in this Section 4.02 have been satisfied; and
     (viii) such other certificates or documents as the Arrangers, the Issuers or the Collateral Agent may have reasonably required not less than three days before the Signing Date.
          (b) Certain Fees. All fees required to be paid on or before the Signing Date to the Administrative Agent, the Arrangers and to the Lenders shall, in each case, have been paid.
          (c) Counsel Fees. The Borrower shall have paid all reasonable, documented, out-of-pocket fees, charges and disbursements of (i) counsel to the Arrangers (directly to such counsel if requested by them) to the extent invoiced at least seven Business Day prior to the Signing Date and (ii) counsel to the Administrative Agent, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Signing Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Arrangers).

          (d) Financial Information. The Borrower has, on or prior to the Signing Date, furnished to the Arrangers and the Administrative Agent the financial information described in Section 1.05 of Annex III for Entergy Nuclear (as such term is defined therein).
          (e) Patriot Act Information. The Administrative Agent and the Arrangers shall have received all information requested by itself or any Lender of the type described in Section 9.18 hereof that is required for it to comply with its ongoing obligations under applicable “know your customer”, and anti-money laundering rules and regulations, including the Patriot Act.
          (f) Delivery of Reports. The Administrative Agent and the Arrangers shall have received copies of the final independent engineering, insurance and market consultants’ reports prepared by a consultant reasonably acceptable to the Arrangers and in a form and scope satisfactory to the Arrangers.
          (g) Representations and Warranties. The representations and warranties set forth in Annex III and in each other Loan Document executed on the Signing Date shall be true and correct in all material respects (except to the extent that such representations and warranties are qualified as to materiality, in which case they shall be true and correct in all respects) on and as of the Signing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or true and correct in all respects, as provided in the parenthetical above) on and as of such earlier date.
          (h) No Material Adverse Effect. There shall have been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect since December 31, 2007.
          (i) No Default or Event of Default. The Borrower and, to the extent there are any on the Signing Date, each Restricted Subsidiary, shall be in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed, and, on and as of the Signing Date, no Default or Event of Default shall have occurred and be continuing.
          (j) Date. The Signing Date shall have occurred on or before December 31, 2008.
          For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.
          SECTION 4.03. Conditions Precedent to Funds Availability Date. On the Funds Availability Date:
     (a) Deliverables. The Arrangers’ receipt of the following, each of which shall be originals, telecopies or PDF files (followed promptly by originals) unless otherwise specified, each executed (as applicable) by a Responsible Officer of the signing Loan Party, each dated the Funds Availability Date (or, in the case of certificates of governmental officials, a recent date before the Funds Availability Date) and each in form and substance reasonably satisfactory to the Arrangers:

     (i) any modifications or updates to any schedule to this Agreement (other than Schedules 3.09(a) (Signing), 3.09(b) (Signing), 6.01(c) (Signing) and 6.02(d) (Signing), which shall not be modified or updated) made since the Signing Date, in form reasonably satisfactory to the Arrangers and each Lender;
     (ii) a Note executed by the Borrower in favor of each Lender that has requested such Note at least three Business Days in advance of the Funds Availability Date;
     (iii) an executed Guarantee Joinder and Assumption Agreement in respect of the Intercreditor Agreement for each Subsidiary Guarantor;
     (iv) an executed Accession Agreement to the Intercreditor Agreement for each Secured Obligations Representative that will be party to the Guarantee and Collateral Agreement (other than the Administrative Agent) on the Funds Availability Date (if any);
     (v) executed counterparts of the Guarantee and Collateral Agreement, duly executed by each Loan Party that is a party thereto, together with:
     (A) a duly executed Perfection Certificate;
     (B) a Corporate Chart current as of the Funds Availability Date;
     (C) appropriate Form UCC-1 financing statements authorized for filing under the UCC of each jurisdiction in which the filing of a financing statement or giving of notice may be required, or reasonably requested by the Collateral Agent, to perfect the security interests intended to be created by the Security Documents;
     (D) upon the written request of the Arrangers searches of ownership of intellectual property in the appropriate governmental offices and such patent, trademark and/or copyright filings as may be requested by the Collateral Agent to the extent necessary or reasonably advisable to perfect the Collateral Agent’s security interest in intellectual property Collateral;
     (E) all of the Pledged Securities, which Pledged Securities shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, accompanied in each case by any required transfer tax stamps, all in form and substance reasonably satisfactory to the Collateral Agent;
     (F) all Deposit Account Control Agreements, duly executed by the corresponding Deposit Account Bank and Loan Party, that, in the reasonable judgment of the Arrangers, shall be required for the Loan Parties to comply with Sections 5.10 and 5.11;
     (G) Securities Account Control Agreements duly executed by the appropriate Loan Party and all “securities intermediaries” (as defined in the

UCC) with respect to all Securities Accounts and securities entitlements of each Loan Party;
     (H) Commodities Account Control Agreements duly executed by the appropriate Loan Party and all “commodities intermediaries” (as defined in the UCC) with respect to all commodities contracts and Commodities Accounts held by each Loan Party; and
     (I) evidence of the completion of all other filings and recordings of or with respect to the Security Documents and of all other actions as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the Security Documents;
     (vi) one or more Intellectual Property Security Agreements, as applicable, duly executed by each Loan Party to the extent required by the Guarantee and Collateral Agreement;
     (vii) fully executed and notarized Mortgages encumbering the fee interest of the Loan Parties in each real property asset owned by a Loan Party identified to be a Mortgaged Property on or prior to the Funds Availability Date on Schedule 3.07, substantially in the form of Exhibits P-1, P-2 and P-3, with such changes, if any, as are reasonably satisfactory to the Borrower (which shall be evidenced by the signature thereof by the applicable Loan Party) and the Collateral Agent, together with such UCC-1 financing statements or similar notices as the Collateral Agent shall reasonably deem appropriate with respect to each such Mortgaged Property, together with:
     (A) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered to the title insurance company for filing and recordation in suitable form in all filing or recording offices that the Collateral Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Senior Secured Parties and that provision has been made for the payment of all filing, documentary, stamp, intangible and recording Taxes and fees;
     (B) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements and in amounts, reasonably acceptable to the Collateral Agent, issued by title insurers acceptable to the Collateral Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and material men’s Liens) and encumbrances, excepting only clause (g) in the definition of Permitted Liens, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and material men’s Liens) as the Collateral Agent may deem reasonably necessary or desirable;
     (C) American Land Title Association form surveys, for which all necessary fees (where applicable) have been paid, and dated no more than 120 days before the day of the initial Credit Event, certified to the Administrative

Agent, the Arrangers, the Collateral Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Arrangers and the Collateral Agent by a land surveyor duly registered and licensed in the jurisdictions in which the property described in such surveys is located and acceptable to the Collateral Agent, showing all buildings and other improvements, any off-site improvements, the location of any Easements, parking spaces, rights of way, building set-back lines and other dimensional regulations;
     (D) opinions of local counsel for the Loan Parties in states in which the Mortgaged Properties are located with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Arrangers and the Collateral Agent;
     (E) an appraisal of all or parts of the Mortgaged Properties as designated by the Collateral Agent that is prepared by a member of the Appraisal Institute selected by the Collateral Agent, in form and substance acceptable to the Arrangers and the Collateral Agent, and in compliance with the Uniform Standards of Professional Appraisal Practice (USPAP);
     (F) a Standard Flood Hazard Determination Form (“SFHDF”) with respect to each Mortgaged Property. To the extent that the SFHDF indicates that any of the Mortgaged Properties is in a Special Flood Hazard Area, then adequate flood insurance, as and to the extent required under the National Flood Insurance Program, shall have been obtained by the Borrower in compliance with the requirements set forth in Section 5.03, and proof of such insurance shall have been delivered to the Collateral Agent;
     (G) evidence of the insurance required by the terms of the Mortgages;
     (H) such evidence of zoning compliance as may be required by the Arrangers or the Collateral Agent; and
     (I) such other evidence that all other actions that the Collateral Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the Mortgaged Properties described in the Mortgages have been taken;
     (viii) a copy of the Constituent Documents, including all amendments thereto as of the Funds Availability Date, of each Restricted Subsidiary, and, with respect to certificates of incorporation, formation or limited partnership, certified as of a recent date by the Secretary of State or other applicable Governmental Authority of its respective jurisdiction of organization, together with:
     (A) a certificate as to the good standing of the Borrower and each Restricted Subsidiary, as of a recent date, from the Secretary of State or other applicable authority of its respective jurisdiction of organization and from each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, together in each case with a certificate or other evidence of good standing as to payment of any applicable franchise or similar Taxes from the appropriate taxing authority of each such jurisdiction;
     (B) a certificate of the Secretary or Assistant Secretary of the Borrower and each Restricted Subsidiary dated the Funds Availability Date and certifying (1) that the Constituent Documents (x) of the Borrower have not been amended since the Signing Date and (y) of such Restricted Subsidiary have not been amended since the date of the last amendment thereto shown on the certificate of good standing from its jurisdiction of organization furnished pursuant to clause (A) above; (2) that attached thereto is a true and complete copy of the agreement of limited partnership, operating agreement or by-laws of the Borrower and each Restricted Subsidiary, as in effect on the Funds Availability Date and at all times since a date prior to the date of the resolutions described in clause (3) below, (3) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or other governing body of the Borrower and each Restricted Subsidiary authorizing the Transactions and the execution, delivery and performance of the Transaction Documents to which it is to be a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and (4) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Borrower and each Restricted Subsidiary; and
     (C) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (B) above;
     (ix) a favorable written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Loan Parties, addressed to the Arrangers, the Administrative Agent, the Collateral Agent and each Lender, dated the Funds Availability Date, substantially in the form of Exhibit I-2-A hereto and covering such additional matters incident to the transactions contemplated hereby as the Arrangers or the Required Lenders may reasonably request, together with a favorable written opinion of an internal counsel to the Borrower with respect to Section 3.09(a), addressed to the Arrangers, the Administrative Agent, the Collateral Agent and each Lender, dated the Funds Availability Date, substantially in the form of Exhibit I-2-B hereto;
     (x) favorable written opinions from special Michigan, Vermont, Arkansas, New York and Massachusetts counsel to the Borrower and the other Loan Parties (which counsel shall be reasonably satisfactory to the Collateral Agent) to the Arrangers, the Administrative Agent, the Collateral Agent and each Lender, dated the Funds Availability Date, substantially in the form of Exhibit J, Exhibit K, Exhibit L Exhibit M and Exhibit N hereto and covering such additional matters incident to the transactions contemplated hereby as the Arrangers or the Required Lenders may reasonably request;
     (xi) a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Section 4.01 have been satisfied to the extent that any Credit Event is requested to be made on the Funds Availability Date;

     (xii) a certificate signed by the chief financial officer of the Borrower attesting to the solvency on the Funds Availability Date of the Loan Parties on a consolidated basis after giving effect to the Transactions;
     (xiii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with (i) the certificates of insurance, naming the Collateral Agent, on behalf of the Senior Secured Parties, as an additional insured or loss payee (as its interests may appear), as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral and (ii) related endorsements to such insurance policies contemplated by Section 5.03; and
     (xiv) such other certificates or documents as the Arrangers or the Collateral Agent may have reasonably required not less than three days before the Funds Availability Date.
          (b) Certain Fees. All fees required to be paid on or before the Funds Availability Date (i) to the Administrative Agent and the Arrangers and (ii) to the Lenders shall in each case have been paid.
          (c) Counsel Fees. The Borrower shall have paid all reasonable, documented out-of-pocket fees, charges and disbursements of counsel to the Arrangers (directly to such counsel if requested by them) and of counsel to the Administrative Agent, in each case to the extent invoiced at least seven Business Day prior to the Funds Availability Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Funds Availability Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Arrangers).
          (d) Date. The Signing Date shall have occurred. The Funds Availability Date shall have occurred on or prior to the Outside Date.
          (e) Financial Information. The Borrower shall, on or prior to the Funds Availability Date, furnish to the Arrangers and the Administrative Agent updated projections.
          (f) Consummation of the Separation Transactions. On or prior to the Funds Availability Date, there shall have been delivered to the Arrangers true and correct copies of the Separation Documents, certified as such by a Responsible Officer of the Borrower. The Separation, including all of the terms and conditions thereof, shall have been duly approved by the board of directors and (if required by Applicable Laws) the shareholders of each of Entergy and the Borrower, and all Separation Documents shall have been duly executed and delivered by the parties thereto and shall be in full force and effect. The Separation Documents shall not have been amended, waived or otherwise modified from the form of the drafts attached hereto as Exhibit R and Exhibit S respectively, in a way that is materially adverse to the Lenders without the prior consent of the Arrangers and no condition precedent therein to the obligations of the Borrower waived, altered, amended or otherwise changed or supplemented, in each case in a manner materially adverse to the interests of the Lenders, without the prior written consent of the Arrangers. On or prior to the Funds Availability Date, the Separation shall have been consummated in accordance with the Separation Documents and the Registration Statement and in accordance with all Applicable Laws.

          (g) Debt and Corporate Ratings. The Borrower shall have (i) obtained corporate ratings and ratings for its senior secured Indebtedness from Moody’s and S&P and (ii) shall have achieved either (A) a credit rating of no less than Ba3 by Moody’s or (B) a credit rating of no less than BB- by S&P.
          (h) Patriot Act Information. The Administrative Agent and the Arrangers shall have received all information requested by itself or any Lender of the type described in Section 9.18 hereof that is required for it to comply with its ongoing obligations under applicable “know your customer”, and anti-money laundering rules and regulations, including the Patriot Act.
          (i) Senior Note Issuance. The Borrower shall have issued Senior Notes pursuant to Rule 144A or another exemption from the registration requirements of the Securities Act and, if applicable, any Funds Availability Indebtedness, in a combined aggregate principal amount of not less than $4,000,000,000; provided that at least $3,000,000,000 of such aggregate principal amount shall constitute Indebtedness in respect of the Senior Notes. The Borrower shall cause a Responsible Officer to deliver a certificate to the Arrangers attaching true and correct copies of the Senior Note Documents and, if applicable, the Funds Availability Indebtedness Documents, as in effect on the Funds Availability Date.
          (j) Pro Forma Financial Covenant Compliance. The Borrower shall have delivered to the Arrangers satisfactory evidence that the Borrower and its Restricted Subsidiaries are in pro forma compliance with the Financial Covenants on and as of the Funds Availability Date, including after giving effect to any Credit Event requested to be made on the Funds Availability Date.
          (k) Representations and Warranties. The representations and warranties set forth in Article III of this Agreement and in each other Loan Document shall be true and correct in all material respects (except to the extent that such representations and warranties are qualified as to materiality, in which case they shall be true and correct in all respects) on and as of the Funds Availability Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or true and correct in all respects, as provided in the parenthetical above) on and as of such earlier date.
          (l) No Material Adverse Effect. There shall have been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect since December 31, 2007.
          (m) No Default or Event of Default. The Borrower and each Restricted Subsidiary shall be in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed, and, on and as of the Funds Availability Date, no Default or Event of Default shall have occurred and be continuing.
          (n) Appraisals. The Borrower shall have delivered the Funds Availability Date Appraisals.
     For purposes of determining compliance with the conditions specified in this Section 4.03, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Arrangers shall have received notice from such Lender prior to the closing on the Funds Availability Date specifying its objection thereto.
ARTICLE V
Affirmative Covenants
     The Borrower covenants and agrees with each Lender that, (i) from and after the Signing Date, so long as this Agreement shall remain in effect and until the earlier of (A) the Funds Availability Date and (B) the Outside Date, the Borrower will, and will cause each of the Restricted Subsidiaries to comply with the affirmative covenants set forth in Annex V and (ii) from and after the Funds Availability Date, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document (other than indemnification and other contingent obligations in each case not then due and payable) shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full or reimbursement thereof shall have been cash-collateralized in an amount equal to 100% of the Letter of Credit Obligations as of such time, the Borrower will, and will cause each of the Restricted Subsidiaries to:
          SECTION 5.01. Corporate Existence. Subject to Section 6.04 hereof, do or cause to be done all things necessary to preserve and keep in full force and effect (a) its corporate existence, and the corporate, partnership or other existence of each of its subsidiaries, in accordance with the respective Constituent Documents (as the same may be amended from time to time) of the Borrower or any such Subsidiary; and (b) the rights (charter and statutory), licenses and franchises of the Borrower and its Subsidiaries, except where the failure to so preserve and keep could not reasonably be expected to have a Material Adverse Effect; provided, however, that neither the Borrower nor any Restricted Subsidiary shall be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of itself or any of its Subsidiaries, if the Borrower or such Restricted Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the Permitted Businesses of the Borrower and its Subsidiaries, taken as a whole, and that the loss thereof could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.02. Compliance with Laws. Comply with all Applicable Laws, Contractual Obligations and Permits, except where the failure so to comply would not, in the aggregate, have a Material Adverse Effect.
          SECTION 5.03. Insurance. The Borrower will, and will cause each Subsidiary that is a Restricted Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower, as applicable) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower, as applicable) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower, as applicable) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Agents, upon written reasonable request from either Agent, information presented in reasonable detail as to the insurance so carried. With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Agents may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.
          SECTION 5.04. Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (i) Taxes (other than an immaterial amount of Tax), assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings and where the Borrower or the relevant Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien, (ii) all lawful claims which, if unpaid, would by Applicable Laws become a Lien upon its property other than a Permitted Lien and (iii) all Indebtedness, as and when the same shall become due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
          SECTION 5.05. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent for distribution to each Lender:
     (a) Annual Reports. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each fiscal year), its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition as of the close of such fiscal year of the Borrower and its consolidated Subsidiaries at such time and the results of its operations and the operations of such consolidated Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year (or, in the case of the fiscal year ending December 31, 2008, the comparable twelve month period ending December 31, 2007), all audited by Deloitte & Touche LLP or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
     (b) Quarterly Reports. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three fiscal quarters of each fiscal year (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such fiscal quarter), its unaudited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition as of the close of such fiscal quarter of the Borrower and its consolidated Subsidiaries at such time and the results of its operations and the operations of such consolidated Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers to the effect that such financial statements, while not examined by independent public accountants, reflect in the opinion of the Borrower all adjustments necessary to present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the end of and for such periods in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;
     (c) Certifications with Financial Reports. (i) Concurrently with any delivery of financial statements under paragraph (a) above, a letter from the accounting firm rendering the opinion on such statements stating whether, in connection with their audit examination, such accounting firm has obtained any knowledge of any Default or Event of Default in respect of the Financial Covenants that existed on the date of such financial statements and (ii) concurrently with any delivery of financial statements under paragraph (a) or (b) above for the first full fiscal quarter ended after the Funds Availability Date and each quarter and/or year thereafter, a certificate of a Financial Officer of the Borrower (A) certifying that (x) no condition or event has occurred that would cause them to believe that a Default or Event of Default has occurred and (y) no Event of Default or Default has occurred or, if an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) setting forth computations in reasonable detail as is reasonably satisfactory to the Administrative Agent demonstrating compliance with the Financial Covenants and setting forth the Borrower’s calculation of the Available Amount as at the end of such period, (C) disclosing any Reinvestment Event that was consummated in the preceding fiscal quarter and specifying the nature thereof and the use of proceeds with respect thereto, (D) summarizing the outstanding balance of all material, long-term intercompany Indebtedness as of the last day of the fiscal quarter covered by such financial statements, (E) supplementing the list of Key Contracts on Schedule 1.01(b) and the list of Material Contracts on Schedule 1.01(d) and/or updating such schedules to reflect amendments or supplements to or replacements of such Key Contracts or Material Contracts that occurred in the preceding fiscal quarter and (F) to the extent that (x) a Reinvestment Notice has been given but no Reinvestment Decision Date has occurred with respect to such Reinvestment Notice or (y) a Reinvestment Decision Date has occurred but no corresponding reinvestment expenditure or Reinvestment Commitment Reduction Date has occurred with respect to the proposed reinvestment specified on such Reinvestment Decision Date, a written status report setting forth developments to date and an expected timeline for making such proposed reinvestment specified on the Reinvestment Decision Date;
     (d) Insurance Report. As soon as is practicable and in any event within 90 days after the end of each fiscal year, the Borrower shall furnish the Administrative Agent and the Collateral Agent (in sufficient copies for each of the Lenders) with (a) a report in form and substance satisfactory to the Administrative Agent, the Collateral Agent and the Lenders outlining all material insurance coverage maintained as of the date of such report by the Borrower and its Restricted Subsidiaries and the duration of such coverage and (b) an insurance broker’s statement that all premiums then due and payable with respect to such coverage have been paid and confirming, with respect to any such insurance maintained by the Borrower and its Restricted Subsidiaries, that the Administrative Agent has been named as loss payee or additional insured, as applicable;

     (e) SEC Filings. Promptly after the same become publicly available, notice to the Administrative Agent for posting on the Approved Electronic Platform that a filing has been made with the SEC.
     (f) Management Letters. Promptly after the receipt thereof by the Borrower or any of the Subsidiaries, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto;
     (g) Notices of Default. Promptly after the sending or filing thereof, the Borrower shall notify the Administrative Agent of all notices of default or breach delivered pursuant to, or in connection with, any Material Indebtedness or Separation Document;
     (h) Termination of Contractual Obligations. Promptly after the Borrower or any Restricted Subsidiary becoming aware of the same, the Borrower shall give the Administrative Agent written notice of any cancellation, termination or loss of any Material Contract or Key Contract;
     (i) Labor Disputes. Promptly after becoming aware of the same, the Borrower shall give the Administrative Agent written notice of (a) any material labor dispute (including any strikes, lockouts or slow downs) with respect to the Core Assets and (b) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any Core Asset;
     (j) Certification of Public Information. Concurrently with the delivery of any document or notice required to be delivered pursuant to this Section 5.05, the Borrower shall indicate in writing whether such document or notice contains Non-Public Information. Each Loan Party and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.05 or otherwise are being distributed through the Approved Electronic Platform, any document or notice that the Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Approved Electronic Platform designated for such public-side Lenders. The Borrower agrees to clearly designate all Information provided to Administrative Agent by or on behalf of the Borrower that is suitable to make available to public-side Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to this Agreement or the other Loan Documents contains Non-Public Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Approved Electronic Platform designated for Lenders who wish to receive material non-public information with respect to the Borrower, its Subsidiaries and their securities; and
     (k) Other Reports. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.

          SECTION 5.06. Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after the Borrower or any of its Restricted Subsidiaries obtains knowledge thereof:
     (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
     (b) the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any arbitrator or Governmental Authority, against the Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect;
     (c) the occurrence of any ERISA Event that could reasonably be expected to result in a Material Adverse Effect; and
     (d) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
          SECTION 5.07. Information Regarding Collateral. (a) Furnish, and will cause each Loan Party to furnish, to each of the Administrative Agent, and the Collateral Agent prompt written notice of (i) any change (A) in any Restricted Subsidiary’s corporate name as set forth in its certificate of incorporation, certificate of formation or other relevant Constituent Documents, (B) in any office or facility (other than any location within the control of the Administrative Agent or the Collateral Agent) at which material portions of Collateral owned by it is located (including the establishment of any such new office or facility), (C) in any Restricted Subsidiary’s corporate structure or (D) in any Restricted Subsidiary’s Federal Taxpayer Identification Number; (ii) any formation or acquisition after the Funds Availability Date of any Subsidiary that is not an Unrestricted Subsidiary; (iii) any sale, transfer, lease, issuance or other disposition (by way of merger, consolidation, operation of law or otherwise) after the Funds Availability Date of any Equity Interests of any Subsidiary that is not an Excluded Subsidiary to any Person other than the Borrower or another Subsidiary Guarantor; and (iv) any Excluded Subsidiary that ceases to be an Excluded Subsidiary. The Borrower agrees not to effect or permit any change referred to in the preceding sentence with respect to a Loan Party unless it has given notice to the Administrative Agent and the Collateral Agent at least 5 Business Days before the change, so that a reasonable period has been provided for making all filings under the UCC or otherwise and taking all other actions, in each case that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected (subject to the limitations set forth in Section 3.19) security interest in all the Collateral (other than any Excluded Perfection Assets). The Borrower also agrees promptly to notify each of the Administrative Agent and the Collateral Agent if any material portion of the Collateral is damaged or destroyed.
          (b) In the case of the Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.05(a), deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth (i) the information required pursuant to Section I of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Funds Availability Date (or the date of the most recent certificate delivered pursuant to this Section 5.07(b)), (ii) any liquidation or dissolution during such preceding fiscal year of any Subsidiary other than an Excluded Subsidiary and (iii) a copy of the Corporate Chart that is true, correct, complete and current as of the date of such certificate.
          (c) Promptly following the acquisition of (i) any new power generating facility by the Borrower or any Subsidiary Guarantor or (ii) the acquisition of any Subsidiary that owns a power generating facility and becomes a Subsidiary Guarantor pursuant to Section 5.10, the Borrower shall update the “Core Assets” schedule attached as Schedule 1.01(a) to include such newly acquired power generating facility.
          (d) To the extent incurred in reliance on the exception set forth in Section 6.02(aa), provide written notice of the imposition of any Liens, restrictions, regulations, Easements, exceptions or reservations of any Governmental Authority on any Mortgaged Property or Core Asset.
          SECTION 5.08. Maintaining Records; Access to Properties and Inspections; Environmental Assessments. (a) Keep, and cause each Restricted Subsidiary to keep, proper books of record and account as are necessary to (i) prepare the financial statements of the Borrower and its Subsidiaries in accordance with GAAP and (ii) comply with Section 5.13. No more than once in any fiscal year (except if an Event of Default has occurred and is continuing) the Borrower will, and will cause each of its Restricted Subsidiaries to, permit, if requested by the Administrative Agent, any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of the Borrower or any of its Restricted Subsidiaries at reasonable times and as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of the Borrower or any of its Restricted Subsidiaries with the officers thereof and independent accountants therefor.
          (b) At its election, the Administrative Agent may retain, or require the Borrower to retain, an independent engineer or environmental consultant to conduct an environmental assessment of any Mortgaged Property or Core Asset (including, without limitation, the Facilities) of the Borrower or any Restricted Subsidiary. Any such environmental assessments conducted pursuant to this paragraph (b) shall be at the Borrower’s sole cost and expense only if conducted following the occurrence and continuation of (i) an Event of Default or (ii) any event, circumstance or condition that could reasonably be expected to result in an Event of Default, in the case of each of clause (i) and (ii) that concerns or relates to any Environmental Liabilities of the Borrower or any Restricted Subsidiary; provided that the Borrower shall only be responsible for such costs and expenses to the extent that such environmental assessment is limited to that which is reasonably necessary to assess the subject matter of such Event of Default or such event, circumstance or condition that could reasonably be expected to result in an Event of Default. In addition, environmental assessments conducted pursuant to this paragraph (b) shall not be conducted more than once every 12 months with respect to any parcel of Mortgaged Property or any Core Asset of the Borrower or any Restricted Subsidiary unless such environmental assessments are conducted following the occurrence of (i) an Event of Default or (ii) any event, circumstance or condition that could reasonably be expected to result in an Event of Default, in the case of each of clause (i) and (ii) that concerns or relates to any Environmental Liabilities of the Borrower or any Restricted Subsidiary. The Borrower shall, and shall cause each of the Restricted Subsidiaries to, reasonably cooperate in the performance of any such environmental assessment and permit any such engineer or consultant designated by the Administrative Agent to have reasonable access to each Mortgaged Property or Core Asset at reasonable times and after reasonable notice to the Borrower of the plans to conduct such an environmental assessment. Environmental assessments conducted under this paragraph (b) shall be limited to visual inspections of the Mortgaged Property or Core Asset, interviews with representatives of the Borrower or facility personnel, and review of applicable records and documents pertaining to the Mortgaged Property or Core Asset.
          (c) In the event that the Administrative Agent reasonably believes that Hazardous Materials have been Released or are threatened to be Released on any Mortgaged Property or Core Asset of the Borrower or any Restricted Subsidiary or that any such Mortgaged Property or Core Asset is not being operated in compliance with applicable Environmental Law, in each case where the Release, threatened Release or failure to comply has resulted in, or could reasonably be expected to result in, a material Environmental Liability of the Borrower any of the Restricted Subsidiaries, the Administrative Agent may, at its election and after reasonable notice to the Borrower, retain, or require the Borrower to retain, an independent engineer or other qualified environmental consultant to reasonably assess the subject matter of such Release, threatened Release or failure to comply with applicable Environmental Law. Such environmental assessments may include detailed visual inspections of the Mortgaged Property or Core Asset, including any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and groundwater samples as well as such other reasonable investigations or analyses in each case as are reasonable and necessary to assess the subject matter of the Release, threatened Release or failure to comply. The Borrower shall, and shall cause each of the Restricted Subsidiaries to, reasonably cooperate in the performance of any such environmental assessment and permit any such engineer or consultant designated by the Administrative Agent to have reasonable access to each property or facility at reasonable times and after reasonable notice to the Borrower of the plans to conduct such an environmental assessment. All environmental assessments conducted pursuant to this paragraph (c) shall be at the Borrower’s sole cost and expense.
          SECTION 5.09. Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes set forth in Section 3.13.
          SECTION 5.10. Additional Collateral, etc. (a) With respect to any property acquired after the Funds Availability Date by any Loan Party (other than Excluded Assets, Excluded Perfection Assets and any property described in paragraph (b), (c) or (d) below) as to which the Collateral Agent, for the benefit of the Senior Secured Parties, does not have a perfected Lien, promptly (and, in any event within 20 Business Days following the date of such acquisition) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent deems necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Senior Secured Parties, a security interest in such property and (ii) take all actions necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Senior Secured Parties, a perfected first priority security interest in such property (subject, in the case of property not constituting Pledged Securities, to Permitted Liens, and in the case of Pledged Securities, to Liens permitted by Section 6.02(e)), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent.
          (b) With respect to any fee interest in any real property or any lease consisting of real property acquired or leased after the Funds Availability Date by any Loan Party (other than any Excluded Assets and Excluded Perfection Assets) within ninety (90) days after the acquisition or leasing thereof (i) execute and deliver a first priority Mortgage (subject only to Liens permitted by clauses (a), (f) and (g) of Section 6.02) or where appropriate under the circumstances, an amendment to an existing Mortgage, in each case in favor of the Collateral Agent, for the benefit of the Senior Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Senior Secured Parties with (x) either (1) (A) title insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) in form and substance reasonably satisfactory to the Administrative Agent; and (B) a current ALTA survey thereof, complying with the requirements set forth in Schedule 5.10(b) together with a surveyor’s certificate (only with respect to (i) any power plant, (ii) any improved real property, and (iii) any other real property for which an ALTA survey was obtained when such property was acquired. Notwithstanding the foregoing, such Loan Party shall obtain or cause to be obtained an ALTA survey complying with the requirements set forth in Schedule 5.10(b) together with a surveyor’s certificate for any real property that becomes Collateral pursuant to this section to the extent that the title company will not remove the survey exception (or endorse over such exception) without an ALTA survey) or (2) where an amendment to an existing Mortgage has been delivered pursuant to clause (i) instead of a Mortgage, an endorsement to the existing title policy adding such property as an insured parcel, or a new title policy if the requirements in the state in which the real property is located do not allow for such an endorsement, and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent or the Collateral Agent in connection with such Mortgage or Mortgage amendment (to the extent obtainable using commercially reasonable efforts), each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent, (iii) if requested by the Administrative Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent, (iv) if requested by the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent and the Collateral Agent a current appraisal of such real property or other valuation of such Loan Party’s interest therein in a form and by an appraiser reasonably acceptable to the Administrative Agent, (v) deliver to the Administrative Agent and the Collateral Agent a SFHDF with respect to such real property and, to the extent that the SFHDF indicates that such real property is in a Special Flood Hazard Area as designated by the Federal Emergency Management Agency, proof that adequate flood insurance, as required under the National Flood Insurance Program, has been obtained with respect to such real property and (vi) deliver evidence of zoning compliance satisfactory to the Collateral Agent or Administrative Agent.
          (c) With respect to (i) any new Subsidiary (other than an Excluded Subsidiary) created or acquired by the Borrower or any of the Restricted Subsidiaries or (ii) any domestic Immaterial Subsidiary or domestic Unrestricted Subsidiary that is designated as a Restricted Subsidiary in accordance with Section 6.11, in each case, after the Funds Availability Date, within twenty (20) days of such creation, acquisition or designation the Borrower or the applicable Restricted Subsidiary shall (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent and the Collateral Agent deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Senior Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party (subject only to the Liens permitted by clause (e) of Section 6.02), (ii) deliver to the Collateral Agent any certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Restricted

Subsidiary, (iii) cause such Subsidiary that is a wholly-owned Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, and (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Senior Secured Parties a perfected first priority security interest (subject, in the case of property not constituting Pledged Securities, to Permitted Liens, and in the case of Pledged Securities, to Liens permitted by Section 6.02(e)) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by Applicable Law or as may be reasonably requested by the Administrative Agent and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent.
          (d) With respect to (i) any Foreign Subsidiary created or acquired after the Funds Availability Date and directly owned by any Loan Party or (ii) any foreign Immaterial Subsidiary or foreign Unrestricted Subsidiary that is designated as a Restricted Subsidiary in accordance with Section 6.11 and directly owned by any Loan Party, in each case, after the Funds Availability Date , promptly (and, in any event, within 30 days of the creation or acquisition thereof) (A) execute and deliver to the Administrative Agent and the Collateral Agent (x) such amendments to the Guarantee and Collateral Agreement as the Collateral Agent deems necessary or reasonably advisable and/or (y) a Foreign Pledge Agreement, in each case to grant to the Collateral Agent, for the benefit of the Senior Secured Parties, a perfected first priority security interest in the Capital Stock of such Foreign Subsidiary that is owned by any such Loan Party (subject only to the Liens permitted by clause (e) of Section 6.02 and provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such Foreign Subsidiary be required to be so pledged), (B) if commercially reasonable, deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock power, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Collateral Agent’s security interest therein, and (C) if requested by the Administrative Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent.
          SECTION 5.11. Further Assurances. (a) From time to time duly authorize, execute and deliver, or cause to be duly authorized, executed and delivered, such additional instruments, certificates, financing statements, agreements or documents, and take all such actions (including filing UCC and other financing statements), as the Administrative Agent or the Collateral Agent may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or perfecting or renewing the rights of the Administrative Agent, the Collateral Agent and the Senior Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Restricted Subsidiary which assets or property may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may be required to obtain from the Borrower or any of the Restricted Subsidiaries for such governmental consent, approval, recording, qualification or authorization.
          (b) For any additional Deposit Account, Securities Account or Commodities Account opened after the Funds Availability Date (except to the extent any such account is an Excluded Asset or an Excluded Perfection Asset), at its sole expense, with respect to any such Deposit Account, Securities Account or Commodities Account, each applicable Subsidiary Guarantor shall take any actions required for the Collateral Agent to obtain “control” (within the meaning of the applicable UCC) with respect thereto, as set forth in greater detail in the Guarantee and Collateral Agreement.
          (c) The Administrative Agent may establish one or more L/C Cash Collateral Accounts with such depositaries and Securities Intermediaries (as defined in the UCC) as it in its sole discretion shall determine. The Borrower agrees that each such L/C Cash Collateral Account shall meet the requirements of the definition of “L/C Cash Collateral Account”. Without limiting the foregoing, funds on deposit in any L/C Cash Collateral Account may be invested (but the Administrative Agent shall be under no obligation to make any such investment) in Cash Equivalents at the direction of the Administrative Agent and, except during the continuance of an Event of Default, the Administrative Agent agrees with the Borrower to issue Entitlement Orders (as defined in the UCC) for such investments in Cash Equivalents as requested by the Borrower; provided, however, that the Administrative Agent shall not have any responsibility for, or bear any risk of loss of, any such investment or income thereon. Neither the Borrower nor any Restricted Subsidiary and no Person claiming on behalf of or through the Borrower or such Restricted Subsidiary shall have any right to demand payment of any funds held in any L/C Cash Collateral Account at any time prior to the termination of all outstanding Letters of Credit and the payment in full of all then outstanding and payable monetary Secured Obligations. The Administrative Agent shall apply all funds on deposit in an L/C Cash Collateral Account as provided in Section 2.03(k) and Section 2.13(g).
          SECTION 5.12. Maintenance of Properties. (i) Maintain and preserve all of its material properties and equipment necessary in the operation of its business in working order and condition sufficient for the continued operation of its business, ordinary wear and tear and obsolescence excepted; (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) use the standard of care typical in the industry in the operation and maintenance of its facilities.
          SECTION 5.13. Corporate Separateness. (i) Maintain books, financial records and bank accounts that are separate and distinct from the books, financial records and bank accounts of each other Loan Party and its Subsidiaries (for purposes of this Section 5.13, the “Other Loan Parties”); (ii) observe appropriate corporate, limited liability company or partnership, as applicable, procedures and formalities; (iii) except with respect to an intercompany merger permitted by Section 6.04, hold itself out as an entity separate and distinct from any other Person (including its Affiliates) (except that nothing herein shall prohibit the filing of a consolidated tax return for the Borrower and its Subsidiaries or the entry by Borrower or any of its Subsidiaries into one or more tax sharing agreements permitted by this Agreement or the tax indemnification agreement with Entergy for prior periods); (iv) except with respect to an intercompany merger permitted by Section 6.04, conduct its own business in its own name; (v) except with respect to an intercompany merger permitted by Section 6.04, hold all of its assets in its own name; (vi) except with respect to an intercompany merger permitted by Section 6.04, not identify itself as a division or department of any other Loan Party, except for tax purposes; and (vii) except with respect to an intercompany merger permitted by Section 6.04, conduct transactions between such Subsidiaries and third parties only in the name of such Subsidiary and as an entity separate and independent from its Affiliates.
          SECTION 5.14. Maintenance of Ratings. Maintain from each of S&P and Moody’s (i) ratings of the Indebtedness evidenced by this Agreement and (ii) corporate credit and corporate family ratings of the Borrower.
          SECTION 5.15. Key Contracts and Joint Venture Agreements. (a) Shall (i) not permit any Key Contracts and (ii) use commercially reasonable efforts to prevent joint venture agreements entered into after the Funds Availability Date in each case to contain any restriction on the pledge, collateral assignment or transfer of such Key Contract or such joint venture agreement (or ownership or Equity Interests in respect thereof) to the Collateral Agent for the benefit of the Senior Secured Parties.
          (b) Shall (i) not permit restrictions in any Key Contracts and (ii) use commercially reasonable efforts to prevent joint venture agreements entered into or after the Funds Availability Date that would prevent the Collateral Agent or its designee from enforcing such Key Contract or foreclosing on such Loan Party’s ownership or Equity Interests in respect of such joint venture following an exercise of remedies as contemplated in Section 7.03 of this Agreement or as provided in any Security Document.
ARTICLE VI
Negative Covenants
     The Borrower covenants and agrees with each Lender that, (i) from and after the Signing Date, so long as this Agreement shall remain in effect and until the earlier of (A) the Funds Availability Date and (B) the Outside Date, the Borrower will, and will cause each of the Restricted Subsidiaries to comply with the negative covenants set forth in Annex VI and (ii) from and after the Funds Availability Date, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document (other than indemnification and other contingent obligations in each case not then due and payable) shall have been paid in full and all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been reimbursed in full or reimbursement thereof shall have been cash-collateralized in an amount equal to 100% of the Letter of Credit Obligations as of such time, the Borrower will not, nor will it cause or permit any of its Restricted Subsidiaries to:
          SECTION 6.01. Indebtedness and Preferred Stock. Directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness, and the Borrower will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock except for:
     (a) the incurrence by the Borrower (and the Guarantee thereof by the Subsidiary Guarantors) of the Indebtedness created (and the Reimbursement Obligations with respect to Letters of Credit issued) under the Loan Documents;

     (b) Indebtedness of the Borrower or any Subsidiary pursuant to a Credit Support Facility;
     (c) Indebtedness of the Borrower and its Restricted Subsidiaries set forth on Schedule 6.01(c) (Funding);
     (d) the incurrence by the Borrower and its Restricted Subsidiaries (other than the NY Real Property Subsidiaries) of Additional Intercreditor Indebtedness; provided that (i) no Default or Event of Default exists immediately prior to, or would exist immediately after giving effect to, the incurrence of any such Indebtedness and (ii) the Borrower shall be in compliance with the Financial Covenants for the Borrower’s most recently ended Test Period for which financial statements are publicly available immediately preceding the date on which any such Indebtedness is incurred on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such additional Indebtedness (and any other Indebtedness incurred during such Test Period or from the end of such Test Period through the date on which such calculation is made) had been incurred at the beginning of the applicable Test Period and was outstanding on such calculation date; provided, further that if such Additional Intercreditor Indebtedness takes the form of a revolving credit facility, the tests in the proviso above shall be met on the date such revolving loan commitments become effective, assuming the incurrence of the full committed amount of such revolving credit facility;
     (e) the incurrence by (i) the Borrower of Indebtedness in respect of the Senior Notes, and if applicable, any Funds Availability Indebtedness and (ii) the Subsidiary Guarantors of Indebtedness in respect of the Senior Note Guarantees and if applicable, any Funds Availability Indebtedness Guarantees;
     (f) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness represented by Attributable Debt, Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, repair, restoration, expansion or improvement or lease of property (real or personal), plant or equipment used in the business of the Borrower or any of its Restricted Subsidiaries or incurred within 270 days after any of the foregoing, in an aggregate principal amount, including (without duplication) all Permitted Refinancing Indebtedness incurred to refund, modify, extend, renew, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (f), not to exceed $600,000,000 at any time outstanding;
     (g) the incurrence by the Borrower or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease, modify, extend, renew or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under clauses (b), (c), (e), (f), (o), (p) and (x) of this Section 6.01; provided, however, that with respect to the NY Real Property Subsidiaries, such Permitted Refinancing Indebtedness shall be permitted only with respect to clauses (b), (c), (e), (f), (o) and (x) of this Section 6.01;
     (h) the incurrence by the Borrower and the Restricted Subsidiaries of unsecured intercompany Indebtedness that constitutes an Investment permitted under

Sections 6.05(g) or 6.05(j); provided, however, that (i) if the Borrower or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not the Borrower or a Subsidiary that is a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Secured Obligations (which subordination may be pursuant to an Intercompany Debt Subordination Agreement or any other agreement containing terms satisfactory to the Administrative Agent and the Collateral Agent executed and delivered by both the applicable borrower and lender); and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Restricted Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (h);
     (i) the issuance by any of the Borrower’s Restricted Subsidiaries to the Borrower or to any of its other Restricted Subsidiaries of shares of preferred stock; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Borrower or a Restricted Subsidiary and (ii) any sale or other transfer of any such preferred stock to a Person that is not either the Borrower or a Restricted Subsidiary will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (i);
     (j) the incurrence by the Borrower or any of its Restricted Subsidiaries of Commodity Hedging Obligations and Interest Rate/Currency Hedging Obligations, provided, however, that the NY Real Property Subsidiaries shall not incur Commodity Hedging Obligations or Interest Rate/Currency Hedging Obligations other than pursuant to FERC 205 Contracts;
     (k) the Guarantee by the Borrower or any of the Subsidiary Guarantors of Indebtedness of the Borrower or a Restricted Subsidiary that was permitted to be incurred by another provision of this Section 6.01 (other than in respect of self insurance); provided that, (i) in each such case, if the Indebtedness being guaranteed is subordinated to the Secured Obligations hereunder, then the Guarantee shall be subordinated to the same extent as the Indebtedness guaranteed and (ii) in the case of Guarantees of Indebtedness incurred pursuant to Section 6.01(w), such Guarantees shall be subordinated on terms at least as restrictive as the subordination terms of the Senior Note Guarantees;
     (l) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other Financial Institution of a check, draft or similar instrument (except in the case of daylight overdrafts) inadvertently drawn against insufficient funds, so long as such Indebtedness is discharged within five Business Days;
     (m) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness in respect of, bankers’ acceptances and performance bonds, bid bonds, appeal bonds, completion guarantees, bank guarantees, letters of credit, warehouse receipts and surety bonds provided by the Borrower or a Restricted Subsidiary in the ordinary course of business;

     (n) the incurrence of Indebtedness that may be deemed to arise as a result of agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price (including earn outs) or any similar obligations, in each case, incurred in connection with any Permitted Acquisition or Investment permitted pursuant to Sections 6.05(g), 6.05(h) and 6.05(j) or Asset Sale or other disposition not prohibited hereunder; provided that (i) in the case of any such Asset Sale or disposition, the aggregate maximum liability associated with such provisions may not exceed the gross proceeds (including non-cash proceeds) of such disposition and (ii) this clause (n) shall only apply to NY Real Property Subsidiaries in respect of Indebtedness constituting indemnification obligations arising from Asset Sales permitted under Section 6.04(b);
     (o) the incurrence of Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Funds Availability Date as the result of a Permitted Acquisition; provided that (i) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (ii) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than any such Person that so becomes a Restricted Subsidiary) and (iii)(A) the Capital Stock of such Person are pledged to the Collateral Agent to the extent required under Section 5.10 and (B) such Person executes a supplement to each of the Security Documents (or alternative guarantee and security arrangements in relation to the Secured Obligations) to the extent required under Section 5.10;
     (p) the incurrence by the Borrower (other than the NY Real Property Subsidiaries) of Indebtedness to finance a Permitted Acquisition; provided that (i) such Indebtedness is not guaranteed in any respect by any Person other than the Person acquired (the “acquired Person”) as a result of such Permitted Acquisition, and (ii)(A) the Borrower pledges the Capital Stock of such acquired Person to the Collateral Agent to the extent required under Section 5.10 and (B) such acquired Person executes a supplement to the Security Documents (or alternative guarantee and security arrangements in relation to the Secured Obligations) to the extent required under Section 5.10;
     (q) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness consisting of (i) obligations to pay insurance premiums, (ii) self-insurance obligations or (iii) take-or-pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money or Hedging Obligations.
     (r) [Intentionally omitted]
     (s) Guarantee obligations in respect of any Investment permitted pursuant to Sections 6.05(a), 6.05(c), 6.05(d) (to the extent existing on the Funds Availability Date), 6.05(e), 6.05(g), 6.05(h), 6.05(j), 6.05(o), 6.05(p) and 6.05(q);
     (t) Cash Management Obligations;
     (u) Indebtedness representing (i) workers compensation claims, (ii) health, disability or other employee benefits and (iii) deferred compensation to employees,

consultants or independent contractors of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;
     (v) Indebtedness consisting of promissory notes issued by the Borrower or any Restricted Subsidiary to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Capital Stock or Capital Stock Equivalents of the Borrower permitted by Section 6.06(b);
     (w) additional unsecured Indebtedness; provided that (i) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the Revolving Credit Maturity Date; (ii) such Indebtedness is incurred by the Borrower; (iii) both immediately prior and after giving effect to the incurrence thereof, (A) no Default or Event of Default shall exist or result therefrom and (B) the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the Financial Covenants and (iv) to the extent that such incurrence of additional unsecured Indebtedness exceeds an aggregate principal amount of $20,000,000, the Borrower delivers a certificate of a Financial Officer to the Administrative Agent at least 2 Business Days prior to the incurrence of such unsecured Indebtedness stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements of this clause (w);
     (x) the incurrence by the Borrower or any Restricted Subsidiary of Environmental CapEx Debt or Necessary CapEx Debt (which Indebtedness may be secured to the extent provided in Section 6.02(bb)); provided that, prior to the incurrence of any such Environmental CapEx Debt or Necessary CapEx Debt, the Borrower shall deliver to the Administrative Agent an officers’ certificate by a Financial Officer designating such Indebtedness as Environmental CapEx Debt or Necessary CapEx Debt, as applicable;
     (y) Indebtedness incurred by the Borrower and its Restricted Subsidiaries in good faith to invest in nuclear decommissioning trusts or to comply with decommissioning agreements; and
     (z) all premiums (if any), interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations described in clauses (a) through (y) above.
     For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (z) above, the Borrower shall, in its reasonable discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses.
          SECTION 6.02. Liens. Directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on, or assign any right to receive income or profits on, any property or asset now owned or hereafter acquired, except:

     (a) Liens held by the Collateral Agent pursuant to the Loan Documents on assets of the Borrower or any Subsidiary Guarantor securing the Secured Obligations of the Borrower or such Subsidiary Guarantor (including Liens securing Specified Commodity Hedging Transactions, Specified Credit Support Facilities and Additional Intercreditor Indebtedness and Related Agreements);
     (b) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, bid bonds, completion guarantees or other obligations of a like nature incurred in the ordinary course of business;
     (c) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 6.01(f), (o) and (p) hereof covering only the assets acquired with or financed by such Indebtedness;
     (d) Liens existing on the Funds Availability Date and set forth on Schedule 6.02(d) (Funding);
     (e) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision has been made to the extent required by GAAP;
     (f) Liens of landlords arising by statute and liens of suppliers, mechanics, repairmen, carriers, materialmen, bailees, warehousemen or workmen and other similar Liens, in each case (i) imposed by law or arising in the ordinary course of business, (ii) for amounts not yet due or that are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings and (iii) with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;
     (g) any exception, minor defect or irregularity (i) listed on the title policies or on the surveys issued in connection with any Mortgaged Property and (ii) in respect of any Mortgaged Properties following the Funds Availability Date and other real property, other properly recorded easements, rights of way, licenses, reservations, servitudes, permits, conditions, covenants, rights of others, restrictions, oil, gas and other mineral interests, royalty interests and leases, encroachments, protrusions, zoning or land use rights and other similar charges or encumbrances, and with respect to (i) and (ii) that do not interfere in any material respect with the Permitted Business conducted at such Mortgaged Property or such other real property;
     (h) Liens to secure any Permitted Refinancing Indebtedness permitted under Section 6.01; provided that such Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof);
     (i) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits;

     (j) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Borrower or any of its Restricted Subsidiaries, including rights of offset and set-off, in each case made in the ordinary conduct of the Permitted Business;
     (k) Liens arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the Permitted Business as proposed to be conducted at such real property;
     (l) statutory Liens arising under ERISA incurred in the ordinary conduct of the Permitted Business;
     (m) Liens existing on the assets of any Person that becomes a Restricted Subsidiary or existing on assets acquired, in each case pursuant to a Permitted Acquisition, to the extent the Liens on such assets secure Indebtedness permitted by Section 6.01(o); provided that such Liens attach at all times only to the same assets that such Liens attached to, and secure only the same Indebtedness that such Liens secured, immediately prior to such Permitted Acquisition;
     (n) Liens on cash and Cash Equivalents (i) deposited by the Borrower or any of the Restricted Subsidiaries in margin accounts with or on behalf of futures contract brokers or paid over to other counterparties, or (ii) pledged or deposited as collateral to a contract counterparty or issuer of surety bonds or issuer of letters of credit by the Borrower or any of the Restricted Subsidiaries, in each case incurred in the ordinary course of the Permitted Business to secure Interest Rate/Currency Hedging Obligations that are not secured by the Lien of the Collateral Agent, Commodity Hedging Transactions (other than Specified Commodity Hedging Transactions) and Credit Support Facilities (other than Specified Credit Support Facilities); provided, that at the time such Lien is incurred, the Borrower would be in pro forma compliance with its Financial Covenants as calculated with the most recent financial information delivered pursuant to Section 5.05(a) or (b) (as applicable) assuming that such cash and Cash Equivalents were no longer netted for purposes of the definition of Consolidated Total Net Debt;
     (o) set-off or netting rights granted by the Borrower or any Restricted Subsidiary of the Borrower pursuant to any Hedging Transactions, solely in respect of amounts owing under such agreements;
     (p) Liens arising from UCC financing statements filed on a precautionary basis in respect of operating leases intended by the parties to be true leases (other than any such leases entered into in violation of this Agreement);
     (q) Liens on cash deposits and other funds maintained with a depositary institution, in each case arising in the ordinary course of business by virtue of any statutory or common law provision relating to banker’s liens, including Section 4-210 of the UCC;
     (r) Liens on assets or securities granted or deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to purchase or sell such assets or securities if such purchase or sale is otherwise permitted hereunder;
     (s) Liens on assets of the Borrower or any Restricted Subsidiary with respect to Indebtedness in an aggregate principal amount not to exceed $200,000,000 at any time outstanding; provided, however, that the assets of the NY Real Property Subsidiaries shall not be encumbered by Liens in respect of Indebtedness in an aggregate principal amount exceeding $50,000,000 at any time outstanding;
     (t) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of the Permitted Business;
     (u) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.05;
     (v) Liens in respect of Cash Management Obligations;
     (w) Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for Permitted Acquisitions made under Section 6.05(h);
     (x) restrictions contained in joint venture agreements triggering a default upon the Borrower or a Restricted Subsidiary’s pledge of its Equity Interests or other ownership interests in such joint venture; provided that the Loan Parties shall be in compliance with Section 5.15 when such Liens arise;
     (y) rights reserved to or vested in others to take or receive any part of, or royalties related to, the power, gas, oil, coal, lignite, nuclear fuel or other minerals or timber generated, developed, manufactured or produced by, or grown on, or acquired with, any property of the Borrower and the Restricted Subsidiaries and Liens upon the production from property of power, gas, oil, coal, lignite, nuclear fuel or other minerals or timber, and the by-products and proceeds thereof, to secure the obligations to pay all or a part of the expenses of exploration, drilling, mining or development of such property only out of such production or proceeds;
     (z) Liens on cash and Cash Equivalents deposited by the Borrower or any Restricted Subsidiary in margin accounts with or on behalf of credit clearing organizations, independent system operators, regional transmission organizations, state agencies or federal agencies;
     (aa) Liens, restrictions, regulations, Easements, exceptions or reservations of any Governmental Authority;
     (bb) Liens to secure Environmental CapEx Debt or Necessary CapEx Debt permitted by Section 6.01(x) that encumber only the assets purchased, installed or otherwise acquired with the proceeds of such Environmental CapEx Debt or Necessary CapEx Debt; provided, that the Liens securing such Indebtedness must be pari passu with, or junior to, the Liens on such assets securing the Secured Obligations; and

     (cc) Liens on Indebtedness permitted by Sections 6.01(k) or 6.01(z), to the extent that Liens are permitted on the underlying Indebtedness with respect thereto.
          SECTION 6.03. Limitation on Sale and Leaseback Transactions. Enter into any sale and leaseback transaction; provided that the Borrower or any Restricted Subsidiary may enter into a sale and leaseback transaction if (a) the Borrower or such Restricted Subsidiary, as applicable, could have (i) incurred Indebtedness in an amount equal to the Attributable Debt (if any) relating to such sale and leaseback transaction under Section 6.01(f) hereof and (ii) incurred a Lien to secure such Indebtedness (if any) or other obligations associated with such transaction pursuant to Section 6.02(c); (b) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value of the property that is subject of that sale and leaseback transaction; and (c) in the event that such sale and leaseback transaction constitutes an Asset Sale, the transfer of assets in that sale and leaseback transaction is permitted by Section 6.04.
          SECTION 6.04. Mergers, Consolidations and Sales of Assets. (a)(x) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, or (y) sell, transfer, lease, issue or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower, except that if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (i) any Restricted Subsidiary (other than a NY Real Property Subsidiary) may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Restricted Subsidiary (other than a NY Real Property Subsidiary) may merge into or consolidate with any other Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and no Person other than the Borrower or a Restricted Subsidiary receives any consideration (provided that if any party to any such transaction is (A) a Loan Party, the surviving entity of such transaction shall be a Loan Party and (B) a Domestic Subsidiary, the surviving entity of such transaction shall be a Domestic Subsidiary), (iii) any merger or consolidation of a Restricted Subsidiary (other than a NY Real Property Subsidiary) will be permitted in connection with an Investment permitted by Sections 6.05(h) or 6.05(j) and (iv) any Restricted Subsidiary (other than a NY Real Property Subsidiary) may liquidate or dissolve or, solely for purposes of reincorporating in a different jurisdiction, merge if the Borrower determines in good faith that such liquidation or dissolution or merger is in the best interests of the Borrower and could not reasonably be expected to result in a Material Adverse Effect;
          (b) Consummate any Asset Sale (notwithstanding that it may be otherwise permitted under paragraph (a) above) unless (i) the Borrower (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; (ii) at least 75% of the consideration received in the Asset Sale by the Borrower or such Restricted Subsidiary is in the form of cash (for purposes of this provision, any securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days of the receipt of such securities, notes or other obligations, to the extent of the cash received in that conversion will be deemed to be cash); (iii) any consideration received by the Borrower or any Subsidiary Guarantor in connection with such Asset Sale pursuant to this paragraph (b) that is in the form of Indebtedness shall be pledged to the Collateral Agent pursuant to Section 5.10; (iv) with respect to any such Asset Sale, the Borrower shall be in compliance, on a pro forma basis after giving effect to such Asset Sale, with the Financial Covenants as if such Asset Sale had occurred on the first day of the applicable Test Period; and (v) after giving effect to any such Asset Sale, no Default or Event of Default shall have occurred and be continuing; provided that with respect to any such Asset Sale pursuant to this clause (b), the aggregate amount of consideration received from and after the Funds Availability Date shall not exceed 5% of net property, plant and equipment of the Borrower and its Restricted Subsidiaries, calculated on a cumulative basis; provided that no more than $50,000,000 of such aggregate consideration received from and after the Funds Availability Date may be from Asset Sales of the assets of the NY Real Property Subsidiaries.
          SECTION 6.05. Limitation on Investments. Make any Investment except for:
     (a) extensions of trade credit, asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary conduct of the Permitted Business;
     (b) Cash Equivalents;
     (c) loans and advances to officers, directors and employees of the Borrower or any of its Restricted Subsidiaries (i) to finance the purchase of Capital Stock of the Borrower (provided that the amount of such loans and advances used to acquire such Capital Stock shall be contributed to the Borrower in cash as common equity), (ii) for reasonable and customary business related travel expenses, relocation expenses and similar expenses, and (iii) for additional purposes not contemplated by subclause (i) or (ii) above in an aggregate principal amount at any time outstanding with respect to this clause (iii) not exceeding $5,000,000 in any fiscal year (with unused amounts in any such period being carried-forward to any succeeding fiscal year);
     (d) Investments existing on the Funds Availability Date that are set forth in Schedule 6.05(d) and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (d) is not increased at any time above the amount of such Investments existing on the Funds Availability Date;
     (e) Investments (i) consisting of the purchase or acquisition of Commodity Hedging Transactions, Interest Rate Hedging Transactions and Currency Hedging Transactions or (ii) resulting from mark to market exposure in respect of Commodity Hedging Transactions, Interest Rate Hedging Transactions and Currency Hedging Transactions, in each case to the extent not prohibited by Sections 6.01(j) or 6.15;
     (f) Investments received in connection with the bankruptcy or reorganization of trade creditors, trade counterparties, suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers;
     (g) Investments (including in the form of loans) by (i) any Loan Party in another Loan Party, (ii) any Restricted Subsidiary that is not a Loan Party in (A) any Loan Party or (B) another Restricted Subsidiary that is not a Loan Party;
     (h) Investments constituting Permitted Acquisitions;

     (i) Investments made to repurchase or retire common stock of the Borrower owned by any employee stock ownership plan or key employee, directors and officers, or other stock ownership plans of the Borrower;
     (j) additional Investments by the Borrower and its Restricted Subsidiaries in entities that are not Loan Parties (including (i) Investments in Unrestricted Subsidiaries, (ii) Minority Investments and (iii) Letters of Credit Issued on behalf of (x) EquaGen or any subsidiary of EquaGen, if EquaGen or such subsidiary is not a Subsidiary Guarantor at such time, or (y) any Subsidiary that is not a Subsidiary Guarantor), but excluding any Proposed Acquisition, in each case as valued at the Fair Market Value of such Investment at the time each such Investment is made, in an aggregate amount that, at the time such Investment is made, would not exceed the sum of (A) $150,000,000 plus (B) the Available Amount at such time plus (C) to the extent such amounts do not increase the Available Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the Fair Market Value of such Investment at the time such Investment was made) plus (D) the face amount of any expired, cancelled or terminated Letter of Credit described in clause (iii) above; provided, that after giving effect to such additional Investment (i) such Investment shall result in the Collateral Agent, for the benefit of the Senior Secured Parties, being granted a security interest in any Equity Interests and/or any assets acquired to the extent required by Sections 5.10 and/or 5.11; (ii) no Default or Event of Default shall have occurred and be continuing and (iii) the Borrower shall be in compliance, on a pro forma basis after giving effect to such Investment, with the Financial Covenants, as such covenants are recomputed as of the last day of the most recently ended fiscal quarter for which financial statements are required to be delivered pursuant to Sections 5.05(a) or 5.05(b) as if such Investment had occurred on the first day of the applicable Test Period.
     (k) Investments permitted under Section 6.06;
     (l) Investments constituting Guarantees permitted under Section 6.01;
     (m) Investments consisting of non-cash consideration permitted to be received under Section 6.04(b);
     (n) in connection with an Asset Sale or other disposition not prohibited by this Agreement, investments of property or assets of the Borrower or any of its Restricted Subsidiaries to the extent reasonably necessary to consummate any disposition of such property or assets (or of the Capital Stock of the Person holding such property or assets) permitted hereunder or to optimize the tax benefits or minimize the adverse tax consequences of any such disposition;
     (o) Investments made by the Borrower and its Restricted Subsidiaries in good faith to invest in nuclear decommissioning trusts or to comply with decommissioning agreements;
     (p) the acquisition by the Borrower of any Equity Interests of EquaGen not owned by the Borrower as of the Funds Availability Date, provided that the Collateral Agent shall be granted a security interest in such Equity Interests pursuant to Section

5.10, and if EquaGen shall thereafter be a wholly-owned Subsidiary, then EquaGen shall become a Restricted Subsidiary and a Subsidiary Guarantor; and
     (q) additional Investments by the Borrower or any of its Restricted Subsidiaries in an aggregate amount not to exceed $150,000,000 at any time outstanding (without giving effect to any write downs or write offs thereof);
     provided, however that no intercompany Investments or advances may be made by the Borrower and its Restricted Subsidiaries for the purpose of making payments prohibited by the proviso at the end of Section 6.06 during any period when the restrictions set forth in such proviso are in effect.
          SECTION 6.06. Limitation on Dividends. Declare or pay any dividends (other than dividends payable solely in its Capital Stock or Capital Stock Equivalents) or return any capital to its shareholders or make any other distribution, payment or delivery of property or cash to its shareholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Capital Stock now or hereafter outstanding (or any Capital Stock Equivalents), or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 6.05 (except for any such Investment involving the purchase of Capital Stock of the Borrower from shareholders of the Borrower)) any shares of any class of the Capital Stock of the Borrower, now or hereafter outstanding (or any Capital Stock Equivalents) (all of the foregoing, “Dividends”); provided, that so long as no Default or Event of Default exists or would exist after giving effect thereto:
     (a) the Borrower may redeem in whole or in part any of its Capital Stock for another class of Capital Stock or rights to acquire its Capital Stock or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Capital Stock; provided that such other class of Capital Stock contains terms and provisions at least as advantageous to the Lenders in all material respects as those contained in the Capital Stock redeemed thereby;
     (b) the Borrower may repurchase shares of its Capital Stock (or any Capital Stock Equivalents) held by current or former officers, directors and employees of the Borrower and its Subsidiaries in an aggregate amount not to exceed $30,000,000 in the aggregate from and after the Separation, so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements, employment agreements or shareholder agreements or termination agreements;
     (c) in addition to clause (d) below, the Borrower or any Restricted Subsidiary may declare and make distributions or Dividends on its Capital Stock at any time or pay other Dividends; provided that (i) the aggregate amount of all such distributions or Dividends paid by the Borrower pursuant to this clause (c) shall not exceed the Available Amount at the time of such distribution or Dividend and (ii) the Borrower and its Restricted Subsidiaries would be in pro forma compliance with all Financial Covenants for the most recent Test Period for which financial statements are publicly available after giving effect to such distribution or Dividend;

     (d) any Restricted Subsidiary may pay any Dividend (or, in the case of any partnership or limited liability company, any similar distribution) to (i) any Loan Party or (ii) the holders of its Equity Interests on a pro rata basis;
     (e) the Borrower may (i) make payments to holders of the Borrower’s Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;
     (f) the Borrower may enter into transactions for the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all the holders of Capital Stock of the Borrower pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from takeover tactics; provided that any such purchase, redemption, acquisition, cancellation or other retirement of such rights is not for the purpose of evading the limitations of this covenant (all as determined in good faith by the Board of Directors of the Borrower);
     (g) the Borrower or any Restricted Subsidiary may pay any Dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;
     (h) the Borrower or any Restricted Subsidiary may pay Dividends in an amount equal to withholding or similar Taxes payable by any present or former employee, director, manager or consultant (or their respective Affiliates, estates or immediate family members);
     (i) the Borrower or any Restricted Subsidiary may make payments, advances or loans (or cancellation of loans), pursuant to employment and severance arrangements and health and benefit plans or agreements between the Borrower and its Subsidiaries and their respective officers, employees or consultants (including management and employee benefit plans or agreements, stock option plans and other compensatory arrangements) in the ordinary course of business;
     (j) the Borrower or any Restricted Subsidiary may make payments pursuant to tax sharing agreements among the Borrower and/or its Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and/or its Subsidiaries; and
     (k) the Borrower may redeem in whole or in part any of its preferred stock with proceeds from substantially concurrent equity contributions or issuances of new shares of its Capital Stock (other than Disqualified Stock);
     provided, however that (i) following the delivery of a blockage notice to the Subsidiary Guarantors under the Senior Note Guarantees and any Funds Availability Indebtedness Guarantees as provided in the Intercreditor Agreement and until such notice terminates as set forth in the Intercreditor Agreement or has otherwise been rescinded or (ii) after the occurrence and during the continuation of any payment default under any Designated Senior Indebtedness (as such term is defined in the Senior Note Documents as in effect on the Funds Availability Date), no dividend or distribution of any kind may be made pursuant to this Section 6.06 or otherwise, the proceeds of which would be used by the Borrower or any Restricted Subsidiary to pay any obligations owing under the Senior Notes, any Funds Availability Indebtedness or any Senior Note Guarantees or Funds Availability Indebtedness Guarantees.
          SECTION 6.07. Limitations on Debt Payments; Restrictive Agreements. (a) Make any distribution, whether in cash, property, securities or a combination thereof, other than regularly scheduled payments of principal, fees and interest as and when due (to the extent not prohibited by applicable subordination provisions and whether or not such regularly scheduled payments may at the obligor’s option be paid in kind or in other securities), in respect of, or pay, or offer or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, any Subordinated Indebtedness (other than intercompany Indebtedness of the Borrower and the Subsidiaries), except (i) the incurrence of Permitted Refinancing Indebtedness (and the payment of any interest, fees and premiums payable in respect of the principal being refinanced in connection therewith), and (ii) any such payment or distribution in an aggregate amount not in excess of the Available Amount at the time of such payment or distribution; or
          (b) Utilize the proceeds of the Loans to pay, redeem, repurchase, retire or otherwise acquire for consideration any senior unsecured Indebtedness,
          (c) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Collateral Agent securing the Secured Obligations (it being understood that any agreement that contains general prohibitions or restrictions on the existence of Liens but expressly permits Liens in favor of the Collateral Agent securing the Secured Obligations shall not be prohibited or otherwise limited by the covenant contained in this Section 6.07(c)); provided that the foregoing shall not apply to:
     (i) restrictions and conditions imposed by Applicable Laws;
     (ii) customary restrictions and conditions contained in (A) agreements relating to the purchase or sale of a Restricted Subsidiary or asset pending such purchase or sale and (B) purchase money obligations for property acquired and Capital Lease Obligations that impose restrictions on the property purchased or leased, in each case to the extent that such restrictions and conditions apply only to the Restricted Subsidiary or asset that is to be purchased or sold and such purchase or sale is permitted under this Agreement;
     (iii) restrictions or conditions in agreements or arrangements existing on the Funds Availability Date and listed on Schedule 6.07(c), and any extensions, renewals, amendments or modifications of such agreements or arrangements to the extent that such restrictions or conditions are not expanded or otherwise made more restrictive than such existing restrictions or conditions, in each case in any material respect;
     (iv) restrictions or conditions imposed by any agreement relating to any Indebtedness incurred by a Restricted Subsidiary or otherwise encumbering property at the time of its purchase and prior to the date on which such Restricted Subsidiary or such property was acquired by the Borrower or another Restricted Subsidiary if such conditions or restrictions relate only to the property or assets of such Restricted Subsidiary and its subsidiaries or such acquired property (provided that such restrictions or conditions are not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary or such property being acquired), and any extensions, renewals, amendments or modifications thereto that do not expand or otherwise make such existing restrictions or conditions more restrictive, in each case in any material respect;
     (v) restrictions in connection with sale and leaseback transactions permitted by Section 6.03, but only with respect to the assets subject to such transactions;
     (vi) customary provisions in joint venture, stockholder, membership, limited liability company or partnership agreements or organizational documents relating to joint ventures or partnerships or owners and customary provisions (including negative pledges) in leases, licenses, permits and other contracts restricting the assignment, disposition or distribution thereof (whether for collateral purposes or otherwise) or otherwise restricting or affecting the property subject thereto (provided that the Borrower or applicable Restricted Subsidiary has complied with its obligation under Section 5.15 to use commercially reasonable efforts to eliminate such restriction);
     (vii) any negative pledge in favor of the holder of a Permitted Lien on the property subject to such Permitted Lien and any negative pledge on any accounts receivable, payment intangibles, instruments or other similar rights to payment from a counterparty;
     (viii) customary non-assignment provisions in contracts, agreements, leases, permits and licenses;
     (ix) restrictions on cash or other deposits imposed by customers under contracts entered into in connection with the Permitted Business; and
     (x) customary restrictions or conditions contained in any netting, operating, construction, service, supply, purchase or sale agreements to which the Borrower or any Restricted Subsidiary enters into in connection with the Permitted Business; provided that such agreement prohibits the encumbrance or transfer of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject of that agreement, the payment rights arising thereunder and/or the proceeds thereof and not of any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary.
          (d) Directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock to the Borrower or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries; (ii) make loans or advances to the Borrower or any of its Restricted Subsidiaries; or (iii) transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries (except restrictions encumbering property at the time such property was acquired by the Borrower or any of its Restricted Subsidiaries, so long as such restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition). The restrictions in this Section 6.07(d) will not apply to encumbrances or restrictions existing under or by reason of:

     (A) any Indebtedness permitted under Section 6.01, including, without limitation, (x) the Senior Notes and Funds Availability Indebtedness (in each case, as in effect on the Funds Availability Date) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements permitted under this Agreement; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to restrictions described in clauses (d)(i) through (iii) above than those contained in the applicable Separation Financing Documents on the Funds Availability Date, (y) purchase money obligations for property acquired and Capital Lease Obligations that impose restrictions on the property purchased or leased and any agreement for the sale or other disposition of the stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition; provided, in each case, to the extent that such restrictions apply only to the property or Restricted Subsidiary that is to be purchased or sold, and that such purchase or sale or other disposition is otherwise permitted under this Agreement and (z) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;
     (B) any Loan Document;
     (C) restrictions and conditions imposed by Applicable Laws;
     (D) customary non-assignment provisions in contracts, agreements, leases, permits and licenses;
     (E) Liens permitted to be incurred under the provisions of Section 6.02 that limit the right of the debtor to dispose of the assets subject to such Liens;
     (F) asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;
     (G) any instrument governing Capital Stock of (x) a Restricted Subsidiary existing at the time it became a Restricted Subsidiary or (y) a Person acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except, in each case, to the extent such Capital Stock was incurred in connection with or in contemplation of such acquisition or transaction or series of transactions pursuant to which the Restricted Subsidiary became a Restricted Subsidiary), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;
     (H) restrictions on cash or other deposits imposed by customers under contracts entered into in connection with the Permitted Business; and

     (I) customary restrictions or conditions contained in any netting, operating, construction, service, supply, purchase or sale agreements to which the Borrower or any Restricted Subsidiary enters into in connection with the Permitted Business; provided that such agreement prohibits the encumbrance or transfer of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject of that agreement, the payment rights arising thereunder and/or the proceeds thereof and not of any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary;
     (J) any encumbrance or restriction of the type referred to in clauses (i), (ii) or (iii) of this Section 6.07(d) (except to the extent that any of clauses (A) through (I) of this Section 6.07(d) refers or applies only to certain of such clauses (i), (ii) or (iii), and, in such case, only to such applicable clause), imposed by any amendments, modifications, restatements, renewals, increases, supplements, or replacements of the contracts, instruments or obligations referred to in clauses (A) through (I) of this Section 6.07(d); provided that such amendments, modifications, restatements, renewals, increases, supplements, replacements or refinancings are, when taken as a whole, in the good faith judgment of a Financial Officer of the Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement or replacement.
          SECTION 6.08. Transactions with Affiliates. (a) Make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower other than as excluded pursuant to Section 6.08(b) (each, an “Affiliate Transaction”), unless (i) the Affiliate Transaction is on terms that are no less favorable to the Borrower (as reasonably determined by the Borrower) or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person; and (ii) the Borrower delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50,000,000, a resolution of the Board of Directors of the Borrower attached to an officers’ certificate certifying that such Affiliate Transaction complies with clause (i) of this Section and that such Affiliate Transaction has been approved by a majority of the disinterested members of such Board of Directors.
          (b) The following items shall not constitute Affiliate Transactions and, therefore, will not be subject to the provisions of this Section:
     (i) any employment agreement or director’s engagement agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business or approved by the Board of Directors of the Borrower in good faith;
     (ii) transactions between or among the Loan Parties;

     (iii) payment of reasonable fees and other compensation to directors who are not otherwise Affiliates of the Borrower;
     (iv) Investments or Dividends that do not violate Section 6.05 or 6.06 hereof;
     (v) transactions permitted by, and complying with, the provisions of Section 6.04(a);
     (vi) agreements in effect as of the Funds Availability Date that are set forth on Schedule 6.08(b) and amendments thereto or replacements thereof, so long as any such amendment or replacement agreement taken as a whole is not materially more disadvantageous to the Borrowers and its Restricted Subsidiaries than such existing agreement as determined in good faith by the Borrower; provided, however, that any amendments to a Key Contract shall comply with Section 5.15;
     (vii) posting of Letters of Credit issued hereunder (subject, where applicable, to Section 6.05(j)), or letters of credit issued pursuant to other financing facilities to support the obligations of any Excluded Subsidiary or of EquaGen or any of its subsidiaries;
     (viii) any tax sharing agreement between or among the Borrower and its Subsidiaries so long as such tax sharing agreement is on fair and reasonable terms with respect to each participant therein (as determined in good faith by senior management of the Borrower at the time such agreement is entered into); and
     (ix) any agreement to do any of the foregoing.
          SECTION 6.09. Business Activities. Enter into any business, either directly or through any Restricted Subsidiary, except for the Permitted Business. Notwithstanding the foregoing, the NY Real Property Subsidiaries shall engage solely in the business such NY Real Property Subsidiaries were engaged in on the Funds Availability Date.
          SECTION 6.10. Other Indebtedness and Agreements. (a) Effect any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement in respect of any Material Indebtedness to effectively refinance such Material Indebtedness if such refinancing would have been prohibited by the definition of Permitted Refinancing Indebtedness or otherwise prohibited under this Agreement;
          (b) Amend its Constituent Documents, except for changes and amendments that do not materially adversely affect the interests of the Senior Secured Parties under the Loan Documents or in the Collateral; and
          (c) Modify, alter, amend, extend, renew, replace, knowingly waive strict and timely performance of any compliance with (including waiving any default under), terminate, cancel, suspend or assign any Material Contract or any term, agreement, provision, item, obligation or covenant contained in any Material Contract, if to do so could reasonably be expected to have a Material Adverse Effect.
          SECTION 6.11. Designation of Restricted, Unrestricted and Immaterial Subsidiaries. The Board of Directors of the Borrower (or any committee expressly authorized by the Board of Directors of the Borrower) may designate any Restricted Subsidiary to be an Unrestricted Subsidiary or an Immaterial Subsidiary, in accordance with the definitions thereof, if such designation would not cause a Default or Event of Default. If a Restricted Subsidiary, newly acquired Subsidiary or newly formed Subsidiary is designated as an Unrestricted Subsidiary or an Immaterial Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary or an Immaterial Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Investments under Section 6.05(j). Such designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary or Immaterial Subsidiary, as applicable. The Board of Directors of the Borrower may redesignate any Unrestricted Subsidiary or Immaterial Subsidiary to be a Restricted Subsidiary if such redesignation would not cause a Default or Event of Default.
          SECTION 6.12. Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the last day of any Test Period ending during any period set forth below to be less than the ratio set forth opposite such period below:

Period	Ratio
Funds Availability Date to the Revolving Credit Maturity Date	1.5 to 1.0
          SECTION 6.13. Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as of the last day of any Test Period ending during any period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio
Funds Availability Date to the Revolving Credit Maturity Date	5.0 to 1.0
          SECTION 6.14. Fiscal Year. With respect to the Borrower, change its fiscal year-end to a date other than December 31; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting, provided, that with respect to any such change that delays the fiscal year-end, the Borrower shall deliver financial information required by Section 5.05(b) for all intervening fiscal quarters, including the fiscal quarter that was formerly the year-end.
          SECTION 6.15. No Speculative Hedging Transactions. Neither the Borrower nor any Restricted Subsidiary shall engage in any speculative Hedging Transactions except (i) as set forth in the definition of Commodity Hedging Transactions and (ii) Interest Rate Hedging Transactions and Currency Hedging Transactions for the sole purpose of hedging in the normal course of the Permitted Business. For the avoidance of doubt, the determination as to whether or not a Hedging Transaction is speculative shall be made as of the date such Hedging Transaction is entered into by the Borrower or the applicable Restricted Subsidiary.

          SECTION 6.16. Specified Commodity Hedging Transactions. (a) So long as any Specified Commodity Hedging Transaction is secured by the Collateral Agent’s Lien on the Collateral, provide any Credit Support Facilities or arrange for Credit Support Facilities with respect to such Specified Commodity Hedging Transaction.
          (b) For so long as the Intercreditor Agreement is in effect, following the occurrence and during the continuation of a payment “Default” or an “Event of Default” under one or more “Series of Secured Obligations” that constitute “Material Indebtedness” (as each such term is defined in the Intercreditor Agreement), make any payment (other than Ordinary Course Settlement Payments (as such term is defined in the Intercreditor Agreement)) under any Specified Commodity Hedging Transaction, which payment is prohibited under the Intercreditor Agreement.
ARTICLE VII
Events of Default
          SECTION 7.01. Signing Date Events of Default. From and after the Signing Date and until the earlier of (i) the Funds Availability Date and (ii) the Outside Date, each of the following shall be an Event of Default hereunder:
     (a) any representation or warranty made or deemed made in or in connection with any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document by any Loan Party, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
     (b) default in the payment of any interest or any fee or any other amount due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;
     (c) default in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in (i) Section 1.01 of Annex V or (ii) Sections 1.03, 1.04 and 1.06 of Annex VI;
     (d) default in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b) or (c) above) and such default shall continue unremedied for a period of 30 days after the earlier of (a) notice thereof from the Administrative Agent, the Collateral Agent or any Lender to the Borrower and (b) the date when a Responsible Officer of the Borrower becomes aware of such default;
     (e) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Borrower or any of its Restricted Subsidiaries in an involuntary case; (ii) appoints a custodian of the Borrower or any of its Restricted Subsidiaries or for all or substantially all of the property of the Borrower or any of its Restricted Subsidiaries; or (iii) orders the liquidation of the Borrower or any of its Restricted Subsidiaries; and, in each of clauses (i), (ii) or (iii), the order or decree remains unstayed and in effect for 60 consecutive days; or
     (f) the Borrower or any of its Restricted Subsidiaries, pursuant to or within the meaning of Bankruptcy Law (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a custodian of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors; or (v) generally is not paying its debts as they become due.
          SECTION 7.02. Funds Availability Date Events of Default. From and after the Funds Availability Date, each of the following shall be an Event of Default hereunder:
     (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the Borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document by any Loan Party, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
     (b) default in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
     (c) default in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;
     (d) default in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in Sections 5.01, (solely with respect to the Borrower or Core Asset Subsidiaries, EquaGen (to the extent it is a Subsidiary of the Borrower) and Enexus Power Marketing, LLC), 5.06 or 5.09 or in Article VI;
     (e) default in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after the earlier of (a) notice thereof from the Administrative Agent, the Collateral Agent or any Lender to the Borrower and (b) the date when a Responsible Officer of the Borrower becomes aware of such default;
     (f) the Borrower or any Restricted Subsidiary shall in respect of any Material Indebtedness: (i) fail to pay any principal or interest (regardless of amount due) when and as the same shall become due and payable (after giving effect to any applicable grace period) or (ii) suffer the occurrence of any other event (including an Early Termination Event (as defined in the Intercreditor Agreement)) or condition that results in such Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this sub-clause (ii) shall not apply to secured Indebtedness that becomes due as a result of a sale or transfer of the property or assets securing such Indebtedness that is permitted under this Agreement;
     (g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Borrower or any of its Restricted Subsidiaries in an involuntary case; (ii) appoints a custodian of the Borrower or any of its Restricted Subsidiaries or for all or substantially all of the property of the Borrower or any of its Restricted Subsidiaries; or (iii) orders the liquidation of the Borrower or any of its Restricted Subsidiaries; and, in each of clauses (i), (ii) or (iii) above, the order or decree remains unstayed and in effect for 60 consecutive days;
     (h) the Borrower or any of its Restricted Subsidiaries, pursuant to or within the meaning of Bankruptcy Law (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a custodian of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors; or (v) generally is not paying its debts as they become due;
     (i) one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 (excluding therefrom any amount covered by insurance) shall be rendered against the Borrower or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any of its Restricted Subsidiaries to enforce any such judgment;
     (j) an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $100,000,000;
     (k) except as permitted by this Agreement or as a result of the discharge of such Loan Party in accordance with the terms of the Loan Documents, (i) any Guarantee under the Guarantee and Collateral Agreement shall be held by a final decision issued in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, (ii) any Loan Party shall assert in writing that any provision of any Loan Document after delivery thereof for any reason fails or ceases to be valid and binding on, or enforceable against, any Loan Party party thereto or (iii) any Security Document shall for any reason (other than pursuant to a failure of any Agent, Lender or any agent appointed thereby to take any action within the sole control of such Persons) fail or cease to create a valid and enforceable Lien on any Collateral with a value greater than $50,000,000 purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected and first priority Lien (subject to any prior Permitted Liens), or any Loan Party shall so state in writing; or
     (l) there shall have occurred a Change of Control.

          SECTION 7.03. Remedies. (a) From and after the Signing Date and prior to the Funds Availability Date, during the continuance of any Event of Default, the Administrative Agent may, and, at the request of the Required Lenders, shall, by notice to the Borrower (i) declare that all or any portion of the Commitments be terminated and (ii) declare fees or other amounts that have accrued to be forthwith due and payable, whereupon such accrued fees and other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of the Events of Default with respect to the Borrower or any Restricted Subsidiary specified in Sections 7.01(e) or 7.01(f), (A) the Commitments of each Lender shall each automatically be terminated and (B) all such accrued fees and other amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition to the remedies set forth above, the Administrative Agent may exercise any remedies provided for by Applicable Law.
          (b) From and after the Funds Availability Date, during the continuance of any Event of Default, the Administrative Agent (i) with the consent of the Required Lenders may, and, at the request of the Required Lenders, shall, by notice to the Borrower declare that all or any portion of the Commitments be terminated, whereupon the obligation of each Lender to make any Loan and each Issuer to Issue any Letter of Credit shall immediately terminate and (ii) with the consent of the Required Lenders may and, at the request of the Required Lenders, shall, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts and Secured Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and such Secured Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of the Events of Default specified in Sections 7.02(g) or 7.02(h), with respect to the Borrower or any other Loan Party (A) the Commitments of each Lender to make Loans and the commitments of each Lender and Issuer to Issue or participate in Letters of Credit shall each automatically be terminated and (B) the Loans, all such interest and all such amounts and such Secured Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition to the remedies set forth above, the Administrative Agent may exercise any remedies provided for by the Security Documents in accordance with the terms thereof or any other remedies provided for by Applicable Law.
          SECTION 7.04. Application of Funds. Without limitation of, and after giving effect to, Section 6.7 of the Guarantee and Collateral Agreement and Section 3.5 of the Intercreditor Agreement, all proceeds received by the Administrative Agent or the Collateral Agent or any other Person in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Security Document shall be held by the Administrative Agent or the Collateral Agent as Collateral for, and applied in full or in part by the Administrative Agent or the Collateral Agent against, the applicable Secured Obligations arising hereunder then due and owing as set forth in Section 2.13(g).

ARTICLE VIII
The Agents and the Arrangers
          SECTION 8.01. Authorization and Action. (a) Each Lender and each Issuer hereby irrevocably (and each holder of any Note by its acceptance of such Note shall be deemed to) appoint the Administrative Agent as its agent and authorize the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent hereby accepts such appointment and hereby agrees to act in such capacity. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized by the Lenders, the Issuers and each holder of each Note to execute any and all documents (including releases and the Intercreditor Agreement) with respect to the Collateral and the rights of the Senior Secured Parties with respect thereto, and to appoint the Collateral Agent as their agents in respect of the Intercreditor Agreement and the other Security Documents, in each case as contemplated by and in accordance with the provisions of this Agreement and the Security Documents. Each Lender, each Issuer and each holder of each Note hereby agrees to be bound by the priority of the security interests and allocation of the benefits of the Collateral and proceeds thereof set forth in the Security Documents. Each Lender, each Issuer and each holder of each Note hereby authorizes the Administrative Agent in its capacity as such to act as its Secured Obligations Representative for purposes of the Intercreditor Agreement. The Administrative Agent in its capacity as Secured Obligations Representative is hereby expressly authorized and directed by each Lender, each Issuer and each holder of each Note to execute the Intercreditor Agreement and the other Security Documents (and any other documents contemplated thereby) on behalf of the Lenders, the Issuers and the holders of Notes on the Signing Date and from and after the Funds Availability Date, as applicable.
          (b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), neither the Agents nor the Arrangers shall be required to exercise any discretion or take any action, but shall be entitled to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders, each Issuer and each holder of each Note; provided, however, that neither Agent nor either Arranger shall be required to take any action that it in good faith believes exposes it to personal liability unless such Agent or such Arranger receives an indemnification satisfactory to it from the Lenders and the Issuers with respect to such action or (ii) is contrary to this Agreement or Applicable Law. If the Administrative Agent or the Arrangers request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent and the Arrangers shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent and the Arrangers shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, no Lender, Issuer or the holder of any Note shall have any right of action whatsoever against the Administrative Agent or either Arranger as a result of the Administrative Agent or such Arranger acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders. The Agents agree to give to each Lender and each Issuer prompt notice of each notice given to it by the other Agent, the

Arrangers or any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.
          (c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent and the Arrangers are acting solely on behalf of the Lenders and the Issuers, except in the case of the Administrative Agent with respect to the limited extent it acts as an agent of the Borrower in maintaining the Register provided for in Section 9.04(d), and its duties are entirely administrative in nature. Neither the Administrative Agent nor the Arrangers assume, and none of them shall be deemed to have assumed, any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuer, holder of any Note or holder of any other Secured Obligation. The Administrative Agent and the Arrangers may perform any of its duties under any Loan Document by or through its agents or employees.
          (d) Each Agent and each Arranger may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent, each Arranger and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of each Agent, each Arranger and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as their activities as Agent or Arranger.
          (e) The Syndication Agent shall not have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity.
          SECTION 8.02. Obligation of Arrangers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, it is understood and agreed that, with respect to any agreement, instrument, certificate or any other document or information delivered or required to be delivered to the Arrangers and/or the Administrative Agent on or prior to the Funds Availability Date (other than any Borrowing Request required pursuant to Section 2.02(a) or any Letter of Credit Request required pursuant to Section 2.03(c)) and any action taken or required to be taken by the Borrower or any of its Subsidiaries prior to or on the Funds Availability Date (i) each Lender irrevocably authorizes the Arrangers to determine the conformity of any such document or action (or the failure to take such action) with the requirements of this Agreement or such Loan Document, and the Administrative Agent shall have no obligations or duties hereunder or under any other Loan Document (and shall incur no liability) with respect thereto and (ii) the provisions of this Section 8 (other than Section 8.01(a)) shall apply, mutatis mutandis, to each of the Arrangers acting in such capacity; provided, that prior to and on the Funds Availability Date neither Arranger shall have any liability except as expressly set forth in the first sentence of Section 8.03 below, and provided, further that after the Funds Availability Date (x) neither Arranger shall have any obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and (y) neither Arranger shall incur any liability hereunder or thereunder in such capacity.
          SECTION 8.03. Agents’ Reliance, Etc. (a) None of the Agents, the Arrangers or any of their Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). Without limiting the foregoing, (i) the Agents may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.04 (and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor), (ii) the Agents may rely on the Register to the extent set forth in Section 9.04, (iii) the Agents and the Arrangers may consult with legal counsel (including counsel to the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) neither the Agents nor the Arrangers make any warranty or representation to any Lender or Issuer and none of them shall be responsible to any Lender or Issuer for any statements, recitals, information, warranties or representations made by or on behalf of any Loan Party in, or in connection with, this Agreement, any other Loan Document or in any document, certificate or other writing delivered in connection herewith or therewith, (v) neither the Agents nor the Arrangers shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent or such Arranger by a Borrower or a Lender, (vi) neither Agent nor the Arranger shall have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Loan Party or as to the existence, or possible existence, of any Default or Event of Default, (vii) neither Agent nor the Arrangers shall be responsible to any Lender, Issuer, holder of any Note or holder of any other Secured Obligation for the due execution, legality, validity, enforceability, genuineness, collectibility, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto, (viii) neither Agent nor the Arrangers shall have a duty to confirm the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent and (ix) neither Agent nor the Arrangers shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.
          (b) Each Agent and each Arranger shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent and each Arranger may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent and each Arranger may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          SECTION 8.04. Posting of Approved Electronic Communications. (a) Each of the Lenders, the Issuers and each Loan Party agree that the Agents (and, if applicable, the Arrangers) may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders, Issuers and prospective assignees, participants or other transferees by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
          (b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Funds Availability Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuers and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the Issuers and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
          (c) The Approved Electronic Platform and the Approved Electronic Communications are provided “as is” and “as available”. None of the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy or completeness of the Approved Electronic Communications or the Approved Electronic Platform and each expressly disclaims liability for errors or omissions in the Approved Electronic Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Affiliates in connection with the approved electronic platform or the Approved Electronic Communications.
          (d) Each of the Lenders, the Issuers and each Loan Party agree that the Administrative Agent (and, if applicable, the Arrangers) may, but (except as may be required by Applicable Law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s (or such Arranger’s) generally-applicable document retention procedures and policies.
          SECTION 8.05. The Agents Individually. Each bank serving as an Agent or Arranger hereunder shall have the same rights and powers in its capacity as a Lender or Issuer as any other Lender or Issuer and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or any Affiliate thereof as if it were not an Agent or Arranger hereunder, and may accept fees from the Borrower or any Subsidiary or Affiliate thereof for services in connection with this Agreement and otherwise without having to account for the same to the Lenders. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include, without limitation, each Agent and each Arranger in its individual capacity as a Lender or as one of the Required Lenders.
          SECTION 8.06. Lender Credit Decision. Each Lender, each Issuer and the holder of each Note acknowledges that it has, independently and without reliance upon the

Agents, the Arrangers or any other Lender, conducted its own independent investigation of the financial condition and affairs of the Borrower and each other Loan Party in connection with the making and continuance of the Loans and with the issuance of the Letters of Credit and has made its own credit analysis and decision to enter into this Agreement. Each Lender, each Issuer and the holder of each Note also acknowledges that it shall, independently and without reliance upon the Agents, the Arrangers or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents. Except for the documents expressly required by any Loan Document to be transmitted by the Agents or the Arrangers to the Lenders or the Issuers, neither the Agents nor the Arrangers shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender, any Issuer or the holder of any Note with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come into the possession of the Agents, the Arrangers or any of their respective Affiliates or any employee or agent of any of the foregoing.
          SECTION 8.07. Indemnification. Each Lender agrees to indemnify each Arranger, each Agent and each of its Affiliates and agents and their respective directors, officers, employees, agents and advisors (collectively, “Indemnified Persons”) from and against such Lender’s aggregate Ratable Portion (determined at the time such indemnity is sought, it being understood and agreed that if the Revolving Credit Termination Date shall have occurred, such determination shall be made immediately prior to giving effect thereto) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, such Indemnified Persons in any way relating to, or arising out of, this Agreement or the other Loan Documents or any action taken or omitted by such Indemnified Persons under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from any Indemnified Persons’ gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the applicable Indemnified Person promptly upon demand for its Ratable Portion (determined at the time such reimbursement is sought, it being understood and agreed that if the Revolving Credit Termination Date shall have occurred, such determination shall be made immediately prior to giving effect thereto) of any out-of-pocket expenses (including reasonable fees, expenses and disbursements of financial and legal advisors) incurred by Indemnified Person in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that such Agent or such Arranger is not reimbursed for such expenses by the Borrower or another Loan Party pursuant to Section 9.05 or other indemnity provisions in any Loan Document.
          SECTION 8.08. Successor Administrative Agent. The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower (and may be removed by Required Lenders if it is a Defaulting Lender). Unless otherwise agreed by the resigning Administrative Agent, any such resignation by the Administrative Agent hereunder shall also constitute its resignation as an Issuer in accordance with the provisions Section 2.03(l). Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative

Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 20 days after such retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). If no successor Administrative Agent has been appointed pursuant to the preceding sentences by the 30th day after the date of such retiring Administrative Agent’s notice of resignation, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent (which appointment shall be subject to the prior written approval of the Borrower (such approval not to be unreasonably withheld) unless an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, respectively, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Administrative Agent under the Loan Documents. After such resignation or removal, the retiring Administrative Agent, its sub-agents and their Related Parties shall continue to have the benefit of this Article VIII and Section 9.05 as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
          SECTION 8.09. Withholding of Taxes. To the extent required by any Applicable Law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.
ARTICLE IX
Miscellaneous
          SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
     (a) if to the Borrower, to it at 1018 Highland Colony Parkway, Suite 800, Ridgeland, Mississippi 39157, Attention of the Treasurer (Tel. No. 601-790-3200; Fax No. (601) 790-3171); with a copy to Enexus Energy Corporation at 1018 Highland

Colony Parkway, Ridgeland, MS 39157, Attention of the General Counsel (Tel. No. 601-790-3200; Fax No. (601) 790-3166);
     (b) if to the Administrative agent, to BNP Paribas at 525 Washington Boulevard , Jersey City, NJ, 07310, Attention of Socorro Lantin (Tel. No. (201) 850-6577; Fax No. (201) 850-4020; Email: nyls.agency.support@americas.bnpparibas.com); with a copy to White & Case LLP at 1155 Avenue of the Americas, New York, NY 10036-2787, Attention of Scott M. Zemser (Tel. No. (212) 819-8960; Fax No. (212) 354-811; Email: szemser@whitecase.com).
     (c) if to the Collateral Agent, to The Bank of Nova Scotia Trust Company of New York at One Liberty Plaza, New York, NY 10006, Attention of John Neylan (Tel. No. (212) 225-5065; Fax No. (212) 225-5436; Email: john_neylan@scotiacapital.com); with copies to Shearman & Sterling LLP, at 599 Lexington Avenue, New York, NY 10022-6069, Attention of Christopher Poggi (Tel. No. (212) 848 7538; Email: cpoggi@shearman.com); and to Shearman & Sterling LLP, at 599 Lexington Avenue, New York, NY 10022-6069, Attention of Ji Hong (Tel. No. (212) 848 7417; Email: jhong@shearman.com); and
     (d) if to a Lender or Arranger, to it at its address (or fax number) set forth on Schedule 2.01 hereto or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto, or otherwise as indicated in writing to the Administrative Agent and the Borrower.
All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.
          SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuers and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuers, regardless of any investigation made by the Lenders or the Issuers or on their behalf, and shall continue in full force and effect (but such representations and warranties shall be deemed made by the Borrower only at such times and as of such dates as set forth in Section 4.01) as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable (other than indemnification and other contingent obligations that are not then due and payable) under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.19, 8.07 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents, the Arrangers, any Lender or any Issuer.

          SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and the Arrangers and when the Administrative Agent shall have been notified by each Lender and Issuer that such Lender or Issuer has executed it. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission, electronic mail or by posting on the Approved Electronic Platform shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrower and the Administrative Agent.
          SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent, the Arrangers, the Issuers or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
          (b) Each Lender may assign to one or more assignees (other than an Ineligible Assignee) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) the Borrower, the Administrative Agent and each Issuer must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed (in the case of the Borrower, following the Funds Availability Date)); provided further that (x) the Borrower shall not be required to consent to any such assignment (1) during the continuance of any Event of Default, (2) to a Lender or an Affiliate or Related Fund of a Lender or (3) made pursuant to Section 2.21(b) and (y) except in the case of an assignment to a Lender or an Affiliate or Related Fund of a Lender, the amount of the Commitment or Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans and those of its Related Funds shall be aggregated for this purpose), (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (such Assignment and Acceptance to be (x) electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent, or (y) manually executed and delivered) and (iii) the assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Administrative Agent an Administrative Questionnaire. No Lender is permitted to assign all or any portion of its interests, rights or obligations under this Agreement (including all or a portion of its Commitment and the Loans at any time owing to it) except as specifically set forth in the immediately preceding sentence and any purported assignment not in conformity therewith shall be null and void. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement (including the obligations under Sections 2.19(e) and 2.19(f)) and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this

Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits and obligations of Sections 2.14, 2.16, 2.19 and 9.05 as well as to any fees accrued for its account and not yet paid). Notwithstanding the foregoing (but subject to the consent rights set forth in the first sentence of this Section 9.04(b)), an assignment by a Lender to one of its Affiliates or Related Funds will be effective, valid, legal and binding without regard to whether the assignor has delivered an Assignment and Acceptance or Administrative Questionnaire to the Administrative Agent (and the acceptance and recordation thereof under paragraph (e) of this Section 9.04 shall not be required); provided that the Administrative Agent and the Borrower shall be entitled to deal solely with the assignor unless and until the date that an Assignment and Acceptance and Administrative Questionnaire have been delivered to the Administrative Agent with respect to the applicable assignee.
          (c) By executing and delivering (to the Administrative Agent or the assigning Lender in the case of an assignment by a Lender to one of its Affiliates or Related Funds pursuant to the last sentence of paragraph (b) of this Section) an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim made by it and that its Commitment and the outstanding balances of its Loans and Issued Letters of Credit, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in, or in connection with, this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Restricted Subsidiary or the performance or observance by the Borrower or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance and that, as of the effective date of such assignment, it is not a Defaulting Lender; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.05 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, the Syndication Agent, the Arrangers, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
          (d) The Administrative Agent, acting for the purpose of this Section 9.04(d), and for tax purposes, as an agent of the Borrower, shall maintain at one of its offices in the City of New York a copy of each Assignment and Acceptance delivered to it and one or more registers for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent, the Issuers, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuers, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In the case of any assignment made in accordance with the last sentence of paragraph (b) of this Section 9.04 that is not reflected in the Register, the assigning Lender shall maintain a comparable register reflecting such assignment.
          (e) Upon its receipt of (i) a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, (ii) an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), (iii) a processing and recordation fee of $3500, (iv) any Note, if requested by the assignee and (v) if required, the written consent of the applicable Issuer and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders, the Issuers and the Borrower. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e). Notwithstanding the foregoing, an assignment by a Lender to an Affiliate or Related Fund pursuant to the last sentence of paragraph (b) of this Section 9.04 shall not be required to be recorded in the Register to be effective; provided that (i) such assignment is recorded in a comparable register maintained by the assignor as provided in paragraph (b) of this Section and (ii) the Administrative Agent and the Borrower shall be entitled to deal solely and directly with the assignor unless and until the date that an Assignment and Acceptance and Administrative Questionnaire have been delivered to the Administrative Agent with respect to the applicable assignee.
          (f) Each Lender may without the consent of the Borrower, the Issuers or the Administrative Agent sell participations to any Person (other than an Ineligible Assignee; provided that for purposes of this Section 9.04(f), clause (iii) of the definition of “Ineligible Assignee” shall be disregarded for purposes of determining who is an Ineligible Assignee) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.19 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant), if and to the extent that such participating banks or other entities agree to be bound by any obligations under Sections 2.14, 2.16 and 2.19 and (iv) the Borrower, the Administrative Agent, the Issuers and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans or of any fees, increasing or extending the Commitments or releasing any Subsidiary Guarantor or all or substantially all of the Collateral).
          (g) Any Lender or participant may, in connection with any assignment, pledge or participation or proposed assignment, pledge or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower or its Subsidiaries furnished to such Lender by or on behalf of the Borrower and its Subsidiaries; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.
          (h) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank, and, in the case of any Lender that is a fund that invests in bank loans, such Lender may collaterally assign all or any portion of its rights under this Agreement to any holder of, trustee for, or other representative of any holders of, obligations owed or securities issued by such fund as security for such obligations or securities; provided that no such assignment described in this clause (h) shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.
          (i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent, and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.
          (j) No Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, each Issuer and each Lender, and any attempted assignment without such consent shall be null and void.
          SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Arrangers, the Syndication Agent, the Issuers and the Lenders (including the reasonable fees, charges and disbursements of Weil, Gotshal & Manges LLP (counsel to the Arrangers), counsel to the Administrative Agent, and other reasonable local and special counsel to the Administrative Agent, the Collateral Agent, the Arrangers, the Syndication Agent, the Issuers and the Lenders and charges of Intralinks) in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof and any transactions hereby or thereby contemplated (whether or not such transactions are consummated) including, without limitation, the Transactions. The Borrower also agrees to pay all documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Syndication Agent, the Arrangers, any Issuer or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder (including in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any bankruptcy or insolvency proceeding), including the fees, charges and disbursements of Weil, Gotshal & Manges LLP and other reasonable local and special counsel (including special workout counsel) to the Administrative Agent, the Collateral Agent, the Syndication Agent, the Arrangers, any Issuer or any Lender.
          (b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Syndication Agent, the Arrangers, each Lender, each Issuer and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials, or any non-compliance with Environmental Law, on any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

          (c) To the extent permitted by Applicable Law, the Borrower shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
          (d) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, the Syndication Agent, the Arrangers, any Lender or any Issuer. All amounts due under this Section 9.05 shall be payable promptly upon written demand therefor.
          SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any Qualified Counterparty that has designated a Related Agreement with respect to this Agreement (as provided in the Intercreditor Agreement) to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH THE PARTIES HERETO AGREE APPLY HERETO). EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 9.08. Waivers; Amendment; Replacement of Non-Consenting Lenders. (a) No failure or delay of the Agents, the Arrangers, any Lender or any Issuer in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Arrangers, the Issuers and the Lenders hereunder and under the other Loan

Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease or forgive the principal amount of, or extend the maturity of or any date for the payment of any interest on any Loan or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender directly affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of or decrease the amount or rate of any fees (other than fees payable to Issuers pursuant to the Letter of Credit Fee Letter) of any Lender without the prior written consent of such Lender, (iii) (A) amend or modify the pro rata requirements of Section 2.17, (B) amend or modify the provisions of Sections 2.09, 2.13 and 2.17 requiring ratable reduction, distribution or sharing or ratable funding, (C) amend or modify the provisions of Section 9.04(j), (D) amend or modify the provisions of this Section 9.08, (E) amend or modify the definition of the term “Required Lenders”, (F) release any Subsidiary Guarantor (except in connection with a release expressly permitted under the Loan Documents), (G) amend, modify or waive the ratings conditions set forth in Section 4.03(g) or (H) amend, modify or waive the condition set forth in Section 4.03(f), in each case in this clause (iii) without the prior written consent of each Lender, (iv) except upon payment in full of the Secured Obligations arising hereunder (except for contingent obligations or indemnities not yet accrued as of such time), release all or substantially all of the Collateral, except in connection with a disposition expressly permitted under the Loan Documents, without the prior written consent of each Lender or (v) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(i) without the written consent of such SPV; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or any Issuer hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent or such Issuer, as applicable. The Administrative Agent may, with the consent of the Borrower, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or any Issuer. With respect to any Issuer chosen after the Signing Date, the Administrative Agent may, with the consent of the Borrower, amend, modify or supplement Section 2.03 of this Agreement prior to the Funds Availability Date to incorporate terms and conditions requested by such Issuer so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or any other Issuer.
          (c) Each Lender grants (i) to the Administrative Agent the right (with the prior written consent of the Borrower) to purchase all of such Lender’s Commitments and Loans owing to it and any related Notes held by it and all its rights and obligations hereunder and under the other Loan Documents and (ii) to the Borrower the right to cause an assignment of all of such Lender’s Commitments and Loans owing to it and any related Notes held by it and all its rights and obligations hereunder and under the other Loan Documents to one or more eligible assignees pursuant to Section 9.04, which right may be exercised by the Administrative Agent or the

Borrower, as the case may be, if such Lender (a “Non-Consenting Lender”) refuses to execute any amendment, modification, termination, waiver or consent which requires the written consent of Lenders other than the Required Lenders and to which the Required Lenders and the Borrower have otherwise agreed; provided that such Non-Consenting Lender shall receive in connection with such purchase or assignment, payment equal to the aggregate amount of outstanding Loans owed to such Lender, together with all accrued and unpaid interest, fees and other amounts (other than indemnification and other contingent obligations not yet due and payable) owed to such Lender under the Loan Documents at such time; and provided, further, that any such assignee shall agree to such amendment, modification, termination, waiver or consent. Each Lender agrees that if the Administrative Agent or the Borrower, as the case may be, exercises its option under this paragraph it shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 9.04. The Borrower shall be entitled (but not obligated) to execute and deliver such agreements and documentation on behalf of such Non-Consenting Lender and any such agreements or documentation so executed by the Borrower shall be effective for all purposes of documenting an assignment pursuant to Section 9.04.
          SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.
          SECTION 9.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of an Issuer that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Syndication Agent, the Arrangers, any Issuer and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
          SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH

OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
          SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03.
          SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
          SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Syndication Agent, the Arrangers, any Issuer or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.
          (b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 9.16. Confidentiality. Each of the Agents, the Arrangers, the Issuers and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents, (ii) any pledgee referred to in Section 9.04(g) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, in each case subject to agreement by such party to hold such confidential information in accordance with its customary procedures and in any case no less restrictive than those of this Section 9.16, (f) to market data collectors, similar service providers to the lending industry and service providers to the Arrangers, the Agents or Lenders in connection with the administration or management of this Agreement or the other Loan Documents, (g) to any rating agency, (h) with the consent of the Borrower or (i) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all financial statements, certificates, reports, agreements and other information received from the Borrower or its Restricted Subsidiaries and related to the Borrower or its business, other than any such financial statements, certificates, reports, agreements and other information that was available to the Agents, the Arrangers, any Issuer or any Lender on a nonconfidential basis prior to its disclosure by the Borrower; provided that, in the case of Information received from the Borrower after the Funds Availability Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has maintained the confidentiality of such Information in accordance with its customary procedures. Notwithstanding any other express or implied agreement, arrangement or understanding to the contrary, each of the parties hereto agrees that each other party hereto (and each of its employees, representatives or agents) are permitted to disclose to any Persons, without limitation, the tax treatment and tax structure of the Loans and the other transactions contemplated by the Loan Documents and all materials of any kind (including opinions and tax analyses) that are provided to the Loan Parties, the Lenders, the Arrangers or any Agent related to such tax treatment and tax aspects. To the extent not inconsistent with the immediately preceding sentence, this authorization does not extend to disclosure of any other information or any other term or detail not related to the tax treatment or tax aspects of the Loans or the transactions contemplated by the Loan Documents.
          SECTION 9.17. Mortgage Modifications. As a condition precedent to the Borrower’s incurrence of Additional Intercreditor Indebtedness pursuant to Section 6.01(c) and/or Section 2.21 as provided for herein, the Borrower shall satisfy the following requirements:

     (a) the Subsidiary Guarantors shall enter into, and deliver to the Administrative Agent and the Collateral Agent, at the direction and in the sole discretion of the Administrative Agent and the Collateral Agent, a mortgage modification or new Mortgage in proper form for recording in the relevant jurisdiction and in a form reasonably satisfactory to the Administrative Agent and the Collateral Agent (such Mortgage or mortgage modification of, the “Modification”);
     (b) the Borrower shall deliver a local counsel opinion in form and substance as set forth in Section 4.03(a)(vii)(D) of this Agreement;
     (c) the Borrower shall have caused a title company approved by the Administrative Agent to have delivered to the Administrative Agent and the Collateral Agent (A) evidence that the title insurance policy delivered pursuant to Section 4.03(a)(vii)(B) insures an amount equal to the lesser of (x) the Secured Obligations including any title insurance “cushion” reasonably requested by Collateral Agent and (y) the value of the Mortgaged Property as reasonably determined by the Collateral Agent and (B) an endorsement to the title insurance policy delivered pursuant to Section 4.03(a)(vii)(B), date down(s) and/or other evidence reasonably satisfactory to the Administrative Agent and/or the Collateral Agent insuring that (i) the priority of the liens evidenced by insuring the continuing priority of the Lien of the Mortgage as security for such Indebtedness has not changed and (ii) confirming and/or insuring that (a) since the immediately prior incurrence of such additional Indebtedness, there has been no change in the condition of title and (b) there are no intervening liens or encumbrances which may then or thereafter take priority over the Lien of the Mortgage, other than the Permitted Liens (without adding any additional exclusions or exceptions to coverage; a “Modification Endorsement”);
     (d) the Borrower shall, upon the request of the Administrative Agent and/or the Collateral Agent, deliver to the approved title company, the Collateral Agent and/or all other relevant third parties all other items reasonably necessary to maintain the continuing priority of the Lien of the Mortgage as security for such Indebtedness; and
     (e) any other items reasonably requested by the Collateral Agent and the Administrative Agent in connection with the incurrence of such Additional Intercreditor Indebtedness.
          SECTION 9.18. Patriot Act Notice. Each Lender subject to the Patriot Act hereby notifies the Borrower that, pursuant to Section 326 of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each Subsidiary Guarantor, including the name and address of the Borrower and each Subsidiary Guarantor and other information that will allow such Lender to identify the Borrower and each Subsidiary Guarantor in accordance with the Patriot Act.
          SECTION 9.19. No Fiduciary Duty. Each Agent, each Arranger, each Lender, each Issuer and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower and its Subsidiaries. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and Borrower, its stockholders or its Affiliates. The Borrower (for itself and on behalf of its Subsidiaries and Affiliates) acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and Borrower and its Subsidiaries, on the other, (ii) in connection therewith and with the process leading to such transactions each Lender is acting solely as a principal and not the agent or fiduciary of Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its Affiliates has advised or is currently advising Borrower or any of its Affiliates or Subsidiaries on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (iv) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. The Borrower (for itself and on behalf of its Subsidiaries and Affiliates) further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower (for itself and on behalf of its Subsidiaries and Affiliates) agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower or any of its Subsidiaries or Affiliates in connection with such transaction or the process leading thereto.
          SECTION 9.20. Termination. Notwithstanding anything to the contrary herein, if the Funds Availability Date shall not have occurred on or prior to the Outside Date, the Commitments hereunder shall terminate automatically on such date and this Agreement shall be of no further force and effect except for those provisions herein that by their terms expressly survive termination of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ENEXUS ENERGY CORPORATION
By:	/s/ Paul A. Staonikia
	Name:	Paul A. Staonikia
	Title:	Vice President And Treasurer

[Signature Page to Credit Agreement]

CITIGROUP GLOBAL MARKETS INC., as Joint Book Runner and Joint Lead Arranger
By:	/s/ Timothy P. Dilworth
	Name:	Timothy P. Dilworth
	Title:	Director

[Signature Page to Credit Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, as Joint Book Runner and Joint Lead Arranger and as Lender
By:	/s/ Teri Streusand
	Name:	Teri Streusand
	Title:	Vice President

[Signature Page to Credit Agreement]

BNP PARIBAS, as Administrative Agent and as Lender
By:	/s/ DENIS O’ MEARA
	Name:	DENIS O’ MEARA
	Title:	Managing Director

By:	/s/ Ravina Advani
	Name:	Ravina Advani
	Title:	Vice President

[Signature Page to Credit Agreement]

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, as Collateral Agent
By:	/s/ John F. Neylan
	Name:	John F. Neylan
	Title:	Trust Officer

[Signature Page to Credit Agreement]

MIZUHO CORPORATE BANK, LTD., as Syndication Agent and as Lender
By:	/s/ Hidekatsu Take
	Name:	Hidekatsu Take
	Title:	Deputy General Manager

[Signature Page to Credit Agreement]

CITIBANK, N.A., as Lender
By:	/s/ Timothy P. Dilworth
	Name:	Timothy P. Dilworth
	Title:	Vice President

[Signature Page to Credit Agreement]

THE BANK OF NOVA SCOTIA, as Lender
By:	/s/ Thane Rattew
	Name:	THANE RATTEW
Title: MANAGING DIRECTOR

[Signature Page to Credit Agreement]

CALYON NEW YORK BRANCH, as Lender
By:	/s/ Tom Byargeon
	Name:	Tom Byargeon
	Title:	Managing Director

By:	/s/ Sharada Manne
	Name:	Sharada Manne
Title: Director

[Signature Page to Credit Agreement]

NATIXIS NEW YORK BRANCH, as Lender
By:	/s/ Stephane Leroy
	Name:	Stephane Leroy
	Title:	Director

By:	/s/ Pierre Audrain
	Name:	Pierre Audrain
	Title:	Director

[Signature Page to Credit Agreement]

UNION BANK OF CALIFORNIA, N.A., as Lender
By:	/s/ John Gullds
	Name:	John Gullds
	Title:	Vice President

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A., as Lender
By:	/s/ Melissa James
	Name:	Melissa James
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as Lender
By:	/s/ Douglas Bernegger
	Name:	DOUGLAS BERNEGGER
	Title:	DIRECTOR

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Lender
By:	/s/ Jacob Dowden
	Name:	Jacob Dowden
	Title:	Vice President

[Signature Page to Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as Lender
By:	/s/ Paul J. Pace
	Name:	Paul J. Pace
	Title:	Vice President

[Signature Page to Credit Agreement]

REGIONS BANK, as Lender
By:	/s/ W.A. Philipp
	Name:	W.A. Philipp
	Title:	Vice President

[Signature Page to Credit Agreement]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Lender
By:	/s/ Marcus M. Tarkington
	Name:	Marcus M. Tarkington
	Title:	Director

By:	/s/ Keith C. Braun
	Name:	Keith C. Braun
	Title:	Managing Director

[Signature Page to Credit Agreement]

EXHIBIT A
     ADMINISTRATIVE QUESTIONNAIRE
I.	Borrower Name: Enexus Energy Corporation

II.	Legal Name of Lender for Signature Page:

III.	Number of signature blocks required for Signature Page:

IV.	Name of Lender for any eventual tombstone:

V.	Legal Address:

VI.	Contact Information:

	Credit Contact	Operations Contact	Legal Counsel
Name:

Title:

Address:

Telephone:

Facsimile:

Email

VII.	Lender’s Wire Payment Instructions:

Pay to:

(Name of Lender)

	(ABA#)	(City/State)

	(Account #)	(Account Name)
Please return this form, by fax, to the attention of [ ], no later than 5.00 p.m. New York time, on [ ].

          ADMINISTRATIVE QUESTIONNAIRE
Borrower Name: Enexus Energy Corporation

VIII.	Organizational Structure:

Foreign Branch, organized under which laws,

Lender’s Tax ID:

Tax withholding Form Attached (For Foreign Buyers)

[ ] Form W-9

[ ] Form W-8

[ ] Form 4224 effective:

[ ] Form 1001

[ ] W/Hold % Effective

[ ] Form 4224 on file with Administrative Agent from previous current year’s transaction

IX.	[ ] Payment Instructions:

	Servicing Site:	[

]

	Pay To:	[

]

X.	Name of Authorized Officer:

Name:

Signature:

Date:

     ADMINISTRATIVE QUESTIONNAIRE
XI.	Institutional Investor Sub-Allocations

Institution Legal

Fund Manager:

Sub-Allocations:

Exact Legal
Name (for		Direct Signer to	Purchase by	Date of Post
documentation	Sub-Allocation	Credit Agreement	Assignment	Closing
purposes	(Indicate US$)	(Yes / No)	(Yes / No)	Assignment
1.

2.

3.

4.

5.

6.

7.

Total

Special Instructions

EXHIBIT B
FORM OF INTERCOMPANY DEBT SUBORDINATION AGREEMENT
     INTERCOMPANY DEBT SUBORDINATION AGREEMENT dated as of [                     ], 2008 (this “Agreement”), among the subordinated lenders listed on Schedule 1 hereto (each a “Subordinated Lender” and collectively, the “Subordinated Lenders”), Enexus Energy Corporation (the “Company”), and each Restricted Subsidiary (as defined in the Credit Agreement referred to below) listed on Schedule 2 hereto (together with Company, each a “Subordinated Borrower” and collectively, the “Subordinated Borrowers”), BNP Paribas, in its capacity as administrative agent (the “Administrative Agent”) under the Credit Agreement (as defined below), for the benefit of the Lenders (as defined in the Credit Agreement referred to below) and The Bank of Nova Scotia Trust Company of New York, as collateral agent (in such capacity, the “Collateral Agent”) for the Senior Secured Parties.
     Reference is made to (i) the Credit Agreement dated as of December 23, 2008 (the “Credit Agreement”), among the Company, the Lenders from time to time party thereto, Citigroup Global Markets Inc. and Goldman Sachs Lending Partners LLC, as joint book runners and joint lead arrangers (in such capacities, collectively, the “Arrangers”), the Administrative Agent and Collateral Agent, (ii) the Guarantee and Collateral Agreement dated as of [                     ], 2008 (the “Guarantee and Collateral Agreement”), by the Company and each of the Grantors signatories thereto (together with any other entity that may become a party thereto as provided therein, the “Grantors”), in favor of the Collateral Agent, the Administrative Agent, and the other Senior Secured Parties from time to time party thereto, as applicable and (iii) the Collateral Agency and Intercreditor Agreement dated as of December 23, 2008 (the “Intercreditor Agreement”), among the Company, the grantors from time to time party thereto, the Administrative Agent, the hedge counterparty lienholders from time to time party thereto, the secured obligations representatives from time to time party thereto and the Collateral Agent.
     Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement. All references to articles, sections, exhibits and schedules shall be deemed references to articles and sections of, and exhibits and schedules to, this Agreement, unless the context shall otherwise require.
     The ability under the Credit Agreement of any Subordinated Borrower to incur Indebtedness to any Subordinated Lender is conditioned upon the execution and delivery by such Subordinated Lender and each Subordinated Borrower of an agreement in the form hereof (or another agreement containing terms with respect to the subordination of obligations referred to therein that are substantially the same as this Agreement or that is otherwise reasonably acceptable to the Administrative Agent) pursuant to which such Subordinated Lender agrees to subordinate its rights with respect to the Subordinated Obligations (as defined below) to the rights of the Senior Secured Parties under the Senior Secured Documents, all on the terms set forth herein.
     Accordingly, each Subordinated Lender, each Subordinated Borrower and the Administrative Agent, on behalf of itself and each Lender and the Collateral Agent, on behalf of itself and each Senior Secured Party and each of their respective successors or assigns, hereby agrees as follows:
A.	Subordination. 1. Each Subordinated Lender hereby agrees that all its right, title and interest in and to the Subordinated Obligations shall be subordinate and junior in right of payment to the rights of the Administrative Agent, the Collateral Agent and the other Senior Secured Parties in respect of the Secured Obligations arising under the Guarantee and Collateral Agreement or any other Senior Secured Document (collectively, the “Senior Obligations”). For purposes hereof, “Subordinated

Obligations” means all obligations of each Subordinated Borrower to each Subordinated Lender in respect of loans, advances, extensions of credit or other Indebtedness, including in respect of principal, premium (if any), interest, fees, charges, expenses, indemnities, reimbursement obligations and other amounts payable in respect thereof.
2.	Each Subordinated Borrower and each Subordinated Lender agrees (in each case solely with respect to the Subordinated Obligations in respect of which it is the obligor or obligee, as the case may be, and solely with respect to each Subordinated Borrower or Subordinated Lender that is its counterparty with respect to such Subordinated Obligations) that no payment (whether directly, by purchase, redemption or exercise of any right of setoff or otherwise) in respect of the Subordinated Obligations, whether as principal, interest or otherwise, and whether in cash, securities or other property, shall be made by or on behalf of any Subordinated Borrower or received, accepted or demanded, directly or indirectly, by or on behalf of any Subordinated Lender at any time when an Event of Default exists.

3.	Upon any distribution of the assets of any Subordinated Borrower or upon any dissolution, winding up, liquidation or reorganization of any Subordinated Borrower, whether in bankruptcy, insolvency, reorganization, arrangement or receivership proceedings or otherwise, or upon any assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Subordinated Borrower, or otherwise:
a.	the Collateral Agent (on behalf of the Senior Secured Parties) shall first be entitled to receive payment in full in cash of the Senior Obligations (whenever arising) (other than indemnification obligations and other contingent obligations not then due and payable) before any Subordinated Lender shall be entitled to receive any payment on account of the Subordinated Obligations of such Subordinated Borrower, whether of principal, interest or otherwise; and

b.	any payment by, or on behalf of, or distribution of the assets of, such Subordinated Borrower of any kind or character, whether in cash, securities or other property, to which any Subordinated Lender would be entitled except for the provisions of this Section 1 shall be paid or delivered by the Person making such payment or distribution (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Collateral Agent, for the benefit of the Senior Secured Parties (in accordance with the terms of the Intercreditor Agreement), until the payment in full of all Senior Obligations (other than indemnification obligations and other contingent obligations not then due and payable).
At any time when an Event of Default exists, each Subordinated Lender agrees not to ask, demand, sue for or take or receive from any Subordinated Borrower in cash, securities or other property or by setoff, purchase or redemption (including, without limitation, from or by way of collateral), payment of all or any part of the Subordinated Obligations and agrees that in connection with any proceeding involving any Subordinated Borrower under any bankruptcy, insolvency, reorganization, arrangement, receivership or similar law (i) the Collateral Agent is irrevocably authorized and empowered (in its own name or in the name of such Subordinated Lender or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in the preceding sentence and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the applicable Subordinated Obligations and enforcing any security interest or other lien securing payment of such Subordinated Obligations) as the Collateral Agent may deem necessary or advisable for the exercise or enforcement of any of the rights or interest of the Senior Secured Parties and (ii) such

Subordinated Lender shall duly and promptly take such action as the Collateral Agent may request to (A) collect amounts in respect of the applicable Subordinated Obligations for the account of the Senior Secured Parties and to file appropriate claims or proofs of claim in respect of such Subordinated Obligations, (B) execute and deliver to the Collateral Agent such irrevocable powers of attorney, assignments or other instruments as the Collateral Agent may request in order to enable the Collateral Agent to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the applicable Subordinated Obligations and (C) collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the applicable Subordinated Obligations. A copy of this Agreement may be filed with any court as evidence of the Senior Secured Parties’ right, power and authority hereunder.
4.	In the event that any payment by, or on behalf of, or distribution of the assets of, any Subordinated Borrower of any kind or character, whether in cash, securities or other property, and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, shall be received by or on behalf of any Subordinated Lender or any Affiliate thereof at a time when such payment is prohibited by this Agreement, such payment or distribution shall be held by such Subordinated Lender or Affiliate in trust (segregated from other property of such Subordinated Lender or Affiliate) for the benefit of, and shall forthwith be paid over to, the Collateral Agent, for the benefit of the Senior Secured Parties (in accordance with the terms of the Intercreditor Agreement), until the indefeasible payment in full in cash of all Senior Obligations.

5.	Each applicable Subordinated Lender shall be subrogated to the rights of the Senior Secured Parties to receive payments or distributions in cash, securities or other property of each applicable Subordinated Borrower applicable to the Senior Obligations until all amounts owing on the Senior Obligations shall be paid in full in cash (other than indemnification obligations and other contingent obligations not then due and payable), and, as between and among a Subordinated Borrower, its creditors (other than the Senior Secured Parties) and the applicable Subordinated Lenders, no such payment or distribution made to the Senior Secured Parties by virtue of this Agreement that otherwise would have been made to any applicable Subordinated Lender shall be deemed to be a payment by the applicable Subordinated Borrower on account of the Subordinated Obligations, it being understood that the provisions of this paragraph (e) are intended solely for the purpose of defining the relative rights of the Subordinated Lenders and the Senior Secured Parties.

6.	Without the prior written consent of the Collateral Agent, no Subordinated Borrower shall give, or permit to be given, and no Subordinated Lender shall receive, accept or demand, (i) any security of any nature whatsoever for any Subordinated Obligations on any property or assets, whether now existing or hereafter acquired, of any Subordinated Borrower or any subsidiary of any Subordinated Borrower, unless such security shall by its terms be subject to enforcement and collection by the Collateral Agent in connection with any action in respect of enforcement or collection taken under paragraph (c) above or (ii) any Guarantee, of any nature whatsoever, by any Subordinated Borrower or any subsidiary of any Subordinated Borrower, of any Subordinated Obligations other than any Guarantee subordinated to the Senior Obligations on terms substantially identical to (and no less favorable in any significant respect to the Senior Secured Parties than) those hereof. Each Subordinated Lender agrees that all the proceeds of any such security or Guarantee shall be subject to the provisions hereof with respect to payments and other distributions in respect of the Subordinated Obligations.

7.	Each Subordinated Lender and each Subordinated Borrower agrees that all Subordinated Obligations will be evidenced solely by a single promissory note in the form attached hereto as Annex 1, and that such promissory note and any and all instruments or records now or hereafter creating or evidencing the Subordinated Obligations, whether upon refunding, extension, renewal, refinancing, replacement or otherwise, shall contain the following legend:

“Notwithstanding anything contained herein to the contrary, neither the principal of nor the interest on, nor any other amounts payable in respect of, the indebtedness created or evidenced by this instrument or record shall become due or be paid or payable, except to the extent permitted under the Intercompany Debt Subordination Agreement dated as of [ ], 2008, among the Subordinated Lenders, the Subordinated Borrowers and [ ], in its capacity as Administrative Agent, and [ ], in its capacity as Collateral Agent, which Intercompany Debt Subordination Agreement is incorporated herein with the same effect as if fully set forth herein.”

8.	Each Subordinated Lender agrees that, except for claims submitted in any proceeding contemplated by Section 1(c) hereof it will not take any action to cause any Subordinated Obligations to become payable prior to their scheduled maturity (which, in the case of any demand notes, shall be the date demand is made thereunder) or exercise any remedies or take any action or proceeding to enforce any Subordinated Obligation if the payment of such Subordinated Obligation is then prohibited by this Agreement, and each Subordinated Lender further agrees not to file, or to join with any other creditors of any Subordinated Borrower in filing, any petition commencing any bankruptcy, insolvency, reorganization, arrangement or receivership proceeding or any assignment for the benefit of creditors against or in respect of such Subordinated Borrower or any other marshalling of the assets and liabilities of such Subordinated Borrower. Each Subordinated Lender further agrees, to the fullest extent permitted under applicable law, that it will not cause any Subordinated Borrower to file any such petition, commence any such proceeding or make any such assignment referred to above until all Senior Obligations have been indefeasibly paid in full in cash.
B.	Waivers and Consents. 1. Each Subordinated Lender waives the right to compel that the Collateral or any other assets of property of any Subordinated Borrower or the assets of property of any guarantor of the Senior Obligations or any other Person be applied in any particular order to discharge the Senior Obligations other than the order contemplated in the Intercreditor Agreement. Each Subordinated Lender expressly waives the right to require the Senior Secured Parties to proceed against any Subordinated Borrower, the Collateral or any guarantor of the Senior Obligations or any other Person, or to pursue any other remedy in any Senior Secured Party’s power which such Subordinated Lender cannot pursue and which would lighten such Subordinated Lender’s burden, notwithstanding that the failure of any Senior Secured Party to do so may thereby prejudice such Subordinated Lender. Each Subordinated Lender agrees that it shall not be discharged, exonerated or have its obligations hereunder to the Senior Secured Parties reduced by any Senior Secured Party’s delay in proceeding against or enforcing any remedy against any Subordinated Borrower, the Collateral or any guarantor of the Senior Obligations or any other Person; by any Senior Secured Party releasing any Subordinated Borrower, the Collateral or any other guarantor of the Senior Obligations or any other Person from all or any part of the Senior Obligations; or by the discharge of any Subordinated Borrower, the Collateral or any guarantor of the Senior Obligations or any other Person by an operation of law or otherwise, with or without the intervention or omission of a Senior Secured Party. Any Senior Secured Party’s vote to accept or reject any plan of reorganization relating to any Subordinated Borrower, the Collateral, or any

guarantor of the Senior Obligations or any other Person, or any Senior Secured Party’s receipt on account of all or part of the Senior Obligations of any cash, securities or other property distributed in any bankruptcy, reorganization, or insolvency case, shall not discharge, exonerate, or reduce the obligations of any Subordinated Lender hereunder to the Senior Secured Parties.
2.	Each Subordinated Lender waives all rights and defenses arising out of an election of remedies by the Senior Secured Parties, even though that election of remedies, including, without limitation, any nonjudicial foreclosure with respect to security for the Senior Obligations, has impaired the value of such Subordinated Lender’s rights of subrogation, reimbursement or contribution against any Subordinated Borrower or any other guarantor of the Senior Obligations or any other Person. Each Subordinated Lender expressly waives any rights or defenses it may have by reason of protection afforded to any Subordinated Borrower or any other guarantor of the Senior Obligations or any other Person with respect to the Senior Obligations pursuant to any anti-deficiency laws or other laws of similar import which limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of real property or Personal property Collateral for the Senior Obligations.

3.	Each Subordinated Lender agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Senior Obligations made by a Senior Secured Party may be rescinded in whole or in part by the Senior Secured Party, and any Senior Obligation may be continued, and the Senior Obligations, or the liability of the applicable Subordinated Borrower or any other guarantor or any other party upon or for any part thereof, or any Collateral or Guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered, or released by the Senior Secured Parties, in each case without notice to or further assent by any Subordinated Lender, which will remain bound under this Agreement and without impairing, abridging, releasing or affecting the subordination and other agreements provided for herein.

4.	Each Subordinated Lender waives any and all notice of the creation, renewal, extension or accrual of any of the Senior Obligations and notice of or proof of reliance by the Senior Secured Parties upon this Agreement. The Senior Obligations, and any of them, shall be deemed conclusively to have been created, contracted or incurred and the consent given to create the obligations of each Subordinated Borrower in respect of the Subordinated Obligations in reliance upon this Agreement, and all dealings between each Subordinated Borrower and the Senior Secured Parties shall be deemed to have been consummated in reliance upon this Agreement. Each Subordinated Lender acknowledges and agrees that the Senior Secured Parties have relied upon the subordination and other agreements provided for herein in consenting to the Subordinated Obligations. Each Subordinated Lender waives notice of or proof of reliance on this Agreement and protest, demand for payment and notice of default.
C.	Transfers. No Subordinated Lender shall sell, assign or otherwise transfer or dispose of, in whole or in part, all or any part of the Subordinated Obligations or any interest therein to any other Person (a “Transferee”) or create, incur or suffer to exist any security interest, Lien, charge or other encumbrance whatsoever upon all or any part of the Subordinated Obligations or any interest therein in favor of any Transferee unless (A)(i) such action is made expressly subject to this Agreement and (ii) the Transferee, expressly acknowledges to the Collateral Agent, by a writing in form and substance satisfactory to the Collateral Agent, the subordination and other agreements provided for herein and in such writing agrees to be bound by all of the terms of this Agreement, including, without limitation, this Section 3, as if such Person were the Subordinated Lender or (B) such action is not prohibited by any Senior Secured Document.
D.	Senior Obligations Unconditional. All rights and interests of the Senior Secured Parties hereunder, and all agreements and obligations of the Subordinated Lenders and the Subordinated Borrowers hereunder, shall remain in full force and effect until payment in full of the Senior Obligations (other than indemnification obligations and other contingent obligations not then due and payable) irrespective of:
1.	any lack of validity or enforceability of the Credit Agreement Documents or any other Senior Secured Document;

2.	any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Obligations, or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Credit Agreement Documents or any other Senior Secured Document;

3.	any exchange, release or nonperfection of any Lien in any Collateral, or any release, amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of, or consent to departure from, any Guarantee of any of the Senior Obligations; or

4.	any other circumstances that might otherwise constitute a defense available to, or a discharge of, any Subordinated Borrower in respect of the Senior Obligations, or of the Subordinated Lender or any Subordinated Borrower in respect of this Agreement.
E.	Representations and Warranties. Each Subordinated Lender represents and warrants to the Administrative Agent for the benefit of the Lenders and the Collateral Agent, for the benefit of the Senior Secured Parties, that:
1.	It has the power and authority and the legal right to execute and deliver and to perform its obligations under this Agreement and has taken all necessary action to authorize its execution, delivery and performance of this Agreement.

2.	This Agreement has been duly executed and delivered by such Subordinated Lender and constitutes a legal, valid and binding obligation of such Subordinated Lender, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.	The execution, delivery and performance of this Agreement will not violate any provision of any requirement of law applicable to such Subordinated Lender or of any material contractual obligation of such Subordinated Lender.

4.	No consent or authorization of filing with, or other act by or in respect of, any arbitrator or regulatory body or Governmental Authority (as defined in the Credit Agreement) and no consent of any other Person, is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

F.	Waiver of Claims. 1. To the maximum extent permitted by law, each Subordinated Lender waives any claim it might have against any Senior Secured Party with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of any Senior Secured Party or its directors, officers, employees, agents or Affiliates with respect to any exercise of rights or remedies under the Senior Secured Documents or any transaction relating to the Collateral; provided that such waiver shall not be effective to the extent that such claim is determined by a court of competent jurisdiction by a final and non-appealable order to have resulted from the gross negligence or willful misconduct of such Senior Secured Party or any of its directors, officers, employees, agents or Affiliates. Neither the Senior Secured Parties nor any of their respective directors, officers, employees, agents or Affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or any Guarantee or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Subordinated Borrower or any Subordinated Lender or any other Person or to take any other action whatsoever with regard to the Senior Collateral Documents, including, without limitation, the Guarantee and Collateral Agreement, or any part thereof.
2.	Each Subordinated Lender, for itself and on behalf of its successors and assigns, hereby waives any and all now existing or hereafter arising rights it may have to require the Senior Secured Parties to marshal assets for the benefit of such Subordinated Lender, or to otherwise direct the timing, order or manner of any sale, collection or other enforcement of the Collateral or enforcement of the Senior Secured Documents. The Senior Secured Parties are under no duty or obligation, and each Subordinated Lender hereby waives any right it may have to compel the Senior Secured Parties, to pursue any guarantor or other Person who may be liable for the Senior Obligations, or to enforce any Lien or security interest in any Collateral.

3.	Each Subordinated Lender hereby waives and releases all rights which a guarantor or surety with respect to the Senior Obligations could exercise.

4.	Each Subordinated Lender hereby waives any duty on the part of the Senior Secured Parties to disclose to it any fact known or hereafter known by the Senior Secured Parties relating to the operation or financial condition of any Subordinated Borrower or any guarantor of the Senior Obligations, or their respective businesses. Each Subordinated Lender enters into this Agreement based solely upon its independent knowledge of the applicable Subordinated Borrower’s results of operations, financial condition and business and the Subordinated Lender assumes full responsibility for obtaining any further or future information with respect to the applicable Subordinated Borrower or its results of operations, financial condition or business.
G.	Further Assurances. Each Subordinated Lender and each Subordinated Borrower, at their own expense and at any time from time to time, upon the written request of the Collateral Agent shall promptly and duly execute and deliver such further instruments and documents and take such further actions as the Collateral Agent reasonably may request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted.

H.	Release of Subordinated Borrowers. In the event (i) of any sale or other disposition of all of the Equity Interests in any Subordinated Borrower (other than the Company) to a Person that is not (either before or after giving effect to such transactions) the Company or a Subsidiary or (ii) any Subordinated Borrower (other than the Company) is no longer a Restricted Subsidiary for purposes of any Senior Secured Document, then such Subordinated Borrower will be released and relieved of any obligations under this Agreement; provided that such sale or other disposition or release is not prohibited by any Senior Secured Document and the proceeds, if any, of such sale or other disposition are applied in accordance with the applicable provisions of all applicable Senior Secured Documents.
I.	Provisions Define Relative Rights. This Agreement is intended solely for the purpose of defining the relative rights of the Senior Secured Parties on the one hand and the Subordinated Lenders and the Subordinated Borrowers on the other, and no other Person shall have any right, benefit or other interest under this Agreement.

J.	Powers Coupled with an Interest. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the Senior Obligations are indefeasibly paid in full in cash.

K.	Notices. All notices, requests and demands to or upon any party hereto shall be in writing and shall be given in the manner provided in Section 7.5 of the Intercreditor Agreement.

L.	Counterparts. This Agreement may be executed by one or more of the parties on any number of separate counterparts, each of which shall constitute an original, but all of which taken together shall be deemed to constitute but one instrument.

M.	Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

N.	Integration. This Agreement represents the agreement of the Subordinated Borrowers, the Senior Secured Parties and the Subordinated Lenders with respect to the subject matter hereof and there are no promises or representations by any Subordinated Borrower, the Senior Secured Parties or any Subordinated Lender relative to the subject matter hereof not reflected herein.

O.	Amendments in Writing; No Waiver; Cumulative Remedies. 1. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Administrative Agent, the Collateral Agent, each affected Subordinated Borrower and each affected Subordinated Lender, provided that any provision of this Agreement may be waived by the Senior Secured Parties in a letter or agreement executed by the Collateral Agent, the Administrative Agent and each affected Subordinated Lender.
2.	No failure to exercise, nor any delay in exercising, on the part of the Senior Secured Parties, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

3.	The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
P.	Section Headings. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

Q.	Successors and Assigns. 1. This Agreement shall be binding upon the successors and assigns of each of the Subordinated Borrowers and each of the Subordinated Lenders and shall inure to the benefit of the Senior Secured Parties and their respective successors and assigns.
2.	Notwithstanding the provisions of Section 17(a) above, nothing herein shall be construed to limit or relieve the obligations of any Subordinated Lender pursuant to Section 3 of this Agreement, and no Subordinated Lender shall assign its obligations hereunder to any Person (except as otherwise specifically permitted under Section 3 of this Agreement); any such assignment other than as specifically permitted under Section 3 shall be void.
R.	Governing Law; Jurisdiction; Consent to Service of Process. 1. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH THE PARTIES HERETO AGREE APPLY HERETO).
2.	Each Subordinated Lender hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Senior Secured Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any other Senior Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Senior Secured Documents against any Subordinated Lender or its properties in the courts of any jurisdiction.

3.	Each Subordinated Lender hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Senior Secured Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

4.	Each Subordinated Lender hereby irrevocably consents to service of process in the manner provided for notices in Section 18 hereof. Nothing in this Agreement, the Credit Agreement Documents or any other Senior Secured Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
S.	WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH

OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.

T.	Additional Subordinated Lenders. Upon execution and delivery by the Administrative Agent, the Collateral Agent and a Subsidiary of an instrument in the form of Annex 2 attached hereto, such Subsidiary shall become a Subordinated Lender and a Subordinated Borrower hereunder with the same force and effect as if originally named as a Subordinated Lender and a Subordinated Borrower herein. The execution and delivery of any such instrument shall not require the consent of any other Subordinated Lender or Subordinated Borrower hereunder. The rights and obligations of each Subordinated Borrower and each Subordinated Lender herein shall remain in full force and effect notwithstanding the addition of any Subordinated Lender and Subordinated Borrower as a party to this Agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

[ ],
as Subordinated Lender and Subordinated Borrower

By:
Name:
Title:

BNP Paribas, as Administrative Agent,

By:
Name:
Title:

The Bank of Nova Scotia Trust Company of New York, as Collateral Agent,

By:
Name:
Title:

Schedule 1 to
Intercompany Debt Subordination Agreement
SUBORDINATED LENDERS

Schedule 2 to
Intercompany Debt Subordination Agreement
SUBORDINATED BORROWERS

Annex 1 to
Intercompany Debt Subordination Agreement
INTERCOMPANY DEMAND PROMISSORY NOTE

Note Number: 1	Dated: [ ], 200_
     FOR VALUE RECEIVED, Enexus Energy Corporation and each of its Subsidiaries (as defined in the Collateral Agency and Intercreditor Agreement referred to below) (collectively, the “Group Members” and each, a “Group Member”) that is a party to this intercompany demand promissory note (this “Promissory Note”) in its capacity as Payor promises to pay to the order of such other Group Member as makes loans to such Group Member (each Group Member which borrows money pursuant to this Promissory Note is referred to herein as a “Payor” and each Group Member which makes loans and advances pursuant to this Promissory Note is referred to herein as a “Payee”), on demand, in lawful money of the United States of America, in immediately available funds and at the appropriate office of the Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other indebtedness now or hereafter owing by such Payor to such Payee as shown either on Schedule A attached hereto (and any continuation thereof) or in the books and records of such Payee. The failure to show any such Indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payor hereunder. Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Collateral Agency and Intercreditor Agreement, dated as of December 23, 2008, among Enexus Energy Corporation, the grantors from time to time party thereto, BNP Paribas, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”), the hedge counterparty lienholders from time to time party thereto, the credit support facility lienholders from time to time party thereto and The Bank of Nova Scotia Trust Company of New York, as collateral agent (in such capacity and together with its successors, the “Collateral Agent”).
     The unpaid principal amount hereof from time to time outstanding shall bear interest at a rate equal to the rate as may be agreed upon from time to time by the relevant Payor and Payee or, at the Administrative Agent or the applicable Secured Obligations Representative’s option (as applicable) following the occurrence and during the continuation of a Default, at the rate per annum then applicable to default interest under the applicable Senior Secured Document. Interest shall be due and payable on the last day of each month commencing after the date hereof or at such other times as may be agreed upon from time to time by the relevant Payor and Payee. Upon demand for payment of any principal amount hereof, accrued but unpaid interest on such principal amount shall also be due and payable. Interest shall be paid in lawful money of the United States of America and in immediately available funds. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 365 days.
     Each Payor and any endorser of this Promissory Note hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
     This Promissory Note has been pledged by each Payee to the Collateral Agent, for the benefit of the Senior Secured Parties, as security for such Payee’s obligations, if any, under the applicable Senior Secured Documents to which such Payee is a party. Each Payor acknowledges and agrees that after the occurrence and during the continuance of an Event of Default the Collateral Agent and the other Senior Secured Parties may exercise all the rights of the Payees under this Promissory Note and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor.

     Notwithstanding anything contained herein to the contrary, neither the principal of nor the interest on, nor any other amounts payable in respect of, the indebtedness created or evidenced by this instrument or record shall become due or be paid or payable, except to the extent permitted under the Intercompany Debt Subordination Agreement dated as of [     ], 2008, among the Subordinated Lenders, the Subordinated Borrowers, the Administrative Agent, and the Collateral Agent, which Intercompany Debt Subordination Agreement is incorporated herein with the same effect as if fully set forth herein.
     Notwithstanding anything to the contrary contained herein, in any other agreement or in any such promissory note or other instrument, this Promissory Note (i) replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on or before the date hereof by any Group Member to any other Group Member which are governed by the Intercompany Debt Subordination Agreement, and (ii) shall not be deemed replaced, superseded or in any way modified by any promissory note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Group Member to any other Group Member which are governed by the Intercompany Debt Subordination Agreement.
     THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH THE PARTIES HERETO AGREE APPLY HERETO).
     From time to time after the date hereof, additional subsidiaries of the [Group Members] may become parties hereto by executing a counterpart signature page to this Promissory Note (each additional subsidiary, an “Additional Payor”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Payor shall be a Payor and shall be as fully a party hereto as if such Additional Payor were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor hereunder. This Promissory Note shall be fully effective as to any Payor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor hereunder.
     This Promissory Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, each Payor has caused this Promissory Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

[GROUP MEMBERS]
By:
Name:
Title:

SCHEDULE A
TRANSACTIONS
ON
INTERCOMPANY DEMAND PROMISSORY NOTE

Outstanding
Principal
				Amount of	Balance
			Amount of	Principal	from Payor
	Name of	Name of	Advance	Paid This	to Payee	Notation Made
Date	Payor	Payee	This Date	Date	This Date	By

ENDORSEMENT
     FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to                                                               all of its right, title and interest in and to the Intercompany Demand Promissory Note, dated [                    ], 2008 (as amended, restated supplemented or otherwise modified from time to time, the “Promissory Note”), made by Enexus Energy Corporation (the “Company”), and each Subsidiary of the Company (as defined in the Promissory Note) or any other Person that is or becomes a party thereto, and payable to the undersigned. This endorsement is intended to be attached to the Promissory Note and, when so attached, shall constitute an endorsement thereof.
     The initial undersigned shall be the Group Members (as defined in the Promissory Note) party to the Intercompany Debt Subordination Agreement on the date of the Promissory Note. From time to time after the date thereof, additional subsidiaries of the Group Members shall become parties to the Promissory Note (each, an “Additional Payee”) and a signatory to this endorsement by executing a counterpart signature page to the Promissory Note and to this endorsement. Upon delivery of such counterpart signature page to the Payors, notice of which is hereby waived by the other Payees, each Additional Payee shall be a Payee and shall be as fully a Payee under the Promissory Note and a signatory to this endorsement as if such Additional Payee were an original Payee under the Promissory Note and an original signatory hereof. Each Payee expressly agrees that its obligations arising under the Promissory Note and hereunder shall not be affected or diminished by the addition or release of any other Payee under the Promissory Note or hereunder. This endorsement shall be fully effective as to any Payee that is or becomes a signatory hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payee to the Promissory Note or hereunder.
     Dated:
[Remainder of page intentionally left blank]

[GROUP MEMBERS]
By:
Name:
Title:

Annex 2 to the
Intercompany Debt Subordination Agreement
FORM OF SUPPLEMENT NO. [     ] TO INTERCOMPANY DEBT SUBORDINATION
AGREEMENT
     SUPPLEMENT NO. [ ] dated as of [      ], to the Intercompany Debt Subordination Agreement dated as of [     ], 2008 (the “Intercompany Debt Subordination Agreement”), among the subordinated lenders named therein (the “Subordinated Lenders”), the subordinated borrowers named therein (the “Subordinated Borrowers”), BNP Paribas, in its capacity as administrative agent (in such capacity, the “Administrative Agent”) and The Bank of Nova Scotia Trust Company of New York, as collateral agent (in such capacity, the “Collateral Agent”) for the Senior Secured Parties (this “Supplement”).
     A. Reference is made to the Intercompany Debt Subordination Agreement.
     B. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Intercompany Debt Subordination Agreement.
     C. Each of the Subordinated Lenders and each of the Subordinated Borrowers have entered into the Intercompany Debt Subordination Agreement in order to induce the Senior Secured Parties to make loans and other extensions of credit under the Credit Agreement Documents and the other Senior Secured Documents. Section 20 of the Intercompany Debt Subordination Agreement provides that subsidiaries of Enexus Energy Corporation may become Subordinated Lenders and that Restricted Subsidiaries may become Subordinated Borrowers under the Intercompany Debt Subordination Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subordinated Party”) is executing this Supplement to become a Subordinated Lender and a Subordinated Borrower under the Intercompany Debt Subordination Agreement in accordance with the terms of the Credit Agreement as consideration for loans and letters of credit previously made or issued or to be made or issued under the Credit Agreement.
     Accordingly, the Administrative Agent and the New Subordinated Party agree as follows:
     SECTION 1. In accordance with Section 20 of the Intercompany Debt Subordination Agreement, the New Subordinated Party by its signature below becomes a Subordinated Lender and a Subordinated Borrower under the Intercompany Debt Subordination Agreement with the same force and effect as if originally named therein as a Subordinated Lender and a Subordinated Borrower and the New Subordinated Party hereby (a) agrees to all the terms and provisions of the Intercompany Debt Subordination Agreement applicable to it as a Subordinated Lender and a Subordinated Borrower thereunder and (b) represents and warrants that the representations and warranties made by it as a Subordinated Lender and a Subordinated Borrower thereunder are true and correct on and as of the date hereof except for representations and warranties which by their terms refer to a specific date. Each reference to a “Subordinated Lender” or a “Subordinated Borrower” in the Intercompany Debt Subordination Agreement shall be deemed to include the New Subordinated Party. The Intercompany Debt Subordination Agreement is hereby incorporated herein by reference.
     SECTION 2. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Subordinated Party, the Collateral Agent and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.
     SECTION 3. Except as expressly supplemented hereby, the Intercompany Debt Subordination Agreement shall remain in full force and effect.
     SECTION 4. THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH THE PARTIES HERETO AGREE APPLY HERETO).
     SECTION 5. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Intercompany Debt Subordination Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     SECTION 6. All communications and notices hereunder shall be in writing and given as provided in Section 11 of the Intercompany Debt Subordination Agreement. All communications and notices hereunder to the New Subordinated Party shall be given to it at the address set forth under its signature below, with a copy to the Company.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the New Subordinated Party, the Administrative Agent and the Collateral Agent have duly executed this Supplement to the Intercompany Debt Subordination Agreement as of the day and year first above written.

[NAME OF NEW SUBORDINATED PARTY], as New Subordinated Party,
By:
Name:
Title:

BNP Paribas, as Administrative Agent,
By:
Name:
Title:

The Bank of Nova Scotia Trust Company of New York, as Collateral Agent,
By:
Name:
Title:

Notice Address[es] for New Subordinated [Party]/[Parties]:
[     ]
Phone: [     ]
Facsimile: [     ]
Attention: [     ]

EXHIBIT C
FORM OF ASSIGNMENT AND ACCEPTANCE
     Reference is made to the Credit Agreement dated as of December 23, 2008 (the “Credit Agreement”), among Enexus Energy Corporation (the “Borrower”), the LENDERS from time to time party thereto, Citigroup Global Markets Inc. and Goldman Sachs Lending Partners LLC, as joint book runners and joint lead arrangers (in such capacities, collectively, the “Arrangers”), BNP Paribas, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) and The Bank of Nova Scotia Trust Company of New York, as collateral agent (in such capacity and together with its successors, the “Collateral Agent”) and Mizuho Corporate Bank, Ltd., as Syndication Agent (in such capacity, the “Syndication Agent”). Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
     SECTION 1. The undersigned Assignor hereby sells and assigns, without recourse, to the undersigned Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the effective date (the “Effective Date”) set forth below (but not prior to the registration of the information contained herein in the Register pursuant to Section 9.04(d) of the Credit Agreement), the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, including, without limitation, the amounts and percentages set forth below of (i) the Commitment of the Assignor on the Effective Date, (ii) the Loans owing to the Assignor which are outstanding on the Effective Date and (iii) participations of the Assignor in Letters of Credit which are outstanding on the Effective Date. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 9.04(c) of the Credit Agreement, a copy of which has been received by each such party as evidenced by such party’s signature below. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
     SECTION 2. This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is organized under the laws of a jurisdiction outside the United States, any forms referred to in Section 2.19(e) of the Credit Agreement, duly completed and executed by such Assignee, (ii) if the Assignee is not already a Lender under the Credit Agreement, a completed Administrative Questionnaire and (iii) the processing and recordation fee of $3,500.
     SECTION 3. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH THE PARTIES HERETO AGREE APPLY HERETO).

C-1

Date of Assignment:
Legal Name of Assignor:
Legal Name of Assignee:
Assignee’s Address for Notices:
Effective Date of Assignment:

Percentage Assigned of
Loan/Commitment
(set forth, to at least 8 decimals, as a
percentage of the Loan and the
	Principal Amount	aggregate Commitments of all Lenders
Facility/Commitment	Assigned	thereunder)

Revolving Credit	$	%

[funded Letters of Credit]	$	%
[Remainder of page intentionally left blank]

C-2

The terms set forth on the foregoing pages are hereby agreed to:		Accepted*
,
,
as Assignor		BNP Paribas, as Administrative Agent,

By:

By:		Name:

Name:		Title:
Title:
[ENEXUS ENERGY CORPORATION]

By:
Name:
Title:
,
as Assignee		[Issuer]

By:
By:		Name:

Name:		Title:
Title:

*	To be completed to the extent consents are required under Section 9.04(b) of the Credit Agreement.

C-3

EXHIBIT D
FORM OF BORROWING REQUEST
BNP Paribas,
     as Administrative Agent under the
     Credit Agreement referred to below
525 Washington Boulevard
Jersey City, NJ, 07310
Attention: Socorro Lantin
Tel.: (201) 850-6577
Fax: (201) 850-4020
Email: nyls.agency.support@americas.bnpparibas.com
[Date]
Attention:
           Re:       Enexus Energy Corporation (the “Borrower”)
     Reference is made to the Credit Agreement dated as of December 23, 2008, among the Borrower, the Lenders from time to time party thereto, Citigroup Global Markets Inc. and Goldman Sachs Lending Partners LLC, as joint book runners and joint lead arrangers (in such capacities, collectively, the “Arrangers”), BNP Paribas, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) and The Bank of Nova Scotia Trust Company of New York, as collateral agent (in such capacity and together with its successors, the “Collateral Agent”) and Mizuho Corporate Bank, Ltd., as Syndication Agent (in such capacity, the “Syndication Agent”). Capitalized terms used herein and not otherwise defined in this Borrowing Request are used herein as defined in the Credit Agreement.
               The Borrower hereby gives you notice pursuant to Section 2.02 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Date of Borrowing
(which is a Business Day)

(B)	Principal Amount of Borrowing[1]

(C)	Type of Borrowing[2]

(D)	Interest Period and the last day thereof[3]

[1]	Not less than $10,000,000 and in an integral multiple of $1,000,000, but in any event not exceeding, as applicable, the available Revolving Credit Commitment available at such time.

[2]	Specify Eurodollar Borrowing or ABR Borrowing.

D-1

(E)	Funds are requested to be disbursed to the Company’s following account:
ABA Number:
[name and address of Company’s bank]
Account Name:
Account Number:
Reference:
Attn:
     The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Borrowing Request and on the date of the related Borrowing, the conditions to lending specified in Section 4.01 of the Credit Agreement have been satisfied as of the date of the relevant Borrowing.

ENEXUS ENERGY CORPORATION
By:
Name:
Title:

[3]	Which shall be subject to the definition of “Interest Period” and Section 2.02 of the Credit Agreement and end not later than the Revolving Credit Maturity Date (applicable for Eurodollar Borrowings only). The last day of the Interest Period shall be a Business Day in accordance with the definition of Interest Period.

D-2

EXHIBIT E
FORM OF LETTER OF CREDIT REQUEST
                     ,
[Name of Issuer], as an Issuer
    under the Credit Agreement referred to below
BNP Paribas,
     as Administrative Agent under the
     Credit Agreement referred to below
525 Washington Boulevard
Jersey City, NJ, 07310
Attention: Socorro Lantin
Tel.: (201) 850-6577
Fax: (201) 850-4020
Email: nyls.agency.support@americas.bnpparibas.com
Attention:
           Re:       Enexus Energy Corporation (the “Borrower”)
     Reference is made to the Credit Agreement dated as of December 23, 2008, among the Borrower, the Lenders from time to time party thereto, Citigroup Global Markets Inc. and Goldman Sachs Lending Partners LLC, as joint book runners and joint lead arrangers (in such capacities, collectively, the “Arrangers”), BNP Paribas, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) and The Bank of Nova Scotia Trust Company of New York, as collateral agent (in such capacity and together with its successors, the “Collateral Agent”) and Mizuho Corporate Bank, Ltd., as Syndication Agent (in such capacity, the “Syndication Agent”). Capitalized terms used herein and not otherwise defined in this Letter of Credit Request are used herein as defined in the Credit Agreement.
     The Borrower hereby gives you notice, irrevocably, pursuant to Section 2.03(c) of the Credit Agreement that the undersigned requests the issuance of a Letter of Credit by [name of Issuer] in the form of a [standby] [documentary] letter of credit for the benefit of [name of beneficiary], in the amount of $                     , to be issued on                      ___, ___  (the “Issue Date”) and having an expiration date of                      ___, ___.
     The form of the requested Letter of Credit is attached hereto as Annex 1.
[Signature Page Follows]

     The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Letter of Credit Request and on the relevant Issuance Date of the related issuance of a Letter of Credit, the conditions to lending specified in Section 4.01 of the Credit Agreement have been satisfied.

Enexus Energy Corporation
By:
Name:
Title:

Annex 1 to the
Letter of Credit Request
[ATTACH PROPOSED FORM OF LETTER OF CREDIT]

EXHIBIT F
FORM OF NOTICE OF CONTINUATION OR CONVERSION
                     ,
BNP Paribas,
     as Administrative Agent under the
     Credit Agreement referred to below
525 Washington Boulevard
Jersey City, NJ, 07310
Attention: Socorro Lantin
Tel.: (201) 850-6577
Fax: (201) 850-4020
Email: nyls.agency.support@americas.bnpparibas.com
Attention:
           Re:       Enexus Energy Corporation (the “Borrower”)
     Reference is made to the Credit Agreement dated as of December 23, 2008, among the Borrower, the LENDERS from time to time party thereto, Citigroup Global Markets Inc. and Goldman Sachs Lending Partners LLC, as joint book runners and joint lead arrangers (in such capacities, collectively, the “Arrangers”), BNP Paribas, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) and The Bank of Nova Scotia Trust Company of New York, as collateral agent (in such capacity and together with its successors, the “Collateral Agent”) and Mizuho Corporate Bank, Ltd., as Syndication Agent (in such capacity, the “Syndication Agent”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.
     The Borrower hereby gives you notice, irrevocably, pursuant to Section 2.10 of the Credit Agreement that the undersigned hereby requests a [conversion] [continuation] on                      ___,       (a Business Day) of $                     in principal amount of presently outstanding Revolving Loans that are [ABR Loans] [Eurodollar Loans having an Interest Period ending on                      ___,      ] [to] [as] [ABR][Eurodollar] Loans. [The Interest Period for such amount requested to be converted to or continued as Eurodollar Loans is seven days or [one] [two] [three] [six] [nine] [twelve] month[s]].]
     [In connection herewith, the undersigned hereby certifies that no Default or Event of Default has occurred and is continuing on the date hereof.]1

Enexus Energy Corporation
By:
Name:
Title:

[1]	To be included for requests to convert or continue as a Eurodollar Loan only.

F-1

EXHIBIT G
FORM OF NON-BANK CERTIFICATE
               Reference is made to the Credit Agreement dated as of December 23, 2008, among the Borrower, the LENDERS from time to time party thereto, Citigroup Global Markets Inc. and Goldman Sachs Lending Partners LLC, as joint book runners and joint lead arrangers (in such capacities, collectively, the “Arrangers”), BNP Paribas, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) and The Bank of Nova Scotia Trust Company of New York, as collateral agent (in such capacity and together with its successors, the “Collateral Agent”) and Mizuho Corporate Bank, Ltd., as Syndication Agent (in such capacity, the “Syndication Agent”). Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.
1.	The undersigned is not (i) a bank (as such term is used in Section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” that is related to Borrower as described in section 881(c)(3)(C) of the Code.

2.	Attached hereto is an accurate and complete originally executed U.S. Internal Revenue Service Form W-8BEN (or successor form).

[NAME OF LENDER]

By:
Name:
Title:

[ADDRESS] [ ]
Phone: [ ]
Facsimile: [ ]
Attention: [ ]
Dated:                                                              , 200      .

G-1

EXHIBIT H
FORM OF NOTE
THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[ ]	New York, New York
[ ], 2008
     FOR VALUE RECEIVED, the undersigned, Enexus Energy Corporation, a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to [                                        ] (the “Lender”) or its registered assigns at the office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Revolving Credit Maturity Date the principal amount of (a) [AMOUNT IN WORDS] DOLLARS ($[                                        ]), or, if less, (b) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Credit Agreement. Subject to Section 2.07, the Borrower further agrees to pay interest in like money at such office specified in the Credit Agreement on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.06 of the Credit Agreement.
     The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Revolving Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Loan.
     This Note (a) is one of the Notes relating to Revolving Credit Borrowings referred to in the Credit Agreement dated as of December 23, 2008, Enexus Energy Corporation (the “Borrower”), the Lenders from time to time party thereto, Citigroup Global Markets Inc. and Goldman Sachs Lending Partners LLC, as joint book runners and joint lead arrangers (in such capacities, collectively, the “Arrangers”), BNP Paribas, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) and The Bank of Nova Scotia Trust Company of New York, as collateral agent (in such capacity and together with its successors, the “Collateral Agent”) and Mizuho Corporate Bank, Ltd., as Syndication Agent (in such capacity, the “Syndication Agent”), (b) is subject to the provisions of the Credit Agreement, and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.
     Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

     All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind, except as expressly set forth in the Credit Agreement.
     Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
     NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 9.04 OF THE CREDIT AGREEMENT.
     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH THE PARTIES HERETO AGREE APPLY HERETO).
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

ENEXUS ENERGY CORPORATION
By:
Name:
Title:

Schedule A
to Note
LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Amount of ABR
	Amount of ABR	Amount Converted	Amount of Principal of	Loans Converted to	Unpaid Principal Balance
Date	Loans	to ABR Loans	ABR Loans Repaid	Eurodollar Loans	of ABR Loans	Notation Made By

Schedule B
to Note
LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

		Amount Converted	Interest Period and	Amount of Principal	Amount of Eurodollar	Unpaid Principal
	Amount of	to Eurodollar	Eurodollar Rate with	of Eurodollar Loans	Loans Converted to	Balance of	Notation
Date	Eurodollar Loans	Loans	Respect Thereto	Repaid	ABR Loans	Eurodollar Loans	Made By

EXHIBIT I
[JOINDER AGREEMENT]/[AGREEMENT TO INCREASE COMMITMENTS]
     [JOINDER AGREEMENT]/[AGREEMENT TO INCREASE COMMITMENTS] dated as of [•], among [           ] [(the “New Lender”)/(the “Lender”)], ENEXUS ENERGY CORPORATION, a Delaware corporation (the “Borrower”), and BNP PARIBAS, as administrative agent (the “Administrative Agent”) for the Lenders and Issuers (as defined in the Credit Agreement referred to below).
     A. Reference is made to the Credit Agreement dated as of December 23, 2008 (as amended from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto, Citigroup Global Markets Inc. and Goldman Sachs Lending Partners LLC, as joint book runners and joint lead arrangers (in such capacities, collectively, the “Arrangers”), the Administrative Agent, The Bank of Nova Scotia Trust Company of New York, as collateral agent (in such capacity and together with its successors, the “Collateral Agent”) and Mizuho Corporate Bank, Ltd., as Syndication Agent (in such capacity, the “Syndication Agent”).
     B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
     C. Pursuant to Section 2.21 of the Credit Agreement, [the Borrower has invited the New Lender, and the New Lender desires, to become a party to the Credit Agreement and to assume the obligations of a Lender thereunder. The New Lender is entering into this Agreement in accordance with the provisions of the Credit Agreement in order to become a Lender thereunder]/[the Borrower has invited the Lender to provide the New Commitment].
     Accordingly, the [New Lender]/[Lender], the Borrower and the Administrative Agent agree as follows:
     [SECTION 1. Accession to the Credit Agreement. (a) The New Lender, as of the Increased Commitment Date (as defined in Section 3 below), hereby accedes to the Credit Agreement and shall thereafter have the rights and obligations of a Lender thereunder with respect to its New Commitment and all matters relating thereto with the same force and effect as if originally named therein as a Lender.
     (b) The New Commitment shall equal the amount set forth opposite the signature of the New Lender hereto.
     (c) Schedule 2.01 of the Credit Agreement is hereby amended and restated in its entirety in the form of the Annex attached hereto.]1
     or
     [SECTION 1. Increase in Commitment. (a) The Lender, as of the Increased Commitment Date (as defined in Section 3 below), hereby agrees to increase its Commitment by the amount of the New Commitment which shall equal the amount set forth opposite the signature of each Lender hereto.

[1]	Insert for Joinder Agreement only

     (b) Schedule 2.01 of the Credit Agreement is hereby amended and restated in its entirety in the form of the Annex attached hereto.]2
     SECTION 2. Representations and Warranties, Agreements of [New Lender]/[Lender] etc. The [New Lender]/[Lender] (a) represents and warrants that it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to become a Lender under the Credit Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.05 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement independently and without reliance upon the Administrative Agent, any other Agent or any Lender; (c) confirms that it will independently and without reliance upon the Administrative Agent, any other Agent or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (d) agrees that it will perform, in accordance with the terms of the Credit Agreement, all the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender and (e) irrevocably appoints BNP Paribas as Administrative Agent under the Credit Agreement. The New Lender authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Credit Agreement, together with such actions and powers as are reasonably incidental thereto.
     SECTION 3. Effectiveness. (a) This Agreement shall become effective as of [•] (the “Increased Commitment Date”), subject to the Administrative Agent’s receipt of (i) counterparts of this Agreement duly executed on behalf of the [New Lender]/[Lender] and the Borrower and (ii) the documents required to be delivered by the Borrower under Section 2.21 of the Credit Agreement.
     (b) Upon the effectiveness of this Agreement, the Administrative Agent shall give prompt notice thereof to the Lenders.
     (c) On the Increased Commitment Date, (i) each of the Lenders with Commitments shall assign to each Lender with a New Commitment, and each of the Lenders with New Commitments shall purchase from each of the Lenders with Commitments, at the principal amount thereof (together with accrued interest), such interests in the Loans outstanding on such Increased Commitment Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Loans will be held by existing Lenders with Loans and Lenders with New Commitments ratably in accordance with their Commitments after giving effect to the addition of such New Commitments to the Commitments, (ii) each New Commitment shall be deemed for all purposes a Commitment and each loan made thereunder shall be deemed, for all purposes, a Loan and (iii) each Lender with New Commitments shall become a Lender with respect to its New Commitment and all matters relating thereto.
     [SECTION 4. Foreign Lenders. If the New Lender is organized under the laws of a jurisdiction outside the United States, it will provide, following the Increased Commitment Date, the forms specified in Section 2.19 of the Credit Agreement, at the times specified therein, duly completed and executed by the New Lender.] 3

[2]	Insert for Agreement to Increase only

[3]	Insert for Joinder Agreement only

     SECTION 5. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.
     SECTION 6. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTIONS
5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH THE PARTIES HERETO AGREE APPLY HERETO).
     SECTION 7. Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Credit Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     SECTION 8. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to the New Lender shall be given to it at the address set forth under its signature hereto.
[Signature page follows]

     IN WITNESS WHEREOF, the [New Lender/Lender], the Borrower and the Administrative Agent have duly executed this Agreement as of the day and year first above written.

New Commitment
$[ ]	[New Lender] / [Lender],

by
Name:
Title:
Address:

ENEXUS ENERGY CORPORATION,

by
Name:
Title:

BNP PARIBAS, as
Administrative Agent,

by
Name:
Title:

EXHIBIT I-1-A
SIGNING DATE LEGAL OPINION OF SKADDEN, ARPS
See attached.

I-1-A-1

December 23, 2008
BNP Paribas,
as the Administrative Agent,
The Bank of Nova Scotia Trust Company of New York,
as the Collateral Agent,
and each Financial Institution identified on Schedule A hereto

Re:	Enexus Energy Corporation $1,175,000,000 Credit Agreement dated December 23, 2008
Ladies and Gentlemen:
          We have acted as special counsel to Enexus Energy Corporation, a Delaware corporation (the “Borrower”), in connection with the preparation, execution and delivery of the Credit Agreement, dated as of the date hereof (the “Credit Agreement”),between the Borrower, the financial institutions party thereto from time to time as a lender or issuer, Citigroup Global Markets Inc. and Goldman Sachs Lending Partners LLC, as joint book runners and joint lead arrangers, BNP Paribas, as administrative agent for the parties identified on Schedule A hereto (in such capacity, the “Administrative Agent”) and The Bank of Nova Scotia Trust Company of New York, as collateral agent (in such capacity and together with its successors, the “Collateral Agent”) and Mizuho Corporate Bank, Ltd., as syndication agent. This opinion is being delivered pursuant to Section 4.02(a)(vi) of the Credit Agreement.
          In our examination we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to this opinion which we did not independently establish or verify, we have relied upon statements and representations of the Borrower and its officers and other representatives and of public officials, including the facts and conclusions set forth therein.
          In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:
          (a) the Credit Agreement;
          (b) the Collateral Agency and Intercreditor Agreement, dated as of the date hereof (the “Intercreditor Agreement”), by and among the Borrower, the Collateral Agent, the Administrative Agent, and the other secured parties from time to time party thereto;

          (c) the certificate of Chris Reitz, Associate General Counsel and Assistant Secretary of the Borrower, dated the date hereof, a copy of which is attached as Exhibit A hereto (the “Borrower’s Certificate”);
          (d) a certified copy of the Certificate of Incorporation of the Borrower;
          (e) a certified copy of the By-laws of the Borrower;
          (f) certified copies of certain resolutions of the Board of Directors of the Borrower;
          (g) the certificate, dated December 19, 2008 and a bringdown thereof, dated December 22, 2008, from the Secretary of State of the State of Delaware, as to the existence and good standing of the Borrower in the State of Delaware; and
          (h) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.
          We express no opinion as to the laws of any jurisdiction (including without limitation, the laws of Massachusetts and Arkansas and the effect thereof on the opinions herein stated) other than (i) the Applicable Laws of the State of New York, (ii) the Applicable Laws of the United States of America (including, without limitation, Regulations U and X of the Federal Reserve Board), (iii) the General Corporation Law of the State of Delaware (the “DGCL”) and (iv) the Investment Company Act of 1940 for purposes of our opinion in paragraph 8.
          Capitalized terms used herein and not otherwise defined herein shall have the same meanings herein as ascribed thereto in the Credit Agreement. The Credit Agreement and the Intercreditor Agreement shall hereinafter be referred to collectively as the “Transaction Agreements”. “Applicable Contracts” mean those agreements or instruments set forth on Schedule I to the Borrower’s Certificate and which have been identified to us as all the agreements and instruments which are material to the business or financial condition of the Borrower, or that are relevant to the transactions contemplated by the Transaction Agreements. “Applicable Laws” shall mean those laws, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Agreements, without our having made any special investigation as to the applicability of any specific law, rule or regulation, and which are not the subject of a specific opinion herein referring expressly to a particular law or laws (it being understood that we express no opinion on the Federal Power Act or the Public Utility Holding Company Act of 2005 or the effect of such laws on the opinions set forth herein). “Governmental Approval” means any consent, approval, waiver, license, authorization or validation of, or filing, recording or registration with, any governmental authority pursuant to the Applicable Laws of the State of Delaware, State of New York and the United States of America. “Applicable Orders” means those judgments, writs, injunctions, rulings, orders or decrees of courts or governmental authorities identified on Schedule II to the Borrower’s Certificate.

2

          Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:
          1. The Borrower is validly existing and in good standing under the DGCL.
          2. The Borrower has the corporate power and authority to execute, deliver and perform all of its obligations under each of the Transaction Agreements under the DGCL. The execution and delivery of each of the Transaction Agreements and the consummation by the Borrower of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of the Borrower under the DGCL. Each of the Transaction Agreements have been duly executed and delivered by the Borrower under the Applicable Laws of the State of New York.
          3. Each of the Transaction Agreements constitute the valid and binding obligation of the Borrower enforceable against the Borrower, each in accordance with its terms under the Applicable Laws of the State of New York.
          4. The execution and delivery by the Borrower of each of the Transaction Agreements and the performance by the Borrower of its obligations under each of the Transaction Agreements, each in accordance with its terms, do not (i) conflict with the Certificate of Incorporation or By-laws of the Borrower, (ii) constitute a violation of, or a default under, any Applicable Contract or (iii) cause the creation of any security interest or lien upon any of the property of the Borrower pursuant to any Applicable Contract. We do not express any opinion, however, as to whether the execution, delivery or performance by the Borrower of the Transaction Agreements will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Borrower.
          5. Neither the execution, delivery or performance by the Borrower of the Transaction Agreements nor the compliance by the Borrower with the terms and provisions thereof will contravene any provision of any Applicable Law of the State of New York or any Applicable Law of the United States of America.
          6. No Governmental Approval, which has not been obtained or taken and is not in full force and effect, is required to authorize, or is required in connection with, the execution or delivery of any of the Transaction Agreements by the Borrower or the enforceability of any of the Transaction Agreements against the Borrower.
          7. Neither the execution, delivery or performance by the Borrower of its obligations under the Transaction Agreements nor compliance by the Borrower with the terms thereof will contravene any Applicable Order to which the Borrower is subject.

3

          8. The Borrower is not and, solely after giving effect to the loans made pursuant to the Transaction Agreements, will not be an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
          Our opinions are subject to the following assumptions and qualifications:
          (a) Enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law);
          (b) We have assumed that each of the Transaction Agreements constitutes the valid and binding obligation of each party to such Transaction Agreement (other than the Borrower to the extent expressly set forth herein) enforceable against such other party in accordance with its terms;
          (c) We express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party (other than the Borrower to the extent expressly set forth herein) to the Transaction Agreements with any state, federal or other laws or regulations applicable to it or (ii) the legal or regulatory status or the nature of the business of any party (other than the Borrower to the extent expressly set forth herein);
          (d) We express no opinion as to the enforceability of any rights to contribution or indemnification provided for in the Transaction Agreements which are violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation);
          (e) We express no opinion on the enforceability of any provision in the Transaction Agreements purporting to prohibit, restrict or condition the assignment of rights under it to the extent such restriction on assignability is ineffective pursuant to the Uniform Commercial Code as in effect on the date hereof in the State of New York (without regard to laws referenced in Section 9-201 thereof) (“New York UCC”);
          (f) In the case of the Intercreditor Agreement certain of the provisions, including waivers, with respect to the Intercreditor Agreement are or may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of the Intercreditor Agreement, taken as a whole;
          (g) We express no opinion as to the enforceability of any section of the Transaction Agreements to the extent it purports to waive any objection a person may have that a suit, action or proceeding has been brought in an inconvenient forum or a forum lacking subject matter jurisdiction;
          (h) We have assumed that all conditions precedent contained in Section 4.03 of the Credit Agreement, which conditions require the delivery of documents, evidence or other items satisfactory in form, scope and/or substance to the Administrative Agent or the

4

satisfaction of which is otherwise in the discretion or control of the Administrative Agent have been, or contemporaneously with the delivery hereof will be, fully satisfied or waived;
          (i) To the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions of the Transaction Agreements, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2001) and N.Y. CPLR 327(b) (McKinney 2001) and is subject to the qualifications that such enforceability may be limited by public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought;
          (j) We call to your attention that the choice of New York law on the basis of Section 5-1401 of the New York General Obligation Law is only relevant insofar as litigation is brought to enforce the Transaction Agreements in the courts of the State of New York, and we have assumed that there is a basis for jurisdiction in such courts;
          (k) We express no opinion with respect to any provision of the Transaction Agreements to the extent it authorizes or permits any purchaser of a participation interest or any Affiliate of any Lender of the Administrative Agent to set-off or apply any deposit, property or indebtedness or the effect thereof on the opinions contained herein;
          (l) We express no opinion with respect to Section 2.03 of the Credit Agreement to the extent it excuses the issuer of a letter of credit from liability to the extent such provision is unenforceable pursuant to Section 5-103 of the New York UCC;
          (m) We express no opinion with respect to the enforceability of Section 9.07 of the Credit Agreement to the extent such provision purports to select a governing law in conflict with mandatory choice of law rules set forth in Section 5-116 of the New York UCC;
          In rendering the foregoing opinions, we have assumed, with your consent, that
          (a) The execution, delivery and performance by the Borrower of any of its obligations under the Transaction Agreements does not and will not conflict with, contravene, violate or constitute a default under (i) any lease, indenture, instrument or other agreement to which it or its property is subject (other than the Applicable Contracts as to which we express our opinion in paragraph 4), (ii) any rule, law or regulation to which the Borrower is subject (other than the Applicable Laws as to which we express our opinion in paragraph 5), and (iii) any judicial or administrative order or decree of any governmental authority (other than the Applicable Orders as to which we express our opinion in paragraph 7); and
          (b) No authorization, consent or other approval of, notice to or filing with any court, governmental authority or regulatory body (other than Governmental Approvals as to which we express our opinion in paragraph 6 herein) is required to authorize or is required in connection with the execution, delivery or performance by the Borrower of any Transaction Agreement or the transactions contemplated thereby.

5

          This opinion is being furnished only to you in connection with the Transaction Agreements and is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose (except to the extent required by Applicable Laws or by any subpoena or similar legal process) or relied upon by any other person or entity for any purpose without our prior written consent except that any person who becomes an Agent, Lender or Issuer in accordance with the provisions of the Credit Agreement may rely on this opinion as if it were specifically addressed and delivered to such person on the date hereof.
Very truly yours,

6

Schedule A
1. Citibank, N.A.

2. BNP Paribas

3. Goldman Sachs Lending Partners LLC

4. Mizuho Corporate Bank, Ltd.

5. The Bank of Nova Scotia

6. Calyon New York Branch

7. Natixis New York Branch

8. Union Bank of California, N.A.

9. Bank of America, N.A.

10. Barclays Bank PLC

11. Keybank National Association

12. Morgan Stanley Bank, N.A.

13. Regions Bank

14. Deutsche Bank Trust Company Americas

Exhibit A to Opinion of
Special Counsel to Enexus
Energy Corporation.
Officer’s Certificate
          I, Chris Reitz, am the duly elected, qualified and acting Associate General Counsel and Assistant Secretary of Enexus Energy Corporation, a Delaware corporation (the “Company”). I understand that pursuant to Section 4.02(a)(vi) of the Credit Agreement, dated as of December 23, 2008, between the Borrower, the financial institutions party thereto from time to time as a lender or issuer, Citigroup Global Markets Inc. and Goldman Sachs Lending Partners LLC, as joint book runners and joint lead arrangers (in such capacities, collectively, the “Arrangers”), BNP Paribas, as administrative agent for the parties identified on Schedule A hereto (in such capacity, the “Administrative Agent”) and The Bank of Nova Scotia Trust Company of New York, as collateral agent (in such capacity and together with its successors, the “Collateral Agent”) and Mizuho Corporate Bank, Ltd., as syndication agent (in such capacity, the “Syndication Agent”) (the “Agreement”), Skadden, Arps, Slate, Meagher & Flom LLP (“SASM&F”) is rendering an opinion (the “Opinion”) to BNP Paribas, as the Administrative Agent, The Bank of Nova Scotia Trust Company of New York, as the Collateral Agent, and each Financial Institution identified on Schedule A hereto with respect to the Agreement. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms as set forth in the Opinion. I further understand that SASM&F is relying on this officer’s certificate and the statements made herein in rendering such Opinion.
          With regard to the foregoing, on behalf of the Company, I hereby certify that:
          1. I am familiar with the business of the Company and its subsidiaries, and due inquiry has been made of all person deemed necessary or appropriate to verify or confirm the statements contained herein.
          2. SASM&F may rely on the respective representations and warranties that the Company has made in the Agreement and each of the certificates delivered pursuant thereto. I have made a careful review of each of such representations and warranties and hereby confirm, to the best of my knowledge and belief, that such representations and warranties are true, correct and complete on and as of the date of this certificate.
          3. Set forth on Schedule I hereto is a complete and accurate list of the agreements and instruments to which the Company is subject which are material to the business or financial condition of the Company or that are relevant to the transactions contemplated by the Credit Agreement.
          4. Set forth on Schedule II hereto is a complete and accurate list of those orders and decrees of any governmental authority of the State of Delaware by which the Company is bound that are material to the business or financial condition of the Company or that are relevant to the transactions contemplated by the Credit Agreement or Intercreditor Agreement.
          5. Less than twenty-five percent (25%) of the assets of the Company and its subsidiaries on a consolidated basis and on an unconsolidated basis consist of Margin Stock.

          6. The Company is primarily engaged directly, or indirectly through Majority-Owned Subsidiaries, in the business of generating nuclear power; and the Company (i) is not and does not hold itself out as being engaged primarily, nor does it propose to engage primarily, in the business of investing, reinvesting or trading in Securities, (ii) has not and is not engaged in, and does not propose to engage in, the business of issuing Face-Amount Certificates of the Installment Type and has no such certificate outstanding and (iii) does not own or propose to acquire Investment Securities having a Value exceeding forty percent (40%) of the Value of the total assets of the Company (exclusive of Government Securities and cash items) on an unconsolidated basis.
          7. As used in paragraph 5 of this certificate, the following term shall have the following meaning:
          “Margin Stock” means: (i) any equity security registered or having unlisted trading privileges on a national securities exchange; (ii) any OTC security designated as qualified for trading in the National Market System under a designation plan approved by the Securities and Exchange Commission; (iii) any debt security convertible into a margin stock or carrying a warrant or right to subscribe to or purchase a margin stock; (iv) any warrant or right to subscribe to or purchase a margin stock; or (v) any security issued by an investment company registered under Section 8 of the Investment Company Act of 1940.
          8. As used in paragraphs 6 and 8 of this certificate, the following terms shall have the following meanings:
          “Exempt Fund” means a company that is excluded from treatment as an investment company solely by section 3(c)(1) or 3(c)(7) of the Investment Company Act of 1940 (applicable to certain privately offered investment funds).
          “Face-Amount Certificate of the Installment Type” means any certificate, investment contract, or other Security that represents an obligation on the part of its issuer to pay a stated or determinable sum or sums at a fixed or determinable date or dates more than 24 months after the date of issuance, in consideration of the payment of periodic installments of a stated or determinable amount.
          “Government Securities” means all Securities issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing.
          “Investment Securities” includes all Securities except (A) Government Securities, (B) Securities issued by companies the only shareholders in which are employees and former employees of a company and its subsidiaries, members of the families of such persons and the company and its subsidiaries and (C) Securities issued by Majority-Owned Subsidiaries of the Company which are not engaged and do not propose to be engaged in activities within the scope of clause (i), (ii) or (iii) of paragraph 6 of this Certificate or which are exempted or excepted from treatment as an investment company by statute, rule or governmental order (other than Exempt Funds).

2

     “Majority-Owned Subsidiary” of a person means a company fifty percent (50%) or more of the outstanding Voting Securities of which are owned by such person, or by a company which, within the meaning of this paragraph, is a Majority-Owned Subsidiary of such person.
     “Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.
     “Value” means (i) with respect to Securities owned at the end of the last preceding fiscal quarter for which market quotations are readily available, the market value at the end of such quarter; (ii) with respect to other Securities and assets owned at the end of the last preceding fiscal quarter, fair value at the end of such quarter, as determined in good faith by or under the direction of the board of directors; and (iii) with respect to securities and other assets acquired after the end of the last preceding fiscal quarter, the cost thereof.
     “Voting Security” means any security presently entitling the owner or holder thereof to vote for the election of directors of a company (or its equivalent, e.g., general partner or manager of a limited liability company).
[Signature Page Follows]

3

          IN WITNESS THEREOF, I have executed this certificate this            day of December, 2008.

ENEXUS ENERGY CORPORATION
By:
	Name:	Chris Reitz
	Title:	Associate General Counsel and Assistant Secretary

[Signature Page to Backup Certificate]

Schedule A
1. Citibank, N.A.

2. BNP Paribas

3. Goldman Sachs Lending Partners LLC

4. Mizuho Corporate Bank, Ltd.

5. The Bank of Nova Scotia

6. Calyon New York Branch

7. Natixis New York Branch

8. Union Bank of California, N.A.

9. Bank of America, N.A.

10. Barclays Bank PLC

11. Keybank National Association

12. Morgan Stanley Bank, N.A.

13. Regions Bank

14. Deutsche Bank Trust Company Americas

5

Schedule I
Material Contracts
None.

6

Schedule II
Applicable Orders
None.

7

EXHIBIT I-1-B
SIGNING DATE OPINION OF INTERNAL COUNSEL
See attached.

I-1-B-1

December 23, 2008
BNP Paribas,
as the Administrative Agent,
The Bank of Nova Scotia Trust Company of New York,
as the Collateral Agent,
and each Financial Institution identified on Schedule A hereto

Re:	Enexus Energy Corporation $1,175,000,000 Credit Agreement dated December 23, 2008
Ladies and Gentlemen:
          I am Timothy A. Ngau, Associate General Counsel — Contracts, Claims and Disputes, of Enexus Energy Corporation, a Delaware corporation (the “Borrower”), and in such capacity have acted as internal counsel in connection with the preparation, execution and delivery of the Credit Agreement, dated as of the date hereof (the “Credit Agreement”),between the Borrower, the financial institutions party thereto from time to time as a lender or issuer, Citigroup Global Markets Inc. and Goldman Sachs Lending Partners LLC, as joint book runners and joint lead arrangers, BNP Paribas, as administrative agent for the parties identified on Schedule A hereto (in such capacity, the “Administrative Agent”) and The Bank of Nova Scotia Trust Company of New York, as collateral agent (in such capacity and together with its successors, the “Collateral Agent”) and Mizuho Corporate Bank, Ltd., as syndication agent. This opinion is being delivered pursuant to Section 4.02(a)(vi) of the Credit Agreement.
          I, or other attorneys in my office with whom I have consulted, have examined copies of the Transaction Agreements. I have examined such records, certificates and other documents as I have deemed relevant for purposes of this opinion. As to questions of fact material to this opinion, I have, when relevant facts were not independently established by me, relied upon: (1) certificates of public officials, (2) searches of public records and other documents and (3) representations as to factual matters, made by the Borrower in response to my inquiries and in the Transaction Agreements. I have (without any investigation or independent confirmation) relied upon, and assumed the accuracy of, such representations and such certificates, corporate records, searches and other documents with respect to factual matters. In addition, in rending the opinions expressed below, I have made such investigations of law as I have deemed appropriate for the purposes of this opinion letter.
          Capitalized terms used herein and not otherwise defined herein shall have the same meanings herein as ascribed thereto in the Credit Agreement. The Credit Agreement and the Intercreditor Agreement shall hereinafter be referred to collectively as the “Transaction Agreements”.

          Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:
          Except for the matters described in Schedule 3.09(a) (Signing) to the Credit Agreement, there are no actions, suits, investigations or proceedings at law or in equity or by or before any arbitrator or Governmental Authority now pending or, to the knowledge of the Borrower, threatened against the Borrower or any business, property or material rights of the Borrower (i) that, as of the Signing Date, involve any Transaction Agreement or the transactions contemplated therein or, at any time thereafter, involve any Transaction Agreement or the transactions contemplated therein and which could reasonably be expected to be material and adverse to the interests of the Lenders, or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
          This opinion is being furnished only to you in connection with the Transaction Agreements and is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose (except to the extent required by Applicable Laws or by any subpoena or similar legal process) or relied upon by any other person or entity for any purpose without my prior written consent, except that any person who becomes an Administrative Agent, Collateral Agent, Lender, Issuer or participant in accordance with the provisions of the Credit Agreement may rely on the legal opinions contained herein as if it were specifically addressed and delivered to such persons on the date hereof.
Very truly yours,

Schedule A
1. Citibank, N.A.

2. BNP Paribas

3. Goldman Sachs Lending Partners LLC

4. Mizuho Corporate Bank, Ltd.

5. The Bank of Nova Scotia

6. Calyon New York Branch

7. Natixis New York Branch

8. Union Bank of California, N.A.

9. Bank of America, N.A.

10. Barclays Bank PLC

11. Keybank National Association

12. Morgan Stanley Bank, N.A.

13. Regions Bank

14. Deutsche Bank Trust Company Americas

EXHIBIT I-2-A
FUNDS AVAILABILITY DATE OPINION OF SKADDEN, ARPS (INCLUDING FERC
OPINION)
See attached.

I-2-A-1

[DATE]
BNP Paribas,
as the Administrative Agent,
The Bank of Nova Scotia Trust Company of New York,
as the Collateral Agent,
and each Financial Institution identified on Schedule A hereto

Re:	Enexus Energy Corporation $1,175,000,000 Credit Agreement dated December 23, 2008
Ladies and Gentlemen:
We have acted as special counsel to (i) Enexus Energy Corporation, a Delaware corporation (the “Borrower”), (ii) the subsidiaries of the Borrower listed on Part I of Schedule I hereto and referred to herein as the “Delaware Limited Liability Company Opinion Parties”, and (iii) the subsidiaries of the Borrower listed on Part II of Schedule I hereto and referred to herein as the “Delaware Corporation Opinion Parties” (each of (i), (ii) and (iii), a “Delaware Opinion Party” and collectively, the “Delaware Opinion Parties”), (iv) Enexus Nuclear Pilgrim, LLC, a Massachusetts limited liability company, (v) Enexus Nuclear Finance Holding, Inc., an Arkansas corporation ((ii)-(v) collectively, the “Subsidiary Guarantors”; each of the Borrower and the Subsidiary Guarantors, an “Opinion Party” and, collectively, the “Opinion Parties”), in connection with the preparation, execution and delivery of (A) the Credit Agreement, dated as of December 23, 2008 (the “Credit Agreement”), between the Borrower, each financial institution party thereto from time to time as a lender or issuer, Citigroup Global Markets Inc. and Goldman Sachs Lending Partners LLC, as joint book runners and joint lead arrangers, BNP Paribas, as administrative agent for the parties identified on Schedule A hereto (in such capacity, the “Administrative Agent”) and The Bank of Nova Scotia Trust Company of New York, as collateral agent (in such capacity and together with its successors, the “Collateral Agent”) and Mizuho Corporate Bank, Ltd., as syndication agent, (B) the Collateral Agreement (as hereinafter defined), and (C) the In-tercreditor Agreement (as hereinafter defined). This opinion is being delivered pursuant to Section 4.03(a)(ix) of the Credit Agreement.
          In our examination we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to this opinion which we did not independently establish or verify, we have relied upon statements and representations of the Borrower and its officers and other representatives and of public officials, including the facts and conclusions set forth therein.

          In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:
          (a) the Credit Agreement;
          (b) the Collateral Agency and Intercreditor Agreement, dated as of December 23, 2008, by and among the Borrower, the Collateral Agent , the Administrative Agent, and the other secured parties from time to time party thereto, as amended by the Joinder Agreement [and the Accession Agreement] (the “Amended Intercreditor Agreement”);
          (c) the Guarantee and Collateral Agreement, dated as of the date hereof (the “Collateral Agreement”), by and among the Borrower, the Subsidiary Guarantors, the Collateral Agent , the Administrative Agent, and the other secured parties from time to time party thereto;
          (d) the Deposit Account Control Agreement, dated as of [      ] (the “Deposit Account Control Agreement”), by and among the Opinion Party party thereto, the Collateral Agent and [      ] (the “Financial Institution”);1
          (e) the Securities Account Control Agreement, dated as of [      ] (the “Securities Account Control Agreement”), by and among the Opinion Party party thereto, the Collateral Agent and the Financial Institution;2
          (f) the Copyright Security Agreement, dated as of [      ] (the “Copyright Security Agreement”), by and among [Enexus Nuclear Vermont Yankee LLC] and the Collateral Agent;
          (g) the Guarantee Joinder and Assumption Agreement, dated as of [      ], between [      ] (the “Joinder Agreement”);
          (h) [the Accession Agreement dated as of [      ], between [      ] (the “Accession Agreement”)];
          (i) the certificate of Timothy A. Ngau, Associate General Counsel — Contracts, Claims and Disputes, of the Borrower, dated the date hereof, a copy of which is attached as Exhibit A hereto (the “Opinion Parties’ Certificate”);
          (j) certified copies of the certificate of incorporation or certificate of formation, as applicable, and the by-laws or limited liability company operating agreement, as applicable, of

[1]	Skadden will opine on these agreements upon review to the extent they meet Opinion Committee standards.

[2]	Skadden will opine on these agreements upon review to the extent they meet Opinion Committee standards.

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each Delaware Opinion Party (with respect to each Delaware Opinion Party, the “Organizational Documents”);
          (k) certified copies of certain resolutions of the Board of Directors, the Members or the Managers, as applicable, of each Delaware Opinion Party;
          (l) certificates, dated December ___, 2008, from the Secretary of State of the State of Delaware, as to the existence and good standing of each Delaware Opinion Party in the State of Delaware (the “Delaware Good Standing Certificates”); and
          (m) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.
          We express no opinion as to the laws of any jurisdiction (including without limitation, the laws of Massachusetts and Arkansas and the effect thereof on the opinions herein stated) other than (i) the Applicable Laws of the State of New York, (ii) the Applicable Laws of the United States of America (including, without limitation, Regulations U and X of the Federal Reserve Board), (iii) the General Corporation Law of the State of Delaware (the “DGCL”), (iv) the Delaware Limited Liability Act (the “DLLCA”) and (v) the Investment Company Act of 1940 for purposes of our opinion in paragraph 9.
          Capitalized terms used herein and not otherwise defined herein shall have the same meanings herein as ascribed thereto in the Credit Agreement. The documents identified in clauses (b) through (h) shall hereinafter be referred to collectively as the “Transaction Agreements”. “Applicable Contracts” mean those agreements or instruments set forth on Schedule I to the Opinion Parties’ Certificate and which have been identified to us as all the agreements and instruments which are material to the business or financial condition of the Opinion Parties, taken as a whole, or that are relevant to the transactions contemplated by the Transaction Agreements. “Applicable Laws” shall mean those laws, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Agreements, without our having made any special investigation as to the applicability of any specific law, rule or regulation, and which are not the subject of a specific opinion herein referring expressly to a particular law or laws (it being understood that we express no opinion on the Federal Power Act or the Public Utility Holding Company Act of 2005 or the effect of such laws on the opinions set forth herein). “Governmental Approval” means any consent, approval, waiver, license, authorization or validation of, or filing, recording or registration with, any governmental authority pursuant to the Applicable Laws of the State of Delaware, State of New York and the United States of America. “Applicable Orders” means those judgments, writs, injunctions, rulings, orders or decrees of courts or governmental authorities identified on Schedule II to the Opinion Parties’ Certificate.
          Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

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          1. Each Delaware Opinion Party is validly existing and in good standing under the DGCL or the DLLCA, as applicable.
          2. Each Delaware Opinion Party has the corporate or limited liability company power, as applicable, and authority to execute, deliver and perform all of its obligations under each of the Transaction Agreements to which it is a party under the DGCL or the DLLCA, as applicable. The execution and delivery of each of the Transaction Agreements and the consummation by each Delaware Opinion Party of the transactions contemplated thereby have been duly authorized by all requisite corporate or limited liability company action on the part of the Delaware Opinion Party under the DGCL or the DLLCA, as applicable. Each Delaware Opinion Party has duly executed and delivered each of the Transaction Agreements to which it is a party under the DGCL or the DLLCA, as applicable.
          3. Each of the Transaction Agreements constitutes the valid and binding obligation of each Opinion Party that is a party thereto, enforceable against such Opinion Party in accordance with its terms under the Applicable Laws of the State New York.
          4. The execution and delivery by each Delaware Opinion Party of each of the Transaction Agreements to which it is a party and the performance by such Delaware Opinion Party of its obligations under such Transaction Agreements, each in accordance with its terms, do not conflict with the Organizational Documents of such Delaware Opinion Party.
          5. The execution and delivery by each Opinion Party of each of the Transaction Agreements to which it is a party and the performance by each Opinion Party of its obligations under such Transaction Agreements, each in accordance with its terms, do not conflict with, constitute a violation of, or a default under any Applicable Contract3 or cause the creation of any security interest or lien upon any of the property of the Opinion Parties pursuant to any Applicable Contracts. We do not express any opinion, however, as to whether the execution, delivery or performance by any Opinion Party of the Transaction Agreements to which such Opinion Party is a party will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Opinion Parties.
          6. Neither the execution, delivery nor performance by any Opinion Party of each of the Transaction Agreements to which it is a party nor the compliance by such Opinion Party with the terms and provisions thereof will contravene any provision of any Applicable Law of the State of New York or any Applicable Law of the United States of America.
          7. No Governmental Approval, which has not been obtained or taken and is not in full force and effect, is required to authorize, or is required in connection with, the execution

[3]	We may have to qualify this opinion if there are Applicable Contracts as of the date of delivery that are governed by laws other than those laws as to which we express our opinion.

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or delivery of any of the Transaction Agreements by any Opinion Party or the enforceability of any of the Transaction Agreements against any Opinion Party.
          8. Neither the execution, delivery nor performance by any Opinion Party of its obligations under the Transaction Agreements nor compliance by any Opinion Party with the terms thereof will contravene any Applicable Order to which the Opinion Party is subject.
          9. No Opinion Party is and, solely after giving effect to the loans made pursuant to the Credit Agreement, no Opinion Party will be an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
          Our opinions are subject to the following assumptions and qualifications:
          (a) Enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law);
          (b) We have assumed that each of the Transaction Agreements constitutes the valid and binding obligation of each party to such Transaction Agreement (other than any Opinion Party to the extent expressly set forth herein) enforceable against such other party in accordance with its terms;
          (c) We express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party (other than any Opinion Party to the extent expressly set forth herein) to the Transaction Agreements with any state, federal or other laws or regulations applicable to it or (ii) the legal or regulatory status or the nature of the business of any party (other than the Borrower to the extent expressly set forth herein);
          (d) We express no opinion as to the enforceability of any rights to contribution or indemnification provided for in the Transaction Agreements which are violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation);
          (e) We express no opinion on the enforceability of any provision in the Transaction Agreements purporting to prohibit, restrict or condition the assignment of rights under such Transaction Agreement to the extent such restriction on assignability is ineffective pursuant to the Uniform Commercial Code;
          (f) We express no opinion as to the enforceability of any section of any Transaction Agreement to the extent it purports to waive any objection a person may have that a suit, action or proceeding has been brought in an inconvenient forum or a forum lacking subject matter jurisdiction;
          (g) In the case of the Collateral Agreement certain of the provisions, including waivers, with respect to the Collateral Agreement are or may be unenforceable in whole or in

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part, but the inclusion of such provisions does not affect the validity of the Collateral Agreement, taken as a whole;
          (h) We express no opinion as to the enforceability of Section 2.2 of the Collateral Agreement and Section 5.12 of the Amended Intercreditor Agreement to the extent that the each provides that the obligations of each Opinion Party are absolute and unconditional irrespective of the existence, genuineness, value, validity, legality, enforceability, collectibility or sufficiency of either the Collateral Agreement or Amended Intercreditor Agreement or the effect thereof on the opinions herein stated;
          (i) We have assumed that all conditions precedent contained in Section 4.03 of the Credit Agreement, which conditions require the delivery of documents, evidence or other items satisfactory in form, scope and/or substance to the Administrative Agent or the satisfaction of which is otherwise in the discretion or control of the Administrative Agent have been, or contemporaneously with the delivery hereof will be, fully satisfied or waived;
          (j) To the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions of the Transaction Agreements, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2001) and N.Y. CPLR 327(b) (McKinney 2001) and is subject to the qualifications that such enforceability may be limited by public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought;
          (k) We call to your attention that the choice of New York law on the basis of Section 5-1401 of the New York General Obligation Law is only relevant insofar as litigation is brought to enforce the Transaction Agreements in the courts of the State of New York, and we have assumed that there is a basis for jurisdiction in such courts;
          (l) We express no opinion with respect to any provision of any Transaction Agreement to the extent it authorizes or permits any purchaser of a participation interest or any Affiliate of any Lender of the Administrative Agent to set-off or apply any deposit, property or indebtedness or the effect thereof on the opinions contained herein;
          (m) We express no opinion with respect to any section of any Transaction Agreement to the extent it excuses the issuer of a letter of credit from liability to the extent such provision is unenforceable pursuant to Section 5-103 of the Uniform Commercial Code;
          (n) We express no opinion with respect to the enforceability of any section of any Transaction Agreement to the extent such provision purports to select a governing law in conflict with mandatory choice of law rules set forth in Section 5-116 of the Uniform Commercial Code;
          (o) Certain of the remedial provisions with respect to the security contained in each of the Collateral Agreement, the Intercreditor Agreement, the Deposit Account Control

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Agreement, the Securities Account Control Agreements and the Intellectual Property Security Agreement(s) (collectively, the “Security Agreements”) may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of the Security Agreements, each taken as a whole, and each of the Security Agreements, each taken as a whole, together with applicable law, contains adequate provisions for the practical realization of the benefits of the security;
          (p) without in any way affecting any opinion previously delivered by us with respect to the Original Agreement (as hereinafter defined), we have assumed that the Collateral Agency and Intercreditor Agreement, dated as of December 23, 2008, by and among the Borrower, the Collateral Agent , the Administrative Agent, and the other secured parties from time to time party thereto (as amended, supplemented or otherwise modified prior to the amendment and the delivery of this opinion to you, the “Original Agreement”) continues to constitute the valid and binding obligation of each party thereto enforceable against each such party in accordance with its terms immediately prior to the amendment thereof and our delivery of this opinion to you; and
          (q) we call to your attention that: (i) the opinion previously delivered by us with respect to the Original Agreement contained qualifications, and that such qualifications continue to be effective with respect to this opinion and (ii) such opinion was effective only as of the date thereof and that such effectiveness is not brought forward by the delivery of this opinion.
          In rendering the foregoing opinions, we have assumed, with your consent, that:
          (a) each of Enexus Nuclear Pilgrim, LLC and Enexus Nuclear Finance Holding, Inc. is validly existing and in good standing as a corporation under the laws of the Commonwealth of Massachusetts or the State of Arkansas, as applicable.
          (b) each of Enexus Nuclear Pilgrim, LLC and Enexus Nuclear Finance Holding, Inc. has the power and authority to execute, deliver and perform all of its obligations under each of the Transaction Agreements to which it is a party and the execution and delivery of each of the Transaction Agreements and the consummation by each of Enexus Nuclear Pilgrim, LLC and Enexus Nuclear Finance Holding, Inc. of the transactions contemplated thereby have been duly authorized by all requisite action on the part of each of Enexus Nuclear Pilgrim, LLC and Enexus Nuclear Finance Holding, Inc. Each of the Transaction Agreements has been duly authorized, executed and delivered by each of Enexus Nuclear Pilgrim, LLC and Enexus Nuclear Finance Holding, Inc.
          (c) the execution, delivery and performance by each of Enexus Nuclear Pilgrim, LLC and Enexus Nuclear Finance Holding, Inc. of any of its obligations under the Transaction Agreements does not and will not conflict with, contravene, violate or constitute a default under the Organizational Documents of either Enexus Nuclear Pilgrim, LLC or Enexus Nuclear Finance Holding, Inc.

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          (d) the execution, delivery and performance by each Opinion Party of any of its obligations under the Transaction Agreements does not and will not conflict with, contravene, violate or constitute a default under (i) any lease, indenture, instrument or other agreement to which any Opinion Party or its property is subject (other than the Applicable Contracts as to which we express our opinion in paragraph 5 herein), (ii) any rule, law or regulation to which any Opinion Party is subject (other than Applicable Laws of the State of New York and Applicable Laws of the United States of America as to which we express our opinion in paragraph 6 herein) or (iii) any judicial or administrative order or decree of any governmental authority (other than Applicable Orders as to which we express our opinion in paragraph 8 herein); and
          (e) no authorization, consent or other approval of, notice to or filing with any court, governmental authority or regulatory body (other than Governmental Approvals as to which we express our opinion in paragraph 7 herein) is required to authorize or is required in connection with the execution and delivery by or enforceability against any Opinion Party of any Transaction Agreement to which it is a party or the transactions contemplated thereby.
          We understand that you are separately receiving an opinion, with respect to certain of the foregoing assumptions from Tim Ngau, Associate General Counsel — Litigation and Contracts, to Enexus Energy Corporation, Dewey & LeBoeuf LLP, New York regulatory counsel for the Opinion Parties, Dykema, Michigan regulatory counsel for the Opinion Parties, Downs Rachlin Martin PLLC, Vermont regulatory counsel for the Opinion Parties, Goodwin Procter LLP, Massachusetts counsel for the Opinion Parties, Friday, Eldredge & Clark, LLP, Arkansas counsel for the Opinion Parties and William Conway, Jr., FERC counsel for the Opinion Parties; and we are advised that each such opinion contains qualifications. Our opinions herein stated are based on the assumptions specified above and we express no opinion as to the effect on the opinions herein stated of the qualifications contained in such other opinion.
          This opinion is being furnished only to you in connection with the Transaction Agreements and is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person or entity for any purpose (except to the extent required by Applicable Laws or by any subpoena or similar legal process) without our prior written consent except that any person who becomes an Agent, Lender or Issuer in accordance with the provisions of the Credit Agreement may rely on this opinion as if it were specifically addressed and delivered to such person on the date hereof.
Very truly yours,

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Schedule A
1. Citibank, N.A.

2. BNP Paribas

3. Goldman Sachs Lending Partners LLC

4. Mizuho Corporate Bank, Ltd.

5. The Bank of Nova Scotia

6. Calyon New York Branch

7. Natixis New York Branch

8. Union Bank of California, N.A.

9. Bank of America, N.A.

10. Barclays Bank PLC

11. Keybank National Association

12. Morgan Stanley Bank, N.A.

13. Regions Bank

14. Deutsche Bank Trust Company Americas

Schedule I
Delaware Opinion Parties
Part I
Enexus Nuclear Indian Point 2, LLC, a Delaware limited liability company
Enexus Nuclear Vermont Yankee, LLC, a Delaware limited liability company
Enexus Nuclear Midwest Investment Company, LLC, a Delaware limited liability company
Enexus Nuclear Palisades, LLC, a Delaware limited liability company
Enexus Nuclear FitzPatrick, LLC, a Delaware limited liability company
Enexus Nuclear Indian Point 3, LLC, a Delaware limited liability company
Enexus Nuclear Finance, LLC, a Delaware limited liability company
Enexus Power Marketing, LLC, a Delaware limited liability company
Enexus Nuclear Nebraska, LLC, a Delaware limited liability company
Nuclear Services Company, LLC, a Delaware limited liability company
Enexus Retail Energy LLC, a Delaware limited liability company
Enexus Nuclear Holding Company, LLC, a Delaware limited liability company
Part II
Enexus Retail Holding Company, a Delaware corporation
Enexus Nuclear Fuels Company, a Delaware corporation

Exhibit A to Opinion of
Special Counsel
Officer’s Certificate
          I, Timothy A. Ngau, am the duly elected, qualified and acting Associate General Counsel — Contracts, Claims and Disputes of (i) Enexus Energy Corporation, a Delaware corporation (the “Borrower”), (ii) the subsidiaries of the Borrower listed on Schedule A hereto (collectively, the “Subsidiary Guarantors”); each of Borrower and the Subsidiary Guarantors, an “Opinion Party” and, collectively, the “Opinion Parties”). I understand that pursuant to Section 4.03(a)(ix) of the Credit Agreement, dated as of December 23, 2008, between the Borrower, the financial institutions party thereto from time to time as a lender or issuer, Citigroup Global Markets Inc. and Goldman Sachs Lending Partners LLC, as joint book runners and joint lead arrangers, BNP Paribas, as administrative agent for the parties identified on Schedule B hereto and The Bank of Nova Scotia Trust Company of New York, as collateral agent and Mizuho Corporate Bank, Ltd., as syndication agent, (the “Agreement”), Skadden, Arps, Slate, Meagher & Flom LLP (“SASM&F”) is rendering an opinion (the “Opinion”) to the BNP Paribas, as the administrative agent, The Bank of Nova Scotia Trust Company of New York, as the collateral agent, and each financial institution identified on Schedule B thereto with respect to the Transaction Agreements (as defined in the Opinion). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms as set forth in the Opinion. I further understand that SASM&F is relying on this officer’s certificate and the statements made herein in rendering such Opinion.
          With regard to the foregoing, on behalf of the Opinion Parties, I hereby certify that:
1.	I am familiar with the business of each of the Opinion Parties and its respective subsidiaries, if any, and due inquiry has been made of all person deemed necessary or appropriate to verify or confirm the statements contained herein.

2.	SASM&F may rely on the respective representations and warranties that (i) the Opinion Parties have made in the Agreement, (ii) each Opinion Party has made in each of the other Transaction Agreements to which it is a party, and each of the certificates delivered pursuant thereto. I have made a careful review of each of such representations and warranties and hereby confirm, to the best of my knowledge and belief, that such representations and warranties are true, correct and complete on and as of the date of this certificate.

3.	Set forth on Schedule I hereto is a complete and accurate list of the agreements and instruments to which each of the Opinion Parties is subject which are material to the business or financial condition of the Opinion Parties, taken as a whole, or that are relevant to the transactions contemplated by the Transaction Agreements.

4.	Set forth on Schedule II hereto is a complete and accurate list of those orders and decrees of any governmental authority of the State of Delaware by which any Opinion Party is bound that are material to the business or financial condition of such Opinion Party or that are relevant to the transactions contemplated by the Transaction Agreements.

5.	Less than twenty-five percent (25%) of the assets of each Opinion Parties and its subsidiaries on a consolidated basis and on an unconsolidated basis consist of Margin Stock.

6.	Each of the Opinion Parties is primarily engaged directly, or indirectly through Majority-Owned Subsidiaries, in the business of generating nuclear power; and each of the Opinion Parties (i) is not and does not hold itself out as being engaged primarily, nor does it propose to engage primarily, in the business of investing, reinvesting or trading in Securities, (ii) has not and is not engaged in, and does not propose to engage in, the business of issuing Face-Amount Certificates of the Installment Type and has no such certificate outstanding and (iii) does not own or propose to acquire Investment Securities having a Value exceeding forty percent (40%) of the Value of the total assets of the Company (exclusive of Government Securities and cash items) on an unconsolidated basis.

7.	As used in paragraph 5 of this certificate, the following term shall have the following meaning:
          “Margin Stock” means: (i) any equity security registered or having unlisted trading privileges on a national securities exchange; (ii) any OTC security designated as qualified for trading in the National Market System under a designation plan approved by the Securities and Exchange Commission; (iii) any debt security convertible into a margin stock or carrying a warrant or right to subscribe to or purchase a margin stock; (iv) any warrant or right to subscribe to or purchase a margin stock; or (v) any security issued by an investment company registered under Section 8 of the Investment Company Act of 1940.
8.	As used in paragraphs 6 and 8 of this certificate, the following terms shall have the following meanings:
          “Exempt Fund” means a company that is excluded from treatment as an investment company solely by section 3(c)(1) or 3(c)(7) of the Investment Company Act of 1940 (applicable to certain privately offered investment funds).
          “Face-Amount Certificate of the Installment Type” means any certificate, investment contract, or other Security that represents an obligation on the part of its issuer to pay a stated or determinable sum or sums at a fixed or determinable date or dates more than 24 months after the date of issuance, in consideration of the payment of periodic installments of a stated or determinable amount.
          “Government Securities” means all Securities issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing.
          “Investment Securities” includes all Securities except (A) Government Securities, (B) Securities issued by companies the only shareholders in which are employees and former employees of a company and its subsidiaries, members of the families of such persons and the company and its subsidiaries and (C) Securities issued by Majority-Owned Subsidiaries of the

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Company which are not engaged and do not propose to be engaged in activities within the scope of clause (i), (ii) or (iii) of paragraph 6 of this Certificate or which are exempted or excepted from treatment as an investment company by statute, rule or governmental order (other than Exempt Funds).
          “Majority-Owned Subsidiary” of a person means a company fifty percent (50%) or more of the outstanding Voting Securities of which are owned by such person, or by a company which, within the meaning of this paragraph, is a Majority-Owned Subsidiary of such person.
          “Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.
          “Value” means (i) with respect to Securities owned at the end of the last preceding fiscal quarter for which market quotations are readily available, the market value at the end of such quarter; (ii) with respect to other Securities and assets owned at the end of the last preceding fiscal quarter, fair value at the end of such quarter, as determined in good faith by or under the direction of the board of directors; and (iii) with respect to securities and other assets acquired after the end of the last preceding fiscal quarter, the cost thereof.
          “Voting Security” means any security presently entitling the owner or holder thereof to vote for the election of directors of a company (or its equivalent, e.g., general partner or manager of a limited liability company).
9.	Borrower: (i) does not directly own or operate facilities used for the distribution of natural or manufactured gas for heat, light, or power (“Gas Utility Facilities”); and (ii) does not directly, or indirectly through one or more intermediate entities, own, control, or hold with power to vote any Equity Interest in any entity that owns or operates Gas Utility Facilities.

10.	Borrower does not directly own or operate facilities used for the generation, transmission, or distribution of electric energy (“Electric Utility Facilities”) and has not made any sales of electric energy. Other than Enexus Nuclear Generation Company, Enexus Nuclear Indian Point 2, LLC, Enexus Nuclear Indian Point 3, LLC, Enexus Nuclear FitzPatrick, LLC, Enexus Nuclear Vermont Yankee, LLC, Enexus Nuclear Palisades, LLC (each an “Electric Generator”) and Enexus Power Marketing, LLC (“EPM”), Borrower does not directly, or indirectly through one or more intermediate entities, own, control, or hold with power to vote any Equity Interest in

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any entity that directly (i) owns Electric Utility Facilities, (ii) operates and has decision-making power with respect to sales of electric energy from Electric Utility Facilities, or (iii) is engaged in making sales of electric energy.

11.	As used in paragraphs 9 and 10, an “Equity Interest” in an entity means any security, stock, treasury stock, limited liability company interest, partnership interest, certificate of interest, participation in any profit-sharing agreement or other interest presently entitling the owner or holder thereof to vote in the direction or management of the affairs of such entity.

12.	Each Electric Generator has previously self-certified its status, or otherwise received an order or other authorization from FERC designating it, as an exempt wholesale generator (“EWG”) as defined in the Public Utility Holding Company Act of 2005 (“PUHCA 2005”). As of the date of this certificate each Electric Generator has complied in all material respects with the regulations of the FERC under PUHCA 2005 so as to maintain such EWG status.

13.	Each Electric Generator and EPM has previously filed a market-based rate tariff with FERC and received orders or other authorizations by FERC accepting such tariff for filing and granting it: (i) the authority to make sales for resale of electric energy at market-based rates and, to the extent permitted under its market-based rate tariff, other transactions at market-based rates, and (ii) such waivers and blanket authorizations as are customarily granted to entities with market-based rate authority, including blanket authorizations to issue securities and to assume liabilities pursuant to Section 204 of the FPA. To the best of my knowledge, such orders and authorizations are not subject to any pending challenge or investigation.
[Signature Page Follows]

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          IN WITNESS THEREOF, I have executed this certificate this ___ day of December ___, 2008.

ENEXUS ENERGY CORPORATION,
ENEXUS NUCLEAR HOLDING COMPANY, LLC,
ENEXUS NUCLEAR FINANCE, LLC,
ENEXUS NUCLEAR FINANCE HOLDING, INC.,
ENEXUS NUCLEAR FITZPATRICK, LLC,
ENEXUS NUCLEAR FUELS COMPANY,
ENEXUS NUCLEAR INDIAN POINT 2, LLC,
ENEXUS NUCLEAR INDIAN POINT 3, LLC,
ENEXUS NUCLEAR, MIDWEST INVESTMENT COMPANY, LLC
ENEXUS NUCLEAR NEBRASKA, LLC,
ENEXUS NUCLEAR PALISADES, LLC,
ENEXUS NUCLEAR PILGRIM, LLC,
ENEXUS NUCLEAR VERMONT YANKEE, LLC,
ENEXUS POWER MARKETING, LLC,
ENEXUS RETAIL HOLDING COMPANY,
ENEXUS RETAIL ENERGY, LLC, and
NUCLEAR SERVICES COMPANY, LLC

By:
Name: Timothy A. Ngau
Title: Associate General Counsel

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Schedule A
Enexus Nuclear Finance Holding, Inc., an Arkansas corporation
Enexus Nuclear Finance, LLC, a Delaware limited liability company
Enexus Nuclear FitzPatrick, LLC, a Delaware limited liability company
Enexus Nuclear Fuels Company, a Delaware corporation
Enexus Nuclear Indian Point 2, LLC, a Delaware limited liability company
Enexus Nuclear Indian Point 3, LLC, a Delaware limited liability company
Enexus Nuclear Nebraska, LLC, a Delaware limited liability company
Enexus Nuclear Palisades, LLC, a Delaware limited liability company
Enexus Nuclear Pilgrim, LLC, a Massachusetts limited liability company
Enexus Power Marketing, LLC, a Delaware limited liability company
Enexus Nuclear Holding Company, LLC, a Delaware limited liability company
Enexus Nuclear Midwest Investment Company, LLC, a Delaware limited liability company
Enexus Nuclear Vermont Yankee, LLC, a Delaware limited liability company
Enexus Retail Holding Company, a Delaware corporation
Enexus Retail Energy, LLC, a Delaware limited liability company
Nuclear Services Company, LLC, a Delaware limited liability company

6

Schedule B
1. Citibank, N.A.

2. BNP Paribas

3. Goldman Sachs Lending Partners LLC

4. Mizuho Corporate Bank, Ltd.

5. The Bank of Nova Scotia

6. Calyon New York Branch

7. Natixis New York Branch

8. Union Bank of California, N.A.

9. Bank of America, N.A.

10. Barclays Bank PLC

11. Keybank National Association

12. Morgan Stanley Bank, N.A.

13. Regions Bank

14. Deutsche Bank Trust Company Americas

7

Schedule I
Material Contracts
1.	Separation and Distribution Agreement by and between Enexus Energy Corporation and Entergy Corporation

2.	Senior Note Indenture by and among Enexus Energy Corporation and the other parties thereto

3.	Federal Income Tax Matters Agreement by and between Enexus Energy Corporation and Entergy Corporation

4.	State Tax Matters Agreement by and between Enexus Energy Corporation and Entergy Corporation

5.	Transition Services Agreement by and between Enexus Energy Corporation and Entergy Corporation

6.	Employee Matters Agreement by and among Enexus Energy Corporation, Entergy Corporation and EquaGen LLC

7.	Joint Venture Formation Agreement by and among Enexus Energy Corporation, Entergy Corporation and EquaGen LLC

8.	EquaGen LLC Limited Liability Company Agreement by and between Entergy Corporation, Enexus Energy Corporation and EquaGen LLC

9.	Amended and Restated Operating Agreements by and between (i) EquaGen Nuclear LLC, and (ii) Enexus Nuclear FitzPatrick, LLC, Enexus Nuclear Pilgrim, LLC, Enexus Indian Point 2, LLC, Enexus Nuclear Indian Point 3, LLC, Enexus Nuclear Palisades, LLC and Enexus Nuclear Vermont Yankee, LLC, respectively

10.	Shared Services Agreement by and between EquaGen LLC and Entergy Operations, Inc.

11.	Shared Services Agreement by and between EquaGen LLC and Entergy Services, Inc.

12.	Corporate Services Agreement by and between EquaGen LLC and Entergy Services, Inc.

13.	2008 Equity Ownership and Long Term Cash Incentive Plan of Enexus Energy Corporation and Subsidiaries

14.	Credit Agreement by and among Enexus Energy Corporation and the other parties thereto

15.	Collateral Agency and Intercreditor Agreement by and among Enexus Energy Corporation and the other parties thereto

8

16.	Guarantee and Collateral Agreement by and among Enexus Energy Corporation and the other parties thereto

17.	Support Agreement by and among Enexus Energy Corporation and the other parties thereto

18.	Nuclear Fuel and Fuel Services Purchase Agreement

9

Schedule II
Applicable Orders
1.	Approval in connection with the distribution and related transactions (including the internal reorganizations by Enexus and Entergy, the formation of EquaGen and debt financing transactions preceding the distribution) by the Nuclear Regulatory Commission

2.	Approval in connection with the distribution and related transactions (including the internal reorganizations by Enexus and Entergy, the formation of EquaGen and debt financing transactions preceding the distribution) by the Federal Energy Regulatory Commission

3.	Approval in connection with the distribution and related transactions (including the internal reorganizations by Enexus and Entergy, the formation of EquaGen and debt financing transactions preceding the distribution) by the New York State Public Service Commission

4.	Approval in connection with the distribution and related transactions (including the internal reorganizations by Enexus and Entergy, the formation of EquaGen and debt financing transactions preceding the distribution) by the Vermont Public Service Board.

[Date]
BNP Paribas,
as the Administrative Agent,
The Bank of Nova Scotia Trust Company of New York,
as the Collateral Agent,
and each Financial Institution identified on Schedule A hereto

Re:	Enexus Energy Corporation $1,175,000,000 Credit Agreement dated December 23, 2008
Ladies and Gentlemen:
     We have acted as special counsel to (i) Enexus Energy Corporation, a Delaware corporation (the “Borrower”), (ii) the subsidiaries of the Borrower listed on Part I of Schedule I hereto and referred to herein as the “Delaware Limited Liability Company Opinion Parties”, and (iii) the subsidiaries of the Borrower listed on Part II of Schedule I hereto and referred to herein as the “Delaware Corporation Opinion Parties” (each of (i), (ii) and (iii) a “Delaware Opinion Party” and collectively, the “Delaware Opinion Parties”), (iv) Enexus Nuclear Generation Company, a Massachusetts corporation, (v) Enexus Nuclear Finance Holding, Inc., an Arkansas corporation ((ii)-(v) collectively, the “Subsidiary Guarantors”; each of the Borrower and the Subsidiary Guarantors, an “Opinion Party” and, collectively, the “Opinion Parties”), in connection with the preparation, execution and delivery of (A) the Collateral Agreement (as hereinafter defined) and (B) the Intercreditor Agreement (as hereinafter defined). This opinion is being delivered pursuant to Section 4.03(a)(x) of the Credit Agreement, dated as of December 23, 2008 (the “Credit Agreement”), between the Borrower, each financial institution party thereto from time to time as a lender or issuer, Citigroup Global Markets Inc. and Goldman Sachs Lending Partners LLC, as joint book runners and joint lead arrangers, BNP Paribas, as administrative agent for the parties identified on Schedule A hereto (in such capacity, the “Administrative Agent”) and The Bank of Nova Scotia Trust Company of New York, as collateral agent (in such capacity and together with its successors, the “Collateral Agent”) and Mizuho Corporate Bank, Ltd., as syndication agent.
          In our examination we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to this opinion which we did not independently establish or verify, we have relied upon statements and representations of the Borrower and its officers and other representatives and of public officials, including the facts and conclusions set forth therein.

          In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:
          (a) the Guarantee and Collateral Agreement, dated as of [     ] (the “Collateral Agreement”), by and among the Borrower, the Subsidiary Guarantors, the Collateral Agent, the Administrative Agent, and the other Senior Secured Parties (as defined therein) from time to time party thereto;
          (b) the Deposit Account Control Agreement, dated as of [     ] (the “Deposit Account Control Agreement”), by and among the Opinion Party party thereto, the Collateral Agent and [     ] (the “Financial Institution”);1
          (c) the Securities Account Control Agreement, dated as of [     ] (the “Securities Account Control Agreement”), by and among the Opinion Party party thereto, the Collateral Agent and the Financial Institution;2
          (d) the Copyright Security Agreement, dated as of [     ] (the “Copyright Security Agreement”), by and among [Enexus Nuclear Vermont Yankee LLC] and the Collateral Agent;
          (e) the Guarantee Joinder and Assumption Agreement, dated as of [     ], between [     ] (the “Joinder Agreement”);
          (f) [the Accession Agreement dated as of [     ], between [     ] (the “Accession Agreement”)];
          (g) the certificate of the Opinion Parties, dated the date hereof, a copy of which is attached as Exhibit A hereto (the “Opinion Parties’ Certificate”);
          (h) certified copies of the certificate of incorporation or certificate of formation, as applicable, and the by-laws or limited liability company operating agreement, as applicable, of each of Delaware Opinion Party;
          (i) certified copies of certain resolutions of the Board of Directors, the Members or the Managers, as applicable, of each Delaware Opinion Party;
          (j) certificates, dated [•], from the Secretary of State of the State of Delaware, as to the existence and good standing of each Delaware Opinion Party in the State of Delaware (the “Delaware Good Standing Certificates”);

[1]	Skadden will opine on these agreements upon review to the extent they meet Opinion Committee standards.

[2]	Skadden will opine on these agreements upon review to the extent they meet Opinion Committee standards.

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          (k) unfiled copies of a separate UCC-1 financing statement for each Delaware Opinion Party, each identifying a separate Delaware Opinion Party as the debtor and The Bank of Nova Scotia Trust Company of New York, as Collateral Agent” as the secured party, which we understand will be filed in the office of the Secretary of State of the State of Delaware (the “Delaware Filing Office”, and each such financing statement, a “Delaware Financing Statement”);
          (l) the certificates identified on Schedule II hereto and delivered on the date hereof (the “Possessory Certificates”);
          (m) the instrument identified on Schedule III hereto and delivered on the date hereof (the “Possessory Instrument”); and
          (n) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.
          We express no opinion as to the laws of any jurisdiction other than the UCC (as defined below).
          Capitalized terms used herein and not otherwise defined herein shall have the same meanings herein as ascribed thereto in the Credit Agreement. The documents identified in clauses (a) through (f) shall hereinafter be referred to collectively as the “Transaction Agreements”.
          “UCC” means the New York UCC or the Delaware UCC (in each case, as such term is defined below), as applicable. “New York UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York (without regard to laws referenced in Section 9-201 thereof). “Delaware UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of Delaware (without regard to laws referenced in Section 9-201 thereof). “UCC Collateral” means the GCA Collateral (as such term is defined in the Collateral Agreement) to the extent the New York UCC governs a security interest in such collateral.
          “Deposit Account” means the account number [                    ] established at the Financial Institution and identified by the name of [                    ].
          “Securities Account” means the account number [                    ] established at the Financial Institution and identified by the name of [                    ].
          We have this date delivered to you our opinion with respect to the enforceability of the Transaction Agreements and certain other transaction agreements. We call to your attention that the opinions set forth herein with respect to the security interest of the Collateral Agent are subject to the qualifications contained in such other opinion.
          Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

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          1. Under the New York UCC, the provisions of the Collateral Agreement are effective to create a valid security interest in each Opinion Party’s rights in the UCC Collateral in favor of the Collateral Agent to secure the Guaranteed Obligations (as defined in the Collateral Agreement).
          2. Under the New York UCC, the provisions of the Deposit Account Control Agreement are effective to perfect the security interest of the Collateral Agent in the rights of [insert name of relevant Opinion Party] in the Deposit Account.3
          3. Under the New York UCC, the provisions of the Securities Account Control Agreement are effective to perfect the security interest of the Collateral Agent in the rights of [insert name of relevant Opinion Party] in the Securities Account.4
          4. Pursuant to the provisions of the Collateral Agreement, each Delaware Opinion Party has authorized the filing of the Delaware Financing Statement identifying it as a debtor for purposes of Section 9-509 of the Delaware UCC.
          5. Each of the Delaware Financing Statements includes not only all of the types of information required by Section 9-502(a) of the Delaware UCC, but also the types of information without which the Delaware Filing Office may refuse to accept such Delaware Financing Statement pursuant to Section 9-516 of the Delaware UCC.
          6. The security interest of the Collateral Agent will be perfected in each Delaware Opinion Party’s respective rights in the UCC Collateral upon the later of the attachment of the security interest and the filing of the Delaware Financing Statement naming such Opinion Party as debtor in the Delaware Filing Office; provided, however, we express no opinion in this paragraph 4(a) with respect to (i) money, (ii) deposit accounts, (iii) letter of credit rights, (iv) goods covered by a certificate of title statute, (v) as-extracted collateral or (vi) any property subject to a statute, regulation or treaty of the United States whose requirements for a security interest’s obtaining priority over the rights of a lien creditor with respect to the property preempt Section 9-310(a) of the Delaware UCC.
          7. Assuming that neither the Collateral Agent nor any Senior Secured Party (as defined in the Collateral Agreement) has notice of any adverse claims with respect to the Possessory Certificates then, upon the delivery of such Possessory Certificates to the Collateral Agent indorsed by an effective indorsement, either in blank or to the Collateral Agent in the State of New York, the Collateral Agent will acquire a perfected security interest in such Possessory Certificates

[3]	Opinions on any control agreements are subject to satisfactory review by our opinion committee and must be in an acceptable form.

[4]	Opinions on any control agreements are subject to satisfactory review by our opinion committee and must be in an acceptable form.

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(and the shares represented thereby) free of any adverse claim under Section 8-303 of the New York UCC. As used herein, “notice of adverse claim” has the meaning set forth in Section 8-105 of the New York UCC and includes, without limitation, any adverse claim that the Collateral Agent or any Senior Secured Party (as defined in the Collateral Agreement) would discover upon any investigation which such person has a duty, imposed by statute or regulation, to investigate.
          8. To the extent the Possessory Instrument constitutes an “instrument” (as defined in Section 9-102(a)(47) of the New York UCC) under the New York UCC, upon the Collateral Agent obtaining possession of such Possessory Instrument in the State of New York, the security interest of the Collateral Agent in the Possessory Instrument will be perfected.
          9. To the extent that the provisions of the Copyright Act of 1976 as in effect as of the date hereof (the “Copyright Act”) pertaining to the transfer of copyright ownership are applicable to security interest in copyrights, the recordation of the Copyright Security Agreement in the United States Copyright Office (the “USCO”) against the U.S. registered copyright set forth on Schedule I to such Copyright Security Agreement (the “Copyright”) within one (1) month after its execution will render the Collateral Agent’s security interest, for the benefit of itself and the Lender, in the applicable Opinion Party’s right, title and interest in the Copyright effective against subsequent transfers (within the meaning of the Copyright Act) of such Copyright, subject to the effects, if any, of the Intercreditor Agreement.
          Our opinions set forth in paragraphs 1-8 are subject to the following assumptions and qualifications:
          (a) we have assumed that each Opinion Party owns, or with respect to after-acquired property will own, the UCC Collateral, and we express no opinion as to the nature or extent of such Opinion Party’s rights in any of the UCC Collateral and we note that with respect to any after-acquired property, the security interest will not attach until such Opinion Party acquires ownership thereof;
          (b) our opinion with respect to proceeds is subject to the limitations set forth in Section 9-315 of the UCC and, in addition, we call to your attention that in the case of certain types of proceeds, other parties such as holders in due course, protected purchasers of securities, persons who obtain control over securities entitlements and buyers in the ordinary course of business may acquire a superior interest or may take their interest free of the security interest of a Secured Party;
          (c) we have assumed that the Deposit Account is a “deposit account” (as defined in the UCC) and the Financial Institution is an organization that is engaged in the business of banking and that the Securities Account is a “securities account” (as defined in the UCC) and the Financial Institution in the ordinary course of its business maintains securities accounts for customers and is acting in that capacity;

5

          (d) we express no opinion with respect to any property or assets now or hereafter credited to a securities account except to the extent that (i) a “securities entitlement” (as such term is defined in Section 8-102(a)(17) of the UCC) has been created and (ii) such asset is a “financial asset” (as such term is defined in Section 8-102(a)(9) of the UCC). Furthermore, we express no opinion with respect to the nature or extent of the securities intermediary’s rights in, or title to, the securities or other financial assets underlying any “security entitlement” now or hereafter credited to a securities account. We note that to the extent the securities intermediary maintains any financial asset in a “clearing corporation” (as defined in Section 8-102(5) of the UCC), pursuant to Section 8-111 of the UCC, the rules of such clearing corporation may affect the rights of the securities intermediary;
          (e) we express no opinion with respect to commercial tort claims, timber to be cut or cooperative interests;
          (f) we express no opinion with respect to any goods that are accessions to, or commingled or processed with, other goods to the extent that the security interest is limited by Section 9-335 or 9-336 of the UCC;
          (g) we express no opinion with respect to the choice of law governing (i) the authorization to file any of the Financing Statements or (ii) perfection, the effect of perfection and non-perfection or priority of the security interest;
          (h) we call to your attention that the right of the Collateral Agent to become a partner or member in any portion of the UCC Collateral consisting of a partnership interest or interest in a limited liability company may be limited by applicable law and the terms of the partnership agreement or limited liability company agreement pursuant to which the partnership or limited liability company was formed, as amended from time to time and that the only remedy may be the right to receive distributions to which the applicable Opinion Party is otherwise entitled pursuant to the partnership agreement or limited liability company agreement;
          (i) we advise you that with respect to that portion of the UCC Collateral in which the Collateral Agent has been granted a security interest by more than one agreement, a court may limit the Collateral Agent’s right to choose among the rights and remedies to which it may be entitled.
          (j) we express no opinion with respect to the security interest of the Collateral Agent for the benefit of the Senior Secured Parties (as defined in the Collateral Agreement) to secure the Guaranteed Obligations (as defined in the Collateral Agreement) owed to such Senior Secured Parties except to the extent that the Collateral Agent has been duly appointed as agent by each of the Senior Secured Parties (as defined in the Collateral Agreement);
          (k) except as set forth in paragraph 9 herein, we express no opinion regarding any copyrights, patents, trademarks, service marks or other intellectual property, the proceeds thereof or money due with respect to the lease, license or use thereof except to the extent Article

6

9 of the UCC may be applicable to the foregoing and, without limiting the generality of the foregoing, we express no opinion as to the effect of any federal laws relating to copyrights, patents, trademarks, service marks or other intellectual property on the opinions expressed herein;
          (l) we express no opinion with respect to any collateral constituting claims against any government or governmental agency (including without limitation the United States of America or any state thereof or any agency or department of the United States of America or any state thereof);
          (m) we call to your attention that in the case of licenses or permits issued by governmental authorities, the respective Opinion Party may not have sufficient rights therein for the security interest of the Collateral Agent to attach and even if the relevant Opinion Party has sufficient rights for the security interest to attach, exercise of remedies may be limited by the terms of the license or permit or require the consent of the governmental authority issuing such license or permit;
          (n) we express no opinion with respect to any Possessory Certificates which are not a “certificated security” within the meaning of Article 8 of the UCC;
          (o) for purposes of Sections 9-108, 9-203, 9-502 and 9-504 of the UCC we express no opinion regarding (i) the sufficiency of the descriptions of property (A) “all of the personal property of such Grantor”, “similar items” and “all other property” contained in the definition of “Collateral” in the Collateral Agreement, (B) the definition of “Investment Property” (as defined in the Collateral Agreement) and (C) the definition of “Excluded Assets” (as defined in the Credit Agreement) or (ii) the effect of any of the foregoing descriptions on the opinions stated herein or the sufficiency of the description “Collateral” (as defined in the Collateral Agreement); and
          (p) we have assumed that the Possessory Instrument is represented by only one original document.
     Our opinions set forth in paragraphs 9 above are subject to the following assumptions and qualifications:
          (q) we have assumed that the Loan Party who is party to the Copyright Security Agreement owns (both beneficially and of record) the Copyright, and we express no opinion as to the nature or extent of any Opinion Party’s rights in, or title to, the Copyright, or as to the effect, if any, of any gaps in the chain of title on the opinions expressed herein;
          (r) we call your attention to the fact that, under Section 10 of the United States Trademark Act (the “Lanham Act”) (15 U.S.C. Section 1060), no application to register a mark based on intent to use shall be assignable prior to the filing of an amendment to allege use or a verified statement of use or amendment to allege use with the PTO pursuant to Section 1(c) or Section 1(d) of the Lanham Act, except to a successor to the business of the applicant, or portion thereof, to which the mark pertains, if that business is ongoing and existing;

7

          (s) we have assumed that the information contained on Schedule I to the Copyright Security Agreement is accurate, and we express no opinion as to the effect of recording the security interest of the Collateral Agent in the USCO with respect to the Copyright where the information provided on such Schedule is not accurately reflected in the recordation cover sheet submitted to the USCO or by the USCO in its internal records. We further assume that, after indexation of the Grant of Copyright by the Register of Copyrights, the Copyright Security Agreement would be revealed by a reasonable search of the records of the USCO under the title or registration number of the Copyright;
          (t) we advise you that with respect to the Copyright in which the Collateral Agent has been granted a security interest by more than one agreement, a court may limit the right of the Collateral Agent to choose among the rights and remedies to which it may be entitled with respect to such Copyrights;
          (u) we call to your attention that, under United States trademark law, it is generally held that transfers of trademark rights are invalid unless accompanied by the related goodwill and the trademarks are used on substantially the same goods as those previously represented by the trademarks and we express no opinions as to the assets or goodwill that would have to accompany any trademarks to ensure continuing validity and enforceability of such trademarks in the event of a foreclosure and the ultimate disposition of the trademarks as a result of a default;
          (v) we express no opinion as to whether the federal trademark, patent and copyright laws are applicable to security interests in trademarks, patents and copyrights, respectively;
          (w) we call your attention to the fact that the exercise of remedies with respect to the Copyright may require additional filings with the USCO;
          (x) we assume that the Copyright exists and we express no opinion as to the validity or enforceability of any of the Copyright.
          This opinion is being furnished only to you in connection with the Transaction Agreements and is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose (except to the extent required by Applicable Laws or by any subpoena or similar legal process) or relied upon by any other person or entity for any purpose without our prior written consent except that any person who becomes an Agent, Lender or Issuer in accordance with the provisions of the Credit Agreement may rely on this opinion as if it were specifically addressed and delivered to such person on the date hereof.
          Very truly yours,

8

Schedule A
1.	Citibank, N.A.

2.	BNP Paribas

3.	Goldman Sachs Lending Partners LLC

4.	Mizuho Corporate Bank, Ltd.

5.	The Bank of Nova Scotia

6.	Calyon New York Branch

7.	Natixis New York Branch

8.	Union Bank of California, N.A.

9.	Bank of America, N.A.

10.	Barclays Bank PLC

11.	Keybank National Association

12.	Morgan Stanley Bank, N.A.

13.	Regions Bank

14.	Deutsche Bank Trust Company Americas

Schedule I
Delaware Opinion Parties
Part I
Enexus Nuclear Indian Point 2, LLC, a Delaware limited liability company
Enexus Nuclear Vermont Yankee, LLC, a Delaware limited liability company
Enexus Nuclear Midwest Investment Company, LLC, a Delaware limited liability company
Enexus Nuclear Palisades, LLC, a Delaware limited liability company
Enexus Nuclear FitzPatrick, LLC, a Delaware limited liability company
Enexus Nuclear Indian Point 3, LLC, a Delaware limited liability company
Enexus Nuclear Finance, LLC, a Delaware limited liability company
Enexus Power Marketing, LLC, a Delaware limited liability company
Enexus Nuclear Nebraska, LLC, a Delaware limited liability company
Nuclear Services Company, LLC, a Delaware limited liability company
Enexus Retail Energy LLC, a Delaware limited liability company
Enexus Nuclear Holding Company, LLC, a Delaware limited liability company
Part II
Enexus Retail Holding Company, a Delaware corporation
Enexus Nuclear Fuels Company, a Delaware corporation

Schedule II
Possessory Certificates

		Certificate	Number of	Type or Class of
Pledgor	Issuer	No.	Shares	Shares

Schedule III
Possessory Instruments

Principal
Pledgor	Issuer	Date	Amount

[DATE]
BNP Paribas,
as the Administrative Agent,
The Bank of Nova Scotia Trust Company of New York,
as the Collateral Agent,
and each Financial Institution identified on Schedule A hereto

Re:	Enexus Energy Corporation $1,175,000,000 Credit Agreement dated December 23, 2008
Ladies and Gentlemen:
     We have acted as special counsel to (i) Enexus Energy Corporation, a Delaware corporation (the “Borrower”), (ii) the subsidiaries of the Borrower listed on Part I of Schedule I hereto, and (iii) the subsidiaries of the Borrower listed on Part II of Schedule I hereto, (iv) Enexus Nuclear Pilgrim, LLC, a Massachusetts limited liability company, (v) Enexus Nuclear Finance Holding, Inc., an Arkansas corporation, ((ii)-(v) collectively, the “Subsidiary Guarantors”; each of the Borrower and the Subsidiary Guarantors, an “Opinion Party” and, collectively, the “Opinion Parties”), in connection with the preparation, execution and delivery of (A) the Credit Agreement, dated as of December 23, 2008 (the “Credit Agreement”), between the Borrower, each financial institution party thereto from time to time as a lender or issuer (such institutions collectively the “Lenders”), Citigroup Global Markets Inc. and Goldman Sachs Lending Partners LLC, as joint book runners and joint lead arrangers (in such capacities the Arrangers”), BNP Paribas, as administrative agent for the parties identified on Schedule A hereto (in such capacity, the “Administrative Agent”) and The Bank of Nova Scotia Trust Company of New York, as collateral agent (in such capacity and together with its successors, the “Collateral Agent”) and Mi-zuho Corporate Bank, Ltd., as syndication agent (in such capacity the “Syndication Agent”) , (B) the Collateral Agreement (as hereinafter defined), and (C) the Intercreditor Agreement (as hereinafter defined). This opinion is being delivered pursuant to Section 4.03(a)(ix) of the Credit Agreement.
          In our examination we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to this opinion which we did not independently establish or verify, we have relied upon statements and representations of the Borrower and its officers and other representatives and of public officials, including the facts and conclusions set forth therein.

          In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:
          (a) the Credit Agreement;
          (b) the Guarantee and Collateral Agreement, dated as of [     ] (the “Collateral Agreement”), by and among the Borrower, the Subsidiary Guarantors, the Collateral Agent, the Administrative Agent, and the other secured parties from time to time party thereto;
          (c) the Collateral Agency and Intercreditor Agreement, dated as of December 23, 2008, by and among the Borrower, the Collateral Agent, the Administrative Agent, and the other secured parties from time to time party thereto, as amended by the Joinder Agreement [and the Accession Agreement] (the “Amended Intercreditor Agreement”);
          (d) the Guarantee Joinder and Assumption Agreement, dated as of [     ], between [     ] (the “Joinder Agreement”);
          (e) [the Accession Agreement dated as of [     ], between [     ] (the “Accession Agreement”)];
          (f) The Deposit Account Control Agreement, dated as of [     ], by and among [the Borrower], the Collateral Agent and [     ] (the “Financial Institution”);
          (g) The Securities Account Control Agreement, dated as of [     ], by and among [the Borrower], the Collateral Agent and the Financial Institution;
          (h) the Copyright Security Agreement, dated as of [     ] (the “Copyright Security Agreement”), by and among [Enexus Nuclear Vermont Yankee LLC] and the Collateral Agent;
          (i) the certificate of Timothy A. Ngau, Associate General Counsel — Contracts, Claims and Disputes, of the Borrower, dated the date hereof, a copy of which is attached as Exhibit A hereto (the “Opinion Parties’ Certificate”); and
          (j) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below
          Capitalized terms used herein and not otherwise defined herein shall have the same meanings herein as ascribed thereto in the Credit Agreement. The documents identified in clauses (a) through (h) shall hereinafter be referred to collectively as the “Transaction Agreements”. “Applicable Laws” shall mean (i) the FPA and all rules and regulations thereunder, and (ii) PUHCA and all rules and regulations thereunder. “FPA” means the Federal Power Act, as amended. Governmental Approval” means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority. “PUHCA” means the Public Utility Holding Company Act of 2005.

2

          We express no opinion as to the laws of any jurisdiction other than the Applicable Laws of the United States of America.
          Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:
          (1) The Opinion Parties are exempt from regulation under PUHCA pursuant to 18 C.F.R. § 366.3;
          (2) No Governmental Approvals under the Applicable Laws are required in connection with the Transactions, except those that already have been received and are in full force and effect;
          (3) The Transactions do not violate any provision of the Applicable Laws.
          (4) None of the Opinion Parties is subject to regulation as a “public utility,” as such term is defined in the FPA, other than Subsidiary Guarantors that have market-based rate authority under Section 205 of the FPA. Each Subsidiary Guarantor that is subject to regulation as a “public utility,” as such term is defined in the FPA, has validly issued orders or other authorizations from the FERC that (x) to the best of our knowledge are not subject to any pending challenge or investigation (y) authorize such Subsidiary Guarantor to engage in wholesale sales of electricity and, to the extent permitted under its market-based rate tariff, other transactions at market-based rates and (z) grant such waivers and blanket authorizations as are customarily granted to entities with market-based rate authority, including blanket authorizations to issue securities and to assume liabilities pursuant to Section 204 of the FPA.
          (5) None of the Lenders, the Arrangers, the Administrative Agent, the Collateral Agent, the Syndication Agent, or any affiliate of any of the foregoing shall, solely as a result of the Transactions, become subject to, or not exempt from, regulation under the Applicable Laws; provided however, that we express no opinion with respect to the Applicable Laws in connection with the exercise or enforcement by any such party of its possessory rights or remedies under the Transaction Agreements; and
          Our opinions are subject to the following qualifications:
          A. We express no opinion as to the effect on the opinions expressed herein of the compliance or non-compliance by the Opinion Parties with any state, federal, or other laws or regulations applicable to them, other than, with respect to each of the Opinion Parties, to the extent set forth in our opinions expressed above;
          B. Our opinions do not apply to any Governmental Approvals that may be required under Applicable Laws in connection with the curing of any default by any Opinion Party or the exercise by any party of remedies under the Transaction Agreements.
          In rendering the foregoing opinions, we have assumed, with your consent, that:

3

          C. the execution, delivery, and performance by the Opinion Parties of the Transaction Agreements do not and will not conflict with, contravene, violate, or constitute a default under (i) any lease, indenture, instrument, or other agreement (other than the Transaction Agreements) to which they or any of their affiliates are a party, (ii) any rule, law or regulation to which they or their affiliates are subject, other than the Applicable Laws, or (iii) any Governmental Approvals other than Governmental Approvals pursuant to Applicable Laws; and
          D. no Governmental Approval that has not already been obtained or made, and that is not in full force and effect, final and non-appealable, is required to be made or obtained by any of the Opinion Parties in connection with the execution, delivery, and performance of the Transaction Agreements, other than those required pursuant to Applicable Laws, as to which we express our opinion above.
          We undertake no obligation to amend or supplement this opinion in the event any laws change after the date of this letter, nor in the event we become aware after the date of this letter of any facts that might affect the opinions set forth herein. This opinion is being furnished only to you in connection with the Transaction Agreements and is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose (except to the extent required by Applicable Laws or by any subpoena or similar legal process) or relied upon by any other person or entity for any purpose without our prior written consent except that any person who becomes an Agent, Lender or Issuer in accordance with the provisions of the Credit Agreement may rely on this opinion as if it were specifically addressed and delivered to such person on the date hereof.
          Very truly yours,

4

Schedule A
1.	Citibank, N.A.

2.	BNP Paribas

3.	Goldman Sachs Lending Partners LLC

4.	Mizuho Corporate Bank, Ltd.

5.	The Bank of Nova Scotia

6.	Calyon New York Branch

7.	Natixis New York Branch

8.	Union Bank of California, N.A.

9.	Bank of America, N.A.

10.	Barclays Bank PLC

11.	Keybank National Association

12.	Morgan Stanley Bank, N.A.

13.	Regions Bank

14.	Deutsche Bank Trust Company Americas

Schedule I
Part I
Enexus Nuclear Indian Point 2, LLC, a Delaware limited liability company
Enexus Nuclear Vermont Yankee, LLC, a Delaware limited liability company
Enexus Nuclear Midwest Investment Company, LLC, a Delaware limited liability company
Enexus Nuclear Palisades, LLC, a Delaware limited liability company
Enexus Nuclear FitzPatrick, LLC, a Delaware limited liability company
Enexus Nuclear Indian Point 3, LLC, a Delaware limited liability company
Enexus Nuclear Finance, LLC, a Delaware limited liability company
Enexus Power Marketing, LLC, a Delaware limited liability company
Enexus Nuclear Nebraska, LLC, a Delaware limited liability company
Nuclear Services Company, LLC, a Delaware limited liability company
Enexus Retail Energy LLC, a Delaware limited liability company
Enexus Nuclear Holding Company, LLC, a Delaware limited liability company
Part II
Enexus Retail Holding Company, a Delaware corporation
Enexus Nuclear Fuels Company, a Delaware corporation

Exhibit A to Opinion of Special Counsel
Officer’s Certificate
          I, Timothy A. Ngau, am the duly elected, qualified and acting Associate General Counsel — Contracts, Claims and Disputes of (i) Enexus Energy Corporation, a Delaware corporation (the “Borrower”), (ii) the subsidiaries of the Borrower listed on Schedule A hereto (collectively, the “Subsidiary Guarantors”); each of Borrower and the Subsidiary Guarantors, an “Opinion Party” and, collectively, the “Opinion Parties”). I understand that pursuant to Section 4.03(a)(ix) of the Credit Agreement, dated as of December 23, 2008, between the Borrower, the financial institutions party thereto from time to time as a lender or issuer, Citigroup Global Markets Inc. and Goldman Sachs Lending Partners LLC, as joint book runners and joint lead arrangers, BNP Paribas, as administrative agent for the parties identified on Schedule B hereto and The Bank of Nova Scotia Trust Company of New York, as collateral agent and Mizuho Corporate Bank, Ltd., as syndication agent, (the “Agreement”), Skadden, Arps, Slate, Meagher & Flom LLP (“SASM&F”) is rendering an opinion (the “Opinion”) to the BNP Paribas, as the administrative agent, The Bank of Nova Scotia Trust Company of New York, as the collateral agent, and each financial institution identified on Schedule B thereto with respect to the Transaction Agreements (as defined in the Opinion). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms as set forth in the Opinion. I further understand that SASM&F is relying on this officer’s certificate and the statements made herein in rendering such Opinion.
          With regard to the foregoing, on behalf of the Opinion Parties, I hereby certify that:
1.	I am familiar with the business of each of the Opinion Parties and its respective subsidiaries, if any, and due inquiry has been made of all person deemed necessary or appropriate to verify or confirm the statements contained herein.

2.	SASM&F may rely on the respective representations and warranties that (i) the Opinion Parties have made in the Agreement, (ii) each Opinion Party has made in each of the other Transaction Agreements to which it is a party, and each of the certificates delivered pursuant thereto. I have made a careful review of each of such representations and warranties and hereby confirm, to the best of my knowledge and belief, that such representations and warranties are true, correct and complete on and as of the date of this certificate.

3.	Set forth on Schedule I hereto is a complete and accurate list of the agreements and instruments to which each of the Opinion Parties is subject which are material to the business or financial condition of the Opinion Parties, taken as a whole, or that are relevant to the transactions contemplated by the Transaction Agreements.

4.	Set forth on Schedule II hereto is a complete and accurate list of those orders and decrees of any governmental authority of the State of Delaware by which any Opinion Party is bound that are material to the business or financial condition of such Opinion Party or that are relevant to the transactions contemplated by the Transaction Agreements.

5.	Less than twenty-five percent (25%) of the assets of each Opinion Parties and its subsidiaries on a consolidated basis and on an unconsolidated basis consist of Margin Stock.

6.	Each of the Opinion Parties is primarily engaged directly, or indirectly through Majority-Owned Subsidiaries, in the business of generating nuclear power; and each of the Opinion Parties (i) is not and does not hold itself out as being engaged primarily, nor does it propose to engage primarily, in the business of investing, reinvesting or trading in Securities, (ii) has not and is not engaged in, and does not propose to engage in, the business of issuing Face-Amount Certificates of the Installment Type and has no such certificate outstanding and (iii) does not own or propose to acquire Investment Securities having a Value exceeding forty percent (40%) of the Value of the total assets of the Company (exclusive of Government Securities and cash items) on an unconsolidated basis.

7.	As used in paragraph 5 of this certificate, the following term shall have the following meaning:
          “Margin Stock” means: (i) any equity security registered or having unlisted trading privileges on a national securities exchange; (ii) any OTC security designated as qualified for trading in the National Market System under a designation plan approved by the Securities and Exchange Commission; (iii) any debt security convertible into a margin stock or carrying a warrant or right to subscribe to or purchase a margin stock; (iv) any warrant or right to subscribe to or purchase a margin stock; or (v) any security issued by an investment company registered under Section 8 of the Investment Company Act of 1940.
8.	As used in paragraphs 6 and 8 of this certificate, the following terms shall have the following meanings:
          “Exempt Fund” means a company that is excluded from treatment as an investment company solely by section 3(c)(1) or 3(c)(7) of the Investment Company Act of 1940 (applicable to certain privately offered investment funds).
          “Face-Amount Certificate of the Installment Type” means any certificate, investment contract, or other Security that represents an obligation on the part of its issuer to pay a stated or determinable sum or sums at a fixed or determinable date or dates more than 24 months after the date of issuance, in consideration of the payment of periodic installments of a stated or determinable amount.
          “Government Securities” means all Securities issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing.
          “Investment Securities” includes all Securities except (A) Government Securities, (B) Securities issued by companies the only shareholders in which are employees and former employees of a company and its subsidiaries, members of the families of such persons and the company and its subsidiaries and (C) Securities issued by Majority-Owned Subsidiaries of the

2

Company which are not engaged and do not propose to be engaged in activities within the scope of clause (i), (ii) or (iii) of paragraph 6 of this Certificate or which are exempted or excepted from treatment as an investment company by statute, rule or governmental order (other than Exempt Funds).
          “Majority-Owned Subsidiary” of a person means a company fifty percent (50%) or more of the outstanding Voting Securities of which are owned by such person, or by a company which, within the meaning of this paragraph, is a Majority-Owned Subsidiary of such person.
          “Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.
          “Value” means (i) with respect to Securities owned at the end of the last preceding fiscal quarter for which market quotations are readily available, the market value at the end of such quarter; (ii) with respect to other Securities and assets owned at the end of the last preceding fiscal quarter, fair value at the end of such quarter, as determined in good faith by or under the direction of the board of directors; and (iii) with respect to securities and other assets acquired after the end of the last preceding fiscal quarter, the cost thereof.
          “Voting Security” means any security presently entitling the owner or holder thereof to vote for the election of directors of a company (or its equivalent, e.g., general partner or manager of a limited liability company).
9.	Borrower: (i) does not directly own or operate facilities used for the distribution of natural or manufactured gas for heat, light, or power (“Gas Utility Facilities”); and (ii) does not directly, or indirectly through one or more intermediate entities, own, control, or hold with power to vote any Equity Interest in any entity that owns or operates Gas Utility Facilities.

10.	Borrower does not directly own or operate facilities used for the generation, transmission, or distribution of electric energy (“Electric Utility Facilities”) and has not made any sales of electric energy. Other than Enexus Nuclear Generation Company, Enexus Nuclear Indian Point 2, LLC, Enexus Nuclear Indian Point 3, LLC, Enexus Nuclear FitzPatrick, LLC, Enexus Nuclear Vermont Yankee, LLC, Enexus Nuclear Palisades, LLC (each an “Electric Generator”) and Enexus Power Marketing, LLC (“EPM”), Borrower does not directly, or indirectly through one or more intermediate entities, own, control, or hold with power to vote any Equity Interest in

3

any entity that directly (i) owns Electric Utility Facilities, (ii) operates and has decision-making power with respect to sales of electric energy from Electric Utility Facilities, or (iii) is engaged in making sales of electric energy.

11.	As used in paragraphs 9 and 10, an “Equity Interest” in an entity means any security, stock, treasury stock, limited liability company interest, partnership interest, certificate of interest, participation in any profit-sharing agreement or other interest presently entitling the owner or holder thereof to vote in the direction or management of the affairs of such entity.

12.	Each Electric Generator has previously self-certified its status, or otherwise received an order or other authorization from FERC designating it, as an exempt wholesale generator (“EWG”) as defined in the Public Utility Holding Company Act of 2005 (“PUHCA 2005”). As of the date of this certificate each Electric Generator has complied in all material respects with the regulations of the FERC under PUHCA 2005 so as to maintain such EWG status.

13.	Each Electric Generator and EPM has previously filed a market-based rate tariff with FERC and received orders or other authorizations by FERC accepting such tariff for filing and granting it: (i) the authority to make sales for resale of electric energy at market-based rates and, to the extent permitted under its market-based rate tariff, other transactions at market-based rates, and (ii) such waivers and blanket authorizations as are customarily granted to entities with market-based rate authority, including blanket authorizations to issue securities and to assume liabilities pursuant to Section 204 of the FPA. To the best of my knowledge, such orders and authorizations are not subject to any pending challenge or investigation.
[Signature Page Follows]

4

          IN WITNESS THEREOF, I have executed this certificate this ___ day of December ___, 2008.
ENEXUS ENERGY CORPORATION,
ENEXUS NUCLEAR HOLDING COMPANY, LLC,
ENEXUS NUCLEAR FINANCE, LLC,
ENEXUS NUCLEAR FINANCE HOLDING, INC.,
ENEXUS NUCLEAR FITZPATRICK, LLC,
ENEXUS NUCLEAR FUELS COMPANY,
ENEXUS NUCLEAR INDIAN POINT 2, LLC,
ENEXUS NUCLEAR INDIAN POINT 3, LLC,
ENEXUS NUCLEAR, MIDWEST INVESTMENT COMPANY, LLC
ENEXUS NUCLEAR NEBRASKA, LLC,
ENEXUS NUCLEAR PALISADES, LLC,
ENEXUS NUCLEAR PILGRIM, LLC,
ENEXUS NUCLEAR VERMONT YANKEE, LLC,
ENEXUS POWER MARKETING, LLC,
ENEXUS RETAIL HOLDING COMPANY,
ENEXUS RETAIL ENERGY, LLC, and
NUCLEAR SERVICES COMPANY, LLC

By:

Name: Timothy A. Ngau
Title: Associate General Counsel

5

Schedule A
Enexus Nuclear Finance Holding, Inc., an Arkansas corporation
Enexus Nuclear Finance, LLC, a Delaware limited liability company
Enexus Nuclear FitzPatrick, LLC, a Delaware limited liability company
Enexus Nuclear Fuels Company, a Delaware corporation
Enexus Nuclear Indian Point 2, LLC, a Delaware limited liability company
Enexus Nuclear Indian Point 3, LLC, a Delaware limited liability company
Enexus Nuclear Nebraska, LLC, a Delaware limited liability company
Enexus Nuclear Palisades, LLC, a Delaware limited liability company
Enexus Nuclear Pilgrim, LLC, a Massachusetts limited liability company
Enexus Power Marketing, LLC, a Delaware limited liability company
Enexus Nuclear Holding Company, LLC, a Delaware limited liability company
Enexus Nuclear Midwest Investment Company, LLC, a Delaware limited liability company
Enexus Nuclear Vermont Yankee, LLC, a Delaware limited liability company
Enexus Retail Holding Company, a Delaware corporation
Enexus Retail Energy, LLC, a Delaware limited liability company
Nuclear Services Company, LLC, a Delaware limited liability company

6

Schedule B
1.	Citibank, N.A.

2.	BNP Paribas

3.	Goldman Sachs Lending Partners LLC

4.	Mizuho Corporate Bank, Ltd.

5.	The Bank of Nova Scotia

6.	Calyon New York Branch

7.	Natixis New York Branch

8.	Union Bank of California, N.A.

9.	Bank of America, N.A.

10.	Barclays Bank PLC

11.	Keybank National Association

12.	Morgan Stanley Bank, N.A.

13.	Regions Bank

14.	Deutsche Bank Trust Company Americas

7

Schedule I
Material Contracts
1.	Separation and Distribution Agreement by and between Enexus Energy Corporation and Entergy Corporation
2.	Senior Note Indenture by and among Enexus Energy Corporation and the other parties thereto
3.	Federal Income Tax Matters Agreement by and between Enexus Energy Corporation and Entergy Corporation
4.	State Tax Matters Agreement by and between Enexus Energy Corporation and Entergy Corporation
5.	Transition Services Agreement by and between Enexus Energy Corporation and Entergy Corporation
6.	Employee Matters Agreement by and among Enexus Energy Corporation, Entergy Corporation and EquaGen LLC
7.	Joint Venture Formation Agreement by and among Enexus Energy Corporation, Entergy Corporation and EquaGen LLC
8.	EquaGen LLC Limited Liability Company Agreement by and between Entergy Corporation, Enexus Energy Corporation and EquaGen LLC
9.	Amended and Restated Operating Agreements by and between (i) EquaGen Nuclear LLC, and (ii) Enexus Nuclear FitzPatrick, LLC, Enexus Nuclear Pilgrim, LLC, Enexus Indian Point 2, LLC, Enexus Nuclear Indian Point 3, LLC, Enexus Nuclear Palisades, LLC and Enexus Nuclear Vermont Yankee, LLC, respectively
10.	Shared Services Agreement by and between EquaGen LLC and Entergy Operations, Inc.

11.	Shared Services Agreement by and between EquaGen LLC and Entergy Services, Inc.

12.	Corporate Services Agreement by and between EquaGen LLC and Entergy Services, Inc.
13.	2008 Equity Ownership and Long Term Cash Incentive Plan of Enexus Energy Corporation and Subsidiaries
14.	Credit Agreement by and among Enexus Energy Corporation and the other parties thereto
15.	Collateral Agency and Intercreditor Agreement by and among Enexus Energy Corporation and the other parties thereto

8

16.	Guarantee and Collateral Agreement by and among Enexus Energy Corporation and the other parties thereto
17.	Support Agreement by and among Enexus Energy Corporation and the other parties thereto
18.	Nuclear Fuel and Fuel Services Purchase Agreement

9

Schedule II
Applicable Orders
1.	Approval in connection with the distribution and related transactions (including the internal reorganizations by Enexus and Entergy, the formation of EquaGen and debt financing transactions preceding the distribution) by the Nuclear Regulatory Commission
2.	Approval in connection with the distribution and related transactions (including the internal reorganizations by Enexus and Entergy, the formation of EquaGen and debt financing transactions preceding the distribution) by the Federal Energy Regulatory Commission
3.	Approval in connection with the distribution and related transactions (including the internal reorganizations by Enexus and Entergy, the formation of EquaGen and debt financing transactions preceding the distribution) by the New York State Public Service Commission
4.	Approval in connection with the distribution and related transactions (including the internal reorganizations by Enexus and Entergy, the formation of EquaGen and debt financing transactions preceding the distribution) by the Vermont Public Service Board.

EXHIBIT I-2-B
FUNDS AVAILABILITY DATE OPINION OF INTERNAL COUNSEL
See attached.
I-2-B-1

[DATE]
BNP Paribas,
as the Administrative Agent,
The Bank of Nova Scotia Trust Company of New York,
as the Collateral Agent,
and each Financial Institution identified on Schedule A hereto

Re:	Enexus Energy Corporation $1,175,000,000 Credit Agreement dated December 23, 2008
Ladies and Gentlemen:
I am Timothy A. Ngau, Associate General Counsel — Contracts, Claims and Disputes, of (i) Enexus Energy Corporation, a Delaware corporation (the “Borrower”), (ii) the subsidiaries of the Borrower listed on Part I of Schedule I hereto and referred to herein as the “Delaware Limited Liability Company Opinion Parties”, and (iii) the subsidiaries of the Borrower listed on Part II of Schedule I hereto and referred to herein as the “Delaware Corporation Opinion Parties” (each of (i), (ii) and (iii), a “Delaware Opinion Party” and collectively, the “Delaware Opinion Parties”), (iv) Enexus Nuclear Pilgrim, LLC, a Massachusetts limited liability company, (v) Enexus Nuclear Finance Holding, Inc., an Arkansas corporation ((ii)-(v) collectively, the “Subsidiary Guarantors”; each of the Borrower and the Subsidiary Guarantors, an “Opinion Party” and, collectively, the “Opinion Parties”), and in such capacity have acted as internal counsel to the Opinion Parties in connection with the preparation, execution and delivery of (A) the Credit Agreement, dated as of December 23, 2008 (the “Credit Agreement”), between the Borrower, each financial institution party thereto from time to time as a lender or issuer, Citigroup Global Markets Inc. and Goldman Sachs Lending Partners LLC, as joint book runners and joint lead arrangers, BNP Paribas, as administrative agent for the parties identified on Schedule A hereto (in such capacity, the “Administrative Agent”) and The Bank of Nova Scotia Trust Company of New York, as collateral agent (in such capacity and together with its successors, the “Collateral Agent”) and Mi-zuho Corporate Bank, Ltd. as syndication agent, (B) the Collateral Agreement (as hereinafter defined), and (C) the Intercreditor Agreement (as hereinafter defined). This opinion is being delivered pursuant to Section 4.03(a)(ix) of the Credit Agreement.
          I, or other attorneys in my office with whom I have consulted, have examined copies of the Transaction Documents. I have examined such records, certificates and other documents as I have deemed relevant for purposes of this opinion. As to questions of fact material to this opinion, I have, when relevant facts were not independently established by me, relied upon: (1) certificates of public officials, (2) searches of public records and other documents and (3) representations as to factual matters, made by the Opinion Parties in response to my inquiries and in the Transaction Documents. I have (without any investigation or independent confirmation) relied upon, and assumed the accuracy of, such representations and such certificates, corporate records, searches and other documents with respect to factual matters. In addition, in rending the opinions expressed below, I have made such investigations of law as I have deemed appropriate for the purposes of this opinion letter. Capitalized terms used herein and not otherwise defined herein shall have the same meanings herein as ascribed thereto in the Credit Agreement.
          Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:
          Except for the matters described in Schedule 3.09(a) (Funding) to the Credit Agreement, there are no actions, suits, investigations or proceedings at law or in equity or by or before any arbitrator or Governmental Authority now pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary or any business, property or material rights of the Borrower or any Subsidiary (i) that, as of the Funds Availability Date, involve any Transaction Document or the Transactions or, at any time thereafter, involve any Transaction Document or the Transactions and which could reasonably be expected to be material and adverse to the interests of the Lenders, or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
          This opinion is being furnished only to you in connection with the Transaction Agreements and is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose (except to the extent required by Applicable Laws or by any subpoena or similar legal process) or relied upon by any other person or entity for any purpose without my prior written consent, except that any person who becomes an Administrative Agent, Collateral Agent, Lender, Issuer or participant in accordance with the provisions of the Credit Agreement may rely on the legal opinions contained herein as if it were specifically addressed and delivered to such persons on the date hereof.
          Very truly yours,

2

Schedule A
1.	Citibank, N.A.

2.	BNP Paribas

3.	Goldman Sachs Lending Partners LLC

4.	Mizuho Corporate Bank, Ltd.

5.	The Bank of Nova Scotia

6.	Calyon New York Branch

7.	Natixis New York Branch

8.	Union Bank of California, N.A.

9.	Bank of America, N.A.

10.	Barclays Bank PLC

11.	Keybank National Association

12.	Morgan Stanley Bank, N.A.

13.	Regions Bank

14.	Deutsche Bank Trust Company Americas

3

Schedule I
Delaware Opinion Parties
Part I
Enexus Nuclear Indian Point 2, LLC, a Delaware limited liability company
Enexus Nuclear Vermont Yankee, LLC, a Delaware limited liability company
Enexus Nuclear Midwest Investment Company, LLC, a Delaware limited liability company
Enexus Nuclear Palisades, LLC, a Delaware limited liability company
Enexus Nuclear FitzPatrick, LLC, a Delaware limited liability company
Enexus Nuclear Indian Point 3, LLC, a Delaware limited liability company
Enexus Nuclear Finance, LLC, a Delaware limited liability company
Enexus Power Marketing, LLC, a Delaware limited liability company
Enexus Nuclear Nebraska, LLC, a Delaware limited liability company
Nuclear Services Company, LLC, a Delaware limited liability company
Enexus Retail Energy, LLC, a Delaware limited liability company
Enexus Nuclear Holding Company, LLC, a Delaware limited liability company
Part II
Enexus Retail Holding Company, a Delaware corporation
Enexus Nuclear Fuels Company, a Delaware corporation

4

EXHIBIT J
VERMONT LOCAL COUNSEL OPINION
(REGULATORY AND REAL ESTATE)
See attached.

J-1

SUBJECT TO OPINION COMMITTEE REVIEW; SUBJECT TO CHANGE BASED ON DEVELOPMENTS, THE PUBLIC SERVICE BOARD PROCEEDING AND FINAL DECISION AND ORDER AND CHANGES IN THE TRANSACTION DOCUMENTS.
John H. Marshall
jmarshall@drm.com
                    , 2009

BNP Paribas, as the Administrative Agent	Bank of Nova Scotia, as the Collateral Agent	The Lenders and Issuers under the Credit Agreement

SUBJ:	Enexus Energy Corporation Enexus Nuclear Vermont Yankee, LLC
Ladies and Gentlemen:
We have acted as special regulatory counsel to Enexus Nuclear Vermont Yankee, LLC (the “Company ”), which is an indirect subsidiary of Enexus Energy Corporation, a Delaware corporation (“Enexus”), in connection with certain matters of Vermont public-utility law relating to the execution and delivery of (A) the Guarantee and Collateral Agreement dated as of                     , 2009 (the “Collateral Agreement”), among Enexus (as the “Borrower”), the Company and each of the other entities party thereto as guarantors (together with the Company, the “Subsidiary Guarantors”), The Bank of Nova Scotia as collateral agent (the “Collateral Agent”), BNP Parihas as administrative agent (the “Administrative Agent”), and the other secured parties from time to time party thereto; and (B) the Collateral Agency and Intercreditor Agreement, dated as of December ___, 2008 (the “Intercreditor Agreement”), by and among the Borrower, the Subsidiary Guarantors, the Collateral Agent, the Administrative Agent, and the other secured parties from time to time party thereto.
This opinion is being delivered pursuant to Section 4.03(a)(x) of the Credit Agreement, dated as of December ___, 2008 (the “Credit Agreement”), among the Borrower, the financial institutions party thereto from time to time as a lender or issuer, Citigroup Global Markets Inc. and Goldman Sachs Credit Partners L.P., as joint book runners and joint lead arrangers, the Administrative Agent, the Collateral Agent and                                          (in such capacity, Syndication Agent). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Credit Agreement.
90 PROSPECT STREET ▪ PO BOX 99 ▪ ST. JOHNSBURY, VT ▪ 05819-0099 ▪ T: +1.802.748.8324 ▪ F: +1.802.748.4394 ▪ WWW.DRM.COM
BRATTLEBORO, VT ▪ BURLINGTON, VT ▪ LEBANON, NH ▪ LITTLETON, NH ▪ MONTPELIER, VT ▪ PLATTSBURGH, NY ▪ ST. JOHNSBURY, VT

                    , 2009

A. Documents Reviewed:
We have not conducted any factual investigation with respect to the Company and its affiliates for purposes of rendering this opinion [other than as specifically stated below]. With your permission, we have limited our review of documents to the following documents (the “Reviewed Documents”) upon which we have relied:
1.	the Collateral Agreement;

2.	the Intercreditor Agreement;

3.	the Credit Agreement;

4.	the Accession Agreement, dated , 200_, between the Company and [•];

5.	Order of the Vermont Public Service Board (“VPSB”) in Docket No. , dated , 200_; and

6.	[Copy of Certificate(s) of Public Good issued by the VPSB in Docket No. , dated , 200_ to ].
Documents 1 through 4 are referenced herein collectively as the “Transaction Documents.” Documents 5 through 6 are referenced herein collectively as the “VPSB Authorizations.”
We have also examined and relied upon certificates of public officials, certificates of officers of Enexus or the Company and such other documents and instruments as we have deemed necessary for purposes of this opinion. With your permission, we have based the opinions stated herein solely on our review of the Reviewed Documents.
B. Assumptions:
With your permission, we have made the following assumptions in rendering the opinions hereinafter set forth:
1. The legal right and power of each of the parties to the Transaction Documents under all applicable laws and regulations to execute, deliver and perform each party’s respective obligations under the Transaction Documents, the due authorization, execution and delivery of the Transaction Documents by all parties obligated thereunder, and the validity, binding effect and enforceability of the Transaction Documents;
2. In our examination of all instruments, documents, and other writings, the genuineness of all signatures, the completeness and conformity to original documents of writings submitted to us as certified, conformed, electronic or photostatic copies, and the completeness and authenticity of originals of such writings;

                    , 2009

3. All certificates examined or upon which we have relied in connection with this opinion have been validly issued and that the information set forth in such certificates is true, complete and accurate in all respects on the date of this opinion;
4. That the factual representations made in the materials examined (including the representations made in the Transaction Documents by the parties thereto) are true, complete and accurate;
5. When executed, the final, original documents on which we have rendered opinions will conform to the copies of the Transaction Documents that we have reviewed;
6. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby will not result in the direct or indirect acquisition by any company, individual, partnership, association, corporation, group, syndicate, operating division, joint stock company, trust, municipality or other entity of ten percent or more of the outstanding voting securities of the Company or Enexus that will entitle such holder or holders to cast ten percent or more of the aggregate votes that the holders of all of the outstanding voting securities are entitled to cast in the direction or management of the affairs of such company;
7. Neither Enexus nor any Subsidiary Guarantor (other limn the Company) is a company engaged in the manufacture, transmission, distribution or sale of gas or electricity directly to the public in Vermont or to be used ultimately by the public for lighting, heating or power in Vermont and so far as relates to their use or occupancy of the public highways;
8. The Company has not issued any stocks, bonds, notes or other evidences of indebtedness under and is not obligated to take any such action pursuant to the Transaction Documents.
9. The execution, delivery, and performance by the Company and the Borrower of the Transaction Documents to which they are a party do not and will not conflict with, contravene, violate, or constitute a default under (i) any lease, indenture, instrument, or other agreement to which they are a party, (ii) any rule, law or regulation to which they are subject, other than the public-utility laws of the State of Vermont codified in Title 30 of the Vermont Statutes (the “Applicable Utility Laws”), or (iii) any governmental approvals, other than governmental approvals pursuant to the Applicable Utility Laws; and
10. No governmental approval (from jurisdictions other than Vermont) that has not already been obtained or made and that is not in full force and effect, final and non-appealable is required to be made or obtained by any of the Company, Enexus or the other Subsidiary Guarantors in connection with the execution and delivery of and the performance of the transactions described in the Transaction Documents.

                    , 2009

C. Opinions: Based upon the foregoing and subject to the comments and qualifications below, we are of the opinion that:
1. Neither the execution and delivery of the Transaction Documents to which they are a party by the Company or Enexus nor the consummation by the Company or Enexus of the transactions contemplated thereby will conflict with or result in a violation of any public-utility laws of the State of Vermont codified in Title 30 of the Vermont Statutes Annotated or rules of the VPSB applicable to the Company or Enexus, except where the conflict with, or violation of which, would not have a material adverse effect on the Company and Enexus.
2. The Company and Enexus have the consents, approvals, authorizations, licenses, certificates, permits, or orders of the VPSB, if any, required for the execution, delivery and performance by the Company and Enexus of the Transaction Documents, except where the failure to obtain such consents, approvals, authorizations, licenses, certificates, permits or orders would not have a material adverse effect on the Company mid Enexus and except as qualified in paragraph D.2 below.
D. Qualifications:
1. This opinion covers only those matters explicitly set forth herein. Accordingly and without limitation, in this opinion letter we express no opinion with respect to the following: (a) compliance with any federal or stale securities laws or regulations; (b) title to any assets that the parties to the Transaction Documents may purport to hold, the existence of any liens, charges, or encumbrances thereon, the accuracy of the description of the property contained in the Transaction Documents or the relative priority of any liens created In the Transaction Documents; (c) any law, statute, rule, regulation, ordinance, order, permit or decree of any court or governmental instrumentality relating to land use, the environment. properly (including real property, personality and fixtures) of the Company or Enexus; (d) the creation, perfection or priority of any security interest created under the Transact ion Documents; or (e) the enforceability of any of the Transaction Documents. We have provided separate opinion letters, dated on the date hereof, with respect to the enforceability of certain provisions of certain agreements that are governed by the laws of the State of Vermont, zoning and certain other questions of Vermont law.
2. We note that before any of the Administrative Agent, Lenders and Collateral Agent take any action under the Collateral Agreement or other Transaction Documents to acquire, sell, or exercise voting or other consensual rights with respect to ten percent or more of the outstanding voting securities of the Company it or they must obtain the approval of the VPSB as provided in Section 107 of Title 30 of the Vermont Statutes Annotated.
3. The opinions expressed in this letter are effective as of the date of this letter and are limited to the public-utility laws of the State of Vermont codified in Title 30 of the Vermont Statutes Annotated in effect on such date. We disclaim any responsibility to

                    , 2009

notify you of changes. We express no opinion as to the laws of any other jurisdiction. This opinion is an expression of professional opinion and not a guarantee of any result.
Without our prior written consent, this opinion is not to be (a) relied upon by any person or entity other than you; (b) referenced or quoted in any document (other than any list of closing documents related to the Credit Agreement), report or financial statement; or (c) filed with or delivered to any governmental agency or other person or entity, except as such reference, quotation, filing or delivery may be required by law; except that a copy of this opinion may be delivered by the Administrative Agent to the Collateral Agent, Arrangers, Lenders, Issuers or their assignees or participants, which institutions may rely hereon as if the same were addressed to them.
Very truly yours,
DOWNS RACHLIN MARTIN PLLC

By:

SUBJECT TO OPINION COMMITTEE REVIEW; SUBJECT TO CHANGE BASED ON DEVELOPMENTS AND CHANGES IN THE TRANSACTION DOCUMENTS
                    , 2009

BNP Paribas, as the Administrative Agent	Bank of Nova Scotia, as the Collateral Agent	The Lenders and Issuers under the Credit Agreement

Re:	Guaranty and Mortgage Granted By Enexus Nuclear Vermont Yankee, LLC In Connection With Loans To Enexus Energy Corporation
Ladies and Gentlemen:
We have acted as special Vermont counsel to Enexus Nuclear Vermont Yankee, LLC, a Delaware limited liability company (the “Mortgagor”), which is an indirect subsidiary of Enexus Energy Corporation, a Delaware corporation (the “Borrower”) in connection with (A) the Guarantee and Collateral Agreement, dated as of                     , 2009 (the “Collateral Agreement”), among the Borrower, the Mortgagor, and each of the other entities party thereto as guarantors (together with the Mortgagor, the “Subsidiary Guarantors”), The Bank of Nova Scotia, as collateral agent (the “Collateral Agent”), BNP Paribas, as administrative agent (the “Administrative Agent”), and the other secured parties from time to time party thereto; and (B) the Collateral Agency and Intercreditor Agreement, dated as of December ___, 2008 (the “Intercreditor Agreement”), by and among the Borrower, the Subsidiary Guarantors, the Collateral Agent, the Administrative Agent, and the other secured parties from time to time party thereto.
This opinion is being delivered pursuant to Sections 4.03(a)(vii)(D) and 4.03(a)(x) of the Credit Agreement, dated as of December ___, 2008 (the “Credit Agreement”), among the Borrower, the financial institutions party thereto from time to time as a lender or issuer, Citigroup Global Markets Inc. and Goldman Sachs Credit Partners L.P. as joint book runners and joint lead arrangers (the “Arrangers”), the Administrative Agent, the Collateral Agent and                                         (in such capacity, “Syndication Agent”) (the Administrative Agent, Collateral Agent and Syndication Agent are hereinafter collectively referred to as the “Agents”). Pursuant to the Collateral Agreement, the Mortgagor has granted to the Collateral Agent that certain Mortgage, Assignment of Rents and Leases, Fixture Filing, Financing Statement and Security Agreement, dated as of the date hereof (the “Mortgage”), encumbering the Mortgagor’s

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interest in certain property located in Towns of Vernon and Brattleboro, Vermont, to secure the Mortgagor’s obligations under the Collateral Agreement.
In such capacity, we have reviewed the following documents as executed in connection with the aforementioned transaction:
(a)	the Credit Agreement;

(b)	the Collateral Agreement;

(c)	the Intercreditor Agreement; and

(d)	the Mortgage.
Terms not defined herein shall have the meanings assigned thereto in the Credit Agreement. The documents described in (a) through (e) above are hereinafter collectively referred to as the “Documents.” The documents described in (b) through (e) above are hereinafter collectively referred to as the “Mortgagor Documents.”
We have also examined such certificates of public officials, limited liability company documents and records and other certificates and instruments as we have deemed necessary for the purposes of the opinions herein expressed.
As to various questions of fact material to our opinions, we have relied upon certificates and written statements of officers and members of the Borrower and the Mortgagor. As to all questions of fact material to our opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Borrower and the Mortgagor and upon the representations and warranties of the Borrower and the Mortgagor contained in the Documents.
As used herein, “to our knowledge” and “of which we are aware” mean the conscious awareness of facts or other information by any lawyer in our firm actively involved in the transactions contemplated by the Documents.
We understand that with respect to title matters, you will be relying on the title insurance commitment issued to you by Chicago Title Insurance Company bearing Title No. 2851-25220, Revision 1, dated as of November 14, 2008 and re-dated as of today. We have not made any investigation of any matters of title to any property (whether real, personal or mixed). In rendering the opinions expressed herein we have also assumed and relied upon, without independent investigation, the following:

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(i)	the legal right and power of each of the parties to the Documents other than the Mortgagor under all applicable laws and regulations to execute, deliver and perform each party’s respective obligations under the Documents, the due authorization, execution and delivery of the Documents by all parties obligated thereunder including the Mortgagor, and the validity, binding effect and enforceability against each of the parties of the Documents, except for the validity, binding effect and enforceability against the Mortgagor of the provisions of the Mortgage that are to be governed by Vermont law under the choice of law provisions set forth in the Mortgage;

(ii)	the due organization and valid existence of the Mortgagor as a limited liability company under the law of the State of Delaware, having the limited liability company power and authority under such law to own, lease and operate the real property described in the Mortgage and to execute and deliver, and perform Mortgagor’s obligations under the Mortgagor Documents;

(iii)	the genuineness of all signatures, the legal capacity of all natural persons, the completeness and authenticity of all documents submitted to us as originals, the power and authority of a person that is a natural person, the completeness and conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the completeness and authenticity of the originals of such latter documents;

(iv)	the valid issuance of all certificates, records, instruments, statements and other documents that we have examined or relied upon in rendering the opinions expressed herein, and the truthfulness, completeness and accuracy of all information set forth in such documents;

(v)	the truthfulness, completeness and accuracy of all factual representations made in the Documents, and no fraud with respect to the transactions or matters that are the subject of the opinions herein;

(vi)	the conformity of the final, original Mortgagor Documents to the copies of the Mortgagor Documents that we have reviewed in rendering the opinions expressed herein;

(vii)	the proper recording and indexing of the Mortgage in the Land Records of the Town Clerk’s Office for the Towns of Vernon and Brattleboro, Vermont, the proper filing and indexing of the Financing Statements in the filing offices indicated thereon, and the payment of all filing and recording fees, taxes and similar charges relating to such filing and recording;

(viii)	the correctness, completeness and adequacy of the description of the real property and the other collateral set forth in the Mortgage and the Financing Statements, and all exhibits and schedules have been or will be properly attached to the Mortgage and the Financing Statements prior to filing or recording;

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(ix)	the Mortgagor has all right, title and interest in and to all real property, real property interests, real property rights, fixtures, goods that are fixtures, personal property, membership interests, and all other collateral which are purported to be encumbered or pledged by the Mortgage;

(x)	the Lenders have made at least one of the Loans or issued at least one of the Letters of Credits under the Credit Agreement;

(xi)	there are no documents, agreements, understandings or negotiations between the parties to the Documents that would expand, modify or otherwise affect the respective rights and obligations of the parties set forth in the Documents, and the Documents correctly and completely set forth the intent of all parties thereto;

(xii)	the Arrangers, Lenders and Agents have had minimal contact with the State of Vermont, other than the taking of real and personal property as collateral pursuant to the Mortgagor Documents and inspection of such property by agents or employees of the Arrangers to evaluate the collateral value;

(xiii)	the Arrangers, Lenders and Agents have not solicited any loan business or otherwise engaged in any business in the State of Vermont, the Loans and Letters of Credit contemplated by the Credit Agreement have been applied for, negotiated, closed and funded in the State of New York or elsewhere outside the State of Vermont, and each of the Documents has been executed and delivered by the Borrower or the Mortgagor outside the State of Vermont, and accepted by the Arrangers and Agents in the State of New York or elsewhere outside the State of Vermont;

(xiv)	the Loans have been or will be made and the Letters of Credit have been or will be issued to finance an income-producing business or activity, and all commitment fees, one-time fees, or other such charges received by the Arrangers, Lenders and Agents with respect to the transactions contemplated by the Documents reflect the reasonable value of services rendered by such parties in connection with such transactions; and

(xv)	each of the Arrangers, Lenders and Agents is a “bank” or an “insurance company” as those terms are defined in the Vermont licensed lender statute, 8 V.S.A. § 2200 et seq., or, if any of such parties is not a “bank” or an “insurance company,” then except for commercial loans of $1,000,000 or more, such party has not engaged in the business of making loans, acted as a mortgage broker, or acted as a sales finance company in the State of Vermont, as those terms are defined in Section 2201(a) of the Vermont licensed lender statute.
Based on the foregoing and upon such investigation as we have deemed necessary, and subject to the qualifications and exceptions herein contained, we are of the opinion that:

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1.	The Mortgagor is duly qualified to do business as a foreign limited liability company under the law of the State of Vermont.
2.	There is no restriction under Vermont law which would prohibit or prevent Mortgagor or its sole member from owning or mortgaging the real property described in the Mortgage.
3.	The provisions of the Mortgage that are to be governed by Vermont law under the choice of law provisions set forth in the Mortgage are the valid and binding obligations of the Mortgagor, enforceable against the Mortgagor in accordance with their respective terms, except as may be limited by (i) bankruptcy, insolvency or other similar laws affecting the rights of creditors generally, and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), including covenants implied by law to act reasonably and in good faith. The aforesaid opinion as to enforceability of the Mortgage is also subject to the qualification that certain provisions contained in the Mortgage may not be enforceable, but (subject to the limitations set forth in the foregoing clauses (i) and (ii)) such unenforceability will not render the Mortgage invalid as a whole or substantially interfere with realization of the principal benefits and/or security provided thereby, and to the qualification that the right to accelerate the maturity of payment obligations under Section 3.1 of the Mortgage may not be enforceable (a) upon the occurrence of an event of default or breach under the Mortgage deemed by a court to be immaterial or (b) if deemed by a court to be commercially unreasonable.

The enforceability of the Mortgage against the Mortgagor depends upon the enforceability of the obligations secured by the Mortgage, i.e., the Mortgagor’s obligations under the Collateral Agreement. As noted above, for purposes of this opinion we have assumed the enforceability of the Collateral Agreement against the Mortgagor, and we therefore express no opinion as to the enforceability of the Collateral Agreement. We note, however, with respect to the Collateral Agreement that the validity and enforceability of a guaranty is subject to the requirement that the party making the guaranty receive sufficiently valuable consideration for that undertaking. The validity and enforceability of a guaranty may also depend on the solvency of the parties. The value of consideration and the determination of solvency are issues of fact upon which we do not as a matter of firm policy express an opinion.
4.	The Vermont Supreme Court has indicated that it will apply the rules set forth in Section 187 of the Restatement (Second) of Conflict of Laws in determining whether it will give effect to the choice of law provisions contained in a contract, which are as follows:
(a)	The law of the state chosen by the parties to govern their contractual rights and duties will be applied if the particular issue is one which the parties could have resolved by an explicit provision in their agreement directed to that issue.

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(b)	The law of the state chosen by the parties to govern their contractual rights and duties will be applied, even if the particular issue is one which the parties could not have resolved by an explicit provision in their agreement directed to that issue, unless either (a) the chosen state has no substantial relationship to the parties or the transaction and there is no other reasonable basis for the parties’ choice, or (b) application of the law of the chosen state would be contrary to a fundamental policy of a state which has materially greater interest than the chosen state in the determination of the particular issue and which, under the rule of section 188 [of the Restatement (Second) of Conflict of Laws], would be the state of the applicable law in the absence of an effective choice of law by the parties.

(c)	In the absence of a contrary indication of intention, the reference is to the local law of the chosen state.
Assuming that the application of the law of the New York would not be contrary to a fundamental policy of the State of Vermont, a Vermont state court or a United States federal court sitting in the State of Vermont would give effect to the choice of law provisions contained in Mortgagor Documents.

5.	The execution and delivery by the Mortgagor of the Mortgagor Documents do not (a) to our actual knowledge, conflict with or violate any judgment, order, writ, injunction or decree (identified by Mortgagor in writing delivered to us) binding on the Mortgagor, or (b) conflict with or violate any Vermont law, rule, regulation or ordinance applicable to the Mortgagor.
6.	Under the choice of law analysis set forth in Paragraph 4 above, a Vermont state court or a United States federal court sitting in the State of Vermont, if properly presented with the facts of the case, would apply the usury laws of the State of New York, or other applicable laws of the State of New York regulating the interest rate and the interest, fees and other charges that may be legally charged and/or collected, to the Credit Agreement and the Mortgagor Documents. Accordingly, you have not requested and we offer no opinion as to whether the provisions of the Credit Agreement or the Mortgagor Documents comply with the Vermont usury statute, 9 V.S.A. § 41a et seq., or any other applicable laws of the State of Vermont regulating the interest rate and the interest, fees and other charges that may be legally charged and/or collected.
7.	Neither the execution nor delivery of the Mortgagor Documents, nor the performance of the Mortgagor thereunder, will require the Arrangers or the Lenders to obtain any license or permit (including any “doing business” or similar qualification) or subject the Arrangers or the Lenders to any taxation of income in State of Vermont.

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8.	The recording of the Mortgage in the Lands Records of the Town Clerk’s Offices for the Towns of Vernon or Brattleboro, Vermont, will perfect a security interest in all right, title and interest of the Mortgagor in and to that portion of the Collateral described in the Mortgage that constitutes fixtures under the Uniform Commercial Code in effect in the State of Vermont (the “Vermont UCC”), without the need for the filing of a financing statement in those Offices, but only to the extent that, under the Vermont UCC, a security interest in such fixtures can be perfected by filing a financing statement.
9.	Under the Vermont UCC, the Uniform Commercial Code in effect in the State of the debtor’s organization governs the method of perfection of a secured party’s non-possessory security interest in personal property that can be perfected pursuant to the Vermont UCC, except for such personal property constituting fixtures, timber to be cut, as-extracted collateral, farm products, goods covered by a certificate of title, deposit accounts, investment property or letter-of-credit rights under the Vermont UCC.
10.	Under 27 V.S.A. §410(b), all future advances made by the Lenders “pursuant to commitment” under the Credit Agreement and guaranteed by the Mortgagor under the Collateral Agreement, to the extent that such advances do not exceed the maximum amount stated in the Mortgage, and all future advances made “to protect collateral,” will take priority as of the date that the Mortgage is recorded in the Land Records in the Town Clerk’s Offices for the Towns of Vernon and Brattleboro, Vermont. A future advance is made “pursuant to commitment” if the Lenders are bound under the Credit Agreement at the time the Mortgage is created to advance funds to the Borrower, whether or not an Event of Default or other event not within the Lenders’ control have relieved them of the obligation to make the advance. A future advance made “pursuant to commitment” also includes a readvance where the Borrower is entitled to prepay and then reborrow. A future advance is made “to protect collateral” if the advance is made for the reasonable protection of the Lenders’ interests in the collateral, such as the payment of real property taxes or hazard insurance premiums.
11.	No recording, filing, privilege, documentary stamp, intangibles or other tax must be paid in connection with the execution, delivery, recordation or enforcement of the Mortgage, or the repayment, readvance or reborrowing of the Loans, other than recording fees due upon the recordation of the Mortgage and filing fees due upon filing of the Financing Statements.
We express no opinions as to
A.	laws other than the laws of the State of Vermont;

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B.	whether the after-acquired property clause set forth in Section 2.9 of the Mortgage is self-effectuating;
C.	enforceability of the power of attorney set forth in Section 2.11 of the Mortgage or the waiver of the right to trial by jury set forth in Section 3.19 of the Mortgage;
D.	title to or descriptions of real property and other collateral subject to or set forth in the Mortgagor Documents, or liens, security interests, leases, charges or encumbrances on or affecting such real property or other collateral;
E.	assignability of any of the Leases or other intangible personal property or the enforceability by the Collateral Agent, as assignee, of the Leases and other contractual obligations included in such intangible personal property;
F.	attachment or perfection of the security interests granted by the Mortgagor Documents, except for that portion of the collateral that constitutes fixtures under the Vermont UCC;
G.	relative priority of the mortgage and security interest granted by the Mortgagor Documents;
H.	compliance with federal or state securities laws or regulations; or
J.	any license, permit or other authorization required from a Vermont government entity or agency if the Collateral Agent were to take possession of and operate the real property subject to the Mortgage.
We have provided a separate opinion letters, dated on the date hereof, with respect to the questions of whether the execution and delivery of the Documents will violate the public utility law of the State of Vermont or will require a regulatory approval under that public utility law, and with respect to Vermont land use regulations applicable to the real property subject to the Mortgage. We express no opinions herein with respect to those questions of public utility law or land use regulation.
The opinions expressed herein are made as of the date hereof and are limited to the laws in effect and the circumstances existing on the date hereof. We disclaim any responsibility to notify you of changes in the law or facts affecting the opinions expressed herein that occur or come to our attention after the date hereof.
The opinions expressed herein may be relied upon by the Arrangers, Lenders and Agents, their successors and/or assigns, any rating agency involved in the securitization of the Loans, and their respective counsel, but may not be relied upon by any other party. Copies of this opinion letter

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may not be made available, and this opinion letter may not be quoted or referred to in any other document made available, to any other person or entity, except to any governmental or other regulatory authority and any rating agency auditing, monitoring or evaluating investments of the Lenders or compliance by the Lenders with investment grading or evaluation and any accountant or attorney for any person or entity entitled hereunder to rely hereon or to whom or which this opinion letter may be disclosed as provided herein, or as otherwise required by law.
Very truly yours,
Downs Rachlin Martin PLLC

By

A Member of the Firm

EXHIBIT K
MASSACHUSETTS LOCAL COUNSEL OPINION
(CORPORATE, REGULATORY AND REAL ESTATE)
See attached.

K-1

FORM OF OPINION OF BORROWER’S
MASSACHUSETTS COUNSEL
[LETTERHEAD OF LAW FIRM]
                    , 2008
BNP Paribas,
as the Administrative Agent,
The Bank of Nova Scotia,
as the Collateral Agent,
and each Financial Institution identified on Schedule A hereto

Re:	$1,200,000,000 Loan from the Lenders under the Credit Agreement (defined below) to Enexus Energy Corporation
Ladies and Gentlemen:
We have acted as special Massachusetts counsel to Enexus Energy Corporation, a Delaware corporation (“Borrower”) and Enexus Nuclear Pilgrim, LLC, a Massachusetts limited liability company (the “Mortgagor”) in connection with the preparation, execution and delivery of the Credit Agreement (the “Credit Agreement”) dated as of December 23, 2008, among the Borrower, the Lenders (the “Lenders”) and Issuers party thereto, Citigroup Global Markets Inc. (“Citigroup”) and Goldman Sachs Credit Partners L.P. (“Goldman”), as Joint Book Runners and Joint Lead Arrangers, The Bank of Nova Scotia, as Syndication Agent (in such capacity, “Syndication Agent”), BNP Paribas, as Administrative Agent (“Administrative Agent”) and The Bank of Nova Scotia as Collateral Agent (“Collateral Agent”, and collectively with the Lenders, Citigroup, Goldman, the Syndication Agent, and the Administrative Agent, the “Lender Parties”), and in connection with that certain Mortgage, Assignment of Rents and

Leases, Fixture Filing, Financing Statement and Security Agreement, dated as of the date hereof (the “Mortgage”), made by the Mortgagor in favor of the Collateral Agent and encumbering the Mortgagor’s interest in certain property located in Plymouth County, Massachusetts (the “County”).
In such capacity, we have reviewed and rely upon the following documents:

(a)	[Limited Liability Company Agreement/Operating Agreement] of Mortgagor dated (“Operating Agreement”);

(b)	Certified copy of Certificate of Organization of Mortgagor dated , issued by the Secretary of the Commonwealth of Massachusetts (the “State Secretary”) on ;

(c)	Certificate of Legal Existence of Mortgagor issued by the State Secretary dated ;

(d)	Certificate of Good Standing of Mortgagor issued by the State Secretary dated ;

(e)	Certificate of Secretary of Mortgagor dated .

(f)	the Credit Agreement, as executed;

(g)	the Mortgage, as executed;

(h)	Guarantee and Collateral Agreement among Borrower, Mortgagor, Collateral Agent and Administrative Agent and [other parties] dated , 2009, as executed (the “Guaranty”);

(i)	Collateral Agency and Intercreditor Agreement among Borrower, Mortgagor, Collateral Agent and Administrative Agent and [other parties] dated December 23, 2008, as executed (the “Intercreditor Agreement”); and

(j)	UCC Financing Statements (the “Financing Statements”) naming Mortgagor, as debtor, and the Collateral Agent, as secured party.
          Terms not defined herein shall have the meanings assigned thereto in the Credit Agreement. The documents described in (f) through (j) above, together with all other documents, agreements or certificates included within the definition of “Loan Documents” under the Credit Agreement, are hereinafter collectively referred to as the “Loan Documents”. The Mortgage, Guaranty and Intercreditor Agreement are hereinafter collectively referred to as the “Mortgage Documents”.

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          In rendering our opinion we have also examined such certificates of public officials, corporate and limited liability company documents and records and other certificates and instruments as we have deemed necessary for the purposes of the opinion herein expressed. As to various questions of fact material to our opinion, we have relied upon certificates and written statements of officers and managers of Mortgagor and Borrower.
          In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such latter documents and the accuracy and completeness of all records made available to us by Mortgagor and Borrower. We have assumed, without investigation, that any certificate or other document on which we have relied that was given or dated earlier than the date of this letter continued to remain accurate insofar as relevant to our opinions from such earlier date through and including the date of this letter. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of Mortgagor and Borrower and upon the representations and warranties of Borrower and Mortgagor contained in the Loan Documents. As used herein, statements qualified as “to our knowledge” and “of which we are aware” or any similar phrase are intended to be limited to the conscious awareness of facts or other information by any lawyer in our firm actively involved in the transactions contemplated by the Loan Documents and the accuracy and completeness of all records made available to us by Mortgagor and Borrower, and we have not undertaken any independent investigation to determine the accuracy of any such statement, and any limited inquiry undertaken by us during preparation of this opinion letter should not be regarded as such an investigation; no inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of Borrower and Mortgagor.
          We understand that with respect to title matters, you (and, to the extent necessary to render this opinion, we) will be relying on the title insurance commitment issued to you by [Title Insurance Company] bearing Title No.                      dated as of                      and re-dated as of today. We have not made or undertaken to make any investigation of and do not express an opinion as to, any matters of title to any property (whether real, personal or mixed). We express no opinion with respect to the priority of any mortgages, liens thereon or security interests in or on any property (whether real, personal or mixed) intended to constitute collateral for the Loan. We also do not express any opinion as to the adequacy of the description of the property contained in the Financing Statements and the Mortgage or the filing or recordation of the Financing Statements(s) and the Mortgage. As to all of the foregoing matters, we understand that you are relying upon your own counsel and your own search of the appropriate records.
          We express no opinion with respect to the effect of any law other than the law of the Commonwealth of Massachusetts and our opinion is limited to those matters customarily of

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application to mortgage loan transactions. Without limiting the generality of the foregoing, we express no opinion with respect to any matter arising by reason of the status of Borrower, Mortgagor or any affiliate as a regulated generation company or the ownership, operation and possession of a nuclear facility and the ownership and possession of nuclear materials relating to the property affected by the Mortgage, including but not limited to the ability of the Collateral Agent to take possession of any collateral pursuant to the Mortgage or to foreclose the same (including any security interest thereunder) or exercise other remedies without having obtained any applicable licenses or approvals from the United States Nuclear Regulatory Commission.
          In rendering the opinions expressed herein we have also assumed and relied upon, without independent investigation, the following:
               (i) That each of the parties to the Loan Documents other than the Mortgagor (collectively, the “Other Parties”) was in legal existence and had the power to enter into the Loan transaction and perform its obligations under the Loan Documents; the due authorization by all requisite action and the due execution and delivery of the Loan Documents by each of the Other Parties and that any person acting on behalf of any of the Other Parties was duly authorized to act in that capacity;
               (ii) That no fraud exists with respect to the transactions or matters which are the subject of the opinions herein;
               (iii) The proper filing, recording or indexing, as appropriate, of the Mortgage in the registry of deeds and the registry district of the Land Court, as applicable, of Plymouth County (as applicable, the “Registry”) and the payment of all filing and recording fees, taxes and similar charges relating to such filing and recording;
               (iv) That Mortgagor has all right, title and interest in and to all real property, real property interests, real property rights, fixtures, goods which are fixtures, personal property, membership interests, and all other collateral which is purported to be encumbered or pledged by the Mortgage, and the description of the real property set forth in the Mortgage is correct, complete and adequate;
               (v) That the Lenders have made the loan referenced in the Loan Documents (the “Loan”);
               (vi) That all exhibits and schedules have been or will be properly attached to the Mortgage prior to filing or recording and with respect to any legal description, it correctly describes or will correctly describe the real estate intended to be affected thereby;
               (vii) That there are no documents, agreements, understandings or negotiations between the parties to the Loan Documents which would expand, modify or

4

otherwise affect the respective rights and obligations of the parties set forth in the Loan Documents, that the Loan Documents correctly and completely set forth the intent of all parties thereto and that there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Loan Documents;
               (viii) That the Mortgage is valid, binding and enforceable against each party thereto other than Mortgagor, and that the other Loan Documents are valid, binding and enforceable against each of the parties thereto;
     For purposes of our opinion in paragraph 5 below, we have also made and relied upon, without independent investigation, the following assumptions (ix) through (xii):
               (ix) that Citigroup, Goldman, the Administrative Agent, the Collateral Agent, and the Syndication Agent maintain a principal place of business in New York;
               (x) that the Loan Documents were negotiated and finalized on behalf of and executed by all parties in New York;
               (xi) that Borrower and Mortgagor delivered the Loan Documents to the Lender Parties in New York; and
               (xii) that the Loan will be funded to Borrower from New York, that the repayment of the Loan will be made to Administrative Agent’s office in New York, and that Administrative Agent will service the Loan from New York.
     Our opinions in paragraphs 7 and 8 below are limited to Article 9 of the Uniform Commercial Code of Massachusetts (the “Massachusetts UCC”) and to “UCC Property,” which means the property described in both the Mortgage and also in the Financing Statements that is subject to the Massachusetts UCC. For purposes of our opinion in paragraphs 7 and 8, we have also made and relied upon, without independent investigation, the following assumptions (xiii) through (xvii):
               (xiii) the Mortgage and the Financing Statements accurately state the correct name of the debtor and secured party named therein and a correct mailing address for the debtor and the secured party named therein;
               (xiv) value will have been given to the Mortgagor within the meaning of Section 9-203 of the Massachusetts UCC in connection with the execution and delivery of the Mortgage;

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               (xv) the descriptions of the UCC Property in the Mortgage and the Financing Statements accurately describe the UCC Property intended to be encumbered by the Mortgage and the Financing Statements;
               (xvi) the Mortgagor has sufficient rights in the UCC Property to grant the security interest in the UCC Property intended to be granted by the Mortgage; and
               (xvii) the real property to which all UCC Property that is fixtures is attached or to be attached is accurately described in both the Mortgage and the Financing Statements.
     We express no opinion in paragraphs 7 and 8 as to farm products, as-extracted collateral, timber to be cut or goods covered by a certificate of title.
     Based on the foregoing and upon such investigation as we have deemed necessary, and subject to the qualifications and exceptions herein contained, we are of the opinion that:
          1. Mortgagor is a limited liability company validly existing and in good standing under the laws of the Commonwealth of Massachusetts.
          2. Mortgagor has the limited liability company power and authority to own, lease and operate real property and to execute and deliver, and perform Mortgagor’s obligations under, the Mortgage Documents.
          3. The execution and delivery of the Mortgage Documents by Mortgagor and the performance of Mortgagor’s obligations under the Mortgage Documents have been duly authorized by all requisite limited liability company action of Mortgagor and the Mortgage Documents have been duly executed and delivered by Mortgagor.
          4. The Mortgage is the legal, valid and binding obligation of Mortgagor, enforceable against Mortgagor in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, arrangement moratorium or other similar laws relating to or affecting the rights of creditors generally, and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law). The aforesaid opinion as to enforceability of the Mortgage is also subject to the qualification that certain provisions contained in the Mortgage may not be enforceable, but (subject to the limitations set forth in the foregoing clauses (i) and (ii)) such unenforceability will not render the Mortgage Documents invalid as a whole or substantially interfere with realization of the principal benefits and/or security provided thereby, which we understand to consist of the foreclosure of the Mortgage in accordance with applicable law. In rendering the above opinion we have assumed that the internal laws of the Commonwealth of Massachusetts would be applicable notwithstanding the choice of law provisions set forth in the Mortgage Documents.

6

          5. The courts of the Commonwealth of Massachusetts, or a United States federal court located in Massachusetts applying Massachusetts law, will give effect to the choice of law provisions of the Mortgage Documents, except to the extent that any term of the Mortgage Documents (or any term of the other Loan Documents relevant thereto), or any provision of the law of New York applicable thereto, violates the public policy of the Commonwealth of Massachusetts, and except as the same may be limited by general principles of equity.
          6. The execution and delivery by Mortgagor of the Mortgage Documents do not, and the payment by Borrower of the indebtedness under the Loan will not, (a) conflict with or violate any provision of the Operating Agreement, or (b) result in a breach of, or constitute a default under any of the terms, conditions or provisions of any material document, agreement or other instrument to which the Mortgagor is a party or by which it is bound and which is identified in Schedule B hereto, (c) conflict with or violate any Massachusetts law, rule, regulation or ordinance applicable to Mortgagor, or (d) violate any judgment, writ, injunction, decree, order or ruling of any court or governmental authority binding on the Mortgagor and identified in Schedule C hereto.
          7. The Mortgage is in proper form sufficient to constitute a valid and effective fixture filing under Article 9 of the Massachusetts UCC for the property described in the Mortgage that is subject to Article 9, naming Mortgagor as debtor and Collateral Agent as secured party.
          8. The Mortgage creates a valid security interest in the UCC Property in favor of the Collateral Agent. Upon the recording and/or filing of the Mortgage and the Financing Statements with the Registry and the State Secretary, Collateral Agent will have a perfected security interest in the UCC Property in which a security interest can be perfected by filing a financing statement.
          9. There are no mortgage taxes payable to the Commonwealth of Massachusetts or to any governmental authority or regulatory body located therein on account of the execution or delivery of the Mortgage, or the creation of the liens and security interests thereunder, or the filing, recordation or registration of the Mortgage, except for nominal filing or recording fees.
     We advise you, with the understanding that such matters are outside the scope of our opinion, that the priority of the Mortgage as security for future advances or amounts advanced, repaid and readvanced from time to time may be subject to the superior interest of intervening encumbrances, including new encumbrances of record, and it may be necessary to examine title to the real and personal property encumbered thereby prior to advancing or readvancing funds to determine the priority of the Mortgage as security therefor.

7

     We also advise you that we are not representing Borrower or Mortgagor in any pending litigation in which it is a named defendant that challenges the validity or enforceability of, or seeks to enjoin the performance of, the Loan Documents.
     This opinion is furnished by us as counsel for the Borrower and Mortgagor solely in connection with the Loan and may be relied upon only by you, your successors as Administrative Agent and Collateral Agent, any purchaser of the Loan and subsequent holder of any Note and any national statistical rating agency that assigns a rating to any securities issued in connection with the Loan. Our opinion may not be used, quoted from, referred to or relied upon by you or by any other person for any other purpose, nor may copies be delivered to any other person, without our prior written consent in each instance; except that you may deliver copies of this opinion to prospective purchasers of any Note and participants in the Loan, so long as such participants acquire their interests through a private placement. We shall have no obligation to revise or reissue this opinion with respect to any change in law or any event, fact, circumstance or transaction which occurs after the date hereof. In addition, we express no opinion with respect to any issue arising out of or related to (i) the identity or status of any transferee of any Note or participant in the Loan, (ii) a securitization of the Loan, or (iii) any subsequent transaction.
Sincerely,
GOODWIN PROCTER LLP

8

Schedule A
Lenders

9

Schedule B
Agreements, Etc.

10

Schedule C
Judgments, Etc.

11

FORM OF OPINION OF BORROWER’S REGULATORY
MASSACHUSETTS COUNSEL
[LETTERHEAD OF LAW FIRM]
BNP Paribas, as the Administrative Agent,
The Bank of Nova Scotia, As the Collateral Agent,
And each Financial Institution identified on Schedule A hereto
                    , 2009

Re:	$2,300,000,000 Loan from the Lenders under the Credit Agreement (defined below) to Enexus Energy Corporation
Ladies and Gentlemen:
We have acted as special Massachusetts counsel to Enexus Energy Corporation, a Delaware corporation (the “Borrower”) and Enexus Nuclear Pilgrim, LLC, a Massachusetts limited liability company (the “Company”) in connection with the preparation, execution and delivery of the Credit Agreement (the “Credit Agreement”), dated as of December ___, 2008, among the Borrower, the Lenders and Issuers party thereto, Citigroup Global Markets Inc. and Goldman Sachs Credit Partners L.P., as Joint Book Runners and Joint Lead Arrangers, [                    ] as Syndication Agent, BNP Paribas, as Administrative Agent (“Administrative Agent”) and The Bank of Nova Scotia, as Collateral Agent (“Collateral Agent); the Guarantee and Collateral Agreement, dated as of the date hereof (the “Collateral Agreement”), among the Borrower, the Company and each of the other entities party thereto as grantors (together with the Company, the “Subsidiary Guarantors”), the Collateral Agent and the Administrative Agent and the other parties thereto; and the Collateral Agency and Intercreditor Agreement, dated as of the date hereof (the “Intercreditor Agreement”), among the Borrower, the Subsidiary Guarantors, the Collateral Agent and the Administrative Agent and the other parties thereto. The Credit Agreement, the Collateral Agreement and the Intercreditor Agreement are hereinafter collectively referred to as the “Transaction Documents”.
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, as to matters of fact material to the opinions set for the below, on representations in the Transaction Documents and certificates and other inquiries of officers of the Borrower and the Company. In particular and without limiting the foregoing, we have relied on the representations of the Company that it is engaged in production, manufacture and generation of electricity for sale at wholesale only and that neither the Company nor any of its affiliates is engaged in the delivery of electricity over lines which operate at a voltage level typically equal to or greater than 110 volts and less than 69,000 volts to an end-use customer within Massachusetts.
The opinions set forth below are solely limited to the laws of the Commonwealth of Massachusetts regulating entities engaged in the sale or distribution of electricity within Massachusetts (“Applicable Laws”).
Based upon the foregoing and subject to the additional qualification set forth below, we are of the opinion that:
     (a) the execution and delivery by each of the Company and the Borrower of the Transaction Documents to which it is a party do not, and the performance by it of its obligations thereunder, will not violate any Applicable Laws; and
     (b) no consent, approval, license or exemption by, order or authorization of any Massachusetts governmental authority pursuant to Applicable Laws is required to be obtained or made by the Company or the Borrower in connection with its execution and delivery of the Transaction Documents to which it is a party or the performance by it of its obligations thereunder.
This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).
This opinion letter is being furnished only to you for your use solely in connection with the Transaction Documents and the transactions contemplated thereby, and neither it nor the opinions it contains may be relied upon for any other purpose or by anyone else, except that any person who succeeds you in accordance with the provisions of the Credit Agreement may rely on this opinion as if it were specifically addressed to such person on the date hereof.
Very truly yours,
GOODWIN PROCTER LLP

2

EXHIBIT L
NEW YORK LOCAL COUNSEL OPINION (REGULATORY)
See attached.

L-1

[Agents listed in the Credit Agreement and
Lenders listed in the Credit Agreement]
[Address]

Re:	Enexus Energy Corporation
Ladies and Gentlemen:
          We have acted as special state regulatory counsel to Entergy Nuclear FitzPatrick, LLC, a Delaware limited liability company (“ENFP”), Entergy Nuclear Indian Point 2, LLC, a Delaware limited liability company (“ENIP2”), and Entergy Nuclear Indian Point 3, LLC, a Delaware limited liability company (“ENIP3”) ( collectively, the “Companies”), and Enexus Energy Corporation, a Delaware corporation (“Enexus”), in connection with certain matters of New York public utility law relating to the execution and delivery of (a) the Guarantee and Collateral Agreement, dated as of December[   ], 2008 (the “Collateral Agreement”), by and among Enexus (as the “Borrower”), and each of the other entities party thereto as guarantors (together with the Company, the “Subsidiary Guarantors”), The Bank of Nova Scotia as collateral agent (the “Collateral Agent”), BNP Paribas as administrative agent (the “Administrative Agent”), and the other secured parties from time to time party thereto; and (b) the Collateral Agency and Intercreditor Agreement, dated as of December [   ], 2008 (the “Intercreditor Agreement”), by and among the Borrower, the Subsidiary Guarantors, the Collateral Agent, the Administrative Agent, and the other secured parties from time to time party thereto. This opinion is being furnished pursuant to Section 4.03(a)(x) of the Credit Agreement, dated as of December [   ], 2008 (the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto from time to time as a lender or issuer, Citigroup Global Markets Inc. and Goldman Sachs Credit Partners L.P., as joint book runners and joint lead arrangers, the Administrative Agent, the Collateral Agent and [        ] as syndication agent. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Credit Agreement.
          In connection therewith, we have examined (a) the Collateral Agreement, (b) the Intercreditor Agreement, (c) the Creditor Agreement (collectively, the “Transaction Documents”), and (d) the Order of the New York State Public Service Commission in Case 08- E-0077 dated [        ] (the “Order”). In addition, we have examined originals (or copies certified or otherwise identified to our satisfaction) of such other agreements, instruments, certificates, documents and records, and we have made such investigations of law, as we have deemed necessary or appropriate as a basis for the opinions expressed below.
          In such examination, we have assumed, with your approval and without independent investigation, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all such documents submitted to us as copies and the authenticity of the originals of such latter documents. We have also assumed with your permission that the factual representations made in the materials examined (including the representations made in the Transaction Documents) are true, complete and accurate. We have also assumed that the books and records of Enexus are maintained in accordance with proper corporate procedures. As to any facts material to our opinions, we have, when relevant facts were not independently established by us, relied upon the Transaction Documents and the aforesaid other agreements, instruments, certificates, documents and records and upon statements and certificates of officers and representatives of Enexus and/or the Companies and public officials as in our judgment were necessary or appropriate to enable us to render the opinions expressed below.
          We have further assumed, with your consent, that the execution, delivery, and performance by the Companies and the Borrower of the Transaction Documents do not and will not conflict with, contravene, violate, or constitute a default under (a) any lease, indenture, instrument, or other agreement to which they are a party, (b) any rule, law or regulation to which they are subject (other than the New York State Public Service Law and any rule, regulation or order of the New York State Public Service Commission applicable to ENFP, ENIP2, ENIP3 or Enexus (“New York Public Utility Laws”) or (c) any governmental approvals, other than governmental approvals pursuant to the New York Public Utility Laws.
          We have also assumed, with your consent, that no governmental approval (from entities other than the New York State Public Service Commission) that has not already been obtained or made, and that is not in full force and effect, final and non-appealable, is required to be made or obtained by any of the Companies, the Borrower or the Subsidiary Guarantors in connection with the execution, delivery, and performance of the transactions described in the Transaction Documents.
          Except to the extent expressly set forth herein, we have not been asked to nor have we undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Companies or Enexus or the rendering of the opinions set forth herein. We have not rendered financial advice to you, or any other person, and do not represent by this opinion letter, or otherwise, that we have reviewed or made any assessment about, nor do we offer any opinions about, the economic or financial aspects of, and/or any other matter relating to, the transactions contemplated in the Transaction Documents. Based upon and subject to the foregoing, and subject to the further limitations, qualifications, exceptions and assumptions set forth below, we are of the opinion that:
     1. Neither the execution and delivery by the Companies or Enexus of the Transaction Documents to which they are a party nor the consummation by the Company or Enexus of the transactions contemplated thereby in accordance with the terms thereof will violate the New York State Public Service Law or any rule, regulation or order of the New York State Public Service Commission applicable to ENFP, ENIP2, ENIP3 or Enexus, except where the violation would not have a material adverse affect on the Company and Enexus; and
     2. No consent, approval, waiver, license, authorization or order of, or filing, registration or qualification with the New York State Public Service Commission having jurisdiction over ENFP, ENIP2, ENIP3 or Enexus is required under the New York State Public Service Law for the execution or delivery by the Companies or Enexus of the Transaction Documents or the consummation of the transactions contemplated thereby other than (a) such as have been obtained with the issuance of the Order and (b) the conditions set forth in the Order that [INSERT NOTICE PROVISIONS AND CONDITIONS], except where the failure to obtain such consent, approval, waiver, license, authorization or order would not have a material adverse effect on the Companies and Enexus.
          In addition, while no stay is applicable to the Order, such Order is subject to a 30-day rehearing period pursuant to Section 22 of the New York Public Service Law, a four month appeal period pursuant to Article 78 of the New York Civil Practice Law and Rules and possible reconsideration by the New York State Public Service Commission at any time.
          This opinion covers only those matters explicitly set forth herein, relating to the New York Public Utility Laws. Accordingly and without limitation, in this opinion letter we express no opinion with respect to the following: (a) compliance with any federal or state securities laws or regulations; (b) title to any assets that the parties to the Transaction Documents may purport to hold, the existence of any liens, charges, or encumbrances thereon, the accuracy of the description of the property contained in the Transaction Documents or the relative priority of any liens created by the Transaction Documents; (c) any law, statute, rule, regulation, ordinance, order, permit or decree of any court or governmental instrumentality relating to land use, the environment, property (including real property, personalty and fixtures) of the Companies or Enexus; (d) the creation, perfection or priority of any security interest created under the Transaction Documents; or (e) the enforceability of any of the Transaction Documents.
          The opinions expressed in this letter are as of the date hereof. We assume no obligation to update, revise, or supplement this letter, nor to communicate further with or advise you with respect to any matter covered in this letter or any change, development, occurrence, circumstance, or condition in respect of any such matter.
          The opinions expressed herein are limited to the New York State Public Service Law and the regulations and orders of the New York State Public Service Commission and no opinion is expressed herein with respect to any other type of law or regulation of the State of New York or the laws or regulations of the United States of America. In addition, no opinion is expressed herein with respect to the laws or regulations of any other state, country or jurisdiction.
          We are furnishing this letter to you solely for your benefit in connection with the Transaction Documents. This letter is not to be used, circulated, quoted, referred to, delivered to, or relied upon in any manner, for any other purpose, by any other person or entity, except that any person who becomes an Agent, Lender, Issuer or participant in accordance with the provisions of the Credit Agreement may rely on this opinion as if it were specifically addressed and delivered to such person on the date hereof, or in connection with any other transaction, without our prior express written consent.

EXHIBIT M
MICHIGAN LOCAL COUNSEL OPINION
(REGULATORY AND REAL ESTATE)
See attached.

M-1

[DYKEMA DRAFT MICHIGAN REGULATORY CREDIT OPINION]
December __, 2008
[Agents and Lenders under Credit Agreement]

Re: Enexus Energy Corporation $                     Credit Agreement dated                     , 2008 and related Transaction Documents
Ladies and Gentlemen:
We have been engaged to serve as Michigan regulatory counsel to Enexus Nuclear Palisades, LLC, a Delaware corporation (“Palisades” or the “Company”), and to Enexus Energy Corporation, a Delaware corporation (“Enexus”), in connection with (A) the Guarantee and Collateral Agreement, dated as of [•] (the “Collateral Agreement”), by and among Enexus (as the “Borrower”), the Company and each of the other entities party thereto as grantors (together with the Borrower and the Company, the “ Grantors”), The Bank of Nova Scotia as collateral agent (the “Collateral Agent”), BNP Paribas as administrative agent (the “Administrative Agent”), and the other secured parties from time to time party thereto; (B) the Collateral Agency and Intercreditor Agreement, dated as of December ___, 2008 (the “Intercreditor Agreement”), by and among the Borrower, the Grantors, the Collateral Agent, the Administrative Agent, and the other secured parties from time to time party thereto; and (C) the Accession Agreement, dated                     , 200_, between the Company and                      (the “Accession Agreement”). This opinion is being delivered pursuant

to Section                      of the Credit Agreement, dated as of December                    , 2008 (the “Credit Agreement”), between the Borrower, the financial institutions party thereto from time to time as a lender or issuer, Citigroup Global Markets Inc. and Goldman Sachs Credit Partners L.P., as joint book runners and joint lead arrangers, the Administrative Agent, the Collateral Agent and                      as syndication agent.
          In rendering the opinions set forth herein, we rely on the Company’s representation that the only electric generation assets in Michigan of the Borrower and the Company relate to the Company’s direct or indirect ownership interest in and operation of the Palisades Nuclear Power Plant, and that any electric transmission or distribution assets related thereto are not used for the benefit of any third parties. As such, neither the Borrower nor the Company is an “electric utility” or a “public utility” subject to regulation by the Michigan Public Service Commission or any other state electric utility regulatory agency.
          Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:
     1. The execution and delivery by the Company and the Borrower of the Collateral Agreement, the Credit Agreement, the Accession Agreement and the Intercreditor Agreement (the “Transaction Documents”), as applicable, and the performance by the Company and the Borrower of their obligations thereunder, will not result in the violation of any applicable Michigan laws, or any rules and regulations promulgated thereunder, regulating the generation, transmission or distribution of electricity by “public utilities” or similarly designated entities located or doing business in Michigan (the “Applicable Laws”); and
     2. No Michigan utility regulatory approval is required for the execution and delivery of the applicable Transaction Documents by the Company and the Borrower, the consummation of the transactions contemplated thereby or the performance of their obligations thereunder; and
          In rendering the foregoing opinions, we have assumed, with your consent, that:
          a. the execution, delivery, and performance by the Company and the Borrower of the Transaction Documents do not and will not conflict with, contravene, violate, or constitute a default under (i) any lease, indenture, instrument, or other agreement to which they are a party, (ii) any rule, law or regulation to which they are subject, other than the Applicable Laws, or (iii) any governmental approvals other than governmental approvals pursuant to the Applicable Laws; and
          (b) no governmental approval (from jurisdictions other than Michigan) that has not already been obtained or made, and that is not in full force and effect, final and non-appealable, is required to be made or obtained by any of

Company, the Borrower or the Grantors in connection with the execution, delivery, and performance of the transactions described in Transaction Documents.
          This opinion is based solely on and limited to the laws of the State of Michigan, and the rules and regulations promulgated thereunder, regulating the generation, transmission or distribution of electricity by “public utilities” or similarly designated entities located or doing business in Michigan. We express no opinion on the laws of any other jurisdiction, or on any other Michigan laws, including but not limited to laws relating to the issuance and registration of securities, environmental regulation and taxation.
          This opinion is furnished only to you on the applicability of Michigan utility regulatory law for your benefit as lenders in connection with the closing of the transactions contemplated in the Transaction Documents. Without our prior written consent, this opinion may not be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by, or assigned to, any other person for any purpose, except that any person who becomes an Agent, Lender, Issuer or participant in accordance with the provisions of the Credit Agreement may rely on this opinion as if it were specifically addressed and delivered to such person the date hereof and other than your successors in interest by means of merger, consolidation, transfer of a business or other similar transaction. This opinion is an expression of professional opinion and not a guarantee of any result.
Very truly yours,

Dykema Gossett PLLC
Suite 700
300 Ottawa Avenue, N.W.
Grand Rapids, Michigan 49503

WWW.DYKEMA.COM

Tel: (616) 776-7500
Fax: (616) 776-7573

Brian J. Page
Direct Dial: (616) 776-7509
Email: BPAGE@DYKEMA.COM
                                        , 2008
[Citigroup Global Markets Inc.]
[Goldman Sachs Credit Partners L.P.]

Re:	$2,300,000,000.00 Loan (“Loan”) by the “Lenders” (defined below) to Enexus Energy Corporation, a Delaware corporation (“Borrower”)
Ladies and Gentlemen:
     We have acted as special State of Michigan counsel to Enexus Nuclear Palisades, LLC, a Delaware limited liability company (“Mortgagor”), f/k/a Entergy Nuclear Palisades, LLC, for limited purposes related to the financing transaction described in (i) the Credit Agreement evidencing the Loan (“Credit Agreement”) dated as of December 10, 2008, among Borrower, the Lenders and Issuers identified therein (collectively “Lenders”, and individually a “Lender”), Citigroup Global Markets, Inc. and Goldman Sachs Credit Partners, L.P., as joint book runners and joint lead arrangers (in such capacities, collectively the “Arrangers”), [                    ], as Syndication Agent (in such capacity, “Syndication Agent”), [                    ], as Administrative Agent (in such capacity and together with its permitted successors, “Administrative Agent”), and [                    ] as Collateral Agent (in such capacity and together with its permitted successors, “Collateral Agent”), and (ii) the Mortgage, dated as of December 10, 2008 (“Mortgage”), made by the Mortgagor in favor of the Collateral Agent, as Mortgagee, and encumbering certain premises in Covert Township, Van Buren County (the “County”), Michigan (the “State”). Although we have represented Entergy Nuclear Palisades, LLC in connection with certain discrete matters, we are not generally familiar with the business records, transactions or activities of Mortgagor, and our knowledge in these matters is limited to information that was specifically brought to our attention by Entergy Nuclear Palisades LLC in connection with such discrete matters.
     In such capacity, we have reviewed the following documents as executed in connection with the aforementioned transaction, each of which has been provided to us by counsel to the Collateral Agent:
California | Illinois | Michigan | Texas | Washington D.C.

[Citigroup Global Markets, Inc., et al.]
                                        , 2008

(a) The Mortgage; and
(b) A UCC Financing Statement (the “Financing Statement”) naming Mortgagor, as debtor, and Collateral Agent, as secured party, covering “fixtures” attached to the land described in the Mortgage.
     Terms used in this letter but not defined in this letter shall have the meaning assigned in the Mortgage. The Mortgage and the Financing Statement are hereinafter collectively referred to as the “Documents”. For purposes of this opinion, Syndication Agent, Administrative Agent, and Collateral Agent are sometimes collectively referred to as “Agents” and sometimes individually referred to as an “Agent”.
     In rendering our opinion we have also examined and relied upon a copy (certified by the Michigan Department of Labor & Economic Growth) of the Application for Certificate of Authority to Transact Business in Michigan for Entergy Nuclear Palisades, LLC filed with the Michigan Department of Labor & Economic Growth on February 7, 2007, together with a Certificate Amending Application for Certificate of Authority to Transact Business in Michigan for Mortgagor filed with the Michigan Department of Labor & Economic Growth on                     , 2008 (collectively, the “Michigan Certificate of Authority”), and have assumed that the Mortgage and the Financing Statement will each be duly recorded in and indexed by the Office of the Register of Deeds of the County and that all applicable recording fees will be paid at the time of recording.
     In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of Mortgagor and Borrower and upon the representations and warranties of Mortgagor contained in the Documents and the representations and warranties of Borrower contained in the Credit Agreement. As used herein, “to our knowledge” and “of which we are aware”, or similar words, mean the conscious awareness of facts or other information by Brian J. Page or Catherine A. Brainerd in their capacity as attorneys of Dykema Gossett PLLC acquired in the course of their involvement in the transactions contemplated by the Documents.
     We have not reviewed any documents, instruments, terms or provisions incorporated into or referred to in any of the Documents, and have assumed that such other documents, instruments, terms and provisions are legal, valid and binding and enforceable in accordance with their terms and do not affect any of the opinions given in this letter. We express no opinion with respect to the enforceability or binding effect of any of the Documents to the extent the Documents are rendered wholly or partially unenforceable or non-binding on account of any
California | Illinois | Michigan | Texas | Washington D.C.

[Citigroup Global Markets, Inc., et al.]
                                        , 2008

document, instrument, term or provisions incorporated into or referred to in any of the Documents.
     We understand that with respect to title matters, you will be relying solely on various title commitments and/or a title insurance policy. We have not made any investigation of and do not express an opinion as to, any matters of title to any of the Mortgaged Property (whether real, personal or mixed). We also do not express any opinion as to the adequacy of the description of the Mortgaged Property contained in the Mortgage or the collateral description or real property legal description in the Financing Statement.
     We express no opinion with respect to the effect of any law other than the law of the State.
     In rendering the opinions expressed herein we have also assumed and relied upon with your permission, without independent investigation, the following:
     (i) No fraud, duress or undue influence exists with respect to the transactions or matters which are the subject of the opinions herein;
     (ii) Mortgagor has all right, title and interest in and to all real property, real property interests, real property rights, fixtures, goods which are fixtures, personal property, membership interests, and all other collateral which is purported to be mortgaged, assigned, encumbered or pledged by the Mortgage, and the description of the Real Property set forth in the Mortgage is correct, complete and adequate;
     (iii) Lenders have made the Loan;
     (iv) All exhibits and schedules have been or will be properly attached to the Mortgage prior to recording;
     (v) There are no documents, agreements, understandings or negotiations between the parties to the Documents which would expand, modify or otherwise affect the respective rights and obligations of the parties set forth in the Documents, and the Documents correctly and completely set forth the agreements and intent of all parties thereto;
     (vi) The Documents are valid, binding and enforceable against each of the parties thereto other than Mortgagor;
     (vii) All parties to the Documents have complied and will comply with any requirement of good faith, fair dealing and commercial reasonableness;
California | Illinois | Michigan | Texas | Washington D.C.

[Citigroup Global Markets, Inc., et al.]
                                        , 2008

     (viii) The parties to the Document will receive adequate consideration and reasonably equivalent value in connection with the execution and delivery of the Documents;
     (ix) Each party to the Documents has been duly formed, is validly existing, and is in good standing under the laws of its state of organization or incorporation;
     (x) Each party to the Documents has the power and authority to enter into and perform its obligations under the Documents and has duly authorized, executed and delivered the Documents, and all signatures on the Documents are genuine;
     (xi) To the extent the obligations of the Mortgagor, and the exercise of any remedies thereunder or in connection therewith, may be dependent thereon, each of the parties to the Mortgage other than Mortgagor is in compliance with all laws, rules and regulations applicable to it, including the laws of any domicile in which it is or will be doing business, as well as with all applicable orders, judgments and decrees of courts, arbitrators and governmental authorities having jurisdiction over it, and each of them has taken and will take all steps necessary to comply with all laws, rules and regulations applicable to it, as well as with all applicable orders, judgments and decrees of courts, arbitrators and governmental authorities having jurisdiction over it, with respect to its participation in the transactions contemplated by the Documents;
     (xii) All approvals, permits, licenses and authorizations necessary for Mortgagor to conduct its business and operate its properties in the State have been issued and are in full force and effect;
     (xiii) Mortgagor is not a “transmitting utility” as defined in the Uniform Commercial Code;
     (xiv) The consummation of the transactions contemplated by the Documents will not cause or result in a breach of any instrument, agreement or document to which Mortgagor is a party or by which it is, or any of its assets are, bound;
     (xv) All applicable rates of interest (computed by including all amounts under the Credit Agreement or any other document or instrument related to the Loan deemed to be interest under Michigan law whether or not denominated as interest) will not exceed the rate of twenty-five percent (25%) simple interest per annum during the entire term of the Loan, and all rates of interest on delinquent or overdue installments of interest will not exceed the rate of ten percent (10%) simple interest per annum during the entire term of the Loan;
     (xvi) None of the Mortgaged Property is consumer goods, growing crops or crops to be grown, equipment used in farming operations, farm products, accounts or general tangibles arising from or relating to the sale of farm products by a farmer, or consumer goods, timber to be
California | Illinois | Michigan | Texas | Washington D.C.

[Citigroup Global Markets, Inc., et al.]
                                        , 2008

cut, unextracted minerals or the like (including oil and gas), or accounts resulting from the sale thereof (including oil and gas);
     (xvii) Borrower and each Agent and Lender maintains an office and engages in significant business operations in the State of New York, the Credit Agreement, Guarantee and Collateral Agreement and Documents were negotiated in the State of New York, the transactions contemplated by the Credit Agreement, Guarantee and Collateral Agreement and Documents were closed in New York, and payments on the indebtedness secured by the Mortgage will be received in New York;
     (xviii) New York state law is not violative of a fundamental policy of the State or of any other state that (i) has a materially greater interest than the State of New York in the determination of a particular issue and (ii) would be the state of applicable law in the absence of an effective choice of law by the parties;
     (xix) The Credit Agreement has been duly authorized, executed and delivered by all parties thereto and is the legal, valid and binding obligation of each such party, enforceable against them in accordance with its terms;
     (xx) The Guarantee and Collateral Agreement has been duly authorized, executed and delivered by Mortgagor and is the legal, valid and binding obligation of Mortgagor, enforceable against Mortgagor in accordance with its terms;
     (xxi) Each Agent is either (i) organized as a national bank under the U.S. National Bank Act, or (ii) organized as a banking corporation under the statutes of a U.S. state other than Michigan; and
     (xxii) Each Agent that is organized as a national bank under the U.S. National Bank Act or organized as a banking corporation under the statutes of a U.S. state other than Michigan is authorized, under the law of its jurisdiction of organization, to exercise trust powers.
     We understand that all assumptions in this letter, as well as the qualifications and limitations set forth below, are acceptable to you.
     Based on the foregoing, and subject to the qualifications and exceptions herein contained, we are of the opinion that:
     1. Based solely upon the Michigan Certificate of Authority, Mortgagor is qualified to transact business in the State as a foreign limited liability company.
California | Illinois | Michigan | Texas | Washington D.C.

[Citigroup Global Markets, Inc., et al.]
                                        , 2008

     2. The laws of the State do not prohibit Mortgagor from owning the Real Property and Improvements or mortgaging the Real Property and Improvements to Collateral Agent pursuant to the Mortgage.
     3. To the extent governed by the laws of the State, the Mortgage is the valid and binding obligation of Mortgagor, enforceable against Mortgagor in accordance with its terms.
     4. A court sitting in the State and applying the laws of the State, if properly presented with the facts of the transactions contemplated by the Credit Agreement, the Guarantee and Collateral Agreement and the Documents, would honor the choice of law provisions contained in the Mortgage.
     5. The Loan, as and if made pursuant to the Credit Agreement, will not violate any applicable usury laws of the State, or other applicable laws of the State regulating the interest rate and the interest, fees and other charges that may be charged and/or collected with respect to the Loan, assuming for the purposes of this opinion that the internal laws of the State were applied.
     6. The Michigan Business Corporations Act (the “MBCA”), which requires corporations to register to transact business in the State, specifically provides that it “does not apply to insurance, surety, savings and loan associations . . . and banking corporations.” MCL 450.1123(2). Accordingly, if an Agent is an insurance, surety, savings and loan association or banking corporation, that Agent will not be required to register to do business under the MBCA.
     In addition, the MBCA provides that certain activities by a corporation organized under the laws of a jurisdiction other than the State (a “foreign corporation”) do not, by themselves, constitute the “transaction of business” within the State. The MBCA specifically provides:
     (1) Without excluding other activities which may not constitute transacting business in this state, a foreign corporation is not considered to be transacting business in this state, for purposes of this act, solely because it is carrying on in this state any 1 or more of the following activities:
* * *
     (g) Creating or acquiring indebtedness, mortgages, and security interests in real or personal property.
     (h) Securing or collecting debts or enforcing mortgages and security interests in property securing the debts.
     (i) Owning, without more, real or personal property.
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[Citigroup Global Markets, Inc., et al.]
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     (j) Conducting an isolated transaction that is completed within 30 days and that is not one in the course of repeated transactions of like nature.
     (k) Transacting business in interstate commerce.
     MCL 450.2012(1). Accordingly, even if an Agent does not qualify under the exception set forth above for insurance, surety, savings and loan associations and banking corporations, an Agent may be able to rely upon one of these exceptions to determine that its activities under the Credit Agreement and the Documents do not constitute the transaction of business in the State.
     If it is determined that an Agent is required to qualify to transact business in the State and that the Agent did not comply with such requirements, MCL 450.2051 provides that the validity of the Documents would not be affected by such non-compliance and that the non-qualified Agent would not be deemed to have waived any rights or remedies as a result of such non-compliance or (subject to the effect of any applicable statute of limitations) pending such qualification. However, the non-qualified Agent would be precluded from enforcing its rights in the courts of the State until such time as the Agent complies with the requirement that it be qualified to transact business in the State.
     7. Except for potential exposure to the Michigan Business Tax as discussed below, neither the execution nor delivery of the Documents, nor the performance of the Mortgagor thereunder, will subject the Agents or Lenders to taxation of income by the State.
     On July 12, 2007 Michigan enacted the Michigan Business Tax Act (the “MBT Act”), which established a new business tax regime in Michigan, in the form of the Michigan Business Tax (the “MBT”). The MBT was effective January 1, 2008, and replaced Michigan’s previously effective Single Business Tax (the “SBT”).
     For taxpayers other than insurance companies, the MBT incorporates a new “substantial nexus” standard for determining when a taxpayer is obligated to file an MBT tax return and pay MBT in Michigan. A party has “substantial nexus” and is subject to the MBT if it either (1) has a physical presence in Michigan for more than one day, or (2) has “Michigan receipts” of at least $350,000 in a tax year1 and “actively solicits sales” in Michigan.
     The first nexus test requires a physical presence in Michigan and is similar to the nexus standard applicable under Michigan’s previously effective SBT. Accordingly, based on the prior

[1]	We note that gross receipts of an “agent” are excluded for purposes of the MBT, and instead are allocated to the agent’s principals. MCL §208.1111(1)(a). This may provide a separate basis on which an Agent could argue that it is not subject to the MBT.
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[Citigroup Global Markets, Inc., et al.]
                                        , 2008

administrative position of the Michigan Department of Treasury (“Department”) with respect to lenders whose sole activity is limited to making loans secured by property located in Michigan, such activity will not without more create an MBT filing obligation under the physical presence test.
     The second nexus test under the MBT is new and can create an MBT modified gross receipts tax filing requirement for non-Michigan taxpayers. For purposes of this separate and independent nexus test, the term “Michigan receipts” includes interest earned on mortgages secured by property located in Michigan (i.e., mortgage income receipts are “sourced” to the location of the underlying mortgaged property). The term “actively solicits sales” is not defined in the MBT Act; instead, the MBT Act specifically authorized the Department to issue written guidance to define that term. The Department issued the required written guidance to define the term “actively solicits sales” on December 28, 2007 through the issuance of Revenue Administrative Bulletin (“RAB”) 2007-6. RAB 2007-6 states as follows:
     Purposeful solicitation of persons within this state [Michigan]. Solicitation means (1) speech or conduct that explicitly or implicitly invites an order; and (2) activities that neither explicitly nor implicitly invite an order, but are entirely ancillary to requests for an order. Solicitation is purposeful when it is directed at or intended to reach persons within Michigan or the Michigan market.
     Active solicitation includes, but is not limited to, solicitation through (1) the use of mail, telephone, and e-mail; (2) advertising, including print, radio, internet, television, and other media; and (3) maintenance of an internet site over or through which sales transactions occur with persons within Michigan.
     In evaluating whether acts of solicitation are sufficient to establish “active solicitation,” the Department looks to the quality, nature, and magnitude of the activity on a facts and circumstances basis.
     Under the MBT, therefore, a “physical presence” (e.g., the presence of an office or agents in the State of Michigan) is not the only determinant of nexus. The Department’s definition of the term “actively solicits sales” for purposes of the MBT creates a separate “economic presence” test. Economic presence is some presence that is less than a physical presence. As additional administrative guidance with respect to nexus for non-Michigan lenders, the Department issued Frequently Asked Questions No. F1 (“FAQ” F1), in which the Department provided:
     F1. Do nonresident financial institutions located outside Michigan whose only activity in Michigan consists of an ownership interest in loans
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[Citigroup Global Markets, Inc., et al.]
                                        , 2008

secured in whole or in part by real property located in Michigan have nexus under the MBT?
     A nonresident financial institution located outside Michigan whose only activity in Michigan consists of an ownership interest in loans secured in whole or in part by mortgages on real property located in Michigan will not have physical presence nexus under the MBT. However, nexus is determined by evaluating all facts and circumstances. To the extent that the nonresident financial institution, or its employee, agent, or independent contractor acting in a representative capacity, has physical presence in Michigan for more than one day, nexus is established. In addition, nexus also exists if the nonresident financial institution actively solicits sales in Michigan as described under RAB 2007-6 and has Michigan gross receipts of $350,000 or more.
     Solely making loans secured by property located in Michigan will not necessarily create nexus in Michigan for purposes of the MBT. However, an MBT filing requirement may arise if other activities of a lender or its agents in Michigan indicate that the lender (or any of its agents on behalf of the lender) has engaged in purposeful solicitation of business in Michigan. Whether purposeful solicitation has occurred is determined based on a facts and circumstances test.
     Given these considerations, and assuming that an Agent or Lender is not an insurance company, then neither an Agent nor a Lender will be subject to income taxation by the State solely by reason of making the extensions of credit contemplated by the Documents. However, it is possible that the other activities of the Agent or Lender in Michigan, when coupled with the making of loans secured by property located in Michigan, could create nexus, a filing requirement and a tax liability under the MBT.
     Insurance companies are subject to a separate premiums tax under the MBT. Separate rules apply to insurance companies and these separate insurance company rules are not addressed by or covered in this opinion.
     8. The Documents will collectively, upon due recording with and indexing by the Office of the Register of Deeds of the County, perfect Collateral Agent’s mortgage lien in those portions of the Mortgaged Property that constitute real property.
     9. Based solely upon our review of the Michigan Certificate of Authority, the Mortgagor is a “registered organization” under the Uniform Commercial Code as in effect in the State. Because Mortgagor is organized under the laws of the State of Delaware, under MCL 450.301 the law of Delaware governs perfection of a non-possessory security interest in collateral, other than collateral that is timber to be cut, as-extracted collateral, goods covered by a certificate of title, deposit accounts, letter-of-credit rights or, in certain cases, investment property, and other than fixtures where a secured party seeks to perfect by filing a fixture filing. Under MCL 450.9301, the local law of the jurisdiction in which the relevant fixtures are located
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[Citigroup Global Markets, Inc., et al.]
                                        , 2008

governs perfection by means of a fixture filing. Accordingly, the laws of the State will govern perfection of a security interest in fixtures located in the State by means of a fixture filing.
     10. The priority of the lien of the Mortgage, as to those portions of the Mortgaged Property that are real property, in respect of Loan advances secured by the Mortgage and made by the Lenders under the Credit Agreement on, before or after the date the Mortgage is duly recorded with and indexed by the Office of the Register of Deed of the County (the date of such recording and indexing is hereinafter referred to as the “Filing Date”), shall be determined by the Filing Date; provided that the priority thereof may be defeated (i) by certain statutory liens (including without limitation construction liens and certain tax liens), certain possessory interests, and knowledge of the mortgagee, and (ii) to the extent that another mortgage, lien or other interest in the Mortgaged Property that was recorded with respect to all or any part of the Mortgaged Property before April 1, 1991 would have had priority over the liens created by the Mortgage in the absence of the Future Advance Mortgages Act, MCL 565.901 et seq.
     11. No mortgage tax, intangibles tax, documentary stamp tax or similar taxes are required to be paid to the State or to any jurisdiction of the State as a condition to the legality or enforceability of the Mortgage; provided, however, that (i) statutory recording fees will be due and owing in connection with the recording of the Mortgage and the Financing Statement, and (ii) statutory transfer taxes will be due and owing with respect to any transfer or conveyance, by foreclosure or otherwise, of the Mortgaged Property or an interest therein.
     The opinions expressed herein are subject to the following further qualifications and limitations:
     A. Our opinions with respect to the validity, enforceability and binding effect of the Mortgage are subject to (i) the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium and other similar laws relating to or affecting the rights of creditors generally; and (ii) limitations imposed by general principles of equity and public policy upon the specific enforceability of any of the remedies, covenants or other provisions of the Documents, and upon the availability of injunctive relief or other equitable remedies, and the application of principles of equity (regardless of whether enforcement is considered in proceedings in law or in equity).
     B. Certain rights and/or remedies contained in the Documents may be rendered ineffective, or limited, by applicable laws or judicial decisions of the State, including without limitation the following:
     (i) any provision in the Documents granting or otherwise dealing with the assignment of leases and rents and the realization thereon, to the extent such provision does not comply with the State’s assignment of rents statute (MCL
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[Citigroup Global Markets, Inc., et al.]
                                        , 2008

554.231 et seq.), or to the extent that such provision purports to grant greater rights than are granted to secured parties generally under such statute;
     (ii) any provision in the Documents pursuant to which the Agent or the Lender purportedly has the right to take possession (directly, through a receiver or otherwise) of the Mortgaged Property immediately upon the occurrence of an event of default or before the expiration of the applicable redemption period or to take possession or dispose of the Mortgaged Property in a manner not provided under applicable statutes;
     (iii) any provision in the Documents that purports to provide for the appointment of a receiver at the election of the mortgagee or in other specified circumstances may not be enforceable because, under the law of the State, the right to the appointment of a receiver is discretionary with the court;
     (iv) any provision in the Documents that allows an Agent or Lender to accelerate the secured indebtedness in the event of a subsequent encumbrance of all or a part of the Mortgaged Property;
     (v) any provision in the Documents pursuant to which jurisdiction is purported to be vested in, or Mortgagor or any other party thereto is purported to consent to the exercise of jurisdiction in, any court where the exercise of such jurisdiction is within the discretion of such court or the court is not a court of general jurisdiction;
     (vi) any provision in the Documents pursuant to which either Mortgagor or any other party thereto purports to waive the right to trial by jury or to waive service of process or the right to an appraisal of the Mortgaged Property or to request the court to establish an upset price in connection with a judicial foreclosure of the Mortgage;
     (vii) any provision in the Documents pursuant to which Mortgagor purports to waive rights in violation of the Uniform Commercial Code, the constitution of the State or the Constitution of the United States;
     (viii) any provision in the Documents that purports to permit an Agent or Lender to exercise all remedies concurrently or in separate actions, to the extent that such exercise may thereby violate any requirements of the law of the State that preclude the separate and concurrent institution or maintenance of proceedings to foreclose a mortgage and to recover the debt secured thereby or that may require the consolidation of all cases to recover the debt;
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[Citigroup Global Markets, Inc., et al.]
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     (ix) any provision in the Documents that purports to grant the mortgagee the right to seek a deficiency judgment in connection with a power of sale foreclosure or foreclosure by advertisement, because MCL 600.3280 limits the right of a mortgagee to seek a deficiency judgment in connection with a power of sale foreclosure if the mortgagee purchases the property at the foreclosure sale and the mortgagor establishes that the property was fairly worth the amount of the debt secured or that the amount bid was substantially less than the mortgaged property’s true value;
     (x) any provision in the Documents pursuant to which the Mortgagor purports to waive any right of redemption that it may have at law or in equity, or any provision in the Documents that otherwise constitutes a “clog” on the rights of redemption of the Mortgagor;
     (xi) any provision in the Documents that purports to vest in an Agent or Lender the right to consolidate in a single foreclosure action all foreclosure proceedings against all collateral securing the indebtedness secured by the Documents, regardless of where such collateral is located;
     (xii) any provision in the Documents that purports to permit the continuation of the lien of the Mortgage as to unmatured indebtedness notwithstanding the sale of the Mortgaged Property in the event of foreclosure of the Mortgage as to matured but unpaid indebtedness;
     (xiii) any provision in the Documents pursuant to which the Mortgagor purports to appoint an Agent or Lender as attorney-in-fact for the Mortgagor;
     (xiv) any provision in the Documents that purports to permit an Agent or Lender to enforce its remedies without producing the original evidence of indebtedness at any trial or proceeding relative thereto.
     Our exception in clause (iv) above as to the enforceability of any provision of the Documents that purports to allow an Agent or Lender to accelerate the secured indebtedness in the event of a subsequent encumbrance of the Mortgaged Property is based upon the ambiguity in subsection 341(c)(2)(d)(1) of the Garn-St. Germain Depository Institutions Act of 1982 (P.L. 97-320) as to the enforceability of “due-on-encumbrance” clauses and upon the fact that no State case has upheld the validity of a due-on-encumbrance clause. While we do not believe that there was Congressional intent to invalidate such clauses, particularly in commercial transactions, a literal reading of the statute could support a contrary conclusion. As to the absence of State case law with respect to the validity of due-on-encumbrance clauses, we note that the Due-on-Sale Clauses Act, MCL 445.1621-.1629, does not specifically address due-on-encumbrance clauses or the enforcement of due-on-encumbrance clauses. Therefore, in the absence of legislative history
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[Citigroup Global Markets, Inc., et al.]
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and judicial decisions on this point, we cannot express an opinion as to the enforceability of any provision in the Documents that purports to prohibit Mortgagor from further encumbering the Mortgaged Property.
     With respect to the matters set forth in this Subsection B, we nevertheless are of the opinion that, to the extent that the law of the State applies and to the extent that the provisions of the Documents may not be enforceable strictly in accordance with their terms as set forth in this Subsection B:
     (y) the unenforceability of those provisions will not, solely in and of itself, render the Documents invalid as a whole; and
     (z) there are adequate remedies to permit the practical realization upon the security intended to be provided by the Mortgage, except for the economic consequences of any procedural delay that may result from such laws and decisions.
     C. The exercise by an Agent or Lender of remedies under the Mortgage, including foreclosure, may (i) require that all assignments of the Mortgage have first been duly recorded in and indexed by the Office of the Register of Deeds of the County, (ii) require that no other proceeding shall have been instituted to recover the debt secured by the Mortgage, or (iii) delay other proceedings to recover such debt until foreclosure proceedings are completed.
     D. The enforcement by an Agent or Lender of the rights and remedies available to it or them under the Documents must not under the circumstances violate any implied covenant of good faith and fair dealing.
     E. Provisions in the Documents imposing penalties, forfeitures, prepayment penalties or premiums, late payment charges or an increase in the interest rate upon delinquency in payment or the occurrence of a default or event of default may be unenforceable under the law of the State.
     F. We express no opinion as to the enforceability of the indemnification provisions of the Documents to the extent such provisions may require indemnification as to any litigation by an Agent or Lender against the Mortgagor determined adversely to the Agent or Lender or as to any loss, cost or expense arising out of any violation by an Agent or Lender of statutory duties, general principles of equity or public policy or as against any indemnitee’s own gross negligence or willful misconduct. We express no opinion with respect to the legality, validity or enforceability of any provision in the Documents that purports to limit the liability of an Agent or Lender with respect to environmental matters notwithstanding that the Agent or Lender has participated in the management of the Mortgaged Property, as determined pursuant to applicable laws.
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[Citigroup Global Markets, Inc., et al.]
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     G. The rights and remedies of an Agent or Lender under the Documents in the event of default by the Mortgagor are subject to the limitations set forth in the Uniform Commercial Code as in effect in the State (the “Code”). There exist certain limitations in the Code with respect to the perfection of the security interests created by the Documents in proceeds. Furthermore, the opinions expressed herein are subject to Section 552 of Title 11 of the United States Code (the “Bankruptcy Code”) with respect to any fixtures (as defined under State law) acquired by the Mortgagor subsequent to the commencement of a case against or by the Mortgagor under the Bankruptcy Code.
     H. Any assignment, pursuant to the Documents, of any agreement, license, permit or governmental approval may be subject to restrictions upon assignment or transfer that must be satisfied before an Agent, Lender or any third party will be treated as an assignee thereof.
     I. We express no opinion with respect to the validity and enforceability of the Mortgage as to any real property located in the State and acquired by the Mortgagor after the date of the Mortgage or with respect to whether the recording of the Mortgage is the only recording necessary to give constructive notice to third persons of the lien of the Mortgage purported to be created in any such after-acquired real property. Should the Mortgagor acquire any such additional real property after the date of the Mortgage and should an Agent or Lender intend that the Mortgage lien attach to such after-acquired real property, we advise Agents and Lenders to (i) cause the Mortgagor to execute and deliver a new mortgage on such after-acquired real property or an amendment to the Mortgage specifically describing (by legal description, tax parcel number and street address) such after-acquired real property and (ii) record such mortgage or amendment to the Mortgage with the Office of the Register of Deeds of the County (assuming that such after acquired property is located in the County).
     J. Except to the extent expressly stated in our opinions above, we express no opinion with respect to the creation, perfection or priority of any security interests purported to be created pursuant to the Documents.
     K. Provisions in the Documents specifying that terms and/or conditions set forth in them may be waived, altered, amended, modified, changes, discharged or terminated only in writing may not be enforceable under the law of the State to the extent that an oral agreement has been entered into modifying provisions of the Documents, or to the extent that the Documents are deemed to be waived by trade practice or the course of conduct of the parties.
     L. We express no opinion with respect to any provision of the Mortgage that purports to set forth the rights and obligations of an Agent or any trustee in relation to the Lenders. We further express no opinion with respect to any provision of the Documents that purports to bind any party other than the Mortgagor or affect any property located outside of the State.
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[Citigroup Global Markets, Inc., et al.]
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     M. Except as otherwise specifically set forth herein, we express no opinion with respect to the interpretation of, or compliance with, any local, state or federal zoning, health, safety, building, land use or subdivision, tax, securities, “blue sky”, banking, environmental, ERISA, truth-in-lending or other credit laws, ordinances, rules or regulations.
     N. Michigan law prohibits any register of deeds from accepting for recording an instrument that is executed after April 1, 1997 and purports to evidence more than one “recordable event.” While our experience suggests that a register of deeds in Michigan would typically accept for recording an instrument that includes multiple recordable events (e.g., a mortgage that includes an assignment of rents and/or a fixture filing) if the caption and title of the instrument disclose only one recordable event (e.g., “Mortgage”), we note that Michigan law does not define what constitutes a “recordable event,” and a register of deeds could interpret that the Mortgage, because it also includes an assignment of rents and a fixture filing, evidences more than one “recordable event” and therefore is not acceptable for recording.
     This opinion is given as of the date hereof only, is limited to the matters expressly and specifically set forth herein, and no opinions may be implied or inferred beyond those expressly and specifically stated herein. In rendering this opinion we assume no obligation to revise or supplement this opinion in any circumstance.
     The foregoing opinions may be relied upon by Agents and Lenders, their successors and/or assigns, and any rating agency involved in the securitization of the Loan, and their respective legal counsel, but may not be relied upon by any other party.
Cordially,
UNSIGNED AND UNDELIVERED
DRAFT FOR DISCUSSION PURPOSES ONLY
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EXHIBIT N
ARKANSAS LOCAL COUNSEL OPINION (CORPORATE)

N-1

[INSERT LETTERHEAD OF FRIDAY, ELDREDGE & CLARK, LLP]
[DATE]

[Addressees:	Administrative Agent Collateral Agent Each Lender]
     Re:
Ladies and Gentlemen:
     We have acted as special Arkansas counsel to Enexus Nuclear Finance Holding, Inc. (the “Company”) in connection with (A) the Guarantee and Collateral Agreement, dated as of [•] (the “Collateral Agreement”), by and among Enexus Energy Corporation, a Delaware corporation (the “Borrower”), the Company, each of the other entities party thereto as guarantors (together with the Company, the “Subsidiary Guarantors”), The Bank of Nova Scotia, as collateral agent (the “Collateral Agent”), BNP Parbias, as administrative agent (the “Administrative Agent”), and the other secured parties from time to time party thereto; (B) the Collateral Agency and Intercreditor Agreement, dated as of December [•], 2008 (the “Intercreditor Agreement”), by and among the Borrower, the Subsidiary Guarantors, the Collateral Agent, the Administrative Agent, and the other secured parties from time to time party thereto; and (C) the Accession Agreement, dated [•], between the Company and [•] (the “Accession Agreement”). This opinion is being delivered pursuant to Section 4.03(a)(x) of the Credit Agreement, dated as of December [•], 2008 (the “Credit Agreement”), between the Borrower, the financial institutions party thereto from time to time as a lender or issuer, Citigroup Global Markets Inc. and Goldman Sachs Credit Partners L.P., as joint book runners and joint lead arrangers, the Administrative Agent, the Collateral Agent and [•] as syndication agent.
     In connection with this opinion letter, we have examined, or have caused to be examined, the [Amended and Restated] Articles of Incorporation [, as amended,] and By-Laws of the Company, each as in effect on this date; the corporate proceedings of the Company with respect to the matters which are the subject of this opinion letter; a certificate as of a recent date of the Secretary of State of Arkansas as to the legal existence and good standing of the Company in the State of Arkansas; and executed counterparts of the [Accession Agreement and] the Collateral Agreement [(each a “Transaction Document” and collectively, the “Transaction Documents)]. N.B.: We are uncertain which documents we will review. If we only review the Collateral Agreement, we will use that defined term. If we review additional documents, we will identify them and use the defined term “Transactional Documents.” We have also examined such other agreements, papers, documents and records, have made such examination of laws and have satisfied ourselves as to such other matters as we have deemed relevant and necessary in order to enable us to express the opinions set forth below.

1

     In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon factual representations made in the [Credit] Agreement and in the documents related thereto by various parties thereto, and, in addition, we have, when relevant facts were not independently established by us, relied, to the extent we deemed such reliance proper, upon a certificate or certificates, telegrams or other written or oral advice of an official, officer, authorized representative or general partner of the particular Person concerned.
     Whenever our opinions herein with respect to the existence or absence of facts are stated to be to our knowledge or awareness, it is intended to signify that no information has come to the attention of any attorney in this firm giving substantive attention to legal matters affecting the Company that would give such attorney actual knowledge that would contradict such opinions. However, except to the extent necessary in order to give the opinions hereinafter expressed, we have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to the knowledge of the existence or absence of such facts should be assumed.
     Based on the foregoing, and subject to the further exceptions and qualifications set forth herein, we are of the opinion that:
     1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas.
     2. The Company has all requisite corporate power and authority to own, lease, and operate its properties and its assets and to carry on its business as is now being conducted, and no AR utility regulatory approvals are necessary
     3. The Company has all requisite corporate power and authority to execute and deliver the [Transaction Documents] and to perform its obligations thereunder.
     4. The execution, delivery and performance of the [Transaction Documents] by the Company have been duly authorized by all necessary corporate action on the part of the Company.
     5. The [Transaction Documents] have been duly and validly executed and delivered by the Company.
     6. The [Transaction Documents] constitute the legal, valid, and binding obligations of the Company, enforceable against it in accordance with their terms.
     7. The courts of the State of Arkansas, or a United States federal court located in Arkansas applying Arkansas law, will give effect to the choice of law provision in the [Transaction Documents], except to the extent that any term of the [Transaction Documents], or any provision of the law of New York applicable thereto,

2

violates the public policy of the State of Arkansas, and except as the same may be limited by general principles of equity.
     8. A judgment of a competent [New York] court against the Company for the payment of money in connection with an action arising out of the [Transaction Documents] and instituted by service of process on an authorized process agent of the Company in Arkansas, as provided in the [Transaction Documents], would be recognized and enforced in the courts of the State of Arkansas, or a United States federal court located in Arkansas.
     9. The execution and delivery by the Company of the [Transaction Documents] and the performance by the Company of its obligations thereunder will not conflict with, constitute a default under or violate: (i) any of the terms, conditions or provisions of the [Amended and Restated] Articles of Incorporation[, as amended,] and By-Laws of the Company, each as in effect on this date; (ii) any of the terms, conditions or provisions of any material document, agreement or other instrument to which the Company is a party or by which it is bound of which we are aware; (iii) Arkansas law or regulation; or (iv) any judgment, writ, injunction, decree, order or ruling of any Arkansas court or governmental authority binding on the Company.
     10. No consent, approval, waiver, license or authorization or other action by or filing with any Arkansas governmental authority is required in connection with the execution and delivery by the Company of the [Transaction Documents], the consummation by the Company of the transactions contemplated thereby or the performance by the Company of its obligations thereunder.
     11. Assuming the due filing with Arkansas Secretary of State of the financing statements on Form UCC-1 attached hereto and reviewed by us (the “Financing Statements”), the security interest in the GCA Collateral is perfected, to the extent a security interest in the GCA Collateral may be perfected by the filing of a financing statement under the Uniform Commercial Code in effect in the State of Arkansas.
     [12. The execution and delivery by the Company of the [Account Control Agreement] creates a valid security interest in each Account (as defined in the Account Control Agreement) and all Security Entitlements with respect to the Financial Assets credited to the Account.] N.B.: To be included at Funds Availability Date if applicable.
     [13. Upon the execution and delivery of the [Account Control Agreement] by the Company, the Collateral Agent and the Securities Intermediary maintaining the Account, the security interest granted to the Collateral Agent in the Account and such Securities Entitlements will be perfected. N.B.: To be included at Funds Availability Date if applicable.]
     14. The Company is not an “investment company” as defined in the Investment Company Act.

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     In giving the opinions set forth above, we have assumed that each of the [Transaction Documents] has been duly authorized, executed and delivered by each of the parties thereto other than the Company, that each of such other parties had the power and the authority to execute and deliver each of such documents, that each of such documents constitutes a legal, valid and binding obligation of each of such other parties and that each of such other parties has complied, and will comply, with all of its obligations and agreements under such documents.
     This opinion is being furnished as of the date hereof and we disclaim any obligation or duty to update or supplement this opinion for events occurring after the date hereof. This opinion letter is an expression of our professional opinions as to the matters addressed herein and is not a guarantee of any result.
     The opinions stated herein are limited to the laws of the State of Arkansas. As to all matters of New York law addressed herein, we have, with your consent and theirs, relied upon the opinion of even date herewith addressed to you of Skadden, Arps, Slate, Meagher & Flom LLP, New York counsel for the Company.
     This opinion is provided to you solely for your use and benefit in connection with the transaction described herein and may not be relied upon by any person or entity without our prior written consent; provided, however, Skadden, Arps, Slate, Meagher & Flom LLP may rely upon this opinion as to all matters of Arkansas law in rendering their opinion required to be delivered pursuant to the Credit Agreement; and provided, further, that any person who becomes an Administrative Agent, Collateral Agent, Lender, Issuer or participant in accordance with the provisions of the Credit Agreement may rely on this opinion as if it were specifically addressed and delivered to such person on the date hereof.
Very truly yours,
Friday, Eldredge & Clark, LLP
PBB/pbb

4

EXHIBIT A
CERTIFICATE
OF
ENEXUS NUCLEAR FINANCE HOLDING, INC.
     This Certificate is being delivered to Friday, Eldredge & Clark LLP by Enexus Nuclear Finance Holding, Inc. (the “Company”) in order to assist them in providing the opinions requested of them pursuant to the Credit Agreement, dated as of December [•], 2008, between Enexus Energy Corporation, the financial institutions party thereto from time to time as a lender or issuer, Citigroup Global Markets Inc. and Goldman Sachs Credit Partners L.P., as joint book runners and joint lead arrangers, BNP Paribas, as Administrative Agent, The Bank of Nova Scotia, as Collateral Agent, and [•], as syndication agent. Terms defined in the Credit Agreement are used herein with the same meanings as therein provided unless otherwise defined herein.
     In connection therewith, the undersigned, on behalf of the Company, does hereby represent and certify, that:
The execution, delivery and performance by the Company of the [Transaction Documents] and the performance by the Company of its obligations thereunder, to the undersigned’s knowledge (having made due inquiry with respect thereto) (a) do not and will not conflict with, constitute a default under, or violate any of the terms, conditions or provisions of any material document, agreement or other instrument to which the Company is a party or by which it is bound, or (b) conflict with or violate any provision of any existing judgment, writ, injunction, decree, order, or ruling of any court or governmental authority applicable to the Company.

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     IN WITNESS WHEREOF, the undersigned, a duly authorized officer, has signed this Certificate on behalf of the Company this [•] day of [•].

ENEXUS NUCLEAR FINANCE HOLDING, INC.
By:
Name:
Title:

6

EXHIBIT O
FORM OF GUARANTEE AND COLLATERAL AGREEMENT
See attached.

O-1

Exhibit O to Credit Agreement

GUARANTEE AND COLLATERAL AGREEMENT
dated as of [                    ], 200_
made by
ENEXUS ENERGY CORPORATION
and the other Grantors from time to time party hereto
in favor of
THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK,
as Collateral Agent
and
BNP PARIBAS,
as Administrative Agent
and the other Secured Obligations Representatives from time to time party hereto

Page
SECTION 1. DEFINED TERMS	2
1.1. Definitions	2
1.2. Other Definitional Provisions	18
SECTION 2. GUARANTEE	18
2.1. Guarantee	18
2.2. Rights of Reimbursement, Contribution and Subrogation	20
2.3. Amendments, etc. With Respect to the Guaranteed Obligations	22
2.4. Guarantee Absolute and Unconditional	22
2.5. Reinstatement	23
2.6. Payments	24
SECTION 3. GRANT OF SECURITY INTEREST; CONTINUING LIABILITY	24
SECTION 4. REPRESENTATIONS AND WARRANTIES	25
4.1. Title; No Other Liens	25
4.2. Perfected First Priority Liens	25
4.3. Name; Jurisdiction of Organization, etc	26
4.4. Inventory and Equipment	26
4.5. Condition and Maintenance of Equipment	26
4.6. Investment Property	26
4.7. Receivables	28
4.8. Contracts	28
4.9. Intellectual Property	28
4.10. Letters of Credit and Letter of Credit Rights	30
4.11. Commercial Tort Claims	30
4.12. Deposit and Securities Accounts	31
SECTION 5. COVENANTS	31
5.1. Delivery and Control of Instruments, Certificated Securities, Chattel Paper, Negotiable Documents, Investment Property, Letter of Credit Rights and Receivables	31
5.2. Maintenance of Insurance	32
5.3. Maintenance of Perfected Security Interest; Further Documentation	33
5.4. Changes in Location, Name, Jurisdiction of Incorporation, etc	33
5.5. Notices	34

i

(continued)

ii

(continued)

iii

Exhibits:

Exhibit A	Form of Acknowledgment and Consent
Exhibit B	Form of Intellectual Property Security Agreement
Exhibit C	Form of After-Acquired Intellectual Property Security Agreement
Annexes:

Annex 1	Guarantee Joinder and Assumption Agreement
Annex 2	Accession Agreement
Schedules:

Schedule 1.01(a)	Core Assets
Schedule 1.01(b)	Key Contracts
Schedule 4.2(a)	Filings and Other Actions Required to Perfect Security Interests
Schedule 4.3	Organizational Information
Schedule 4.4	Inventory and Equipment
Schedule 4.6(a)	Description of Equity Instruments
Schedule 4.6(b)	Description of Pledged Debt Instruments
Schedule 4.6(c)	Description of Pledged Accounts
Schedule 4.8(a)	Material Contracts
Schedule 4.8(b)	Contracts Prohibiting or Restricting Assignment
Schedule 4.9(a)	Intellectual Property
Schedule 4.9(c)	Licenses, etc.
Schedule 4.9(e)	Releases, etc.
Schedule 4.10	Letter of Credit Rights
Schedule 4.11	Commercial Tort Claims
Schedule 8.2	Notice Addresses of Grantors

iv

          GUARANTEE AND COLLATERAL AGREEMENT, dated as of [                    ], 200_, by and among (i) each of the Grantors party hereto, (ii) The Bank of Nova Scotia Trust Company of New York, in its capacity as collateral agent (in such capacity and together with its successors, the “Collateral Agent”) for the benefit of the Senior Secured Parties (as defined in the Intercreditor Agreement), (iii) BNP Paribas, as administrative agent (in such capacity and in its capacity as “Secured Obligations Representative” for the Lenders (as defined below) under and as defined in the Intercreditor Agreement, and together with its successors, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time party to the Credit Agreement (as defined below), (iv) the Hedge Counterparty Lienholders from time to time party hereto, and (v) the other Secured Obligations Representatives from time to time party hereto.
W I T N E S S E T H:
          WHEREAS, pursuant to the Credit Agreement dated as of December 23, 2008 (as amended, restated, supplemented, modified, refinanced or replaced from time to time, the “Credit Agreement”), among Enexus Energy Corporation, a Delaware corporation (the “Company”), the Administrative Agent, the Collateral Agent, the Lenders, Citigroup Global Markets Inc. and Goldman Sachs Credit Partners L.P., as joint book runners and joint lead arrangers (in such capacities, collectively, the “Arrangers”), Mizuho Corporate Bank, Ltd., as syndication agent (in such capacity, the “Syndication Agent”) and the other Senior Secured Parties thereunder, the Lenders have severally agreed to make revolving extensions of credit to the Company upon the terms and subject to the conditions set forth therein;
          WHEREAS, the Company is a member of an affiliated group of companies that includes each other Grantor;
          WHEREAS, the Company and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit and financial accommodations by the Senior Secured Parties under the Senior Secured Documents;
          WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit and financial accommodations to the Company under the Senior Secured Documents that the Grantors shall have executed and delivered this Agreement; and
          WHEREAS, the Company and the other Grantors have entered into the Collateral Agency and Intercreditor Agreement, dated as of December 23, 2008 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the Company, the other Obligors (as defined therein) from time to time party thereto, the Administrative Agent, the Hedge Counterparty Lienholders from time to time party thereto, the other Secured Obligations Representatives from time to time party thereto and the Collateral Agent, which sets forth the terms on which each Senior Secured Party has appointed the Collateral Agent as agent for the present and future holders of the Guaranteed Obligations (as hereinafter defined) to receive, hold, maintain, administer and distribute the Collateral (as hereinafter defined) at any time delivered to the Collateral Agent and to enforce the Senior Collateral Documents, including this Agreement, and all interests, rights, powers and remedies of the Collateral Agent in respect thereof or thereunder and the proceeds thereof;

          NOW, THEREFORE, in consideration of the premises and to induce the Senior Secured Parties to enter into the Senior Secured Documents and to induce such Senior Secured Parties to make their respective extensions of credit and financial accommodations to the applicable Grantors thereunder, each Grantor hereby agrees with the Collateral Agent, the Administrative Agent, each Hedge Counterparty Lienholder and each other Secured Obligations Representative party hereto (whether by joinder or otherwise), for the benefit of the applicable Senior Secured Parties, as follows:
SECTION 1. DEFINED TERMS
          1.1. Definitions. (a) Unless otherwise defined herein, terms defined in the Intercreditor Agreement and used herein shall have the meanings given to them in the Intercreditor Agreement and the following terms are used herein as defined in the UCC (and if defined in more than one Article of the UCC shall have the meanings given in Article 9 thereof): Accounts, Account Debtor, Certificated Security, Chattel Paper, Commercial Tort Claim, Commodity Accounts, Commodity Contract, Commodity Intermediary, Documents, Electronic Chattel Paper, Equipment, Entitlement Orders, Financial Asset, Fixtures, General Intangibles, Goods, Instruments, Inventory, Letter of Credit, Letter-of-Credit Right, Money, Payment Intangibles, Securities Accounts, Securities Intermediary, Security, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.
          (b) The following terms shall have the following meanings: 1
     “Accession Agreement” shall mean an accession agreement substantially in the form of Annex 2 (or such other form as reasonably agreed by the Collateral Agent), to be executed and delivered by the Secured Obligations Representative of any applicable Series of Secured Obligations that becomes Guaranteed Obligations hereunder after the date hereof and acknowledged and agreed by each of the Grantors then party hereto.
     “Act of Instructing Senior Secured Parties” shall have the meaning assigned to such term in the Intercreditor Agreement.
     “Additional Senior Secured Facilities” shall have the meaning assigned to such term in the Intercreditor Agreement.
     “Administrative Agent” shall have the meaning assigned to such term in the preamble.
     “After-Acquired Intellectual Property” shall have the meaning assigned to such term in Section 5.7(k).
     “Agreement” shall mean this Guarantee and Collateral Agreement, as the same may be amended, supplemented, modified or replaced from time to time.
     “Applicable Laws” shall mean, as to any Person, any law, rule, regulation, ordinance or treaty, or any determination, ruling or other directive by or from a court,

[1]	Terms used herein that are also defined in the Credit Agreement will be conformed to the extent those definitions change in the Credit Agreement.

2

arbitrator or other Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
     “Approved Deposit Account” shall mean a Deposit Account that is the subject of an effective Deposit Account Control Agreement and that is maintained by any Grantor with a Deposit Account Bank. An “Approved Deposit Account” includes all monies on deposit in a Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.
     “Arrangers” shall have the meaning assigned to such term in the preamble.
     “Attributable Debt” in respect of a sale and leaseback transaction shall mean, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”, and shall not be deemed to be Attributable Debt.
     “Board of Directors” shall mean (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the Board of Directors of the general partner of the partnership; (c) with respect to a limited liability company, the managing member or members or any controlling committee or board of managing members or managers thereof; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.
     “Business Day” shall mean any day other than a Saturday, Sunday or day on which commercial banks in New York City are authorized or required by law to close.
     “Capital Lease Obligation” shall mean, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the latest Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
     “Capital Stock” shall mean shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
     “Capital Stock Equivalents” shall mean all securities convertible into or exchangeable for Capital Stock and all warrants, options, stock appreciation rights or

3

other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable or exercisable.
     “Cash Equivalents” shall mean:
          (i) United States dollars or, in the case of any Foreign Subsidiary, any local currencies held by it readily convertible into United States dollars;
          (ii) securities issued or directly and fully unconditionally guaranteed or insured by the United States government or any agency of the United States government having in each case maturities and/or reset dates of not more than 12 months from the date of acquisition;
          (iii) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;
          (iv) certificates of deposit, Eurodollar time deposits, and bankers’ acceptances maturing not more than 6 months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000;
          (v) overnight bank deposits;
          (vi) repurchase agreements with a term of not more than 120 days;
          (vii) commercial paper maturing not more than 120 days from the date of acquisition and having a rating of at least A-1 from S&P or at least P-1 from Moody’s; and
          (viii) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000 and (c) has the highest rating obtainable from either S&P or Moody’s.
     “Collateral” shall have the meaning given such term in the Intercreditor Agreement.
     “Collateral Account” shall mean any collateral account established by the Collateral Agent as provided in Section 6.1(b) or 6.6.
     “Collateral Agent” shall have the meaning assigned to such term in the preamble.
     “Commodity Account Control Agreement” shall mean a Control Agreement in the form agreed by the Collateral Agent in its reasonable discretion, to be executed and delivered by the applicable Grantor and the other party or parties thereto with respect to

4

each Commodity Account of such Grantor except to the extent that, and for so long as the same constitutes an Excluded Perfection Asset at any time.
     “Company” shall have the meaning assigned to such term in the preamble.
     “Contracts” shall mean all contracts and agreements (in each case, whether written or oral, or third party or intercompany) entered into by any Grantor, as the same may be amended, assigned, extended, restated, supplemented, replaced or otherwise modified from time to time, including (i) all rights of any Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of any Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (iii) all rights of any Grantor to damages arising thereunder and (iv) all rights of any Grantor to terminate, and to perform and compel performance of, such Contracts and to exercise all remedies thereunder.
     “control”, as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative thereto; provided that when used in connection with the Collateral Agent’s rights with respect to, or security interest in, any GCA Collateral, “control” shall have the meaning specified in the UCC with respect to that type of GCA Collateral.
     “Copyright Licenses” shall mean any agreement, whether written or oral, naming any Grantor as licensor or licensee (including those listed in Schedule 4.9(a) (as such schedule may be supplemented from time to time pursuant to a Guarantee Joinder and Assumption Agreement)), granting any right in, to or under any Copyright, including the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.
     “Copyrights” shall mean (i) all copyrights arising under the laws of the United States, any other country, or union of countries, or any political subdivision of any of the foregoing, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith and rights corresponding thereto throughout the world, including all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to, and to obtain, all extensions and renewals of any of the foregoing.
     “Core Assets” shall mean the power generating facilities owned by the Grantors and set forth on Schedule 1.01(a), as such schedule is updated or supplemented from time to time in accordance with Section 5.10.
     “Core Asset Subsidiary” shall mean any Subsidiary that directly owns Core Assets.
     “Credit Agreement” shall have the meaning assigned to such term in the preamble.
     “Credit Agreement Documents” shall have the meaning assigned to such term in the Intercreditor Agreement.

5

     “Currency Hedging Transactions” shall mean all contracts, agreements or arrangements designed to protect against fluctuations in currency exchange rates entered into in the ordinary course of business and, in any case, not for speculative purposes.
     “Deposit Account” shall have the meaning assigned to such term in the UCC, including, without limitation, all of the accounts listed on Schedule 4.6(c) under the heading “Deposit Accounts” (as such schedule may be supplemented from time to time) together, in each case, with all funds held therein and all certificates or instruments representing any of the foregoing.
     “Deposit Account Control Agreement” shall mean a Control Agreement substantially in the form agreed by the Collateral Agent in its reasonable discretion, to be executed and delivered by the applicable Grantor and the other party or parties thereto with respect to each Deposit Account of such Grantor except to the extent that, and for so long as the same constitutes an Excluded Perfection Asset at any time.
     “Depositary Bank” shall mean a financial institution that has delivered to the Collateral Agent an executed Deposit Account Control Agreement.
     “Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.
     “dollars” or “$” shall mean lawful money of the United States of America, except when expressly used in reference to the lawful money of another country.
     “EquaGen” shall mean EquaGen LLC, a Delaware limited liability company.
     “EquaGen Interests” shall mean the Equity Interests of EquaGen.
     “Equity Interests” shall mean all Capital Stock and Capital Stock Equivalents.
     “Event of Default” shall have the meaning assigned to such term in the Intercreditor Agreement.
     “Excluded Assets” shall mean
     (i) any lease, license, contract or agreement to which any Grantor is a party or any of such Grantor’s rights or interests thereunder if and only for so long as applicable law prohibits the creation of a security interest therein or the grant of a security interest therein under the Senior Collateral Documents shall constitute or result in (A) a breach, termination or default or invalidity under any such lease, license, contract, property right or agreement or (B) the loss, abandonment, termination or unenforceability of any right, title or interest in or to such property, in each case, other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other Applicable Law or principles of equity; provided that such lease, license, contract, property right or agreement shall be an Excluded Asset only to the extent and for so long as the consequences specified above shall exist and shall cease to be an Excluded Asset and shall become subject to the security interest granted under the Senior Collateral

6

Documents, immediately and automatically, at such time as such consequences shall no longer exist;
     (ii) any goods, accounts, deposit accounts, general intangibles or investment property (as each such term is used in the UCC) in which a security interest therein is prohibited by Applicable Law, other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other Applicable Law or principles of equity; provided that such goods, deposit accounts, general intangibles or investment property shall be an Excluded Asset only to the extent and for so long as the consequences specified above shall exist and shall cease to be an Excluded Asset and shall become subject to the security interest granted under the Senior Collateral Documents, immediately and automatically, at such time as such consequences shall no longer exist;
     (iii) (A) each fee-owned real property held by any Grantor with a fair market value of less than $2,500,000, (B) leasehold interests that do not constitute Material Leases, (C) fee-owned real property and leasehold interests (but not personal property or fixtures) owned or leased by any Grantor that is located in the State of New York, (D) any fee-owned real property or leasehold interest (but not personal property or fixtures) acquired by any Grantor and located in the State of New York; and (E) the Charlevoix County, Michigan parcel of real property and the improvements located thereon constituting the facility known as the Big Rock Independent Spent Fuel Storage Installation;
     (iv) any applications for trademarks or service marks filed in the United States Patent and Trademark Office (the “PTO”) pursuant to 15 U.S.C. §1051 Section 1(b) unless and until evidence of use of the mark in interstate commerce is submitted to the PTO pursuant to 15 U.S.C. §1051 Section 1(c) or Section 1(d);
     (v) shares of Capital Stock held by a Grantor having voting power in excess of 65% of the voting power of all classes of Capital Stock of a Foreign Subsidiary;
     (vi) motor vehicles and other assets subject to certificates of title;
     (vii) letter of credit rights (as defined in the UCC) that do not constitute Supporting Obligations;
     (viii) Liens on cash and Cash Equivalents (A)(i) deposited by the Grantors in margin accounts with or on behalf of futures contract brokers or paid over to other counterparties, or (ii) pledged or deposited as collateral to a contract counterparty or issuer of surety bonds or issuer of letters of credit by the Grantors, in each case incurred in the ordinary course of business to secure obligations with respect to Interest Rate Hedging Transactions or Currency Hedging Transactions that are not secured by the Lien of the Collateral Agent, Commodity Hedging Transactions (other than Specified Commodity Hedging Transactions) and Credit Support Facilities (other than Specified Credit Support Facilities); provided, that for so long as any Specified Grantor Obligations in respect of the Credit Agreement are outstanding at the time such Lien is incurred, such Grantor would be in pro forma compliance with its financial covenants as calculated with the most recent financial information delivered pursuant to the Credit Agreement (while the Credit Agreement is in effect and thereafter, in accordance with the financial

7

covenants as set forth in any Senior Secured Document) or (B) deposited by the Grantors in margin accounts with or on behalf of credit clearing organizations, independent system operators, regional transmission organizations, state agencies or federal agencies; and
     (ix) any cash collateral accounts maintained pursuant to the Secured Obligations in connection with letters of credit issued thereunder for the sole benefit of any of the applicable Senior Secured Parties (which cash collateral accounts shall solely be for the benefit of such applicable Senior Secured Parties and the issuing bank that issued such letters of credit and not the other Senior Secured Parties).
     “Excluded Perfection Assets” shall mean (i) any Deposit Account, Securities Account or Commodities Account (and all cash, Cash Equivalents and Commodity Contracts held therein) if and only for so long as such Deposit Account, Securities Account or Commodities Account holds cash or Cash Equivalents in an amount not exceeding $2,000,000 individually or $15,000,000 in the aggregate for all such Deposit Accounts, Securities Accounts and Commodities Accounts; (ii) any Deposit Account that is a “zero-balance” account (as long as (x) the balance in such “zero balance” account does not exceed at any time the applicable threshold described in clause (i) above for a period of 24 consecutive hours or more and (y) all amounts in such “zero-balance” account shall be swept on a daily basis into another Deposit Account that does not constitute an Excluded Perfection Asset), (iii) promissory notes in an aggregate principal amount not to exceed $3,000,000 at any time outstanding issued in connection with extensions of trade credit by any Grantor in the ordinary course of business and (iv) those assets for which the Collateral Agent has determined in its reasonable discretion that the costs of perfecting a security interest in such assets are excessive in relation to the value to be afforded to the Senior Secured Parties thereby.
     “Excluded Subsidiary” shall mean (i) any Unrestricted Subsidiary, (ii) any Immaterial Subsidiary and (iii) any Foreign Subsidiary.
     “FERC” shall mean the Federal Energy Regulatory Commission or its successor.
     “Foreign Subsidiary” shall mean (a) any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia, (b) any Subsidiary if (i) for United States federal income tax purposes, substantially all of the assets of such Subsidiary consist of stock of “controlled foreign corporations,” as defined in Section 957(a) of the Code (“CFC”) and (ii) such Subsidiary does not have any material assets or Indebtedness other than the stock of its Subsidiaries and any intercompany Indebtedness owed to or from the Company or another Subsidiary and does not engage in any operations other than the ownership of such assets and activities incidental thereto, and (c) any Subsidiary of a CFC.
     “GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

8

     “GCA Collateral” shall mean, with respect to any Grantor, all of the personal property of such Grantor, including, in any event, the property described in items (i) through (xix) below, in each case, wherever located and now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest:
          (i) all Accounts;
          (ii) all Chattel Paper;
          (iii) all Commercial Tort Claims from time to time specifically described on Schedule 4.11 and on any supplement to this Agreement received by the Collateral Agent pursuant to Section 5.8 (Commercial Tort Claims);
          (iv) all Contracts (including, without limitation, the Key Contracts);
          (v) all Deposit Accounts;
          (vi) all Documents;
          (vii) all Equipment;
          (viii) all Fixtures;
          (ix) all General Intangibles (including Intellectual Property);
          (x) all Goods;
          (xi) all Instruments;
          (xii) all Insurance;
          (xiii) all Inventory;
          (xiv) all Investment Property;
          (xv) all Letters of Credit and Letter of Credit Rights;
          (xvi) all Money;
          (xvii) all Securities Accounts;
          (xviii) all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items; and
          (xix) to the extent not otherwise included, all other property, whether tangible or intangible, of the Grantor and all Proceeds and products accessions, rents and

9

profits of any and all of the foregoing and all collateral security, Supporting Obligations and guarantees given by any Person with respect to any of the foregoing;
     provided, however, that notwithstanding anything to the contrary herein, this Agreement shall not, at any time, constitute a grant of a security interest in, and the term “GCA Collateral” does not include, any right, title or interest in any property that is an Excluded Asset so long as such property remains an Excluded Asset; and provided, further, that if and when any property shall cease to be an Excluded Asset, such property shall be deemed at all times from and after the date thereof to constitute GCA Collateral.
     “Governmental Authority” shall mean the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government or any governmental or non-governmental authority regulating the generation and/or transmission of energy.
     “Grantors” shall mean the collective reference to the Company and each Restricted Subsidiary that is or becomes a party hereto as provided herein.
     “Grantor Obligations” shall mean with respect to any Grantor, all obligations and liabilities of such Grantor which may arise under or in connection with this Agreement (including pursuant to Section 2) or any other Senior Secured Document to which such Grantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, payment and/or delivery obligations, termination obligations, fees, indemnities, costs, expenses or otherwise (including all fees and disbursements of counsel to any Senior Secured Party that are required to be paid by such Grantor pursuant to the terms of this Agreement or any other Senior Secured Document).
     “Guarantee Joinder and Assumption Agreement” shall mean a guarantee joinder substantially in the form of Annex 1 (or such other form agreed by the Collateral Agent) to be executed and delivered by any Subsidiary that is required to become a party to this Agreement pursuant to any Senior Secured Document and acknowledged and agreed by each of the Grantors party hereto.
     “Guaranteed Obligations” shall mean (i) in the case of the Specified Grantor, the Specified Grantor Obligations and (ii) in the case of each Grantor, its Grantor Obligations.
     “Hedging Transactions” shall have the meaning assigned to such term in the Intercreditor Agreement.
     “ICA Event of Default” shall have the meaning assigned to such term in the Intercreditor Agreement.
     “Immaterial Subsidiary” shall mean on any date, any Subsidiary of the Company (other than any Core Asset Subsidiary or EquaGen (if EquaGen becomes a Subsidiary)) that (i) had less than 2.5% of consolidated assets or 2.5% of consolidated revenues of the Company and its Restricted Subsidiaries as reflected on the most recent financial statements delivered by the Company in accordance with Section 5.05 of the Credit

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Agreement prior to such date (for so long as any Specified Grantor Obligations in respect of the Credit Agreement are outstanding and thereafter, on the Company’s most recent publicly filed financial statements on form 10-K or 10-Q) and (ii) has been designated as such by the Company in a written notice delivered to the Collateral Agent and the Administrative Agent (other than any Subsidiary as to which the Company has revoked such designation by written notice to the Collateral Agent and the Administrative Agent); provided, however that at no time shall all Immaterial Subsidiaries so designated by the Company have in the aggregate consolidated assets or annual consolidated revenues as reflected on the most recent financial statements delivered in accordance with Section 5.05 of the Credit Agreement (for so long as any Specified Grantor Obligations in respect of the Credit Agreement are outstanding and thereafter, on the Company’s most recent publicly filed financial statements on form 10-K or 10-Q) in excess of 7.5% of consolidated assets or annual consolidated revenues, respectively, of the Company and its Restricted Subsidiaries.
     “Indebtedness” of any Person shall mean, without duplication and whether or not contingent, (a) all indebtedness of such Person for borrowed money (including indebtedness with respect to any Credit Support Facilities), (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement and all obligations with respect to letters of credit, bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of such Person’s business, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person and all Attributable Debt in respect of sale and leaseback transactions, (g) all Guarantee obligations of such Person, (h) unfunded vested benefits under plans covered by Title IV of ERISA, (i) obligations in respect of Hedging Transactions if and to the extent they would appear as a liability on a balance sheet prepared in accordance with GAAP, (j) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including Accounts and General Intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (k) unfunded amounts in respect of Indebtedness incurred by such Person in good faith to invest in nuclear decommissioning trusts or to comply with decommissioning agreements and (l) contingent adjustments or earn-outs when they are required to be recognized as a liability on the balance sheet in accordance with GAAP.
     “Insurance” shall mean (i) all insurance policies covering any or all of the GCA Collateral (regardless of whether the Collateral Agent is the loss payee thereof) and (ii) any key man life insurance policies, in each case, the beneficiary or insured person of which is the Company or any Grantor.
     “Intellectual Property” shall mean the collective reference to all rights, priorities and privileges pertaining to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, Copyrights, Patents, Trademarks, and Trade Secrets.

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     “Intellectual Property Collateral” shall mean the Intellectual Property included in the GCA Collateral.
     “Intellectual Property Licenses” shall mean the collective reference to all rights, priorities and privileges with respect to Intellectual Property, arising under the Copyright Licenses, the Patent Licenses and the Trademark Licenses.
     “Intercreditor Agreement” shall have the meaning assigned to such term in the preamble.
     “Interest Rate Hedging Transactions” shall mean all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance and other agreements or arrangements designed to manage interest rates or interest rate risk.
     “Investment Property” shall mean the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC (other than any investment property that constitutes an Excluded Asset) including all Certificated Securities and Uncertificated Securities, all Security Entitlements, all Securities Accounts, all Commodity Contracts and all Commodity Accounts, (ii) security entitlements, in the case of any United States Treasury book-entry securities, as defined in 31 C.F.R. section 357.2, or, in the case of any United States federal agency book-entry securities, as defined in the corresponding United States federal regulations governing such book-entry securities and (iii) whether or not otherwise constituting “investment property”, all Pledged Notes, all Pledged Equity Interests, all Pledged Security Entitlements.
     “Issuers” shall mean the collective reference to each issuer of a Pledged Security.
     “Key Contracts” shall mean those contracts that evidence obligations of EquaGen or its subsidiaries owing to any Core Asset Subsidiary for the maintenance and operation of nuclear power facilities owned by such Core Asset Subsidiary.
     “Lenders” shall have the meaning assigned to such term in the preamble.
     “Licensed Intellectual Property” shall have the meaning assigned to such term in Section 4.9.
     “Lien” shall mean, with respect to any asset (a) any mortgage, deed of trust, deed to secure debt, lien (statutory or otherwise), pledge, hypothecation, encumbrance, restriction, collateral assignment, charge or security interest in, on or of such asset; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; and (c) in the case of Equity Interests, any purchase option, call or similar right of a third party with respect to such Equity Interests. For the avoidance of doubt, “Lien” shall not be deemed to include licenses of intellectual property.
     “Material Adverse Effect” shall mean any material adverse change in or material adverse effect on (i) the business, financial condition, results of operations, performance,

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assets or liabilities, or prospects of the Company and its Restricted Subsidiaries, taken as a whole, (ii) the ability of the Grantors, taken as a whole, to perform their payment obligations under this Agreement or the other Senior Secured Documents or (iii) the rights and remedies of the Arrangers, the Administrative Agent, the Collateral Agent or the Senior Secured Parties hereunder or thereunder.
     “Material Contract” shall mean any contract or agreement to which a Grantor is party, the breach or termination (other than at the expiration of its term) of which could reasonably be expected to have a Material Adverse Effect.
     “Material Intellectual Property” shall have the meaning assigned to such term in Section 4.9.
     “Material Lease” shall mean a lease with respect to real property with annual payments in excess of $1,500,000.
     “Minority Investment” shall mean any Person (other than a Subsidiary) in which any Grantor owns Capital Stock.
     “Owned Intellectual Property” shall have the meaning assigned to such term in Section 4.9.
     “Patent License” shall mean all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including any of the foregoing listed in Schedule 4.9(a) (as such schedule may supplemented from time to time pursuant to a Guarantee Joinder and Assumption Agreement).
     “Patents” shall mean (i) all letters patent of the United States, any other country, union of countries or any political subdivision of any of the foregoing, all reissues and extensions thereof, (ii) all applications for letters patent of the United States or any other country or union of countries or any political subdivision of any of the foregoing and all divisions, continuations and continuations-in-part thereof, and (iii) all rights to, and to obtain, any reissues or extensions of the foregoing.
     “Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
     “Pledged Accounts” shall have the meaning assigned to such term in Section 4.12.
     “Pledged Debt Securities” shall mean all debt securities now owned or hereafter acquired by any Grantor, including the debt securities listed on Schedule 4.6(b) (as such schedule may be supplemented from time to time pursuant to a Guarantee Joinder and Assumption Agreement), together with any other certificates, options, rights or security entitlements of any nature whatsoever in respect of the debt securities of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect.

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     “Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests and Pledged Partnership Interests (including interests constituting Minority Investments that do not constitute Excluded Assets and including, for the avoidance of doubt, all the Grantors’ EquaGen Interests).
     “Pledged LLC Interests” shall mean all limited liability company interests directly owned by any Grantor in any limited liability company (other than those interests that constitute Excluded Assets), including all limited liability company interests listed on Schedule 4.6(a) under the heading “Pledged LLC Interests” (as such schedule may be supplemented from time to time pursuant to a Guarantee Joinder and Assumption Agreement) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and any other warrant, right or option to acquire any of the foregoing.
     “Pledged Notes” shall mean all promissory notes in favor of any Grantor including, without limitation, those (i) listed on Schedule 4.6(b) (as such schedule may be supplemented from time to time pursuant to a Guarantee Joinder and Assumption Agreement) and (ii) all promissory notes issued to evidence intercompany loans at any time issued to or held by any Grantor.
     “Pledged Partnership Interests” shall mean all partnership interests directly owned by any Grantor in any general partnership, limited partnership, limited liability partnership or other partnership (other than those interests that constitute Excluded Assets), including all partnership interests listed on Schedule 4.6(a) under the heading “Pledged Partnership Interests” (as such schedule may be supplemented from time to time pursuant to a Guarantee Joinder and Assumption Agreement) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and any other warrant, right or option to acquire any of the foregoing.
     “Pledged Securities” shall mean the collective reference to the Pledged Debt Securities, the Pledged Notes and the Pledged Equity Interests.
     “Pledged Security Entitlements” shall mean all security entitlements with respect to the Financial Assets listed on Schedule 4.6(c) (as such schedule may be supplemented from time to time pursuant to a Guarantee Joinder and Assumption Agreement) and all other security entitlements of any Grantor.
     “Pledged Stock” shall mean all shares of Capital Stock in a corporation directly owned by any Grantor (other than those interests that constitute an Excluded Asset), including all shares of Capital Stock in a corporation listed on Schedule 4.6(a) under the heading “Pledged Stock” (as such schedule may be supplemented from time to time pursuant to a Guarantee Joinder and Assumption Agreement) and the certificates, if any,

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representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares and any other warrant, right or option to acquire any of the foregoing.
     “Proceeds” shall mean all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.
     “Receivable” shall mean all Accounts and any other any right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance. References herein to Receivables shall include any Supporting Obligation or collateral securing such Receivable.
     “Remedies Notice” shall have the meaning assigned to such term in the Intercreditor Agreement.
     “Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person and any Applicable Law or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, or which pertains to or governs the legality, validity, perfection, performance or enforcement of the Senior Secured Documents or the Liens thereunder.
     “Restricted Subsidiary” shall mean each wholly-owned Subsidiary that is not an Unrestricted Subsidiary.
     “Schedule Update Date” shall mean (i) for so long as the Credit Agreement is in effect, the most recent date specified for the update of Key Contracts and Material Contracts in Section 5.05(c)(ii)(E) of the Credit Agreement and (ii) thereafter, at the update date specified for Key Contracts and Material Contracts in any Senior Secured Document.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Securities Account Control Agreement” shall mean a Control Agreement substantially in the form agreed by the Collateral Agent in its reasonable discretion, to be executed and delivered by the applicable Grantor and the other party or parties thereto with respect to each Securities Account of such Grantor except to the extent that, and for so long as the same constitutes an Excluded Perfection Asset at any time.
     “Security Grant Date” shall mean the date of this Agreement.
     “Senior Collateral Documents” shall mean this Agreement, the Intercreditor Agreement and each other agreement, document or instrument entered into for the

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purposes of creating and/or perfecting (or purporting to create or perfect) a Lien granted to the Collateral Agent, for the benefit of the Senior Secured Parties, on the Collateral to secure the Guaranteed Obligations, as amended, modified, renewed or restated from time to time, in accordance with its terms and the terms of the Intercreditor Agreement, and all agreements entered into in substitution, refinancing or replacement thereof in accordance with the terms of the Intercreditor Agreement.
     “Senior Debt Facilities” shall have the meaning assigned to such term in the Intercreditor Agreement.
     “Senior Debt Facility Obligations” shall have the meaning assigned to such term in the Intercreditor Agreement.
     “Senior Liens” shall have the meaning assigned to such term in the Intercreditor Agreement.
     “Senior Secured Documents” shall have the meaning assigned to such term in the Intercreditor Agreement.
     “Senior Secured Parties” shall have the meaning assigned to such term in the Intercreditor Agreement.
     “Specified Grantor” shall mean a Grantor that is the borrower, issuer or a counterparty under the applicable Senior Secured Document.
     “Specified Grantor Obligations” shall mean the obligations of the Specified Grantor that are Secured Obligations, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with this Agreement or any other Senior Secured Document.
     “Stated Maturity” shall mean, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of its original incurrence or, if incurred before the date of the Intercreditor Agreement, as of the date of the Intercreditor Agreement, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
     “Subsidiary” shall mean any subsidiary (direct or indirect) of the Company.
     “subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent and/or one or more subsidiaries of the parent.
     “Trademark License” shall mean any agreement, whether written or oral, providing for the grant by or to any Grantor of any right in, to or under any Trademark, including any of the foregoing listed in Schedule 4.9(a) (as such schedule may be

16

supplemented from time to time pursuant to a Guarantee Joinder and Assumption Agreement).
     “Trademarks” shall mean (i) all trademarks, trade names, fictitious business names, trade styles, service marks, logos and other identifiers of the source of products and services, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country, union of countries, or any political subdivision of any of the foregoing, or otherwise, and all common-law rights related thereto, (ii) the right to, and to obtain, all renewals thereof, and (iii) the goodwill of the business symbolized by the foregoing.
     “Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how (all of the foregoing being collectively called a “Trade Secret”), whether or not reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or describing such Trade Secret.
     “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.
     “Unrestricted Subsidiary” shall mean any Subsidiary (other than any Core Asset Subsidiary or EquaGen) that is designated by the Board of Directors (or any committee thereof) of the Company as an Unrestricted Subsidiary pursuant to a board or committee resolution, but only to the extent that (a) such Subsidiary has no Indebtedness other than Indebtedness that is non-recourse to the Company and its Restricted Subsidiaries, (b) except as otherwise permitted under the terms of the Senior Secured Documents, such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results except as otherwise permitted by the terms of the Senior Secured Documents; (d) such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries except as otherwise permitted by the terms of the Senior Secured Documents; and (e) such designation complies with the terms of the Senior Secured Documents. Any designation of a Subsidiary as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the board or committee resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the conditions set forth above. If, at any time, any Unrestricted Subsidiary fails to meet the above requirements as an Unrestricted Subsidiary, it will cease to be an Unrestricted Subsidiary for purposes of this Agreement and will be deemed to be a Restricted Subsidiary as of such date (even if deeming such Unrestricted Subsidiary a Restricted Subsidiary results in a default or Event of Default under any Senior Secured Document). The Board of Directors (or any committee thereof) of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary. To the extent that this definition refers to the

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terms and provisions of the Senior Secured Documents, for so long as the Credit Agreement is in effect, the terms and provisions of the Credit Agreement shall control.
     “Voting Stock” of any Person as of any date shall mean the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
          1.2. Other Definitional Provisions. (a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to the specific provisions of this Agreement unless otherwise specified.
          (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
          (c) Unless otherwise indicated, any reference to any agreement or instrument shall be deemed to include a reference to such agreement or instrument as assigned, amended, amended and restated, supplemented, otherwise modified from time to time or replaced in accordance with the terms of such agreement.
          (d) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to the property or assets such Grantor has granted as Collateral or the relevant part thereof.
          (e) The words “include”, “includes” and “including”, and words of similar import, shall not be limiting and shall be deemed to be followed by the phrase “without limitation”.
          (f) All references to the Lenders herein shall, where appropriate, include any Lender, the Administrative Agent, the Collateral Agent, any Arranger or the Syndication Agent or, in each case, any Affiliate thereof that is party to a Related Agreement.
          (g) With respect to any term used herein but not defined herein and defined by cross-reference to another agreement, if any such agreement is terminated or shall otherwise cease to be in effect (and there shall not be any restatement, replacement or refinancing thereof), such defined term shall have the meaning set forth in such agreement immediately prior to the time such agreement ceases to be in effect.
SECTION 2. GUARANTEE
          2.1. Guarantee.
     (a) (i) Each of the Grantors, jointly and severally, unconditionally and irrevocably, hereby guarantees to the Administrative Agent, for the ratable benefit of the Senior Debt Parties under the Credit Agreement Documents and their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance by the Company when due (whether at the stated maturity, by acceleration or otherwise) of the Specified Grantor Obligations under the Credit Agreement Documents.

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          (ii) Each of the Grantors, jointly and severally, unconditionally and irrevocably, hereby guarantees to the Hedge Counterparty Lienholders, the prompt and complete payment and performance by the applicable Specified Grantor when due (whether at the stated maturity, by acceleration or otherwise) of its Specified Grantor Obligations under the applicable Secured Commodity Hedging Documents.
          (iii) Each of the Grantors, jointly and severally, unconditionally and irrevocably, hereby guarantees to the designated Secured Obligations Representative, for the ratable benefit of the applicable Credit Support Facility Lienholders, the prompt and complete payment and performance by the applicable Specified Grantor when due (whether at the stated maturity, by acceleration or otherwise) of its Specified Grantor Obligations under the applicable Specified Credit Support Facilities.
          (iv) Each of the Grantors, jointly and severally, unconditionally and irrevocably, hereby guarantees to the applicable Secured Obligations Representative, for the ratable benefit of the holders of the applicable Secured Obligations under the Additional Senior Secured Facilities, the prompt and complete payment and performance by the applicable Specified Grantor when due (whether at the stated maturity, by acceleration or otherwise) of the applicable Specified Grantor Obligations under the applicable Senior Secured Documents.
          (b) If and to the extent required in order for the Grantor Obligations of any Grantor to be enforceable under applicable federal, state and other laws relating to the insolvency of debtors, the maximum liability of such Grantor hereunder shall be limited to the greatest amount which can lawfully be guaranteed by such Grantor under such laws, after giving effect to any rights of contribution, reimbursement and subrogation arising under Section 2.2. Each Grantor acknowledges and agrees that, to the extent not prohibited by Applicable Law, (i) such Grantor (as opposed to its creditors, representatives of creditors or bankruptcy trustee, including such Grantor in its capacity as debtor-in-possession exercising any powers of a bankruptcy trustee) has no personal right under such laws to reduce, or request any judicial relief that has the effect of reducing, the amount of its liability under this Agreement, (ii) such Grantor (as opposed to its creditors, representatives of creditors or bankruptcy trustee, including such Grantor in its capacity as debtor-in-possession exercising any powers of a bankruptcy trustee) has no personal right to enforce the limitation set forth in this Section 2.1(b) or to reduce, or request judicial relief reducing, the amount of its liability under this Agreement and (iii) the limitation set forth in this Section 2.1(b) may be enforced only to the extent required under such laws in order for the obligations of such Grantor under this Agreement to be enforceable under such laws and only by or for the benefit of a creditor, representative of creditors or bankruptcy trustee of such Grantor or other Person entitled, under such laws, to enforce the provisions thereof.
          (c) Each Grantor agrees that the applicable Specified Grantor Obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of such Grantor under Section 2.1(b) without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of any Senior Secured Party hereunder.
          (d) The guarantee contained in Section 2(a)(i), (iii), (iv) and in all Accession Agreements hereto, to the extent constituting Indebtedness under any Senior Debt Facility, shall remain in full force and effect until the Discharge of Senior Debt Facility Obligations shall have occurred, notwithstanding that from time to time during the term of the applicable Senior Debt

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Facility the applicable Specified Grantor may be free from any or all of its Specified Grantor Obligations. The guarantee contained in Section 2(a)(ii) and in all Accession Agreements hereto in respect of Grantor Obligations under any applicable Secured Commodity Hedging Document shall remain in full force and effect until the Discharge of the Secured Obligations under such Secured Commodity Hedging Document shall have occurred, notwithstanding that from time to time during the term of the applicable Secured Commodity Hedging Document the applicable Specified Grantor may be free from any or all of its Specified Grantor Obligations. Each guarantee contained in Section 2(a) constitutes a guarantee of payment and not of collection.
          (e) No payment made by any applicable Specified Grantor, any other Grantor, any other guarantor or any other Person or received or collected by any Senior Secured Party from any applicable Specified Grantor, any other Grantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Specified Grantor Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Grantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Grantor in respect of the Specified Grantor Obligations or any payment received or collected from such Grantor in respect of the applicable Specified Grantor Obligations), remain liable for the Specified Grantor Obligations up to the maximum liability of such Grantor hereunder until the Specified Grantor Obligations shall have been satisfied in full (whether, in the case of Specified Grantor Obligations under any Secured Commodity Hedging Document, by payment in cash, set-off or as otherwise provided therein) (other than indemnification and other contingent obligations not then due and payable), and with respect to any Senior Debt Facility, no letter of credit shall be outstanding (unless such letters of credit shall have been cash collateralized at 100% of the aggregate undrawn amount or such lesser amount as otherwise required or permitted by the applicable Senior Secured Document) under the applicable Senior Secured Document and all commitments to extend credit under such Senior Secured Documents shall have been terminated or expired.
          2.2. Rights of Reimbursement, Contribution and Subrogation. In case any payment is made on account of the Guaranteed Obligations by any Grantor or is received or collected on account of the Guaranteed Obligations from any Grantor or its property:
          (a) If such payment is made by a Specified Grantor or from its property, then, if and to the extent such payment is made on account of Guaranteed Obligations arising from or relating to a loan or other extension of credit made to such Specified Grantor or a letter of credit issued for the account of such Specified Grantor, such Specified Grantor shall not be entitled (i) to demand or enforce reimbursement or contribution in respect of such payment from any other Grantor or (ii) to be subrogated to any claim, interest, right or remedy of any Senior Secured Party against any other Person, including any other Grantor or its property.
          (b) If such payment is made by a Grantor other than a Specified Grantor or from its property, such Grantor shall be entitled, subject to and upon payment in full of the Guaranteed Obligations (other than indemnification and other contingent obligations not then due and payable), (i) to demand and enforce reimbursement for the full amount of such payment from the applicable Specified Grantor and (ii) to demand and enforce contribution in respect of such payment from each other applicable Grantor that has not paid its fair share of such payment, as necessary to ensure that (after giving effect to any enforcement of reimbursement rights provided hereby) each applicable Grantor pays its fair share of the un-reimbursed portion of such payment. For this purpose, the fair share of each Grantor as to any un-reimbursed payment shall be

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determined based on an equitable apportionment of such un-reimbursed payment among all applicable Grantors based on the relative value of their assets and any other equitable considerations deemed appropriate by a court of competent jurisdiction.
          (c) If and whenever (after payment in full of the Guaranteed Obligations (other than indemnification and other contingent obligations not then due and payable) and delivery of notification thereof to the Collateral Agent in accordance with Article 4 of the Intercreditor Agreement) any right of reimbursement or contribution becomes enforceable by any Grantor against any other Grantor under Section 2.2(b), such Grantor shall be entitled, subject to and upon payment in full of the Guaranteed Obligations (other than indemnification and other contingent obligations not then due and payable), to be subrogated (equally and ratably with all other Grantors entitled to reimbursement or contribution from any other Grantor as set forth in this Section 2.2) to any security interest that may then be held by the Collateral Agent upon any Collateral granted to it in any Senior Collateral Document. Such right of subrogation shall be enforceable solely against the Grantors, and not against the Collateral Agent or any other Senior Secured Party, and neither the Collateral Agent nor any other Senior Secured Party shall have any duty whatsoever to warrant, ensure or protect any such right of subrogation or to obtain, perfect, maintain, hold, enforce or retain any Collateral for any purpose related to any such right of subrogation. If subrogation is demanded by any Grantor, then (after payment in full in cash of the Guaranteed Obligations) and, if applicable, the termination of all commitments to extend credit thereunder, the discharge or cash collateralization (at 100% of the aggregate undrawn amount or such lesser amount as otherwise required or permitted by the applicable Senior Secured Document) of all outstanding letters of credit issued thereunder and the Collateral Agent has received reasonable evidence of the same, the Collateral Agent shall deliver to the Grantors making such demand, or to a representative of such Grantors or of the Grantors generally, an instrument reasonably satisfactory to the Collateral Agent transferring, on a quitclaim basis without any recourse, representation, warranty or obligation whatsoever, whatever security interest the Collateral Agent then may hold in whatever Collateral that may then exist that was not previously released or disposed of by the Collateral Agent (provided that such Grantors shall prepare and deliver the initial draft of such instrument to the Collateral Agent).
          (d) All rights and claims arising under this Section 2.2 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of any Grantor as to any payment on account of the Guaranteed Obligations made by it or received or collected from its property shall be fully subordinated in all respects to the prior payment in full in cash of all of the Guaranteed Obligations (other than indemnification and other contingent obligations not then due and payable) and, if applicable, the termination of all commitments to extend credit thereunder and, the discharge or cash collateralization (at 100% of the aggregate undrawn amount or such lesser amount as otherwise required or permitted by the applicable Senior Secured Document) of all outstanding letters of credit issued thereunder. Until payment in full in cash of the Guaranteed Obligations (other than indemnification and other contingent obligations not then due and payable) and, if applicable, the termination of all commitments to extend credit thereunder, the discharge or cash collateralization (at 100% of the aggregate undrawn amount or such lesser amount as otherwise required or permitted by the applicable Senior Secured Document) of all outstanding letters of credit issued thereunder, no Grantor shall demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim. If any such payment or distribution is made or becomes available to any Grantor in any Insolvency Proceeding, such Grantor shall request that such

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payment or distribution be delivered by the Person making such payment or distribution directly to the Collateral Agent for application to the payment of the Guaranteed Obligations. If any such payment or distribution is received by any Grantor, it shall be held by such Grantor for the benefit of the Senior Secured Parties, and shall forthwith be transferred and delivered by such Grantor to the Collateral Agent, in the exact form received and, if necessary, duly endorsed.
          (e) The obligations of each Grantor under the Senior Secured Documents to which it is a party, including its liability for the Guaranteed Obligations and the enforceability of the security interests granted thereby, are not contingent upon the validity, legality, enforceability, collectibility or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 2.2. The invalidity, insufficiency, unenforceability or uncollectibility of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by the Collateral Agent or any other Senior Secured Party against any Grantor or its property. The Senior Secured Parties make no representations or warranties in respect of any such right and shall have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.
          (f) Each Grantor reserves any and all other rights of reimbursement, contribution or subrogation at any time available to it as against any other Grantor, but (i) the exercise and enforcement of such rights shall be subject to Section 2.2(d) and (ii) neither the Collateral Agent nor any other Senior Secured Party shall ever have any duty or liability whatsoever in respect of any such right, except as provided in Section 2.2(c).
          2.3. Amendments, etc. With Respect to the Guaranteed Obligations. Each Grantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Grantor and without notice to or further assent by any Grantor, (a) any demand for payment of any of Guaranteed Obligations made by any Secured Obligations Representative or any other Senior Secured Party may be rescinded by such Secured Obligations Representative or such other Senior Secured Party and any of the Guaranteed Obligations continues; (b) the Guaranteed Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, increased, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Secured Obligations Representative or any other Senior Secured Party in accordance with the terms of the applicable Senior Secured Documents; (c) the other Senior Secured Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the requisite parties thereto may deem advisable from time to time, and (d) any collateral security, guarantee or right of offset at any time held by any Senior Secured Party for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released. No Secured Obligations Representative or any other Senior Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Specified Grantor Obligations or for the guarantee contained in this Section 2 or any property subject thereto.
          2.4. Guarantee Absolute and Unconditional. (a) Each Grantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations other than those for which it is the Specified Grantor and notice of or proof of reliance by any Secured Obligations Representative or any other Senior Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2. (b) The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created,

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contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2. (c) All dealings between the applicable Specified Grantor and any of the other Grantors, on the one hand, and the Secured Obligations Representative and the other Senior Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. (d) Each Grantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the applicable Specified Grantor or any of the Grantors with respect to the Guaranteed Obligations. (e) Each Grantor understands and agrees that the guarantees contained in this Section 2 shall be construed as continuing, absolute and unconditional guarantees of payment and performance (and not collection) without regard to (i) the validity or enforceability of any Senior Secured Document, any of the Guaranteed Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Obligations Representative or any other Senior Secured Party, (ii) the non-perfection or release of any collateral security therefor, (iii) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder) which may at any time be available to or be asserted by the applicable Specified Grantor or any other Person against any Secured Obligations Representative or any other Senior Secured Party, (iv) any Applicable Law of any jurisdiction or other event affecting any term of any Guaranteed Obligation or (v) any other circumstance whatsoever (with or without notice to or knowledge of the applicable Specified Grantor or such Grantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the applicable Specified Grantor for the Guaranteed Obligations, or of such Grantor under any guarantee contained in this Section 2, in any Insolvency Proceeding or in any other instance. (f) When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Grantor, any Secured Obligations Representative or any other Senior Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the applicable Specified Grantor, any other Grantor or any other Person or against any collateral security or guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by any Senior Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the applicable Specified Grantor, any other Grantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the applicable Specified Grantor, any other Grantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Grantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Secured Obligations Representative or any other Senior Secured Party against any Grantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
          2.5. Reinstatement. Each Grantor further agrees that, if (i) any payment made by the Specified Grantor or any other Person and applied to the Guaranteed Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or (ii) the proceeds of Collateral are required to be returned by any Senior Secured Party to such Specified Grantor, its estate, trustee, receiver or any other party, including any Grantor, under any bankruptcy law, equitable cause or any other requirement of Applicable Law, then, to the extent of such payment or repayment, any such Grantor’s liability hereunder (and any Lien or other Collateral securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, the guarantees contained in this Section 2 shall have been cancelled or surrendered (and if any Lien or other Collateral securing such Grantor’s liability hereunder shall

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have been released or terminated by virtue of such cancellation or surrender), the applicable guarantee (and such Lien or other Collateral) shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any such Grantor in respect of the amount of such payment (or any Lien or other Collateral securing such obligation).
          2.6. Payments. Each Grantor hereby guarantees that payments hereunder will be paid to the Collateral Agent without set-off or counterclaim in dollars (or such other currency as permitted by the applicable Senior Secured Documents) in immediately available funds at the office of the Collateral Agent specified in the applicable Senior Secured Documents as the office for payments thereunder.
SECTION 3. GRANT OF SECURITY INTEREST;
CONTINUING LIABILITY
          (a) Each Grantor hereby assigns and pledges to the Collateral Agent, for the ratable benefit of the Senior Secured Parties, and hereby grants to the Collateral Agent, for the ratable benefit of the Senior Secured Parties a security interest in all of its right, title and interest in the GCA Collateral now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations.
          (b) The Grantors and the Collateral Agent hereby acknowledge and agree that the security interest created hereby in the GCA Collateral is not, in and of itself, to be construed as a grant of a fee interest in (as opposed to a security interest in) any Intellectual Property, including any Copyright, Trademark, Patent, Copyright License, Patent License, Trademark License, or Trade Secret.
          This Agreement, and the security interests and Liens granted and created herein, secures the payment and performance of all Guaranteed Obligations now or hereafter in effect, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, expenses or otherwise, and including all amounts that constitute part of the Guaranteed Obligations and would be owed by any Grantor but for the fact that they are unenforceable or not allowed due to a pending Insolvency Proceeding.
          (c) Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under and in respect of the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any other Senior Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including any Receivables, any Contracts and any agreements relating to Pledged Equity Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any other Senior Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related hereto nor shall the Collateral Agent nor any other Senior Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including any agreements relating to any Receivables, any Contracts, or any agreements relating to Pledged

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Equity Interests and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, including any agreements relating to any Receivables, any Contracts (except as provided under the terms of any such Contract upon the assumption thereof by the Collateral Agent or a third party) and any agreements relating to Pledged Equity Interests.
SECTION 4. REPRESENTATIONS AND WARRANTIES
          To induce the applicable Senior Secured Parties to enter into the Senior Secured Documents and to induce the Lenders to make their respective extensions of credit to the applicable Specified Grantors thereunder, each Grantor hereby represents and warrants to the Collateral Agent and each other applicable Senior Secured Party that:
          4.1. Title; No Other Liens. Except for the security interest granted to the Collateral Agent for the ratable benefit of the Senior Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by any Senior Secured Document, such Grantor owns or has a right to use each item of the GCA Collateral in which it purports to grant a Lien hereunder free and clear of any and all Liens or claims, except for Liens not prohibited to exist on the Collateral by the Credit Agreement Documents and the other Senior Secured Documents; provided that the foregoing shall not be deemed to apply to the Intellectual Property Collateral, which Intellectual Property Collateral is subject to Section 4.9 of this Agreement. No Grantor has filed or consented to the filing of any financing statement, mortgage or other public notice with respect to all or any part of the Collateral with any public office, except such as have been filed in favor of the Collateral Agent, for the benefit of the Senior Secured Parties, pursuant to this Agreement or as are not prohibited by the Credit Agreement and the other Senior Secured Documents.
          4.2. Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 4.2(a) within the time periods prescribed by Applicable Law (all of which, in the case of all filings and other documents listed on such schedule, have been delivered to the Collateral Agent in duly completed and duly executed form, as applicable, and may be filed by or on behalf of the Collateral Agent at any time) and payment of all filing fees, will constitute valid, perfected security interests (with respect to Intellectual Property, if and to the extent perfection may be achieved by the filing of UCC financing statements and/or security agreements in the United States Patent and Trademark Office and the United States Copyright Office) in all of the GCA Collateral (other than the Excluded Perfection Assets) in favor of the Collateral Agent, for the benefit of the Senior Secured Parties, as collateral security for such Grantor’s Guaranteed Obligations, enforceable in accordance with the terms hereof and of the Intercreditor Agreement; provided, however, that additional filings may be necessary to perfect the Collateral Agent’s security interest in any After-Acquired Intellectual Property and, provided, further, that to the extent that a security interest may be granted in a jurisdiction outside of the United States, additional filings and/or other actions may be required to perfect the Collateral Agent’s security interest in Intellectual Property Collateral which is created under the laws of a jurisdiction outside the United States, (b) are, to the extent that such Liens have been granted to the Collateral Agent for the benefit of the Senior Secured Parties, prior to all other Liens on the Collateral except for Liens not prohibited by the Credit Agreement Documents or any other Senior Secured Document. Without limiting the foregoing, each Grantor has taken all actions necessary, including those specified in Section 5.1, and as reasonably requested by the Collateral Agent, to: (i) establish the Collateral Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over

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any portion of the Investment Property constituting Certificated Securities, Uncertificated Securities, Securities Accounts, Securities Entitlements or Commodity Accounts, (ii) establish the Collateral Agent’s “control” (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts, (iii) establish the Collateral Agent’s “control” (within the meaning of Section 9-107 of the UCC) over all Letter of Credit Rights, (iv) establish the Collateral Agent’s “control” (within the meaning of Section 9-105 of the UCC) over all Electronic Chattel Paper and (v) establish the Collateral Agent’s “control” (within the meaning of Section 16 of the Uniform Electronic Transaction Act as in effect in the applicable jurisdiction (the “UETA”)) over all “transferable records” (as defined in UETA); provided the foregoing representation shall not apply to any Excluded Assets or Excluded Perfection Assets.
     4.3. Name; Jurisdiction of Organization, etc. On the date hereof, such Grantor’s exact legal name (as indicated on the public record of such Grantor’s jurisdiction of formation or organization), jurisdiction of organization, organizational identification number, if any, and the location of such Grantor’s chief executive office or sole place of business are specified on Schedule 4.3. Except as disclosed on Schedule 4.3, on the date hereof each Grantor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, foreign qualification, transfer or continuance in any other jurisdiction. Except as specified on Schedule 4.3, on the date hereof no such Grantor has changed its name or jurisdiction of organization within the past five years, (ii) no such Grantor has within the last five years become bound (whether as a result of merger or otherwise) as a grantor under a security agreement entered into by another Person which has not heretofore been terminated and (iii) no such Grantor has changed its corporate structure in any way (e.g. by merger, consolidation, change in corporate form or otherwise) within the past two years.
     4.4. Inventory and Equipment. On the date hereof, the Inventory and Equipment (other than mobile goods) are kept at the locations listed on Schedule 4.4. None of the Inventory or Equipment (other than nuclear fuel) that is included in the Collateral having a book value (net of depreciation) in excess of $10,000,000 is in the possession of any bailee or warehouseman for which the Collateral Agent has not been granted an access agreement in form and substance reasonably satisfactory to it.
     4.5. Condition and Maintenance of Equipment. The Equipment (taken as a whole) of such Grantor that is included in the Collateral is in good repair, working order and condition, reasonable wear and tear excepted. Each Grantor shall cause its Equipment (taken as a whole) that is included in the Collateral to be maintained and preserved in good repair, working order and condition, reasonable wear and tear excepted, and shall as quickly as commercially practicable make or cause to be made all repairs, replacements and other improvements which are necessary or appropriate in the conduct of such Grantor’s business in its prudent business judgment. Subject to any restrictions in the Senior Secured Documents, each Grantor may sell or otherwise dispose of any Equipment that is included in the Collateral if it is necessary or appropriate in the conduct of such Grantor’s business in its prudent business judgment.
     4.6. Investment Property. (a) Schedule 4.6(a) (as such schedule may be updated or supplemented from time to time pursuant to Section 5.11) sets forth under the headings “Pledged Stock,” “Pledged LLC Interests” and “Pledged Partnership Interests” respectively, (i) all of the Pledged Stock, Pledged LLC Interests and Pledged Partnership Interests owned by any Grantor and (ii) the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof owned by such Grantor. Schedule 4.6(b) (as

26

such schedule may be updated or supplemented from time to time pursuant to Section 5.11) sets forth under the heading “Pledged Debt Securities” and “Pledged Notes” all of the Pledged Debt Securities and Pledged Notes owned by any Grantor. Schedule 4.6(c) (as such schedule may be updated or supplemented from time to time pursuant to Section 5.11) sets forth under the headings “Securities Accounts,” “Commodities Accounts,” and “Deposit Accounts” respectively, all of the Securities Accounts, Commodities Accounts and Deposit Accounts in which each Grantor has an interest that are included in the GCA Collateral. Each Grantor is the sole entitlement holder or customer of each such account set forth opposite its name on such schedule, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Collateral Agent pursuant hereto) having “control” (within the meanings of Sections 8-106, 9-106 and 9-104 of the UCC) over, or any other interest in, any such Securities Account, Commodity Account or Deposit Account or any securities, commodities or other property credited thereto, except for any such account that constitutes an Excluded Asset or Excluded Perfection Asset.
          (b) The shares of Pledged Equity Interests pledged by such Grantor hereunder constitute all of the issued and outstanding shares of all classes of the Capital Stock of each Issuer directly owned by such Grantor or, in the case of Foreign Subsidiary or foreign Minority Investment, 65% (or the full amount held, if less than 65%) of the outstanding Voting Stock (for any Foreign Subsidiary) or the outstanding voting equity interests (for any foreign Minority Investment) of each relevant Issuer in each case excluding Excluded Perfection Assets.
          (c) Such Grantor’s Pledged Equity Interests have been duly and validly issued and all the shares of the Pledged Stock are fully paid and, in respect of stock of a corporation only, nonassessable.
          (d) As of the Security Grant Date, no Uncertificated Securities (including, without limitation uncertificated Pledged Equity Interests) pledged by such Grantor provide that they are securities governed by Article 8 of the UCC in effect from time to time in the “issuer’s jurisdiction” (as such term is defined in the UCC in effect in such jurisdiction) of each Issuer thereof.
          (e) As of the Security Grant Date, there are no Certificated Securities pledged by such Grantor (including, without limitation Pledged Equity Interests) that expressly provide that they are securities governed by Article 8 of the UCC in effect from time to time in the “issuer’s jurisdiction” (as such term is defined in the UCC in effect in such jurisdiction) of each Issuer thereof, except for Certificated Securities that have been delivered to the Collateral Agent pursuant to the terms hereof in each case excluding Excluded Perfection Assets.
          (f) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property and Deposit Accounts pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except Liens not prohibited to exist thereon by the Credit Agreement Documents or any other Senior Secured Document, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests.
          (g) Each Issuer that is not a Grantor hereunder and that is a Subsidiary of or that constitutes a Minority Investment by the Company or another Grantor or is otherwise controlled by the Company or another Grantor has executed and delivered to the Collateral Agent an Acknowledgment and Consent, substantially in the form of Exhibit A or such other form as

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reasonably agreed by the Administrative Agent, to the pledge of the Pledged Securities pursuant to this Agreement.
     4.7. Receivables.
     (a) No amount payable to such Grantor under or in connection with any Receivable (other than a Receivable constituting an Excluded Perfection Asset) that constitutes Collateral (i) is evidenced by any Instrument or Tangible Chattel Paper unless such Instrument or Tangible Chattel Paper has been delivered to the Collateral Agent or (ii) constitutes Electronic Chattel Paper that has not been subjected to the “control” (within the meaning of Section 9-105 of the UCC) of the Collateral Agent.
     (b) On the Security Grant Date, the face amount of all Receivables on which a federal Governmental Authority is an obligor constitutes no more than 10% of the face amount of all Receivables.
     (c) On the Security Grant Date, the amounts represented by such Grantor to the Senior Secured Parties from time to time as owing to such Grantor in respect of the Receivables are accurate in all material respects.
     4.8. Contracts.
     (a) As of the most recent Schedule Update Date, Schedule 4.8(a) sets forth all of the Material Contracts in which such Grantor has any right or interest.
     (b) Except as set forth on Schedule 4.8(b) as of the most recent Schedule Update Date, no Material Contract or Key Contract prohibits assignment or encumbrance by such Grantor or requires or purports to require consent of, or notice to, any party (other than such Grantor) to any Material Contract or Key Contract in connection with the execution, delivery and performance of this Agreement, including the exercise of remedies by the Collateral Agent with respect to such Material Contract or such Key Contract, except for such consents that have been obtained and such notices that have been given.
     (c) Each Material Contract and each Key Contract is in full force and effect and constitutes a valid and legally enforceable obligation of the Grantor party thereto and (to such Grantor’s knowledge) each other party thereto, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
     (d) Such Grantor has delivered to the Collateral Agent a complete and correct copy of each Material Contract and each Key Contract, if any, including all amendments, supplements and other modifications thereto.
     4.9. Intellectual Property. (a) Schedule 4.9(a) lists all Intellectual Property which is registered with a Governmental Authority or is the subject of an application for registration, in each case which is owned by such Grantor in its own name on the date hereof. For each such Intellectual Property, Schedule 4.9(a) also includes the name of the registrant or applicant, the jurisdiction, the filing date, and if issued, the issuance date, and the serial or registration number. Except as set forth in Schedule 4.9(a), and subject only to the license terms

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of the licensing or franchise agreements referred to in paragraph (c) below, such Grantor (i) is the exclusive owner of the entire and unencumbered (except for Liens not prohibited to exist on the Collateral by each of the Credit Agreement Documents and the other Senior Secured Documents) right, title and interest in and to all Intellectual Property that is owned by such Grantor in its own name on the date hereof which is material to such Grantor’s business (collectively, the “Owned Intellectual Property”) and (ii) is otherwise entitled to use, and grant to others the right to use, all Owned Intellectual Property. To such Grantor’s knowledge, each Grantor has a valid and enforceable right to use all Intellectual Property material to such Grantor’s business and used in such Grantor’s business, but that such Grantor does not own (collectively, the “Licensed Intellectual Property” and together with the Owned Intellectual Property, the “Material Intellectual Property”).
          (b) On the date hereof, all Owned Intellectual Property that is registered with a Governmental Authority is valid, subsisting, unexpired and enforceable, and has not been abandoned. To such Grantor’s knowledge, neither the operation of such Grantor’s business as currently conducted nor the use of any Material Intellectual Property in connection therewith conflicts with, infringes, misappropriates, dilutes, misuses or otherwise violates the Intellectual Property rights of any other Person, and no claim has been so asserted by any other Person except as could not reasonably be expected to have a Material Adverse Effect.
          (c) Except as set forth in Schedule 4.9(c), on the date hereof (i) none of the Material Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor and (ii) there are no other agreements, obligations, orders or judgments which restrict such Grantor’s use of any Owned Intellectual Property.
          (d) No holding, decision or judgment has been rendered by any Governmental Authority or arbitrator in the United States or outside the United States, to which such Grantor is party thereto, which would restrict, cancel or question the validity or enforceability of, or such Grantor’s rights in, any Owned Intellectual Property in any material respect.
          (e) No action or proceeding, in which such Grantor is a party thereto, is pending, or, to such Grantor’s knowledge, threatened, on the date hereof that could reasonably be expected to have a Material Adverse Effect (i) seeking to restrict, cancel or question the validity of any Owned Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by such Grantor infringe any Patent, Trademark, Copyright, or any other Intellectual Property right of any other Person, (iii) alleging that any Owned Intellectual Property, or to such Grantor’s knowledge, Licensed Intellectual Property, is being licensed, sublicensed or used in violation of any Intellectual Property or any other proprietary right of any other Person or (iv) which, if adversely determined, would have a material adverse effect on the value of any Owned Intellectual Property. To such Grantor’s knowledge, no Person is engaging in any activity that infringes upon, or is otherwise an unauthorized use of, in any material respect any Owned Intellectual Property. Except as set forth in Schedule 4.9(e), such Grantor has not granted any exclusive license, release, covenant not to sue, non-assertion assurance, or other exclusive right to any Person with respect to any part of the Material Intellectual Property.
          (f) Except as set forth in Schedule 4.9(a), such Grantor has performed all acts and has paid all required fees and taxes necessary to maintain each and every item of registered Owned Intellectual Property that is material to its business in full force and effect and

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performed all acts deemed necessary in such Grantor’s reasonable business discretion to protect and maintain its interest therein in all material respects. Such Grantor has used proper statutory notice in connection with its use of each Patent, Trademark and Copyright that is material to its business included in the Owned Intellectual Property to the extent required by applicable Requirements of Law, except as could not reasonably be expected to have a Material Adverse Effect.
          (g) To such Grantor’s knowledge and except as could not reasonably be expected to have a Material Adverse Effect, (i) none of the Trade Secrets of such Grantor that are material to its business have been used, divulged, disclosed or appropriated in a manner that has resulted or would result in the loss of such material Trade Secret; (ii) no employee, independent contractor or agent of such Grantor has misappropriated any material Trade Secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor; and (iii) no employee, independent contractor or agent of such Grantor is in default or breach in any material respect of any term of any employment agreement, nondisclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of such Grantor’s Intellectual Property.
          (h) Such Grantor has taken commercially reasonable steps, as determined by such Grantor in its reasonable business judgment, to use consistent standards of quality in the manufacture, distribution and sale of all products sold and provision of all services provided under or in connection with any Trademark included in the Owned Intellectual Property and has taken commercially reasonable steps, as determined by such Grantor in its reasonable business judgment, to ensure that all licensed users of any such Trademark use such consistent standards of quality.
          4.10. Letters of Credit and Letter of Credit Rights. No Grantor is a beneficiary or assignee under any Letter of Credit with a face amount in excess of $10,000,000 individually other than the Letters of Credit described on Schedule 4.10 (as such schedule may be updated or supplemented from time to time pursuant to Section 5.12). With respect to any Letters of Credit that do not constitute Excluded Perfection Assets and are by their terms transferable, each Grantor has caused (or, in the case of the Letters of Credit that are specified on Schedule 4.10 on the date hereof, will use commercially reasonable efforts to cause) all issuers and nominated persons under Letters of Credit in which the Grantor is the beneficiary or assignee to consent to the assignment of such Letter of Credit to the Collateral Agent and has agreed that upon the occurrence of a ICA Event of Default it shall cause all payments thereunder to be made to the Collateral Account. With respect to any Letters of Credit that do not constitute Excluded Perfection Assets and that are not transferable, each Grantor shall obtain (or, in the case of the Letters of Credit that do not constitute Excluded Perfection Assets and that are specified on Schedule 4.10 on the date hereof, use commercially reasonable efforts to obtain) the consent of the issuer thereof and any nominated Person thereon to the assignment of the proceeds of the released Letter of Credit to the Collateral Agent in accordance with Section 5-114(c) of the UCC.
          4.11. Commercial Tort Claims. On the Security Grant Date, no Grantor has any Commercial Tort Claims in an amount, individually or in the aggregate, in excess of $10,000,000, except as specifically described on Schedule 4.11 (as such schedule may be updated or supplemented from time to time in accordance with Section 5.8).

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          4.12. Deposit and Securities Accounts. On or prior to the Security Grant Date, each Grantor has delivered to the Collateral Agent one or more Deposit Account Control Agreements and Securities Account Control Agreements, executed by all parties thereto, for each Deposit Account and each Securities Account that is included in the Collateral in which such Grantor has an interest as of the date hereof (collectively, the “Pledged Accounts”); provided that no Grantor shall be required to enter into a Deposit Account Control Agreement or a Securities Account Control Agreement with respect to any Deposit Account or Securities Account to the extent that and so long as the same constitutes an Excluded Perfection Asset.
SECTION 5. COVENANTS
          Each Grantor covenants and agrees with the Collateral Agent and the other Senior Secured Parties that, from and after the date of this Agreement, until the Guaranteed Obligations shall have been paid in full in cash, and all commitments to extend credit under all Senior Secured Documents shall have expired or been terminated:
          5.1. Delivery and Control of Instruments, Certificated Securities, Chattel Paper, Negotiable Documents, Investment Property, Letter of Credit Rights and Receivables. (a) If any of the GCA Collateral is or shall become evidenced or represented by any Instrument, Certificated Security, negotiable Document or Tangible Chattel Paper and such Instrument, Certificated Security, negotiable Document, Tangible Chattel Paper or Instrument shall not constitute an Excluded Perfection Asset, then such Instrument (other than checks received in the ordinary course of business), Certificated Security, negotiable Documents or Tangible Chattel Paper shall promptly be delivered to the Collateral Agent, duly endorsed or accompanied by a duly executed instrument of transfer or assignment in blank, in each case in a manner reasonably satisfactory to the Collateral Agent, to be held as GCA Collateral pursuant to this Agreement, and all of such property constituting GCA Collateral owned by any Grantor as of the Security Grant Date shall be delivered on the Security Grant Date.
          (b) If any of the GCA Collateral is or shall become “Electronic Chattel Paper” and such “Electronic Chattel Paper” shall not constitute an Excluded Perfection Asset, then such Grantor shall ensure that (i) a single authoritative copy exists that is unique, identifiable, unalterable (except as provided in clauses (iii), (iv) and (v) of this paragraph), (ii) such authoritative copy identifies the Collateral Agent as the assignee and is communicated to and maintained by the Collateral Agent or its designee, (iii) copies or revisions that add or change the assignee of the authoritative copy can only be made with the participation of the Collateral Agent, (iv) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy and not the authoritative copy and (v) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.
          (c) If any of the GCA Collateral is or shall become evidenced or represented by an Uncertificated Security, such Grantor shall cause the Issuer thereof as requested by the Collateral Agent either (i) to register the Collateral Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer or (ii) to agree in writing with such Grantor and the Collateral Agent that such Issuer will comply with instructions with respect to such Uncertificated Security originated by the Collateral Agent without further consent of such Grantor, such agreement to be in such form as agreed by the Collateral Agent, and such action shall be taken on or prior to the Security Grant Date with respect to any Uncertificated Securities owned as of the Security Grant Date by any Grantor.

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          (d) Each Grantor, upon becoming a party to this agreement, shall maintain any Securities Entitlements, Securities Accounts and Deposit Accounts that constitute GCA Collateral (other than any that constitute Excluded Perfection Assets) that it owns as of the date hereof only with financial institutions that have agreed, pursuant to Deposit Account Control Agreements and Securities Account Control Agreements, to comply with Entitlement Orders and instructions issued or originated by the Collateral Agent without further consent of such Grantor.
          (e) If any of the GCA Collateral is or shall become evidenced or represented by a Commodity Contract that constitutes GCA Collateral, and such Commodity Contract shall not constitute an Excluded Perfection Asset, such Grantor shall cause the Commodity Intermediary with respect to such Commodity Contract to agree in writing, within 45 days of the date such Commodity Contract is first held by the applicable Grantor, with such Grantor and the Collateral Agent, pursuant to a Commodity Account Control Agreement, that such Commodity Intermediary will apply any value distributed on account of such Commodity Contract as directed by the Collateral Agent without further consent of such Grantor.
          (f) In the case of any transferable Letters of Credit that constitute GCA Collateral in excess of $10,000,000 individually or in the aggregate, each Grantor shall use commercially reasonable efforts to obtain the consent of any issuer thereof to the transfer of such Letter of Credit to the Collateral Agent. In the case of any other Letter-of-credit Rights that do not constitute Excluded Perfection Assets each Grantor shall use commercially reasonable efforts to obtain the consent of the issuer thereof and any nominated Person thereon to the assignment of the proceeds of the related Letter of Credit contemplated by Section 5-114(c) of the UCC.
          (g) (i) No Uncertificated Securities (including uncertificated Pledged Equity Interests) that constitute GCA Collateral provide that they are securities governed by Article 8 of the UCC in effect from time to time in the “issuer’s jurisdiction (as such term is defined in the UCC in effect in such jurisdiction) of each Issuer thereof and (ii) no Certificated Securities (including Pledged Equity Interests) provide that they are securities governed by Article 8 of the UCC in effect from time to time in the “issuer’s jurisdiction (as such term is defined in the UCC in effect in such jurisdiction) of each Issuer thereof, except, in case of sub-clause (ii) hereof, if such certificate has been delivered to the Collateral Agent pursuant to the terms hereof.
          (h) The amounts represented by such Grantor to the Senior Secured Parties from time to time as owing to such Grantor in respect of the Receivables shall, at the time any such representation is made, accurately represent the amount of Receivables owing to such Grantor.
          5.2. Maintenance of Insurance. (a) Such Grantor shall comply with any insurance requirements set forth in the Credit Agreement and any other Senior Secured Document then in effect, including, without limitation, the covenant set forth in Section 5.03 of the Credit Agreement (while the Credit Agreement is in effect and thereafter, in accordance with insurance requirements set forth in any Senior Secured Document).
          (b) The Company shall deliver to the Collateral Agent on behalf of the Senior Secured Parties, (i) on the Security Grant Date, a certificate dated such date showing the amount and types of insurance coverage as of such date, together with endorsements naming the Collateral Agent (A) as additional insured on all liability insurance policies of such Grantor and (B) as loss payee on all property and casualty insurance policies of such Grantor and (ii) upon

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request of the Collateral Agent, information reasonably satisfactory to the Collateral Agent to ensure compliance with this Section 5.2.
          (c) Upon the request of the Collateral Agent, the Company shall deliver to the Collateral Agent a report of a reputable insurance consultant with respect to such insurance and such supplemental reports with respect thereto as the Collateral Agent may from time to time reasonably request, provided however, that to the extent no Event of Default has occurred and is continuing, the Collateral Agent shall make no more than four such requests per calendar year.
          (d) All such insurance shall provide, at a minimum, that no cancellation, material reduction in amount of material change in coverage thereof shall be effective until at least 30 days (or, in the case of non-payment or premium, 10 days) after receipt by the Collateral Agent of written notice thereof.
          5.3. Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain each of the security interests created by this Agreement as a perfected security interest (other than security interests created with respect to Excluded Perfection Assets) having at least the priority, but subject to the limitations with respect to perfection, described in Section 4.2 and shall, in accordance with its business practices from time to time, defend such security interest against the material claims and demands of all persons whomsoever, provided, however, that nothing herein shall limit any rights of such Grantor under the Senior Secured Documents to dispose of the Collateral and/or limit the provisions relating to the release of the Liens in the Senior Secured Documents and the Intercreditor Agreement.
          (b) Such Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the GCA Collateral and, in the case of any Grantor, such other reports in connection with the assets and property of such Grantor as the Collateral Agent may reasonably request, all in reasonable detail.
          (c) At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor shall promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably deem as necessary for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including (i) the filing of any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Deposit Accounts and any other relevant GCA Collateral, taking any actions necessary to enable the Collateral Agent to obtain “control” (within the meaning of the applicable UCC) with respect to such GCA Collateral, including executing and delivering and causing the relevant depositary bank or Securities Intermediary to execute and deliver a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable.
          5.4. Changes in Location, Name, Jurisdiction of Incorporation, etc. Such Grantor shall not, except upon 5 Business Days’ prior written notice to the Collateral Agent and delivery to the Collateral Agent of duly authorized and, where required, executed copies of all additional financing statements and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein:

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          (a) change its legal name, jurisdiction of organization or the location of its chief executive office or sole place of business from that referred to in Section 4.3; or
          (b) change its legal name, identity or structure to such an extent that any financing statement filed by the Collateral Agent in connection with this Agreement would become misleading.
          5.5. Notices. Such Grantor shall advise the Collateral Agent promptly upon becoming aware of any such event, in reasonable detail, of:
          (a) any Lien (other than any Lien not prohibited under the Senior Secured Documents) on any of the Collateral which would adversely affect the ability of the Collateral Agent to exercise any of its remedies hereunder; and
          (b) the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of any Collateral or on the security interests created under any Senior Collateral Document.
          5.6. Investment Property. (a) Without the prior written consent of the Collateral Agent, such Grantor shall not (i) vote to enable or take any other action that (A) could reasonably be expected to materially and adversely affect the rights inuring to the Collateral Agent hereunder or (B) that is prohibited under any Senior Secured Document, (ii) without the prior written consent of the Collateral Agent, cause or permit any Issuer of any Pledged Equity Interests on the date hereof to elect or otherwise take any action to cause such Pledged Equity Interests to be treated as Securities for purposes of the UCC; provided, however, notwithstanding the foregoing, if any issuer of any Pledged Equity Interests takes any such action in violation of the provisions in this clause (iii), such Grantor shall, promptly upon obtaining knowledge thereof, notify the Collateral Agent in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Collateral Agent’s “control” thereof. Without the prior written consent of the Collateral Agent, such Grantor shall not (i) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, any of the Investment Property constituting GCA Collateral or Proceeds thereof or any interest therein (except, in each case, pursuant to a transaction not prohibited by the provisions of the Senior Secured Documents), (ii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property constituting GCA Collateral or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or any other security interests not prohibited by any Senior Secured Document or (iii) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Collateral Agent to sell, assign or transfer any of the Investment Property constituting GCA Collateral or Proceeds thereof or any interest therein except to the extent not prohibited under any Senior Secured Document.
          (b) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it shall be bound by the terms of this Agreement relating to the Pledged Securities issued by it and shall comply with such terms insofar as such terms are applicable to it, (ii) it shall notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 5.6(a) with respect to the Pledged Securities issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Sections 6.3(c) or 6.7 with respect to the Pledged Securities issued by it. In addition, each Grantor which is either an Issuer or an owner of any Pledged Security hereby consents to the

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grant by each other Grantor of the security interest hereunder in favor of the Collateral Agent and to the transfer of any Pledged Security to the Collateral Agent or its nominee following an ICA Event of Default and delivery of a Remedies Notice as provided in the Intercreditor Agreement, and to the substitution of the Collateral Agent or its nominee as a partner, member or shareholder of the Issuer of the related Pledged Security.
          5.7. Intellectual Property. (a) Such Grantor (either itself or through licensees) shall (i) to the extent consistent with Grantor’s reasonable commercial judgment, continue to use each Trademark owned by such Grantor material to its business to the extent necessary under applicable Requirements of Law to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past substantially the same quality of products and services offered under such Trademark and take all necessary steps, as determined in such Grantor’s reasonable business judgment, to ensure that all licensed users of such Trademark maintain as in the past such quality, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends to the extent required by applicable Requirements of Law, and (iv) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark would reasonably be expected to become invalidated or impaired in any material respect.
          (b) Such Grantor (either itself or through licensees) shall not do any act, or knowingly omit to do any act, whereby any Patent owned by such Grantor material to its business may reasonably be expected to become forfeited, abandoned or dedicated to the public (except as a result of the expiration of such Patent at the end of its statutory term).
          (c) Such Grantor (either itself or through licensees) shall not (and shall not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of any Copyright owned by such Grantor material to its business would reasonably be expected to become impaired. Such Grantor shall not (either itself or through licensees) knowingly do any act whereby any material portion of such Copyrights may reasonably be expected to fall into the public domain (except as a result of the expiration of such Copyright at the end of its statutory term).
          (d) Such Grantor (either itself or through licensees) shall not knowingly use any Intellectual Property in a manner that infringes, misappropriates or violates the Intellectual Property rights of any other Person, except as would not reasonably be expected to have a Material Adverse Effect.
          (e) Such Grantor (either itself or through licensees) shall use proper statutory notice in connection with the use of Owned Intellectual Property to the extent required by applicable Requirements of Law, except as would not reasonably be expected to have a Material Adverse Effect.
          (f) Such Grantor shall notify the Collateral Agent promptly if it knows, or has reason to know, that any application or registration relating to any Owned Intellectual Property will or is likely to, in Grantor’s reasonable commercial judgment, become forfeited, abandoned or dedicated to the public (except as a result of the expiration of any registration at the end of its statutory term), or of any material adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any

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country) regarding such Grantor’s ownership of, or the validity of, any Owned Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.
          (g) Whenever such Grantor (either by itself or through any agent, employee, licensee or designee acting on its behalf) shall file an application for the registration of any Owned Intellectual Property with the United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Collateral Agent within ten (10) Business Days after the last day of the fiscal quarter in which such filing occurs. Upon the reasonable request of the Collateral Agent, such Grantor shall execute and deliver, any and all agreements, instruments, documents, and papers to evidence the Senior Secured Parties’ security interest in any Material Intellectual Property of such Grantor and, with respect to Trademarks, the goodwill of the business connected with the use of or symbolized by such Trademarks relating thereto or represented thereby.
          (h) Such Grantor shall, if appropriate in Grantor’s reasonable commercial judgment, take commercially reasonable and necessary steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of Owned Intellectual Property, including the payment of required fees and taxes, the filing of responses to office actions issued by the United States Patent and Trademark Office and the United States Copyright Office, the filing of applications for renewal or extension, the filing of affidavits of use, the filing of divisional, continuation, continuation-in-part, reissue, and renewal applications or extensions, and the payment of maintenance fees, and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings, in each case as applicable.
          (i) Such Grantor (either itself or through licensees) shall not, without the prior written consent of the Collateral Agent, abandon (or, with respect to Trademarks, discontinue use of) any Owned Intellectual Property, or abandon any application or any right to file an application for letters patent, trademark, or copyright owned by such Grantor, unless such Grantor shall have previously determined that such use or the pursuit or maintenance of such Intellectual Property could not reasonably be expected to have a Material Adverse Effect.
          (j) In the event that any Owned Intellectual Property is infringed, misappropriated or diluted by a third party in any material respect, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate, if any, under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Collateral Agent after it learns thereof, and where appropriate in Grantor’s reasonable commercial judgment, sue for infringement, misappropriation or dilution, to seek injunctive relief and to recover any and all damages for such infringement, misappropriation or dilution.
          (k) Such Grantor agrees that, should it obtain an ownership interest in any item of Intellectual Property which is not, as of the Security Grant Date, a part of the Intellectual Property Collateral (the “After-Acquired Intellectual Property”), (i) the provisions of Section 3 shall automatically apply thereto, (ii) any such After-Acquired Intellectual Property, and in the case of Trademarks, the goodwill of the business connected with the use of or symbolized thereby, shall automatically become part of the Intellectual Property Collateral, (iii) it shall give prompt (and, in any event within 10 days after the last day of the fiscal quarter in which such

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Grantor acquires such ownership interest) written notice thereof to the Collateral Agent in accordance herewith of any such Intellectual Property Collateral constituting a registration or application for registration and (iv) it shall provide the Collateral Agent promptly (and, in any event within 45 days after the last day of the fiscal quarter in which such Grantor acquires such ownership interest) with a supplement to Schedule 4.9(a) and take the actions specified in Section 5.7(m) with respect to any such Intellectual Property Collateral constituting a registration or application for registration, in each case to the extent that such Intellectual Property does not constitute an Excluded Asset.
          (l) Such Grantor agrees to execute an Intellectual Property Security Agreement with respect to the Intellectual Property Collateral substantially in the form of Exhibit B or such other form as reasonably requested by the Collateral Agent in order to record the security interest granted herein to the Collateral Agent for the benefit of the Senior Secured Parties with the United States Patent and Trademark Office, the United States Copyright Office and any other applicable Governmental Authority.
          (m) Such Grantor agrees to execute an After-Acquired Intellectual Property Security Agreement with respect to its After-Acquired Intellectual Property substantially in the form of Exhibit C or such other form as reasonably requested by the Collateral Agent in order to record the security interest granted herein to the Collateral Agent, for the benefit of Senior Secured Parties, with the United States Patent and Trademark Office, the United States Copyright Office and any other applicable Governmental Authority.
          (n) Such Grantor shall take all steps necessary and desirable in its reasonable commercial judgment to protect the secrecy of all Trade Secrets material to its business.
          5.8. Commercial Tort Claims. Such Grantor shall advise the Collateral Agent promptly of any Commercial Tort Claim held by such Grantor individually or in the aggregate in excess of $10,000,000 and shall promptly execute and deliver to the Collateral Agent, in each case in form and substance reasonably satisfactory to the Collateral Agent, any certificate, agreement and other document, and take all other action, deemed by the Collateral Agent to be reasonably necessary or appropriate, in each case for purpose of granting a security interest in such Commercial Tort Claim to the Collateral Agent for the benefit of the Senior Secured Parties, including without limitation supplementing Schedule 4.11.
          5.9. Deposit, Securities and Commodity Accounts. After the Security Grant Date, each Grantor shall deliver to the Collateral Agent a Deposit Account Control Agreement, Securities Account Control Agreement and Commodity Account Control Agreement for each Deposit Account, each Securities Account and each Commodity Account constituting GCA Collateral in which such Grantor acquires an interest after the Security Grant Date; provided that no Grantor shall be required at any time to enter into a Deposit Account Control Agreement, Securities Account Control Agreement or Commodity Account Control Agreement with respect to any Deposit Account, Securities Account or Commodity Account solely to the extent that the same constitutes an Excluded Perfection Asset at such time. Each Grantor agrees that it shall have no Deposit Account, Securities Accounts or Commodity Accounts other than (i) Deposit Accounts, Securities Accounts and Commodity Accounts with respect to which Deposit Account Control Agreements, Securities Account Control Agreements and Commodity Account Control Agreements, as applicable, have been delivered within 45 days after the date any such Deposit Account, Securities Account or Commodity Account is opened, (ii) Deposit Accounts, Securities

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Accounts and Commodity Accounts that constitute Excluded Perfection Assets and (iii) Deposit Accounts, Securities Accounts and Commodity Accounts that constitute Excluded Assets.
          5.10. Core Assets. Promptly following the acquisition of (i) any new power generating facility by any Grantor or (ii) the acquisition of any Subsidiary that owns a power generating facility and becomes a Grantor, the Company shall update the “Core Assets” schedule attached as Schedule 1.01(a) to include such newly acquired power generating facility.
          5.11. Investment Property. Promptly following (i) the acquisition of any Equity Interests that are to constitute Pledged Stock, Pledged LLC Interests or Pledged Partnerships Interests by any Grantor, the Company shall update Schedule 4.6(a) to include such Pledged Stock, Pledged LLC Interests or Pledged Partnerships Interests, (ii) the acquisition of any debt securities or promissory notes that are to constitute Pledged Debt Securities or Pledged Notes by any Grantor, the Company shall update Schedule 4.6(b) to include such Pledged Debt Securities or Pledged Notes, and (iii) the opening of any Securities Account, Commodities Account or Deposit Account (in each case to the extent constituting GCA Collateral) by any Grantor, the Company shall update Schedule 4.6(c) to include such Securities Account, Commodities Account or Deposit Account and, in each case, take all other actions required to be taken with respect to such GCA Collateral thereunder.
          5.12. Letters of Credit. Promptly after any Grantor becomes the beneficiary or assignee to any Letter of Credit with a face amount in excess of $10,000,000, the Company shall update Schedule 4.10 to include such Letter of Credit and take all other actions required to be taken with respect to such GCA Collateral thereunder.
          5.13. INPO. Notwithstanding anything to the contrary in Sections 4 and 5 hereof, the Grantors and the Collateral Agent hereby acknowledge and agree that, as required in connection with the Grantors’ membership in the Institute of Nuclear Power Operators (“INPO”), the Grantors have disclosed and may at any time in the future disclose to the INPO and other nuclear power plant operators and have received and may at any time in the future receive from such entities, operational, safety and other information regarding the operation of nuclear power plants, which information may include Intellectual Property. Each recipient of such information may use such information in operating nuclear power plants, with such use subject to applicable rules and guidelines of INPO.
SECTION 6. REMEDIAL PROVISIONS
          6.1. Certain Matters Relating to Receivables.
          (a) At any time after the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right, but shall in no way be obligated to make test verifications of the Receivables that are included in the GCA Collateral in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Collateral Agent may require in connection with such test verifications. At any time and from time to time after the occurrence and during the continuance of an Event of Default, upon the Collateral Agent’s request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables that are included in the GCA Collateral.

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          (b) Each Grantor may collect such Grantor’s Receivables that are included in the GCA Collateral, and each Grantor hereby agrees to continue to collect all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation, in each case, that are included in the GCA Collateral and diligently exercise, in accordance with such Grantor’s business practices, each material right it may have under any Receivable and any Supporting Obligation, in each case, that are included in the GCA Collateral at its own expense; provided, however, that the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an ICA Event of Default and upon receipt by the Collateral Agent of an Act of Instructing Senior Secured Parties directing the Collateral Agent to send a Remedies Notice in connection therewith as provided in the Intercreditor Agreement, and until such time as such Remedies Notice has been rescinded. If required by the Collateral Agent at any time after the occurrence and during the continuance of an ICA Event of Default and upon receipt by the Collateral Agent of an Act of Instructing Senior Secured Parties directing the Collateral Agent to send a Remedies Notice in connection therewith as provided in the Intercreditor Agreement, and until such time as such Remedies Notice has been rescinded, any payments of Receivables that are included in the GCA Collateral, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Collateral Agent for the benefit of the Senior Secured Parties if required, in a Collateral Account maintained under the control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Senior Secured Parties only as provided in Section 6.6, and (ii) until so turned over, shall be held by such Grantor for the Senior Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables that are included in the GCA Collateral shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.
          (c) At any time after the occurrence and during the continuance of an ICA Event of Default and upon receipt by the Collateral Agent of an Act of Instructing Senior Secured Parties directing the Collateral Agent to send a Remedies Notice in connection therewith as provided in the Intercreditor Agreement, and until such time as such Remedies Notice has been rescinded, at the Collateral Agent’s request, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables that are included in the GCA Collateral, including all original orders, invoices and shipping receipts.
          6.2. Communications with Obligors, Grantors Remain Liable. (a) At any time after the occurrence and during the continuance of an Event of Default, the Collateral Agent in its own name or in the name of others may at any time communicate with obligors under the Receivables that are included in the GCA Collateral and parties to the Contracts to verify with them to the Collateral Agent’s reasonable satisfaction the existence, amount and terms of any Receivables or Contracts, in each case, that are included in the GCA Collateral.
          (b) At any time after the occurrence and during the continuance of an Event of Default, the Collateral Agent may at any time notify, or require any Grantor to so notify, the Account Debtor or counterparty on any Receivable or Contract that is included in the GCA Collateral of the security interest of the Collateral Agent therein. In addition, after the occurrence and during the continuance of an ICA Event of Default and upon receipt by the Collateral Agent of an Act of Instructing Senior Secured Parties directing the Collateral Agent to send a Remedies Notice in connection therewith as provided in the Intercreditor Agreement, and until such time as

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such Remedies Notice has been rescinded, the Collateral Agent may upon written notice to the applicable Grantor, notify, or require any Grantor to notify, the Account Debtor or counterparty to make all payments under the Receivables and/or Contracts that are included in the GCA Collateral directly to the Collateral Agent in accordance with the terms thereof.
          (c) No Senior Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract that is included in the GCA Collateral by reason of or arising out of this Agreement or the receipt by any Senior Secured Party of any payment relating thereto, nor shall any Senior Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract that is included in the GCA Collateral, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
          6.3. Pledged Securities. (a) Unless an ICA Event of Default shall have occurred and be continuing and the Collateral Agent (subject to the terms of the Intercreditor Agreement) shall have given notice to the relevant Grantor of the Collateral Agent’s intent to exercise its rights pursuant to Section 6.3(b) upon receipt by the Collateral Agent of an Act of Instructing Senior Secured Parties directing the Collateral Agent to send a Remedies Notice in connection therewith as provided in the Intercreditor Agreement, and until such time as such Remedies Notice has been rescinded, each Grantor shall be permitted to receive all dividends paid in respect of the Pledged Equity Interests and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business of the relevant Issuer, to the extent not prohibited by any Senior Secured Document, and to exercise all voting and corporate rights with respect to the Pledged Securities; provided, however, that no vote shall be cast or corporate or other ownership right exercised or other action taken that would materially impair the Collateral or that would be inconsistent with or result in any violation of any provision of this Agreement or any Senior Secured Document.
          (b) Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an ICA Event of Default has occurred and is continuing upon receipt by the Collateral Agent of an Act of Instructing Senior Secured Parties directing the Collateral Agent to send a Remedies Notice in connection therewith as provided in the Intercreditor Agreement, and until such time as such Remedies Notice has been rescinded and (y) is otherwise in accordance with the terms of this Agreement and the Intercreditor Agreement, without any other or further instructions from such Grantor and each Grantor agrees that each Issuer shall be fully protected in so complying and (ii) upon delivery of any notice to such effect pursuant to Section 6.3(a), pay any dividends or other payments with respect to the Investment Property directly to the Collateral Agent. In order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and each Grantor acknowledges that the Collateral Agent may utilize the power of attorney set forth herein.

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          (c) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing that states that an ICA Event of Default has occurred and is continuing upon receipt by the Collateral Agent of an Act of Instructing Senior Secured Parties directing the Collateral Agent to send a Remedies Notice in connection therewith as provided in the Intercreditor Agreement, and until such time as such Remedies Notice has been rescinded, and is otherwise in accordance with the terms of this Agreement and the Intercreditor Agreement, without any other or further instructions from such Grantor and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) upon any such instruction, pay any dividends or other payments with respect to the Investment Property, including the Pledged Securities, directly to the Collateral Agent.
          6.4. Intellectual Property; Grant of License. For the purpose of enabling the Collateral Agent, after the occurrence and during the continuance of an ICA Event of Default and subject to the terms of the Intercreditor Agreement, to exercise rights and remedies under this Section 6 at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent an irrevocable (during the continuance of such ICA Event of Default), non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, effective after the occurrence and during the continuance of an ICA Event of Default and upon receipt by the Collateral Agent of an Act of Instructing Senior Secured Parties directing the Collateral Agent to send a Remedies Notice in connection therewith as provided in the Intercreditor Agreement, and until such time as such Remedies Notice has been rescinded, any of the Intellectual Property now owned or hereafter acquired by such Grantor, wherever the same may be located, through any and all media, whether now existing or hereafter developed, throughout the world, including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof. The foregoing license shall be subject to any quality standards and quality control practices then in effect.
          6.5. Intellectual Property Litigation and Protection.
          (a) Upon the occurrence and during the continuance of any Event of Default and subject to the terms of the Intercreditor Agreement, the Collateral Agent shall have the right, upon notice to the applicable Grantor, but shall in no way be obligated to file applications for registration of the Owned Intellectual Property and/or bring suit in the name of any Grantor, the Collateral Agent or the Senior Secured Parties to protect or enforce the Owned Intellectual Property and any Intellectual Property License. In the event of such suit, each Grantor shall, at the reasonable request of the Collateral Agent, do any and all lawful acts and execute any and all documents reasonably requested by the Collateral Agent in aid of such enforcement and the Grantors shall promptly reimburse and indemnify the Collateral Agent for all costs and expenses incurred by the Collateral Agent in the exercise of its rights under this Section 6.5 in accordance with Section 8.4 hereof.
          (b) Subject to the terms of the Intercreditor Agreement, if an ICA Event of Default shall occur and be continuing and upon receipt by the Collateral Agent of an Act of Instructing Senior Secured Parties directing the Collateral Agent to send a Remedies Notice in connection therewith as provided in the Intercreditor Agreement, and until such time as such Remedies Notice has been rescinded, upon written demand from the Collateral Agent and in accordance with Applicable Law (including the applicable provisions of the UCC), each Grantor (i) shall grant, assign, convey or otherwise transfer to the Collateral Agent or such Collateral

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Agent’s designee all of such Grantor’s right, title and interest in and to the Owned Intellectual Property and (ii) shall execute and deliver to the Collateral Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement.
          (c) Subject to the terms of the Intercreditor Agreement, if (i) an ICA Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, and any associated Remedies Notice has been rescinded, (ii) no other ICA Event of Default shall have occurred and be continuing, and (iii) an assignment or other transfer to the Collateral Agent of any rights, title and interests in and to any Owned Intellectual Property shall have been previously made, upon the written request of any Grantor, the Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid; provided that, so long as the Guaranteed Obligations shall not have become immediately due and payable, that after giving effect to such reassignment, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Collateral Agent and the Senior Secured Parties.
          6.6. Proceeds to be Turned Over To Collateral Agent. In addition to the rights of the Senior Secured Parties specified in Section 6.1 with respect to payments of Receivables that are included in the GCA Collateral, if an ICA Event of Default shall occur and be continuing and upon receipt by the Collateral Agent of an Act of Instructing Senior Secured Parties directing the Collateral Agent to send a Remedies Notice in connection therewith as provided in the Intercreditor Agreement, and until such time as such Remedies Notice has been rescinded, all Proceeds received by any Grantor consisting of cash, Cash Equivalents, checks and other near-cash items shall be held by such Grantor for the Senior Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the form received by such Grantor (duly endorsed by such Grantor to the Collateral Agent, if required by the Collateral Agent). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its control. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor for the Senior Secured Parties) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 6.7.
          6.7. Application of Proceeds. At such intervals as may be agreed upon by the Company and the Collateral Agent, or if an ICA Event of Default shall have occurred and be continuing and upon receipt by the Collateral Agent of an Act of Instructing Senior Secured Parties directing the Collateral Agent to send a Remedies Notice in connection therewith as provided in the Intercreditor Agreement, and until such time as such Remedies Notice has been rescinded, at any time at the Collateral Agent’s election, the Collateral Agent may apply all or any part of Proceeds constituting GCA Collateral realized through the exercise by the Collateral Agent of its remedies hereunder, whether or not held in any Collateral Account, in payment of the Secured Obligations in accordance with the provisions of the Intercreditor Agreement.
          6.8. Code and Other Remedies. (a) If an ICA Event of Default shall occur and be continuing and upon receipt by the Collateral Agent of an Act of Instructing Senior Secured Parties directing the Collateral Agent to send a Remedies Notice in connection therewith

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as provided in the Intercreditor Agreement, and until such time as such Remedies Notice has been rescinded, the Collateral Agent, on behalf of the Senior Secured Parties, may exercise in accordance with the terms of the Intercreditor Agreement, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Guaranteed Obligations, all rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or its rights under any other Applicable Law or in equity. Without limiting the generality of the foregoing and in each case subject to the terms of the Intercreditor Agreement, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any other Senior Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent and each other Senior Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by Applicable Law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten Business Days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. In connection with any such sale, the Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. In the exercise of its remedies, each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Each Grantor further agrees, at the Collateral Agent’s request and upon receipt by the Collateral Agent of an Act of Instructing Senior Secured Parties directing the Collateral Agent to send a Remedies Notice in connection therewith as provided in the Intercreditor Agreement, and until such time as such Remedies Notice has been rescinded and subject to the terms of the Intercreditor Agreement, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such

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Grantor’s premises or elsewhere. In the exercise of its remedies in accordance with the Intercreditor Agreement and upon receipt by the Collateral Agent of an Act of Instructing Senior Secured Parties directing the Collateral Agent to send a Remedies Notice in connection therewith as provided in the Intercreditor Agreement, and until such time as such Remedies Notice has been rescinded, the Collateral Agent shall have the right to enter onto the property where any Collateral is located and take possession thereof with or without judicial process.
          (b) The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.8 in accordance with the Intercreditor Agreement. If the Collateral Agent sells any of the Collateral upon credit, the Grantor will be credited only with payments actually made by the purchaser and received by the Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the Collateral and the Grantor shall be credited with proceeds of the sale. To the extent permitted by Applicable Law, each Grantor waives all claims, damages and demands it may acquire against the Collateral Agent or the other Senior Secured Parties arising out of the exercise by them of any rights hereunder, except for gross negligence and willful misconduct.
          6.9. Securities Law Issues. Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Equity Interests or the Pledged Debt Securities, by reason of certain prohibitions contained in Applicable Laws, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Equity Interests or the Pledged Debt Securities for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.
          6.10. Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its portion of the Guaranteed Obligations and the reasonable fees and disbursements of any attorneys employed by any Senior Secured Party to collect such deficiency.
          6.11. Certain Matters Relating to Deposit, Securities and Commodity Accounts. Each Grantor irrevocably authorizes the Collateral Agent to notify each Depositary Bank, Securities Intermediary or Commodity Intermediary, as applicable, of the occurrence of an ICA Event of Default. Following the occurrence of an ICA Event of Default and upon receipt by the Collateral Agent of an Act of Instructing Senior Secured Parties directing the Collateral Agent to send a Remedies Notice in connection therewith as provided in the Intercreditor Agreement, and until such time as such Remedies Notice has been rescinded, the Collateral Agent may issue a blockage notice under the applicable Deposit Account Control Agreement, Securities Account Control Agreement or Commodity Account Control Agreement and take all further actions specified therein.
          6.12. Change of Control. Each Senior Secured Party acknowledges that, under existing law, a change of control of a Grantor whose Equity Interests are pledged hereunder as a result of a proposed exercise of remedies hereunder may require the prior approval of the FERC

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and/or any public utility commission. Each Senior Secured Party further acknowledges that, notwithstanding the provisions of this Article, with respect to any Collateral constituting Pledged Equity Interests issued by a Person organized under the laws of any State of the United States, to the extent (and only to the extent) that Applicable Law specifically requires that regulatory approval be obtained prior to such Collateral Agent, on behalf of the Senior Secured Parties, enforcing its rights hereunder with respect to such Collateral, the Collateral Agent shall not be entitled to enforce its rights hereunder with respect to such Collateral without first obtaining such required regulatory approval.
SECTION 7. THE COLLATERAL AGENT2
          7.1. Collateral Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement and the Intercreditor Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:
          (i) in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or Contract or with respect to any other Collateral whenever payable;
          (ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence the Collateral Agent’s security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;
          (iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;
          (iv) execute, in connection with any sale provided for in Section 6.8 or 6.9, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and
          (v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder

[2]	Subject to Collateral Agent review and comment.

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directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark owned by such Grantor (along with the goodwill of the business to which any such Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
          Notwithstanding anything to the contrary in this Section 7.1(a), the Collateral Agent agrees that it will (i) not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing and (ii) exercise any such rights in accordance with this Agreement and the Intercreditor Agreement.
          (b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.
          (c) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at the rate applicable under Section 2.07 of the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.
          (d) Each Grantor hereby ratifies all that said attorneys set forth in this Section 7.1 shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.
          7.2. Duty of Collateral Agent. The Collateral Agent’s duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be governed by Section 5.12 of the Intercreditor Agreement.
          Notwithstanding anything to the contrary contained in this Agreement, the rights, privileges, powers, benefits and immunities of the Collateral Agent hereunder are subject to the

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terms, conditions and limitations set forth in the Intercreditor Agreement, reference to which is made for all purposes; provided, however, that any forbearance by the Collateral Agent in exercising any right or remedy available to it under the Intercreditor Agreement shall not give rise to a defense on the part of the Grantors with respect to the Collateral Agent’s exercise of any right or remedy pursuant to this Agreement or as otherwise afforded by Applicable Law.
          7.3. Financing Statements. Each Grantor acknowledges that pursuant to Section 9-509(b) of the UCC and any other Applicable Law, each Grantor authorizes the Collateral Agent to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral, without the signature of such Grantor, in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Collateral Agent under this Agreement. Each Grantor agrees that such financing statements may describe the Collateral in the same manner as described in the Senior Collateral Documents or as “all assets” or “all personal property”, wherever located and whether now owned or hereafter existing or acquired or such other description as the Collateral Agent, in its sole judgment, determines is necessary or advisable. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement, security agreement or other filing or recording document or instrument for filing or recording in any jurisdiction.
          7.4. Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the other Senior Secured Parties, be governed by the Intercreditor Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Senior Secured Parties, in its capacities as further described in the Intercreditor Agreement, and with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority. Notwithstanding anything to the contrary contained herein, in taking any action hereunder the Collateral Agent shall not be required to act except to the extent that it shall have been directed in writing; provided that all actions of the Collateral Agent hereunder shall be taken pursuant to the terms of the Intercreditor Agreement and the Collateral Agent shall act to the extent directed pursuant to the terms thereof with respect to those matters specified therein.
          7.5. Access to Collateral, Books and Records; Other Information. Upon reasonable request to any Grantor, representatives of the Collateral Agent or any other Senior Secured Party (acting through the applicable Secured Obligations Representative) shall have full and free access to visit and inspect, as applicable, during normal business hours all of the Collateral of such Grantor, including all of the books, correspondence and records of such Grantor relating thereto; provided that no Grantor shall be required to provide such access more than two times in any fiscal year, unless an Event of Default shall have occurred and be continuing. The Collateral Agent and its representatives may examine the same, take extracts therefrom and make photocopies thereof, and such Grantor agrees to render to the Collateral Agent, at such Grantor’s cost and expense, such clerical and other assistance as may be reasonably requested by the Collateral Agent with regard thereto. Such Grantor shall, at any and all times, within a reasonable time after written request by the Collateral Agent, furnish or cause

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to be furnished to the Collateral Agent, in such manner and in such detail as may be reasonably requested by the Collateral Agent, additional information with respect to the Collateral.
          7.6. Appointment of Co-Collateral Agents. At any time or from time to time, in order to comply with any Requirement of Law, the Collateral Agent may appoint another bank or trust company or one of more other persons, either to act as co-agent, sub-agent or agent on behalf of the Senior Secured Parties with such power and authority as may be necessary for the effectual operation of the provisions hereof and which may be specified in the instrument of appointment. Each separate trustee or co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Collateral Agent or separately, as may be provided therein, subject to all the provisions of the Intercreditor Agreement and the other Senior Collateral Documents, specifically including every provision of such agreements relating to the conduct of, affecting the liability of, or affording protection to, the Collateral Agent. A copy of every such instrument shall be sent to the Collateral Agent.
SECTION 8. MISCELLANEOUS
          8.1. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 7.1 of the Intercreditor Agreement.
          8.2. Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 7.5 of the Intercreditor Agreement; provided that any such notice, request or demand to or upon any Grantor shall be addressed to such Grantor at its notice address set forth on Schedule 8.2 or such other address specified in writing to each Secured Obligations Representative and the Collateral Agent in accordance with such Section. Each Grantor agrees to provide a copy of each notice provided by it hereunder to the Collateral Agent to each Secured Obligations Representative in the manner provided for in Section 7.5 of the Intercreditor Agreement.
          8.3. No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any other Senior Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default under any Senior Secured Document. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Senior Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any Senior Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Senior Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
          8.4. Enforcement Expenses; Indemnification. (a) Each Grantor agrees to pay or reimburse the Collateral Agent for all its costs and expenses incurred in collecting against such Grantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the Senior Secured Documents to which such Grantor is a party,

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including the reasonable and documented fees and disbursements of counsel to the Collateral Agent.
          (b) Each Grantor agrees to pay, and to hold the Collateral Agent harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement except to the extent the same arises from the gross negligence or willful misconduct of the Collateral Agent.
          (c) Each Grantor agrees to pay, and to hold the Collateral Agent harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Company would be required to do so pursuant to Section 9.05 of the Credit Agreement (whether or not then in effect), if the Collateral Agent were acting as the Administrative Agent under the Credit Agreement except to the extent the same arises from the gross negligence or willful misconduct of the Collateral Agent.
          (d) The agreements in this Section shall survive repayment of the Guaranteed Obligations and all other amounts payable under the Senior Secured Documents.
          8.5. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Collateral Agent and the other Senior Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent, and any attempted assignment without such consent shall be null and void.
          8.6. Set-Off. Each Grantor hereby irrevocably authorizes each Senior Secured Party at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to such Grantor or any other Grantor, any such notice being hereby expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by each Senior Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as each Senior Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to each Senior Secured Party hereunder and claims of every nature and description of each Senior Secured Party against such Grantor, in any currency, whether arising hereunder, under any other Senior Secured Document or otherwise, as each Senior Secured Party may elect, whether or not each Senior Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured, provided that each such set-off and appropriation by any Senior Secured Party shall be held by it and applied in accordance with the terms of the Intercreditor Agreement. The applicable Senior Secured Party shall notify such Grantor promptly of any such setoff and the application made by each Senior Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Senior Secured Party under this Section are in

49

addition to other rights and remedies (including other rights of set-off) which each Senior Secured Party may have.
          8.7. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
          8.8. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          8.9. Section Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
          8.10. Integration. This Agreement and each of the other Senior Secured Documents represent the agreement of the Grantors, the Collateral Agent and the other Senior Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Senior Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in any of the other Senior Secured Documents.
          8.11. APPLICABLE LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH THE PARTIES HERETO AGREE APPLY HERETO).
          8.12. Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Senior Secured Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the nonexclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

50

     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
          8.13. Acknowledgments. Each party hereto hereby acknowledges that:
          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Senior Secured Documents to which it is a party;
          (b) no Senior Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Senior Secured Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and the other Senior Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
          (c) no joint venture is created hereby or by the Senior Secured Documents or otherwise exists by virtue of the transactions contemplated hereby among the Senior Secured Parties or among the Grantors and the Senior Secured Parties.
          8.14. Additional Grantors. Each Subsidiary of the Company that is required to become a party to this Agreement pursuant to any Senior Secured Document shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of a Guarantee Joinder and Assumption Agreement.
          8.15. Releases.
          (a) All or any portion of the GCA Collateral shall be released from the Liens created hereby as provided in Section 4.1 of the Intercreditor Agreement.
          (b) This Agreement, the guarantees made herein, and all security interests granted hereby shall terminate upon a Discharge of Secured Obligations.
          (c) Upon the sale, lease, transfer or other disposition of any item of GCA Collateral of any Grantor (other than to another Grantor) as a result of the liquidation or dissolution of any Subsidiary whose Equity Interests have been pledged under any Senior Secured Document, in accordance with the terms of the Senior Secured Documents, the security interest created in such item of GCA Collateral of such liquidated or dissolved Subsidiary under this Agreement shall be automatically released and the Collateral Agent will, at the Company’s expense upon receipt by the Collateral Agent of evidence of the same, execute and deliver to such Grantor such document as such Grantor may reasonably request to evidence the release of such

51

item of GCA Collateral from the assignment and security interest granted under this Agreement in accordance with the terms of the Senior Secured Documents and, if applicable, the release of such Grantor from its obligations under this Agreement.
          (d) In the event of any sale or other disposition of all of the Equity Interests in any Grantor to a Person that is not (either before or after giving effect to such transactions) the Company or a Subsidiary, then such Grantor will be released and relieved of any obligations under its guarantee under this Agreement or the applicable Senior Secured Document; provided that such sale or other disposition is not prohibited by any Senior Secured Document and the proceeds of such sale or other disposition are applied in accordance with the applicable provisions of all applicable Senior Secured Documents, including without limitation the Intercreditor Agreement.
          8.16. Conflicts. In the case of any conflicts between this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall govern and control.
          8.17. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER SENIOR SECURED DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.17.
[Remainder of page intentionally left blank]

52

          IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

ENEXUS ENERGY CORPORATION
By:
Name:
Title:

[GUARANTEE AND COLLATERAL AGREEMENT SIGNATURE PAGE]

Grantors:
Entergy Nuclear Holding Company #3 LLC3
Entergy Nuclear Indian Point 2, LLC
Entergy Nuclear Vermont Yankee, LLC
Entergy Nuclear Midwest Investment Company, LLC
Entergy Nuclear Palisades, LLC
Entergy Nuclear FitzPatrick, LLC
Entergy Nuclear Indian Point 3, LLC
Enexus Nuclear Pilgrim LLC
Enexus Nuclear Holding Company LLC
Entergy Nuclear Finance Holding, Inc.
Entergy Nuclear Finance, LLC
Entergy Nuclear Power Marketing, LLC
Entergy Retail Holding Company
Entergy Nuclear Nebraska, LLC
Entergy Nuclear Fuels Company
Nuclear Services Company, LLC
Entergy Solutions LLC
Executing this Agreement on behalf of and so as to
bind each of the persons named above under the
caption “Grantors”

By:
Name:
Title:

[3]	Skadden to provide exact signature blocks for each Grantor.
[GUARANTEE AND COLLATERAL AGREEMENT SIGNATURE PAGE]

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, as Collateral Agent
By:
Name:
Title:

[GUARANTEE AND COLLATERAL AGREEMENT SIGNATURE PAGE]

BNP PARIBAS, as Administrative Agent
By:
Name:
Title:

[GUARANTEE AND COLLATERAL AGREEMENT SIGNATURE PAGE]

[ ], as Hedge Counterparty Lienholder
By:
Name:
Title:

[GUARANTEE AND COLLATERAL AGREEMENT SIGNATURE PAGE]

[ ], as Specified Credit Facility Lienholder
By:
Name:
Title:

[GUARANTEE AND COLLATERAL AGREEMENT SIGNATURE PAGE]

Exhibit A
to
Guarantee and Collateral Agreement
Form of Acknowledgment and Consent
          The undersigned hereby acknowledges receipt of a copy of the Guarantee and Collateral Agreement dated as of [                    ], 2008 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), made by the Grantors thereto in favor of The Bank of Nova Scotia Trust Company of New York, in its capacity as Collateral Agent (in such capacity and together with its successors, the “Collateral Agent”); capitalized terms used but not defined herein have the meanings given such terms therein. The undersigned agrees for the benefit of the Collateral Agent and the Senior Secured Parties as follows:
          1. The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.
          2. The undersigned confirms the statements made in the Agreement with respect to the undersigned including, without limitation, in Section 4.6 and Schedules 4.6(a), 4.6(b) and 4.6(c).
          3. The undersigned will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 5.5 of the Agreement.
          4. The terms of Sections 6.3(c) and 6.8 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.8 of the Agreement.
[NAME OF ISSUER]
By
                 Name:
                  Title:
Address for Notices:

Fax:

A-1

Exhibit B
to
guarantee and collateral Agreement
Form of Intellectual Property Security Agreement1
[Copyright] [Patent] [Trademark] Security Agreement
          [Copyright] [Patent] [Trademark] Security Agreement, dated as of                      ___, 20___, made by each of the Grantors party hereto, in favor of The Bank of Nova Scotia Trust Company of New York, in its capacity as collateral agent (in such capacity, the “Collateral Agent”) for the ratable benefit of the Senior Secured Parties (as defined in the Guarantee and Collateral Agreement referred to below). Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Guarantee and Collateral Agreement, dated as of [               ], 2008, made by the Grantors (as defined therein) from time to time party thereto in favor of the Collateral Agent, BNP Paribas in its capacity as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and the other Secured Obligations Representatives from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”).
W i t n e s s e t h:
          Whereas, pursuant to the Credit Agreement dated as of December 23, 2008 (as amended, restated, supplemented, modified, refinanced or replaced from time to time, the “Credit Agreement”), among Enexus Energy Corporation, a Delaware corporation (the “Company”), the Administrative Agent, the Collateral Agent, the Lenders, Citigroup Global Markets Inc. and Goldman Sachs Lending Partners LLC, as joint book runners and joint lead arrangers (in such capacities, collectively, the “Arrangers”), Mizuho Corporate Bank, Ltd., as syndication agent (in such capacity, the “Syndication Agent”), the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;
          Whereas, pursuant to the Guarantee and Collateral Agreement, the Grantors party hereto are required to execute and deliver this [Copyright] [Patent] [Trademark] Security Agreement; and
          Whereas, the Borrower and certain Grantors have entered into the Specified Commodity Hedging Transactions with the Hedge Counterparty Lienholders and the Senior Debt Facilities in addition to the Credit Agreement (including the Specified Credit Support Facilities) with the lenders thereunder (including the Credit Support Facility Lienholders), and from time to time may enter into additional Specified Commodity Hedging Transactions and Senior Debt Facilities (including Specified Credit Support Facilities);
          Now, Therefore, in consideration of the premises and to induce the Lenders, the Collateral Agent and the Administrative Agent to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder and

[1]	Separate short form agreements should be filed relating to each Grantor’s respective copyrights, patents and trademarks.

B-1

to induce the other Senior Secured Parties to enter into the transactions contemplated by the Senior Collateral Documents, each Grantor hereby agrees with the Collateral Agent as follows:
     Section 1 Defined Terms
          Unless otherwise defined herein, terms defined in the Credit Agreement or in the Guarantee and Collateral Agreement and used herein have the meaning given to them in the Credit Agreement or the Guarantee and Collateral Agreement, as applicable.
     Section 2 Grant of Security Interest in [Copyright] [Trademark] [Patent] Collateral
          Each Grantor hereby assigns and pledges to the Collateral Agent, for the ratable benefit of the Senior Secured Parties, and hereby grants to the Collateral Agent, for the ratable benefit of the Senior Secured Parties a security interest in all of its right, title and interest in the following Collateral now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations (the “[Copyright] [Patent] [Trademark] Collateral”):
          [ (a) all of its Copyrights and exclusive Copyright Licenses to which it is a party, including, without limitation, those Copyright registrations and Copyright applications referred to on Schedule I hereto; and
          (b) all Proceeds of the foregoing, including, without limitation, any claim by Grantor against third parties for past, present or future infringement of any Copyright or Copyright licensed under any exclusive Copyright License.]
or
          [ (a) all of its Patents and exclusive Patent Licenses to which it is a party, including, without limitation, those Patents and Patent applications referred to on Schedule I hereto; and
          (b) all Proceeds of the foregoing, including, without limitation, any claim by Grantor against third parties for past, present or future infringement of any Patent or any Patent licensed under any exclusive Patent License.]
or
          [ (a) all of its Trademarks (except for any Intent-to-Use Trademarks, unless and until evidence of use in interstate commerce of the Intent-to-Use Trademarks is submitted to and accepted by the USPTO pursuant to 15 U.S.C. §1051(c) or 15 U.S.C. §1051(d)) and exclusive Trademark Licenses to which it is a party, including, without limitation, those Trademark registrations and Trademark applications referred to on Schedule I hereto; and
          (b) all Proceeds of the foregoing, including, without limitation, any claim by Grantor against third parties for past, present, future (i) infringement or dilution of any Trademark or Trademark licensed under any exclusive Trademark License or (ii) injury to the goodwill

B-2

associated with any Trademark or any Trademark licensed under any exclusive Trademark License.]
          Notwithstanding any of the other provisions set forth in this [Copyright] [Patent] [Trademark] Security Agreement, this [Copyright] [Patent] [Trademark] Security Agreement shall not constitute a grant of security interest in, and the Collateral shall not be deemed to include, any Excluded Assets.
     Section 3 Security Agreement
          The security interest granted pursuant to this [Copyright] [Patent] [Trademark] Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Guarantee and Collateral Agreement and each Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the [Copyright] [Patent] [Trademark] Collateral made and granted hereby are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this [Copyright] [Patent] [Trademark] Security Agreement is deemed to conflict with the Guarantee and Collateral Agreement, the provisions of the Guarantee and Collateral Agreement shall control.
[Signature Pages Follow]

B-3

          In witness whereof, each Grantor has caused this [Copyright] [Patent] [Trademark] Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.

, [Grantor], as Grantor
By:
Name:
Title:

Accepted and Agreed as of the date first above written: The Bank of Nova Scotia Trust Company of New York, as Collateral Agent
By:
Name:
Title:

[Signature Page to [Copyright] [Patent] [Trademark] Security Agreement]

B-4

Schedule I
to
[Copyright] [Patent] [Trademark] Security Agreement
[Copyright] [Patent] [Trademark] Registrations
[INCLUDE ONLY U.S. REGISTERED INTELLECTUAL PROPERTY]
[ A.	REGISTERED COPYRIGHTS

[Include Copyright Title, Registration Number and Date]

B.	COPYRIGHT APPLICATIONS

C.	EXCLUSIVE COPYRIGHT LICENSES]

[ A.	REGISTERED PATENTS

B.	PATENT APPLICATIONS

C.	EXCLUSIVE PATENT LICENSES]

[ A.	REGISTERED TRADEMARKS

B.	TRADEMARK APPLICATIONS

C.	EXCLUSIVE TRADEMARK LICENSES]
     [Include complete legal description of agreement (name of agreement, parties and date)]

B-5

Exhibit C
to
guarantee and collateral Agreement
Form of After-Acquired Intellectual Property Security Agreement1
After-Acquired [Copyright] [Patent] [Trademark] Security Agreement
          After-Acquired [Copyright] [Patent] [Trademark] Security Agreement, dated as of                      ___, 20___, made by each of the Grantors party hereto, in favor of The Bank of Nova Scotia Trust Company of New York, in its capacity as collateral agent (in such capacity, the “Collateral Agent”) for the ratable benefit of the Senior Secured Parties (as defined in the Guarantee and Collateral Agreement referred to below). Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Guarantee and Collateral Agreement, dated as of [                    ], 2008, made by the Grantors (as defined therein) from time to time party thereto in favor of the Collateral Agent, BNP Paribas in its capacity as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and the other Secured Obligations Representatives from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”).
W i t n e s s e t h:
          Whereas, pursuant to the Credit Agreement dated as of December 23, 2008 (as amended, restated, supplemented, modified, refinanced or replaced from time to time, the “Credit Agreement”), among Enexus Energy Corporation, a Delaware corporation (the “Company”), the Administrative Agent, the Collateral Agent, the Lenders, Citigroup Global Markets Inc. and Goldman Sachs Lending Partners LLC, as joint book runners and joint lead arrangers (in such capacities, collectively, the “Arrangers”), Mizuho Corporate Bank, Ltd., as syndication agent (in such capacity, the “Syndication Agent”), the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;
          Whereas, pursuant to the Guarantee and Collateral Agreement, the Grantors party hereto are required to execute and deliver this [Copyright] [Patent] [Trademark] Security Agreement; and
          Whereas, the Borrower and certain Grantors have entered into the Specified Commodity Hedging Transactions with the Hedge Counterparty Lienholders and the Senior Debt Facilities in addition to the Credit Agreement (including the Specified Credit Support Facilities) with the lenders thereunder (including the Credit Support Facility Lienholders), and from time to time may enter into additional Specified Commodity Hedging Transactions and Senior Debt Facilities (including Specified Credit Support Facilities);
          Now, Therefore, in consideration of the premises and to induce the Lenders, the Collateral Agent and the Administrative Agent to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder and

[1]	Separate short form agreements should be filed relating to each Grantor’s respective copyrights, patents and trademarks.

to induce the other Senior Secured Parties to enter into the transactions contemplated by the Senior Collateral Documents, each Grantor hereby agrees with the Collateral Agent as follows:
     Section 1 Defined Terms
          Unless otherwise defined herein, terms defined in the Credit Agreement or in the Guarantee and Collateral Agreement and used herein have the meaning given to them in the Credit Agreement or the Guarantee and Collateral Agreement, as applicable.
     Section 2 Grant of Security Interest in [Copyright] [Trademark] [Patent] Collateral
          Each Grantor hereby assigns and pledges to the Collateral Agent, for the ratable benefit of the Senior Secured Parties, and hereby grants to the Collateral Agent, for the ratable benefit of the Senior Secured Parties a security interest in all of its right, title and interest in the following Collateral now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations (the “[Copyright] [Patent] [Trademark] Collateral”):
          [ (a) all of its Copyrights and exclusive Copyright Licenses to which it is a party, including, without limitation, those Copyright registrations and Copyright applications referred to on Schedule I hereto; and
          (b) all Proceeds of the foregoing, including, without limitation, any claim by Grantor against third parties for past, present or future infringement of any Copyright or Copyright licensed under any exclusive Copyright License.]
or
          [ (a) all of its Patents and exclusive Patent Licenses to which it is a party, including, without limitation, those Patents and Patent applications referred to on Schedule I hereto; and
          (b) all Proceeds of the foregoing, including, without limitation, any claim by Grantor against third parties for past, present or future infringement of any Patent or any Patent licensed under any exclusive Patent License.]
or
          [ (a) all of its Trademarks (except for any Intent-to-Use Trademarks, unless and until evidence of use in interstate commerce of the Intent-to-Use Trademarks is submitted to and accepted by the USPTO pursuant to 15 U.S.C. §1051(c) or 15 U.S.C. §1051(d)) and exclusive Trademark Licenses to which it is a party, including, without limitation, those Trademark registrations and Trademark applications referred to on Schedule I hereto; and
          (b) all Proceeds of the foregoing, including, without limitation, any claim by Grantor against third parties for past, present, future (i) infringement or dilution of any Trademark or Trademark licensed under any exclusive Trademark License or (ii) injury to the goodwill associated with any Trademark or any Trademark licensed under any exclusive Trademark License.]
          Notwithstanding any of the other provisions set forth in this After-Acquired [Copyright] [Patent] [Trademark] Security Agreement, this After-Acquired [Copyright] [Patent] [Trademark] Security Agreement shall not constitute a grant of security interest in, and the Collateral shall not be deemed to include, any Excluded Assets.
     Section 3 Security Agreement
          The security interest granted pursuant to this After-Acquired [Copyright] [Patent] [Trademark] Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Guarantee and Collateral Agreement and each Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the [Copyright] [Patent] [Trademark] Collateral made and granted hereby are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this [Copyright] [Patent] [Trademark] Security Agreement is deemed to conflict with the Guarantee and Collateral Agreement, the provisions of the Guarantee and Collateral Agreement shall control.
[Signature Pages Follow]

          In witness whereof, each Grantor has caused this [Copyright] [Patent] [Trademark] Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.

, [Grantor], as Grantor
By:
Name:
Title:

Accepted and Agreed as of the date first above written: The Bank of Nova Scotia Trust Company of New York, as Collateral Agent
By:
Name:
Title:

[Signature Page to [Copyright] [Patent] [Trademark] Security Agreement]

Schedule I
to
[Copyright] [Patent] [Trademark] Security Agreement
[Copyright] [Patent] [Trademark] Registrations
[INCLUDE ONLY U.S. REGISTERED INTELLECTUAL PROPERTY]
[ A.	REGISTERED COPYRIGHTS

[Include Copyright Title, Registration Number and Date]

B.	COPYRIGHT APPLICATIONS

C.	EXCLUSIVE COPYRIGHT LICENSES]

[ A.	REGISTERED PATENTS

B.	PATENT APPLICATIONS

C.	EXCLUSIVE PATENT LICENSES]

[ A.	REGISTERED TRADEMARKS

B.	TRADEMARK APPLICATIONS

C.	EXCLUSIVE TRADEMARK LICENSES]
     [Include complete legal description of agreement (name of agreement, parties and date)]

Annex 1
to
Guarantee and Collateral Agreement
[Form of Guarantee Joinder and Assumption Agreement]
          GUARANTEE JOINDER AND ASSUMPTION AGREEMENT, dated as of                     , 200___, by and between                          , a corporation (the “Additional Grantor”), and [Name of Collateral Agent] (the “Collateral Agent”). All capitalized terms not defined herein shall have the meaning ascribed to them in the Guarantee and Collateral Agreement or if not defined therein, in the Intercreditor Agreement.
W I T N E S S E T H :
          WHEREAS, the Company and certain other Grantors (other than the Additional Grantor) have entered into (i) the Guarantee and Collateral Agreement, dated as of                     , 200___ (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) by and among the Company, the other Grantors party thereto from time to time, the Collateral Agent, BNP Paribas, as administrative agent and Secured Obligations Representative for the Lenders under the Credit Agreement, and the other Secured Obligations Representatives from time to time party thereto and (ii) the Collateral Agency and Intercreditor Agreement dated as of December 23, 2008 (as amended, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) by and among the Company, the other Grantors from time to time party thereto, the Administrative Agent, the Hedge Counterparty Lienholders, the other Secured Obligations Representatives from time to time party thereto in respect of any other Senior Debt Facilities and the Collateral Agent;
          WHEREAS, the terms of the Credit Agreement and/or other Senior Secured Documents require the Additional Grantor to become a party to the Guarantee and Collateral Agreement and the Intercreditor Agreement; and
          WHEREAS, the Additional Grantor has agreed to execute and deliver this Guarantee Joinder and Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement and the Intercreditor Agreement;
          NOW, THEREFORE, IT IS AGREED:
          1. Intercreditor Agreement. By executing and delivering this Guarantee Joinder and Assumption Agreement, the Additional Grantor, as provided in Section 7.17 of the Intercreditor Agreement, hereby becomes a party to and agrees to be bound by the Intercreditor Agreement as an Obligor thereunder with the same force and effect as if originally named therein as an Obligor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of an Obligor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information currently set forth in Schedules A and B to the Intercreditor Agreement.
          2. Guarantee and Collateral Agreement. By executing and delivering this Guarantee Joinder and Assumption Agreement, the Additional Grantor, as provided in Section

A1-1

8.15 of the Guarantee and Collateral Agreement, hereby becomes a party to and agrees to be bound by the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby (a) expressly assumes all obligations and liabilities of a Grantor thereunder, (b) grants to the Collateral Agent a security interest in all of its right, title and interest in the GCA Collateral, whether now owned or hereafter acquired, to secure the Guaranteed Obligations and (c) authorizes the filing of any financing statement describing the GCA Collateral as “all assets” or “all personal property”, wherever located and whether now owned or hereafter existing or acquired or such other description as the Collateral Agent, in its sole judgment, determines is necessary or advisable to comply with Applicable Law and all Senior Secured Documents. The information set forth in Annex 1-B hereto is hereby added to the information currently set forth in the corresponding Schedule 1.01(b), Schedule 4.2(a), Schedule 4.6(a), Schedule 4.6(b), Schedule 4.6(c), Schedule 4.8(a), Schedule 4.8(b), Schedule 4.9(a), Schedule 4.9(e), Schedule 4.10 and Schedule 4.11 to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Guarantee Joinder and Assumption Agreement) as if made on and as of such date.
          3. GOVERNING LAW. THIS GUARANTEE JOINDER AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH THE PARTIES HERETO AGREE APPLY HERETO).

A1-2

          IN WITNESS WHEREOF, the undersigned has caused this Guarantee Joinder and Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]
By:
Name:
Title:

[NAME OF COLLATERAL AGENT], as Collateral Agent
By:
Name:
Title:

A1-3

Annex 2
to
Guarantee and Collateral Agreement
[Form of Accession Agreement]
Accession Agreement
          This Accession Agreement, dated as of                      ___, 20___, is entered into by and among ENEXUS ENERGY CORPORATION, a Delaware corporation (the “Company”). the other Grantors party hereto, [Name of Collateral Agent] as Collateral Agent and                     , a                      organized under the law of                     , (the “New Secured Obligations Representative”). This agreement is delivered pursuant to Section 8.4 (Additional Secured Obligations Representative) of the Guarantee and Collateral Agreement and Section 3.9 (Additional Secured Obligations) of the Intercreditor Agreement, each referred to below.
          Reference is made to (a) the Guarantee and Collateral Agreement, dated as of [                    ], 200[_] (as amended, restated, supplemented, or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) pursuant to which each of the Grantors party thereto (i) granted a security interest in the GCA Collateral owned by such Grantor in favor of the Collateral Agent for the benefit of the Senior Secured Parties referred to therein, and (ii) for purposes of Section 2.1 (Guarantee) thereof, made a guarantee in favor of (A) BNP Paribas, in its capacity as administrative agent and Secured Obligations Representative for the Lenders under the Credit Agreement (the “Administrative Agent”) and (B) each other Secured Obligations Representative from time to time party thereto and (b) the Collateral Agency and Intercreditor Agreement, dated as of December 23, 2008 (as amended, restated, supplemented, or otherwise modified from time to time, the “Intercreditor Agreement”) by and among the Company, the other Grantors from time to time party thereto, the Administrative Agent, the Secured Obligations Representatives from time to time party thereto in respect of any other Senior Debt Facilities and the Collateral Agent. Capitalized terms used herein but not defined herein are used with the meanings given to them in the Intercreditor Agreement or if not defined therein, in the Guarantee and Collateral Agreement.
          [Choose one:][The New Secured Obligations Representative represents that it has been appointed as a Secured Obligations Representative by the holders of the [identify the relevant Series of Secured Obligations] under the [identify the relevant document] (the “New Accession Facility”) and that the New Accession Facility is an Additional Senior Secured Facility.] [The New Secured Obligations Representative represents that it is the Secured Obligations Representative under the [identify the relevant hedge transaction] (the “New Hedge Transaction”) and that the New Hedge Transaction is a Commodity Hedging Transaction.] [The New Secured Obligations Representative represents that it is the Secured Obligations Representative under an ISDA Master Agreement [identify the relevant document] pursuant to which only Specified Commodity Hedging Transactions will be entered into.]
          By executing and delivering this Accession Agreement, the New Secured Obligations Representative hereby becomes a party as a Secured Obligations Representative to, and is bound by (a) the Guarantee and Collateral Agreement as a Secured Obligations Representative thereunder for purposes of Section 2.1 (Guarantee) thereof and (b) the

A2-1

Intercreditor Agreement as a Secured Obligations Representative thereunder for all purposes thereof, in each case, on the terms set forth therein and with the same force and effect as if the New Secured Obligations Representative had executed and delivered the Intercreditor Agreement as of the date thereof.
          The New Secured Obligations Representative hereby irrevocably (i) appoints [Insert name of Collateral Agent] as Collateral Agent for purposes of the Intercreditor Agreement and the other Senior Secured Documents, (ii) authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent in the Senior Secured Documents, including, without limitation, Section 3.1 of the Intercreditor Agreement, together with such actions and powers as are reasonably incidental thereto and (iii) authorizes the Collateral Agent to execute any Senior Secured Documents on behalf of all Senior Secured Parties and to take such other actions to maintain and preserve the security interests granted pursuant to any Senior Secured Documents. The New Secured Obligations Representative hereby acknowledges and agrees that the Collateral Agent in its capacity as such shall be agent on its behalf and on behalf of all other Senior Secured Parties. [Insert name of Collateral Agent] as Collateral Agent hereby accepts such appointment.
          The New Secured Obligations Representative acknowledges and agrees that the Senior Liens held by the Collateral Agent for its benefit may be released, in certain instances, without the undersigned’s consent pursuant to the terms of Section 4 of the Intercreditor Agreement.
     By acknowledging and agreeing to this Accession Agreement, each of the Grantors hereby, (i) jointly and severally, unconditionally and irrevocably , guarantees to the undersigned Secured Obligations Representative, for the ratable benefit of the holders of the applicable Secured Obligations (and the undersigned Secured Obligations Representative) thereunder, the prompt and complete payment and performance by the applicable Specified Grantor when due (whether at the stated maturity, by acceleration or otherwise) of the Specified Grantor Obligations therein, (ii) reaffirms the security interests granted pursuant to the Guarantee and Collateral Agreement and grants to the Collateral Agent a security interest in all of its right, title and interest in the GCA Collateral as defined in the Guarantee and Collateral Agreement whether now owned or hereafter acquired to secure the Guaranteed Obligations, and (iii) reaffirms the guarantees of the Guaranteed Obligations provided pursuant to Section 2.1 of the Guarantee and Collateral Agreement.
          The provisions of Article 7 of the Intercreditor Agreement will apply with like effect to this Accession Agreement.
[Remainder of page intentionally left blank. Signature pages follow.]

A2-2

          In witness whereof, the undersigned has caused this Accession Agreement to be duly executed and delivered as of the date first above written.

[New Secured Obligations Representative]
By:
Name:
Title:

[Grantors]
By:
Name:
Title:

Acknowledged and Agreed as of the date first above written: [NAME OF COLLATERAL AGENT], as Collateral Agent and on behalf of the Existing Secured Obligations Representatives
By:
Name:
Title:

A2-3

Schedule 1.1
Key Contracts
1.	Amended and Restated Operating Agreement by and between and EquaGen Nuclear LLC and Enexus Nuclear FitzPatrick, LLC, dated [ ]

2.	Amended and Restated Operating Agreement by and between EquaGen Nuclear LLC and Enexus Nuclear Pilgrim, LLC, dated [ ]

3.	Amended and Restated Operating Agreement by and between EquaGen Nuclear LLC and Enexus Nuclear Indian Point 2, LLC, dated [ ]

4.	Amended and Restated Operating Agreement by and between EquaGen Nuclear LLC and Enexus Nuclear Indian Point 3, LLC, dated [ ]

5.	Amended and Restated Operating Agreement by and between EquaGen Nuclear LLC and Enexus Nuclear Palisades, LLC, dated [ ]

6.	Amended and Restated Operating Agreement by and between EquaGen Nuclear LLC and Enexus Nuclear Vermont Yankee, LLC, dated [ ]

1

Schedule 4.2(a)
Filings and Other Actions Required to Perfect Security Interests

Entity	Action
Enexus Energy Corporation	Filing of UCC-1 Financing Statement with Secretary of State of Delaware

Enexus Nuclear Indian Point 2, LLC	Filing of UCC-1 Financing Statement with Secretary of State of Delaware

Filing of UCC-1 Financing Statement with Secretary of State Delaware

Filing of a Copyright Security Agreement with the United States Copyright Office

Filing of UCC-1 Fixture Filing with Windham County for 320 Governor Hunt Road, Vernon, VT 05354 (main plant site)

Enexus Nuclear Vermont Yankee, LLC	Filing of UCC-1 Fixture Filing with Windham County for 304-06, 374, and 394-96 Governor Hunt Road, Vernon, VT 05354 (Edson, Tuttle and Lagro parcels)

Filing of UCC-1 Fixture Filing with Windham County for 185 Old Ferry Road and 24 Glen Orne Drive, Brattleboro, VT 05301 (office and training center) and for Old Ferry Road, Brattleboro, VT 05301 (gravel parking lot)

Filing of UCC-1 Fixture Filing with Windham County for Monitoring Site I off Stebbins Road and Monitoring Sites 2-I and 2-II off Route 142, Vernon, VT (monitoring sites)

Enexus Nuclear Midwest Investment Company, LLC	Filing of UCC-1 Financing Statement with Secretary of State of Delaware

Enexus Nuclear Palisades, LLC	Filing of UCC-1 Financing Statement with Secretary of State of Delaware

Filing of UCC-1 Fixture Filing with Van Buren County for 27780 Blue Star Memorial Highway, Covert, MI 49043 (Palisades plant address)

Enexus Nuclear FitzPatrick, LLC	Filing of UCC-1 Financing Statement with Secretary of State of Delaware

Enexus Nuclear Indian Point 3, LLC	Filing of UCC-1 Financing Statement with Secretary of State of Delaware

2

Entity	Action
Enexus Nuclear Pilgrim, LLC	Filing of UCC-1 Financing Statement with Secretary of State of Massachusetts

Filing of UCC-1 Fixture Filing with Plymouth County for 0, 490, 680 and 769 Rocky Hill Road, Plymouth, MA 02360 and 0 State Road, Plymouth, MA 02360 (Pilgrim plant address)

Filing of UCC-1 Fixture Filing with Plymouth County for 46 Sandwich Road, Plymouth, MA 02360 (Chiltonville training center)

Enexus Nuclear Finance Holding, Inc.	Filing of UCC-1 Financing Statement with Secretary of State of Arkansas

Enexus Nuclear Finance, LLC	Filing of UCC-1 Financing Statement with Secretary of State of Delaware

Enexus Nuclear Holding Company, LLC	Filing of UCC-1 Financing Statement with Secretary of State of Delaware

Enexus Power Marketing, LLC	Filing of UCC-1 Financing Statement with Secretary of State of Delaware

Enexus Retail Holding Company	Filing of UCC-1 Financing Statement with Secretary of State of Delaware

Enexus Nuclear Nebraska, LLC	Filing of UCC-1 Financing Statement with Secretary of State of Delaware

Enexus Nuclear Fuels Company	Filing of UCC-1 Financing Statement with Secretary of State of Delaware

Nuclear Services Company, LLC	Filing of UCC-1 Financing Statement with Secretary of State of Delaware

Enexus Retail Energy LLC	Filing of UCC-1 Financing Statement with Secretary of State of Delaware

3

Schedule 4.3
Organizational Information

			Federal	Location of Chief
			Taxpayer	Executive Office
Grantor’s Legal	Jurisdiction of	Organizational	Identification	or Sole Place of
Name	Organization	Number	Number	Business
Enexus Energy Corporation	Delaware	4533659	26-2511059	1018 Highland Colony Parkway Ridgeland, MS 39157

Enexus Nuclear Indian Point 2, LLC	Delaware	3304190	13-4161691	Bleakley Avenue and Broadway Buchanan, NY 10511

Enexus Nuclear Vermont Yankee, LLC	Delaware	3137546	58-2507604	320 Governor Hunt Road Vernon, VT 05302

Enexus Nuclear Midwest Investment Company, LLC	Delaware	4206968	20-5454796	1340 Echelon Parkway Jackson, MS 39213

Enexus Nuclear Palisades, LLC,	Delaware	4186422	20-5454284	27780 Blue Star Memorial Highway Covert, MI 49043

Enexus Nuclear FitzPatrick, LLC	Delaware	3170190	72-1466282	268 Lake Road Lycoming, NY 13093

Enexus Nuclear Indian Point 3, LLC	Delaware	3170193	72-1466425	Bleakley Avenue and Broadway Buchanan, NY 10511

Enexus Nuclear Pilgrim, LLC	Massachusetts	000911853	64-0900523	600 Rocky Hill Road Plymouth, MA 02360-5599

Enexus Nuclear Finance Holding, Inc.	Arkansas	100202756	72-1510644	425 W. Capitol Ave. Little Rock, AR 72201

Enexus Nuclear Finance, LLC	Delaware	3426644	76-0688928	2001 Timberloch Place, 2nd Floor North The Woodlands, TX 77380

Enexus Power Marketing, LLC	Delaware	4046787	20-3681047	100 First Stamford Place Stamford, CT 06902

Enexus Retail Holding Company	Delaware	3278322	51-0402114	440 Hamilton Avenue, First Floor White Plains, NY 10601

4

			Federal	Location of Chief
			Taxpayer	Executive Office
Grantor’s Legal	Jurisdiction of	Organizational	Identification	or Sole Place of
Name	Organization	Number	Number	Business
Enexus Nuclear Nebraska, LLC	Delaware	3686904	20-0120321	Cooper Nuclear Station 72676 648A Avenue Brownville, NE 68321

Enexus Nuclear Fuels Company	Delaware	3258022	72-1484125	1018 Highland Colony Parkway Ridgeland, MS 39157

Enexus Nuclear Holding Company, LLC	Delaware		(this company will obtain a new id no. after the reorg)	2001 Timberloch Place, 2nd Floor North The Woodlands, TX 77380

Nuclear Services Company, LLC	Delaware	4518633	26-2526401	1018 Highland Colony Parkway Ridgeland, MS 39157

Enexus Retail Energy, LLC	Delaware	4582377	76-0653032	440 Hamilton Avenue, First Floor White Plains, NY 10601

5

Schedule 4.4
Inventory and Equipment
See Schedule 4.3 for chief executive offices.
Additional Locations of Equipment and Inventory

Company	Address
The following companies have nuclear fuel located at the facilities noted in this schedule from time to time: Enexus
Nuclear Indian Point 2, LLC;
Enexus Nuclear Vermont
Yankee, LLC; Enexus Nuclear
Palisades, LLC; Enexus Nuclear
FitzPatrick, LLC; Enexus
Nuclear Indian Point 3, LLC;
Enexus Nuclear Pilgrim, LLC;
Enexus Nuclear Fuels Company
ConverDyn conversion facility in Metropolis, IL

US Enrichment Corporation enrichment facility in Paducah, Kentucky

Global Nuclear Fuels, LLC fabrication facility in Wilmington, North Carolina

Westinghouse Electric Company, LLC fabrication facility in Columbia, South Carolina

Areva NP, Inc. fabrication facility in Richland, Washington

Areva NC, Eurodif enrichment facility in France

Areva NC, Comurhex conversion facility in France

Urenco enrichment facility in Netherlands, UK and Germany

Cameco conversion facility in Canada or UK

Enexus Nuclear FitzPatrick, LLC	Oswego Warehousing, 193 E. Seneca St, Oswego, NY 13126
Note: certain books are located at the locations below

Company	Address
Enexus Nuclear	440 Hamilton Avenue, First Floor
Indian Point 3, LLC	White Plains, NY 10601 (certain older books and records)

The Companies maintain certain older books and records in storage at Iron Mountain	IronMountain PO Box 447 Route 9 South Port Ewen, NY 12466 (small volume) Iron Mountain Rosendale NYMetro Vital Records

6

Company	Address
694 Binnewater Road Rosendale, NY 12472 (larger volume)

Enexus Nuclear Pilgrim, LLC	71 Armstrong Road Plymouth, MA 02360

7

Schedule 4.6(a)
Description of Equity Instruments
Pledged Stock

		Percentage	Percentage	Interest is
Issuer	Owner	Owned	Pledged	Certified
Enexus Nuclear Finance Holding, Inc. (“ENFHI”)	Enexus Energy Corporation	100%	100%	Yes
Enexus Retail Holding Company (“ERHC”)	Enexus Energy Corporation	100%	100%	Yes
Enexus Nuclear Fuels Company	Enexus Energy Corporation	100%	100%	Yes
Pledged LLC Interests

		Percentage	Percentage	Interest is
Issuer	Owner	Owned	Pledged	Certified
Enexus Nuclear Indian Point 2, LLC	Enexus Nuclear Holding Company, LLC	100%	100%	No
Enexus Nuclear Vermont Yankee, LLC	Enexus Nuclear Holding Company, LLC	100%	100%	No
Enexus Nuclear Midwest Investment Company, LLC (“ENMIC”)	Enexus Nuclear Holding Company, LLC	100%	100%	No
Enexus Nuclear Palisades, LLC	Enexus Nuclear Midwest Investment Company, LLC	100%	100%	No
Enexus Nuclear FitzPatrick, LLC	Enexus Energy Corporation	100%	100%	Yes

8

		Percentage	Percentage	Interest is
Issuer	Owner	Owned	Pledged	Certified
Enexus Nuclear Indian Point 3, LLC	Enexus Energy Corporation	100%	100%	No
Enexus Nuclear Pilgrim, LLC	Enexus Energy Corporation	100%	100%	No
Enexus Nuclear Finance, LLC	Enexus Nuclear Finance Holding, Inc.	100%	100%	No
Enexus Nuclear Holding Company, LLC	Enexus Energy Corporation	100%	100%	No
Enexus Power Marketing, LLC	Enexus Energy Corporation	100%	100%	No
Enexus Nuclear Nebraska, LLC	Enexus Retail Holding Company	100%	100%	No
Nuclear Services Company, LLC	Enexus Energy Corporation	100%	100%	No
Enexus Retail Energy LLC	Enexus Energy Corporation	100%	100%	No
EquaGen LLC	Enexus Energy Corporation and Entergy Corporation	50%	100%	No
Pledged Partnership Interests
None.

9

Schedule 4.6(b)
Description of Pledged Debt Instruments
Pledged Debt Securities
None
Pledged Notes
1.	Promissory notes issued pursuant to the following intercompany credit agreements:
a.	Credit Agreement dated February 19, 2003, as amended, between Enexus Energy Corporation, as lender, and Entergy Nuclear Holding Company # 3, as borrower

b.	Credit Agreement July 30, 2002, as amended, between Entergy Nuclear Finance, LLC, as lender, and Entergy Nuclear Vermont Investment Company, LLC, as borrower

c.	Credit Agreement dated September 5, 2001, as amended, between Entergy Nuclear Finance, LLC, as lender, and Entergy Nuclear Holding Company #3, as borrower

d.	Credit Agreement dated May 23, 2003, as amended, among Entergy Nuclear FitzPatrick, LLC, Entergy Nuclear Generation Company, Entergy Nuclear Indian Point 2, LLC, Entergy Nuclear Indian Point 3, LLC, Entergy Nuclear Vermont Yankee, LLC, Entergy Nuclear Nebraska, LLC, Entergy Nuclear Palisades, LLC, Entergy Nuclear Power Marketing, LLC, and Entergy Solutions, LLC, each as a borrower and lender from time to time

e.	Credit Agreement dated November 20, 2008, between Entergy Nuclear Power Marketing, LLC, as lender, and Entergy Nuclear Finance Holding, Inc., as borrower

f.	Credit Agreement dated November 20, 2008 between Entergy Nuclear Indian Point 3, LLC, as lender, and Entergy Nuclear Finance Holding, Inc., as borrower

g.	Credit Agreement dated November 20, 2008, between Entergy Nuclear Generation Company, as lender, and Entergy Nuclear Finance Holding, Inc., as borrower

h.	Credit Agreement dated April 10, 2007, between Entergy Nuclear Finance, LLC, as lender, and Entergy Nuclear Midwest Investment Company, as borrower

i.	Credit Agreement between Enexus Energy Corporation, as lender, and Entergy Nuclear Power Marketing, LLC, as borrower (not entered into yet)

j.	Credit Agreement between Entergy Nuclear Finance, LLC, as lender, and Entergy Nuclear Power Marketing, LLC, as borrower (not entered into yet)

k.	Credit Agreement between Enexus Energy Corporation, as lender, and Entergy Nuclear Power Marketing, LLC, as borrower (not entered into yet)

l.	Credit Agreement between Enexus Energy Corporation, as lender, and Entergy Nuclear Power Marketing, LLC, as borrower (not entered into yet)

10

Schedule 4.6(c)
Description of Pledged Accounts

11

Schedule 4.8(a)
Material Contracts
1.	Separation and Distribution Agreement by and between Enexus Energy Corporation and Entergy Corporation

2.	Senior Note Indenture by and among Enexus Energy Corporation and the other parties thereto

3.	Federal Income Tax Matters Agreement by and between Enexus Energy Corporation and Entergy Corporation

4.	State Tax Matters Agreement by and between Enexus Energy Corporation and Entergy Corporation

5.	Transition Services Agreement by and between Enexus Energy Corporation and Entergy Corporation

6.	Employee Matters Agreement by and among Enexus Energy Corporation, Entergy Corporation and EquaGen LLC

7.	Joint Venture Formation Agreement by and among Enexus Energy Corporation, Entergy Corporation and EquaGen LLC

8.	EquaGen LLC Limited Liability Company Agreement by and between Entergy Corporation, Enexus Energy Corporation and EquaGen LLC

9.	Amended and Restated Operating Agreements by and between (i) EquaGen Nuclear LLC, and (ii) Enexus Nuclear FitzPatrick, LLC, Enexus Nuclear Pilgrim, LLC, Enexus Indian Point 2, LLC, Enexus Nuclear Indian Point 3, LLC, Enexus Nuclear Palisades, LLC and Enexus Nuclear Vermont Yankee, LLC, respectively

10.	Shared Services Agreement by and between EquaGen LLC and Entergy Operations, Inc.

11.	Shared Services Agreement by and between EquaGen LLC and Entergy Services, Inc.

12.	Corporate Services Agreement by and between EquaGen LLC and Entergy Services, Inc.

13.	2008 Equity Ownership and Long Term Cash Incentive Plan of Enexus Energy Corporation and Subsidiaries

14.	Credit Agreement by and among Enexus Energy Corporation and the other parties thereto

15.	Collateral Agency and Intercreditor Agreement by and among Enexus Energy Corporation and the other parties thereto

12

16.	Guarantee and Collateral Agreement by and among Enexus Energy Corporation and the other parties thereto

17.	Support Agreement by and among Enexus Energy Corporation and the other parties thereto

18.	Nuclear Fuel and Fuel Services Purchase Agreement

13

Schedule 4.8(b)
Non-Assignable Contracts
None.

14

Schedule 4.9(a)
Intellectual Property
Patents
None
Copyright

Name of				Serial or
Registrant or				Registration
Applicant	Jurisdiction	Filing	Issuance Date	Number
Entergy Nuclear Vermont Yankee, LLC		Vermont Yankee emergency planning brochure; color map.	N/A	VA 000081415
Trademark

Name of				Serial or
Registrant or				Registration
Applicant	Jurisdiction	Filing	Issuance Date	Number
Enexus Energy Corporation C/O The Corporation Trust Company 1209 Orange Street Wilmington, DE	U.S.	ENEXUS	4/18/2008 (App. Date)	77/452,433 (1(b) application)

15

Schedule 4.9(c)
Licenses, etc.
None

16

Schedule 4.9(e)
Releases, etc.
None

17

Schedule 4.10
Letter of Credit Rights

Company-		Issuing	Face	Letter of Credit	Expiration
Beneficiary	Account Party	Bank	Amount	No.	date
Entergy Nuclear Power Marketing, LLC	Consumers Energy Company	The Bank of Nova Scotia	$30 million	92524/80085	11/24/09
Entergy Nuclear Palisades, LLC	Consumers Energy Company	The Bank of Nova Scotia	$162 million	92523/80085	11/24/09

18

Schedule 4.11
Commercial Tort Claims
None

19

Schedule 8.2
Notice Addresses of Grantors
Enexus Energy Corporation
1018 Highland Colony Parkway
Ridgeland, MS 39157
Attn: President
-with a copy to the General Counsel (same address)
Enexus Nuclear Indian Point 2, LLC
Bleakley Avenue and Broadway
Buchanan, NY 10511
Attn: President
-with a copy to Enexus at the address set forth above
Enexus Nuclear Vermont Yankee, LLC
320 Governor Hunt Road
Vernon, VT 05302
Attn: President
-with a copy to Enexus at the address set forth above
Enexus Nuclear Midwest Investment Company, LLC
1340 Echelon Parkway
Jackson, MS 39213
Attn: President
-with a copy to Enexus at the address set forth above
Enexus Nuclear Palisades, LLC
27780 Blue Star Memorial Highway
Covert, MI 49043
Attn: President
-with a copy to Enexus at the address set forth above
Enexus Nuclear FitzPatrick, LLC
268 Lake Road
Lycoming, NY 13093
Attn: President
-with a copy to Enexus at the address set forth above
Enexus Nuclear Indian Point 3, LLC
Bleakley Avenue and Broadway
Buchanan, NY 10511
Attn: President

20

-with a copy to Enexus at the address set forth above
Enexus Nuclear Pilgrim, LLC
600 Rocky Hill Road
Plymouth, MA 02360-5599
Attn: President
-with a copy to Enexus at the address set forth above
Enexus Nuclear Finance Holding, Inc.
425 W. Capitol Ave.
Little Rock, AR 72201
Attn: President
-with a copy to Enexus at the address set forth above
Enexus Nuclear Finance, LLC
2001 Timberloch Place, 2nd Floor North
The Woodlands, TX 77380
Attn: President
-with a copy to Enexus at the address set forth above
Enexus Nuclear Holding Company, LLC
2001 Timberloch Place, 2nd Floor North
The Woodlands, TX 77380
Attn: President
-with a copy to Enexus at the address set forth above
Enexus Power Marketing, LLC
100 First Stamford Place
Stamford, CT 06902
Attn: President
-with a copy to Enexus at the address set forth above
Enexus Retail Holding Company
440 Hamilton Avenue, First Floor
White Plains, NY 10601
Attn: President
-with a copy to Enexus at the address set forth above
Enexus Nuclear Nebraska, LLC
Cooper Nuclear Station
72676 648A Avenue
Brownsville, NE 68321
Attn: President
-with a copy to Enexus at the address set forth above
Enexus Nuclear Fuels Company
1018 Highland Colony Parkway

21

Ridgeland, MS 39157Attn: President
-with a copy to Enexus at the address set forth above
Nuclear Services Company, LLC
1018 Highland Colony Parkway
Ridgeland, MS 39157
Attn: President
-with a copy to Enexus at the address set forth above
Enexus Retail Energy, LLC
440 Hamilton Avenue, First Floor
White Plains, NY 10601
Attn: President
-with a copy to Enexus at the address set forth above

22

EXHIBIT P
FORM OF MORTGAGE
See attached.

P-1

RECORDING REQUESTED BY AND
WHEN RECORDED, RETURN TO:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10035
Attn: Samuel Zylberberg, Esq. (LW)

MORTGAGE, ASSIGNMENT OF RENTS AND LEASES,
FIXTURE FILING, FINANCING STATEMENT
AND SECURITY AGREEMENT
Dated as of                        , 200
by

a                                          ,
as Mortgagor
for the benefit of
THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK,
as Collateral Agent and Mortgagee
Relating to Premises in:
[                    ] County, [State]

ii

iii

MORTGAGE, ASSIGNMENT OF RENTS AND LEASES, FIXTURE FILING,
FINANCING STATEMENT AND SECURITY AGREEMENT
     This MORTGAGE, ASSIGNMENT OF RENTS AND LEASES, FIXTURE FILING, FINANCING STATEMENT AND SECURITY AGREEMENT, dated as of                     , 200_ (as modified, supplemented, consolidated, extended or amended from time to time, this “Mortgage”) by [                                        ], a [                                         ], with an address at [                                                            ] (“Mortgagor”), for the benefit of THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, with an address at One Liberty Plaza, New York, NY 10006, as Collateral Agent for the benefit of the Senior Secured Parties, and as mortgagee (together with its successors and assigns, in such capacities, “Collateral Agent” and “Mortgagee”). Capitalized terms used in this Mortgage and not otherwise defined herein shall have the meanings ascribed to them in the Intercreditor Agreement (defined below).
Recitals
     A. ENEXUS ENERGY CORPORATION, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, CITIGROUP GLOBAL MARKETS, INC. and GOLDMAN SACHS CREDIT PARTNERS, L.P., as joint book runners and joint lead arrangers (in such capacities, collectively, the “Arrangers”), BNP PARIBAS, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) and Collateral Agent and MIZUHO CORPORATE BANK, LTD., as Syndication Agent (in such capacity, the “Syndication Agent”) have entered into a Credit Agreement, dated as of December 23, 2008 (as modified, supplemented, replaced, refinanced or amended from time to time, the “Credit Agreement”), pursuant to which the Lenders, severally and not jointly, have agreed to make the Loans to Borrower on the terms and conditions set forth therein.
     B. The Borrower has requested the Lenders to extend credit hereunder in the form of Revolving Loans and Swing Loans and Additional Permitted Secured Indebtedness made or issued at any time and from time to time on or after the Closing Date (as defined in the Credit Agreement) and prior to the Revolving Credit Maturity Date (as defined in the Credit Agreement) in an aggregate principal and face amount at any time outstanding not to exceed a maximum principal amount of TWO BILLION THREE HUNDRED MILLION AND 00/100 DOLLARS ($2,300,000,000.00) (subject to the limitations set forth in the Credit Agreement).
     C. Subject to the terms and conditions of the Credit Agreement, Borrower may enter into one or more (i) Specified Credit Support Facilities and (ii) Specified Commodity Hedging Transactions.
     D. Mortgagor, Subsidiary Guarantors (as defined in the Credit Agreement), Collateral Agent, Administrative Agent, the Borrower and the other Secured Obligations Representatives from time to time party thereto, have entered into the Guarantee and Collateral Agreement, dated as of [                                              , 200___] (the “Guarantee and Collateral Agreement”) pursuant to which Mortgagor has guaranteed the Guaranteed Obligations (as such term is defined in the Guarantee and Collateral Agreement).

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     E. Mortgagor, Borrower, the Grantors party from time to time thereto, the Hedge Counterparty Lienholders party from time to time thereto, the Secured Obligations Representatives party from time to time thereto, Administrative Agent and Collateral Agent have entered into the Collateral Agency and Intercreditor Agreement, dated as of December 23, 2008 (the “Intercreditor Agreement”) pursuant to which Collateral Agent, as agent for the present and future holders of the Guaranteed Obligations, has agreed to receive, hold, maintain, administer and distribute the Collateral and enforce the Senior Collateral Documents.
     F. The execution and delivery of this Mortgage are conditions precedent to the making of Loans (as defined in the Credit Agreement).
     G. As set forth more fully below, Mortgagor intends to secure its payment and performance of its obligations under the Guarantee and Collateral Agreement with the Mortgaged Property (as defined below), along with various other items of personal and real property owned by Mortgagor.
Agreement
     NOW, THEREFORE, to secure the Mortgagor’s payment and performance of its obligations under the Guarantee and Collateral Agreement, the Intercreditor Agreement and this Mortgage, including but not limited to the prompt and complete payment and performance, when and as required, due and/or payable, of all of the Guaranteed Obligations, by acceleration or otherwise, or arising out of or in connection therewith, and in consideration of the extension of credit to Borrower under the Credit Agreement and other good and valuable consideration, and the covenants herein contained and in the Guarantee and Collateral Agreement, Mortgagor, intending to be legally bound, does hereby grant, bargain, sell, convey, warrant, assign, transfer, mortgage, pledge, set over and confirm unto Mortgagee, for the benefit of the Senior Secured Parties and their respective successors and assigns, forever, as set forth in this Mortgage, all of Mortgagor’s estate, right, title, interest, property, claim and demand, now or hereafter arising, in and to the following property and rights (herein collectively called the “Mortgaged Property”):
     (a) the lands and premises more particularly described in Exhibit A hereto (the “Site”);
     (b) any and all easements, leases, licenses, option rights, rights-of-way and other rights used in connection with the Site or as a means of ingress and egress thereto and therefrom, all easements for ingress and egress and easements for water, natural gas and sewage pipelines, running in favor of Mortgagor, or appurtenant to the Site, and any and all sidewalks, alleys, strips and gores of land adjacent thereto or used in connection therewith together with all and singular the tenements, hereditaments and appurtenances thereto, and with any land lying within the right-of-way of any streets, open or proposed, adjoining the same (collectively, the “Easements”; and the Site and the Easements collectively referred to herein as the “Real Property”);
     (c) all buildings, structures, fixtures and other improvements now or hereafter erected on the Real Property (collectively, the “Improvements”);

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     (d) all machinery, apparatus, equipment, fittings, fixtures, generators, boilers, turbines and other articles of personal property, including all goods and all goods which become fixtures, now owned or hereafter acquired by Mortgagor and now or hereafter located on, attached to or used in the operation of or in connection with the Real Property and/or the Improvements, and all replacements thereof, additions thereto and substitutions therefor, to the fullest extent permitted by applicable law (collectively, the “Equipment”);
     (e) all raw materials, work in process and other materials used or consumed in the construction of, or now or hereafter located on or used in connection with, the Real Property, the Improvements and/or the Equipment, (including, without limitation, fuel and fuel deposits, now or hereafter located on the Real Property or elsewhere or otherwise owned by Mortgagor) (the above items, together with the Equipment, the “Tangible Collateral”);
     (f) all rights, powers, privileges and other benefits of Mortgagor (to the extent assignable) now or hereafter obtained by Mortgagor from any Governmental Authority (as such term is defined in the Credit Agreement), including, without limitation, all Permits ((as defined in the Credit Agreement) but excluding any of the Permits which by their terms or by operation of law prohibit or do not allow assignment or which would become void solely by virtue of a security interest being granted therein), licenses, certificates and other similar instruments and documents, issued in the name of Mortgagor, governmental actions relating to the ownership, operation, management and use of the Real Property, Improvements, Equipment or Tangible Collateral, and any improvements, modifications or additions thereto;
     (g) all the lands and interests in lands, tenements and hereditaments hereafter acquired by Mortgagor in connection with or appurtenant to the Site, and all income, rents, rent equivalents, issues, profits, revenues (including all oil and gas or other mineral royalties and bonuses), deposits and other benefits from the Site and the Improvements (including all receivables and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Mortgagor or any operator or manager of the Mortgaged Property or the commercial space located in the Improvements or acquired from others) (collectively, the “Rents”) and all proceeds from the sale or other disposition of the Leases (as defined herein) and the right to receive and apply the Rents and/or any other property or rights subject to the lien hereof, including (without limitation) all interests of Mortgagor, whether as lessor or lessee, in any leases of land hereafter made and all rights of Mortgagor thereunder;
     (h) any and all other property in any way associated or used in connection with or appurtenant to the Real Property, Improvements, Equipment or Tangible Collateral that may from time to time, by delivery or by writing of any kind, be subjected to the lien hereof by Mortgagor or by anyone on its behalf or with its consent, or which may come into the possession or be subject to the control of Mortgagee pursuant to this Mortgage, being hereby collaterally assigned to Mortgagee and subjected or added to the lien or estate created by this Mortgage forthwith upon the acquisition thereof by Mortgagor, as fully as if such property

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were now owned by Mortgagor and were specifically described in this Mortgage and subjected to the lien and security interest hereof; and Mortgagee is hereby authorized to receive any and all such property as and for additional security hereunder;
     (i) all the remainder or remainders, reversion or reversions, Rents, revenues, issues, profits, royalties, income, proceeds and other benefits derived from any of the foregoing, all of which are hereby assigned to Mortgagee, who is hereby authorized to collect and receive the same, to give proper receipts and acquittances therefor and to apply the same in accordance with the provisions of this Mortgage;
     (j) all Proceeds, as defined in the UCC (defined below), including all proceeds, products, offspring, Rents, profits or receipts, in whatever form, arising from the Mortgaged Property, including (i) cash, instruments and other property received, receivable or otherwise distributed in respect of or in exchange for any or all of the Mortgaged Property, (ii) the collection, sale, lease, sublease, concession, exchange, assignment, licensing or other disposition of, or realization upon, any item or portion of the Mortgaged Property (including all claims of Mortgagor against third parties for loss of, damage to, destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any the Mortgaged Property now existing or hereafter arising), (iii) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Mortgagor from time to time with respect to any of the Mortgaged Property, (iv) any and all payments (in any form whatsoever) made or due and payable to Mortgagor from time to time in connection with the requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Mortgaged Property by any Governmental Authority (or any person acting under color of Governmental Authority) and (v) any and all other amounts from time to time paid or payable under or in connection with any of the Mortgaged Property;
     (k) all agreements to which Mortgagor is a party or which are assigned to Mortgagor in any management agreement or any other document and which are executed in connection with the construction, operation and management of the Improvements located on the Mortgaged Property (including agreements for the sale, lease or exchange of goods or other property and/or the performance of services by it, in each case whether now in existence or hereafter arising or acquired) as any such agreements have been or may be from time to time amended, supplemented or otherwise modified;
     (l) all general intangibles, now owned or hereafter acquired by Mortgagor, including (i) all obligations or indebtedness owing to Mortgagor from whatever source arising, (ii) all unearned premiums accrued or to accrue under all insurance policies for the Mortgaged Property obtained by Mortgagor, all proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or liquidated claims (including proceeds of insurance, condemnation awards, and all rights of Mortgagor to refunds of real estate taxes and assessments), (iii) all royalties and license fees and (iv) all rights or claims in respect of refunds for taxes paid;

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     (m) all instruments, chattel paper or letters of credit, evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the Mortgaged Property (including promissory notes, drafts, bills of exchange and trade acceptances) and chattel paper obtained by Mortgagor in connection with the Mortgaged Property (including all ledger sheets, computer records and printouts, databases, programs, books of account and files of Mortgagor relating thereto) and such notes or other obligations of indebtedness owing to Mortgagor from whatever source arising, in each case now owned or hereafter acquired by Mortgagor and relating to the Mortgaged Property; and
     (n) all inventory, whether now or hereafter existing or acquired, and which arises out of or is used in connection with, directly or indirectly, the ownership and operation of the Mortgaged Property, all documents representing the same and all Proceeds and products of the same, including all goods, merchandise, raw materials, work in process and other personal property, wherever located, now or hereafter owned or held by Mortgagor for manufacture, processing, the providing of services or sale, use or consumption in the operation of the Mortgaged Property (including fuel, supplies and similar items and all substances commingled therewith or added thereto) and rights and claims of Mortgagor against anyone who may store or acquire the same for the account of Mortgagor, or from whom Mortgagor may purchase the same.
     TO HAVE AND TO HOLD the said Mortgaged Property, whether now owned or held or hereafter acquired, unto Mortgagee, its successors and assigns, pursuant to the provisions of this Mortgage.
     IT IS HEREBY COVENANTED, DECLARED AND AGREED that the lien, security interest or estate created by this Mortgage to secure the payment and performance of the Guaranteed Obligations, both present and future, shall be first, prior and superior to any Lien, security interest, reservation of title or other interest heretofore, contemporaneously or subsequently suffered or granted by Mortgagor, its legal representatives, successors or assigns, except Permitted Encumbrances (as defined below) and that the Mortgaged Property is to be held, dealt with and disposed of by Mortgagee, upon and subject to the terms, covenants, conditions, uses and agreements set forth in this Mortgage.
     PROVIDED ALWAYS, that when as set forth in the Intercreditor Agreement and upon the observance and performance by Mortgagor of its covenants and agreements set forth herein and therein, then this Mortgage and the estate hereby and therein granted shall cease and be void and shall be reconveyed as provided herein below.
ARTICLE 1- DEFINITIONS
     1.1 Defined Terms. Any term defined by reference to an agreement, instrument or other document shall have the meaning so assigned to it whether or not such document is in effect. In addition, for purposes of this Mortgage, the following definitions shall apply:

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“Credit Agreement” has the meaning ascribed to it in Recital [A] hereof.
“Easements” has the meaning ascribed to it in the Granting Clauses.
“Equipment” has the meaning ascribed to it in the Granting Clauses.
“Event of Default” has the meaning ascribed to it in the Credit Agreement.
“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.
“Guarantee and Collateral Agreement” has the meaning ascribed to it in Recital [D] hereof.
“Guaranteed Obligations” has the meaning ascribed to it in the Guarantee and Collateral Agreement.
“Improvements” has the meaning ascribed to it in the Granting Clauses.
“Intercreditor Agreement” has the meaning ascribed to it in Recital [E] hereof.
“Leases” has the meaning ascribed to it in Section 2.5.
“Lien” shall mean any mortgage, deed of trust, deed to secure debt, lien (statutory or otherwise), pledge, hypothecation, encumbrance, restriction, collateral assignment, charge or security interest in, on or of the Mortgaged Property.
“Legal Requirements” has the meaning ascribed to it in Section 2.3.
“Mortgaged Property” has the meaning ascribed to it in the Granting Clauses.
“Permitted Encumbrances” has the meaning ascribed to it in Section 2.2.
“Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Proceeds” has the meaning ascribed to it in the Granting Clauses.
“Real Property” has the meaning ascribed to it in the Granting Clauses.
“Site” has the meaning ascribed to it in the Granting Clauses.

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          “State” means the State of [                    ].
          “Tangible Collateral” has the meaning ascribed to it in the Granting Clauses.
          “UCC” shall mean Uniform Commercial Code of New York or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of the State, then, as to the matter in question, the Uniform Commercial Code in effect in the State.
     1.2 Accounting Terms. As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms not defined herein shall have the respective meanings given to them under GAAP.
     1.3 The Rules of Interpretation. The rules of interpretation as set forth in the Intercreditor Agreement shall govern the terms, conditions and provisions hereof. In the event of any conflict between those set forth in this Mortgage and the Intercreditor Agreement, the latter shall be deemed controlling and shall preempt the former.
ARTICLE 2- GENERAL COVENANTS AND PROVISIONS
     2.1 Mortgagor Performance of the Guarantee and Collateral Agreement and the Intercreditor Agreement. Mortgagor shall perform, observe and comply with each and every provision hereof, and with each and every provision contained in the Guarantee and Collateral Agreement and the Intercreditor Agreement and shall promptly pay to Mortgagee, when payment shall become due under the Guarantee and Collateral Agreement, the amounts provided for thereunder with interest thereon, if any, and all other sums required to be paid by Mortgagor under this Mortgage and the Guarantee and Collateral Agreement at the time and in the manner provided herein and therein.
     2.2 General Representations, Covenants and Warranties. Mortgagor represents, covenants and warrants that as of the date hereof: (a) Mortgagor has good and marketable fee simple title to the Site and Improvements, free and clear of all encumbrances except the permitted encumbrances set forth on Schedule B to the applicable title policy, if any (“Permitted Encumbrances”); (b) All Easements are and will remain valid, subsisting and in full force and effect; (c) Mortgagor has the right to hold, occupy and enjoy its interest in the Mortgaged Property, and has good right, full power and lawful authority to mortgage and pledge the same as provided herein and prior to the occurrence and continuance of an Event of Default, Mortgagor may at all times peaceably and quietly enter upon, hold, occupy, use and enjoy the Mortgaged Property in accordance with the terms hereof; (d) all costs arising from construction of any improvements, the performance of any labor and the purchase of all Mortgaged Property have been or shall be paid when due; (e) the Site has access for ingress and egress to dedicated street(s); and (f) no material part of the Mortgaged Property has been damaged, destroyed, condemned or abandoned.
     2.3 Compliance with Legal Requirements. Mortgagor shall promptly comply in all material respects with all governmental statutes, laws, rules, orders, regulations, ordinances,

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judgments, decrees and injunctions of Governmental Authorities affecting either the Mortgaged Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof (whether now or hereafter enacted and in force), and all Permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, at any time in force affecting the Mortgaged Property or any part thereof (collectively “Legal Requirements”) relating to its use and occupancy of the Mortgaged Property, whether or not such compliance requires work or remedial measures that are ordinary or extraordinary, foreseen or unforeseen, structural or nonstructural, or that interfere with the use or enjoyment of the Mortgaged Property.
     2.4 Insurance; Application of Insurance Proceeds; Application of Eminent Domain Proceeds.
          2.4.1 Mortgagor shall at its sole expense obtain for, deliver to (or deliver certificates evidencing), assign and maintain for the benefit of Mortgagee, during the term of this Mortgage, insurance policies insuring the Mortgaged Property (to the extent insurable) and liability insurance policies, all in accordance with the requirements of the Guarantee and Collateral Agreement. Mortgagor shall pay promptly when due any premiums on such insurance policies and on any renewals thereof. In the event of the foreclosure of this Mortgage or any other transfer of the Mortgaged Property in extinguishment of the indebtedness and other sums secured hereby, all right, title and interest of Mortgagor in and to all casualty insurance policies, and renewals thereof then in force, shall pass to the purchaser or grantee in connection therewith. In addition, if any portion of the Mortgaged Property is located in an area identified by the Federal Emergency Management Agency or any other Governmental Authority as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), then Mortgagor shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to the National Flood Insurance Act of 1968 (or any amendment or successor act thereto).
          2.4.2 All insurance proceeds and all awards payable with respect to any taking of the Real Property or Improvements shall be paid and/or shall be applied in accordance with the provisions of the Senior Secured Documents.
     2.5 Assignment of Rents. Mortgagor unconditionally and absolutely assigns to Mortgagee all of Mortgagor’s right, title and interest in and to: all leases, subleases, occupancy agreements, licenses, rental contracts and other similar agreements now or hereafter existing relating to the use or occupancy of the Mortgaged Property, together with all guarantees, modifications, extensions and renewals thereof; and all Rents, issues, profits, income and proceeds due or to become due from tenants of the Mortgaged Property (the “Leases”), including rentals and all other payments of any kind under any Leases now existing or hereafter entered into, together with all deposits (including security deposits) of tenants thereunder. This is an absolute assignment to Mortgagee and not an assignment as security for the performance of the obligations under the Guarantee and Collateral Agreement, or any other indebtedness. Subject to the provisions below, Mortgagee shall have the right, power and authority to: notify any person that the Leases have been

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assigned to Mortgagee and that all Rents and other obligations are to be paid directly to Mortgagee, whether or not Mortgagee has commenced or completed foreclosure or taken possession of the Mortgaged Property; settle compromise, release, extend the time of payment of, and make allowances, adjustments and discounts of any Rents or other obligations under the Leases; enforce payment of Rents and other rights under the Leases, prosecute any action or proceeding, and defend against any claim with respect to Rents and Leases; enter upon, take possession of and operate the Mortgaged Property; lease all or any part of the Mortgaged Property; and/or perform any and all obligations of Mortgagor under the Leases and exercise any and all rights of Mortgagor therein contained to the full extent of Mortgagor’s rights and obligations thereunder, with or without the bringing of any action or the appointment of a receiver. At Mortgagee’s request, Mortgagor shall deliver a copy of this Mortgage to each tenant under a Lease. Mortgagor irrevocably directs any tenant, without any requirement for notice to or consent by Mortgagor, to comply with all demands of Mortgagee under this Section and to turn over to Mortgagee on demand all Rents which it receives. Mortgagee shall have the right, but not the obligation, to use and apply all Rents received hereunder in such order and such manner as Mortgagee may determine in accordance with the Intercreditor Agreement. Notwithstanding that this is an absolute assignment of the Rents and Leases and not merely the collateral assignment of, or the grant of a lien or security interest in the Rents and Leases, Mortgagee grants to Mortgagor a revocable license to collect and receive the Rents and to retain, use and enjoy such Rents. Such license may be revoked by Mortgagee only upon the occurrence and during the continuance of any Event of Default. Mortgagor shall apply any Rents which it receives to the payment due under the Guaranteed Obligations, taxes, assessments, water charges, sewer Rents and other governmental charges levied, assessed or imposed against the Mortgaged Property, insurance premiums, and other obligations of lessor under the Leases before using such proceeds for any other purpose.
     2.6 Mortgagee Assumes No Guaranteed Obligations. It is expressly agreed that, anything herein contained to the contrary notwithstanding, Mortgagor shall remain obligated under all agreements which are included in the definition of “Mortgaged Property” and shall perform all of its obligations thereunder in accordance with the provisions thereof, and neither Mortgagee nor any of the Senior Secured Parties shall have any obligation or liability with respect to such obligations of Mortgagor, nor shall Mortgagee or any of the Senior Secured Parties be required or obligated in any manner to perform or fulfill any obligations or duties of Mortgagor under such agreements, or to make any payment or to make any inquiry as to the nature or sufficiency of any payment received by it, or to present or file any claim or take any action to collect or enforce the payment of any amounts which have been assigned to Mortgagee hereunder or to which Mortgagee or the Senior Secured Parties may be entitled at any time or times.
     2.7 Further Assurances. Mortgagor shall, from time to time, at its expense, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that Mortgagee may reasonably request, in order to perfect and continue the lien and security interest granted hereby and to enable Mortgagee to obtain the full benefits of the lien and security interest granted or intended to be granted hereby. Mortgagor shall keep the Mortgaged Property free and clear of all Liens, other than Permitted Encumbrances. Without limiting the generality of the foregoing, Mortgagor shall execute and record or file this Mortgage and each amendment hereto, and such financing or continuation statements, or amendments thereto, and such other instruments, endorsements or notices, as may be necessary, or as Mortgagee may reasonably

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request, in order to perfect and preserve the lien and security interest granted or purported to be granted hereby. Mortgagor hereby authorizes Mortgagee to file one or more financing statements or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property necessary to preserve or protect the lien and security interest granted hereby without the signature of Mortgagor where permitted by law.
     2.8 Acts of Mortgagor. Mortgagor hereby represents and warrants that it has not mortgaged, hypothecated, assigned or pledged and hereby covenants that it will not mortgage, hypothecate, assign or pledge, so long as this Mortgage shall remain in effect, any of its right, title or interest in and to the Mortgaged Property or any part thereof, to anyone other than Mortgagee.
     2.9 After-Acquired Property. Any and all of the Mortgaged Property which is hereafter acquired shall immediately, without any further conveyance, assignment or act on the part of Mortgagor or Mortgagee, become and be subject to the lien and security interest of this Mortgage as fully and completely as though specifically described herein. If and whenever from time to time Mortgagor shall hereafter acquire any real property or interest therein which constitutes or is intended to constitute part of the Mortgaged Property hereunder, Mortgagor shall promptly give notice thereof to Mortgagee and Mortgagor shall forthwith execute, acknowledge and deliver to Mortgagee a supplement to this Mortgage in form and substance reasonably satisfactory to Mortgagee subjecting the property so acquired to the lien of this Mortgage. At the same time, if Mortgagee so requests, Mortgagor shall deliver to Mortgagee either (i) an endorsement to the lender’s policy of title insurance issued to Mortgagee insuring the lien of this Mortgage, or (ii) a new lender’s title policy (which shall include tie in coverage relating to the lender’s policy described in (i), above), in each case which shall insure to Mortgagee in form and substance reasonably satisfactory to Mortgagee that the lien of this Mortgage as insured under such title insurance policy or policies encumbers such later acquired property and that Mortgagor’s title to such property meets all of the applicable requirements of the Senior Secured Documents with respect to title to Mortgagor’s real property interests.
     2.10 Mortgaged Property. Mortgagor shall observe all applicable covenants, easements and other restrictions of record with respect to the Site, the Easements or to any other part of the Mortgaged Property, in all material respects.
     2.11 Power of Attorney. Mortgagor does hereby irrevocably constitute and appoint Mortgagee its true and lawful attorney (which appointment is coupled with an interest), with full power of substitution, for Mortgagor and in the name, place and stead of Mortgagor or in Mortgagee’s own name, for so long as any of the Guaranteed Obligations are outstanding, to ask, demand, collect, receive, receipt for and sue for any and all Rents, income and other sums which are assigned hereunder with full power to endorse the name of Mortgagor on all instruments given in payment or in part payment thereof, to settle, adjust or compromise any claims thereunder as fully as Mortgagor itself could do and in its discretion file any claim or take any action or proceeding, either in its own name or in the name of Mortgagor or otherwise, which Mortgagee may deem necessary or appropriate to protect and preserve the right, title and interest of Mortgagee in and to such Rents, income and other sums and the security intended to be afforded hereby; provided that Mortgagee shall not exercise such rights unless an Event of Default has occurred and is continuing.

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     2.12 Covenant to Pay. If an Event of Default has occurred and is continuing, then Mortgagee, among its other rights and remedies, shall have the right, but not the obligation, to pay, observe or perform the obligations of Mortgagor herein, in whole or in part, and with such modifications as Mortgagee reasonably shall deem advisable. All sums, including, without limitation, reasonable attorneys fees’, so expended or incurred by Mortgagee by reason of the default of Mortgagor, or by reason of the bankruptcy or insolvency of Mortgagor, as well as, without limitation, sums expended or incurred to sustain the lien or estate of this Mortgage or its priority, or to protect or enforce any rights of Mortgagee hereunder, or to recover any of the Guaranteed Obligations, or for repairs, maintenance, alterations, replacements or improvements thereto or for the protection thereof, or for real estate taxes or other governmental assessments or charges against any part of the Mortgaged Property, or premiums for insurance of the Mortgaged Property, shall be entitled to the benefit of the lien on the Mortgaged Property as of the date of the recording of this Mortgage, shall be deemed to be added to and be part of the Guaranteed Obligations secured hereby, whether or not the result thereof causes the total amount of the Guaranteed Obligations to exceed the stated amount set forth in the recitals of this Mortgage, and shall be guaranteed by Mortgagor as provided in the Guarantee and Collateral Agreement.
     2.13 Security Agreement.
          2.13.1 This Mortgage shall also be a security agreement between Mortgagor and Mortgagee covering the Mortgaged Property constituting personal property or fixtures (hereinafter collectively called “UCC Collateral”) governed by the UCC as such UCC Collateral may be more specifically set forth in any financing statement delivered in connection with this Mortgage, and, as further security for the payment and performance of the Guaranteed Obligations, Mortgagor hereby grants to Mortgagee a security interest in such portion of the Mortgaged Property to the full extent that the Mortgaged Property may be subject to the UCC. In addition to Mortgagee’s other rights hereunder, Mortgagee shall have all rights of a secured party under the UCC, as is in effect in the relevant jurisdiction, or other applicable laws or in equity. Mortgagor hereby authorizes the filing of, and if requested by Mortgagee, Mortgagor shall execute and deliver to Mortgagee, all financing statements and such further assurances that may be reasonably required by Mortgagee to establish, create, perfect (to the extent the same can be achieved by the filing of a financing statement) and maintain the validity and priority of Mortgagee’s security interests, and Mortgagor shall bear all reasonable costs thereof, including all UCC searches. Except as otherwise provided in the Guarantee and Collateral Agreement, if Mortgagee should dispose of any of the Mortgaged Property comprising the UCC Collateral pursuant to the UCC, ten (10) days’ prior written notice by Mortgagee to Mortgagor shall be deemed to be reasonable notice; provided, however, that Mortgagee may dispose of such property in accordance with the foreclosure procedures of this Mortgage in lieu of proceeding under the UCC. Mortgagee may from time to time execute and deliver at Mortgagor’s expense all continuation statements, termination statements, amendments, partial releases, or other instruments relating to all financing statements by and between Mortgagor and Mortgagee. Except as otherwise provided in the Guarantee and Collateral Agreement, but otherwise subject to the provisions thereof, if an Event of Default shall occur and be continuing, (a) Mortgagee, in addition to any other rights and remedies which it may have, may exercise immediately and without demand to the extent permitted by law, any and all rights and remedies granted to a secured party under the UCC, as in effect in any relevant jurisdiction, including, without limiting

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the generality of the foregoing, the right to take possession of the UCC Collateral or any part thereof, and to take such other measures as Mortgagee may deem necessary for the care, protection and preservation of such collateral and (b) upon request or demand of Mortgagee, Mortgagor shall at its expense, assemble the UCC Collateral and make it available to Mortgagee at a convenient place acceptable to Mortgagee. Mortgagor shall pay to Mortgagee on demand any and all expenses, including reasonable attorneys’ fees and disbursements incurred or paid by Mortgagee in protecting the interest in the UCC Collateral and in enforcing Mortgagee’s rights hereunder with respect to such UCC Collateral.
          2.13.2 Mortgagor and the Mortgagee agree, to the extent permitted by law, that: (i) this Mortgage upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” within the meaning of Sections 9-102(a)(40) and 9-502(c) of the UCC; (ii) all or a part of the Mortgaged Property are or are to become fixtures; and (iii) the addresses of Mortgagor and Mortgagee are as set forth in the first paragraph of this Mortgage [and if Mortgagor is not the record owner of any real property to which the fixtures are or may become attached, the name of the record owner is [                     ]] and (iv) Mortgagor’s organizational identification number is [                     ].
ARTICLE 3- REMEDIES
     3.1 Acceleration of Maturity. As provided in each of the Senior Secured Documents if an Event of Default shall have occurred and is continuing, the applicable Secured Debt Representative may declare the Guaranteed Obligations with respect to the applicable Series of Guaranteed Obligations to be due and payable immediately, and upon such declaration such Guaranteed Obligations and other sums shall immediately become due and payable without demand, presentment, notice or other requirements of any kind (all of which Mortgagor waives).
     3.2 Protective Advances. If an Event of Default shall have occurred and is continuing, then without thereby limiting Mortgagee’s other rights or remedies, waiving or releasing any of Mortgagor’s obligations, or imposing any obligation on Mortgagee, Mortgagee may either advance any amount owing or perform any or all actions that Mortgagee considers necessary or appropriate to cure such default. All such advances shall constitute “Protective Advances.” No sums advanced or performance rendered by Mortgagee shall cure, or be deemed a waiver of, any Event of Default.
     3.3 Institution of Equity Proceedings. If an Event of Default occurs and is continuing, Mortgagee, may institute an action, suit or proceeding in equity for specific performance of this Mortgage and the Guarantee and Collateral Agreement, both of which shall be specifically enforceable by injunction or other equitable remedy.
     3.4 Mortgagee’s Power of Enforcement.
          (a) If an Event of Default occurs and is continuing, Mortgagee shall be entitled, at its option and in its sole and absolute discretion, to institute a proceeding or proceedings, judicial or nonjudicial, by advertisement or otherwise, for the complete foreclosure of this Mortgage in which case the Mortgaged Property or any interest therein may be sold for cash or upon credit in one or more parcels or in several interests or portions and in any order or manner

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in accordance with the laws of the jurisdiction in which such Mortgaged Property is located, and sell for cash or upon credit the Mortgaged Property or any part thereof and all estate, claim, demand, right, title and interest of Mortgagor therein and rights of redemption thereof, pursuant to the power of sale contained herein or otherwise, at one or more sales, as an entity or in parcels, at such time and place, upon such terms and after such notice thereof as may be required or permitted by the laws of the State. Mortgagee may require Mortgagor to pay monthly in advance to Mortgagee, or any receiver appointed to collect the Rents, the fair and reasonable rental value for the use and occupation of any portion of the Mortgaged Property occupied by Mortgagor and require Mortgagor to vacate and surrender possession to Mortgagee of the Mortgaged Property or to such receiver and, in default thereof, evict Mortgagor by summary proceedings or otherwise.
          (b) If any Event of Default occurs and is continuing, Mortgagee may, either with or without entry or taking possession of the Mortgaged Property, and without regard to whether or not the indebtedness and other sums secured hereby shall be due and without prejudice to the right of Mortgagee thereafter to bring an action or proceeding to foreclose or any other action for any default existing at the time such earlier action was commenced, proceed by any appropriate action or proceeding: (a) to enforce payment of the Guaranteed Obligations, to the extent permitted by law, or the performance of any term hereof or any other right; (b) to foreclose this Mortgage in any manner provided by law for the foreclosure of mortgages on real property and to sell, as an entirety or in separate lots or parcels, the Mortgaged Property or any portion thereof pursuant to the laws of the State or under the judgment or decree of a court or courts of competent jurisdiction, and Mortgagee shall be entitled to recover in any such proceeding all costs and expenses incident thereto, including reasonable attorneys’ fees in such amount as shall be awarded by the court; (c) to the extent not prohibited by the laws of the State to exercise any or all of the rights and remedies available to it under the Senior Secured Documents; and (d) to pursue any other remedy available to it. Mortgagee shall take action either by such proceedings or by the exercise of its powers with respect to entry or taking possession, or both, as Mortgagee may determine.
          (c) The remedies described in this Section may be exercised with respect to all or any portion of the UCC Collateral, either simultaneously with the sale of any real property encumbered hereby or independent thereof. Mortgagee shall at any time be permitted to proceed with respect to all or any portion of the UCC Collateral in any manner permitted by the UCC. Mortgagor agrees that Mortgagee’s inclusion of all or any portion of the UCC Collateral in a sale or other remedy exercised with respect to the real property encumbered hereby, as permitted by the UCC, is a commercially reasonable disposition of such property.
     3.5 Mortgagee’s Right to Enter and Take Possession, Operate and Apply Income.
          (a) If an Event of Default occurs and is continuing, Mortgagor, upon demand of Mortgagee, shall forthwith surrender to Mortgagee the actual possession and, if and to the extent permitted by law, Mortgagee itself, or by such officers or agents as it may appoint, may enter and take possession of all of the Mortgaged Property, including the Tangible Collateral, without liability for trespass, damages or otherwise, and may exclude Mortgagor and its agents and employees

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wholly therefrom and may have joint access with Mortgagor to the books, papers and accounts of Mortgagor.
          (b) If an Event of Default has occurred and is continuing and Mortgagor shall for any reason fail to surrender or deliver the Mortgaged Property or any part thereof after Mortgagee’s demand, Mortgagee may obtain a judgment or decree conferring on Mortgagee the right to immediate possession or requiring Mortgagor to deliver immediate possession of all or part of such property to Mortgagee and Mortgagor hereby specifically consents to the entry of such judgment or decree. Mortgagor shall pay to Mortgagee, upon demand, all costs and expenses of obtaining such judgment or decree and reasonable compensation to Mortgagee, their attorneys and agents, and all such costs, expenses and compensation shall, until paid, be secured by the lien of this Mortgage.
          (c) Upon every such entering upon or taking of possession, Mortgagee may hold, store, use, operate, manage and control the Mortgaged Property and conduct the business thereof, and, from time to time in its sole and absolute discretion and without being under any duty to so act:
               (1) make all necessary and proper maintenance, repairs, renewals and replacements thereto and thereon, and all necessary additions, betterments and improvements thereto and thereon and purchase or otherwise acquire fixtures, personalty and other property in connection therewith;
               (2) insure or keep the Mortgaged Property insured;
               (3) manage and operate the Mortgaged Property and exercise all the rights and powers of Mortgagor in their name or otherwise with respect to the same;
               (4) enter into agreements with others to exercise the powers herein granted Mortgagee, all as Mortgagee from time to time may determine; and shall apply the monies so received by Mortgagee in such priority as provided by the Intercreditor Agreement; and/or
               (5) rent or sublet the Mortgaged Property or any portion thereof for any purpose permitted by this Mortgage.
          Mortgagee shall surrender possession of the Mortgaged Property to Mortgagor (i) as may be required by law or court order, or (ii) when all amounts under any of the terms of the Senior Secured Documents, including this Mortgage, shall have been paid current and all Events of Default have been cured or waived. The same right of taking possession, however, shall exist if any subsequent Event of Default shall occur and be continuing.
     3.6 Separate Sales. To the extent permitted by law or Legal Requirements upon and during the continuation of an Event of Default, the Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee, in its sole discretion, may elect, it being expressly understood and agreed that the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

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     3.7 Waiver of Appraisement, Moratorium, Valuation, Stay, Extension and Redemption Laws. Mortgagor agrees to the full extent permitted by law that if an Event of Default occurs and is continuing, neither Mortgagor nor anyone claiming through or under it shall or will set up, claim or seek to take advantage of any appraisement, moratorium, valuation, stay, extension or redemption laws now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of this Mortgage or the absolute sale of the Mortgaged Property or any portion thereof or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and Mortgagor for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may lawfully so do, the benefit of all such laws, and any and all right to have the assets comprising the Mortgaged Property marshalled upon any foreclosure of the lien hereof and agrees that Mortgagee or any court having jurisdiction to foreclose such lien may sell the Mortgaged Property in part or as an entirety.
     3.8 Receiver. If an Event of Default occurs and is continuing, Mortgagee, to the extent permitted by law, and without regard to the value, adequacy or occupancy of the security for the indebtedness and other sums secured hereby, shall be entitled as a matter of right if it so elects to the appointment of a receiver to enter upon and take possession of the Mortgaged Property and to collect all earnings, revenues and receipts and apply the same as the court may direct, and such receiver may be appointed by any court of competent jurisdiction upon application by Mortgagee. To the extent permitted by law or Legal Requirement, Mortgagee may have a receiver appointed without notice to Mortgagor or any third party, and Mortgagee may waive any requirement that the receiver post a bond. To the extent permitted by law or Legal Requirement, Mortgagee shall have the power to designate and select the Person who shall serve as the receiver and to negotiate all terms and conditions under which such receiver shall serve. To the extent permitted by law or Legal Requirement, any receiver appointed on Mortgagee’s behalf may be an Affiliate of Mortgagee. The reasonable expenses, including receiver’s fees, reasonable attorneys’ fees, costs and agents’ compensation, incurred pursuant to the powers herein contained shall be secured by this Mortgage. The right to enter and take possession of and to manage and operate the Mortgaged Property and to collect all earnings, revenues and receipts, whether by a receiver or otherwise, shall be cumulative to any other right or remedy available to Mortgagee under this Mortgage, the Intercreditor Agreement, the Guarantee and Collateral Agreement or otherwise available to Mortgagee and may be exercised concurrently therewith or independently thereof, but such rights shall be exercised in a manner which is otherwise in accordance with and consistent with the Intercreditor Agreement. Mortgagee shall be liable to account only for such earnings, revenues and receipts (including, without limitation, security deposits) actually received by Mortgagee, whether received pursuant to this section or any other provision hereof. Notwithstanding the appointment of any receiver or other custodian, Mortgagee shall be entitled as pledgee to the possession and control of any cash, deposits, or instruments at the time held by, or payable or deliverable under the terms of this Mortgage to, Mortgagee.
     3.9 Suits to Protect the Mortgaged Property. Mortgagee shall have the power and authority to institute and maintain any suits and proceedings as Mortgagee, in its sole and absolute discretion, may deem advisable (a) to prevent any impairment of the Mortgaged Property by any acts which may be unlawful or in violation of this Mortgage, (b) to preserve or protect its interest in the Mortgaged Property, or (c) to restrain the enforcement of or compliance with any legislation or other Legal Requirements that may be unconstitutional or otherwise invalid, if the enforcement of or

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compliance with such enactment, rule or order might impair the security hereunder or be prejudicial to Mortgagee’s interest.
     3.10 Proofs of Claim. In the case of any receivership, insolvency, reorganization, arrangement, adjustment, composition or other judicial proceedings affecting Mortgagor, any Affiliate or any guarantor, co-maker or endorser of any of Mortgagor’s obligations, its creditors or its property, Mortgagee, to the extent permitted by law, shall be entitled to file such proofs of claim or other documents as it may deem necessary or advisable in order to have its claims allowed in such proceedings for the entire amount due and payable by Mortgagor under the Senior Secured Documents, at the date of the institution of such proceedings, and for any additional amounts which may become due and payable by Mortgagor after such date.
     3.11 Mortgagor to Pay Amounts Secured Hereby on Any Default in Payment; Application of Monies by Mortgagee.
          (a) In case of a foreclosure sale of all or any part of the Mortgaged Property and of the application of the proceeds of sale to the payment of the sums secured hereby, to the extent permitted by law, Mortgagee shall be entitled to enforce payment from Mortgagor of any additional amounts then remaining due and unpaid and to recover judgment against Mortgagor for any portion thereof remaining unpaid, with interest at the interest rate on the Notes.
          (b) Mortgagor hereby agrees, to the extent permitted by law, that no recovery of any such judgment by Mortgagee or other action by Mortgagee and no attachment or levy of any execution upon any of the Mortgaged Property or any other property shall in any way affect the Lien and security interest of this Mortgage upon the Mortgaged Property or any part thereof or any Lien, rights, powers or remedies of Mortgagee hereunder, but such Lien, rights, powers and remedies shall continue unimpaired as before.
          (c) Any monies collected or received by Mortgagee under this Section shall be first applied as set forth in the Intercreditor Agreement.
     3.12 Delay or Omission; No Waiver. No delay or omission of Mortgagee to exercise any right, power or remedy upon any Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to waive any such Event of Default or to constitute acquiescence therein. Every right, power and remedy given to Mortgagee whether contained herein or in the Intercreditor Agreement or the Guarantee and Collateral Agreement or otherwise available to Mortgagee may be exercised from time to time and as often as may be deemed expedient by Mortgagee.
     3.13 No Waiver of One Default to Affect Another. No waiver of any Event of Default hereunder shall extend to or affect any subsequent or any other Event of Default then existing, or impair any rights, powers or remedies consequent thereon. If Mortgagee (a) grants forbearance or an extension of time for the payment of any sums secured hereby; (b) takes other or additional security for the payment thereof; (c) waives or does not exercise any right granted in this Mortgage, the Intercreditor Agreement or Guarantee and Collateral Agreement; (d) releases any part of the Mortgaged Property from the lien or security interest of this Mortgage or any other instrument

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securing the Guaranteed Obligations; (e) consents to the filing of any map, plat or replat of the Real Property or any part thereof; (f) consents to the granting of any easement on the Real Property; or (g) makes or consents to any agreement changing the terms of this Mortgage or the other Senior Secured Documents or the Intercreditor Agreement subordinating the lien or any charge hereof, no such act or omission shall release, discharge, modify, change or affect the liability under this Mortgage or the Guarantee and Collateral Agreement or otherwise of Mortgagor, or any subsequent purchaser of the Mortgaged Property or any part thereof or any maker, co-signer, surety or guarantor with respect to any other matters not addressed by such act or omission. No such act or omission shall preclude Mortgagee from exercising any present or future right, power or privilege herein granted in case of any Event of Default then existing, nor, except as otherwise expressly provided in an instrument or instruments executed by Mortgagee, shall the lien or security interest of this Mortgage be altered thereby, except to the extent expressly provided in such acts or omissions. In the event of the sale or transfer by operation of law or otherwise of all or any part of the Mortgaged Property, Mortgagee, without notice to any person, firm or corporation, is hereby authorized and empowered to deal with any such vendee or transferee with reference to the Mortgaged Property or the indebtedness secured hereby, or with reference to any of the terms or conditions hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any of the liabilities or undertakings hereunder, or waiving its right to declare such sale or transfer an Event of Default as provided herein. Notwithstanding anything to the contrary contained in this Mortgage or any other Security Document, (i) in the case of any non-monetary Event of Default, Mortgagee may continue to accept payments due hereunder without thereby waiving the existence of such or any other Event of Default and (ii) in the case of any monetary Event of Default, Mortgagee may accept partial payments of any sums due hereunder without thereby waiving the existence of such Event of Default if the partial payment is not sufficient to completely cure such Event of Default.
     3.14 Discontinuance of Proceedings; Position of Parties Restored. If Mortgagee shall have proceeded to enforce any right or remedy under this Mortgage by foreclosure, entry of judgment or otherwise and such proceedings shall have been discontinued or abandoned for any reason, or such proceedings shall have resulted in a final determination adverse to Mortgagee, then and in every such case Mortgagor and Mortgagee shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Mortgagee shall continue as if no such proceedings had occurred or had been taken.
     3.15 Remedies Cumulative. Subject to the provisions of Section 4.15 hereof, no right, power or remedy, including without limitation remedies with respect to any security for the Guaranteed Obligations, conferred upon or reserved to Mortgagee by this Mortgage or any other Senior Secured Document is exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder or under any other Senior Secured Document, now or hereafter existing at law, in equity or by statute, and Mortgagee shall be entitled to resort to such rights, powers, remedies or security as Mortgagee shall in its sole and absolute discretion deem advisable.
     3.16 Interest After Event of Default. If an Event of Default shall have occurred and is continuing, all sums outstanding and unpaid under the Senior Secured Documents, including this

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Mortgage, shall, at Mortgagee’s option, subject to the provisions of the Guarantee and Collateral Agreement and/or the Intercreditor Agreement, bear interest at the interest rate on the applicable Series of Guaranteed Obligations, as provided in the applicable Senior Secured Documents, until such Event of Default has been cured. Mortgagor’s obligation to pay such interest shall be secured by this Mortgage.
     3.17 Foreclosure; Expenses of Litigation. If Mortgagee forecloses, reasonable attorneys’ fees for services in the supervision of said foreclosure proceeding shall be allowed to Mortgagee as part of the foreclosure costs. In the event of foreclosure of the lien hereof, there shall be allowed and included as additional indebtedness all expenditures and expenses which may be paid or incurred by or on behalf of Mortgagee for reasonable attorneys’ fees, appraisers’ fees, outlays for documentary and expert evidence, stenographers’ charges, publication costs, and costs (which may be estimated as to items to be expended after foreclosure sale or entry of the decree) of procuring all such abstracts of title, title searches and examinations, title insurance policies and guarantees, and similar data and assurances with respect to title as Mortgagee may deem reasonably necessary either to prosecute such suit or to evidence to a bidder at any sale which may be had pursuant to such decree the true condition of the title to or the value of the Mortgaged Property or any portion thereof. All expenditures and expenses of the nature in this section mentioned, and such expenses and fees as may be incurred in the protection of the Mortgaged Property and the maintenance of the lien and security interest of this Mortgage, including the reasonable fees of any attorney employed by Mortgagee in any litigation or proceeding affecting this Mortgage or any other Senior Secured Document, the Mortgaged Property or any portion thereof, including, without limitation, civil, probate, appellate and bankruptcy proceedings, or in preparation for the commencement or defense of any proceeding or threatened suit or proceeding, shall be immediately due and payable by Mortgagor, with interest thereon at the default interest rate specified in Section 2.07(b) of the Credit Agreement, and shall be secured by this Mortgage. Mortgagee waives its right to any statutory fee in connection with any judicial or nonjudicial foreclosure of the lien hereof and agrees to accept a reasonable fee for such services.
     3.18 Deficiency Judgments. If after foreclosure of this Mortgage or Mortgagee’s sale hereunder, there shall remain any deficiency with respect to any amounts payable under the Senior Secured Documents, including hereunder, or any amounts secured hereby, and Mortgagee shall institute any proceedings to recover such deficiency or deficiencies, all such amounts shall continue to bear interest at the default interest rate specified in Section 2.07(b) of the Credit Agreement. Mortgagor waives any defense to Mortgagee’s recovery against Mortgagor of any deficiency after any foreclosure sale of the Mortgaged Property. Subject to the Intercreditor Agreement and the Guarantee and Collateral Agreement, to the extent permitted by law, Mortgagor expressly waives any defense or benefits that may be derived from any statute granting Mortgagor any defense to any such recovery by Mortgagee. In addition, Mortgagee shall be entitled to recovery of all of its reasonable costs and expenditures (including without limitation any court imposed costs) in connection with such proceedings, including reasonable attorneys’ fees, appraisal fees and the other costs, fees and expenditures referred to in Section 3.17 above. This provision shall survive any foreclosure or sale of the Mortgaged Property, any portion thereof and/or the extinguishment of the lien hereof.

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     3.19 WAIVER OF JURY TRIAL. MORTGAGEE AND MORTGAGOR EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS MORTGAGE, THE GUARANTEE AND COLLATERAL AGREEMENT OR ANY OTHER SECURITY DOCUMENT. ANY SUCH DISPUTES SHALL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.
     3.20 Exculpation of Mortgagee. The acceptance by Mortgagee of the assignment contained herein with all of the rights, powers, privileges and authority created hereby shall not, prior to entry upon and taking possession of the Mortgaged Property by Mortgagee, be deemed or construed to make Mortgagee a “mortgagee in possession”, nor thereafter or at any time or in any event obligate Mortgagee to appear in or defend any action or proceeding relating to the Mortgaged Property, nor shall Mortgagee, prior to such entry and taking, be liable in any way for any injury or damage to person or property sustained by any person in or about the Mortgaged Property.
ARTICLE 4- GENERAL
     4.1 Discharge. Mortgagor shall be released from the covenants, agreements and obligations of Mortgagor contained in this Mortgage and all right, title and interest in and to the Mortgaged Property shall revert to Mortgagor when and as set forth in the Intercreditor Agreement and, in connection therewith, Mortgagee, at the request and the expense of Mortgagor, shall promptly execute a deed of reconveyance and such other documents as may be reasonably requested by Mortgagor to evidence the discharge and satisfaction of this Mortgage and the release of Mortgagor from its obligations hereunder.
     4.2 No Waiver. The exercise of the privileges granted in this Mortgage to perform Mortgagor’s obligations under the agreements which constitute the Mortgaged Property shall in no event be considered or constitute a waiver of any right which Mortgagee or any other Secured Party may have at any time, after an Event of Default shall have occurred and be continuing, to declare the Guaranteed Obligations or any part thereof to be immediately due and payable. No delay or omission to exercise any right, remedy or power accruing upon any default shall impair any such right, remedy or power or shall be construed to be a waiver of any such default or acquiescence therein; and every such right, remedy and power may be exercised from time to time and as often as may be deemed expedient.
     4.3 Extension, Rearrangement or Renewal of Guaranteed Obligations. It is expressly agreed that any of the Guaranteed Obligations at any time secured hereby may be from time to time extended for any period, or with the consent of Mortgagor rearranged or renewed, and that any part of the security herein described, or any other security for the Guaranteed Obligations, may be waived or released, without altering, varying or diminishing the force, effect or lien or security interest of this Mortgage; and the lien and security interest granted by this Mortgage shall continue as a prior lien and security interest on all of the Mortgaged Property not expressly so released, until the Guaranteed Obligations are fully paid and this Mortgage is terminated in accordance with the provisions of the Intercreditor Agreement; and no other security now existing or hereafter taken to

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secure the payment of the Guaranteed Obligations or any part thereof or the performance of any obligation or liability of Mortgagor whatever shall in any manner impair or affect the security given by this Mortgage; and all security for the payment of the Guaranteed Obligations or any part thereof and the performance of any obligation or liability shall be taken, considered and held as cumulative.
     4.4 Forcible Detainer. Mortgagor agrees for itself and all persons claiming by, through or under it, that subsequent to foreclosure hereunder in accordance with this Mortgage and applicable law if Mortgagor shall hold possession of the Mortgaged Property or any part thereof, Mortgagor or the persons so holding possession shall be guilty of trespass; and any such persons (including Mortgagor) failing or refusing to surrender possession upon demand shall be guilty of forcible detainer and shall be liable to Mortgagee or any purchaser in foreclosure, as applicable, for reasonable rental on said premises, and shall be subject to eviction and removal in accordance with law.
     4.5 Waiver of Stay or Extension. To the extent permitted to be waived by law, Mortgagor shall not at any time insist upon or plead or in any manner whatever claim the benefit or advantage of any stay, extension or moratorium law now or at any time hereafter in force in any locality where the Mortgaged Property or any part thereof may or shall be situated, nor shall Mortgagor claim any benefit or advantage from any law now or hereafter in force providing for the valuation or appraisement of the Mortgaged Property or any part thereof prior to any sale thereof to be made pursuant to any provision of this Mortgage or to a decree of any court of competent jurisdiction, nor after any such sale shall Mortgagor claim or exercise any right conferred by any law now or at any time hereafter in force to redeem the Mortgaged Property so sold or any part thereof; and Mortgagor hereby expressly waives all benefit or advantage of any such law or laws and the appraisement of the Mortgaged Property or any part thereof, and covenants that Mortgagor shall not hinder or delay the execution of any power herein granted and delegated to Mortgagee but that Mortgagor shall permit the execution of every such power as though no such law had been made.
     4.6 Notices. Except where certified or registered mail notice is required by applicable law, any notice to Mortgagor or Mortgagee required or permitted hereunder shall be deemed to be given when given in the manner prescribed in the Intercreditor Agreement.
     4.7 Severability. All rights, powers and remedies provided herein may be exercised only to the extent that the exercise thereof does not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Mortgage invalid, unenforceable or not entitled to be recorded, registered or filed under any applicable law. In the event any term or provision contained in this Mortgage is in conflict, or may hereafter be held to be in conflict, with the laws of the State of New York, the State or of the United States of America, this Mortgage shall be affected only as to such particular term or provision, and shall in all other respects remain in full force and effect.
     4.8 Application of Payments. In the event that any part of the Guaranteed Obligations cannot lawfully be secured hereby, or in the event that the lien and security interest hereof cannot be lawfully enforced to pay any part of the Guaranteed Obligations, or in the event that the lien or security interest created by this Mortgage shall be invalid or unenforceable as to any part of the

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Guaranteed Obligations, then all payments on the Guaranteed Obligations shall be deemed to have been first applied to the complete payment and liquidation of that part of the Guaranteed Obligations which is not secured by this Mortgage and the unsecured portion of the Guaranteed Obligations shall be completely paid and liquidated prior to the payment and liquidation of the remaining secured portion of the Guaranteed Obligations.
     4.9 Governing Law. THE PROVISIONS OF THIS MORTGAGE REGARDING THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS HEREIN GRANTED SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE. ALL OTHER PROVISIONS OF THIS MORTGAGE AND THE RIGHTS AND OBLIGATIONS OF MORTGAGOR AND MORTGAGEE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.
     4.10 Entire Agreement. This Mortgage, the Guarantee and Collateral Agreement and the Intercreditor Agreement represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.
     4.11 Amendments. This Mortgage may be amended, supplemented or otherwise modified only by an instrument in writing signed by Mortgagor and Mortgagee.
     4.12 Successors and Assigns. All terms of this Mortgage shall run with the land and bind each of Mortgagor and Mortgagee and their respective successors and assigns, and all persons claiming under or through Mortgagor or Mortgagee, as the case may be, or any such successor or assign, and shall inure to the benefit of Mortgagee and Mortgagor, and their respective successors and assigns.
     4.13 Renewal, Etc. Mortgagee may at any time and from time to time renew or extend this Mortgage, or alter or modify the same in any way, or waive any of the terms, covenants or conditions hereof in whole or in part and may release any portion of the Mortgaged Property or any other security, and grant such extensions and indulgences in relation to the Guaranteed Obligations as Mortgagee may determine, without the consent of any junior lienor or encumbrancer and without any obligation to give notice of any kind thereto and without in any manner affecting the priority of the lien and security interest hereof on any part of the Mortgaged Property; provided that nothing in this Section 4.13 shall grant Mortgagee the right to alter or modify the Mortgage without the consent of Mortgagor unless otherwise specifically permitted in this Mortgage.
     4.14 Future Advances. This Mortgage is executed and delivered to secure, among other things, Mortgagor’s guaranty of future advances under the Senior Secured Documents. It is understood and agreed that this Mortgage secures Mortgagor’s guaranty of present and future advances made pursuant to the Senior Secured Documents and that the lien of such future advances shall relate to the date of this Mortgage.
     4.15 Liability. Notwithstanding any provision in this Mortgage to the contrary, recourse against Mortgagor under this Mortgage shall be limited to the extent provided in the Guarantee and Collateral Agreement.

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     4.16 Severability and Compliance With Usury Law. The Senior Secured Documents are intended to be performed in accordance with, and only to the extent permitted by, all applicable Legal Requirements. If any provision of any of the Senior Secured Documents or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the remainder of the instrument in which such provision is contained, nor the application of such provision to other persons or circumstances, nor the other instruments referred to hereinabove, shall be affected thereby, but rather shall be enforceable to the greatest extent permitted by law. It is expressly stipulated and agreed to be the intent of Mortgagor and Mortgagee at all times to comply with the applicable State law governing the maximum rate or amount of interest payable on or in connection with the Guaranteed Obligations (or applicable United States federal law to the extent that it permits Mortgagee to contract for, charge, take, reserve or receive a greater amount of interest than under State law). If the applicable law is ever judicially interpreted so as to render usurious any amount called for under the Senior Secured Documents, or contracted for, charged, taken, reserved or received with respect to the extensions of credit evidenced by the Senior Secured Documents or if acceleration of the maturity of the Guaranteed Obligations or if any prepayment by Mortgagor results in Mortgagor having paid any interest in excess of that permitted by law, then it is Mortgagor’s and Mortgagee’s express intent that all excess amounts theretofore collected by Mortgagee be credited on the principal balance due under the Senior Secured Documents (or, if the Senior Secured Documents have been or would thereby be paid in full, refunded to Mortgagor), and the provisions of the Senior Secured Documents immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder. The right to accelerate maturity of the Guaranteed Obligations does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Mortgagee does not intend to collect any unearned interest in the event of acceleration. All sums paid or agreed to be paid to Mortgagee for the use, forbearance or detention of the Guaranteed Obligations shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Guaranteed Obligations until payment in full so that the rate or amount of interest on account of the Guaranteed Obligations does not exceed the applicable usury ceiling.
     4.17 Release of Collateral.
          (a) Notwithstanding any provision herein to the contrary, the Mortgaged Property or any part thereof shall be released from the security interest created by this Mortgage at any time or from time to time upon the request of Mortgagor; provided that the requirements of the Intercreditor Agreement have been satisfied. Upon satisfaction of such requirements, a Responsible Officer of Mortgagee shall promptly execute, deliver and acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Mortgaged Property permitted to be released pursuant to this Mortgage in each case as required by, and in accordance with, the Intercreditor Agreement.
          (b) Collateral Agent may release the Mortgaged Property or any part thereof from the security interest created hereunder upon the sale or disposition of such Mortgaged Property pursuant to Mortgagee’s powers, rights and duties with respect to remedies provided herein.

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     4.18 Intercreditor Agreement. In the event of any conflict between any terms and provisions set forth in this Mortgage and those set forth in the Intercreditor Agreement, the terms and provisions of the Intercreditor Agreement shall supersede and control the terms and provisions of this Mortgage.
     4.19 Time of the Essence. Mortgagor acknowledges that time is of the essence in performing all of Mortgagor’s obligations set forth herein.
     4.20 Counterpart Execution. This Mortgage may be executed by the parties hereto in any number of counterparts (and be each of the parties hereof on separate counterparts), each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.
ARTICLE 5– STATE SPECIFIC PROVISIONS
[TO BE ADDED AS APPROPRIATE]
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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     IN WITNESS WHEREOF, Mortgagor has caused this Mortgage to be duly executed and delivered as of the day and year first above written.

, a
By:
Name:
Title:

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THE STATE OF	§
§
COUNTY OF	§
     This instrument was acknowledged before me on                                         , 200     , by
,             of                                                                               , a
                      , on behalf of such                                                      .

Notary Public, State of
My Commission Expires:

Printed Name of Notary

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EXHIBIT A
DESCRIPTION OF SITE
(see attached)

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EXHIBIT P-1
MICHIGAN FORM OF MORTGAGE
See attached.

P-1-1

MORTGAGE
Dated as of                     , 200
by
ENEXUS NUCLEAR PALISADES, LLC
a Delaware limited liability company,
as Mortgagor
for the benefit of
THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK,
as Collateral Agent and Mortgagee
Relating to Premises in:
Van Buren County, Michigan

2

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MORTGAGE
     This MORTGAGE, dated as of                     , 200      (as modified, supplemented, consolidated, extended or amended from time to time, this “Mortgage”) by ENEXUS NUCLEAR PALISADES, LLC, a Delaware limited liability company, with an address at 27780 Blue Star Memorial Highway, Covert, MI 49043 (“Mortgagor”), for the benefit of THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, with an address at One Liberty Plaza, New York, NY 10006, as Collateral Agent for the benefit of the Senior Secured Parties, and as mortgagee (together with its successors and assigns, in such capacities, “Collateral Agent” and “Mortgagee”). Capitalized terms used in this Mortgage and not otherwise defined herein shall have the meanings ascribed to them in the Intercreditor Agreement (defined below).
Recitals
     A. ENEXUS ENERGY CORPORATION, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, CITIGROUP GLOBAL MARKETS, INC. and GOLDMAN SACHS CREDIT PARTNERS, L.P., as joint book runners and joint lead arrangers (in such capacities, collectively, the “Arrangers”), BNP PARIBAS, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) and Collateral Agent and MIZUHO CORPORATE BANK, LTD., as Syndication Agent (in such capacity, the “Syndication Agent”) have entered into a Credit Agreement, dated as of December 23, 2008 (as modified, supplemented, replaced, refinanced or amended from time to time, the “Credit Agreement”), pursuant to which the Lenders, severally and not jointly, have agreed to make the Loans to Borrower on the terms and conditions set forth therein.
     B. The Borrower has requested the Lenders to extend credit hereunder and/or under the Credit Agreement in the form of Revolving Loans and Swing Loans and Additional Permitted Secured Indebtedness made or issued at any time and from time to time on or after the Closing Date (as defined in the Credit Agreement) and prior to the Revolving Credit Maturity Date (as defined in the Credit Agreement) in an aggregate principal and face amount at any time outstanding not to exceed a maximum principal amount of TWO BILLION THREE HUNDRED MILLION AND 00/100 DOLLARS ($2,300,000,000.00) (subject to the limitations set forth in the Credit Agreement).
     C. Subject to the terms and conditions of the Credit Agreement, Borrower may enter into one or more (i) Specified Credit Support Facilities and (ii) Specified Commodity Hedging Transactions.
     D. Mortgagor, Subsidiary Guarantors (as defined in the Credit Agreement), Collateral Agent, Administrative Agent, the Borrower and the other Secured Obligations Representatives from time to time party thereto, have entered into the Guarantee and Collateral Agreement, dated as of [                                         , 200      ] (the “Guarantee and Collateral Agreement”) pursuant to which Mortgagor has guaranteed the Guaranteed Obligations (as such term is defined in the Guarantee and Collateral Agreement).

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     E. Mortgagor, Borrower, the Grantors party from time to time thereto, the Hedge Counterparty Lienholders party from time to time thereto, the Secured Obligations Representatives party from time to time thereto, Administrative Agent and Collateral Agent have entered into the Collateral Agency and Intercreditor Agreement, dated as of December 23, 2008 (the “Intercreditor Agreement”) pursuant to which Collateral Agent, as agent for the present and future holders of the Guaranteed Obligations, has agreed to receive, hold, maintain, administer and distribute the Collateral and enforce the Senior Collateral Documents.
     F. The execution and delivery of this Mortgage are conditions precedent to the making of Loans (as defined in the Credit Agreement).
     G. As set forth more fully below, Mortgagor intends to secure its payment and performance of its obligations under the Guarantee and Collateral Agreement with the Mortgaged Property (as defined below), along with various other items of personal and real property owned by Mortgagor.
Agreement
     NOW, THEREFORE, to secure the Mortgagor’s payment and performance of its obligations under the Guarantee and Collateral Agreement, the Intercreditor Agreement and this Mortgage, including but not limited to the prompt and complete payment and performance, when and as required, due and/or payable, of all of the Guaranteed Obligations, by acceleration or otherwise, or arising out of or in connection therewith, and in consideration of the extension of credit to Borrower under the Credit Agreement and other good and valuable consideration, and the covenants herein contained and in the Guarantee and Collateral Agreement, Mortgagor, intending to be legally bound, does hereby grant, bargain, sell, convey, warrant, assign, transfer, mortgage, pledge, set over and confirm unto Mortgagee, for the ratable benefit of the Senior Secured Parties and their respective successors and assigns, forever, as set forth in this Mortgage, all of Mortgagor’s estate, right, title, interest, property, claim and demand, now or hereafter arising, in and to the following property and rights (herein collectively called the “Mortgaged Property”):
     (a) the lands and premises more particularly described in Exhibit A hereto (the “Site”);
     (b) any and all easements, leases, licenses, option rights, rights-of-way and other rights used in connection with the Site or as a means of ingress and egress thereto and therefrom, all easements for ingress and egress and easements for water, natural gas and sewage pipelines, running in favor of Mortgagor, or appurtenant to the Site, and any and all sidewalks, alleys, strips and gores of land adjacent thereto or used in connection therewith together with all and singular the tenements, hereditaments and appurtenances thereto, and with any land lying within the right-of-way of any streets, open or proposed, adjoining the same (collectively, the “Easements”; and the Site and the Easements collectively referred to herein as the “Real Property”);
     (c) all buildings, structures, fixtures and other improvements now or hereafter erected on the Real Property (collectively, the “Improvements”);

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     (d) all machinery, apparatus, equipment, fittings, fixtures, generators, boilers, turbines and other articles of personal property, including all goods and all goods which become fixtures, now owned or hereafter acquired by Mortgagor and now or hereafter located on, attached to or used in the operation of or in connection with the Real Property and/or the Improvements, and all replacements thereof, additions thereto and substitutions therefor, to the fullest extent permitted by applicable law (collectively, the “Equipment”);
     (e) all raw materials, work in process and other materials used or consumed in the construction of, or now or hereafter located on or used in connection with, the Real Property, the Improvements and/or the Equipment, (including, without limitation, fuel and fuel deposits, now or hereafter located on the Real Property or elsewhere or otherwise owned by Mortgagor) (the above items, together with the Equipment, the “Tangible Collateral”);
     (f) all rights, powers, privileges and other benefits of Mortgagor (to the extent assignable) now or hereafter obtained by Mortgagor from any Governmental Authority (as such term is defined in the Credit Agreement), including, without limitation, all Permits ((as defined in the Credit Agreement) but excluding any of the Permits which by their terms or by operation of law prohibit or do not allow assignment or which would become void solely by virtue of a security interest being granted therein), licenses, certificates and other similar instruments and documents, issued in the name of Mortgagor, governmental actions relating to the ownership, operation, management and use of the Real Property, Improvements, Equipment or Tangible Collateral, and any improvements, modifications or additions thereto;
     (g) all the lands and interests in lands, tenements and hereditaments hereafter acquired by Mortgagor in connection with or appurtenant to the Site, and all income, rents, rent equivalents, issues, profits, revenues (including all oil and gas or other mineral royalties and bonuses), deposits and other benefits from the Site and the Improvements (including all receivables and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Mortgagor or any operator or manager of the Mortgaged Property or the commercial space located in the Improvements or acquired from others) (collectively, the “Rents”) and all proceeds from the sale or other disposition of the Leases (as defined herein) and the right to receive and apply the Rents and/or any other property or rights subject to the lien hereof, including (without limitation) all interests of Mortgagor, whether as lessor or lessee, in any leases of land hereafter made and all rights of Mortgagor thereunder;
     (h) any and all other property in any way associated or used in connection with or appurtenant to the Real Property, Improvements, Equipment or Tangible Collateral that may from time to time, by delivery or by writing of any kind, be subjected to the lien hereof by Mortgagor or by anyone on its behalf or with its consent, or which may come into the possession or be subject to the control of Mortgagee pursuant to this Mortgage, being hereby collaterally assigned to Mortgagee and subjected or added to the lien or estate created by this Mortgage forthwith upon the acquisition thereof by Mortgagor, as fully as if such property

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     were now owned by Mortgagor and were specifically described in this Mortgage and subjected to the lien and security interest hereof; and Mortgagee is hereby authorized to receive any and all such property as and for additional security hereunder;
     (i) all the remainder or remainders, reversion or reversions, Rents, revenues, issues, profits, royalties, income, proceeds and other benefits derived from any of the foregoing, all of which are hereby assigned to Mortgagee, who is hereby authorized to collect and receive the same, to give proper receipts and acquittances therefor and to apply the same in accordance with the provisions of this Mortgage;
     (j) all Proceeds, as defined in the UCC (defined below), including all proceeds, products, offspring, Rents, profits or receipts, in whatever form, arising from the Mortgaged Property, including (i) cash, instruments and other property received, receivable or otherwise distributed in respect of or in exchange for any or all of the Mortgaged Property, (ii) the collection, sale, lease, sublease, concession, exchange, assignment, licensing or other disposition of, or realization upon, any item or portion of the Mortgaged Property (including all claims of Mortgagor against third parties for loss of, damage to, destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any the Mortgaged Property now existing or hereafter arising), (iii) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Mortgagor from time to time with respect to any of the Mortgaged Property, (iv) any and all payments (in any form whatsoever) made or due and payable to Mortgagor from time to time in connection with the requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Mortgaged Property by any Governmental Authority (or any person acting under color of Governmental Authority) and (v) any and all other amounts from time to time paid or payable under or in connection with any of the Mortgaged Property;
     (k) all agreements to which Mortgagor is a party or which are assigned to Mortgagor in any management agreement or any other document and which are executed in connection with the construction, operation and management of the Improvements located on the Mortgaged Property (including agreements for the sale, lease or exchange of goods or other property and/or the performance of services by it, in each case whether now in existence or hereafter arising or acquired) as any such agreements have been or may be from time to time amended, supplemented or otherwise modified;
     (l) all general intangibles, now owned or hereafter acquired by Mortgagor, including (i) all obligations or indebtedness owing to Mortgagor from whatever source arising, (ii) all unearned premiums accrued or to accrue under all insurance policies for the Mortgaged Property obtained by Mortgagor, all proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or liquidated claims (including proceeds of insurance, condemnation awards, and all rights of Mortgagor to refunds of real estate taxes and assessments), (iii) all royalties and license fees and (iv) all rights or claims in respect of refunds for taxes paid;

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     (m) all instruments, chattel paper or letters of credit, evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the Mortgaged Property (including promissory notes, drafts, bills of exchange and trade acceptances) and chattel paper obtained by Mortgagor in connection with the Mortgaged Property (including all ledger sheets, computer records and printouts, databases, programs, books of account and files of Mortgagor relating thereto) and such notes or other obligations of indebtedness owing to Mortgagor from whatever source arising, in each case now owned or hereafter acquired by Mortgagor and relating to the Mortgaged Property; and
     (n) all inventory, whether now or hereafter existing or acquired, and which arises out of or is used in connection with, directly or indirectly, the ownership and operation of the Mortgaged Property, all documents representing the same and all Proceeds and products of the same, including all goods, merchandise, raw materials, work in process and other personal property, wherever located, now or hereafter owned or held by Mortgagor for manufacture, processing, the providing of services or sale, use or consumption in the operation of the Mortgaged Property (including fuel, supplies and similar items and all substances commingled therewith or added thereto) and rights and claims of Mortgagor against anyone who may store or acquire the same for the account of Mortgagor, or from whom Mortgagor may purchase the same.
     TO HAVE AND TO HOLD the said Mortgaged Property, whether now owned or held or hereafter acquired, unto Mortgagee, its successors and assigns, pursuant to the provisions of this Mortgage.
     IT IS HEREBY COVENANTED, DECLARED AND AGREED that the lien, security interest or estate created by this Mortgage to secure the payment and performance of the Guaranteed Obligations, both present and future, shall be first, prior and superior to any Lien, security interest, reservation of title or other interest heretofore, contemporaneously or subsequently suffered or granted by Mortgagor, its legal representatives, successors or assigns, except Permitted Encumbrances (as defined below) and that the Mortgaged Property is to be held, dealt with and disposed of by Mortgagee, upon and subject to the terms, covenants, conditions, uses and agreements set forth in this Mortgage.
     PROVIDED ALWAYS, that when as set forth in the Intercreditor Agreement and upon the observance and performance by Mortgagor of its covenants and agreements set forth herein and therein, then this Mortgage and the estate hereby and therein granted shall be discharged as provided herein below.
ARTICLE 1 - DEFINITIONS
     1.1 Defined Terms. Any term defined by reference to an agreement, instrument or other document shall have the meaning so assigned to it whether or not such document is in effect. In addition, for purposes of this Mortgage, the following definitions shall apply:

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“Credit Agreement” has the meaning ascribed to it in Recital A hereof.
“Easements” has the meaning ascribed to it in the Granting Clauses.
“Equipment” has the meaning ascribed to it in the Granting Clauses.
“Event of Default” has the meaning ascribed to it in the Credit Agreement.
“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.
“Guarantee and Collateral Agreement” has the meaning ascribed to it in Recital D hereof.
“Guaranteed Obligations” has the meaning ascribed to it in the Guarantee and Collateral Agreement.
“Improvements” has the meaning ascribed to it in the Granting Clauses.
“Intercreditor Agreement” has the meaning ascribed to it in Recital E hereof.
“Leases” has the meaning ascribed to it in Section 2.5.
“Legal Requirements” has the meaning ascribed to it in Section 2.3.
“Lien” shall mean any mortgage, deed of trust, deed to secure debt, lien (statutory or otherwise), pledge, hypothecation, encumbrance, restriction, collateral assignment, charge or security interest in, on or of the Mortgaged Property.
“Mortgaged Property” has the meaning ascribed to it in the Granting Clauses.
“Permitted Encumbrances” has the meaning ascribed to it in Section 2.2.
“Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Proceeds” has the meaning ascribed to it in the Granting Clauses.
“Real Property” has the meaning ascribed to it in the Granting Clauses.
“Site” has the meaning ascribed to it in the Granting Clauses.

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“State” means the State of Michigan.
“Tangible Collateral” has the meaning ascribed to it in the Granting Clauses.
“UCC” shall mean Uniform Commercial Code of New York or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of the State, then, as to the matter in question, the Uniform Commercial Code in effect in the State.
     1.2 Accounting Terms. As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms not defined herein shall have the respective meanings given to them under GAAP.
     1.3 The Rules of Interpretation. The rules of interpretation as set forth in the Intercreditor Agreement shall govern the terms, conditions and provisions hereof. In the event of any conflict between those set forth in this Mortgage and the Intercreditor Agreement, the latter shall be deemed controlling and shall preempt the former.
ARTICLE 2- GENERAL COVENANTS AND PROVISIONS
     2.1 Mortgagor Performance of the Guarantee and Collateral Agreement and the Intercreditor Agreement. Mortgagor shall perform, observe and comply with each and every provision hereof, and with each and every provision contained in the Guarantee and Collateral Agreement and the Intercreditor Agreement and shall promptly pay to Mortgagee, when payment shall become due under the Guarantee and Collateral Agreement, the amounts provided for thereunder with interest thereon, if any, and all other sums required to be paid by Mortgagor under this Mortgage and the Guarantee and Collateral Agreement at the time and in the manner provided herein and therein.
     2.2 General Representations, Covenants and Warranties. Mortgagor represents, covenants and warrants that as of the date hereof: (a) Mortgagor has good and marketable fee simple title to the Site and Improvements, free and clear of all encumbrances except the permitted encumbrances set forth on Schedule B to the applicable title policy, if any (“Permitted Encumbrances”); (b) All Easements are and will remain valid, subsisting and in full force and effect; (c) Mortgagor has the right to hold, occupy and enjoy its interest in the Mortgaged Property, and has good right, full power and lawful authority to mortgage and pledge the same as provided herein and prior to the occurrence and continuance of an Event of Default, Mortgagor may at all times peaceably and quietly enter upon, hold, occupy, use and enjoy the Mortgaged Property in accordance with the terms hereof; (d) all costs arising from construction of any improvements, the performance of any labor and the purchase of all Mortgaged Property have been or shall be paid when due; (e) the Site has access for ingress and egress to dedicated street(s); and (f) no material part of the Mortgaged Property has been damaged, destroyed, condemned or abandoned.
     2.3 Compliance with Legal Requirements. Mortgagor shall promptly comply in all material respects with all governmental statutes, laws, rules, orders, regulations, ordinances,

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judgments, decrees and injunctions of Governmental Authorities affecting either the Mortgaged Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof (whether now or hereafter enacted and in force), and all Permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, at any time in force affecting the Mortgaged Property or any part thereof (collectively “Legal Requirements”) relating to its use and occupancy of the Mortgaged Property, whether or not such compliance requires work or remedial measures that are ordinary or extraordinary, foreseen or unforeseen, structural or nonstructural, or that interfere with the use or enjoyment of the Mortgaged Property.
     2.4 Insurance; Application of Insurance Proceeds; Application of Eminent Domain Proceeds.
          2.4.1 Mortgagor shall at its sole expense obtain for, deliver to (or deliver certificates evidencing), assign and maintain for the benefit of Mortgagee, during the term of this Mortgage, insurance policies insuring the Mortgaged Property (to the extent insurable) and liability insurance policies, all in accordance with the requirements of the Guarantee and Collateral Agreement. Mortgagor shall pay promptly when due any premiums on such insurance policies and on any renewals thereof. In the event of the foreclosure of this Mortgage or any other transfer of the Mortgaged Property in extinguishment of the indebtedness and other sums secured hereby, all right, title and interest of Mortgagor in and to all casualty insurance policies, and renewals thereof then in force, shall pass to the purchaser or grantee in connection therewith. In addition, if any portion of the Mortgaged Property is located in an area identified by the Federal Emergency Management Agency or any other Governmental Authority as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), then Mortgagor shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to the National Flood Insurance Act of 1968 (or any amendment or successor act thereto).
          2.4.2 All insurance proceeds and all awards payable with respect to any taking of the Real Property or Improvements shall be paid and/or shall be applied in accordance with the provisions of the Senior Secured Documents.
     2.5 Assignment of Rents. Mortgagor unconditionally and absolutely assigns to Mortgagee all of Mortgagor’s right, title and interest in and to: all leases, subleases, occupancy agreements, licenses, rental contracts and other similar agreements now or hereafter existing relating to the use or occupancy of the Mortgaged Property, together with all guarantees, modifications, extensions and renewals thereof; and all Rents, issues, profits, income and proceeds due or to become due from tenants of the Mortgaged Property (the “Leases”), including rentals and all other payments of any kind under any Leases now existing or hereafter entered into, together with all deposits (including security deposits) of tenants thereunder. This is an absolute assignment to Mortgagee and not an assignment as security for the performance of the obligations under the Guarantee and Collateral Agreement, or any other indebtedness. Subject to the provisions below, Mortgagee shall have the right, power and authority to: notify any person that the Leases have been

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assigned to Mortgagee and that all Rents and other obligations are to be paid directly to Mortgagee, whether or not Mortgagee has commenced or completed foreclosure or taken possession of the Mortgaged Property; settle compromise, release, extend the time of payment of, and make allowances, adjustments and discounts of any Rents or other obligations under the Leases; enforce payment of Rents and other rights under the Leases, prosecute any action or proceeding, and defend against any claim with respect to Rents and Leases; enter upon, take possession of and operate the Mortgaged Property; lease all or any part of the Mortgaged Property; and/or perform any and all obligations of Mortgagor under the Leases and exercise any and all rights of Mortgagor therein contained to the full extent of Mortgagor’s rights and obligations thereunder, with or without the bringing of any action or the appointment of a receiver. At Mortgagee’s request, Mortgagor shall deliver a copy of this Mortgage to each tenant under a Lease. Mortgagor irrevocably directs any tenant, without any requirement for notice to or consent by Mortgagor, to comply with all demands of Mortgagee under this Section and to turn over to Mortgagee on demand all Rents which it receives. Mortgagee shall have the right, but not the obligation, to use and apply all Rents received hereunder in such order and such manner as Mortgagee may determine in accordance with the Intercreditor Agreement. Notwithstanding that this is an absolute assignment of the Rents and Leases and not merely the collateral assignment of, or the grant of a lien or security interest in the Rents and Leases, Mortgagee grants to Mortgagor a revocable license to collect and receive the Rents and to retain, use and enjoy such Rents. Such license may be revoked by Mortgagee only upon the occurrence and during the continuance of any Event of Default. Mortgagor shall apply any Rents which it receives to the payment due under the Guaranteed Obligations, taxes, assessments, water charges, sewer Rents and other governmental charges levied, assessed or imposed against the Mortgaged Property, insurance premiums, and other obligations of lessor under the Leases before using such proceeds for any other purpose.
     2.6 Mortgagee Assumes No Guaranteed Obligations. It is expressly agreed that, anything herein contained to the contrary notwithstanding, Mortgagor shall remain obligated under all agreements which are included in the definition of “Mortgaged Property” and shall perform all of its obligations thereunder in accordance with the provisions thereof, and neither Mortgagee nor any of the Senior Secured Parties shall have any obligation or liability with respect to such obligations of Mortgagor, nor shall Mortgagee or any of the Senior Secured Parties be required or obligated in any manner to perform or fulfill any obligations or duties of Mortgagor under such agreements, or to make any payment or to make any inquiry as to the nature or sufficiency of any payment received by it, or to present or file any claim or take any action to collect or enforce the payment of any amounts which have been assigned to Mortgagee hereunder or to which Mortgagee or the Senior Secured Parties may be entitled at any time or times.
     2.7 Further Assurances. Mortgagor shall, from time to time, at its expense, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that Mortgagee may reasonably request, in order to perfect and continue the lien and security interest granted hereby and to enable Mortgagee to obtain the full benefits of the lien and security interest granted or intended to be granted hereby. Mortgagor shall keep the Mortgaged Property free and clear of all Liens, other than Permitted Encumbrances. Without limiting the generality of the foregoing, Mortgagor shall execute and record or file this Mortgage and each amendment hereto, and such financing or continuation statements, or amendments thereto, and such other instruments, endorsements or notices, as may be necessary, or as Mortgagee may reasonably

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request, in order to perfect and preserve the lien and security interest granted or purported to be granted hereby. Mortgagor hereby authorizes Mortgagee to file one or more financing statements or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property necessary to preserve or protect the lien and security interest granted hereby without the signature of Mortgagor where permitted by law.
     2.8 Acts of Mortgagor. Mortgagor hereby represents and warrants that it has not mortgaged, hypothecated, assigned or pledged and hereby covenants that it will not mortgage, hypothecate, assign or pledge, so long as this Mortgage shall remain in effect, any of its right, title or interest in and to the Mortgaged Property or any part thereof, to anyone other than Mortgagee.
     2.9 After-Acquired Property. Any and all of the Mortgaged Property which is hereafter acquired shall immediately, without any further conveyance, assignment or act on the part of Mortgagor or Mortgagee, become and be subject to the lien and security interest of this Mortgage as fully and completely as though specifically described herein. If and whenever from time to time Mortgagor shall hereafter acquire any real property or interest therein which constitutes or is intended to constitute part of the Mortgaged Property hereunder, Mortgagor shall promptly give notice thereof to Mortgagee and Mortgagor shall forthwith execute, acknowledge and deliver to Mortgagee a supplement to this Mortgage in form and substance reasonably satisfactory to Mortgagee subjecting the property so acquired to the lien of this Mortgage. At the same time, if Mortgagee so requests, Mortgagor shall deliver to Mortgagee either (i) an endorsement to the lender’s policy of title insurance issued to Mortgagee insuring the lien of this Mortgage, or (ii) a new lender’s title policy (which shall include tie in coverage relating to the lender’s policy described in (i), above), in each case which shall insure to Mortgagee in form and substance reasonably satisfactory to Mortgagee that the lien of this Mortgage as insured under such title insurance policy or policies encumbers such later acquired property and that Mortgagor’s title to such property meets all of the applicable requirements of the Senior Secured Documents with respect to title to Mortgagor’s real property interests.
     2.10 Mortgaged Property. Mortgagor shall observe all applicable covenants, easements and other restrictions of record with respect to the Site, the Easements or to any other part of the Mortgaged Property, in all material respects.
     2.11 Power of Attorney. Mortgagor does hereby irrevocably constitute and appoint Mortgagee its true and lawful attorney (which appointment is coupled with an interest), with full power of substitution, for Mortgagor and in the name, place and stead of Mortgagor or in Mortgagee’s own name, for so long as any of the Guaranteed Obligations are outstanding, to ask, demand, collect, receive, receipt for and sue for any and all Rents, income and other sums which are assigned hereunder with full power to endorse the name of Mortgagor on all instruments given in payment or in part payment thereof, to settle, adjust or compromise any claims thereunder as fully as Mortgagor itself could do and in its discretion file any claim or take any action or proceeding, either in its own name or in the name of Mortgagor or otherwise, which Mortgagee may deem necessary or appropriate to protect and preserve the right, title and interest of Mortgagee in and to such Rents, income and other sums and the security intended to be afforded hereby; provided that Mortgagee shall not exercise such rights unless an Event of Default has occurred and is continuing.

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     2.12 Covenant to Pay. If an Event of Default has occurred and is continuing, then Mortgagee, among its other rights and remedies, shall have the right, but not the obligation, to pay, observe or perform the obligations of Mortgagor herein, in whole or in part, and with such modifications as Mortgagee reasonably shall deem advisable. All sums, including, without limitation, reasonable attorneys fees’, so expended or incurred by Mortgagee by reason of the default of Mortgagor, or by reason of the bankruptcy or insolvency of Mortgagor, as well as, without limitation, sums expended or incurred to sustain the lien or estate of this Mortgage or its priority, or to protect or enforce any rights of Mortgagee hereunder, or to recover any of the Guaranteed Obligations, or for repairs, maintenance, alterations, replacements or improvements thereto or for the protection thereof, or for real estate taxes or other governmental assessments or charges against any part of the Mortgaged Property, or premiums for insurance of the Mortgaged Property, shall be entitled to the benefit of the lien on the Mortgaged Property as of the date of the recording of this Mortgage, shall be deemed to be added to and be part of the Guaranteed Obligations secured hereby, whether or not the result thereof causes the total amount of the Guaranteed Obligations to exceed the stated amount set forth in the recitals of this Mortgage, and shall be guaranteed by Mortgagor as provided in the Guarantee and Collateral Agreement.
     2.13 Security Agreement.
          2.13.1 This Mortgage shall also be a security agreement between Mortgagor and Mortgagee covering the Mortgaged Property constituting personal property or fixtures (hereinafter collectively called “UCC Collateral”) governed by the UCC as such UCC Collateral may be more specifically set forth in any financing statement delivered in connection with this Mortgage, and, as further security for the payment and performance of the Guaranteed Obligations, Mortgagor hereby grants to Mortgagee a security interest in such portion of the Mortgaged Property to the full extent that the Mortgaged Property may be subject to the UCC. In addition to Mortgagee’s other rights hereunder, Mortgagee shall have all rights of a secured party under the UCC, as is in effect in the relevant jurisdiction, or other applicable laws or in equity. Mortgagor hereby authorizes the filing of, and if requested by Mortgagee, Mortgagor shall execute and deliver to Mortgagee, all financing statements and such further assurances that may be reasonably required by Mortgagee to establish, create, perfect (to the extent the same can be achieved by the filing of a financing statement) and maintain the validity and priority of Mortgagee’s security interests, and Mortgagor shall bear all reasonable costs thereof, including all UCC searches. Except as otherwise provided in the Guarantee and Collateral Agreement, if Mortgagee should dispose of any of the Mortgaged Property comprising the UCC Collateral pursuant to the UCC, ten (10) days’ prior written notice by Mortgagee to Mortgagor shall be deemed to be reasonable notice; provided, however, that Mortgagee may dispose of such property in accordance with the foreclosure procedures of this Mortgage in lieu of proceeding under the UCC. Mortgagee may from time to time execute and deliver at Mortgagor’s expense all continuation statements, termination statements, amendments, partial releases, or other instruments relating to all financing statements by and between Mortgagor and Mortgagee. Except as otherwise provided in the Guarantee and Collateral Agreement, but otherwise subject to the provisions thereof, if an Event of Default shall occur and be continuing, (a) Mortgagee, in addition to any other rights and remedies which it may have, may exercise immediately and without demand to the extent permitted by law, any and all rights and remedies granted to a secured party under the UCC, as in effect in any relevant jurisdiction, including, without limiting

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the generality of the foregoing, the right to take possession of the UCC Collateral or any part thereof, and to take such other measures as Mortgagee may deem necessary for the care, protection and preservation of such collateral and (b) upon request or demand of Mortgagee, Mortgagor shall at its expense, assemble the UCC Collateral and make it available to Mortgagee at a convenient place acceptable to Mortgagee. Mortgagor shall pay to Mortgagee on demand any and all expenses, including reasonable attorneys’ fees and disbursements incurred or paid by Mortgagee in protecting the interest in the UCC Collateral and in enforcing Mortgagee’s rights hereunder with respect to such UCC Collateral.
          2.13.2 Mortgagor and the Mortgagee agree, to the extent permitted by law, that: (i) this Mortgage upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” within the meaning of Sections 9-102(a)(40) and 9-502(c) of the UCC; (ii) all or a part of the Mortgaged Property are or are to become fixtures; and (iii) the addresses of Mortgagor and Mortgagee are as set forth in the first paragraph of this Mortgage and (iv) Mortgagor’s organizational identification number is 4186422.
ARTICLE 3- REMEDIES
     3.1 Acceleration of Maturity. As provided in each of the Senior Secured Documents if an Event of Default shall have occurred and is continuing, the applicable Secured Debt Representative may declare the Guaranteed Obligations with respect to the applicable Series of Guaranteed Obligations to be due and payable immediately, and upon such declaration such Guaranteed Obligations and other sums shall immediately become due and payable without demand, presentment, notice or other requirements of any kind (all of which Mortgagor waives).
     3.2 Protective Advances. If an Event of Default shall have occurred and is continuing, then without thereby limiting Mortgagee’s other rights or remedies, waiving or releasing any of Mortgagor’s obligations, or imposing any obligation on Mortgagee, Mortgagee may either advance any amount owing or perform any or all actions that Mortgagee considers necessary or appropriate to cure such default. All such advances shall constitute “Protective Advances.” No sums advanced or performance rendered by Mortgagee shall cure, or be deemed a waiver of, any Event of Default.
     3.3 Institution of Equity Proceedings. If an Event of Default occurs and is continuing, Mortgagee, may institute an action, suit or proceeding in equity for specific performance of this Mortgage and the Guarantee and Collateral Agreement, both of which shall be specifically enforceable by injunction or other equitable remedy.
     3.4 Mortgagee’s Power of Enforcement.
          (a) If an Event of Default occurs and is continuing, Mortgagee shall be entitled, at its option and in its sole and absolute discretion, to institute a proceeding or proceedings, judicial or nonjudicial, by advertisement or otherwise, for the complete foreclosure of this Mortgage in which case the Mortgaged Property or any interest therein may be sold for cash or upon credit in one or more parcels or in several interests or portions and in any order or manner in accordance with the laws of the jurisdiction in which such Mortgaged Property is located, and

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sell for cash or upon credit the Mortgaged Property or any part thereof and all estate, claim, demand, right, title and interest of Mortgagor therein and rights of redemption thereof, pursuant to the power of sale contained herein or otherwise, at one or more sales, as an entity or in parcels, at such time and place, upon such terms and after such notice thereof as may be required or permitted by the laws of the State. Mortgagee may require Mortgagor to pay monthly in advance to Mortgagee, or any receiver appointed to collect the Rents, the fair and reasonable rental value for the use and occupation of any portion of the Mortgaged Property occupied by Mortgagor and require Mortgagor to vacate and surrender possession to Mortgagee of the Mortgaged Property or to such receiver and, in default thereof, evict Mortgagor by summary proceedings or otherwise.
          (b) If any Event of Default occurs and is continuing, Mortgagee may, either with or without entry or taking possession of the Mortgaged Property, and without regard to whether or not the indebtedness and other sums secured hereby shall be due and without prejudice to the right of Mortgagee thereafter to bring an action or proceeding to foreclose or any other action for any default existing at the time such earlier action was commenced, proceed by any appropriate action or proceeding: (a) to enforce payment of the Guaranteed Obligations, to the extent permitted by law, or the performance of any term hereof or any other right; (b) to foreclose this Mortgage in any manner provided by law for the foreclosure of mortgages on real property and to sell, as an entirety or in separate lots or parcels, the Mortgaged Property or any portion thereof pursuant to the laws of the State or under the judgment or decree of a court or courts of competent jurisdiction, and Mortgagee shall be entitled to recover in any such proceeding all costs and expenses incident thereto, including reasonable attorneys’ fees in such amount as shall be awarded by the court; (c) to the extent not prohibited by the laws of the State to exercise any or all of the rights and remedies available to it under the Senior Secured Documents; and (d) to pursue any other remedy available to it. Mortgagee shall take action either by such proceedings or by the exercise of its powers with respect to entry or taking possession, or both, as Mortgagee may determine.
          (c) The remedies described in this Section may be exercised with respect to all or any portion of the UCC Collateral, either simultaneously with the sale of any real property encumbered hereby or independent thereof. Mortgagee shall at any time be permitted to proceed with respect to all or any portion of the UCC Collateral in any manner permitted by the UCC. Mortgagor agrees that Mortgagee’s inclusion of all or any portion of the UCC Collateral in a sale or other remedy exercised with respect to the real property encumbered hereby, as permitted by the UCC, is a commercially reasonable disposition of such property.
3.5	Mortgagee’s Right to Enter and Take Possession, Operate and Apply Income.
          (a) If an Event of Default occurs and is continuing, Mortgagor, upon demand of Mortgagee, shall forthwith surrender to Mortgagee the actual possession and, if and to the extent permitted by law, Mortgagee itself, or by such officers or agents as it may appoint, may enter and take possession of all of the Mortgaged Property, including the Tangible Collateral, without liability for trespass, damages or otherwise, and may exclude Mortgagor and its agents and employees wholly therefrom and may have joint access with Mortgagor to the books, papers and accounts of Mortgagor.

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          (b) If an Event of Default has occurred and is continuing and Mortgagor shall for any reason fail to surrender or deliver the Mortgaged Property or any part thereof after Mortgagee’s demand, Mortgagee may obtain a judgment or decree conferring on Mortgagee the right to immediate possession or requiring Mortgagor to deliver immediate possession of all or part of such property to Mortgagee and Mortgagor hereby specifically consents to the entry of such judgment or decree. Mortgagor shall pay to Mortgagee, upon demand, all costs and expenses of obtaining such judgment or decree and reasonable compensation to Mortgagee, their attorneys and agents, and all such costs, expenses and compensation shall, until paid, be secured by the lien of this Mortgage.
          (c) Upon every such entering upon or taking of possession, Mortgagee may hold, store, use, operate, manage and control the Mortgaged Property and conduct the business thereof, and, from time to time in its sole and absolute discretion and without being under any duty to so act:
                         (1) make all necessary and proper maintenance, repairs, renewals and replacements thereto and thereon, and all necessary additions, betterments and improvements thereto and thereon and purchase or otherwise acquire fixtures, personalty and other property in connection therewith;
                         (2) insure or keep the Mortgaged Property insured;
                         (3) manage and operate the Mortgaged Property and exercise all the rights and powers of Mortgagor in their name or otherwise with respect to the same;
                         (4) enter into agreements with others to exercise the powers herein granted Mortgagee, all as Mortgagee from time to time may determine; and shall apply the monies so received by Mortgagee in such priority as provided by the Intercreditor Agreement; and/or
                         (5) rent or sublet the Mortgaged Property or any portion thereof for any purpose permitted by this Mortgage.
          Mortgagee shall surrender possession of the Mortgaged Property to Mortgagor (i) as may be required by law or court order, or (ii) when all amounts under any of the terms of the Senior Secured Documents, including this Mortgage, shall have been paid current and all Events of Default have been cured or waived. The same right of taking possession, however, shall exist if any subsequent Event of Default shall occur and be continuing.
     3.6 Separate Sales. To the extent permitted by law or Legal Requirements upon and during the continuation of an Event of Default, the Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee, in its sole discretion, may elect, it being expressly understood and agreed that the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.
     3.7 Waiver of Appraisement, Moratorium, Valuation, Stay, Extension and Redemption Laws. Mortgagor agrees to the full extent permitted by law that if an Event of Default occurs and is continuing, neither Mortgagor nor anyone claiming through or under it shall or will set

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up, claim or seek to take advantage of any appraisement, moratorium, valuation, stay, extension or redemption laws now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of this Mortgage or the absolute sale of the Mortgaged Property or any portion thereof or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and Mortgagor for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may lawfully so do, the benefit of all such laws, and any and all right to have the assets comprising the Mortgaged Property marshalled upon any foreclosure of the lien hereof and agrees that Mortgagee or any court having jurisdiction to foreclose such lien may sell the Mortgaged Property in part or as an entirety.
     3.8 Receiver. If an Event of Default occurs and is continuing, Mortgagee, to the extent permitted by law, and without regard to the value, adequacy or occupancy of the security for the indebtedness and other sums secured hereby, shall be entitled as a matter of right if it so elects to the appointment of a receiver to enter upon and take possession of the Mortgaged Property and to collect all earnings, revenues and receipts and apply the same as the court may direct, and such receiver may be appointed by any court of competent jurisdiction upon application by Mortgagee. To the extent permitted by law or Legal Requirement, Mortgagee may have a receiver appointed without notice to Mortgagor or any third party, and Mortgagee may waive any requirement that the receiver post a bond. To the extent permitted by law or Legal Requirement, Mortgagee shall have the power to designate and select the Person who shall serve as the receiver and to negotiate all terms and conditions under which such receiver shall serve. To the extent permitted by law or Legal Requirement, any receiver appointed on Mortgagee’s behalf may be an Affiliate of Mortgagee. The reasonable expenses, including receiver’s fees, reasonable attorneys’ fees, costs and agents’ compensation, incurred pursuant to the powers herein contained shall be secured by this Mortgage. The right to enter and take possession of and to manage and operate the Mortgaged Property and to collect all earnings, revenues and receipts, whether by a receiver or otherwise, shall be cumulative to any other right or remedy available to Mortgagee under this Mortgage, the Intercreditor Agreement, the Guarantee and Collateral Agreement or otherwise available to Mortgagee and may be exercised concurrently therewith or independently thereof, but such rights shall be exercised in a manner which is otherwise in accordance with and consistent with the Intercreditor Agreement. Mortgagee shall be liable to account only for such earnings, revenues and receipts (including, without limitation, security deposits) actually received by Mortgagee, whether received pursuant to this section or any other provision hereof. Notwithstanding the appointment of any receiver or other custodian, Mortgagee shall be entitled as pledgee to the possession and control of any cash, deposits, or instruments at the time held by, or payable or deliverable under the terms of this Mortgage to, Mortgagee.
     3.9 Suits to Protect the Mortgaged Property. Mortgagee shall have the power and authority to institute and maintain any suits and proceedings as Mortgagee, in its sole and absolute discretion, may deem advisable (a) to prevent any impairment of the Mortgaged Property by any acts which may be unlawful or in violation of this Mortgage, (b) to preserve or protect its interest in the Mortgaged Property, or (c) to restrain the enforcement of or compliance with any legislation or other Legal Requirements that may be unconstitutional or otherwise invalid, if the enforcement of or compliance with such enactment, rule or order might impair the security hereunder or be prejudicial to Mortgagee’s interest.

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     3.10 Proofs of Claim. In the case of any receivership, insolvency, reorganization, arrangement, adjustment, composition or other judicial proceedings affecting Mortgagor, any Affiliate or any guarantor, co-maker or endorser of any of Mortgagor’s obligations, its creditors or its property, Mortgagee, to the extent permitted by law, shall be entitled to file such proofs of claim or other documents as it may deem necessary or advisable in order to have its claims allowed in such proceedings for the entire amount due and payable by Mortgagor under the Senior Secured Documents, at the date of the institution of such proceedings, and for any additional amounts which may become due and payable by Mortgagor after such date.
     3.11 Mortgagor to Pay Amounts Secured Hereby on Any Default in Payment; Application of Monies by Mortgagee.
          (a) In case of a foreclosure sale of all or any part of the Mortgaged Property and of the application of the proceeds of sale to the payment of the sums secured hereby, to the extent permitted by law, Mortgagee shall be entitled to enforce payment from Mortgagor of any additional amounts then remaining due and unpaid and to recover judgment against Mortgagor for any portion thereof remaining unpaid, with interest at the interest rate on the Notes.
          (b) Mortgagor hereby agrees, to the extent permitted by law, that no recovery of any such judgment by Mortgagee or other action by Mortgagee and no attachment or levy of any execution upon any of the Mortgaged Property or any other property shall in any way affect the Lien and security interest of this Mortgage upon the Mortgaged Property or any part thereof or any Lien, rights, powers or remedies of Mortgagee hereunder, but such Lien, rights, powers and remedies shall continue unimpaired as before.
          (c) Any monies collected or received by Mortgagee under this Section shall be first applied as set forth in the Intercreditor Agreement.
     3.12 Delay or Omission; No Waiver. No delay or omission of Mortgagee to exercise any right, power or remedy upon any Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to waive any such Event of Default or to constitute acquiescence therein. Every right, power and remedy given to Mortgagee whether contained herein or in the Intercreditor Agreement or the Guarantee and Collateral Agreement or otherwise available to Mortgagee may be exercised from time to time and as often as may be deemed expedient by Mortgagee.
     3.13 No Waiver of One Default to Affect Another. No waiver of any Event of Default hereunder shall extend to or affect any subsequent or any other Event of Default then existing, or impair any rights, powers or remedies consequent thereon. If Mortgagee (a) grants forbearance or an extension of time for the payment of any sums secured hereby; (b) takes other or additional security for the payment thereof; (c) waives or does not exercise any right granted in this Mortgage, the Intercreditor Agreement or Guarantee and Collateral Agreement; (d) releases any part of the Mortgaged Property from the lien or security interest of this Mortgage or any other instrument securing the Guaranteed Obligations; (e) consents to the filing of any map, plat or replat of the Real Property or any part thereof; (f) consents to the granting of any easement on the Real Property; or (g) makes or consents to any agreement changing the terms of this Mortgage or the other Senior

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Secured Documents or the Intercreditor Agreement subordinating the lien or any charge hereof, no such act or omission shall release, discharge, modify, change or affect the liability under this Mortgage or the Guarantee and Collateral Agreement or otherwise of Mortgagor, or any subsequent purchaser of the Mortgaged Property or any part thereof or any maker, co-signer, surety or guarantor with respect to any other matters not addressed by such act or omission. No such act or omission shall preclude Mortgagee from exercising any present or future right, power or privilege herein granted in case of any Event of Default then existing, nor, except as otherwise expressly provided in an instrument or instruments executed by Mortgagee, shall the lien or security interest of this Mortgage be altered thereby, except to the extent expressly provided in such acts or omissions. In the event of the sale or transfer by operation of law or otherwise of all or any part of the Mortgaged Property, Mortgagee, without notice to any person, firm or corporation, is hereby authorized and empowered to deal with any such vendee or transferee with reference to the Mortgaged Property or the indebtedness secured hereby, or with reference to any of the terms or conditions hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any of the liabilities or undertakings hereunder, or waiving its right to declare such sale or transfer an Event of Default as provided herein. Notwithstanding anything to the contrary contained in this Mortgage or any other Security Document, (i) in the case of any non-monetary Event of Default, Mortgagee may continue to accept payments due hereunder without thereby waiving the existence of such or any other Event of Default and (ii) in the case of any monetary Event of Default, Mortgagee may accept partial payments of any sums due hereunder without thereby waiving the existence of such Event of Default if the partial payment is not sufficient to completely cure such Event of Default.
     3.14 Discontinuance of Proceedings; Position of Parties Restored. If Mortgagee shall have proceeded to enforce any right or remedy under this Mortgage by foreclosure, entry of judgment or otherwise and such proceedings shall have been discontinued or abandoned for any reason, or such proceedings shall have resulted in a final determination adverse to Mortgagee, then and in every such case Mortgagor and Mortgagee shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Mortgagee shall continue as if no such proceedings had occurred or had been taken.
     3.15 Remedies Cumulative. Subject to the provisions of Section 4.15 hereof, no right, power or remedy, including without limitation remedies with respect to any security for the Guaranteed Obligations, conferred upon or reserved to Mortgagee by this Mortgage or any other Senior Secured Document is exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder or under any other Senior Secured Document, now or hereafter existing at law, in equity or by statute, and Mortgagee shall be entitled to resort to such rights, powers, remedies or security as Mortgagee shall in its sole and absolute discretion deem advisable.
     3.16 Interest After Event of Default. If an Event of Default shall have occurred and is continuing, all sums outstanding and unpaid under the Senior Secured Documents, including this Mortgage, shall, at Mortgagee’s option, subject to the provisions of the Guarantee and Collateral Agreement and/or the Intercreditor Agreement, bear interest at the interest rate on the applicable Series of Guaranteed Obligations, as provided in the applicable Senior Secured Documents, until

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such Event of Default has been cured. Mortgagor’s obligation to pay such interest shall be secured by this Mortgage.
     3.17 Foreclosure; Expenses of Litigation. If Mortgagee forecloses, reasonable attorneys’ fees for services in the supervision of said foreclosure proceeding shall be allowed to Mortgagee as part of the foreclosure costs. In the event of foreclosure of the lien hereof, there shall be allowed and included as additional indebtedness all expenditures and expenses which may be paid or incurred by or on behalf of Mortgagee for reasonable attorneys’ fees, appraisers’ fees, outlays for documentary and expert evidence, stenographers’ charges, publication costs, and costs (which may be estimated as to items to be expended after foreclosure sale or entry of the decree) of procuring all such abstracts of title, title searches and examinations, title insurance policies and guarantees, and similar data and assurances with respect to title as Mortgagee may deem reasonably necessary either to prosecute such suit or to evidence to a bidder at any sale which may be had pursuant to such decree the true condition of the title to or the value of the Mortgaged Property or any portion thereof. All expenditures and expenses of the nature in this section mentioned, and such expenses and fees as may be incurred in the protection of the Mortgaged Property and the maintenance of the lien and security interest of this Mortgage, including the reasonable fees of any attorney employed by Mortgagee in any litigation or proceeding affecting this Mortgage or any other Senior Secured Document, the Mortgaged Property or any portion thereof, including, without limitation, civil, probate, appellate and bankruptcy proceedings, or in preparation for the commencement or defense of any proceeding or threatened suit or proceeding, shall be immediately due and payable by Mortgagor, with interest thereon at the default interest rate specified in Section 2.07(b) of the Credit Agreement, and shall be secured by this Mortgage. Mortgagee waives its right to any statutory fee in connection with any judicial or nonjudicial foreclosure of the lien hereof and agrees to accept a reasonable fee for such services.
     3.18 Deficiency Judgments. If after foreclosure of this Mortgage or Mortgagee’s sale hereunder, there shall remain any deficiency with respect to any amounts payable under the Senior Secured Documents, including hereunder, or any amounts secured hereby, and Mortgagee shall institute any proceedings to recover such deficiency or deficiencies, all such amounts shall continue to bear interest at the default interest rate specified in Section 2.07(b) of the Credit Agreement. Mortgagor waives any defense to Mortgagee’s recovery against Mortgagor of any deficiency after any foreclosure sale of the Mortgaged Property. Subject to the Intercreditor Agreement and the Guarantee and Collateral Agreement, to the extent permitted by law, Mortgagor expressly waives any defense or benefits that may be derived from any statute granting Mortgagor any defense to any such recovery by Mortgagee. In addition, Mortgagee shall be entitled to recovery of all of its reasonable costs and expenditures (including without limitation any court imposed costs) in connection with such proceedings, including reasonable attorneys’ fees, appraisal fees and the other costs, fees and expenditures referred to in Section 3.17 above. This provision shall survive any foreclosure or sale of the Mortgaged Property, any portion thereof and/or the extinguishment of the lien hereof.
     3.19 WAIVER OF JURY TRIAL. MORTGAGEE AND MORTGAGOR EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE

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RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS MORTGAGE, THE GUARANTEE AND COLLATERAL AGREEMENT OR ANY OTHER SECURITY DOCUMENT. ANY SUCH DISPUTES SHALL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.
     3.20 Exculpation of Mortgagee. The acceptance by Mortgagee of the assignment contained herein with all of the rights, powers, privileges and authority created hereby shall not, prior to entry upon and taking possession of the Mortgaged Property by Mortgagee, be deemed or construed to make Mortgagee a “mortgagee in possession”, nor thereafter or at any time or in any event obligate Mortgagee to appear in or defend any action or proceeding relating to the Mortgaged Property, nor shall Mortgagee, prior to such entry and taking, be liable in any way for any injury or damage to person or property sustained by any person in or about the Mortgaged Property.
ARTICLE 4- GENERAL
     4.1 Discharge. Mortgagor shall be released from the covenants, agreements and obligations of Mortgagor contained in this Mortgage and all right, title and interest in and to the Mortgaged Property shall revert to Mortgagor when and as set forth in the Intercreditor Agreement and, in connection therewith, Mortgagee, at the request and the expense of Mortgagor, shall promptly execute a discharge of this Mortgage and such other documents as may be reasonably requested by Mortgagor to evidence the discharge and satisfaction of this Mortgage and the release of Mortgagor from its obligations hereunder.
     4.2 No Waiver. The exercise of the privileges granted in this Mortgage to perform Mortgagor’s obligations under the agreements which constitute the Mortgaged Property shall in no event be considered or constitute a waiver of any right which Mortgagee or any other Secured Party may have at any time, after an Event of Default shall have occurred and be continuing, to declare the Guaranteed Obligations or any part thereof to be immediately due and payable. No delay or omission to exercise any right, remedy or power accruing upon any default shall impair any such right, remedy or power or shall be construed to be a waiver of any such default or acquiescence therein; and every such right, remedy and power may be exercised from time to time and as often as may be deemed expedient.
     4.3 Extension, Rearrangement or Renewal of Guaranteed Obligations. It is expressly agreed that any of the Guaranteed Obligations at any time secured hereby may be from time to time extended for any period, or with the consent of Mortgagor rearranged or renewed, and that any part of the security herein described, or any other security for the Guaranteed Obligations, may be waived or released, without altering, varying or diminishing the force, effect or lien or security interest of this Mortgage; and the lien and security interest granted by this Mortgage shall continue as a prior lien and security interest on all of the Mortgaged Property not expressly so released, until the Guaranteed Obligations are fully paid and this Mortgage is terminated in accordance with the provisions of the Intercreditor Agreement; and no other security now existing or hereafter taken to secure the payment of the Guaranteed Obligations or any part thereof or the performance of any obligation or liability of Mortgagor whatever shall in any manner impair or affect the security given by this Mortgage; and all security for the payment of the Guaranteed Obligations or any part thereof and the performance of any obligation or liability shall be taken, considered and held as cumulative.

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     4.4 Forcible Detainer. Mortgagor agrees for itself and all persons claiming by, through or under it, that subsequent to foreclosure hereunder in accordance with this Mortgage and applicable law if Mortgagor shall hold possession of the Mortgaged Property or any part thereof, Mortgagor or the persons so holding possession shall be guilty of trespass; and any such persons (including Mortgagor) failing or refusing to surrender possession upon demand shall be guilty of forcible detainer and shall be liable to Mortgagee or any purchaser in foreclosure, as applicable, for reasonable rental on said premises, and shall be subject to eviction and removal in accordance with law.
     4.5 Waiver of Stay or Extension. To the extent permitted to be waived by law, Mortgagor shall not at any time insist upon or plead or in any manner whatever claim the benefit or advantage of any stay, extension or moratorium law now or at any time hereafter in force in any locality where the Mortgaged Property or any part thereof may or shall be situated, nor shall Mortgagor claim any benefit or advantage from any law now or hereafter in force providing for the valuation or appraisement of the Mortgaged Property or any part thereof prior to any sale thereof to be made pursuant to any provision of this Mortgage or to a decree of any court of competent jurisdiction, nor after any such sale shall Mortgagor claim or exercise any right conferred by any law now or at any time hereafter in force to redeem the Mortgaged Property so sold or any part thereof; and Mortgagor hereby expressly waives all benefit or advantage of any such law or laws and the appraisement of the Mortgaged Property or any part thereof, and covenants that Mortgagor shall not hinder or delay the execution of any power herein granted and delegated to Mortgagee but that Mortgagor shall permit the execution of every such power as though no such law had been made.
     4.6 Notices. Except where certified or registered mail notice is required by applicable law, any notice to Mortgagor or Mortgagee required or permitted hereunder shall be deemed to be given when given in the manner prescribed in the Intercreditor Agreement.
     4.7 Severability. All rights, powers and remedies provided herein may be exercised only to the extent that the exercise thereof does not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Mortgage invalid, unenforceable or not entitled to be recorded, registered or filed under any applicable law. In the event any term or provision contained in this Mortgage is in conflict, or may hereafter be held to be in conflict, with the laws of the State of New York, the State or of the United States of America, this Mortgage shall be affected only as to such particular term or provision, and shall in all other respects remain in full force and effect.
     4.8 Application of Payments. In the event that any part of the Guaranteed Obligations cannot lawfully be secured hereby, or in the event that the lien and security interest hereof cannot be lawfully enforced to pay any part of the Guaranteed Obligations, or in the event that the lien or security interest created by this Mortgage shall be invalid or unenforceable as to any part of the Guaranteed Obligations, then all payments on the Guaranteed Obligations shall be deemed to have been first applied to the complete payment and liquidation of that part of the Guaranteed Obligations which is not secured by this Mortgage and the unsecured portion of the Guaranteed Obligations shall be completely paid and liquidated prior to the payment and liquidation of the remaining secured portion of the Guaranteed Obligations.

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     4.9 Governing Law. THE PROVISIONS OF THIS MORTGAGE REGARDING THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS HEREIN GRANTED SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE. ALL OTHER PROVISIONS OF THIS MORTGAGE AND THE RIGHTS AND OBLIGATIONS OF MORTGAGOR AND MORTGAGEE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.
     4.10 Entire Agreement. This Mortgage, the Guarantee and Collateral Agreement and the Intercreditor Agreement represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.
     4.11 Amendments. This Mortgage may be amended, supplemented or otherwise modified only by an instrument in writing signed by Mortgagor and Mortgagee.
     4.12 Successors and Assigns. All terms of this Mortgage shall run with the land and bind each of Mortgagor and Mortgagee and their respective successors and assigns, and all persons claiming under or through Mortgagor or Mortgagee, as the case may be, or any such successor or assign, and shall inure to the benefit of Mortgagee and Mortgagor, and their respective successors and assigns.
     4.13 Renewal, Etc . Mortgagee may at any time and from time to time renew or extend this Mortgage, or alter or modify the same in any way, or waive any of the terms, covenants or conditions hereof in whole or in part and may release any portion of the Mortgaged Property or any other security, and grant such extensions and indulgences in relation to the Guaranteed Obligations as Mortgagee may determine, without the consent of any junior lienor or encumbrancer and without any obligation to give notice of any kind thereto and without in any manner affecting the priority of the lien and security interest hereof on any part of the Mortgaged Property; provided that nothing in this Section 4.13 shall grant Mortgagee the right to alter or modify the Mortgage without the consent of Mortgagor unless otherwise specifically permitted in this Mortgage.
     4.14 Future Advances. This Mortgage is executed and delivered to secure, among other things, Mortgagor’s guaranty of future advances under the Senior Secured Documents. It is understood and agreed that this Mortgage secures Mortgagor’s guaranty of present and future advances made pursuant to the Senior Secured Documents and that the lien of such future advances shall relate to the date of this Mortgage.
     4.15 Liability. Notwithstanding any provision in this Mortgage to the contrary, recourse against the Mortgagor under this Mortgage shall be limited to the extent provided in the Guarantee and Collateral Agreement.
     4.16 Severability and Compliance With Usury Law. The Senior Secured Documents are intended to be performed in accordance with, and only to the extent permitted by, all applicable Legal Requirements. If any provision of any of the Senior Secured Documents or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the remainder of the instrument in which such provision is contained, nor the

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application of such provision to other persons or circumstances, nor the other instruments referred to hereinabove, shall be affected thereby, but rather shall be enforceable to the greatest extent permitted by law. It is expressly stipulated and agreed to be the intent of Mortgagor and Mortgagee at all times to comply with the applicable State law governing the maximum rate or amount of interest payable on or in connection with the Guaranteed Obligations (or applicable United States federal law to the extent that it permits Mortgagee to contract for, charge, take, reserve or receive a greater amount of interest than under State law). If the applicable law is ever judicially interpreted so as to render usurious any amount called for under the Senior Secured Documents, or contracted for, charged, taken, reserved or received with respect to the extensions of credit evidenced by the Senior Secured Documents or if acceleration of the maturity of the Guaranteed Obligations or if any prepayment by Mortgagor results in Mortgagor having paid any interest in excess of that permitted by law, then it is Mortgagor’s and Mortgagee’s express intent that all excess amounts theretofore collected by Mortgagee be credited on the principal balance due under the Senior Secured Documents (or, if the Senior Secured Documents have been or would thereby be paid in full, refunded to Mortgagor), and the provisions of the Senior Secured Documents immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder. The right to accelerate maturity of the Guaranteed Obligations does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Mortgagee does not intend to collect any unearned interest in the event of acceleration. All sums paid or agreed to be paid to Mortgagee for the use, forbearance or detention of the Guaranteed Obligations shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Guaranteed Obligations until payment in full so that the rate or amount of interest on account of the Guaranteed Obligations does not exceed the applicable usury ceiling.
     4.17 Release of Collateral.
          (a) Notwithstanding any provision herein to the contrary, the Mortgaged Property or any part thereof shall be released from the security interest created by this Mortgage at any time or from time to time upon the request of Mortgagor; provided that the requirements of the Intercreditor Agreement have been satisfied. Upon satisfaction of such requirements, a Responsible Officer of Mortgagee shall promptly execute, deliver and acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Mortgaged Property permitted to be released pursuant to this Mortgage in each case as required by, and in accordance with, the Intercreditor Agreement.
          (b) Collateral Agent may release the Mortgaged Property or any part thereof from the security interest created hereunder upon the sale or disposition of such Mortgaged Property pursuant to Mortgagee’s powers, rights and duties with respect to remedies provided herein.
     4.18 Intercreditor Agreement Controls. In the event of any conflict between any terms and provisions set forth in this Mortgage and those set forth in the Intercreditor Agreement, the terms and provisions of the Intercreditor Agreement shall supersede and control the terms and provisions of this Mortgage.

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     4.19 Time of the Essence. Mortgagor acknowledges that time is of the essence in performing all of Mortgagor’s obligations set forth herein.
     4.20 Counterpart Execution. This Mortgage may be executed by the parties hereto in any number of counterparts (and be each of the parties hereof on separate counterparts), each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.
ARTICLE 5– STATE SPECIFIC PROVISIONS
     5.1 Power of Sale. Mortgagor grants Mortgagee the power to sell the Mortgaged Property or to cause the same to be sold at public sale, and to convey the same to the purchaser, in accordance with applicable statutes.
WARNING: THIS INDENTURE CONTAINS A POWER OF SALE AND UPON DEFAULT, MAY BE FORECLOSED BY ADVERTISEMENT. IN FORECLOSURE BY ADVERTISEMENT AND THE RELATED SALE OF THE PROPERTY, NO HEARING IS REQUIRED AND THE ONLY NOTICE REQUIRED IS TO PUBLISH NOTICE IN A LOCAL NEWSPAPER AND TO POST A COPY OF THE NOTICE ON THE PROPERTY. THE MORTGAGOR WAIVES ALL RIGHTS UNDER THE CONSTITUTION AND LAWS OF THE UNITED STATES AND UNDER THE CONSTITUTION AND LAWS OF THE STATE OF MICHIGAN TO A HEARING PRIOR TO SALE IN CONNECTION WITH FORECLOSURE BY ADVERTISEMENT AND ALL NOTICE REQUIREMENTS EXCEPT AS SET FORTH IN THE MICHIGAN STATUTE PROVIDING FOR FORECLOSURE BY ADVERTISEMENT.
     5.2 Mortgaged Property. The Mortgaged Property includes (without limitation upon the description of the Mortgaged Property in the foregoing provisions of this Mortgage) (i) all rents, issues, profits, income, proceeds and security deposits (in accordance with Act No. 210 of the Michigan Public Acts of 1953 as amended by Act No. 151 of the Michigan Public Acts of 1966 (MCLA 554.231 et seq.) and to the extent applicable Act No. 228 of the Michigan Public Acts of 1925 (MCLA 554.211 et seq.), and (ii) all or any part of the oil and gas located in, on or under oil and gas properties, and all or any of the rents and profits from oil and gas properties, and the income from the sales of oil and gas produced or to be produced form oil and gas properties (in accordance with Act No. 66 of the Michigan Public Acts of 1956 (MCLA 565.81 et seq.)).
          Mortgagee shall be entitled to all the rights and remedies conferred by MCLA 554.231, et. seq., MCLA 554.211, et. seq. to the extent applicable, and MCLA 565.81, et. seq. Upon the occurrence of an Event of Default and without any action by Mortgagee, Mortgagor shall have no further right to collect or otherwise receive such Rents, which will be the absolute and sole property of Mortgagee pursuant to those statutes. MORTGAGOR HEREBY WAIVES ANY RIGHT TO NOTICE OF ASSIGNMENT OF RENTS, OTHER THAN SUCH NOTICE AS MAY BE PROVIDED IN ACT 210 OF THE PUBLIC ACTS OF MICHIGAN OF 1953 AND ACT 66 OF THE PUBLIC ACTS OF MICHIGAN OF 1956, EACH AS AMENDED OR SUPERSEDED, AND WAIVES ANY RIGHT TO ANY HEARING, JUDICIAL OR OTHERWISE, PRIOR TO

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MORTGAGEE’S EXERCISE OF ITS RIGHTS UNDER THIS MORTGAGE AND/OR THE ASSIGNMENT WITH RESPECT TO THE ASSIGNMENT OF RENTS GRANTED TO MORTGAGEE HEREUNDER OR UNDER THE SEPARATE ASSIGNMENT OF RENTS AND LEASES GRANTED TO MORTGAGEE IN CONNECTION WITH THIS MORTGAGE.
     5.3 Failure to Pay Taxes and/or Assessments. Failure to pay any taxes and/or assessments assessed against the Mortgaged Property prior to the date upon which such taxes and/or assessments become delinquent or any installment thereof, or any insurance premium upon policies covering any part of the Mortgaged Property, shall constitute waste as provided by Michigan Compiled Laws, 2003, as amended, Section 600.2927 and Mortgagor agrees to and hereby does consent to the appointment of a receiver, in the case of such waste should Mortgagee so elect.
     5.4 Future Advance Mortgage. THIS IS A FUTURE ADVANCE MORTGAGE. Without limiting in any way the indebtedness secured by this Mortgage, it is agreed that this Mortgage secures future advances under Act. No. 348 of the Michigan Public Acts of 1990 as amended.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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     IN WITNESS WHEREOF, Mortgagor has caused this Mortgage to be duly executed and delivered as of the day and year first above written.

ENEXUS NUCLEAR PALISADES, LLC, a Delaware limited liability company

By:
Name:
Title:
signature page to michigan mortgage

STATE OF		)
		)	SS.
COUNTY OF	)

     The foregoing instrument was acknowledged before me this            day of                                         , 200            by                                                               the                                          of ENEXUS NUCLEAR PALISADES, LLC, on behalf of the                      who is known to me personally or who produced                      as identification.

Notary’s	Notary’s Signature:
Stamp:

Notary’s Name:

Notary Public, State of	, County of

My commission Expires:

Acting in the County of:

DRAFTED BY AND WHEN
RECORDED, RETURN TO:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10035
Attn: Samuel Zylberberg, Esq. (LW)
notary page to michigan mortgage

EXHIBIT A
DESCRIPTION OF SITE
(see attached)
Tax Parcel No(s):

EXHIBIT P-2
MASSACHUSETTS FORM OF MORTGAGE
See attached.

P-2-1

RECORDING REQUESTED BY AND
WHEN RECORDED, RETURN TO:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10035
Attn: Samuel Zylberberg, Esq. (LW)

MORTGAGE, ASSIGNMENT OF RENTS AND LEASES,
FIXTURE FILING, FINANCING STATEMENT
AND SECURITY AGREEMENT
Dated as of                     , 200
by
ENEXUS NUCLEAR PILGRIM, LLC,
a Massachusetts limited liability company,
as Mortgagor
for the benefit of
THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK,
as Collateral Agent and Mortgagee
Relating to Premises in:
Plymouth County, Massachusetts

ii

iii

MORTGAGE, ASSIGNMENT OF RENTS AND LEASES, FIXTURE FILING,
FINANCING STATEMENT AND SECURITY AGREEMENT
     This MORTGAGE, ASSIGNMENT OF RENTS AND LEASES, FIXTURE FILING, FINANCING STATEMENT AND SECURITY AGREEMENT, dated as of                     , 200___ (as modified, supplemented, consolidated, extended or amended from time to time, this “Mortgage”) by ENEXUS NUCLEAR PILGRIM, LLC, a Massachusetts limited liability company, with an address at 600 Rocky Hill Road, Plymouth, MA 02360-5599 (“Mortgagor”), for the benefit of THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, with an address at One Liberty Plaza, New York, NY 10006, as Collateral Agent for the benefit of the Senior Secured Parties, and as mortgagee (together with its successors and assigns, in such capacities, “Collateral Agent” and “Mortgagee”). Capitalized terms used in this Mortgage and not otherwise defined herein shall have the meanings ascribed to them in the Intercreditor Agreement (defined below).
Recitals
     A. ENEXUS ENERGY CORPORATION, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, CITIGROUP GLOBAL MARKETS, INC. and GOLDMAN SACHS CREDIT PARTNERS, L.P., as joint book runners and joint lead arrangers (in such capacities, collectively, the “Arrangers”), BNP PARIBAS, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) and Collateral Agent and MIZUHO CORPORATE BANK, LTD., as Syndication Agent (in such capacity, the “Syndication Agent”) have entered into a Credit Agreement, dated as of December 23, 2008 (as modified, supplemented, replaced, refinanced or amended from time to time, the “Credit Agreement”), pursuant to which the Lenders, severally and not jointly, have agreed to make the Loans to Borrower on the terms and conditions set forth therein.
     B. The Borrower has requested the Lenders to extend credit hereunder in the form of Revolving Loans and Swing Loans and Additional Permitted Secured Indebtedness made or issued at any time and from time to time on or after the Closing Date (as defined in the Credit Agreement) and prior to the Revolving Credit Maturity Date (as defined in the Credit Agreement) in an aggregate principal and face amount at any time outstanding not to exceed a maximum principal amount of TWO BILLION THREE HUNDRED MILLION AND 00/100 DOLLARS ($2,300,000,000.00) (subject to the limitations set forth in the Credit Agreement).
     C. Subject to the terms and conditions of the Credit Agreement, Borrower may enter into one or more (i) Specified Credit Support Facilities and (ii) Specified Commodity Hedging Transactions.
     D. Mortgagor, Subsidiary Guarantors (as defined in the Credit Agreement), Collateral Agent, Administrative Agent, the Borrower and the other Secured Obligations Representatives from time to time party thereto, have entered into the Guarantee and Collateral Agreement, dated as of [                                                             , 200     ] (the “Guarantee and Collateral Agreement”) pursuant to which Mortgagor has guaranteed the Guaranteed Obligations (as such term is defined in the Guarantee and Collateral Agreement).

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     E. Mortgagor, Borrower, the Grantors party from time to time thereto, the Hedge Counterparty Lienholders party from time to time thereto, the Secured Obligations Representatives party from time to time thereto, Administrative Agent and Collateral Agent have entered into the Collateral Agency and Intercreditor Agreement, dated as of December 23, 2008 (the “Intercreditor Agreement”) pursuant to which Collateral Agent, as agent for the present and future holders of the Guaranteed Obligations, has agreed to receive, hold, maintain, administer and distribute the Collateral and enforce the Senior Collateral Documents.
     F. The execution and delivery of this Mortgage are conditions precedent to the making of Loans (as defined in the Credit Agreement).
     G. As set forth more fully below, Mortgagor intends to secure its payment and performance of its obligations under the Guarantee and Collateral Agreement with the Mortgaged Property (as defined below), along with various other items of personal and real property owned by Mortgagor.
Agreement
     NOW, THEREFORE, to secure the Mortgagor’s payment and performance of its obligations under the Guarantee and Collateral Agreement, the Intercreditor Agreement and this Mortgage, including but not limited to the prompt and complete payment and performance, when and as required, due and/or payable, of all of the Guaranteed Obligations, by acceleration or otherwise, or arising out of or in connection therewith, and in consideration of the extension of credit to Borrower under the Credit Agreement and other good and valuable consideration, and the covenants herein contained and in the Guarantee and Collateral Agreement, Mortgagor, intending to be legally bound, does hereby grant, bargain, sell, convey, warrant, assign, transfer, mortgage, pledge, set over and confirm, WITH MORTGAGE COVENANTS unto Mortgagee, for the ratable benefit of the Senior Secured Parties and their respective successors and assigns, forever, as set forth in this Mortgage, all of Mortgagor’s estate, right, title, interest, property, claim and demand, now or hereafter arising, in and to the following property and rights (herein collectively called the “Mortgaged Property”):
     (a) the lands and premises more particularly described in Exhibit A hereto (the “Site”);
     (b) any and all easements, leases, licenses, option rights, rights-of-way and other rights used in connection with the Site or as a means of ingress and egress thereto and therefrom, all easements for ingress and egress and easements for water, natural gas and sewage pipelines, running in favor of Mortgagor, or appurtenant to the Site, and any and all sidewalks, alleys, strips and gores of land adjacent thereto or used in connection therewith together with all and singular the tenements, hereditaments and appurtenances thereto, and with any land lying within the right-of-way of any streets, open or proposed, adjoining the same (collectively, the “Easements”; and the Site and the Easements collectively referred to herein as the “Real Property”);
     (c) all buildings, structures, fixtures and other improvements now or hereafter erected on the Real Property (collectively, the “Improvements”);

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     (d) all machinery, apparatus, equipment, fittings, fixtures, generators, boilers, turbines and other articles of personal property, including all goods and all goods which become fixtures, now owned or hereafter acquired by Mortgagor and now or hereafter located on, attached to or used in the operation of or in connection with the Real Property and/or the Improvements, and all replacements thereof, additions thereto and substitutions therefor, to the fullest extent permitted by applicable law (collectively, the “Equipment”);
     (e) all raw materials, work in process and other materials used or consumed in the construction of, or now or hereafter located on or used in connection with, the Real Property, the Improvements and/or the Equipment, (including, without limitation, fuel and fuel deposits, now or hereafter located on the Real Property or elsewhere or otherwise owned by Mortgagor) (the above items, together with the Equipment, the “Tangible Collateral”);
     (f) all rights, powers, privileges and other benefits of Mortgagor (to the extent assignable) now or hereafter obtained by Mortgagor from any Governmental Authority (as such term is defined in the Credit Agreement), including, without limitation, all Permits ((as defined in the Credit Agreement) but excluding any of the Permits which by their terms or by operation of law prohibit or do not allow assignment or which would become void solely by virtue of a security interest being granted therein), licenses, certificates and other similar instruments and documents, issued in the name of Mortgagor, governmental actions relating to the ownership, operation, management and use of the Real Property, Improvements, Equipment or Tangible Collateral, and any improvements, modifications or additions thereto;
     (g) all the lands and interests in lands, tenements and hereditaments hereafter acquired by Mortgagor in connection with or appurtenant to the Site, and all income, rents, rent equivalents, issues, profits, revenues (including all oil and gas or other mineral royalties and bonuses), deposits and other benefits from the Site and the Improvements (including all receivables and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Mortgagor or any operator or manager of the Mortgaged Property or the commercial space located in the Improvements or acquired from others) (collectively, the “Rents”) and all proceeds from the sale or other disposition of the Leases (as defined herein) and the right to receive and apply the Rents and/or any other property or rights subject to the lien hereof, including (without limitation) all interests of Mortgagor, whether as lessor or lessee, in any leases of land hereafter made and all rights of Mortgagor thereunder;
     (h) any and all other property in any way associated or used in connection with or appurtenant to the Real Property, Improvements, Equipment or Tangible Collateral that may from time to time, by delivery or by writing of any kind, be subjected to the lien hereof by Mortgagor or by anyone on its behalf or with its consent, or which may come into the possession or be subject to the control of Mortgagee pursuant to this Mortgage, being hereby collaterally assigned to Mortgagee and subjected or added to the lien or estate created by this

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Mortgage forthwith upon the acquisition thereof by Mortgagor, as fully as if such property were now owned by Mortgagor and were specifically described in this Mortgage and subjected to the lien and security interest hereof; and Mortgagee is hereby authorized to receive any and all such property as and for additional security hereunder;
     (i) all the remainder or remainders, reversion or reversions, Rents, revenues, issues, profits, royalties, income, proceeds and other benefits derived from any of the foregoing, all of which are hereby assigned to Mortgagee, who is hereby authorized to collect and receive the same, to give proper receipts and acquittances therefor and to apply the same in accordance with the provisions of this Mortgage;
     (j) all Proceeds, as defined in the UCC (defined below), including all proceeds, products, offspring, Rents, profits or receipts, in whatever form, arising from the Mortgaged Property, including (i) cash, instruments and other property received, receivable or otherwise distributed in respect of or in exchange for any or all of the Mortgaged Property, (ii) the collection, sale, lease, sublease, concession, exchange, assignment, licensing or other disposition of, or realization upon, any item or portion of the Mortgaged Property (including all claims of Mortgagor against third parties for loss of, damage to, destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any the Mortgaged Property now existing or hereafter arising), (iii) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Mortgagor from time to time with respect to any of the Mortgaged Property, (iv) any and all payments (in any form whatsoever) made or due and payable to Mortgagor from time to time in connection with the requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Mortgaged Property by any Governmental Authority (or any person acting under color of Governmental Authority) and (v) any and all other amounts from time to time paid or payable under or in connection with any of the Mortgaged Property;
     (k) all agreements to which Mortgagor is a party or which are assigned to Mortgagor in any management agreement or any other document and which are executed in connection with the construction, operation and management of the Improvements located on the Mortgaged Property (including agreements for the sale, lease or exchange of goods or other property and/or the performance of services by it, in each case whether now in existence or hereafter arising or acquired) as any such agreements have been or may be from time to time amended, supplemented or otherwise modified;
     (l) all general intangibles, now owned or hereafter acquired by Mortgagor, including (i) all obligations or indebtedness owing to Mortgagor from whatever source arising, (ii) all unearned premiums accrued or to accrue under all insurance policies for the Mortgaged Property obtained by Mortgagor, all proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or liquidated claims (including proceeds of insurance, condemnation awards, and all rights of Mortgagor to refunds of real estate taxes and assessments), (iii) all royalties and license fees and (iv) all rights or claims in respect of refunds for taxes paid;

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     (m) all instruments, chattel paper or letters of credit, evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the Mortgaged Property (including promissory notes, drafts, bills of exchange and trade acceptances) and chattel paper obtained by Mortgagor in connection with the Mortgaged Property (including all ledger sheets, computer records and printouts, databases, programs, books of account and files of Mortgagor relating thereto) and such notes or other obligations of indebtedness owing to Mortgagor from whatever source arising, in each case now owned or hereafter acquired by Mortgagor and relating to the Mortgaged Property; and
     (n) all inventory, whether now or hereafter existing or acquired, and which arises out of or is used in connection with, directly or indirectly, the ownership and operation of the Mortgaged Property, all documents representing the same and all Proceeds and products of the same, including all goods, merchandise, raw materials, work in process and other personal property, wherever located, now or hereafter owned or held by Mortgagor for manufacture, processing, the providing of services or sale, use or consumption in the operation of the Mortgaged Property (including fuel, supplies and similar items and all substances commingled therewith or added thereto) and rights and claims of Mortgagor against anyone who may store or acquire the same for the account of Mortgagor, or from whom Mortgagor may purchase the same.
     TO HAVE AND TO HOLD the said Mortgaged Property, whether now owned or held or hereafter acquired, unto Mortgagee, its successors and assigns, pursuant to the provisions of this Mortgage.
     IT IS HEREBY COVENANTED, DECLARED AND AGREED that the lien, security interest or estate created by this Mortgage to secure the payment and performance of the Guaranteed Obligations, both present and future, shall be first, prior and superior to any Lien, security interest, reservation of title or other interest heretofore, contemporaneously or subsequently suffered or granted by Mortgagor, its legal representatives, successors or assigns, except Permitted Encumbrances (as defined below) and that the Mortgaged Property is to be held, dealt with and disposed of by Mortgagee, upon and subject to the terms, covenants, conditions, uses and agreements set forth in this Mortgage.
     PROVIDED ALWAYS, that when as set forth in the Intercreditor Agreement and upon the observance and performance by Mortgagor of its covenants and agreements set forth herein and therein, then this Mortgage and the estate hereby and therein granted shall cease and be void and shall be reconveyed as provided herein below.
ARTICLE 1- DEFINITIONS
     1.1 Defined Terms. Any term defined by reference to an agreement, instrument or other document shall have the meaning so assigned to it whether or not such document is in effect. In addition, for purposes of this Mortgage, the following definitions shall apply:

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“Credit Agreement” has the meaning ascribed to it in Recital A hereof.
“Easements” has the meaning ascribed to it in the Granting Clauses.
“Equipment” has the meaning ascribed to it in the Granting Clauses.
“Event of Default” has the meaning ascribed to it in the Credit Agreement.
“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.
“Guarantee and Collateral Agreement” has the meaning ascribed to it in Recital D hereof.
“Guaranteed Obligations” has the meaning ascribed to it in the Guarantee and Collateral Agreement.
“Improvements” has the meaning ascribed to it in the Granting Clauses.
“Intercreditor Agreement” has the meaning ascribed to it in Recital E hereof.
“Leases” has the meaning ascribed to it in Section 2.5.
“Lien” shall mean any mortgage, deed of trust, deed to secure debt, lien (statutory or otherwise), pledge, hypothecation, encumbrance, restriction, collateral assignment, charge or security interest in, on or of the Mortgaged Property.
“Legal Requirements” has the meaning ascribed to it in Section 2.3.
“Mortgaged Property” has the meaning ascribed to it in the Granting Clauses.
“Permitted Encumbrances” has the meaning ascribed to it in Section 2.2.
“Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Proceeds” has the meaning ascribed to it in the Granting Clauses.
“Real Property” has the meaning ascribed to it in the Granting Clauses.
“Site” has the meaning ascribed to it in the Granting Clauses.

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“State” means the Commonwealth of Massachusetts.
“Tangible Collateral” has the meaning ascribed to it in the Granting Clauses.
“UCC” shall mean Uniform Commercial Code of New York or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of the State, then, as to the matter in question, the Uniform Commercial Code in effect in the State.
     1.2 Accounting Terms. As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms not defined herein shall have the respective meanings given to them under GAAP.
     1.3 The Rules of Interpretation. The rules of interpretation as set forth in the Intercreditor Agreement shall govern the terms, conditions and provisions hereof. In the event of any conflict between those set forth in this Mortgage and the Intercreditor Agreement, the latter shall be deemed controlling and shall preempt the former.
ARTICLE 2- GENERAL COVENANTS AND PROVISIONS
     2.1 Mortgagor Performance of the Guarantee and Collateral Agreement and the Intercreditor Agreement. Mortgagor shall perform, observe and comply with each and every provision hereof, and with each and every provision contained in the Guarantee and Collateral Agreement and the Intercreditor Agreement and shall promptly pay to Mortgagee, when payment shall become due under the Guarantee and Collateral Agreement, the amounts provided for thereunder with interest thereon, if any, and all other sums required to be paid by Mortgagor under this Mortgage and the Guarantee and Collateral Agreement at the time and in the manner provided herein and therein.
     2.2 General Representations, Covenants and Warranties. Mortgagor represents, covenants and warrants that as of the date hereof: (a) Mortgagor has good and marketable fee simple title to the Site and Improvements, free and clear of all encumbrances except the permitted encumbrances set forth on Schedule B to the applicable title policy, if any (“Permitted Encumbrances”); (b) All Easements are and will remain valid, subsisting and in full force and effect; (c) Mortgagor has the right to hold, occupy and enjoy its interest in the Mortgaged Property, and has good right, full power and lawful authority to mortgage and pledge the same as provided herein and prior to the occurrence and continuance of an Event of Default, Mortgagor may at all times peaceably and quietly enter upon, hold, occupy, use and enjoy the Mortgaged Property in accordance with the terms hereof; (d) all costs arising from construction of any improvements, the performance of any labor and the purchase of all Mortgaged Property have been or shall be paid when due; (e) the Site has access for ingress and egress to dedicated street(s); and (f) no material part of the Mortgaged Property has been damaged, destroyed, condemned or abandoned.
     2.3 Compliance with Legal Requirements. Mortgagor shall promptly comply in all material respects with all governmental statutes, laws, rules, orders, regulations, ordinances,

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judgments, decrees and injunctions of Governmental Authorities affecting either the Mortgaged Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof (whether now or hereafter enacted and in force), and all Permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, at any time in force affecting the Mortgaged Property or any part thereof (collectively “Legal Requirements”) relating to its use and occupancy of the Mortgaged Property, whether or not such compliance requires work or remedial measures that are ordinary or extraordinary, foreseen or unforeseen, structural or nonstructural, or that interfere with the use or enjoyment of the Mortgaged Property.
     2.4 Insurance; Application of Insurance Proceeds; Application of Eminent Domain Proceeds.
          2.4.1 Mortgagor shall at its sole expense obtain for, deliver to (or deliver certificates evidencing), assign and maintain for the benefit of Mortgagee, during the term of this Mortgage, insurance policies insuring the Mortgaged Property (to the extent insurable) and liability insurance policies, all in accordance with the requirements of the Guarantee and Collateral Agreement. Mortgagor shall pay promptly when due any premiums on such insurance policies and on any renewals thereof. In the event of the foreclosure of this Mortgage or any other transfer of the Mortgaged Property in extinguishment of the indebtedness and other sums secured hereby, all right, title and interest of Mortgagor in and to all casualty insurance policies, and renewals thereof then in force, shall pass to the purchaser or grantee in connection therewith. In addition, if any portion of the Mortgaged Property is located in an area identified by the Federal Emergency Management Agency or any other Governmental Authority as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), then Mortgagor shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to the National Flood Insurance Act of 1968 (or any amendment or successor act thereto).
          2.4.2 All insurance proceeds and all awards payable with respect to any taking of the Real Property or Improvements shall be paid and/or shall be applied in accordance with the provisions of the Senior Secured Documents.
     2.5 Assignment of Rents. Mortgagor unconditionally and absolutely assigns to Mortgagee all of Mortgagor’s right, title and interest in and to: all leases, subleases, occupancy agreements, licenses, rental contracts and other similar agreements now or hereafter existing relating to the use or occupancy of the Mortgaged Property, together with all guarantees, modifications, extensions and renewals thereof; and all Rents, issues, profits, income and proceeds due or to become due from tenants of the Mortgaged Property (the “Leases”), including rentals and all other payments of any kind under any Leases now existing or hereafter entered into, together with all deposits (including security deposits) of tenants thereunder. This is an absolute assignment to Mortgagee and not an assignment as security for the performance of the obligations under the Guarantee and Collateral Agreement, or any other indebtedness. Subject to the provisions below, Mortgagee shall have the right, power and authority to: notify any person that the Leases have been

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assigned to Mortgagee and that all Rents and other obligations are to be paid directly to Mortgagee, whether or not Mortgagee has commenced or completed foreclosure or taken possession of the Mortgaged Property; settle compromise, release, extend the time of payment of, and make allowances, adjustments and discounts of any Rents or other obligations under the Leases; enforce payment of Rents and other rights under the Leases, prosecute any action or proceeding, and defend against any claim with respect to Rents and Leases; enter upon, take possession of and operate the Mortgaged Property; lease all or any part of the Mortgaged Property; and/or perform any and all obligations of Mortgagor under the Leases and exercise any and all rights of Mortgagor therein contained to the full extent of Mortgagor’s rights and obligations thereunder, with or without the bringing of any action or the appointment of a receiver. At Mortgagee’s request, Mortgagor shall deliver a copy of this Mortgage to each tenant under a Lease. Mortgagor irrevocably directs any tenant, without any requirement for notice to or consent by Mortgagor, to comply with all demands of Mortgagee under this Section and to turn over to Mortgagee on demand all Rents which it receives. Mortgagee shall have the right, but not the obligation, to use and apply all Rents received hereunder in such order and such manner as Mortgagee may determine in accordance with the Intercreditor Agreement. Notwithstanding that this is an absolute assignment of the Rents and Leases and not merely the collateral assignment of, or the grant of a lien or security interest in the Rents and Leases, Mortgagee grants to Mortgagor a revocable license to collect and receive the Rents and to retain, use and enjoy such Rents. Such license may be revoked by Mortgagee only upon the occurrence and during the continuance of any Event of Default. Mortgagor shall apply any Rents which it receives to the payment due under the Guaranteed Obligations, taxes, assessments, water charges, sewer Rents and other governmental charges levied, assessed or imposed against the Mortgaged Property, insurance premiums, and other obligations of lessor under the Leases before using such proceeds for any other purpose.
     2.6 Mortgagee Assumes No Guaranteed Obligations. It is expressly agreed that, anything herein contained to the contrary notwithstanding, Mortgagor shall remain obligated under all agreements which are included in the definition of “Mortgaged Property” and shall perform all of its obligations thereunder in accordance with the provisions thereof, and neither Mortgagee nor any of the Senior Secured Parties shall have any obligation or liability with respect to such obligations of Mortgagor, nor shall Mortgagee or any of the Senior Secured Parties be required or obligated in any manner to perform or fulfill any obligations or duties of Mortgagor under such agreements, or to make any payment or to make any inquiry as to the nature or sufficiency of any payment received by it, or to present or file any claim or take any action to collect or enforce the payment of any amounts which have been assigned to Mortgagee hereunder or to which Mortgagee or the Senior Secured Parties may be entitled at any time or times.
     2.7 Further Assurances. Mortgagor shall, from time to time, at its expense, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that Mortgagee may reasonably request, in order to perfect and continue the lien and security interest granted hereby and to enable Mortgagee to obtain the full benefits of the lien and security interest granted or intended to be granted hereby. Mortgagor shall keep the Mortgaged Property free and clear of all Liens, other than Permitted Encumbrances. Without limiting the generality of the foregoing, Mortgagor shall execute and record or file this Mortgage and each amendment hereto, and such financing or continuation statements, or amendments thereto, and such other instruments, endorsements or notices, as may be necessary, or as Mortgagee may reasonably

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request, in order to perfect and preserve the lien and security interest granted or purported to be granted hereby. Mortgagor hereby authorizes Mortgagee to file one or more financing statements or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property necessary to preserve or protect the lien and security interest granted hereby without the signature of Mortgagor where permitted by law.
     2.8 Acts of Mortgagor. Mortgagor hereby represents and warrants that it has not mortgaged, hypothecated, assigned or pledged and hereby covenants that it will not mortgage, hypothecate, assign or pledge, so long as this Mortgage shall remain in effect, any of its right, title or interest in and to the Mortgaged Property or any part thereof, to anyone other than Mortgagee.
     2.9 After-Acquired Property. Any and all of the Mortgaged Property which is hereafter acquired shall immediately, without any further conveyance, assignment or act on the part of Mortgagor or Mortgagee, become and be subject to the lien and security interest of this Mortgage as fully and completely as though specifically described herein. If and whenever from time to time Mortgagor shall hereafter acquire any real property or interest therein which constitutes or is intended to constitute part of the Mortgaged Property hereunder, Mortgagor shall promptly give notice thereof to Mortgagee and Mortgagor shall forthwith execute, acknowledge and deliver to Mortgagee a supplement to this Mortgage in form and substance reasonably satisfactory to Mortgagee subjecting the property so acquired to the lien of this Mortgage. At the same time, if Mortgagee so requests, Mortgagor shall deliver to Mortgagee either (i) an endorsement to the lender’s policy of title insurance issued to Mortgagee insuring the lien of this Mortgage, or (ii) a new lender’s title policy (which shall include tie in coverage relating to the lender’s policy described in (i), above), in each case which shall insure to Mortgagee in form and substance reasonably satisfactory to Mortgagee that the lien of this Mortgage as insured under such title insurance policy or policies encumbers such later acquired property and that Mortgagor’s title to such property meets all of the applicable requirements of the Senior Secured Documents with respect to title to Mortgagor’s real property interests.
     2.10 Mortgaged Property. Mortgagor shall observe all applicable covenants, easements and other restrictions of record with respect to the Site, the Easements or to any other part of the Mortgaged Property, in all material respects.
     2.11 Power of Attorney. Mortgagor does hereby irrevocably constitute and appoint Mortgagee its true and lawful attorney (which appointment is coupled with an interest), with full power of substitution, for Mortgagor and in the name, place and stead of Mortgagor or in Mortgagee’s own name, for so long as any of the Guaranteed Obligations are outstanding, to ask, demand, collect, receive, receipt for and sue for any and all Rents, income and other sums which are assigned hereunder with full power to endorse the name of Mortgagor on all instruments given in payment or in part payment thereof, to settle, adjust or compromise any claims thereunder as fully as Mortgagor itself could do and in its discretion file any claim or take any action or proceeding, either in its own name or in the name of Mortgagor or otherwise, which Mortgagee may deem necessary or appropriate to protect and preserve the right, title and interest of Mortgagee in and to such Rents, income and other sums and the security intended to be afforded hereby; provided that Mortgagee shall not exercise such rights unless an Event of Default has occurred and is continuing.

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     2.12 Covenant to Pay. If an Event of Default has occurred and is continuing, then Mortgagee, among its other rights and remedies, shall have the right, but not the obligation, to pay, observe or perform the obligations of Mortgagor herein, in whole or in part, and with such modifications as Mortgagee reasonably shall deem advisable. All sums, including, without limitation, reasonable attorneys fees’, so expended or incurred by Mortgagee by reason of the default of Mortgagor, or by reason of the bankruptcy or insolvency of Mortgagor, as well as, without limitation, sums expended or incurred to sustain the lien or estate of this Mortgage or its priority, or to protect or enforce any rights of Mortgagee hereunder, or to recover any of the Guaranteed Obligations, or for repairs, maintenance, alterations, replacements or improvements thereto or for the protection thereof, or for real estate taxes or other governmental assessments or charges against any part of the Mortgaged Property, or premiums for insurance of the Mortgaged Property, shall be entitled to the benefit of the lien on the Mortgaged Property as of the date of the recording of this Mortgage, shall be deemed to be added to and be part of the Guaranteed Obligations secured hereby, whether or not the result thereof causes the total amount of the Guaranteed Obligations to exceed the stated amount set forth in the recitals of this Mortgage, and shall be guaranteed by Mortgagor as provided in the Guarantee and Collateral Agreement.
     2.13 Security Agreement.
          2.13.1 This Mortgage shall also be a security agreement between Mortgagor and Mortgagee covering the Mortgaged Property constituting personal property or fixtures (hereinafter collectively called “UCC Collateral”) governed by the UCC as such UCC Collateral may be more specifically set forth in any financing statement delivered in connection with this Mortgage, and, as further security for the payment and performance of the Guaranteed Obligations, Mortgagor hereby grants to Mortgagee a security interest in such portion of the Mortgaged Property to the full extent that the Mortgaged Property may be subject to the UCC. In addition to Mortgagee’s other rights hereunder, Mortgagee shall have all rights of a secured party under the UCC, as is in effect in the relevant jurisdiction, or other applicable laws or in equity. Mortgagor hereby authorizes the filing of, and if requested by Mortgagee, Mortgagor shall execute and deliver to Mortgagee, all financing statements and such further assurances that may be reasonably required by Mortgagee to establish, create, perfect (to the extent the same can be achieved by the filing of a financing statement) and maintain the validity and priority of Mortgagee’s security interests, and Mortgagor shall bear all reasonable costs thereof, including all UCC searches. Except as otherwise provided in the Guarantee and Collateral Agreement, if Mortgagee should dispose of any of the Mortgaged Property comprising the UCC Collateral pursuant to the UCC, ten (10) days’ prior written notice by Mortgagee to Mortgagor shall be deemed to be reasonable notice; provided, however, that Mortgagee may dispose of such property in accordance with the foreclosure procedures of this Mortgage in lieu of proceeding under the UCC. Mortgagee may from time to time execute and deliver at Mortgagor’s expense all continuation statements, termination statements, amendments, partial releases, or other instruments relating to all financing statements by and between Mortgagor and Mortgagee. Except as otherwise provided in the Guarantee and Collateral Agreement, but otherwise subject to the provisions thereof, if an Event of Default shall occur and be continuing, (a) Mortgagee, in addition to any other rights and remedies which it may have, may exercise immediately and without demand to the extent permitted by law, any and all rights and remedies granted to a secured party under the UCC, as in effect in any relevant jurisdiction, including, without limiting

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the generality of the foregoing, the right to take possession of the UCC Collateral or any part thereof, and to take such other measures as Mortgagee may deem necessary for the care, protection and preservation of such collateral and (b) upon request or demand of Mortgagee, Mortgagor shall at its expense, assemble the UCC Collateral and make it available to Mortgagee at a convenient place acceptable to Mortgagee. Mortgagor shall pay to Mortgagee on demand any and all expenses, including reasonable attorneys’ fees and disbursements incurred or paid by Mortgagee in protecting the interest in the UCC Collateral and in enforcing Mortgagee’s rights hereunder with respect to such UCC Collateral.
          2.13.2 Mortgagor and the Mortgagee agree, to the extent permitted by law, that: (i) this Mortgage upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” within the meaning of Sections 9-102(a)(40) and 9-502(c) of the UCC; (ii) all or a part of the Mortgaged Property are or are to become fixtures; and (iii) the addresses of Mortgagor and Mortgagee are as set forth in the first paragraph of this Mortgage and (iv) Mortgagor’s organizational identification number is 000911853.
ARTICLE 3- REMEDIES
     3.1 Acceleration of Maturity. As provided in each of the Senior Secured Documents if an Event of Default shall have occurred and is continuing, the applicable Secured Debt Representative may declare the Guaranteed Obligations with respect to the applicable Series of Guaranteed Obligations to be due and payable immediately, and upon such declaration such Guaranteed Obligations and other sums shall immediately become due and payable without demand, presentment, notice or other requirements of any kind (all of which Mortgagor waives).
     3.2 Protective Advances. If an Event of Default shall have occurred and is continuing, then without thereby limiting Mortgagee’s other rights or remedies, waiving or releasing any of Mortgagor’s obligations, or imposing any obligation on Mortgagee, Mortgagee may either advance any amount owing or perform any or all actions that Mortgagee considers necessary or appropriate to cure such default. All such advances shall constitute “Protective Advances.” No sums advanced or performance rendered by Mortgagee shall cure, or be deemed a waiver of, any Event of Default.
     3.3 Institution of Equity Proceedings. If an Event of Default occurs and is continuing, Mortgagee, may institute an action, suit or proceeding in equity for specific performance of this Mortgage and the Guarantee and Collateral Agreement, both of which shall be specifically enforceable by injunction or other equitable remedy.
     3.4 Mortgagee’s Power of Enforcement.
          (a) If an Event of Default occurs and is continuing, Mortgagee shall be entitled, at its option and in its sole and absolute discretion, to institute a proceeding or proceedings, judicial or nonjudicial, by advertisement or otherwise, for the complete foreclosure of this Mortgage in which case the Mortgaged Property or any interest therein may be sold for cash or upon credit in one or more parcels or in several interests or portions and in any order or manner in accordance with the laws of the jurisdiction in which such Mortgaged Property is located, and

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sell for cash or upon credit the Mortgaged Property or any part thereof and all estate, claim, demand, right, title and interest of Mortgagor therein and rights of redemption thereof, pursuant to the power of sale contained herein or otherwise, at one or more sales, as an entity or in parcels, at such time and place, upon such terms and after such notice thereof as may be required or permitted by the laws of the State. Mortgagee may require Mortgagor to pay monthly in advance to Mortgagee, or any receiver appointed to collect the Rents, the fair and reasonable rental value for the use and occupation of any portion of the Mortgaged Property occupied by Mortgagor and require Mortgagor to vacate and surrender possession to Mortgagee of the Mortgaged Property or to such receiver and, in default thereof, evict Mortgagor by summary proceedings or otherwise.
          (b) If any Event of Default occurs and is continuing, Mortgagee may, either with or without entry or taking possession of the Mortgaged Property, and without regard to whether or not the indebtedness and other sums secured hereby shall be due and without prejudice to the right of Mortgagee thereafter to bring an action or proceeding to foreclose or any other action for any default existing at the time such earlier action was commenced, proceed by any appropriate action or proceeding: (a) to enforce payment of the Guaranteed Obligations, to the extent permitted by law, or the performance of any term hereof or any other right; (b) to foreclose this Mortgage in any manner provided by law for the foreclosure of mortgages on real property and to sell, as an entirety or in separate lots or parcels, the Mortgaged Property or any portion thereof pursuant to the laws of the State or under the judgment or decree of a court or courts of competent jurisdiction, and Mortgagee shall be entitled to recover in any such proceeding all costs and expenses incident thereto, including reasonable attorneys’ fees in such amount as shall be awarded by the court; (c) to the extent not prohibited by the laws of the State to exercise any or all of the rights and remedies available to it under the Senior Secured Documents; and (d) to pursue any other remedy available to it. Mortgagee shall take action either by such proceedings or by the exercise of its powers with respect to entry or taking possession, or both, as Mortgagee may determine.
          (c) The remedies described in this Section may be exercised with respect to all or any portion of the UCC Collateral, either simultaneously with the sale of any real property encumbered hereby or independent thereof. Mortgagee shall at any time be permitted to proceed with respect to all or any portion of the UCC Collateral in any manner permitted by the UCC. Mortgagor agrees that Mortgagee’s inclusion of all or any portion of the UCC Collateral in a sale or other remedy exercised with respect to the real property encumbered hereby, as permitted by the UCC, is a commercially reasonable disposition of such property.
     3.5 Mortgagee’s Right to Enter and Take Possession, Operate and Apply Income.
          (a) If an Event of Default occurs and is continuing, Mortgagor, upon demand of Mortgagee, shall forthwith surrender to Mortgagee the actual possession and, if and to the extent permitted by law, Mortgagee itself, or by such officers or agents as it may appoint, may enter and take possession of all of the Mortgaged Property, including the Tangible Collateral, without liability for trespass, damages or otherwise, and may exclude Mortgagor and its agents and employees wholly therefrom and may have joint access with Mortgagor to the books, papers and accounts of Mortgagor.

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          (b) If an Event of Default has occurred and is continuing and Mortgagor shall for any reason fail to surrender or deliver the Mortgaged Property or any part thereof after Mortgagee’s demand, Mortgagee may obtain a judgment or decree conferring on Mortgagee the right to immediate possession or requiring Mortgagor to deliver immediate possession of all or part of such property to Mortgagee and Mortgagor hereby specifically consents to the entry of such judgment or decree. Mortgagor shall pay to Mortgagee, upon demand, all costs and expenses of obtaining such judgment or decree and reasonable compensation to Mortgagee, their attorneys and agents, and all such costs, expenses and compensation shall, until paid, be secured by the lien of this Mortgage.
          (c) Upon every such entering upon or taking of possession, Mortgagee may hold, store, use, operate, manage and control the Mortgaged Property and conduct the business thereof, and, from time to time in its sole and absolute discretion and without being under any duty to so act:
               (1) make all necessary and proper maintenance, repairs, renewals and replacements thereto and thereon, and all necessary additions, betterments and improvements thereto and thereon and purchase or otherwise acquire fixtures, personalty and other property in connection therewith;
               (2) insure or keep the Mortgaged Property insured;
               (3) manage and operate the Mortgaged Property and exercise all the rights and powers of Mortgagor in their name or otherwise with respect to the same;
               (4) enter into agreements with others to exercise the powers herein granted Mortgagee, all as Mortgagee from time to time may determine; and shall apply the monies so received by Mortgagee in such priority as provided by the Intercreditor Agreement; and/or
               (5) rent or sublet the Mortgaged Property or any portion thereof for any purpose permitted by this Mortgage.
          Mortgagee shall surrender possession of the Mortgaged Property to Mortgagor (i) as may be required by law or court order, or (ii) when all amounts under any of the terms of the Senior Secured Documents, including this Mortgage, shall have been paid current and all Events of Default have been cured or waived. The same right of taking possession, however, shall exist if any subsequent Event of Default shall occur and be continuing.
     3.6 Separate Sales. To the extent permitted by law or Legal Requirements upon and during the continuation of an Event of Default, the Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee, in its sole discretion, may elect, it being expressly understood and agreed that the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.
     3.7 Waiver of Appraisement, Moratorium, Valuation, Stay, Extension and Redemption Laws. Mortgagor agrees to the full extent permitted by law that if an Event of Default occurs and is continuing, neither Mortgagor nor anyone claiming through or under it shall or will set

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up, claim or seek to take advantage of any appraisement, moratorium, valuation, stay, extension or redemption laws now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of this Mortgage or the absolute sale of the Mortgaged Property or any portion thereof or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and Mortgagor for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may lawfully so do, the benefit of all such laws, and any and all right to have the assets comprising the Mortgaged Property marshalled upon any foreclosure of the lien hereof and agrees that Mortgagee or any court having jurisdiction to foreclose such lien may sell the Mortgaged Property in part or as an entirety.
     3.8 Receiver. If an Event of Default occurs and is continuing, Mortgagee, to the extent permitted by law, and without regard to the value, adequacy or occupancy of the security for the indebtedness and other sums secured hereby, shall be entitled as a matter of right if it so elects to the appointment of a receiver to enter upon and take possession of the Mortgaged Property and to collect all earnings, revenues and receipts and apply the same as the court may direct, and such receiver may be appointed by any court of competent jurisdiction upon application by Mortgagee. To the extent permitted by law or Legal Requirement, Mortgagee may have a receiver appointed without notice to Mortgagor or any third party, and Mortgagee may waive any requirement that the receiver post a bond. To the extent permitted by law or Legal Requirement, Mortgagee shall have the power to designate and select the Person who shall serve as the receiver and to negotiate all terms and conditions under which such receiver shall serve. To the extent permitted by law or Legal Requirement, any receiver appointed on Mortgagee’s behalf may be an Affiliate of Mortgagee. The reasonable expenses, including receiver’s fees, reasonable attorneys’ fees, costs and agents’ compensation, incurred pursuant to the powers herein contained shall be secured by this Mortgage. The right to enter and take possession of and to manage and operate the Mortgaged Property and to collect all earnings, revenues and receipts, whether by a receiver or otherwise, shall be cumulative to any other right or remedy available to Mortgagee under this Mortgage, the Intercreditor Agreement, the Guarantee and Collateral Agreement or otherwise available to Mortgagee and may be exercised concurrently therewith or independently thereof, but such rights shall be exercised in a manner which is otherwise in accordance with and consistent with the Intercreditor Agreement. Mortgagee shall be liable to account only for such earnings, revenues and receipts (including, without limitation, security deposits) actually received by Mortgagee, whether received pursuant to this section or any other provision hereof. Notwithstanding the appointment of any receiver or other custodian, Mortgagee shall be entitled as pledgee to the possession and control of any cash, deposits, or instruments at the time held by, or payable or deliverable under the terms of this Mortgage to, Mortgagee.
     3.9 Suits to Protect the Mortgaged Property. Mortgagee shall have the power and authority to institute and maintain any suits and proceedings as Mortgagee, in its sole and absolute discretion, may deem advisable (a) to prevent any impairment of the Mortgaged Property by any acts which may be unlawful or in violation of this Mortgage, (b) to preserve or protect its interest in the Mortgaged Property, or (c) to restrain the enforcement of or compliance with any legislation or other Legal Requirements that may be unconstitutional or otherwise invalid, if the enforcement of or compliance with such enactment, rule or order might impair the security hereunder or be prejudicial to Mortgagee’s interest.

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     3.10 Proofs of Claim. In the case of any receivership, insolvency, reorganization, arrangement, adjustment, composition or other judicial proceedings affecting Mortgagor, any Affiliate or any guarantor, co-maker or endorser of any of Mortgagor’s obligations, its creditors or its property, Mortgagee, to the extent permitted by law, shall be entitled to file such proofs of claim or other documents as it may deem necessary or advisable in order to have its claims allowed in such proceedings for the entire amount due and payable by Mortgagor under the Senior Secured Documents, at the date of the institution of such proceedings, and for any additional amounts which may become due and payable by Mortgagor after such date.
     3.11 Mortgagor to Pay Amounts Secured Hereby on Any Default in Payment; Application of Monies by Mortgagee.
          (a) In case of a foreclosure sale of all or any part of the Mortgaged Property and of the application of the proceeds of sale to the payment of the sums secured hereby, to the extent permitted by law, Mortgagee shall be entitled to enforce payment from Mortgagor of any additional amounts then remaining due and unpaid and to recover judgment against Mortgagor for any portion thereof remaining unpaid, with interest at the interest rate on the Notes.
          (b) Mortgagor hereby agrees, to the extent permitted by law, that no recovery of any such judgment by Mortgagee or other action by Mortgagee and no attachment or levy of any execution upon any of the Mortgaged Property or any other property shall in any way affect the Lien and security interest of this Mortgage upon the Mortgaged Property or any part thereof or any Lien, rights, powers or remedies of Mortgagee hereunder, but such Lien, rights, powers and remedies shall continue unimpaired as before.
          (c) Any monies collected or received by Mortgagee under this Section shall be first applied as set forth in the Intercreditor Agreement.
     3.12 Delay or Omission; No Waiver. No delay or omission of Mortgagee to exercise any right, power or remedy upon any Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to waive any such Event of Default or to constitute acquiescence therein. Every right, power and remedy given to Mortgagee whether contained herein or in the Intercreditor Agreement or the Guarantee and Collateral Agreement or otherwise available to Mortgagee may be exercised from time to time and as often as may be deemed expedient by Mortgagee.
     3.13 No Waiver of One Default to Affect Another. No waiver of any Event of Default hereunder shall extend to or affect any subsequent or any other Event of Default then existing, or impair any rights, powers or remedies consequent thereon. If Mortgagee (a) grants forbearance or an extension of time for the payment of any sums secured hereby; (b) takes other or additional security for the payment thereof; (c) waives or does not exercise any right granted in this Mortgage, the Intercreditor Agreement or Guarantee and Collateral Agreement; (d) releases any part of the Mortgaged Property from the lien or security interest of this Mortgage or any other instrument securing the Guaranteed Obligations; (e) consents to the filing of any map, plat or replat of the Real Property or any part thereof; (f) consents to the granting of any easement on the Real Property; or (g) makes or consents to any agreement changing the terms of this Mortgage or the other Senior

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Secured Documents or the Intercreditor Agreement subordinating the lien or any charge hereof, no such act or omission shall release, discharge, modify, change or affect the liability under this Mortgage or the Guarantee and Collateral Agreement or otherwise of Mortgagor, or any subsequent purchaser of the Mortgaged Property or any part thereof or any maker, co-signer, surety or guarantor with respect to any other matters not addressed by such act or omission. No such act or omission shall preclude Mortgagee from exercising any present or future right, power or privilege herein granted in case of any Event of Default then existing, nor, except as otherwise expressly provided in an instrument or instruments executed by Mortgagee, shall the lien or security interest of this Mortgage be altered thereby, except to the extent expressly provided in such acts or omissions. In the event of the sale or transfer by operation of law or otherwise of all or any part of the Mortgaged Property, Mortgagee, without notice to any person, firm or corporation, is hereby authorized and empowered to deal with any such vendee or transferee with reference to the Mortgaged Property or the indebtedness secured hereby, or with reference to any of the terms or conditions hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any of the liabilities or undertakings hereunder, or waiving its right to declare such sale or transfer an Event of Default as provided herein. Notwithstanding anything to the contrary contained in this Mortgage or any other Security Document, (i) in the case of any non-monetary Event of Default, Mortgagee may continue to accept payments due hereunder without thereby waiving the existence of such or any other Event of Default and (ii) in the case of any monetary Event of Default, Mortgagee may accept partial payments of any sums due hereunder without thereby waiving the existence of such Event of Default if the partial payment is not sufficient to completely cure such Event of Default.
     3.14 Discontinuance of Proceedings; Position of Parties Restored. If Mortgagee shall have proceeded to enforce any right or remedy under this Mortgage by foreclosure, entry of judgment or otherwise and such proceedings shall have been discontinued or abandoned for any reason, or such proceedings shall have resulted in a final determination adverse to Mortgagee, then and in every such case Mortgagor and Mortgagee shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Mortgagee shall continue as if no such proceedings had occurred or had been taken.
     3.15 Remedies Cumulative. Subject to the provisions of Section 4.15 hereof, no right, power or remedy, including without limitation remedies with respect to any security for the Guaranteed Obligations, conferred upon or reserved to Mortgagee by this Mortgage or any other Senior Secured Document is exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder or under any other Senior Secured Document, now or hereafter existing at law, in equity or by statute, and Mortgagee shall be entitled to resort to such rights, powers, remedies or security as Mortgagee shall in its sole and absolute discretion deem advisable.
     3.16 Interest After Event of Default. If an Event of Default shall have occurred and is continuing, all sums outstanding and unpaid under the Senior Secured Documents, including this Mortgage, shall, at Mortgagee’s option, subject to the provisions of the Guarantee and Collateral Agreement and/or the Intercreditor Agreement, bear interest at the interest rate on the applicable Series of Guaranteed Obligations, as provided in the applicable Senior Secured Documents, until

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such Event of Default has been cured. Mortgagor’s obligation to pay such interest shall be secured by this Mortgage.
     3.17 Foreclosure; Expenses of Litigation. If Mortgagee forecloses, reasonable attorneys’ fees for services in the supervision of said foreclosure proceeding shall be allowed to Mortgagee as part of the foreclosure costs. In the event of foreclosure of the lien hereof, there shall be allowed and included as additional indebtedness all expenditures and expenses which may be paid or incurred by or on behalf of Mortgagee for reasonable attorneys’ fees, appraisers’ fees, outlays for documentary and expert evidence, stenographers’ charges, publication costs, and costs (which may be estimated as to items to be expended after foreclosure sale or entry of the decree) of procuring all such abstracts of title, title searches and examinations, title insurance policies and guarantees, and similar data and assurances with respect to title as Mortgagee may deem reasonably necessary either to prosecute such suit or to evidence to a bidder at any sale which may be had pursuant to such decree the true condition of the title to or the value of the Mortgaged Property or any portion thereof. All expenditures and expenses of the nature in this section mentioned, and such expenses and fees as may be incurred in the protection of the Mortgaged Property and the maintenance of the lien and security interest of this Mortgage, including the reasonable fees of any attorney employed by Mortgagee in any litigation or proceeding affecting this Mortgage or any other Senior Secured Document, the Mortgaged Property or any portion thereof, including, without limitation, civil, probate, appellate and bankruptcy proceedings, or in preparation for the commencement or defense of any proceeding or threatened suit or proceeding, shall be immediately due and payable by Mortgagor, with interest thereon at the default interest rate specified in Section 2.07(b) of the Credit Agreement, and shall be secured by this Mortgage. Mortgagee waives its right to any statutory fee in connection with any judicial or nonjudicial foreclosure of the lien hereof and agrees to accept a reasonable fee for such services.
     3.18 Deficiency Judgments. If after foreclosure of this Mortgage or Mortgagee’s sale hereunder, there shall remain any deficiency with respect to any amounts payable under the Senior Secured Documents, including hereunder, or any amounts secured hereby, and Mortgagee shall institute any proceedings to recover such deficiency or deficiencies, all such amounts shall continue to bear interest at the default interest rate specified in Section 2.07(b) of the Credit Agreement. Mortgagor waives any defense to Mortgagee’s recovery against Mortgagor of any deficiency after any foreclosure sale of the Mortgaged Property. Subject to the Intercreditor Agreement and the Guarantee and Collateral Agreement, to the extent permitted by law, Mortgagor expressly waives any defense or benefits that may be derived from any statute granting Mortgagor any defense to any such recovery by Mortgagee. In addition, Mortgagee shall be entitled to recovery of all of its reasonable costs and expenditures (including without limitation any court imposed costs) in connection with such proceedings, including reasonable attorneys’ fees, appraisal fees and the other costs, fees and expenditures referred to in Section 3.17 above. This provision shall survive any foreclosure or sale of the Mortgaged Property, any portion thereof and/or the extinguishment of the lien hereof.
     3.19 WAIVER OF JURY TRIAL. MORTGAGEE AND MORTGAGOR EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE

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RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS MORTGAGE, THE GUARANTEE AND COLLATERAL AGREEMENT OR ANY OTHER SECURITY DOCUMENT. ANY SUCH DISPUTES SHALL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.
     3.20 Exculpation of Mortgagee. The acceptance by Mortgagee of the assignment contained herein with all of the rights, powers, privileges and authority created hereby shall not, prior to entry upon and taking possession of the Mortgaged Property by Mortgagee, be deemed or construed to make Mortgagee a “mortgagee in possession”, nor thereafter or at any time or in any event obligate Mortgagee to appear in or defend any action or proceeding relating to the Mortgaged Property, nor shall Mortgagee, prior to such entry and taking, be liable in any way for any injury or damage to person or property sustained by any person in or about the Mortgaged Property.
ARTICLE 4- GENERAL
     4.1 Discharge. Mortgagor shall be released from the covenants, agreements and obligations of Mortgagor contained in this Mortgage and all right, title and interest in and to the Mortgaged Property shall revert to Mortgagor when and as set forth in the Intercreditor Agreement and, in connection therewith, Mortgagee, at the request and the expense of Mortgagor, shall promptly execute a deed of reconveyance and such other documents as may be reasonably requested by Mortgagor to evidence the discharge and satisfaction of this Mortgage and the release of Mortgagor from its obligations hereunder.
     4.2 No Waiver. The exercise of the privileges granted in this Mortgage to perform Mortgagor’s obligations under the agreements which constitute the Mortgaged Property shall in no event be considered or constitute a waiver of any right which Mortgagee or any other Secured Party may have at any time, after an Event of Default shall have occurred and be continuing, to declare the Guaranteed Obligations or any part thereof to be immediately due and payable. No delay or omission to exercise any right, remedy or power accruing upon any default shall impair any such right, remedy or power or shall be construed to be a waiver of any such default or acquiescence therein; and every such right, remedy and power may be exercised from time to time and as often as may be deemed expedient.
     4.3 Extension, Rearrangement or Renewal of Guaranteed Obligations. It is expressly agreed that any of the Guaranteed Obligations at any time secured hereby may be from time to time extended for any period, or with the consent of Mortgagor rearranged or renewed, and that any part of the security herein described, or any other security for the Guaranteed Obligations, may be waived or released, without altering, varying or diminishing the force, effect or lien or security interest of this Mortgage; and the lien and security interest granted by this Mortgage shall continue as a prior lien and security interest on all of the Mortgaged Property not expressly so released, until the Guaranteed Obligations are fully paid and this Mortgage is terminated in accordance with the provisions of the Intercreditor Agreement; and no other security now existing or hereafter taken to secure the payment of the Guaranteed Obligations or any part thereof or the performance of any obligation or liability of Mortgagor whatever shall in any manner impair or affect the security given by this Mortgage; and all security for the payment of the Guaranteed Obligations or any part thereof and the performance of any obligation or liability shall be taken, considered and held as cumulative.

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     4.4 Forcible Detainer. Mortgagor agrees for itself and all persons claiming by, through or under it, that subsequent to foreclosure hereunder in accordance with this Mortgage and applicable law if Mortgagor shall hold possession of the Mortgaged Property or any part thereof, Mortgagor or the persons so holding possession shall be guilty of trespass; and any such persons (including Mortgagor) failing or refusing to surrender possession upon demand shall be guilty of forcible detainer and shall be liable to Mortgagee or any purchaser in foreclosure, as applicable, for reasonable rental on said premises, and shall be subject to eviction and removal in accordance with law.
     4.5 Waiver of Stay or Extension. To the extent permitted to be waived by law, Mortgagor shall not at any time insist upon or plead or in any manner whatever claim the benefit or advantage of any stay, extension or moratorium law now or at any time hereafter in force in any locality where the Mortgaged Property or any part thereof may or shall be situated, nor shall Mortgagor claim any benefit or advantage from any law now or hereafter in force providing for the valuation or appraisement of the Mortgaged Property or any part thereof prior to any sale thereof to be made pursuant to any provision of this Mortgage or to a decree of any court of competent jurisdiction, nor after any such sale shall Mortgagor claim or exercise any right conferred by any law now or at any time hereafter in force to redeem the Mortgaged Property so sold or any part thereof; and Mortgagor hereby expressly waives all benefit or advantage of any such law or laws and the appraisement of the Mortgaged Property or any part thereof, and covenants that Mortgagor shall not hinder or delay the execution of any power herein granted and delegated to Mortgagee but that Mortgagor shall permit the execution of every such power as though no such law had been made.
     4.6 Notices. Except where certified or registered mail notice is required by applicable law, any notice to Mortgagor or Mortgagee required or permitted hereunder shall be deemed to be given when given in the manner prescribed in the Intercreditor Agreement.
     4.7 Severability. All rights, powers and remedies provided herein may be exercised only to the extent that the exercise thereof does not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Mortgage invalid, unenforceable or not entitled to be recorded, registered or filed under any applicable law. In the event any term or provision contained in this Mortgage is in conflict, or may hereafter be held to be in conflict, with the laws of the State of New York, the State or of the United States of America, this Mortgage shall be affected only as to such particular term or provision, and shall in all other respects remain in full force and effect.
     4.8 Application of Payments. In the event that any part of the Guaranteed Obligations cannot lawfully be secured hereby, or in the event that the lien and security interest hereof cannot be lawfully enforced to pay any part of the Guaranteed Obligations, or in the event that the lien or security interest created by this Mortgage shall be invalid or unenforceable as to any part of the Guaranteed Obligations, then all payments on the Guaranteed Obligations shall be deemed to have been first applied to the complete payment and liquidation of that part of the Guaranteed Obligations which is not secured by this Mortgage and the unsecured portion of the Guaranteed Obligations shall be completely paid and liquidated prior to the payment and liquidation of the remaining secured portion of the Guaranteed Obligations.

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     4.9 Governing Law. THE PROVISIONS OF THIS MORTGAGE REGARDING THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS HEREIN GRANTED SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE. ALL OTHER PROVISIONS OF THIS MORTGAGE AND THE RIGHTS AND OBLIGATIONS OF MORTGAGOR AND MORTGAGEE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.
     4.10 Entire Agreement. This Mortgage, the Guarantee and Collateral Agreement and the Intercreditor Agreement represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.
     4.11 Amendments. This Mortgage may be amended, supplemented or otherwise modified only by an instrument in writing signed by Mortgagor and Mortgagee.
     4.12 Successors and Assigns. All terms of this Mortgage shall run with the land and bind each of Mortgagor and Mortgagee and their respective successors and assigns, and all persons claiming under or through Mortgagor or Mortgagee, as the case may be, or any such successor or assign, and shall inure to the benefit of Mortgagee and Mortgagor, and their respective successors and assigns.
     4.13 Renewal, Etc. Mortgagee may at any time and from time to time renew or extend this Mortgage, or alter or modify the same in any way, or waive any of the terms, covenants or conditions hereof in whole or in part and may release any portion of the Mortgaged Property or any other security, and grant such extensions and indulgences in relation to the Guaranteed Obligations as Mortgagee may determine, without the consent of any junior lienor or encumbrancer and without any obligation to give notice of any kind thereto and without in any manner affecting the priority of the lien and security interest hereof on any part of the Mortgaged Property; provided that nothing in this Section 4.13 shall grant Mortgagee the right to alter or modify the Mortgage without the consent of Mortgagor unless otherwise specifically permitted in this Mortgage.
     4.14 Future Advances. This Mortgage is executed and delivered to secure, among other things, Mortgagor’s guaranty of future advances under the Senior Secured Documents. It is understood and agreed that this Mortgage secures Mortgagor’s guaranty of present and future advances made pursuant to the Senior Secured Documents and that the lien of such future advances shall relate to the date of this Mortgage. Nothing in this section shall limit the rights of Mortgagee pursuant to M.G.L. c. 183 §28A or any similar law protecting the rights of a mortgagee with respect to future advances.
     4.15 Liability. Notwithstanding any provision in this Mortgage to the contrary, recourse against Mortgagor under this Mortgage shall be limited to the extent provided in the Guarantee and Collateral Agreement.
     4.16 Severability and Compliance With Usury Law. The Senior Secured Documents are intended to be performed in accordance with, and only to the extent permitted by, all applicable Legal Requirements. If any provision of any of the Senior Secured Documents or the application

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thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the remainder of the instrument in which such provision is contained, nor the application of such provision to other persons or circumstances, nor the other instruments referred to hereinabove, shall be affected thereby, but rather shall be enforceable to the greatest extent permitted by law. It is expressly stipulated and agreed to be the intent of Mortgagor and Mortgagee at all times to comply with the applicable State law governing the maximum rate or amount of interest payable on or in connection with the Guaranteed Obligations (or applicable United States federal law to the extent that it permits Mortgagee to contract for, charge, take, reserve or receive a greater amount of interest than under State law). If the applicable law is ever judicially interpreted so as to render usurious any amount called for under the Senior Secured Documents, or contracted for, charged, taken, reserved or received with respect to the extensions of credit evidenced by the Senior Secured Documents or if acceleration of the maturity of the Guaranteed Obligations or if any prepayment by Mortgagor results in Mortgagor having paid any interest in excess of that permitted by law, then it is Mortgagor’s and Mortgagee’s express intent that all excess amounts theretofore collected by Mortgagee be credited on the principal balance due under the Senior Secured Documents (or, if the Senior Secured Documents have been or would thereby be paid in full, refunded to Mortgagor), and the provisions of the Senior Secured Documents immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder. The right to accelerate maturity of the Guaranteed Obligations does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Mortgagee does not intend to collect any unearned interest in the event of acceleration. All sums paid or agreed to be paid to Mortgagee for the use, forbearance or detention of the Guaranteed Obligations shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Guaranteed Obligations until payment in full so that the rate or amount of interest on account of the Guaranteed Obligations does not exceed the applicable usury ceiling.
     4.17 Release of Collateral.
          (a) Notwithstanding any provision herein to the contrary, the Mortgaged Property or any part thereof shall be released from the security interest created by this Mortgage at any time or from time to time upon the request of Mortgagor; provided that the requirements of the Intercreditor Agreement have been satisfied. Upon satisfaction of such requirements, a Responsible Officer of Mortgagee shall promptly execute, deliver and acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Mortgaged Property permitted to be released pursuant to this Mortgage in each case as required by, and in accordance with, the Intercreditor Agreement.
          (b) Collateral Agent may release the Mortgaged Property or any part thereof from the security interest created hereunder upon the sale or disposition of such Mortgaged Property pursuant to Mortgagee’s powers, rights and duties with respect to remedies provided herein.
     4.18 Intercreditor Agreement. In the event of any conflict between any terms and provisions set forth in this Mortgage and those set forth in the Intercreditor Agreement, the terms

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and provisions of the Intercreditor Agreement shall supersede and control the terms and provisions of this Mortgage.
     4.19 Time of the Essence. Mortgagor acknowledges that time is of the essence in performing all of Mortgagor’s obligations set forth herein.
     4.20 Counterpart Execution. This Mortgage may be executed by the parties hereto in any number of counterparts (and be each of the parties hereof on separate counterparts), each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.
ARTICLE 5– STATE SPECIFIC PROVISIONS
     5.1 Statutory Condition/Statutory Power of Sale. This Mortgage is granted upon the STATUTORY CONDITION, for any breach of which Mortgagee shall have the STATUTORY POWER OF SALE. This Mortgage is given for business and commercial purposes only.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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     IN WITNESS WHEREOF, Mortgagor has caused this Mortgage to be duly executed and delivered as of the day and year first above written.

ENEXUS NUCLEAR PILGRIM, LLC, a Massachusetts limited liability company
By:
Name:
Title:

signature page to massachusetts mortgage

THE STATE OF	§
§

COUNTY OF	§
     On this ___ day of                                          , 200___, before me, the undersigned Notary Public, personally appeared                                                                , proved to me through satisfactory evidence of identification, which was                                                                , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he/she signed it voluntarily for its stated purpose, as                                                                 of ENEXUS NUCLEAR PILGRIM, LLC, a Massachusetts limited liability company.

Notary Public, State of

My Commission Expires:

Printed Name of Notary
notary page to massachusetts mortgage

EXHIBIT A
DESCRIPTION OF SITE

(see attached)

EXHIBIT P-3
VERMONT FORM OF MORTGAGE
See attached

P-3-1

RECORDING REQUESTED BY AND
WHEN RECORDED, RETURN TO:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10035
Attn: Samuel Zylberberg, Esq. (LW)

MORTGAGE, ASSIGNMENT OF RENTS AND LEASES,
FIXTURE FILING, FINANCING STATEMENT
AND SECURITY AGREEMENT
Dated as of                     , 200___
by
ENEXUS NUCLEAR VERMONT YANKEE, LLC,
a Delaware limited liability company,
as Mortgagor
for the benefit of
THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK,
as Collateral Agent and Mortgagee
Relating to Premises in:
Towns of Vermont and Brattleboro, Vermont

ii

iii

MORTGAGE, ASSIGNMENT OF RENTS AND LEASES, FIXTURE FILING,
FINANCING STATEMENT AND SECURITY AGREEMENT
     This MORTGAGE, ASSIGNMENT OF RENTS AND LEASES, FIXTURE FILING, FINANCING STATEMENT AND SECURITY AGREEMENT, dated as of                     , 200___ (as modified, supplemented, consolidated, extended or amended from time to time, this “Mortgage”) by ENEXUS NUCLEAR VERMONT YANKEE, LLC, a Delaware limited liability company, with an address at 320 Governor Hunt Road, Vernon, VT 05302 (“Mortgagor”), for the benefit of THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, with an address at One Liberty Plaza, New York, NY 10006, as Collateral Agent for the benefit of the Senior Secured Parties, and as mortgagee (together with its successors and assigns, in such capacities, “Collateral Agent” and “Mortgagee”). Capitalized terms used in this Mortgage and not otherwise defined herein shall have the meanings ascribed to them in the Intercreditor Agreement (defined below).
Recitals
     A. ENEXUS ENERGY CORPORATION, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, CITIGROUP GLOBAL MARKETS, INC. and GOLDMAN SACHS CREDIT PARTNERS, L.P., as joint book runners and joint lead arrangers (in such capacities, collectively, the “Arrangers”), BNP PARIBAS, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) and Collateral Agent and MIZUHO CORPORATE BANK, LTD., as Syndication Agent (in such capacity, the “Syndication Agent”) have entered into a Credit Agreement, dated as of December 23, 2008 (as modified, supplemented, replaced, refinanced or amended from time to time, the “Credit Agreement”), pursuant to which the Lenders, severally and not jointly, have agreed to make the Loans to Borrower on the terms and conditions set forth therein.
     B. The Borrower has requested the Lenders to extend credit hereunder in the form of Revolving Loans and Swing Loans and Additional Permitted Secured Indebtedness made or issued at any time and from time to time on or after the Closing Date (as defined in the Credit Agreement) and prior to the Revolving Credit Maturity Date (as defined in the Credit Agreement) in an aggregate principal and face amount at any time outstanding not to exceed a maximum principal amount of TWO BILLION THREE HUNDRED MILLION AND 00/100 DOLLARS ($2,300,000,000.00) (subject to the limitations set forth in the Credit Agreement).
     C. Subject to the terms and conditions of the Credit Agreement, Borrower may enter into one or more (i) Specified Credit Support Facilities and (ii) Specified Commodity Hedging Transactions.
     D. Mortgagor, Subsidiary Guarantors (as defined in the Credit Agreement), Collateral Agent, Administrative Agent, the Borrower and the other Secured Obligations Representatives from time to time party thereto, have entered into the Guarantee and Collateral Agreement, dated as of [                     ___, 200___] (the “Guarantee and Collateral Agreement”) pursuant to which Mortgagor has guaranteed the Guaranteed Obligations (as such term is defined in the Guarantee and Collateral Agreement).

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     E. Mortgagor, Borrower, the Grantors party from time to time thereto, the Hedge Counterparty Lienholders party from time to time thereto, the Secured Obligations Representatives party from time to time thereto, Administrative Agent and Collateral Agent have entered into the Collateral Agency and Intercreditor Agreement, dated as of December 23, 2008 (the “Intercreditor Agreement”) pursuant to which Collateral Agent, as agent for the present and future holders of the Guaranteed Obligations, has agreed to receive, hold, maintain, administer and distribute the Collateral and enforce the Senior Collateral Documents.
     F. The execution and delivery of this Mortgage are conditions precedent to the making of Loans (as defined in the Credit Agreement).
     G. As set forth more fully below, Mortgagor intends to secure its payment and performance of its obligations under the Guarantee and Collateral Agreement with the Mortgaged Property (as defined below), along with various other items of personal and real property owned by Mortgagor.
Agreement
     NOW, THEREFORE, to secure the Mortgagor’s payment and performance of its obligations under the Guarantee and Collateral Agreement, the Intercreditor Agreement and this Mortgage, including but not limited to the prompt and complete payment and performance, when and as required, due and/or payable, of all of the Guaranteed Obligations, by acceleration or otherwise, or arising out of or in connection therewith, and in consideration of the extension of credit to Borrower under the Credit Agreement and other good and valuable consideration, and the covenants herein contained and in the Guarantee and Collateral Agreement, Mortgagor, intending to be legally bound, does hereby grant, bargain, sell, convey, warrant, assign, transfer, mortgage, pledge, set over and confirm unto Mortgagee, for the ratable benefit of the Senior Secured Parties and their respective successors and assigns, forever, as set forth in this Mortgage, all of Mortgagor’s estate, right, title, interest, property, claim and demand, now or hereafter arising, in and to the following property and rights (herein collectively called the “Mortgaged Property”):
     (a) the lands and premises more particularly described in Exhibit A hereto (the “Site”);
     (b) any and all easements, leases, licenses, option rights, rights-of-way and other rights used in connection with the Site or as a means of ingress and egress thereto and therefrom, all easements for ingress and egress and easements for water, natural gas and sewage pipelines, running in favor of Mortgagor, or appurtenant to the Site, and any and all sidewalks, alleys, strips and gores of land adjacent thereto or used in connection therewith together with all and singular the tenements, hereditaments and appurtenances thereto, and with any land lying within the right-of-way of any streets, open or proposed, adjoining the same (collectively, the “Easements”; and the Site and the Easements collectively referred to herein as the “Real Property”);
     (c) all buildings, structures, fixtures and other improvements now or hereafter erected on the Real Property (collectively, the “Improvements”);

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     (d) all machinery, apparatus, equipment, fittings, fixtures, generators, boilers, turbines and other articles of personal property, including all goods and all goods which become fixtures, now owned or hereafter acquired by Mortgagor and now or hereafter located on, attached to or used in the operation of or in connection with the Real Property and/or the Improvements, and all replacements thereof, additions thereto and substitutions therefor, to the fullest extent permitted by applicable law (collectively, the “Equipment”);
     (e) all raw materials, work in process and other materials used or consumed in the construction of, or now or hereafter located on or used in connection with, the Real Property, the Improvements and/or the Equipment, (including, without limitation, fuel and fuel deposits, now or hereafter located on the Real Property or elsewhere or otherwise owned by Mortgagor) (the above items, together with the Equipment, the “Tangible Collateral”);
     (f) all rights, powers, privileges and other benefits of Mortgagor (to the extent assignable) now or hereafter obtained by Mortgagor from any Governmental Authority (as such term is defined in the Credit Agreement), including, without limitation, all Permits ((as defined in the Credit Agreement) but excluding any of the Permits which by their terms or by operation of law prohibit or do not allow assignment or which would become void solely by virtue of a security interest being granted therein), licenses, certificates and other similar instruments and documents, issued in the name of Mortgagor, governmental actions relating to the ownership, operation, management and use of the Real Property, Improvements, Equipment or Tangible Collateral, and any improvements, modifications or additions thereto;
     (g) all the lands and interests in lands, tenements and hereditaments hereafter acquired by Mortgagor in connection with or appurtenant to the Site, and all income, rents, rent equivalents, issues, profits, revenues (including all oil and gas or other mineral royalties and bonuses), deposits and other benefits from the Site and the Improvements (including all receivables and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Mortgagor or any operator or manager of the Mortgaged Property or the commercial space located in the Improvements or acquired from others) (collectively, the “Rents”) and all proceeds from the sale or other disposition of the Leases (as defined herein) and the right to receive and apply the Rents and/or any other property or rights subject to the lien hereof, including (without limitation) all interests of Mortgagor, whether as lessor or lessee, in any leases of land hereafter made and all rights of Mortgagor thereunder;
     (h) any and all other property in any way associated or used in connection with or appurtenant to the Real Property, Improvements, Equipment or Tangible Collateral that may from time to time, by delivery or by writing of any kind, be subjected to the lien hereof by Mortgagor or by anyone on its behalf or with its consent, or which may come into the possession or be subject to the control of Mortgagee pursuant to this Mortgage, being hereby collaterally assigned to Mortgagee and subjected or added to the lien or estate created by this Mortgage forthwith upon the acquisition thereof by Mortgagor, as fully as if such property

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were now owned by Mortgagor and were specifically described in this Mortgage and subjected to the lien and security interest hereof; and Mortgagee is hereby authorized to receive any and all such property as and for additional security hereunder;
     (i) all the remainder or remainders, reversion or reversions, Rents, revenues, issues, profits, royalties, income, proceeds and other benefits derived from any of the foregoing, all of which are hereby assigned to Mortgagee, who is hereby authorized to collect and receive the same, to give proper receipts and acquittances therefor and to apply the same in accordance with the provisions of this Mortgage;
     (j) all Proceeds, as defined in the UCC (defined below), including all proceeds, products, offspring, Rents, profits or receipts, in whatever form, arising from the Mortgaged Property, including (i) cash, instruments and other property received, receivable or otherwise distributed in respect of or in exchange for any or all of the Mortgaged Property, (ii) the collection, sale, lease, sublease, concession, exchange, assignment, licensing or other disposition of, or realization upon, any item or portion of the Mortgaged Property (including all claims of Mortgagor against third parties for loss of, damage to, destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any the Mortgaged Property now existing or hereafter arising), (iii) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Mortgagor from time to time with respect to any of the Mortgaged Property, (iv) any and all payments (in any form whatsoever) made or due and payable to Mortgagor from time to time in connection with the requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Mortgaged Property by any Governmental Authority (or any person acting under color of Governmental Authority) and (v) any and all other amounts from time to time paid or payable under or in connection with any of the Mortgaged Property;
     (k) all agreements to which Mortgagor is a party or which are assigned to Mortgagor in any management agreement or any other document and which are executed in connection with the construction, operation and management of the Improvements located on the Mortgaged Property (including agreements for the sale, lease or exchange of goods or other property and/or the performance of services by it, in each case whether now in existence or hereafter arising or acquired) as any such agreements have been or may be from time to time amended, supplemented or otherwise modified;
     (l) all general intangibles, now owned or hereafter acquired by Mortgagor, including (i) all obligations or indebtedness owing to Mortgagor from whatever source arising, (ii) all unearned premiums accrued or to accrue under all insurance policies for the Mortgaged Property obtained by Mortgagor, all proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or liquidated claims (including proceeds of insurance, condemnation awards, and all rights of Mortgagor to refunds of real estate taxes and assessments), (iii) all royalties and license fees and (iv) all rights or claims in respect of refunds for taxes paid;

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     (m) all instruments, chattel paper or letters of credit, evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the Mortgaged Property (including promissory notes, drafts, bills of exchange and trade acceptances) and chattel paper obtained by Mortgagor in connection with the Mortgaged Property (including all ledger sheets, computer records and printouts, databases, programs, books of account and files of Mortgagor relating thereto) and such notes or other obligations of indebtedness owing to Mortgagor from whatever source arising, in each case now owned or hereafter acquired by Mortgagor and relating to the Mortgaged Property; and
     (n) all inventory, whether now or hereafter existing or acquired, and which arises out of or is used in connection with, directly or indirectly, the ownership and operation of the Mortgaged Property, all documents representing the same and all Proceeds and products of the same, including all goods, merchandise, raw materials, work in process and other personal property, wherever located, now or hereafter owned or held by Mortgagor for manufacture, processing, the providing of services or sale, use or consumption in the operation of the Mortgaged Property (including fuel, supplies and similar items and all substances commingled therewith or added thereto) and rights and claims of Mortgagor against anyone who may store or acquire the same for the account of Mortgagor, or from whom Mortgagor may purchase the same.
     TO HAVE AND TO HOLD the said Mortgaged Property, whether now owned or held or hereafter acquired, unto Mortgagee, its successors and assigns, pursuant to the provisions of this Mortgage.
     IT IS HEREBY COVENANTED, DECLARED AND AGREED that the lien, security interest or estate created by this Mortgage to secure the payment and performance of the Guaranteed Obligations, both present and future, shall be first, prior and superior to any Lien, security interest, reservation of title or other interest heretofore, contemporaneously or subsequently suffered or granted by Mortgagor, its legal representatives, successors or assigns, except Permitted Encumbrances (as defined below) and that the Mortgaged Property is to be held, dealt with and disposed of by Mortgagee, upon and subject to the terms, covenants, conditions, uses and agreements set forth in this Mortgage.
     PROVIDED ALWAYS, that when as set forth in the Intercreditor Agreement and upon the observance and performance by Mortgagor of its covenants and agreements set forth herein and therein, then this Mortgage and the estate hereby and therein granted shall cease and be void and shall be reconveyed as provided herein below.
ARTICLE 1- DEFINITIONS
     1.1 Defined Terms. Any term defined by reference to an agreement, instrument or other document shall have the meaning so assigned to it whether or not such document is in effect. In addition, for purposes of this Mortgage, the following definitions shall apply:

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“Credit Agreement” has the meaning ascribed to it in Recital A hereof.
“Easements” has the meaning ascribed to it in the Granting Clauses.
“Equipment” has the meaning ascribed to it in the Granting Clauses.
“Event of Default” has the meaning ascribed to it in the Credit Agreement.
“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.
“Guarantee and Collateral Agreement” has the meaning ascribed to it in Recital D hereof.
“Guaranteed Obligations” has the meaning ascribed to it in the Guarantee and Collateral Agreement.
“Improvements” has the meaning ascribed to it in the Granting Clauses.
“Intercreditor Agreement” has the meaning ascribed to it in Recital E hereof.
“Leases” has the meaning ascribed to it in Section 2.5.
“Lien” shall mean any mortgage, deed of trust, deed to secure debt, lien (statutory or otherwise), pledge, hypothecation, encumbrance, restriction, collateral assignment, charge or security interest in, on or of the Mortgaged Property.
“Legal Requirements” has the meaning ascribed to it in Section 2.3.
“Mortgaged Property” has the meaning ascribed to it in the Granting Clauses.
“Permitted Encumbrances” has the meaning ascribed to it in Section 2.2.
“Proceeds” has the meaning ascribed to it in the Granting Clauses.
“Real Property” has the meaning ascribed to it in the Granting Clauses.
“Site” has the meaning ascribed to it in the Granting Clauses.
“State” means the State of Vermont.
“Tangible Collateral” has the meaning ascribed to it in the Granting Clauses.

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“UCC” shall mean Uniform Commercial Code of New York or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of the State, then, as to the matter in question, the Uniform Commercial Code in effect in the State.
     1.2 Accounting Terms. As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms not defined herein shall have the respective meanings given to them under GAAP.
     1.3 The Rules of Interpretation. The rules of interpretation as set forth in the Intercreditor Agreement shall govern the terms, conditions and provisions hereof. In the event of any conflict between those set forth in this Mortgage and the Intercreditor Agreement, the latter shall be deemed controlling and shall preempt the former.
ARTICLE 2- GENERAL COVENANTS AND PROVISIONS
     2.1 Mortgagor Performance of the Guarantee and Collateral Agreement and the Intercreditor Agreement. Mortgagor shall perform, observe and comply with each and every provision hereof, and with each and every provision contained in the Guarantee and Collateral Agreement and the Intercreditor Agreement and shall promptly pay to Mortgagee, when payment shall become due under the Guarantee and Collateral Agreement, the amounts provided for thereunder with interest thereon, if any, and all other sums required to be paid by Mortgagor under this Mortgage and the Guarantee and Collateral Agreement at the time and in the manner provided herein and therein.
     2.2 General Representations, Covenants and Warranties. Mortgagor represents, covenants and warrants that as of the date hereof: (a) Mortgagor has good and marketable fee simple title to and is the sole owner of the Site and Improvements, free and clear of all encumbrances except the permitted encumbrances set forth on Schedule B to the applicable title policy, if any (“Permitted Encumbrances”); (b) All Easements are and will remain valid, subsisting and in full force and effect; (c) Mortgagor has the right to hold, occupy and enjoy its interest in the Mortgaged Property, and has good right, full power and lawful authority to mortgage and pledge the same as provided herein and prior to the occurrence and continuance of an Event of Default, Mortgagor may at all times peaceably and quietly enter upon, hold, occupy, use and enjoy the Mortgaged Property in accordance with the terms hereof; (d) all costs arising from construction of any improvements, the performance of any labor and the purchase of all Mortgaged Property have been or shall be paid when due; (e) the Site has access for ingress and egress to dedicated street(s); (f) no material part of the Mortgaged Property has been damaged, destroyed, condemned or abandoned; and (g) Mortgagor will warrant and defend the title to the Real Property against all claims and demands, except as otherwise expressly provided in this Mortgage.
     2.3 Compliance with Legal Requirements. Mortgagor shall promptly comply in all material respects with all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting either the Mortgaged

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Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof (whether now or hereafter enacted and in force), and all Permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, at any time in force affecting the Mortgaged Property or any part thereof (collectively “Legal Requirements”) relating to its use and occupancy of the Mortgaged Property, whether or not such compliance requires work or remedial measures that are ordinary or extraordinary, foreseen or unforeseen, structural or nonstructural, or that interfere with the use or enjoyment of the Mortgaged Property.
     2.4 Insurance; Application of Insurance Proceeds; Application of Eminent Domain Proceeds.
          2.4.1 Mortgagor shall at its sole expense obtain for, deliver to (or deliver certificates evidencing), assign and maintain for the benefit of Mortgagee, during the term of this Mortgage, insurance policies insuring the Mortgaged Property (to the extent insurable) and liability insurance policies, all in accordance with the requirements of the Guarantee and Collateral Agreement. Mortgagor shall pay promptly when due any premiums on such insurance policies and on any renewals thereof. In the event of the foreclosure of this Mortgage or any other transfer of the Mortgaged Property in extinguishment of the indebtedness and other sums secured hereby, all right, title and interest of Mortgagor in and to all casualty insurance policies, and renewals thereof then in force, shall pass to the purchaser or grantee in connection therewith. In addition, if any portion of the Mortgaged Property is located in an area identified by the Federal Emergency Management Agency or any other Governmental Authority as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), then Mortgagor shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to the National Flood Insurance Act of 1968 (or any amendment or successor act thereto).
          2.4.2 All insurance proceeds and all awards payable with respect to any taking of the Real Property or Improvements shall be paid and/or shall be applied in accordance with the provisions of the Senior Secured Documents.
     2.5 Assignment of Rents. Mortgagor unconditionally and absolutely assigns to Mortgagee all of Mortgagor’s right, title and interest in and to: all leases, subleases, occupancy agreements, licenses, rental contracts and other similar agreements now or hereafter existing relating to the use or occupancy of the Mortgaged Property, together with all guarantees, modifications, extensions and renewals thereof; and all Rents, issues, profits, income and proceeds due or to become due from tenants of the Mortgaged Property (the “Leases”), including rentals and all other payments of any kind under any Leases now existing or hereafter entered into, together with all deposits (including security deposits) of tenants thereunder. This is an absolute assignment to Mortgagee and not an assignment as security for the performance of the obligations under the Guarantee and Collateral Agreement, or any other indebtedness. Subject to the provisions below, Mortgagee shall have the right, power and authority to: notify any person that the Leases have been assigned to Mortgagee and that all Rents and other obligations are to be paid directly to Mortgagee,

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whether or not Mortgagee has commenced or completed foreclosure or taken possession of the Mortgaged Property; settle compromise, release, extend the time of payment of, and make allowances, adjustments and discounts of any Rents or other obligations under the Leases; enforce payment of Rents and other rights under the Leases, prosecute any action or proceeding, and defend against any claim with respect to Rents and Leases; enter upon, take possession of and operate the Mortgaged Property; lease all or any part of the Mortgaged Property; and/or perform any and all obligations of Mortgagor under the Leases and exercise any and all rights of Mortgagor therein contained to the full extent of Mortgagor’s rights and obligations thereunder, with or without the bringing of any action or the appointment of a receiver. At Mortgagee’s request, Mortgagor shall deliver a copy of this Mortgage to each tenant under a Lease. Mortgagor irrevocably directs any tenant, without any requirement for notice to or consent by Mortgagor, to comply with all demands of Mortgagee under this Section and to turn over to Mortgagee on demand all Rents which it receives. Mortgagee shall have the right, but not the obligation, to use and apply all Rents received hereunder in such order and such manner as Mortgagee may determine in accordance with the Intercreditor Agreement. Notwithstanding that this is an absolute assignment of the Rents and Leases and not merely the collateral assignment of, or the grant of a lien or security interest in the Rents and Leases, Mortgagee grants to Mortgagor a revocable license to collect and receive the Rents and to retain, use and enjoy such Rents. Such license may be revoked by Mortgagee only upon the occurrence and during the continuance of any Event of Default. Mortgagor shall apply any Rents which it receives to the payment due under the Guaranteed Obligations, taxes, assessments, water charges, sewer Rents and other governmental charges levied, assessed or imposed against the Mortgaged Property, insurance premiums, and other obligations of lessor under the Leases before using such proceeds for any other purpose.
     2.6 Mortgagee Assumes No Guaranteed Obligations. It is expressly agreed that, anything herein contained to the contrary notwithstanding, Mortgagor shall remain obligated under all agreements which are included in the definition of “Mortgaged Property” and shall perform all of its obligations thereunder in accordance with the provisions thereof, and neither Mortgagee nor any of the Senior Secured Parties shall have any obligation or liability with respect to such obligations of Mortgagor, nor shall Mortgagee or any of the Senior Secured Parties be required or obligated in any manner to perform or fulfill any obligations or duties of Mortgagor under such agreements, or to make any payment or to make any inquiry as to the nature or sufficiency of any payment received by it, or to present or file any claim or take any action to collect or enforce the payment of any amounts which have been assigned to Mortgagee hereunder or to which Mortgagee or the Senior Secured Parties may be entitled at any time or times.
     2.7 Further Assurances. Mortgagor shall, from time to time, at its expense, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that Mortgagee may reasonably request, in order to perfect and continue the lien and security interest granted hereby and to enable Mortgagee to obtain the full benefits of the lien and security interest granted or intended to be granted hereby. Mortgagor shall keep the Mortgaged Property free and clear of all Liens, other than Permitted Encumbrances. Without limiting the generality of the foregoing, Mortgagor shall execute and record or file this Mortgage and each amendment hereto, and such financing or continuation statements, or amendments thereto, and such other instruments, endorsements or notices, as may be necessary, or as Mortgagee may reasonably request, in order to perfect and preserve the lien and security interest granted or purported to be

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granted hereby. Mortgagor hereby authorizes Mortgagee to file one or more financing statements or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property necessary to preserve or protect the lien and security interest granted hereby without the signature of Mortgagor where permitted by law.
     2.8 Acts of Mortgagor. Mortgagor hereby represents and warrants that it has not mortgaged, hypothecated, assigned or pledged and hereby covenants that it will not mortgage, hypothecate, assign or pledge, so long as this Mortgage shall remain in effect, any of its right, title or interest in and to the Mortgaged Property or any part thereof, to anyone other than Mortgagee.
     2.9 After-Acquired Property. Any and all of the Mortgaged Property which is hereafter acquired shall immediately, without any further conveyance, assignment or act on the part of Mortgagor or Mortgagee, become and be subject to the lien and security interest of this Mortgage as fully and completely as though specifically described herein. If and whenever from time to time Mortgagor shall hereafter acquire any real property or interest therein which constitutes or is intended to constitute part of the Mortgaged Property hereunder, Mortgagor shall promptly give notice thereof to Mortgagee and Mortgagor shall forthwith execute, acknowledge and deliver to Mortgagee a supplement to this Mortgage in form and substance reasonably satisfactory to Mortgagee subjecting the property so acquired to the lien of this Mortgage. At the same time, if Mortgagee so requests, Mortgagor shall deliver to Mortgagee either (i) an endorsement to the lender’s policy of title insurance issued to Mortgagee insuring the lien of this Mortgage, or (ii) a new lender’s title policy (which shall include tie in coverage relating to the lender’s policy described in (i), above), in each case which shall insure to Mortgagee in form and substance reasonably satisfactory to Mortgagee that the lien of this Mortgage as insured under such title insurance policy or policies encumbers such later acquired property and that Mortgagor’s title to such property meets all of the applicable requirements of the Senior Secured Documents with respect to title to Mortgagor’s real property interests.
     2.10 Mortgaged Property. Mortgagor shall observe all applicable covenants, easements and other restrictions of record with respect to the Site, the Easements or to any other part of the Mortgaged Property, in all material respects.
     2.11 Power of Attorney. Mortgagor does hereby irrevocably constitute and appoint Mortgagee its true and lawful attorney (which appointment is coupled with an interest), with full power of substitution, for Mortgagor and in the name, place and stead of Mortgagor or in Mortgagee’s own name, for so long as any of the Guaranteed Obligations are outstanding, to ask, demand, collect, receive, receipt for and sue for any and all Rents, income and other sums which are assigned hereunder with full power to endorse the name of Mortgagor on all instruments given in payment or in part payment thereof, to settle, adjust or compromise any claims thereunder as fully as Mortgagor itself could do and in its discretion file any claim or take any action or proceeding, either in its own name or in the name of Mortgagor or otherwise, which Mortgagee may deem necessary or appropriate to protect and preserve the right, title and interest of Mortgagee in and to such Rents, income and other sums and the security intended to be afforded hereby; provided that Mortgagee shall not exercise such rights unless an Event of Default has occurred and is continuing.

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     2.12 Covenant to Pay. If an Event of Default has occurred and is continuing, then Mortgagee, among its other rights and remedies, shall have the right, but not the obligation, to pay, observe or perform the obligations of Mortgagor herein, in whole or in part, and with such modifications as Mortgagee reasonably shall deem advisable. All sums, including, without limitation, reasonable attorneys fees’, so expended or incurred by Mortgagee by reason of the default of Mortgagor, or by reason of the bankruptcy or insolvency of Mortgagor, as well as, without limitation, sums expended or incurred to sustain the lien or estate of this Mortgage or its priority, or to protect or enforce any rights of Mortgagee hereunder, or to recover any of the Guaranteed Obligations, or for repairs, maintenance, alterations, replacements or improvements thereto or for the protection thereof, or for real estate taxes or other governmental assessments or charges against any part of the Mortgaged Property, or premiums for insurance of the Mortgaged Property, shall be entitled to the benefit of the lien on the Mortgaged Property as of the date of the recording of this Mortgage, shall be deemed to be added to and be part of the Guaranteed Obligations secured hereby, whether or not the result thereof causes the total amount of the Guaranteed Obligations to exceed the stated amount set forth in the recitals of this Mortgage, and shall be guaranteed by Mortgagor as provided in the Guarantee and Collateral Agreement.
     2.13 Security Agreement.
          2.13.1 This Mortgage shall also be a security agreement between Mortgagor and Mortgagee covering the Mortgaged Property constituting personal property or fixtures (hereinafter collectively called “UCC Collateral”) governed by the UCC as such UCC Collateral may be more specifically set forth in any financing statement delivered in connection with this Mortgage, and, as further security for the payment and performance of the Guaranteed Obligations, Mortgagor hereby grants to Mortgagee a security interest in such portion of the Mortgaged Property to the full extent that the Mortgaged Property may be subject to the UCC. In addition to Mortgagee’s other rights hereunder, Mortgagee shall have all rights of a secured party under the UCC, as is in effect in the relevant jurisdiction, or other applicable laws or in equity. Mortgagor hereby authorizes the filing of, and if requested by Mortgagee, Mortgagor shall execute and deliver to Mortgagee, all financing statements and such further assurances that may be reasonably required by Mortgagee to establish, create, perfect (to the extent the same can be achieved by the filing of a financing statement) and maintain the validity and priority of Mortgagee’s security interests, and Mortgagor shall bear all reasonable costs thereof, including all UCC searches. Except as otherwise provided in the Guarantee and Collateral Agreement, if Mortgagee should dispose of any of the Mortgaged Property comprising the UCC Collateral pursuant to the UCC, ten (10) days’ prior written notice by Mortgagee to Mortgagor shall be deemed to be reasonable notice; provided, however, that Mortgagee may dispose of such property in accordance with the foreclosure procedures of this Mortgage in lieu of proceeding under the UCC. Mortgagee may from time to time execute and deliver at Mortgagor’s expense all continuation statements, termination statements, amendments, partial releases, or other instruments relating to all financing statements by and between Mortgagor and Mortgagee. Except as otherwise provided in the Guarantee and Collateral Agreement, but otherwise subject to the provisions thereof, if an Event of Default shall occur and be continuing, (a) Mortgagee, in addition to any other rights and remedies which it may have, may exercise immediately and without demand to the extent permitted by law, any and all rights and remedies granted to a secured party under the UCC, as in effect in any relevant jurisdiction, including, without limiting

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the generality of the foregoing, the right to take possession of the UCC Collateral or any part thereof, and to take such other measures as Mortgagee may deem necessary for the care, protection and preservation of such collateral and (b) upon request or demand of Mortgagee, Mortgagor shall at its expense, assemble the UCC Collateral and make it available to Mortgagee at a convenient place acceptable to Mortgagee. Mortgagor shall pay to Mortgagee on demand any and all expenses, including reasonable attorneys’ fees and disbursements incurred or paid by Mortgagee in protecting the interest in the UCC Collateral and in enforcing Mortgagee’s rights hereunder with respect to such UCC Collateral.
          2.13.2 Mortgagor and the Mortgagee agree, to the extent permitted by law, that: (i) this Mortgage upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” within the meaning of Sections 9-102(a)(40) and 9-502(c) of the UCC; (ii) all or a part of the Mortgaged Property are or are to become fixtures; and (iii) the addresses of Mortgagor and Mortgagee are as set forth in the first paragraph of this Mortgage and (iv) Mortgagor’s organizational identification number is 3137546.
ARTICLE 3- REMEDIES
     3.1 Acceleration of Maturity. As provided in each of the Senior Secured Documents if an Event of Default shall have occurred and is continuing, the applicable Secured Debt Representative may declare the Guaranteed Obligations with respect to the applicable Series of Guaranteed Obligations to be due and payable immediately, and upon such declaration such Guaranteed Obligations and other sums shall immediately become due and payable without demand, presentment, notice or other requirements of any kind (all of which Mortgagor waives).
     3.2 Protective Advances. If an Event of Default shall have occurred and is continuing, then without thereby limiting Mortgagee’s other rights or remedies, waiving or releasing any of Mortgagor’s obligations, or imposing any obligation on Mortgagee, Mortgagee may either advance any amount owing or perform any or all actions that Mortgagee considers necessary or appropriate to cure such default. All such advances shall constitute “Protective Advances.” No sums advanced or performance rendered by Mortgagee shall cure, or be deemed a waiver of, any Event of Default.
     3.3 Institution of Equity Proceedings. If an Event of Default occurs and is continuing, Mortgagee, may institute an action, suit or proceeding in equity for specific performance of this Mortgage and the Guarantee and Collateral Agreement, both of which shall be specifically enforceable by injunction or other equitable remedy.
     3.4 Mortgagee’s Power of Enforcement.
          (a) If an Event of Default occurs and is continuing, Mortgagee shall be entitled, at its option and in its sole and absolute discretion, to institute a proceeding or proceedings, judicial or nonjudicial, by advertisement or otherwise, for the complete foreclosure of this Mortgage in which case the Mortgaged Property or any interest therein may be sold for cash or upon credit in one or more parcels or in several interests or portions and in any order or manner in accordance with the laws of the jurisdiction in which such Mortgaged Property is located, and

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sell for cash or upon credit the Mortgaged Property or any part thereof and all estate, claim, demand, right, title and interest of Mortgagor therein and rights of redemption thereof, pursuant to the power of sale contained herein or otherwise, at one or more sales, as an entity or in parcels, at such time and place, upon such terms and after such notice thereof as may be required or permitted by the laws of the State. Mortgagee may require Mortgagor to pay monthly in advance to Mortgagee, or any receiver appointed to collect the Rents, the fair and reasonable rental value for the use and occupation of any portion of the Mortgaged Property occupied by Mortgagor and require Mortgagor to vacate and surrender possession to Mortgagee of the Mortgaged Property or to such receiver and, in default thereof, evict Mortgagor by summary proceedings or otherwise.
          (b) If any Event of Default occurs and is continuing, Mortgagee may, either with or without entry or taking possession of the Mortgaged Property, and without regard to whether or not the indebtedness and other sums secured hereby shall be due and without prejudice to the right of Mortgagee thereafter to bring an action or proceeding to foreclose or any other action for any default existing at the time such earlier action was commenced, proceed by any appropriate action or proceeding: (a) to enforce payment of the Guaranteed Obligations, to the extent permitted by law, or the performance of any term hereof or any other right; (b) to foreclose this Mortgage in any manner provided by law for the foreclosure of mortgages on real property and to sell, as an entirety or in separate lots or parcels, the Mortgaged Property or any portion thereof pursuant to the laws of the State or under the judgment or decree of a court or courts of competent jurisdiction, and Mortgagee shall be entitled to recover in any such proceeding all costs and expenses incident thereto, including reasonable attorneys’ fees in such amount as shall be awarded by the court; (c) to the extent not prohibited by the laws of the State to exercise any or all of the rights and remedies available to it under the Senior Secured Documents; and (d) to pursue any other remedy available to it. Mortgagee shall take action either by such proceedings or by the exercise of its powers with respect to entry or taking possession, or both, as Mortgagee may determine.
          (c) The remedies described in this Section may be exercised with respect to all or any portion of the UCC Collateral, either simultaneously with the sale of any real property encumbered hereby or independent thereof. Mortgagee shall at any time be permitted to proceed with respect to all or any portion of the UCC Collateral in any manner permitted by the UCC. Mortgagor agrees that Mortgagee’s inclusion of all or any portion of the UCC Collateral in a sale or other remedy exercised with respect to the real property encumbered hereby, as permitted by the UCC, is a commercially reasonable disposition of such property.
     3.5 Mortgagee’s Right to Enter and Take Possession, Operate and Apply Income.
          (a) If an Event of Default occurs and is continuing, Mortgagor, upon demand of Mortgagee, shall forthwith surrender to Mortgagee the actual possession and, if and to the extent permitted by law, Mortgagee itself, or by such officers or agents as it may appoint, may enter and take possession of all of the Mortgaged Property, including the Tangible Collateral, without liability for trespass, damages or otherwise, and may exclude Mortgagor and its agents and employees wholly therefrom and may have joint access with Mortgagor to the books, papers and accounts of Mortgagor.

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          (b) If an Event of Default has occurred and is continuing and Mortgagor shall for any reason fail to surrender or deliver the Mortgaged Property or any part thereof after Mortgagee’s demand, Mortgagee may obtain a judgment or decree conferring on Mortgagee the right to immediate possession or requiring Mortgagor to deliver immediate possession of all or part of such property to Mortgagee and Mortgagor hereby specifically consents to the entry of such judgment or decree. Mortgagor shall pay to Mortgagee, upon demand, all costs and expenses of obtaining such judgment or decree and reasonable compensation to Mortgagee, their attorneys and agents, and all such costs, expenses and compensation shall, until paid, be secured by the lien of this Mortgage.
          (c) Upon every such entering upon or taking of possession, Mortgagee may hold, store, use, operate, manage and control the Mortgaged Property and conduct the business thereof, and, from time to time in its sole and absolute discretion and without being under any duty to so act:
               (1) make all necessary and proper maintenance, repairs, renewals and replacements thereto and thereon, and all necessary additions, betterments and improvements thereto and thereon and purchase or otherwise acquire fixtures, personalty and other property in connection therewith;
               (2) insure or keep the Mortgaged Property insured;
               (3) manage and operate the Mortgaged Property and exercise all the rights and powers of Mortgagor in their name or otherwise with respect to the same;
               (4) enter into agreements with others to exercise the powers herein granted Mortgagee, all as Mortgagee from time to time may determine; and shall apply the monies so received by Mortgagee in such priority as provided by the Intercreditor Agreement; and/or
               (5) rent or sublet the Mortgaged Property or any portion thereof for any purpose permitted by this Mortgage.
          Mortgagee shall surrender possession of the Mortgaged Property to Mortgagor (i) as may be required by law or court order, or (ii) when all amounts under any of the terms of the Senior Secured Documents, including this Mortgage, shall have been paid current and all Events of Default have been cured or waived. The same right of taking possession, however, shall exist if any subsequent Event of Default shall occur and be continuing.
     3.6 Separate Sales. To the extent permitted by law or Legal Requirements upon and during the continuation of an Event of Default, the Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee, in its sole discretion, may elect, it being expressly understood and agreed that the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.
     3.7 Waiver of Appraisement, Moratorium, Valuation, Stay, Extension and Redemption Laws. Mortgagor agrees to the full extent permitted by law that if an Event of Default occurs and is continuing, neither Mortgagor nor anyone claiming through or under it shall or will set

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up, claim or seek to take advantage of any appraisement, moratorium, valuation, stay, extension or redemption laws now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of this Mortgage or the absolute sale of the Mortgaged Property or any portion thereof or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and Mortgagor for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may lawfully so do, the benefit of all such laws, and any and all right to have the assets comprising the Mortgaged Property marshalled upon any foreclosure of the lien hereof and agrees that Mortgagee or any court having jurisdiction to foreclose such lien may sell the Mortgaged Property in part or as an entirety.
     3.8 Receiver. If an Event of Default occurs and is continuing, Mortgagee, to the extent permitted by law, and without regard to the value, adequacy or occupancy of the security for the indebtedness and other sums secured hereby, shall be entitled as a matter of right if it so elects to the appointment of a receiver to enter upon and take possession of the Mortgaged Property and to collect all earnings, revenues and receipts and apply the same as the court may direct, and such receiver may be appointed by any court of competent jurisdiction upon application by Mortgagee. To the extent permitted by law or Legal Requirement, Mortgagee may have a receiver appointed without notice to Mortgagor or any third party, and Mortgagee may waive any requirement that the receiver post a bond. To the extent permitted by law or Legal Requirement, Mortgagee shall have the power to designate and select the Person who shall serve as the receiver and to negotiate all terms and conditions under which such receiver shall serve. To the extent permitted by law or Legal Requirement, any receiver appointed on Mortgagee’s behalf may be an Affiliate of Mortgagee. The reasonable expenses, including receiver’s fees, reasonable attorneys’ fees, costs and agents’ compensation, incurred pursuant to the powers herein contained shall be secured by this Mortgage. The right to enter and take possession of and to manage and operate the Mortgaged Property and to collect all earnings, revenues and receipts, whether by a receiver or otherwise, shall be cumulative to any other right or remedy available to Mortgagee under this Mortgage, the Intercreditor Agreement, the Guarantee and Collateral Agreement or otherwise available to Mortgagee and may be exercised concurrently therewith or independently thereof, but such rights shall be exercised in a manner which is otherwise in accordance with and consistent with the Intercreditor Agreement. Mortgagee shall be liable to account only for such earnings, revenues and receipts (including, without limitation, security deposits) actually received by Mortgagee, whether received pursuant to this section or any other provision hereof. Notwithstanding the appointment of any receiver or other custodian, Mortgagee shall be entitled as pledgee to the possession and control of any cash, deposits, or instruments at the time held by, or payable or deliverable under the terms of this Mortgage to, Mortgagee.
     3.9 Suits to Protect the Mortgaged Property. Mortgagee shall have the power and authority to institute and maintain any suits and proceedings as Mortgagee, in its sole and absolute discretion, may deem advisable (a) to prevent any impairment of the Mortgaged Property by any acts which may be unlawful or in violation of this Mortgage, (b) to preserve or protect its interest in the Mortgaged Property, or (c) to restrain the enforcement of or compliance with any legislation or other Legal Requirements that may be unconstitutional or otherwise invalid, if the enforcement of or compliance with such enactment, rule or order might impair the security hereunder or be prejudicial to Mortgagee’s interest.

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     3.10 Proofs of Claim. In the case of any receivership, insolvency, reorganization, arrangement, adjustment, composition or other judicial proceedings affecting Mortgagor, any Affiliate or any guarantor, co-maker or endorser of any of Mortgagor’s obligations, its creditors or its property, Mortgagee, to the extent permitted by law, shall be entitled to file such proofs of claim or other documents as it may deem necessary or advisable in order to have its claims allowed in such proceedings for the entire amount due and payable by Mortgagor under the Senior Secured Documents, at the date of the institution of such proceedings, and for any additional amounts which may become due and payable by Mortgagor after such date.
     3.11 Mortgagor to Pay Amounts Secured Hereby on Any Default in Payment; Application of Monies by Mortgagee.
          (a) In case of a foreclosure sale of all or any part of the Mortgaged Property and of the application of the proceeds of sale to the payment of the sums secured hereby, to the extent permitted by law, Mortgagee shall be entitled to enforce payment from Mortgagor of any additional amounts then remaining due and unpaid and to recover judgment against Mortgagor for any portion thereof remaining unpaid, with interest at the interest rate on the Notes.
          (b) Mortgagor hereby agrees, to the extent permitted by law, that no recovery of any such judgment by Mortgagee or other action by Mortgagee and no attachment or levy of any execution upon any of the Mortgaged Property or any other property shall in any way affect the Lien and security interest of this Mortgage upon the Mortgaged Property or any part thereof or any Lien, rights, powers or remedies of Mortgagee hereunder, but such Lien, rights, powers and remedies shall continue unimpaired as before.
          (c) Any monies collected or received by Mortgagee under this Section shall be first applied as set forth in the Intercreditor Agreement.
     3.12 Delay or Omission; No Waiver. No delay or omission of Mortgagee to exercise any right, power or remedy upon any Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to waive any such Event of Default or to constitute acquiescence therein. Every right, power and remedy given to Mortgagee whether contained herein or in the Intercreditor Agreement or the Guarantee and Collateral Agreement or otherwise available to Mortgagee may be exercised from time to time and as often as may be deemed expedient by Mortgagee.
     3.13 No Waiver of One Default to Affect Another. No waiver of any Event of Default hereunder shall extend to or affect any subsequent or any other Event of Default then existing, or impair any rights, powers or remedies consequent thereon. If Mortgagee (a) grants forbearance or an extension of time for the payment of any sums secured hereby; (b) takes other or additional security for the payment thereof; (c) waives or does not exercise any right granted in this Mortgage, the Intercreditor Agreement or Guarantee and Collateral Agreement; (d) releases any part of the Mortgaged Property from the lien or security interest of this Mortgage or any other instrument securing the Guaranteed Obligations; (e) consents to the filing of any map, plat or replat of the Real Property or any part thereof; (f) consents to the granting of any easement on the Real Property; or (g) makes or consents to any agreement changing the terms of this Mortgage or the other Senior

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Secured Documents or the Intercreditor Agreement subordinating the lien or any charge hereof, no such act or omission shall release, discharge, modify, change or affect the liability under this Mortgage or the Guarantee and Collateral Agreement or otherwise of Mortgagor, or any subsequent purchaser of the Mortgaged Property or any part thereof or any maker, co-signer, surety or guarantor with respect to any other matters not addressed by such act or omission. No such act or omission shall preclude Mortgagee from exercising any right, power or privilege herein granted or intended to be granted in case of any Event of Default then existing, nor, except as otherwise expressly provided in an instrument or instruments executed by Mortgagee, shall the lien or security interest of this Mortgage be altered thereby, except to the extent expressly provided in such acts or omissions. In the event of the sale or transfer by operation of law or otherwise of all or any part of the Mortgaged Property, Mortgagee, without notice to any person, firm or corporation, is hereby authorized and empowered to deal with any such vendee or transferee with reference to the Mortgaged Property or the indebtedness secured hereby, or with reference to any of the terms or conditions hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any of the liabilities or undertakings hereunder, or waiving its right to declare such sale or transfer an Event of Default as provided herein. Notwithstanding anything to the contrary contained in this Mortgage or any other Security Document, (i) in the case of any non-monetary Event of Default, Mortgagee may continue to accept payments due hereunder without thereby waiving the existence of such or any other Event of Default and (ii) in the case of any monetary Event of Default, Mortgagee may accept partial payments of any sums due hereunder without thereby waiving the existence of such Event of Default if the partial payment is not sufficient to completely cure such Event of Default.
     3.14 Discontinuance of Proceedings; Position of Parties Restored. If Mortgagee shall have proceeded to enforce any right or remedy under this Mortgage by foreclosure, entry of judgment or otherwise and such proceedings shall have been discontinued or abandoned for any reason, or such proceedings shall have resulted in a final determination adverse to Mortgagee, then and in every such case Mortgagor and Mortgagee shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Mortgagee shall continue as if no such proceedings had occurred or had been taken.
     3.15 Remedies Cumulative. Subject to the provisions of Section 4.15 hereof, no right, power or remedy, including without limitation remedies with respect to any security for the Guaranteed Obligations, conferred upon or reserved to Mortgagee by this Mortgage or any other Senior Secured Document is exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder or under any other Senior Secured Document, now or hereafter existing at law, in equity or by statute, and Mortgagee shall be entitled to resort to such rights, powers, remedies or security as Mortgagee shall in its sole and absolute discretion deem advisable.
     3.16 Interest After Event of Default. If an Event of Default shall have occurred and is continuing, all sums outstanding and unpaid under the Senior Secured Documents, including this Mortgage, shall, at Mortgagee’s option, subject to the provisions of the Guarantee and Collateral Agreement and/or the Intercreditor Agreement, bear interest at the interest rate on the applicable Series of Guaranteed Obligations, as provided in the applicable Senior Secured Documents, until

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such Event of Default has been cured. Mortgagor’s obligation to pay such interest shall be secured by this Mortgage.
     3.17 Foreclosure; Expenses of Litigation. If Mortgagee forecloses, reasonable attorneys’ fees for services in the supervision of said foreclosure proceeding shall be allowed to Mortgagee as part of the foreclosure costs. In the event of foreclosure of the lien hereof, there shall be allowed and included as additional indebtedness all expenditures and expenses which may be paid or incurred by or on behalf of Mortgagee for reasonable attorneys’ fees, appraisers’ fees, outlays for documentary and expert evidence, stenographers’ charges, publication costs, and costs (which may be estimated as to items to be expended after foreclosure sale or entry of the decree) of procuring all such abstracts of title, title searches and examinations, title insurance policies and guarantees, and similar data and assurances with respect to title as Mortgagee may deem reasonably necessary either to prosecute such suit or to evidence to a bidder at any sale which may be had pursuant to such decree the true condition of the title to or the value of the Mortgaged Property or any portion thereof. All expenditures and expenses of the nature in this section mentioned, and such expenses and fees as may be incurred in the protection of the Mortgaged Property and the maintenance of the lien and security interest of this Mortgage, including the reasonable fees of any attorney employed by Mortgagee in any litigation or proceeding affecting this Mortgage or any other Senior Secured Document, the Mortgaged Property or any portion thereof, including, without limitation, civil, probate, appellate and bankruptcy proceedings, or in preparation for the commencement or defense of any proceeding or threatened suit or proceeding, shall be immediately due and payable by Mortgagor, with interest thereon at the default interest rate specified in Section 2.07(b) of the Credit Agreement, and shall be secured by this Mortgage. Mortgagee waives its right to any statutory fee in connection with any judicial or nonjudicial foreclosure of the lien hereof and agrees to accept a reasonable fee for such services.
     3.18 Deficiency Judgments. If after foreclosure of this Mortgage or Mortgagee’s sale hereunder, there shall remain any deficiency with respect to any amounts payable under the Senior Secured Documents, including hereunder, or any amounts secured hereby, and Mortgagee shall institute any proceedings to recover such deficiency or deficiencies, all such amounts shall continue to bear interest at the default interest rate specified in Section 2.07(b) of the Credit Agreement. Mortgagor waives any defense to Mortgagee’s recovery against Mortgagor of any deficiency after any foreclosure sale of the Mortgaged Property. Subject to the Intercreditor Agreement and the Guarantee and Collateral Agreement, to the extent permitted by law, Mortgagor expressly waives any defense or benefits that may be derived from any statute granting Mortgagor any defense to any such recovery by Mortgagee. In addition, Mortgagee shall be entitled to recovery of all of its reasonable costs and expenditures (including without limitation any court imposed costs) in connection with such proceedings, including reasonable attorneys’ fees, appraisal fees and the other costs, fees and expenditures referred to in Section 3.17 above. This provision shall survive any foreclosure or sale of the Mortgaged Property, any portion thereof and/or the extinguishment of the lien hereof.
     3.19 WAIVER OF JURY TRIAL. MORTGAGEE AND MORTGAGOR EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE

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RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS MORTGAGE, THE GUARANTEE AND COLLATERAL AGREEMENT OR ANY OTHER SECURITY DOCUMENT. ANY SUCH DISPUTES SHALL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.
     3.20 Exculpation of Mortgagee. The acceptance by Mortgagee of the assignment contained herein with all of the rights, powers, privileges and authority created hereby shall not, prior to entry upon and taking possession of the Mortgaged Property by Mortgagee, be deemed or construed to make Mortgagee a “mortgagee in possession”, nor thereafter or at any time or in any event obligate Mortgagee to appear in or defend any action or proceeding relating to the Mortgaged Property, nor shall Mortgagee, prior to such entry and taking, be liable in any way for any injury or damage to person or property sustained by any person in or about the Mortgaged Property.
ARTICLE 4- GENERAL
     4.1 Discharge. Mortgagor shall be released from the covenants, agreements and obligations of Mortgagor contained in this Mortgage and all right, title and interest in and to the Mortgaged Property shall revert to Mortgagor when and as set forth in the Intercreditor Agreement and, in connection therewith, Mortgagee, at the request and the expense of Mortgagor, shall promptly execute a deed of reconveyance and such other documents as may be reasonably requested by Mortgagor to evidence the discharge and satisfaction of this Mortgage and the release of Mortgagor from its obligations hereunder.
     4.2 No Waiver. The exercise of the privileges granted in this Mortgage to perform Mortgagor’s obligations under the agreements which constitute the Mortgaged Property shall in no event be considered or constitute a waiver of any right which Mortgagee or any other Secured Party may have at any time, after an Event of Default shall have occurred and be continuing, to declare the Guaranteed Obligations or any part thereof to be immediately due and payable. No delay or omission to exercise any right, remedy or power accruing upon any default shall impair any such right, remedy or power or shall be construed to be a waiver of any such default or acquiescence therein; and every such right, remedy and power may be exercised from time to time and as often as may be deemed expedient.
     4.3 Extension, Rearrangement or Renewal of Guaranteed Obligations. It is expressly agreed that any of the Guaranteed Obligations at any time secured hereby may be from time to time extended for any period, or with the consent of Mortgagor rearranged or renewed, and that any part of the security herein described, or any other security for the Guaranteed Obligations, may be waived or released, without altering, varying or diminishing the force, effect or lien or security interest of this Mortgage; and the lien and security interest granted by this Mortgage shall continue as a prior lien and security interest on all of the Mortgaged Property not expressly so released, until the Guaranteed Obligations are fully paid and this Mortgage is terminated in accordance with the provisions of the Intercreditor Agreement; and no other security now existing or hereafter taken to secure the payment of the Guaranteed Obligations or any part thereof or the performance of any obligation or liability of Mortgagor whatever shall in any manner impair or affect the security given by this Mortgage; and all security for the payment of the Guaranteed Obligations or any part thereof and the performance of any obligation or liability shall be taken, considered and held as cumulative.

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     4.4 Forcible Detainer. Mortgagor agrees for itself and all persons claiming by, through or under it, that subsequent to foreclosure hereunder in accordance with this Mortgage and applicable law if Mortgagor shall hold possession of the Mortgaged Property or any part thereof, Mortgagor or the persons so holding possession shall be guilty of trespass; and any such persons (including Mortgagor) failing or refusing to surrender possession upon demand shall be guilty of forcible detainer and shall be liable to Mortgagee or any purchaser in foreclosure, as applicable, for reasonable rental on said premises, and shall be subject to eviction and removal in accordance with law.
     4.5 Waiver of Stay or Extension. To the extent permitted to be waived by law, Mortgagor shall not at any time insist upon or plead or in any manner whatever claim the benefit or advantage of any stay, extension or moratorium law now or at any time hereafter in force in any locality where the Mortgaged Property or any part thereof may or shall be situated, nor shall Mortgagor claim any benefit or advantage from any law now or hereafter in force providing for the valuation or appraisement of the Mortgaged Property or any part thereof prior to any sale thereof to be made pursuant to any provision of this Mortgage or to a decree of any court of competent jurisdiction, nor after any such sale shall Mortgagor claim or exercise any right conferred by any law now or at any time hereafter in force to redeem the Mortgaged Property so sold or any part thereof; and Mortgagor hereby expressly waives all benefit or advantage of any such law or laws and the appraisement of the Mortgaged Property or any part thereof, and covenants that Mortgagor shall not hinder or delay the execution of any power herein granted and delegated to Mortgagee but that Mortgagor shall permit the execution of every such power as though no such law had been made.
     4.6 Notices. Except where certified or registered mail notice is required by applicable law, any notice to Mortgagor or Mortgagee required or permitted hereunder shall be deemed to be given when given in the manner prescribed in the Intercreditor Agreement.
     4.7 Severability. All rights, powers and remedies provided herein may be exercised only to the extent that the exercise thereof does not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Mortgage invalid, unenforceable or not entitled to be recorded, registered or filed under any applicable law. In the event any term or provision contained in this Mortgage is in conflict, or may hereafter be held to be in conflict, with the laws of the State of New York, the State or of the United States of America, this Mortgage shall be affected only as to such particular term or provision, and shall in all other respects remain in full force and effect.
     4.8 Application of Payments. In the event that any part of the Guaranteed Obligations cannot lawfully be secured hereby, or in the event that the lien and security interest hereof cannot be lawfully enforced to pay any part of the Guaranteed Obligations, or in the event that the lien or security interest created by this Mortgage shall be invalid or unenforceable as to any part of the Guaranteed Obligations, then all payments on the Guaranteed Obligations shall be deemed to have been first applied to the complete payment and liquidation of that part of the Guaranteed Obligations which is not secured by this Mortgage and the unsecured portion of the Guaranteed Obligations shall be completely paid and liquidated prior to the payment and liquidation of the remaining secured portion of the Guaranteed Obligations.

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     4.9 Governing Law. THE PROVISIONS OF THIS MORTGAGE REGARDING THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS HEREIN GRANTED SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE. ALL OTHER PROVISIONS OF THIS MORTGAGE AND THE RIGHTS AND OBLIGATIONS OF MORTGAGOR AND MORTGAGEE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.
     4.10 Entire Agreement. This Mortgage, the Guarantee and Collateral Agreement and the Intercreditor Agreement represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.
     4.11 Amendments. This Mortgage may be amended, supplemented or otherwise modified only by an instrument in writing signed by Mortgagor and Mortgagee.
     4.12 Successors and Assigns. All terms of this Mortgage shall run with the land and bind each of Mortgagor and Mortgagee and their respective successors and assigns, and all persons claiming under or through Mortgagor or Mortgagee, as the case may be, or any such successor or assign, and shall inure to the benefit of Mortgagee and Mortgagor, and their respective successors and assigns.
     4.13 Renewal, Etc. Mortgagee may at any time and from time to time renew or extend this Mortgage, or alter or modify the same in any way, or waive any of the terms, covenants or conditions hereof in whole or in part and may release any portion of the Mortgaged Property or any other security, and grant such extensions and indulgences in relation to the Guaranteed Obligations as Mortgagee may determine, without the consent of any junior lienor or encumbrancer and without any obligation to give notice of any kind thereto and without in any manner affecting the priority of the lien and security interest hereof on any part of the Mortgaged Property; provided that nothing in this Section 4.13 shall grant Mortgagee the right to alter or modify the Mortgage without the consent of Mortgagor unless otherwise specifically permitted in this Mortgage.
     4.14 Future Advances. This Mortgage is executed and delivered to secure, among other things, Mortgagor’s guaranty of future advances under the Senior Secured Documents. It is understood and agreed that this Mortgage secures Mortgagor’s guaranty of present and future advances made pursuant to the Senior Secured Documents and that the lien of such future advances shall relate to the date of this Mortgage.
     4.15 Liability. Notwithstanding any provision in this Mortgage to the contrary, recourse against Mortgagor under this Mortgage shall be limited to the extent provided in the Guarantee and Collateral Agreement.
     4.16 Severability and Compliance With Usury Law. The Senior Secured Documents are intended to be performed in accordance with, and only to the extent permitted by, all applicable Legal Requirements. If any provision of any of the Senior Secured Documents or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the remainder of the instrument in which such provision is contained, nor the

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application of such provision to other persons or circumstances, nor the other instruments referred to hereinabove, shall be affected thereby, but rather shall be enforceable to the greatest extent permitted by law. It is expressly stipulated and agreed to be the intent of Mortgagor and Mortgagee at all times to comply with the applicable State law governing the maximum rate or amount of interest payable on or in connection with the Guaranteed Obligations (or applicable United States federal law to the extent that it permits Mortgagee to contract for, charge, take, reserve or receive a greater amount of interest than under State law). If the applicable law is ever judicially interpreted so as to render usurious any amount called for under the Senior Secured Documents, or contracted for, charged, taken, reserved or received with respect to the extensions of credit evidenced by the Senior Secured Documents or if acceleration of the maturity of the Guaranteed Obligations or if any prepayment by Mortgagor results in Mortgagor having paid any interest in excess of that permitted by law, then it is Mortgagor’s and Mortgagee’s express intent that all excess amounts theretofore collected by Mortgagee be credited on the principal balance due under the Senior Secured Documents (or, if the Senior Secured Documents have been or would thereby be paid in full, refunded to Mortgagor), and the provisions of the Senior Secured Documents immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder. The right to accelerate maturity of the Guaranteed Obligations does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Mortgagee does not intend to collect any unearned interest in the event of acceleration. All sums paid or agreed to be paid to Mortgagee for the use, forbearance or detention of the Guaranteed Obligations shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Guaranteed Obligations until payment in full so that the rate or amount of interest on account of the Guaranteed Obligations does not exceed the applicable usury ceiling.
     4.17 Release of Collateral.
          (a) Notwithstanding any provision herein to the contrary, the Mortgaged Property or any part thereof shall be released from the security interest created by this Mortgage at any time or from time to time upon the request of Mortgagor; provided that the requirements of the Intercreditor Agreement have been satisfied. Upon satisfaction of such requirements, a Responsible Officer of Mortgagee shall promptly execute, deliver and acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Mortgaged Property permitted to be released pursuant to this Mortgage in each case as required by, and in accordance with, the Intercreditor Agreement.
          (b) Collateral Agent may release the Mortgaged Property or any part thereof from the security interest created hereunder upon the sale or disposition of such Mortgaged Property pursuant to Mortgagee’s powers, rights and duties with respect to remedies provided herein.
     4.18 Intercreditor Agreement. In the event of any conflict between any terms and provisions set forth in this Mortgage and those set forth in the Intercreditor Agreement, the terms and provisions of the Intercreditor Agreement shall supersede and control the terms and provisions of this Mortgage.

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     4.19 Time of the Essence. Mortgagor acknowledges that time is of the essence in performing all of Mortgagor’s obligations set forth herein.
     4.20 Counterpart Execution. This Mortgage may be executed by the parties hereto in any number of counterparts (and be each of the parties hereof on separate counterparts), each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.
ARTICLE 5 – STATE SPECIFIC PROVISIONS
     5.1 Power of Sale. Mortgagor hereby grants to Mortgagee a power of sale under 12 V.S.A. §4531a et seq., and accordingly Mortgagee shall have all of the rights and powers granted by Vermont law to the holder of a mortgage containing a power of sale, including the right, to the extent permitted by Vermont law, to foreclose Mortgagor’s equity of redemption upon an Event of Default by exercising the power of sale without first commencing a foreclosure action or obtaining a foreclosure decree, and to give such notices and to do all other acts, including the giving of a foreclosure deed upon completion of the foreclosure sale, as are permitted or required by 12 V.S.A. §§4531a – 4533a to foreclose a mortgage without judicial action.
     5.2 Future Advances. It is the express intention of Mortgagor that this Mortgage secures the payment and performance of all of the debts and other obligations of Mortgagor under the Guarantee and Collateral Agreement, the Intercreditor Agreement and this Mortgage, whether now existing or hereinafter incurred by reason of future advances made by Mortgagee pursuant to a commitment set forth in the Credit Agreement, to protect and preserve the Mortgaged Property, or otherwise, and regardless of whether such debts and other obligations are related to transactions contemplated by the Guarantee and Collateral Agreement, the Intercreditor Agreement or the Credit Agreement at the time of granting of this Mortgage. Notice of the continuing grant or security of this Mortgage need not be stated in any document evidencing any of such debts or obligations, nor shall it be necessary to state in any such document that this Mortgage secures such debts or obligations.
     5.3 Maximum Principal Amount. The maximum amount of principal indebtedness secured by this Mortgage at the date of the execution of this Mortgage is Five Billion U.S. Dollars (U.S. $5,000,000,000.00), plus interest and other charges due thereon and all amounts expended by Mortgagee to maintain the lien of this Mortgage, including without limitation, all amounts which constitute payment of (i) taxes, charges or assessments that may be imposed by law upon the Mortgaged Property; (ii) expenses incurred in upholding the lien of this Mortgage or (iii) any amount, cost or charge to which Mortgagee becomes subrogated, upon payment, whether under recognized principles of law or equity, or under express statutory authority.
     5.4 Recording of Survey Plans. If the description of the Site set forth in Exhibit A hereto refers to a survey, Mortgagor shall obtain and record a copy of survey plan.
     5.5 Loan Purpose. Mortgagor has guaranteed the Guaranteed Obligations pursuant to the Guarantee and Collateral Agreement solely to finance an income-producing business or activity.

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     5.6 Title Opinions and Title and Hazard Insurers. Mortgagor may procure title opinions, title insurance and hazard insurance required by Mortgagee from companies of Mortgagor’s choice acceptable to Mortgagee, and Mortgagee’s acceptance shall not be unreasonably withheld provided, however, that it shall not be unreasonable for Mortgagee to require any insurance (including title and hazard insurance) to be placed with companies that are adequately capitalized and within the highest rating category, and requiring such co-insurance agreements and in such amounts as are acceptable to Mortgagee. Further, it shall not be unreasonable for Mortgagee to withhold its consent for any insurance that includes direct or indirect coverage or coinsurance relying on any captive insurance companies.
     5.7 Application of Payments. Payments to Mortgagee with respect to the Guaranteed Obligations, and insurance and condemnation proceeds and any other sums collected by Mortgagee, shall be applied first to late charges, attorneys’ fees or other expenses or charges due Mortgagee under the Guarantee and Collateral Agreement, the Credit Agreement and this Mortgage, second to accrued interest, and third to principal; provided, however, that after the occurrence of any Event of Default, payments received by Mortgagee may be applied by Mortgagee to the payment of such obligations in such priority and proportions as Mortgagee in its discretion shall deem proper.
     5.8 Waiver of Attorneys’ Fees Limitation. Notwithstanding anything to the contrary contained in this Mortgage, Mortgagor and Mortgagee acknowledge and agree that in the event of a foreclosure of this Mortgage, the attorneys’ fees incurred by Mortgagee as a result of such foreclosure may exceed the amount of two percent (2%) of principal, interest and costs that are allowed, unless otherwise agreed herein, pursuant to Vermont Rules of Civil Procedure (V.R.C.P.) Rule 80.1. Therefore, notwithstanding anything to the contrary contained in this Mortgage, Mortgagor and Mortgagee further acknowledge and agree that in the event of a foreclosure of this Mortgage, Mortgagee shall be entitled to recover from Mortgagor those reasonable attorneys’ fees actually incurred by Mortgagee in connection with such foreclosure, and such amount shall be allowed and included in the amount found due under the accounting to be made for such foreclosure under V.R.C.P. Rule 80.1.
NOTICE TO MORTGAGOR: YOUR SIGNATURE ON THIS MORTGAGE MEANS THAT YOU ARE EQUALLY LIABLE FOR REPAYMENT OF THE GUARANTEED OBLIGATIONS. IF THE BORROWER DOES NOT PAY, MORTGAGEE HAS A LEGAL RIGHT TO COLLECT FROM YOU.
NOTICE TO MORTGAGOR: CERTAIN PROVISIONS OF THIS MORTGAGE REQUIRE PAYMENT BY MORTGAGOR UPON DEMAND OF MORTGAGEE, AND SUCH PAYMENTS MAY BE COLLECTED BY MORTGAGEE AT ANY TIME. AN AGREEMENT BY MORTGAGEE TO FORBEAR COLLECTION MAY BE CONDITIONED UPON PAYMENT OF INTEREST AT A HIGHER RATE THAN THAT SPECIFIED IN THE NOTE.
[SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, Mortgagor has caused this Mortgage to be duly executed and delivered as of the day and year first above written.

ENEXUS NUCLEAR VERMONT YANKEE, LLC, a Delaware limited liability company
By:
Name:
Title:

signature page to vermont mortgage

THE STATE OF	§

§
COUNTY OF	§

     At                                          in the aforesaid County this ___ day of                      , 200_, personally appeared                                         , duly authorized agent of ENEXUS NUCLEAR VERMONT YANKEE, LLC and he/she acknowledged this instrument, by him/her sealed and subscribed, to be his/her free act and deed, and the free act and deed of ENEXUS NUCLEAR VERMONT YANKEE, LLC.

Before me

Notary Public

My Commission Expires:

notary page to vermont mortgage

EXHIBIT A
DESCRIPTION OF SITE
(see attached)

EXHIBIT Q
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:                     ,
BNP Paribas, as Administrative Agent
525 Washington Boulevard
Jersey City, NJ, 07310
Attention: Socorro Lantin
Tel.: (201) 850-6577
Fax: (201) 850-4020
Email: nyls.agency.support@americas.bnpparibas.com
Ladies and Gentlemen:
     Reference is made to the Credit Agreement dated as of December 23, 2008 (as amended, modified or supplemented from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) among Enexus Energy Corporation, a Delaware corporation (the “Borrower”), the Lenders and Issuers from time to time party thereto, Citigroup Global Markets Inc. and Goldman Sachs Lending Partners LLC, as joint book runners and joint lead arrangers, BNP Paribas, as administrative agent, The Bank of Nova Scotia Trust Company of New York, as collateral agent and Mizuho Corporate Bank, Ltd., as Syndication Agent.
     This certificate is being delivered on                     ,            pursuant to Section 5.05(c) of the Credit Agreement.
     The undersigned Financial Officer hereby certifies as of the date hereof that he/she is the [chief executive officer] [chief financial officer] [treasurer] of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the Borrower, and that:
     [Use following paragraph 1 for fiscal year-end financial statements]
          1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 5.05(a) of the Credit Agreement for the fiscal year of Borrower and its consolidated Subsidiaries ended as of the Financial Statement Date written above, together with the report and opinion of Deloitte & Touche LLP [or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent] required by Section 5.05(a) and Section 5.05(c)(i) of the Credit Agreement to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.
     [Use following paragraph 1 for interim financial statements]
          1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 5.05(b) of the Credit Agreement for the [fiscal quarter of Borrower] ended as of the above date.

As at such date and for such period, such financial statements reflect in the opinion of the Borrower all adjustments necessary to present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the end of and for the above period in accordance with GAAP consistently applied, subject to normal year-end audit adjustments.
          2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and its consolidated Subsidiaries during the accounting period covered by the attached financial statements.
[select one:]
          3. [No condition or event has occurred that would cause the undersigned to believe that a Default or Event of Default has occurred and no Default or Event of Default has occurred.]
—or—
          3. [The following Default[s] or Event[s] of Default has [have] occurred and the following is a list of each such Event of Default or Default specifying its nature and extent and any corrective action taken or proposed to be taken with respect thereto:]
          4. The financial covenant analyses and information required by Section 5.05(c)(ii)(B) is set forth on Schedule 2 attached hereto as of, and for, for the period referred to therein and is true and accurate on and as of the date of this Certificate.
          5. Attached hereto as Schedule 3 is a list of the Reinvestment Events consummated in the preceding fiscal quarter and specifying the nature thereof and the use of proceeds with respect thereto, as required by Section 5.05(c)(ii)(C) of the Credit Agreement.
          6. The calculation of the outstanding balance of all material, long-term intercompany Indebtedness as of the Financial Statement Date is set forth on Schedule 2 as required by Section 5.05(c)(ii)(D) and is true and accurate as of the date of this Certificate.
          7. Attached hereto as Schedule 4 is a list of any amendments or supplements to or replacements of Key Contracts on Schedule 1.01(b) to the Credit Agreement that occurred in the preceding fiscal quarter, as required by Section 5.05(c)(ii)(E) of the Credit Agreement.
          8. Attached hereto as Schedule 5 is a status report setting forth developments to date and an expected timeline in connection with the Reinvestment Notice dated [                    ,___] for making the proposed reinvestment specified therein on the Reinvestment Decision Date, as required by Section 5.05(c)(ii)(F) of the Credit Agreement.
[Signature page follows]

     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,           .

ENEXUS ENERGY CORPORATION
By:
Name:
Title:

For the Quarter/Year ended on the Financial Statement Date
SCHEDULE 2
to the Compliance Certificate
($ in 000s)
Consolidated EBITDA

A. Consolidated Net Income of the Borrower and its consolidated Subsidiaries for the most recent four consecutive fiscal quarters ended on or prior to the Financial Statement Date (“Consolidated EBITDA” – clause (a)):

1. Consolidated net income (or loss) of the Borrower and its consolidated Subsidiaries for such period:	$

2. Addition for dividends or distributions from any Minority Investment (including in EquaGen) paid to Borrower or its consolidated Subsidiaries (“Consolidated Net Income” – clause (b)):	$

3. Excluding net income (or loss) from any Minority Investment (including in EquaGen) (“Consolidated Net Income” – clause (a)):	$

4. Excluding any cumulative effect of a change in accounting principles during such period (“Consolidated Net Income” – clause (c)):	$

5. Excluding gains and losses from Asset Sales during such period (“Consolidated Net Income” – clause (d)):	$

6. Excluding net income of any Subsidiary of such Person that is subject to any restriction or limitation on the payment of dividends or the making of other distributions (to the extent of such restriction or limitation) (“Consolidated Net Income” – clause (e)):
$

7. Consolidated Net Income (Line A.1 plus Line A.2 less the sum of Lines A.3 through A.6):	$

B. Permitted addbacks to Consolidated Net Income (in each case only to the extent reducing Consolidated Net Income for such period but without duplication) (“Consolidated EBITDA” – clause (b)):

1. Consolidated Interest Expense (“Consolidated EBITDA” – clause (b)(i)):	$

2. Provision for income taxes (“Consolidated EBITDA” – clause (b)(ii)):	$

3. Depreciation, depletion and amortization expenses (“Consolidated EBITDA” – clause (b)(iii)):	$

4. Loss from extraordinary items (“Consolidated EBITDA” – clause (b)(iv):	$

5. Costs, expenses or charges (including any professional or underwriting fees) related to the Transactions (“Consolidated EBITDA” – clause (b)(v)):	$

6. Other non-cash charges and non-cash losses (“Consolidated EBITDA” – clause (b)(vi)):

a. Compensation deduction as the result of any grant of Capital Stock or Capital Stock Equivalents to employees, officers, directors or consultants (“Consolidated EBITDA” – clause (b)(vi)(A)):	$

b. Losses from early extinguishment of Indebtedness (“Consolidated EBITDA” – clause (b)(vi)(B)):	$

c. Decommissioning costs (“Consolidated EBITDA” – clause (b)(vi)(C)):	$

d. Other [specify]	$

e. Total addback for other non-cash and non-cash losses (sum of Lines B.6.a through B.6.d)	$

7. Total permitted addbacks (sum of Lines B.1 through B.5 plus Line B.6.e)	$

C. Required deductions from Consolidated Net Income (in each case to the extent included in the calculation of such Consolidated Net Income for such period but without duplication) (“Consolidated EBITDA” – clause (c)):

1. Credit for income taxes (“Consolidated EBITDA” – clause (c)(i)):	$

2. Gains from extraordinary items for such period (“Consolidated EBITDA” – clause (c)(ii)):	$

3. Any other non-cash gains or other items which have been added in determining Consolidated Net Income (“Consolidated EBITDA” – clause (c)(iii)):

a. Any reversal of a charge referred to in clause (b)(vi) of the definition of Consolidated EBITDA by reason of a decrease in the value of any such Capital Stock or Capital Stock Equivalent (“Consolidated EBITDA” – clause (c)(iii)(A)):
$

b. Gains from early extinguishment of Indebtedness (“Consolidated EBITDA” – clause (c)(iii)(B)):	$

c. Other [specify]	$

d. Total deduction for other non-cash gains and other items (sum of Lines C.3.a through C.3.c):	$

4. Total required deductions (Line C.1 plus line C.2 plus Line C.3.d):	$

D. Deduction for Consolidated EBITDA attributable to Unrestricted Subsidiaries unless (and solely to the extent) actually distributed in cash to the Borrower or any Restricted Subsidiary (“Consolidated EBITDA” – proviso (i)):
$

E. Consolidated EBITDA (Line A.7 plus Line B.7 minus Line C.4 minus Line D):	$

F. Addition for the Consolidated EBITDA of any Person or line of business acquired by the Borrower or any Restricted Subsidiary during such period pursuant to a Permitted Acquisition (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period) on a pro forma basis (“Consolidated EBITDA” – proviso (ii)(A)):
$

G. Deduction for the Consolidated EBITDA of any Person or line of business sold or otherwise disposed of by the Borrower or any Restricted Subsidiary during such period (assuming the consummation of such sale or other disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period) (“Consolidated EBITDA” – proviso (ii)(B)):
$

H. Consolidated EBITDA for the purposes of the Financial Covenants (Line E plus Line F minus Line G):	$

Note: Line items in this Compliance Certificate have been short handed for ease of reference. In case of any conflict between the provisions of this Compliance Certificate and the provisions of the Credit Agreement, the Credit Agreement shall govern.

Section 6.12 – Consolidated Interest Coverage Ratio:

A. Consolidated EBITDA for the most recent four consecutive fiscal quarters ended on or prior to the Financial Statement Date (“Consolidated Interest Coverage Ratio” – clause (a)) (Line H of Consolidated EBITDA above):
$

B. Consolidated Interest Expense for the most recent four consecutive fiscal quarters ended on or prior to the Financial Statement Date (“Consolidated Interest Coverage Ratio” – clause (b)):

1. Consolidated total cash interest expense of the Borrower and its Restricted Subsidiaries	$

2. Deduction for cash interest expense of Unrestricted Subsidiaries (“Consolidated Interest Expense” – clause (a)):	$

3. Consolidated Interest Expense (Line B.1 minus Line B.2)

C. Cash interest income (“Consolidated Interest Expense” – clause (b))	$

D. Consolidated Interest Expense net of cash interest income (Line B.3 minus Line B.3)	$

E. Interest Coverage Ratio (Line A divided by Line D):		____ to ____

Minimum Required under Section 6.12:

Period	Ratio
Funds Availability Date to Revolving Credit Maturity Date	1.5 to 1.0

Note: Line items in this Compliance Certificate have been short handed for ease of reference. In case of any conflict between the provisions of this Compliance Certificate and the provisions of the Credit Agreement, the Credit Agreement shall govern.

Section 6.13 – Consolidated Total Leverage Ratio:

A. Consolidated Total Net Debt on the Financial Statement Date (“Consolidated Total Leverage Ratio” – clause (a)):

1. Indebtedness for borrowed money (including indebtedness with respect to the funded portion of any Credit Support Facilities but excluding Guarantees of the obligations thereof) (“Consolidated Total Net Debt” – clause (i) and proviso)
$

2. Obligations evidenced by notes, bonds, debentures, or similar instruments or that bear interest (“Consolidated Total Net Debt” – clause (i)):	$

3. Indebtedness for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of the Permitted Business) as reported over time in accordance with GAAP (“Consolidated Total Net Debt” – clause (i)):
$

4. Indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (“Consolidated Total Net Debt” – clause (i)):	$

5. Liabilities, obligations, and indebtedness (whether contingent or otherwise) in respect of Capital Lease Obligations permitted under Section 6.01(f) of the Credit Agreement (“Consolidated Total Net Debt” – clause (ii)):
$

6. Liabilities, obligations, and indebtedness (whether contingent or otherwise) for reimbursement obligations in respect of drawn letters of credit (including, with respect to any Loan Party, Letters of Credit issued under the Credit Agreement) (“Consolidated Total Net Debt” – clause (iii)):
$

7. Liabilities, obligations, and indebtedness (whether contingent or otherwise) under any Guarantees of obligations of the type described above in Lines A.1. through Line A.6 (“Consolidated Total Net Debt” – clause (iv)):
$

8. Liabilities, obligations, and indebtedness (whether contingent or otherwise) in respect of unfunded vested benefits under plans covered by Title IV of ERISA actually owing by the Borrower and the Restricted Subsidiaries on such date[8] (“Consolidated Total Net Debt” – clause (v)):
$

9. Total debt (sum of Lines A.1 through A.8)	$

10. Unrestricted Cash (“Consolidated Total Net Debt” – proviso (x)):	$

11. Cash or Cash Equivalents posted as collateral in respect of Credit Support Facilities not secured by the Collateral (“Consolidated Total Net Debt” – proviso (y)):	$

12. Consolidated Total Net Debt (Line A.9 minus the sum of Lines A.10 and A.11)	$

B. Consolidated EBITDA for the most recent four consecutive fiscal quarters ended on or prior to the Financial Statement Date (“Consolidated Total Leverage Ratio” – clause (b)) (Line H of Consolidated EBITDA above):
$

C. Consolidated Total Leverage Ratio (Line A.12 divided by Line B):	___ to ___

Maximum Permitted under Section 6.13:

Period	Ratio
Funds Availability Date to Revolving Credit Maturity Date	5.0 to 1.0

Note: Line items in this Compliance Certificate have been short handed for ease of reference. In case of any conflict between the provisions of this Compliance Certificate and the provisions of the Credit Agreement, the Credit Agreement shall govern.

Available Amount

A. 50% of the Consolidated Net Income from the Funds Availability Date to the Financial Statement Date[9] (“Available Amount” – clause (a)(ii)(A)):

1. Consolidated Net Income of the Borrower and its consolidated Subsidiaries for such period (Line A.7 in the calculation of Consolidated EBITDA above)	$

2. Deduction for insurance proceeds, other than proceeds of business interruption insurance, to the extent included in Consolidated Net Income (“Available Amount” – clause (a)(ii)(A)):	$

3. Consolidated Net Income for Available Amount definition (Line A.1 minus Line A.2 )	$

4. 50% of Consolidated Net Income for such period (Line A.3 multiplied by 0.50)	$

B. 100% of aggregate proceeds received by the Borrower since the Funds Availability Date as a contribution to its Capital Stock or from the issuance or sale of its Capital Stock (“Available Amount” – clause (a)(ii)(B))
$

C. Greater of zero and the sum of Lines A and B (“Available Amount” – clause (a))	$

D. $500,000,000 basket (“Available Amount” – clause (b))		$500,000,000

E. Reduction of Available Amount for certain outstanding Investments, Dividends and distributions or payments (“Available Amount” – clause (c))

1. Aggregate amount of outstanding Investments made pursuant to Section 6.05(j) of the Credit Agreement since the Funds Availability Date in excess of the $150,000,000 allowance for such Investments (“Available Amount” – clause (c)(i))
$

2. Aggregate amount of Dividends made since the Funds Availability Date pursuant to Section 6.06(c) of the Credit Agreement (“Available Amount” – clause (c)(ii))	$

3. Aggregate amount of any distributions or payments made since the Funds Availability Date pursuant to Section 6.07(a) of the Credit Agreement (“Available Amount” – clause (c)(iii))	$

4. Total reductions of Available Amount (sum of Lines E.1 through E.3)	$

5. Available Amount as of the Financial Statement Date (Line C plus line D minus Line E.4)	$

Note: Line items in this Compliance Certificate have been short handed for ease of reference. In case of any conflict between the provisions of this Compliance Certificate and the provisions of the Credit Agreement, the Credit Agreement shall govern.

Material, Long-Term Intercompany Indebtedness

A. Material, long-term intercompany Indebtedness as of the Financial Statement Date	$

1. [specify]	$

2. [specify]	$

3. [specify]	$

4. Total material, long-term intercompany Indebtedness (sum of Lines A.1 through [__] above)	$

Note: Line items in this Compliance Certificate have been short handed for ease of reference. In case of any conflict between the provisions of this Compliance Certificate and the provisions of the Credit Agreement, the Credit Agreement shall govern.

Additional Intercreditor Indebtedness

A. Principal amount of Indebtedness outstanding as of the Financial Statement Date:	$

1. [specify]	$

2. [specify]	$

3. [specify]	$

4. Total Additional Intercreditor Indebtedness (sum of Lines A.1 through [__] above)	$

B. Maximum Additional Intercreditor Indebtedness as of the Financial Statement Date

1. $2,300,000,000 basket (“Additional Intercreditor Indebtedness” – clause (a))		$2,300,000,000

2. Aggregate principal amount of Commitments outstanding under the Credit Agreement as of the Financial Statement Date (“Additional Intercreditor Indebtedness” – clause (b))	$

3. Maximum Additional Intercreditor Indebtedness (Line B.1 minus Line B.2)	$

Note: Line items in this Compliance Certificate have been short handed for ease of reference. In case of any conflict between the provisions of this Compliance Certificate and the provisions of the Credit Agreement, the Credit Agreement shall govern.

EXHIBIT R
FORM OF SEPARATION AND DISTRIBUTION AGREEMENT
Filed as Exhibit 2.1 with Amendment No. 1 to the Registration Statement on Form 10

R-1

EXHIBIT S
FORM OF LIMITED LIABILITY COMPANY AGREEMENT OF EQUAGEN
Filed as Exhibit 10.6 with Amendment No. 1 to the Registration Statement on Form 10.

S-1

EXHIBIT T
DESCRIPTION OF SENIOR NOTES
See attached.

T-1

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under “— Description of the Entergy Notes — Certain Definitions Under the Entergy Indenture” and “— Description of the Enexus Notes — Certain Definitions Under the Enexus Indenture.” In this description, “Entergy” refers only to Entergy Corporation and not to any of its subsidiaries and “Enexus” refers only to Enexus Energy Corporation and not to any of its subsidiaries. Entergy’s     % Senior Notes due 20           (the “20           Entergy notes”) and     % Senior Notes due 20           (the “20           Entergy notes”) are referred to collectively as the “Entergy notes.” Enexus’     % Senior Notes due           (the “20           Enexus notes”) and     % Senior Notes due 20           (the “20           Enexus notes”) are referred collectively to as the “Enexus notes.”

Description of the Entergy Notes

Entergy will issue the 20           Entergy notes and the 20           Entergy notes under a second supplemental indenture to the indenture between itself and Deutsche Bank Trust Company Americas, as trustee, dated as of December 1, 2002, as supplemented by the first supplemental indenture between itself and Deutsche Bank Trust Company Americas, as trustee, dated as of December 20, 2005, which are collectively referred to herein as the “Entergy indenture.” The terms of the Entergy notes include those stated in the Entergy indenture and those made part of the Entergy indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Entergy notes and the Entergy indenture. It does not restate the Entergy notes and the Entergy indenture in their entirety. You are urged to read the Entergy notes and the Entergy indenture because they, and not this description, define your rights as holders of the Entergy notes. Copies of the proposed form of the Entergy indenture are available as described under “Where You Can Find More Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions Under the Entergy Indenture” have the meanings assigned to them in the Entergy indenture.

The registered holder of an Entergy note is treated as the owner of it for all purposes. Only registered holders have rights under the Entergy indenture.

  General

The Entergy notes:

•	will be general unsecured obligations of Entergy;

•	will be equal in right of payment with all existing and future senior indebtedness of Entergy but will effectively rank junior to any secured indebtedness of Entergy to the extent of the value of the assets securing all such indebtedness;

•	will be senior in right of payment to any future subordinated indebtedness of Entergy;

•	will be subject to mandatory exchange (the “Exchange”), at Entergy’s option, for a like amount of notes issued by Enexus in the event the Separation, as defined below, is consummated on or before the Outside Date (as defined below) and the exchange conditions described below (the “Exchange Conditions”) are satisfied; and

•	will be subject to a special optional redemption, at Entergy’s option, if (1) Entergy abandons or terminates the Separation, (2) the Separation is not consummated on or before the Outside Date, or (3) there is a failure to obtain any required approval from any applicable state or federal regulatory or governmental agency or body for the issuance by Enexus of the Enexus notes containing the terms described in this offering memorandum or an approval is obtained from any applicable state or federal regulatory or governmental agency or body for the issuance by Enexus of notes with terms other than those described in this offering memorandum, in each case, on or before the Outside Date.

Principal, Maturity and Interest

Entergy will issue $      million in aggregate principal amount of 20           Entergy notes and $      million in aggregate principal amount of 20           Entergy notes in this offering. Entergy may issue additional Entergy notes under the Entergy indenture from time to time after this offering that rank equally and ratably with the Entergy notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further Entergy notes or except for the first payment of interest following the issue date of such further Entergy notes), without notice to or the consent of the registered holders of the Entergy notes, and so that such further Entergy notes shall be consolidated and form a single series with the Entergy notes and shall have the same terms as to status, redemption or otherwise as the Entergy notes. Any further Entergy notes shall be issued subject to an agreement supplemental to the indenture. The Entergy notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000. The 20           Entergy notes will mature on           ,          and the 20           Entergy notes will mature on          ,          .

Interest on the 20           Entergy notes will accrue at the rate of     % per annum and will be payable semi-annually in arrears on           and           of each year, commencing on          , 2009. Interest payments will be paid to the holders of record immediately preceding          and          ; provided, however, that with respect to any 20           Entergy note that is exchanged for an Enexus note in an Exchange that takes place prior to an interest payment date, the interest on such 20           Entergy note that is payable on such interest payment date will be paid by Enexus to the holders of record of the 20           Enexus notes for which such 20           Entergy notes have been exchanged on the next interest payment date for such 20           Enexus notes.

Interest on the 20           Entergy notes will accrue at the rate of     % per annum and will be payable semi-annually in arrears on           and           of each year. Interest payments will be paid to the holders of record immediately preceding           and          ; provided, however, that with respect to any 20           Entergy note that is exchanged for a 20         Enexus note in an Exchange that takes place prior to an interest payment date, the interest on such 20           Entergy note that is payable on such interest payment date will be paid by Enexus to the holders of record of the 20           Enexus notes for which such 20           Entergy notes have been exchanged on the next interest payment date for such 20           Enexus notes.

Interest on the Entergy notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest on any Entergy notes that are exchanged for Enexus notes shall cease to accrue on the date of the Exchange. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Mandatory Exchange at the Option of Entergy in the Event of the Separation

As discussed elsewhere in this offering memorandum, Entergy plans to separate its Non-Utility Nuclear business from the rest of Entergy into Enexus in a series of transactions that are collectively referred to herein as the “Separation.” Prior to the completion of the Separation, as partial consideration of Entergy’s transfer of the Non-Utility Nuclear business to Enexus, and in addition to other equity and debt securities issued by Enexus in connection therewith, Enexus will issue notes having the terms described below under “— Description of the Enexus Notes” to Entergy in an aggregate principal amount equal to the Entergy notes sold in this offering. If the Separation is consummated and the Exchange Conditions described below are satisfied on or prior to the Outside Date, Entergy may, at its option, exchange, all or part, but not less than $300 million in aggregate principal amount of the Entergy notes for Enexus notes. Entergy expects the Exchange to occur on or about the effective time of the Separation. In the Exchange, each $1,000 principal amount of Entergy notes subject to the Exchange will be exchanged for $1,000 principal amount of Enexus notes. In connection with any such Exchange of less than all of the Entergy notes, in no case will Entergy cause less than $300 million aggregate principal amount of either Entergy notes or Enexus notes (excluding any Enexus notes held by Entergy) to be outstanding at any time. New global notes or certificates representing the Enexus notes will be delivered to holders of the old exchanged Entergy notes, which will then become void. If Entergy elects to effect the Exchange (which it presently intends to do if the Separation is consummated and the Exchange Conditions are satisfied on or before the Outside Date), holders of the Entergy notes will not have the option to opt out of the Exchange. The Exchange will be mandatory, and it shall not give any holder of the Entergy notes the right to require Entergy or any other party to repurchase any Entergy notes held by such holder.

If Entergy elects to effect the Exchange, Entergy will mail, or will cause the trustee to mail, a written notification to the holders of the Entergy notes (the “Notification”) on or prior to the intended date of the Exchange. The Notification will include (1) a statement that Entergy intends to exchange the Entergy notes for the Enexus notes on the basis discussed herein, (2) a statement that Entergy intends to exchange all of the Entergy notes or, if less than all (and subject to the $300 million minimum referred to above), the aggregate principal amount of Entergy notes to be exchanged, in which case the Exchange will be effected on a pro rata basis, (3) a statement confirming that, at the time of mailing of the Notification (the “Notification mailing date”), the Exchange Conditions have been satisfied, and (4) the effective date of the Exchange. Entergy may give the Notification at any time during the nine-month period commencing on the consummation of the Separation, but in no event after the Outside Date.

Upon consummation of the Exchange, the holders of Entergy notes shall become holders of Enexus notes, entitled to look only to Enexus for payment of principal and interest on the Enexus notes. Upon the Exchange of all of the Entergy notes, Entergy shall be discharged from all obligations under the Entergy indenture. The Enexus notes shall be issued pursuant to an indenture containing the terms of the Enexus notes, which is referred to herein as the “Enexus indenture.” See “— Description of the Enexus Notes.” Any accrued and unpaid interest on the Entergy notes shall be paid as regular interest on the Enexus notes on the next interest payment date as scheduled according to the Entergy notes.

By purchasing the Entergy notes offered hereby, each holder of Entergy notes is deemed to have expressly and irrevocably consented to having such holder’s Entergy notes exchanged, in whole or in part (subject to the $300 million minimum referred to above) for a like principal amount of Enexus notes at the time of the Exchange, provided that all the Exchange Conditions described herein have been met.

Conditions Precedent to the Exchange

The Exchange will not occur unless the Separation has been consummated on or prior to the Outside Date and each of the following Exchange Conditions has been satisfied:

On the Notification mailing date:

•	Enexus shall consist of substantially the same assets, liabilities and capitalization as described in this offering memorandum, except for additions, dispositions and changes that occur in the ordinary course of business;

•	Enexus’ business shall consist of the line of business conducted by Enexus as described in this offering memorandum;

•	Enexus’ total Long-Term Indebtedness upon consummation of the Separation shall not exceed $[ ];

•	the terms of the Enexus notes as described in this offering memorandum shall have been approved by any applicable state or federal regulatory or governmental agency or body and no such approval shall require any additional terms for the Enexus notes; and

•	the trustee shall have received an officer’s certificate, dated the Notification mailing date, from Entergy relating to its intention to effect the Exchange and stating that each of the Exchange Conditions has been satisfied.

For purposes of this section, “Long-Term Indebtedness” shall mean any Debt for borrowed money with a maturity of greater than one year.

Special Optional Redemption in the Event the Separation Is Not Consummated

If (1) Entergy abandons or terminates the Separation, (2) the Separation is not consummated on or before the Outside Date, or (3) there is a failure to obtain any required approval from any applicable state or federal regulatory or governmental agency or body or an approval is obtained from any applicable state or federal regulatory or governmental agency or body, in either case, which prevents Entergy from being able to satisfy one of the Exchange Conditions on or before the Outside Date, Entergy may redeem (the “Special Optional Redemption”) the Entergy notes in whole or in part, in the case of a Special Optional Redemption pursuant to clauses (1) or (2) above, on the date that is 31 days after the Outside Date (the “Final Special Optional Redemption Date”), and, in the case of a Special Optional Redemption pursuant to clause (3) above, on or before the Final Special Optional Redemption Date, in each case, upon at least 30 days’ irrevocable written notice mailed by first-class to the registered address of each holder of Entergy notes, at a redemption price equal to 101% of the principal amount of the Entergy notes redeemed plus accrued and unpaid interest, if any, on the Entergy notes be redeemed to the date of redemption. If after giving effect to any such Special Optional Redemption, less than $300 million aggregate principal amount of the Entergy notes will remain outstanding, Entergy must redeem all of the outstanding Entergy notes.

Make-Whole Redemption

If either (1) the Separation is not consummated and Entergy does not exercise the Special Optional Redemption, or (2) the Separation is consummated and Entergy does not effect the Exchange for 100% of the Entergy notes, in each case during the period Entergy has the right to do so, then thereafter, Entergy may redeem the Entergy notes, in whole or in part, at Entergy’s option, from time to time at any time prior to the maturity of the Entergy notes (the “Make-Whole Redemption”). Entergy will give notice of its intent to redeem the Entergy notes pursuant to the Make-Whole Redemption at least 30 days prior to the redemption date (the “Make-Whole Redemption Date”). If Entergy redeems all or any part of the Entergy notes, Entergy will pay a redemption price equal to the greater of:

•	100% of the principal amount of the Entergy notes being redeemed, or

•	as determined by the Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal of and interest on the Entergy notes being redeemed (excluding the portion of any such interest accrued to the redemption date) discounted (for purposes of determining such present values) to the Make-Whole Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 0.50%, plus, in each case, accrued and unpaid interest, if any, on the Entergy notes being redeemed to the Make-Whole Redemption Date.

If at the time notice of the Make-Whole Redemption is given, the redemption moneys are not on deposit with the trustee, then the Make-Whole Redemption shall be subject to their receipt on or before the Make-Whole Redemption Date and such notice shall be of no effect unless such moneys are received. If less than all of the Entergy notes are to be redeemed at Entergy’s option, the trustee will select, in a manner it deems fair and appropriate, the Entergy notes or portions of the Entergy notes to be redeemed.

Upon payment of the redemption price, on and after the Make-Whole Redemption Date, interest will cease to accrue on the Entergy notes or portions thereof called for the Make-Whole Redemption.

Payment and Paying Agents

Interest on the Entergy notes payable on each interest payment date will be paid to the person in whose name that Entergy note is registered as of the close of business on the regular record date for the interest payment date, which will be the close of business on the 15th calendar day before that interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any Entergy note, other than at maturity, the defaulted interest may be paid to the holder of such Entergy note as of the close of business on a date between 10 and 15 days before the date proposed by Entergy for payment of such defaulted interest or in any other lawful manner permitted by any securities exchange on which that Entergy note may be listed, if the trustee finds it practicable.

Principal, premium, if any, and interest on the Entergy notes at maturity will be payable upon presentation of the Entergy notes at the corporate trust office of Deutsche Bank Trust Company Americas, as Entergy’s paying agent. Entergy may change the place of payment on the Entergy notes, and may appoint one or more additional paying agents (including Entergy) and may remove any paying agent, all at Entergy’s discretion.

Entergy will pay principal, premium, if any, and interest due on the Entergy notes in the form of global securities to DTC or its nominee in immediately available funds. DTC will then make payment to its participants for disbursement to the Beneficial Owners of the Entergy notes as described under “— Global Securities; Book-Entry System.”

Registration and Transfer

Subject to the transfer restrictions relating to the Entergy notes as described under “Exchange Offer and Registration Rights Agreements,” in the event that the Exchange is not consummated, the transfer of Entergy notes may be registered, and Entergy notes may be exchanged for other Entergy notes of the same series, of authorized denominations and with the same terms and principal amount, at the offices of the trustee in The City of New York. Entergy may change the place for registration of transfer and exchange of the Entergy notes and may designate additional places for registration and exchange. No service charge will be made for any transfer or exchange of the Entergy notes. However, Entergy may require payment to cover any tax or other governmental charge that may be imposed. Entergy will not be required to execute or to provide for the registration of, transfer of, or the exchange of (i) any Entergy notes during the 15 days before giving any notice of redemption, or (ii) any Entergy note selected for redemption except the unredeemed portion of any Entergy note being redeemed in part.

Defeasance

Subject to certain conditions, Entergy will be discharged from its obligations on the Entergy notes if Entergy irrevocably deposits with the trustee sufficient cash or Government Securities to pay the principal, interest, any premium and any other sums when due on the Stated Maturity date or a redemption date of the Entergy notes.

Certain Covenants

Liens

The Entergy indenture provides that, so long as any Entergy notes are outstanding, Entergy will not create or suffer to exist any lien upon or with respect to any of its properties, including, without limitation, any shares of any class of equity security of any Significant Subsidiary, as defined below, to secure or provide for the payment of any Debt without also securing such outstanding Entergy notes, and all other Debt entitled to be so secured, equally and ratably with such Debt.

This restriction does not apply to:

(1) liens in existence on the date of the Entergy indenture;

(2) liens for taxes, assessments or governmental charges or levies to the extent not past due or which are being contested in good faith by appropriate proceedings diligently conducted and for which Entergy has provided adequate reserves for the payment thereof in accordance with GAAP;

(3) pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation;

(4) other pledges or deposits in the ordinary course of business, other than for Debt, that, in the aggregate are not material to Entergy;

(5) purchase money mortgages or other purchase money security interests upon or in any property acquired or held by Entergy in the ordinary course of business to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition of such property;

(6) liens imposed by law such as materialmen’s, mechanics’, carriers’, workers’ and repairmen’s liens and other similar liens arising in the ordinary course of business for sums not yet due or currently being contested in good faith by appropriate proceedings diligently conducted;

(7) attachment, judgment or other similar liens arising in connection with court proceedings, provided that such liens, in the aggregate, shall not exceed $50 million at any one time outstanding;

(8) liens securing (x) Hedging Obligations entered into in the ordinary course of business and not for speculative purposes and (y) Guaranty Obligations or Credit Support Facilities, supporting or in respect of Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;

(9) liens in addition to those liens permitted by clauses (1) through (8) above, provided that such additional liens in the aggregate, shall not exceed $200 million at any one time outstanding; and

(10) liens created for the sole purpose of extending, renewing or replacing in whole or in part Debt secured by any lien referred to in clauses (1) through (9) above, provided that the principal amount of the Debt secured by such liens shall not exceed the principal amount of Debt so secured at the time of such extension, renewal, replacement and that such extension, renewal or replacement shall be limited to all or a part of the property or Debt that secured the lien so extended, renewed or replaced, and any improvements on such properties;

provided, however, that Entergy cannot place any lien permitted under the foregoing clauses (1) through (10) upon any shares of any class of equity security of any Significant Subsidiary without simultaneously, equally and ratably securing the outstanding Entergy notes.

For purposes of this section, the term “Significant Subsidiary” means Entergy Arkansas, Inc., Entergy Gulf States Louisiana, L.L.C., Entergy Texas, Inc., Entergy Louisiana, LLC, Entergy Mississippi, Inc., System Energy Resources, Inc., and any other Domestic Regulated Utility Subsidiary: (i) the total assets (after intercompany eliminations) of which exceed 5% of total assets of Entergy and its subsidiaries, or (ii) the net worth of which exceeds 5% of the Consolidated Net Worth of Entergy and its subsidiaries, in each case as shown on the most recent audited consolidated balance sheet of Entergy and its subsidiaries. In no event shall “Significant Subsidiary” include any Domestic Regulated Utility Subsidiary that as of June 30, 2008, (i) had total assets (after intercompany eliminations) which were 5% or less of the total assets of Entergy and its subsidiaries at such date, or (ii) had a net worth which was 5% or less of the Consolidated Net Worth of Entergy and its subsidiaries at such date.

Disposition of Assets

The Entergy indenture provides that, so long as any Entergy notes are outstanding, Entergy will not sell, lease, transfer, convey or otherwise dispose of (whether in one transaction or in a series of transactions) any shares of voting common stock (or of stock or other instruments convertible into voting common stock) of any Principal Utility Subsidiary, or permit any Principal Utility Subsidiary to issue, sell or otherwise dispose of any of its shares of voting common stock (or of stock or other instruments convertible into voting common stock) (each such case, a “Stock Disposition”), except to Entergy or to a Principal Utility Subsidiary, unless within 180 days of such Stock Disposition, Entergy applies (or cause such Principal Utility Subsidiary to apply) all of the Net Available Cash from such Stock Disposition (i) to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value its Debt and/or Debt of one or more Domestic Regulated Utility Subsidiaries that remain a Subsidiary of Entergy’s, and/or (ii) to reinvest in the business of one or more Domestic Regulated Utility Subsidiaries. For purposes of this restriction, a Stock Disposition shall be treated as a separate transaction and not part of a series of transactions if it occurs 180 days or more after another Stock Disposition.

Consolidation, Merger, Conveyance or Other Transfer

The Entergy indenture provides that Entergy may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

(1) the surviving or successor entity or an entity which acquires by conveyance or transfer or which leases Entergy’s properties and assets substantially as an entirety is organized and validly existing under the laws of the United States of America or any state thereof and it expressly assumes Entergy’s obligations on the Entergy notes and under the Entergy indenture;

(2) immediately after giving effect to the transaction, no Event of Default under the Entergy indenture or no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(3) Entergy shall have delivered to the trustee an officer’s certificate and an opinion of counsel as provided in the Entergy indenture.

Upon the consummation of any such transaction, the surviving or successor entity will succeed to Entergy’s rights and powers under the Entergy indenture and, except in the case of a lease, Entergy shall be relieved of all obligations and covenants under the Entergy indenture and the outstanding Entergy notes. The terms of the Entergy indenture do not restrict Entergy in a merger in which Entergy is the surviving entity.

Reports

To the extent required by the Trust Indenture Act, whether or not the Entergy indenture is qualified under the Trust Indenture Act, if Entergy is required to file with the SEC the following documents and reports:

(1) Entergy’s annual reports on Form 10-K;

(2) Entergy’s quarterly reports on Form 10-Q;

(3) Entergy’s current reports on Form 8-K; and

(4) Any other documents filed with the SEC which are filed with or incorporated by reference in the foregoing reports, related to Entergy, and have not previously been filed with the trustee,

then Entergy shall file with the trustee such documents and reports within 30 days after such documents or reports (or consolidated documents or reports containing such documents or reports) are filed with the SEC.

To the extent that any of the foregoing documents or reports are consolidated with similar documents or reports filed by an affiliate, Entergy may file such consolidated document or report with the trustee in lieu of the separate document or report.

Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including Entergy’s compliance with any of its covenants hereunder (as to which the trustee is entitled to rely exclusively on an officer’s certificates).

Events of Default

“Event of Default” when used in the Entergy indenture with respect to the Entergy notes, means any of the following:

(1) failure to pay interest on the Entergy notes for three Business Days after it is due and payable;

(2) failure to pay the principal of or any premium on the Entergy notes when due and payable;

(3) failure to perform any other covenant in the Entergy indenture that continues for 30 days after Entergy receives written notice from the trustee, or Entergy and the trustee receives a written notice from the holders of 33% in aggregate principal amount of the Entergy notes; provided, however, that the trustee or such holders, shall be deemed to have agreed to an extension of such period if Entergy initiates and diligently pursues corrective action within such period;

(4) events of bankruptcy, insolvency or reorganization relating to Entergy specified in the Entergy indenture;

(5) failure to pay any principal of or premium or interest on any of Entergy’s Debt that is outstanding in a principal amount in excess of $50 million in the aggregate, whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, and such failure continues after the expiration of any applicable grace period specified in the agreement or instrument relating to such Debt;

(6) failure by Entergy or any of its Significant Subsidiaries to pay its debts as such debts become due, or admission in writing of its inability to pay its debts generally, or making a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Entergy or any of its Significant Subsidiaries seeking to adjudicate Entergy or any such Significant Subsidiary as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding, including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property, shall occur; or Entergy or any its Significant Subsidiary shall take any corporate action to authorize or to consent to any of the actions set forth in this subparagraph; or

(7) any judgment or order for the payment of money in excess of $25 million has been rendered against Entergy and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be any period of 10 consecutive Business Days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

The trustee may withhold notice to the holders of the Entergy notes of any Default, except Default in the payment of principal, premium or interest, if it considers the withholding of notice to be in the interests of the holders.

Remedies

If an Event of Default under the Entergy indenture for any series of notes, including the Entergy notes, occurs and continues or, so long as the Entergy notes are outstanding, if a Prepayment Event, as defined below, with respect to the Entergy notes occurs and continues, the trustee or the holders of a majority in aggregate principal amount of all of the notes of such series or of the Entergy notes, as the case may be, may declare the entire principal amount of all of the notes of such series or the Entergy notes, as the case may be, together with accrued interest, to be due and payable immediately. However, if the event of default is applicable to more than one series of notes outstanding under the Entergy indenture, only the trustee or the holders of a majority in aggregate principal amount of all outstanding notes of all of those series, voting as one class, and not the holders of any series, may make that declaration of acceleration. Notwithstanding the foregoing, so long as the Entergy notes are outstanding, the Entergy notes shall become automatically due and payable upon an actual entry of an order for relief under the federal bankruptcy code with respect to Entergy or any of its Significant Subsidiary. For the purposes of this paragraph, “Prepayment Event” means the occurrence of any event or the existence of any condition under any agreement or instrument relating to Debt of Entergy’s Significant Subsidiary that is outstanding in a principal amount in excess of $50 million in the aggregate, which the occurrence or event results in the declaration of such Debt being due and payable, or such Debt being required to be prepaid (other than by a regularly scheduled required prepayment), prior to the Stated Maturity thereof.

At any time after a declaration of acceleration with respect to the notes of any series including the Entergy notes, has been made and before a judgment or decree for payment of the money due has been obtained, the Event of Default under the Entergy indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered automatically rescinded and annulled, if:

(1) Entergy has paid or deposited with the trustee a sum sufficient to pay: (i) all overdue interest on all notes of the series, including the Entergy notes; (ii) the principal of and premium, if any, on any notes of the series, including the Entergy notes, which have otherwise become due and interest thereon that is currently due; (iii) interest on overdue interest; and (iv) all amounts due to the trustee under the Entergy indenture; and

(2) any other Event of Default under the Entergy indenture with respect to the notes of that series, including Entergy notes, other than the non-payment of principal of such series which shall have become due solely by such declaration of acceleration, has been cured or waived as provided in the Entergy indenture.

However, no such waiver or rescission and annulment shall extend to or shall affect any subsequent Default or impair any related right.

Other than its duties in case of an Event of Default under the Entergy indenture, the trustee is not obligated to exercise any of its rights or powers under the Entergy indenture at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in aggregate principal amount of any series of notes, including the Entergy notes, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee. However, if the Event of Default under the Entergy indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series, considered as one class, will have the right to give this direction and not the holders of the Entergy notes. The trustee is not obligated to comply with directions that conflict with law or other provisions of the Entergy indenture.

No holder of notes of any series, including the Entergy notes, will have any right to institute any proceeding under the Entergy indenture, or any remedy under the Entergy indenture, unless:

(1) the holder has previously given to the trustee written notice of a continuing Event of Default under the Entergy indenture;

(2) the holders of a majority in aggregate principal amount of the outstanding notes of all series in respect of which an event of default shall have occurred and be continuing, considered as one class, have made a written request to the trustee, and have offered reasonable indemnity to the trustee to institute proceedings;

(3) the trustee has failed to institute any proceeding for 60 days after notice; and

(4) no direction inconsistent with such written request shall have been given to the trustee during that 60-day period by the holders of a majority in aggregate principal amount of the outstanding notes of all series in respect of which an event of default shall have occurred and be continuing, considered as one class.

Entergy has agreed under the Entergy indenture to provide to the trustee an annual statement by an appropriate officer as to Entergy’s compliance with all conditions and covenants under the Entergy indenture.

Modification and Waiver

Without the consent of any holder of notes issued under the Entergy indenture, including holders of the Entergy notes, Entergy and the trustee may enter into one or more supplemental indenture for any of the following purposes:

(1) to evidence the assumption by any permitted successor of the covenants in the Entergy indenture and in the Entergy notes;

(2) to add additional covenants or for Entergy to surrender any right or power under the Entergy indenture;

(3) to add additional Events of Default under the Entergy indenture;

(4) to change or eliminate or add any provision to the Entergy indenture; provided, however, if the change, elimination or addition will adversely affect the interests of the holders of the Entergy notes in any material respect, the change, elimination or addition will become effective only when the consent of the holders of Entergy notes has been obtained in accordance with the Entergy indenture;

(5) to provide collateral security for all but not part of the Entergy notes;

(6) to provide for the authentication and delivery of bearer securities and coupons appertaining thereto;

(7) to evidence and provide for the acceptance of appointment of a successor trustee;

(8) to provide for the procedures required for use of a noncertificated system of registration for the Entergy notes;

(9) to change any place where principal, premium, if any, and interest shall be payable, Entergy notes may be surrendered for registration of transfer or exchange and notices to Entergy may be served; or

(10) to cure any ambiguity, to correct or supplement any defect or inconsistency or to make any other changes or to add provisions with respect to matters and questions arising under the Entergy indenture; provided that such other changes or additions do not adversely affect the interests of the holders of the Entergy notes in any material respect.

The holders of a majority in aggregate principal amount of the notes of all series issued under the Entergy indenture then outstanding and affected, including Entergy notes, if applicable, considered as one class, may waive compliance by Entergy with some restrictive provisions of the Entergy indenture. The holders of a majority in aggregate principal amount of the outstanding notes of any series, including the Enexus notes, may waive any past Default under the Entergy indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the Entergy indenture that cannot be modified or be amended without the consent of the holder of each outstanding notes of the series affected.

The consent of the holders of a majority in aggregate principal amount of the notes of all series then outstanding, including the Enexus notes, is required for all other modifications to the Entergy indenture. However, if less than all of the series of notes outstanding under the Entergy indenture are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of all series that are directly affected, considered as one class, will be required. No such amendment or modification may:

(1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any note, or reduce the principal amount of any note or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity of the any note, without the consent of the holder;

(2) reduce the percentage in principal amount of the outstanding notes of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the Entergy indenture or any Default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of all the series; or

(3) modify some of the provisions of the Entergy indenture relating to supplemental indentures, waivers of some covenants and waivers of past Defaults with respect to the notes of any series, without the consent of the holders of each outstanding note affected thereby.

A supplemental indenture which changes the Entergy indenture solely for the benefit of one or more particular series of notes, or modifies the rights of the holders of notes of one or more series, will not affect the rights under the Entergy indenture of the holders of the notes of any other series.

The Entergy indenture provides that the Entergy notes owned by Entergy or any other obligor or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with Entergy or such obligor shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent.

Entergy may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but Entergy shall have no obligation to do so. If Entergy fixes a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding Entergy notes have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding Entergy notes shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the Entergy notes and the holder of every Entergy note issued upon the registration of transfer of or in exchange of these Entergy notes. A transferee will be bound by acts of the trustee or Entergy in reliance thereon, whether or not notation of that action is made upon the Entergy notes.

Resignation of a Trustee

A trustee may resign at any time by giving written notice to Entergy or may be removed at any time by act of the holders of a majority in aggregate principal amount of the Entergy notes delivered to the trustee and Entergy. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if Entergy has delivered to the trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the Entergy indenture, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Entergy indenture.

Notices

Notices to holders of Entergy notes will be given by mail to the addresses of such holders as they may appear in the security register for Entergy notes.

Governing Law

The Entergy indenture and the Entergy notes will be governed by, and construed in accordance with, the laws of the State of New York.

Information about the Trustee

The trustee under the Entergy indenture is Deutsche Bank Trust Company Americas. In addition to acting as trustee for the Entergy indenture, Deutsche Bank Trust Company Americas also acts as trustee under various indentures of Entergy’s affiliates.

Certain Definitions Under the Entergy Indenture

Set forth below are certain defined terms used in the Entergy indenture. Reference is made to the Entergy indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Adjusted Treasury Rate” means, with respect to any Make-Whole Redemption Date:

(1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the Entergy notes being redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

(2) if such release (or any successor release) is not published during the week preceding the calculation date for the Adjusted Treasury Rate or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the Make-Whole Redemption Date.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the trustee is closed for business.

“Commodity Hedge Transaction” shall mean any swaps (including without limitation heat rate swaps), caps, collars, puts, calls, floors, futures, options, spots, forwards, power purchase, tolling or sale agreements, fuel purchase or sale agreements (including any and all fuels used for power generation, whether or not used by Entergy and its Subsidiaries), weather risk management transactions, emissions or renewable energy credit or allowance purchase or sales agreements, power transmission agreements, fuel enrichment, transportation or storage agreements, netting agreements, or commercial or trading agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, energy, generation capacity or fuel

(including any and all fuels used for power generation, whether or not used by Entergy and its Subsidiaries), or any other energy related commodity or service, price or price indices for any such commodities or services or any other similar derivative agreements, and any other similar agreements from time to time entered into by Entergy or any Subsidiary in the course of its business as a merchant power generator (as its risk management practices and methods may evolve from time to time, consistent with all requirements of law and applicable regulation) in order to manage fluctuations in the price or availability of any energy commodity or to manage any regulatory or other risk of Entergy or such Subsidiary in connection with its business as a merchant power generator (and in any case not for speculative purposes).

“Common Equity” shall mean the stock, shares or other ownership interests in the issuer thereof howsoever evidenced (including, without limitation, limited liability company membership interests) that has ordinary voting power for the election of directors, managers or trustees (or other persons performing similar functions) of the issuer, as applicable, provided that Preferred Equity, even if it has such ordinary voting power, shall not be Common Equity.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Entergy notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Entergy notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Consolidated Net Worth” means the sum of the capital stock, excluding treasury stock and capital stock subscribed for and unissued, and surplus, including earned surplus, capital surplus and the balance of the current profit and loss account not transferred to surplus, accounts of Entergy and its subsidiaries appearing on a consolidated balance sheet of Entergy and its subsidiaries prepared as of the date of determination in accordance with GAAP consistent with those applied in the preparation of Entergy’s consolidated financial statements, after eliminating all intercompany transactions and all amounts properly attributable to minority interests, if any, in the stock and surplus of subsidiaries.

“Credit Support Facilities” shall mean any commodity credit revolver, credit commodity posting facility, novation or other third party guarantee or credit support provided with respect to a Commodity Hedge Transaction.

“Debt,” with respect to any Person, means (without duplication) all liabilities, obligations and indebtedness, contingent or otherwise, of such Person:

(1) for borrowed money or evidenced by bonds, debentures, notes, or other similar instruments;

(2) to pay the deferred purchase price of property or services, other than such obligations incurred in the ordinary course of business on customary trade terms, provided that such obligations are not more than 30 days past due;

(3) as lessee under leases, which shall have been or should be, in accordance with GAAP, recorded as capital leases;

(4) under reimbursement agreements or similar agreements with respect to the issuance of letters of credit, other than obligations in respect of letters of credit opened to provide for the payment of goods or services purchased in the ordinary course of business;

(5) under any Guaranty Obligations;

(6) representing any Hedging Obligations; and

(7) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Domestic Regulated Utility Subsidiary” means a direct or indirect domestic Subsidiary of Entergy engaged in the generation, transmission or distribution of electricity or the transmission or distribution of natural gas that is regulated as to rates by the Federal Energy Regulatory Commission (or successor federal agency) or a state or local governmental body on a cost-of-service basis.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder, each as amended and modified from time to time.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Guaranty Obligations” means (i) direct or indirect guaranties in respect of, and obligations to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Debt of any Person, and (ii) other guaranty or similar obligations in respect of the financial obligations of others including without limitation, Support Obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange or interest rate swap, cap or collar agreements;

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates, and

(3) Commodity Hedge Transactions.

“Independent Investment Banker” means Citigroup Global Markets Inc. or Goldman, Sachs & Co. or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by Entergy.

“Issue Date” means          , 2008.

“Net Available Cash” from a Stock Disposition means cash payments received therefrom net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state and local taxes required to be paid or accrued as a liability under GAAP, as a result of such Stock Disposition.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Equity” shall mean any stock, shares or other ownership interests in the issuer thereof howsoever evidenced (including, without limitation, limited liability company membership interests), whether with or without voting rights, that is entitled to dividends or distributions prior to the payment of dividends or distributions with respect to Common Equity.

“Principal Utility Subsidiary” means Entergy Arkansas, Inc., Entergy Gulf States Louisiana, L.L.C., Entergy Texas, Inc., Entergy Louisiana, LLC, Entergy Mississippi, Inc., System Energy Resources, Inc., or in each case, its successors and permitted assigns and any other Domestic Regulated Utility Subsidiary (i) the total assets (after intercompany eliminations) of which exceed 20% of total assets of Entergy and the total assets of its subsidiaries, or (ii) the net worth of which exceeds 20% of the Consolidated Net Worth of Entergy and its subsidiaries, in each case as shown on the most recent audited consolidated balance sheet of Entergy and its subsidiaries. In no event shall “Principal Utility Subsidiary” include any Domestic Regulated Utility Subsidiary that as of June 30, 2008, (i) had total assets (after intercompany eliminations) which were 5% or less of Entergy’s total assets and the total assets of its subsidiaries at such date, or (ii) had a net worth which was 5% or less of the Consolidated Net Worth of Entergy and its subsidiaries at such date.

“Reference Treasury Dealer” means (1) Citigroup Global Markets Inc., Goldman, Sachs & Co. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), Entergy will substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with Entergy.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m. on the third Business Day preceding such Make-Whole Redemption Date.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the supplemental indenture relating to the Entergy notes.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such indebtedness as of the date of the supplemental indenture relating to the Entergy notes, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stock Disposition” means, with respect to any Person, the issuance, sale, lease, transfer, conveyance or other disposition of (whether in one transaction or in a series of transactions) any Common Equity (or stock or other instruments convertible into Common Equity) of such Person.

“Subsidiary” means any corporation, association or other business entity more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by Entergy or by one of more other subsidiaries, or by Entergy and one or more other subsidiaries. For the purpose of this definition, “voting stock” means stock or other interests (including partnership or limited liability company interests) that ordinarily has voting power for the election of directors, managers or trustees, whether at all times or only so long as no senior class of stock or other interests has such voting power by reason of any contingency.

“Support Obligations” means any financial obligation, contingent or otherwise, of any Person guaranteeing or otherwise supporting any Debt or other obligation of any other Person in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Debt of the payment of such Debt, (iii) to maintain working capital, equity capital, available cash or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Debt, (iv) to provide equity capital under or in respect of equity subscription arrangements so as to assure any Person with respect to the payment of such Debt or the performance of such obligation, or (v) to provide financial support for the performance of, or to arrange for the performance of, any non-monetary obligations or non-funded debt payment obligations (including, without limitation, guaranties of payments under power purchase or other similar arrangements) of the primary obligor.

Description of the Enexus Notes

Prior to the completion of the Separation, as partial consideration of Entergy’s transfer of the Non-Utility Nuclear business to Enexus, and in addition to other equity and debt securities issued by Enexus in connection therewith, Enexus will issue the Enexus notes to Entergy in an aggregate principal amount equal to the Entergy notes sold in this offering. If the Separation is consummated and the Exchange Conditions described above are satisfied on or prior to the Outside Date, Entergy may, at its option, exchange, all or part, but not less than $300 million aggregate principal amount of the Entergy notes for Enexus notes. See ‘‘— Description of the Entergy Notes — Mandatory Exchange at the Option of Entergy in the Event of the Separation.” Enexus will issue the Enexus notes under an indenture, which is referred to herein as the “Enexus indenture,” among itself, the Subsidiary Guarantors and Wells Fargo Bank, N.A., as trustee. The terms of the Enexus notes include those stated in the Enexus indenture and those made part of the Enexus indenture by reference to the Trust Indenture Act.

The following description is a summary of the material provisions of the Enexus notes and the Enexus indenture. It does not restate the Enexus notes and the Enexus indenture in their entirety. You are urged to read the Enexus notes and the Enexus indenture because they, and not this description, define your rights as holders of the Enexus notes. Copies of the proposed form of the Enexus indenture are available as described under “Where You Can Find More Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions Under the Enexus Indenture” have the meanings assigned to them in the Enexus indenture.

The registered holder of an Enexus note is treated as the owner of it for all purposes. Only registered holders have rights under the Enexus indenture.

General

The Enexus notes:

•	will be general unsecured obligations of Enexus;

•	will be equal in right of payment with all existing and future senior indebtedness of Enexus;

•	will be senior in right of payment to any future subordinated indebtedness of Enexus;

•	will effectively rank junior to all existing and future secured indebtedness of Enexus to the extent of the value of the assets securing all such indebtedness; and

•	will be unconditionally guaranteed on a joint and several basis by the Subsidiary Guarantors.

The Enexus notes will be guaranteed by Subsidiary Guarantors on an unsecured senior subordinated basis solely with respect to any Designated Senior Indebtedness and on an unsecured senior basis in all other instances. The Subsidiary Guarantee of the Enexus notes by a Subsidiary Guarantor:

•	will be a general unsecured obligation of such Subsidiary Guarantor;

•	will be subordinated in right of payment to such Subsidiary Guarantor’s Obligations under all existing and future Designated Senior Indebtedness and will rank equally in right of payment with all other existing and future senior indebtedness of such Subsidiary Guarantor;

•	will be senior in right of payment to any future subordinated indebtedness of such Subsidiary Guarantor; and

•	will effectively rank junior to all existing and future secured indebtedness of such Subsidiary Guarantor to the extent of the value of the assets securing all such indebtedness.

On the Issue Date, EquaGen and its Subsidiaries will not be Subsidiaries of Enexus for purposes of the Enexus indenture and, accordingly, will not guarantee the Enexus notes.

Principal, Maturity and Interest

In the Exchange, each $1,000 principal amount of 20           Entergy notes will be exchanged for $1,000 principal amount of 20           Enexus notes and each $1,000 principal amount of 20           Entergy notes will be exchanged for $1,000 principal amount of 20           Enexus notes. New certificates

(or global notes, as the case may be) representing the Enexus notes will be delivered to holders of the old Entergy notes, which will then become void.

Enexus may issue additional Enexus notes under the Enexus indenture from time to time that rank equally and ratably with the Enexus notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further Enexus notes or except for the first payment of interest following the issue date of such further Enexus notes), without notice to or the consent of the registered holders of the Enexus notes, and so that such further Enexus notes shall be consolidated and form a single series with the Enexus notes and shall have the same terms as to status, redemption or otherwise as the Enexus notes. Any further Enexus notes shall be issued subject to an agreement supplemental to the applicable indenture. The Enexus notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000. The 20           Enexus notes will mature on          ,          and the 20           Enexus notes will mature on          ,          .

Interest on the 20           Enexus notes will accrue at the rate of     % per annum, and will be payable semi-annually in arrears on          and           of each year. Interest payments will be paid to the holders of record immediately preceding          and          . Interest on the 20           Enexus notes will accrue at the rate of     % per annum, and will be payable semi-annually in arrears on           and           of each year. Interest payments will be paid to the holders of record immediately preceding           and          .

As described above under “— Description of the Entergy Notes — Principal, Maturity and Interest,” with respect to any Entergy note that is exchanged for an Enexus note in an Exchange that takes place prior to an interest payment date, the interest on such Entergy note that is payable on such interest payment date will be paid by Enexus to the holders of record of the Enexus notes for which such Entergy notes have been exchanged on the applicable interest payment date for the Enexus notes.

Interest on the Enexus notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Subsidiary Guarantees

Enexus’ payment obligations under the Enexus notes will be guaranteed by each of its current and future Subsidiaries that guarantee its Credit Facilities or any other Debt of Enexus (the “Subsidiary Guarantors”) on an unsecured senior subordinated basis solely with respect to any Designated Senior Indebtedness and on an unsecured senior basis in all other instances. These Subsidiary Guarantees will be joint and several obligations of the Subsidiary Guarantors. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Related to the Enexus Notes — Fraudulent transfer statutes may limit your rights as a holder of Enexus notes.”

A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, other than Enexus or another Subsidiary Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Subsidiary Guarantor under the Enexus indenture and its Subsidiary Guarantee pursuant to supplemental agreements reasonably satisfactory to the trustee under the Enexus indenture.

The Subsidiary Guarantee of a Subsidiary Guarantor of the Enexus notes will be released automatically:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Enexus or a Subsidiary of Enexus in a transaction that is not otherwise prohibited by the Enexus indenture;

(2) in connection with any sale or other disposition of capital stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) Enexus or a Subsidiary of Enexus in a transaction that is not otherwise prohibited by the Enexus indenture, if following such sale or other disposition, that Subsidiary Guarantor is not a direct or indirect Subsidiary of Enexus;

(3) upon defeasance or satisfaction and discharge of such Enexus notes as provided by the Enexus indenture;

(4) upon a dissolution of a Subsidiary Guarantor that is not prohibited under the Enexus indenture;

(5) otherwise with respect to the Subsidiary Guarantee of any Subsidiary Guarantor, upon the contemporaneous release of such Subsidiary Guarantor’s Guarantee of all other Debt of Enexus (including under Credit Facilities); or

(6) otherwise with respect to the Subsidiary Guarantee of any Subsidiary Guarantor, upon the prior consent of holders of at least a majority in aggregate principal amount of the Enexus notes then outstanding.

Ranking

The payment of the principal of, premium, if any, and interest on the Enexus notes by Enexus will rank equally in right of payment to all unsubordinated Debt of Enexus, including the obligations of Enexus under the Credit Facilities, the Guaranty Obligations of Enexus supporting or in respect of Hedging Obligations and any Hedging Obligations. The Enexus notes will be effectively subordinated to all of the existing and future secured Debt of Enexus to the extent of the value of the assets securing such Debt.

Each Subsidiary Guarantor’s Obligations under its Subsidiary Guarantee of the Enexus notes will be subordinated to the Obligations of that Subsidiary Guarantor under any Designated Senior Indebtedness. As such, the rights of Holders to receive payment pursuant to such Subsidiary Guarantee will be subordinated in right of payment to the rights of the holders of any Designated Senior Indebtedness. The Subsidiary Guarantee of the Enexus notes will rank equally in right of payment to all other unsubordinated indebtedness of the relevant Subsidiary Guarantor.

Although the Enexus indenture will contain limitations on the amount of additional Debt that the Subsidiary Guarantors may incur under Credit Facilities that may be Designated Senior Indebtedness, the Enexus indenture will not limit the amount of Hedging Obligations under Commodity Hedge Transactions or Credit Support Facilities supporting or in respect of Hedging Obligations that may be incurred by the Subsidiary Guarantors and such Obligations may be Designated Senior Indebtedness. Accordingly, under certain circumstances, the amount of such Debt could be substantial and the Obligations of the Subsidiary Guarantors to the holders of such Debt will be senior to the obligations of Subsidiary Guarantors under the Subsidiary Guarantees to the extent such Debt is Designated Senior Indebtedness. See “Description of Other Indebtedness — Enexus — Certain Lien-Based Hedging Arrangements and Credit Support Facilities.”

No Subsidiary Guarantor is permitted to make any payment or distribution of any kind or character with respect to its Obligations under its Subsidiary Guarantee of the Enexus notes if either of the following occurs (a “Payment Default”):

(1) any Obligation on any Designated Senior Indebtedness of such Subsidiary Guarantor is not paid in full in cash when due; or

(2) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, each Subsidiary Guarantor is permitted to make a payment or distribution under its Subsidiary Guarantee of the Enexus notes if Enexus and the trustee receive written notice approving such payment from the

Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

During the continuance of any default (other than a Payment Default) (a “Non-Payment Default”) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, no Subsidiary Guarantor is permitted to make any payment or distribution of any kind or character with respect to its Obligations under its Subsidiary Guarantee of the Enexus notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the trustee (with a copy to Enexus) of written notice (a “Blockage Notice”) of such Non-Payment Default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1) by written notice to the trustee and Enexus from the Person or Persons who gave such Blockage Notice;

(2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

(3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the provisions described above (but subject to the subordination provisions of the immediately succeeding paragraph), unless the holders of such Designated Senior Indebtedness or the Representatives of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness or a Payment Default has occurred and is continuing, each Subsidiary Guarantor is permitted to make any payment or distribution of any kind or character with respect to its Obligations under its Subsidiary Guarantee of the Enexus notes after the end of such Payment Blockage Period. The Subsidiary Guarantees shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of Non-Payment Defaults with respect to Designated Senior Indebtedness during such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods on the Subsidiary Guarantees are in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be at least 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect. Notwithstanding the foregoing, however, no Non-Payment Default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to any Designated Senior Indebtedness and that was the basis for the initiation of such Payment Blockage Period will be, or be made, the basis for a subsequent Payment Blockage Period unless such default has been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of such initial Payment Blockage Period, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose).

In connection with the Subsidiary Guarantees, in the event of any payment or distribution of the assets of a Subsidiary Guarantor upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to such Subsidiary Guarantor or its property:

(1) the holders of Designated Senior Indebtedness will be entitled to receive payment in full in cash of such Designated Senior Indebtedness before the Holders of the Enexus notes are entitled to receive any payment or distribution of any kind or character with respect to any Obligations on, or related to, such Subsidiary Guarantor’s Subsidiary Guarantee of the Enexus notes; and

(2) until the Designated Senior Indebtedness is paid in full in cash, any payment or distribution to which holders of the Enexus notes would be entitled but for the subordination provisions of the Enexus indenture will be made to holders of such Designated Senior Indebtedness and paid over to them as their interests may appear.

If a distribution is made to holders of the Enexus notes that, due to the subordination provisions, should not have been made to them, such holders of the Enexus notes are required to hold it in trust for the holders of Designated Senior Indebtedness and pay it over to them as their interests may appear.

Enexus expects that, except as otherwise provided by an intercreditor agreement to which the Representatives under any Designated Senior Indebtedness are a party, so long as any Designated Senior Indebtedness under any Credit Facility remains outstanding and the relevant Subsidiary Guarantor is a guarantor thereof, a Blockage Notice may be given only by a Representative thereunder (and such other parties to any intercreditor agreement as may be required) unless otherwise agreed to in writing by the requisite lenders named therein.

The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Enexus indenture upon the failure of Enexus to pay cash interest or principal with respect to the Enexus notes when due by their terms. If payment of the Enexus notes is accelerated because of an Event of Default and a demand for payment is made on any Subsidiary Guarantor pursuant to its Subsidiary Guarantee, the Subsidiary Guarantors must promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of the acceleration, provided that any failure to give such notice shall have no effect whatsoever on the subordination provisions described herein. If any Designated Senior Indebtedness is outstanding, any Subsidiary Guarantor may not make any payment or distribution under its Subsidiary Guarantee of the Enexus notes until five Business Days after the Representatives of all the issuers of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may make any payment or distribution under its Subsidiary Guarantee of the Enexus notes only if the Enexus indenture otherwise permits payment at that time.

A holder by its acceptance of Enexus notes agrees to be bound by the provisions described in this section and authorizes and expressly directs the trustee, on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Enexus indenture and appoints the trustee its attorney-in-fact for such purpose.

By reason of the subordination provisions contained in the Enexus indenture, in the event of a liquidation or insolvency proceeding, holders of Designated Senior Indebtedness may recover more, ratably, than the holders of the Enexus notes, and creditors who are not holders of Designated Senior Indebtedness may recover less, ratably, than holders of Designated Senior Indebtedness and may recover more, ratably, than the holders of the Enexus notes.

The terms of the subordination provisions described above will not apply to payments from money or the proceeds of government securities held in trust by the trustee for the payment of principal (including any accretion) of and interest on the Enexus notes pursuant to the provisions described under “— Defeasance,” if the foregoing subordination provisions were not violated at the time the applicable amounts were deposited in trust pursuant to such provisions and the respective deposit in the trust was otherwise made in accordance with such provisions.

Optional Redemption

Enexus is not permitted to redeem the Enexus notes prior to their maturity.

Mandatory Redemption

Enexus is not required to make mandatory redemption or sinking fund payments with respect to the Enexus notes.

Payment and Paying Agents

Interest on the Enexus notes payable on each interest payment date will be paid to the person in whose name that Enexus note is registered as of the close of business on the regular record date for the interest payment date, which will be the close of business on the 15th calendar day before that interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any Enexus note, other than at maturity, the defaulted interest may be paid to the holder of such Enexus note as of the close of business on a date between 10 and 15 days before the date proposed by Enexus for payment of such defaulted interest or in any other lawful manner permitted by any securities exchange on which that Enexus note may be listed, if the trustee finds it practicable.

Principal, premium, if any, and interest on the Enexus notes at maturity will be payable upon presentation of the Enexus notes at the corporate trust office of Wells Fargo Bank, N.A., as Enexus’ paying agent. Enexus may change the place of payment on the Enexus notes, and may appoint one or more additional paying agents (including Enexus) and may remove any paying agent, all at Enexus’ discretion.

Enexus will pay principal, premium, if any, and interest due on the Enexus notes in the form of global securities to DTC or its nominee in immediately available funds. DTC will then make payment to its participants for disbursement to the beneficial owners of the Enexus notes as described under “— Global Securities; Book-Entry System.”

Registration and Transfer

Subject to the transfer restrictions relating to the Enexus notes as described under “Exchange Offer and Registration Rights Agreements” in the event that the Exchange is consummated, the transfer of Enexus notes may be registered, and Enexus notes may be exchanged for other Enexus notes of the same series, of authorized denominations and with the same terms and principal amount, at the offices of the trustee in The City of New York. Enexus may change the place for registration of transfer and exchange of the Enexus notes and may designate additional places for registration and exchange. No service charge will be made for any transfer or exchange of the Enexus notes. However, Enexus may require payment to cover any tax or other governmental charge that may be imposed.

Defeasance

Subject to certain conditions, Enexus will be discharged from its obligations on the Enexus notes if Enexus irrevocably deposits with the trustee sufficient cash or Government Securities to pay the principal, interest, any premium and any other sums when due on the Stated Maturity date or a redemption date of the Enexus notes.

Change of Control Repurchase at the Option of Holders

If a Change of Control [Triggering Event] occurs, each holder of Enexus notes will have the right to require Enexus to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that holder’s Enexus notes pursuant to a Change of Control Offer on the terms set forth in the Enexus indenture. In the Change of Control Offer, Enexus will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Enexus notes repurchased plus accrued and unpaid interest on the Enexus notes repurchased, to, but not including, the date of purchase, subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control [Triggering Event], Enexus will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control [Triggering Event] and offering to repurchase Enexus notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Enexus indenture and described in such notice. Enexus will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Enexus notes as a result of a Change of Control [Triggering Event]. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Enexus indenture, Enexus will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Enexus indenture by virtue of such compliance.

On the Change of Control Payment Date, Enexus will, to the extent lawful:

(1) accept for payment all Enexus notes or portions of Enexus notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Enexus notes or portions of Enexus notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the Enexus notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Enexus notes or portions of Enexus notes being purchased by Enexus.

The paying agent will promptly mail to each holder of Enexus notes properly tendered the Change of Control Payment for such Enexus notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Enexus note equal in principal amount to any unpurchased portion of the Enexus notes surrendered, if any; provided that each new Enexus note will be in a principal amount of $2,000 or an integral multiple of $1,000. Enexus will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Enexus to make a Change of Control Offer following a Change of Control [Triggering Event] will be applicable whether or not any other provisions of the Enexus indenture are applicable.

Except as described above with respect to a Change of Control [Triggering Event], the Enexus indenture does not contain provisions that permit the holders of the Enexus notes to require that Enexus repurchase or redeem the Enexus notes in the event of a takeover, recapitalization or similar transaction.

Enexus will not be required to make a Change of Control Offer upon a Change of Control [Triggering Event] if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Enexus indenture applicable to a Change of Control Offer made by Enexus and purchases all Enexus notes properly tendered and not withdrawn under the Change of Control Offer. A Change in Control Offer may be made in advance of a Change of Control [Triggering Event], with the obligation to pay and the timing of payment conditioned upon the consummation of the Change of Control, if a definitive agreement to effect a Change of Control is in place at the time of the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Enexus and its subsidiaries taken as a whole. There is a limited body of case law interpreting the phrase “substantially all,” and there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Enexus notes to require Enexus to repurchase its Enexus notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Enexus and its subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

Liens

The Enexus indenture will provide that, so long as any Enexus notes are outstanding, Enexus and the Subsidiary Guarantors will not create or suffer to exist any lien upon or with respect to any of their respective properties or assets, including, without limitation, any shares of any class of equity security of any Subsidiary, to secure or provide for the payment of any Debt without also securing such outstanding Enexus notes, and all other Debt entitled to be so secured, equally and ratably with such Debt for so long as such Debt is secured.
This restriction does not apply to:

(1) liens in existence on the date of the Enexus indenture (other than under Credit Facilities);

(2) liens for taxes, assessments or governmental charges or levies to the extent not past due or which are being contested in good faith by appropriate proceedings diligently conducted and for which Enexus or its Subsidiary Guarantors has provided adequate reserves for the payment thereof in accordance with GAAP;

(3) pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation;

(4) other pledges or deposits in the ordinary course of business, other than for Debt, that, in the aggregate are not material to Enexus;

(5) purchase money mortgages or other purchase money security interests upon or in any property acquired or held by Enexus or a Subsidiary Guarantor in the ordinary course of business to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition of such property or financing all or any part of the cost of design, construction, installation or improvement or lease of any property (real or personal), plant or equipment;

(6) liens imposed by law such as materialmen’s, mechanics’, carriers’, workers’ and repairmen’s liens and other similar liens arising in the ordinary course of business for sums not yet due or currently being contested in good faith by appropriate proceedings diligently conducted;

(7) liens securing indebtedness and other obligations under Credit Facilities, in aggregate principal amount not exceeding, on the date of the creation of such liens, $2,300 million;

(8) liens on property (including capital stock) existing at the time of acquisition of the property by Enexus or any Subsidiary of Enexus, provided, however, that such liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided further, however, that the liens may not extend to any other property owned by Enexus or any Material Subsidiary;

(9) liens on property of a Person existing at the time such Person is merged with or into or consolidated with Enexus or any Subsidiary of Enexus; provided, however, that such liens are not created or incurred in connection with, or in contemplation of, such merger or consolidation; provided further, however, that the liens may not extend to any other property owned by Enexus or any Material Subsidiary;

(10) liens securing (x) Hedging Obligations entered into in the ordinary course of business and not for speculative purposes and (y) Guaranty Obligations or Credit Support Facilities, supporting or in respect of Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;

(11) liens in addition to those liens permitted by clauses (1) through (10) above, provided that the aggregate amount of Debt secured by such additional liens, in the aggregate, shall not exceed 10% of Enexus’ Consolidated Net Tangible Assets; and

(12) liens created for the sole purpose of extending, renewing or replacing in whole or in part Debt secured by any lien referred to in clauses (1) through (10) above, provided that the principal amount of the Debt secured by such liens shall not exceed the principal amount of (and an amount necessary to pay any fees and expenses, including premiums, related to such extension, renewal or replacement) Debt so secured at the time of such extension, renewal, replacement and that such extension, renewal or replacement shall be limited to all or a part of the property or Debt that secured the lien so extended, renewed or replaced, and any improvements on such properties;

provided, however, that Enexus and the Subsidiary Guarantors cannot place any lien permitted under the foregoing clauses (1) through (6), (8), (9), (11) and (12) (with respect to clause (12), only to the extent that any lien created pursuant to such clause is in connection with liens referred to in clauses (1) through (6), (8), (9) and (11)), upon any shares of any class of equity security of any Material Subsidiary without simultaneously, equally and ratably securing the outstanding Enexus notes. For purposes of this section, “Material Subsidiary” means [Entergy Nuclear Indian Point 2, LLC, Entergy Nuclear Vermont Yankee, LLC,

Entergy Nuclear Midwest Investment Company, LLC, Entergy Nuclear Palisades, LLC, Entergy Nuclear FitzPatrick, LLC, Entergy Nuclear Indian Point 3, LLC, Enexus Nuclear Pilgrim LLC, Enexus Nuclear Holding Company LLC, Entergy Nuclear Finance Holding, Inc., Entergy Nuclear Finance, LLC, Entergy Nuclear Power Marketing, LLC, Entergy Retail Holding Company, Entergy Nuclear Nebraska, LLC, Entergy Nuclear Fuels Company, Nuclear Services Company, LLC and Entergy Solutions LLC] and any other Domestic Subsidiary: (i) the total assets (after intercompany eliminations) of which exceed 5% of the total consolidated assets of Enexus and its subsidiaries or (ii) the net worth of which exceeds 5% of Enexus’ Consolidated Net Worth, in each case as shown on the most recent consolidated financial statements (audited or not) of Enexus and its Subsidiaries.

Additional Subsidiary Guarantees

Enexus will cause each Subsidiary that is required to become a guarantor of any borrowings under any Credit Facilities or any other Debt of Enexus, to become a Subsidiary Guarantor and execute a supplemental indenture to the Enexus indenture and deliver an opinion of counsel satisfactory to the trustee. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Subsidiary, without rendering the guarantee, as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Consolidation, Merger, Conveyance or Other Transfer

The Enexus indenture will provide that Enexus may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets, substantially as an entirety to any entity, unless:

(1) the surviving or successor entity or an entity which acquires by conveyance or transfer or which leases Enexus’ properties and assets, substantially as an entirety is organized and validly existing under the laws of the United States of America or any state thereof and it expressly assumes Enexus’ obligations on the Enexus notes and under the Enexus indenture;

(2) immediately after giving effect to the transaction, no Event of Default under the Enexus indenture or no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(3) Enexus shall have delivered to the trustee an officer’s certificate and an opinion of counsel as provided in the Enexus indenture.

Upon the consummation of any such transaction, the surviving or successor entity will succeed to Enexus’ rights and powers under the Enexus indenture and, except in the case of a lease, Enexus shall be relieved of all obligations and covenants under the Enexus indenture and the outstanding Enexus notes. The terms of the Enexus indenture do not restrict Enexus in (i) a merger in which Enexus is the surviving entity, or (ii) any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among Enexus and its Subsidiary Guarantors, including by way of merger or consolidation.

Reports

Whether or not required by the SEC’s rules and regulations, so long as any Enexus notes are outstanding, Enexus will furnish to the holders of Enexus notes or cause the trustee to furnish to the holders of Enexus notes, within the time periods (including any extensions thereof) specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Enexus were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Enexus were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Enexus’

consolidated financial statements by Enexus’ independent registered public accounting firm. In addition, Enexus will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods (including any extensions thereof) specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing). To the extent such filings are made, the reports will be deemed to be furnished to the trustee and holders of Enexus notes.

If Enexus is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Enexus will nevertheless continue filing the reports specified in the preceding paragraph with the SEC within the time periods specified in the SEC’s rules and regulations applicable to a registrant that is not an accelerated filer or a large accelerated filer unless the SEC will not accept such a filing. Enexus agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Enexus’ filings for any reason, Enexus will post the reports referred to in the preceding paragraph on its website within the time periods specified above.

In addition, Enexus and the Subsidiary Guarantors agree that, for so long as any Enexus notes remain outstanding, at any time they are not required to file the reports required by the preceding paragraphs with the SEC, they will furnish to the holders of the Enexus notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

“Event of Default” when used in the Enexus indenture with respect to the Enexus notes, will mean any of the following:

(1) failure to pay interest on the Enexus notes for 30 Business Days after it is due and payable;

(2) failure to pay the principal of or any premium on the Enexus notes when due and payable;

(3) failure to perform any other covenant in the Enexus indenture that continues for 60 days after Enexus receives written notice from the trustee, or Enexus and the trustee receives a written notice from the holders of 25% in aggregate principal amount of the Enexus notes; provided, however, that the trustee or such holders, shall be deemed to have agreed to an extension of such period if Enexus initiates and diligently pursues corrective action within such period;

(4) failure to pay any principal of or premium or interest on any of Enexus’ or any of its Subsidiaries’ Debt that is outstanding in a principal amount in excess of $100 million in the aggregate, whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, and such failure continues after the expiration of any applicable grace period specified in the agreement or instrument relating to such Debt;

(5) failure by Enexus or any of its Significant Subsidiaries to pay its debts as such debts become due, or admission in writing of its inability to pay its debts generally, or making a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Enexus or any of its Significant Subsidiaries seeking to adjudicate Enexus or any such Significant Subsidiary a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding, including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property, shall occur; or Enexus or any its Significant Subsidiary shall take any corporate action to authorize or to consent to any of the actions set forth in this subparagraph;

(6) any judgment or order for the payment of money in excess of $100 million has been rendered against Enexus or any of its subsidiaries and the same shall not have been paid, discharged or stayed for a period of 60 days after such judgment became final and non-appealable, and in the event such judgment or order is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or order which is not promptly stayed; or

(7) except as permitted by the Enexus indenture, any Subsidiary Guarantee held in any final and non-appealable judicial proceeding to be unenforceable or invalid or cease for any reason to be in full force and effect or any Subsidiary Guarantor (or any group of Subsidiary Guarantors) that constitutes a Significant Subsidiary, or any Person acting on behalf of any Subsidiary Guarantor (or any group of Subsidiary Guarantors) that constitutes a Significant Subsidiary, shall deny or disaffirm its or their obligations under its or their Subsidiary Guarantee(s).

The trustee may withhold notice to the holders of the Enexus notes of any Default, except default in the payment of principal, premium, if any, or interest, if it considers the withholding of notice to be in the interests of the holders.

Remedies

If an Event of Default (other than of a type specified in clause (5) above) under the Enexus indenture for any series of notes, including the Enexus notes, occurs and continues, the trustee or the holders of not less than 25% in aggregate principal amount of all of the notes of such series or of the Enexus notes, as the case may be, then outstanding may declare the entire principal amount of all of the notes of such series or of the Enexus notes, as the case may be, together with accrued interest, to be due and payable immediately. However, if the Event of Default is applicable to more than one series of notes outstanding under the Enexus indenture, only the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding notes of all of those series, voting as one class, and not the holders of any one series, may make that declaration of acceleration. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (5) above, all outstanding Enexus notes shall become automatically due and payable without further action or notice.

At any time after a declaration of acceleration with respect to the notes of any series, including the Enexus notes, has been made and before a judgment or decree for payment of the money due has been obtained, the Event of Default under the Enexus indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered automatically rescinded and annulled, if:

(1) Enexus has paid or deposited with the trustee a sum sufficient to pay: (i) all overdue interest on all notes of such series, including the Enexus notes; (ii) the principal of and premium, if any, on any notes of such series, including the Enexus notes, which have otherwise become due and interest thereon that is currently due; (iii) interest on overdue interest; and (iv) all amounts due to the trustee under the Enexus indenture; and

(2) any other Event of Default under the Enexus indenture with respect to notes of such series, including the Enexus notes, other than the non-payment of principal which shall have become due solely by such declaration of acceleration, has been cured or waived as provided in the Enexus indenture.

However, no such waiver or rescission and annulment shall extend to or shall affect any subsequent Default or impair any related right.

Other than its duties in case of an Event of Default under the Enexus indenture, the trustee is not obligated to exercise any of its rights or powers under the Enexus indenture at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in aggregate principal amount of any series of notes, including the Enexus notes, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee. However, if the Event of Default under the Enexus indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all of the affected series, considered as one class, will have the right to give this direction and not the other holders of the Enexus notes. The trustee is not obligated to comply with directions that conflict with law or other provisions of the Enexus indenture.

No holder of the notes of any series, including the Enexus notes, will have any right to institute any proceeding under the Enexus indenture, or any remedy under the Enexus indenture, unless:

(1) the holder has previously given to the trustee written notice of a continuing Event of Default under the Enexus indenture;

(2) the holders of a majority in aggregate principal amount of the outstanding notes of all series in respect of which an event of default shall have occurred and be continuing, considered as one class, have made a written request to the trustee, and have offered reasonable indemnity to the trustee to institute proceedings;

(3) the trustee has failed to institute any proceeding for 60 days after notice; and

(4) no direction inconsistent with such written request shall have been given to the trustee during that 60-day period by the holders of a majority in aggregate principal amount of the outstanding notes of all series in respect of which an event of default shall have occurred and be continuing, considered as one class.

Enexus will agree under the Enexus indenture to provide to the trustee an annual statement by an appropriate officer as to Enexus’ compliance with all conditions and covenants under the Enexus indenture.

Modification and Waiver

Without the consent of any holder of notes issued under the Enexus indenture, including holders of the Enexus notes, Enexus, the Subsidiary Guarantors and the trustee may enter into one or more supplemental indentures for any of the following purposes:

(1) to evidence the assumption by any permitted successor of the covenants in the Enexus indenture and in the Enexus notes;

(2) to add additional covenants or for Enexus to surrender any right or power under the Enexus indenture;

(3) to add additional Events of Default under the Enexus indenture;

(4) to change or eliminate or add any provision to the Enexus indenture; provided, however, if the change, elimination or addition will adversely affect the interests of the holders of the Enexus notes in any material respect, the change, elimination or addition will become effective only when the consent of the holders of Enexus notes has been obtained in accordance with the Enexus indenture;

(5) to provide collateral security for all but not part of the Enexus notes;

(6) to provide for the authentication and delivery of bearer securities and coupons appertaining thereto;

(7) to evidence and provide for the acceptance of appointment of a successor trustee;

(8) to provide for the procedures required for use of a noncertificated system of registration for the Enexus notes;

(9) to change any place where principal, premium, if any, and interest shall be payable, Enexus notes may be surrendered for registration of transfer or exchange and notices to Enexus may be served;

(10) to cure any ambiguity, to correct or supplement any defect or inconsistency or to make any other changes or to add provisions with respect to matters and questions arising under the Enexus indenture; provided that such other changes or additions do not adversely affect the interests of the holders of the Enexus notes in any material respect; or

(11) to allow any Subsidiary Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the Enexus notes.

The holders of a majority in aggregate principal amount of the notes of all series issued under the Enexus indenture then outstanding and affected, including the Enexus notes, as the case may be, considered as one class, may waive compliance by Enexus with some restrictive provisions of the Enexus indenture. The holders of a majority in aggregate principal amount of the outstanding notes of any series may waive any past Default under the Enexus indenture, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the Enexus indenture that cannot be modified or be amended without the consent of the holder of each outstanding note of the series affected.

The consent of the holders of a majority in aggregate principal amount of the notes of all series then outstanding, including the Enexus notes, is required for all other modifications to the Enexus indenture. However, if less than all of the series of notes outstanding under the Enexus indenture are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of all series that are directly affected, considered as one class, will be required. No such amendment or modification may:

(1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any note, or reduce the principal amount of any note its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity of the any note, without the consent of the holder;

(2) reduce the percentage in principal amount of the outstanding notes of any series, the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the Enexus indenture or any Default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of all of the series; or

(3) modify some of the provisions of the Enexus indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the notes of any series, without the consent of the holders of each outstanding note affected thereby.

A supplemental indenture which changes the Enexus indenture solely for the benefit of one or more particular series of notes, or modifies the rights of the holders of notes of one or more series, will not affect the rights under the Enexus indenture of the holders of the notes of any other series.

The Enexus indenture provides that the Enexus notes owned by Enexus or any other obligor or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with Enexus or such obligor shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent.

Enexus may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but Enexus shall have no obligation to do so. If Enexus fixes a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding Enexus notes have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding Enexus notes shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the Enexus notes and the holder of every Enexus notes issued upon the registration of transfer of or in exchange of these Enexus notes. A transferee will be bound by acts of the trustee or Enexus in reliance thereon, whether or not notation of that action is made upon the Enexus notes.

Resignation of a Trustee

A trustee may resign at any time by giving written notice to Enexus or may be removed at any time by act of the holders of a majority in aggregate principal amount of the Enexus notes delivered to the trustee and Enexus. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if Enexus has delivered to the trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the Enexus indenture, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Enexus indenture.

Notices

Notices to holders of Enexus notes will be given by mail to the addresses of such holders as they may appear in the security register for Enexus notes.

Governing Law

The Enexus indenture and the Enexus notes will be governed by, and construed in accordance with, the laws of the State of New York.

Information about the Trustee

The trustee under the Enexus indenture will be Wells Fargo Bank, N.A.

Certain Definitions Under the Enexus Indenture

Set forth below are certain defined terms used in the Enexus indenture. Reference is made to the Enexus indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the trustee is closed for business.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Enexus and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of Enexus or any of its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan);

(2) the adoption of a plan relating to the liquidation or dissolution of Enexus;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Enexus, measured by voting power rather than number of shares; or

(4) the first day on which a majority of the members of the Board of Directors of Enexus are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to it in the Enexus indenture governing the Enexus notes.

[“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.]

“Commodity Hedge Transaction” shall mean any swaps (including without limitation heat rate swaps), caps, collars, puts, calls, floors, futures, options, spots, forwards, power purchase, tolling or sale agreements, fuel purchase or sale agreements (including any and all fuels used for power generation, whether or not used by Enexus and its Subsidiaries), weather risk management transactions, emissions or renewable energy credit or allowance purchase or sales agreements, power transmission agreements, fuel enrichment, transportation or storage agreements, netting agreements, or commercial or trading agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, energy, generation capacity or fuel (including any and all fuels used for power generation, whether or not used by Enexus and its Subsidiaries), or any other energy related commodity or service, price or price indices for any such commodities or services or any other similar derivative agreements, and any other similar agreements from time to time entered into by Enexus or any Subsidiary in the course of its business as a merchant power generator (as its risk management practices and methods may evolve from time to time, consistent with all requirements of law and applicable regulation) in order to manage fluctuations in the price or availability of any energy commodity or to manage any regulatory or other risk of Enexus or such Subsidiary in connection with its business as a merchant power generator (and in any case not for speculative purposes).

“Consolidated Net Tangible Assets” means Enexus’ consolidated total assets after deducting therefrom (i) all current liabilities and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, as of the end of the most recent fiscal period for which financial statements (audited or not) are available, determined in accordance with GAAP.

“Consolidated Net Worth” means the sum of the capital stock, excluding treasury stock and capital stock subscribed for and unissued, and surplus, including earned surplus, capital surplus and the balance of the current profit and loss account not transferred to surplus, accounts of Enexus and its subsidiaries appearing on a consolidated balance sheet of Enexus and its subsidiaries prepared as of the date of determination in accordance with GAAP consistent with those applied in the preparation of Enexus’ consolidated financial statements, after eliminating all intercompany transactions and all amounts properly attributable to minority interests, if any, in the stock and surplus of subsidiaries.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of Enexus who:

(1) was a member of such Board of Directors on the date of the Enexus indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means the senior secured credit agreement expected to be dated on or about the date of the Separation among Enexus, the lenders and issuers party thereto, Citigroup Global Markets Inc. and Goldman Sachs Credit Partners L.P., as joint book runners and joint lead arrangers, an administrative agent, a collateral trustee and a syndication agent.

“Credit Facilities” means (i) one or more debt or credit facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutions providing for revolving credit loans, term loans, credit-linked deposits (or similar deposits), receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit and (ii) debt securities sold to institutional investors, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Support Facilities” shall mean any commodity credit revolver, credit commodity posting facility, novation or other third party guarantee or credit support provided with respect to a Commodity Hedge Transaction.

“Debt,” with respect to any Person, means (without duplication) all liabilities, obligations and indebtedness, contingent or otherwise, of such Person:

(1) for borrowed money or evidenced by bonds, debentures, notes, or other similar instruments;

(2) to pay the deferred purchase price of property or services, other than such obligations incurred in the ordinary course of business on customary trade terms, provided that such obligations are not more than 30 days past due;

(3) as lessee under leases, which shall have been or should be, in accordance with GAAP, recorded as capital leases;

(4) under reimbursement agreements or similar agreements with respect to the issuance of letters of credit, other than obligations in respect of letters of credit opened to provide for the payment of goods or services purchased in the ordinary course of business;

(5) under any Guaranty Obligations;

(6) representing any Hedging Obligations; and

(7) in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Senior Indebtedness” means:

(1) all Debt of any Subsidiary Guarantor under its Guarantee of (i) the Credit Facilities that is permitted to be and is secured pursuant to clause (7) under “— Description of the Enexus Notes — Certain Covenants — Liens,” and (ii) Commodity Hedge Transactions or Credit Support Facilities that are permitted to be and are secured pursuant to clause (10) under “— Description of the Enexus Notes — Certain Covenants — Liens;”

(2) all Hedging Obligations (and guarantees thereof) owing to holder of Designated Senior Indebtedness or any Affiliate thereof; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2); provided, however, that Designated Senior Indebtedness shall not include:

(a) any obligation of such Person to Enexus or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business; provided that obligations incurred pursuant to the Credit Facilities, Hedging Obligations or Credit Support Facilities shall not be excluded pursuant to this clause (c);

(d) any Debt or other Obligation of such Person which is subordinate or junior in any respect to any other Debt or other Obligation of such Person; or

(e) that portion of any Debt which at the time of incurrence is incurred in violation of the Enexus indenture.

“Domestic Subsidiary” means any Subsidiary of Enexus that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any indebtedness of Enexus or any Subsidiary Guarantor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder, each as amended and modified from time to time.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guaranty Obligations” means (i) direct or indirect guaranties in respect of, and obligations to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Debt of any Person, and (ii) other guaranty or similar obligations in respect of the financial obligations of others including without limitation, Support Obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange or interest rate swap, cap or collar agreements;

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates; and

(3) Commodity Hedge Transactions.

“Issue Date” means          , 2008.

“Obligations” means any principal (including any accretion), interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages, breakage payments, termination payments, settlement payments and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Debt.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

[“Rating Agencies” means (1) S&P and Moody’s or (2) if S&P or Moody’s or both of them are not making ratings publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by Enexus, which will be substituted for S&P or Moody’s or both, as the case may be.

“Rating Category” means (1) with respect to S&P, any of the following categories (any of which may include a “+” or “-”): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories), (2) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories), and (3) the equivalent of any such categories of S&P or Moody’s used by another Rating Agency, if applicable.

“Rating Decline” means (i) a decrease of one or more graduations (including graduations within Rating Categories as well as between Rating Categories) in the rating of the notes by either Moody’s or S&P or (ii) a withdrawal of the rating of the notes by Moody’s or S&P, in each case, directly as a result of a Change of Control; provided, however, that such decrease or withdrawal occurs on, or within 90 days following the date of public notice of the occurrence of a Change of Control or of the intention by Enexus or a stockholder of Enexus to effect a Change of Control, which period shall be extended so long as the rating of the Notes relating to the Change of Control as noted by the Rating Agency is under publicly announced consideration for downgrade by the applicable Rating Agency.]1

“Representative” means any trustee, agent or representative (if any) for an issue of Designated Senior Indebtedness.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Enexus indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such indebtedness as of the date of the Enexus indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means any corporation, association or other business entity more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by Enexus or by one of more other subsidiaries, or by Enexus and one or more other subsidiaries. For the purpose of this definition, “voting stock” means stock or other interests (including partnership or limited liability company interests) that ordinarily has voting power for the election of directors, managers or trustees, whether at all times or only so long as no senior class of stock or other interests has such voting power by reason of any contingency.

“Subsidiary Guarantee” means the Guarantee by each Subsidiary Guarantor of Enexus’ obligations under the Enexus indenture and on the Enexus notes, executed pursuant to the provisions of the Enexus indenture.

“Support Obligations” means any financial obligation, contingent or otherwise, of any Person guaranteeing or otherwise supporting any Debt or other obligation of any other Person in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Debt of the payment of such Debt, (iii) to maintain working capital, equity capital, available cash or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Debt, (iv) to provide equity capital under or in respect of equity subscription arrangements so as to assure any Person with respect to the payment of such Debt or the performance of such obligation, or (v) to provide financial support for the performance of, or to arrange for the performance of, any non-monetary obligations or non-funded debt payment obligations (including, without limitation, guaranties of payments under power purchase or other similar arrangements) of the primary obligor.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

1 Subject to market conditions.

Global Securities; Book-Entry System

The Global Securities

The notes are being offered and sold in connection with the initial offering thereof solely to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act (“QIBs”), pursuant to Rule 144A under the Securities Act, and in offshore transactions to persons other than U.S. persons, as defined in Regulation S under the Securities Act (“non-U.S. persons”) in reliance on Regulation S. Following the initial offering of the Entergy notes, the notes may be sold to QIBs pursuant to Rule 144A, non-U.S. persons in reliance on Regulation S and pursuant to other exemptions from, or in transactions not subject to, the registration requirements of the Securities Act, as described under “Notice to Investors,” including sales to institutional accredited investors that are not QIBs.

Rule 144A Global Securities.  Notes offered and sold to QIBs pursuant to Rule 144A will be issued in the form of registered notes in global form, without interest coupons (the “Rule 144A global securities”). The Rule 144A global securities will be deposited on the date of the closing of the sale of the notes with, or on behalf of, a custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Interests in the Rule 144A global securities will be available for purchase only by QIBs.

Regulation S Global Securities.  Notes offered and sold in offshore transactions to non-U.S. persons in reliance on Regulation S will initially be issued in the form of registered notes in global form, without interest coupons (the “Regulation S global securities”). The Regulation S global securities will be deposited on the closing date with, or on behalf of, a custodian for DTC and registered in the name of Cede & Co. in the manner described in the preceding paragraph, for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at Euroclear Bank S.A./NV, as operator of the Euroclear System, or Clearstream Banking, société anonyme, Luxembourg.

Investors may hold their interests in the Regulation S global securities directly through Euroclear or Clearstream Luxembourg, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Investors may also hold such interests through organizations other than Euroclear or Clearstream Luxembourg that are participants in the DTC system. Euroclear and Clearstream Luxembourg will hold such interests in the Regulation S global securities on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Such depositaries, in turn, will hold such interests in the Regulation S global securities in customers’ securities accounts in the depositaries’ names on the books of DTC.

Institutional Accredited Investor Certificated Securities.  Notes transferred to institutional “accredited investors,” as defined in Rule 501(a)(l), (2), (3) and (7) of Regulation D under the Securities Act, that are not QIBs (“non-global purchasers”) will be in certificated, registered form without interest coupons (“certificated securities”). Upon the transfer of a certificated security issued to a non-global purchaser to a QIB or in accordance with Regulation S, such certificated security will, unless the applicable 144A global security or Regulation S global security has previously been exchanged in whole for certificated securities under the limited circumstances described below, be exchanged for an interest in the applicable global security.

Except as set forth below, the Rule 144A global securities and the Regulation S global securities (collectively, the “global securities”) may be transferred, in whole or in part, solely to DTC or another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global securities may not be exchanged for certificated securities except in connection with a transfer to an institutional accredited investor or in the limited circumstances described below.

The notes will be subject to restrictions on transfer and will bear a restrictive legend as set forth under “Notice to Investors.”

All interests in the global securities, including those held through Euroclear or Clearstream Luxembourg, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream Luxembourg may also be subject to the procedures and requirements of such systems.

Exchanges Among the Global Securities

Prior to the 40th day after the later of the commencement of the offering of the Entergy notes and the closing date (such period through and including such 40th day, the “distribution compliance period”), transfers by an owner of a beneficial interest in a Regulation S global security to a transferee who takes delivery of such interest through a Rule 144A global security or to an institutional accredited investor that is not a QIB who takes delivery of such interest in the form of certificated securities will be made only upon receipt by the trustee of a written certification from the transferor of the beneficial interest in the form provided in the Entergy indenture or the Enexus indenture, as the case may be, to the effect that such transfer is being made to (i) a person whom the transferor reasonably believes is a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A or (ii) an institutional accredited investor purchasing notes in a minimum principal amount of $250,000 for its own account or in a minimum principal amount of $250,000 for the account of another such institutional accredited investor. In addition, in the case of a transfer pursuant to clause (ii) above, the transferor will be required to deliver to the trustee a letter from the transferee in a form available from the trustee for the notes, which shall provide, among other things, that the transferee is an institutional accredited investor that is not acquiring the notes for distribution in violation of the Securities Act, and, if Entergy or Enexus, as applicable, requests, an opinion of counsel reasonably acceptable to them to the effect that the transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Transfers by an owner of a beneficial interest in the Rule 144 A global security or an institutional accredited investor holding certificated securities to a transferee who takes delivery through the Regulation S global security whether before or after the expiration of the distribution compliance period, will be made only upon receipt by the trustee of a certification from the transferor to the effect that such transfer is being made in accordance with Regulation S or (if available) Rule 144 under the Securities Act and that, if such transfer is being made prior to the expiration of the distribution compliance period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream Luxembourg.

Any beneficial interest in one of the global securities that is transferred to a person who takes delivery in the form of an interest in another global security will, upon transfer, cease to be an interest in the initial global security and will become an interest in the other global security and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other global security for as long as it remains such an interest.

Certain Book-Entry Procedures for the Global Securities

The descriptions of the operations and procedures of DTC, Euroclear and Clearstream Luxembourg set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. None of Entergy, Enexus or the initial purchasers take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

DTC has advised Entergy and Enexus that it is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants (collectively, the “participants”) and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers (including some or all of the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively the “indirect participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

Each of Entergy and Enexus expects that, pursuant to procedures established by DTC:

•	upon deposit of each global security, DTC will credit, on its book-entry registration and transfer system, the accounts of participants designated by the initial purchasers with an interest in that global security, and

•	ownership of beneficial interests in the global securities will be shown on, and the transfer of ownership interests in the global securities will be effected only through, records maintained by DTC (with respect to the interests of participants) and by participants and indirect participants (with respect to the interests of persons other than participants).

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer beneficial interests in notes represented by a global security to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person holding a beneficial interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical security in respect of that interest.

So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the notes represented by that global security for all purposes of the notes, the Entergy indenture and the Enexus indenture. Except in the limited circumstances described below, owners of beneficial interests in a global security will not be entitled to have the notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of certificated securities (except in connection with a transfer to an institutional accredited investor), and will not be considered the owners or holders of the notes represented by that beneficial interest under the Entergy indenture or the Enexus indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if that holder is not a participant or an indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the Entergy indenture or the Enexus indenture or that global security. Both Entergy and Enexus understand that under existing industry practice, in the event that either Entergy or Enexus request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of that global security, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders. None of Entergy, Enexus or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Payments with respect to the principal of and premium, if any, and interest on a global security will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global security under the Entergy indenture or the Enexus indenture. Under the terms of the Entergy indenture and the Enexus indenture, Entergy or Enexus, as applicable, and the applicable trustee may treat the persons in whose names the notes, including the global securities, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, none of Entergy, Enexus or the trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global security. Payments by the participants and the indirect participants to the owners of beneficial interests in a global security will be governed by standing instructions and customary industry practice and will be the responsibility of the participants and indirect participants and not of DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream Luxembourg, as the case may be, by its respective depositary; however, those cross-market transactions will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear and Clearstream Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Luxembourg participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg.

Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream Luxembourg as a result of sales of an interest in a global security by or through a Euroclear or Clearstream Luxembourg participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Luxembourg cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC’s settlement date.

Although Entergy and Enexus understand that DTC, Euroclear and Clearstream Luxembourg have agreed to the foregoing procedures to facilitate transfers or transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream Luxembourg, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. None of Entergy, Enexus or the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Entergy and Enexus obtained the information in this section and elsewhere in this offering memorandum concerning DTC, Euroclear or Clearstream Luxembourg and their respective book-entry systems from sources that Entergy and Enexus believe are reliable, but none of Entergy, Enexus or the initial purchasers take any responsibility for the accuracy of any of this information.

Certificated Securities

As described above, beneficial interests in the global securities generally may not be exchanged or certificated securities except in connection with a transfer to an institutional accredited investor. However, both the Entergy indenture and the Enexus indenture provide that if:

•	the depositary for a global security notifies Entergy or Enexus, as applicable, that it is unwilling or unable to continue as depositary for that global security or the depositary for the global securities is no longer eligible or in good standing under the Exchange Act or other applicable statute or regulation and Entergy or Enexus, as applicable, does not appoint a successor depositary within 90 days after it receives that notice or becomes aware of that ineligibility;

•	Entergy or Enexus, as applicable, in its sole discretion determines that the notes will no longer be represented by global securities; or

•	an event of default with respect to the notes has occurred and is continuing.

Entergy or Enexus, as applicable, will execute and the trustee will authenticate and deliver certificated securities in exchange for interests in the global securities. Entergy and Enexus anticipate that those certificated securities will be registered in such name or names as DTC instructs the trustee and that those instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interest in the global securities. None of Entergy, Enexus or the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each of them may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated securities to be issued.

Schedule 1.01(a)
Core Assets and Core Asset Subsidiaries

Core Assets	Core Asset Subsidiary
Indian Point 2 power facilities located in Westchester County, New York	Enexus Nuclear Indian Point 2, LLC

Indian Point 3 power facilities located in Westchester County, New York	Enexus Nuclear Indian Point 3, LLC

FitzPatrick power facility located in Oswego County, New York	Enexus Nuclear FitzPatrick, LLC

Vermont Yankee power facility located in Windham County, Vermont	Enexus Nuclear Vermont Yankee, LLC

Palisades power facility located in Van Buren County, Michigan	Enexus Nuclear Palisades, LLC

Pilgrim power facility located in Plymouth County, Massachusetts.	Enexus Nuclear Pilgrim, LLC

1

Schedule 1.01(b)
Key Contracts
1.	Amended and Restated Operating Agreement by and between and EquaGen Nuclear LLC and Enexus Nuclear FitzPatrick, LLC, dated [ ]

2.	Amended and Restated Operating Agreement by and between EquaGen Nuclear LLC and Enexus Nuclear Pilgrim, LLC, dated [ ]

3.	Amended and Restated Operating Agreement by and between EquaGen Nuclear LLC and Enexus Nuclear Indian Point 2, LLC, dated [ ]

4.	Amended and Restated Operating Agreement by and between EquaGen Nuclear LLC and Enexus Nuclear Indian Point 3, LLC, dated [ ]

5.	Amended and Restated Operating Agreement by and between EquaGen Nuclear LLC and Enexus Nuclear Palisades, LLC, dated [ ]

6.	Amended and Restated Operating Agreement by and between EquaGen Nuclear LLC and Enexus Nuclear Vermont Yankee, LLC, dated [ ]

2

Schedule 1.01(c)
Permitted Dispositions
None.

3

Schedule 1.01(d)
Material Contracts
1.	Separation and Distribution Agreement by and between Enexus Energy Corporation and Entergy Corporation

2.	Senior Note Indenture by and among Enexus Energy Corporation and the other parties thereto

3.	Federal Income Tax Matters Agreement by and between Enexus Energy Corporation and Entergy Corporation

4.	State Tax Matters Agreement by and between Enexus Energy Corporation and Entergy Corporation

5.	Transition Services Agreement by and between Enexus Energy Corporation and Entergy Corporation

6.	Employee Matters Agreement by and among Enexus Energy Corporation, Entergy Corporation and EquaGen LLC

7.	Joint Venture Formation Agreement by and among Enexus Energy Corporation, Entergy Corporation and EquaGen LLC

8.	EquaGen LLC Limited Liability Company Agreement by and between Entergy Corporation, Enexus Energy Corporation and EquaGen LLC

9.	Amended and Restated Operating Agreements by and between (i) EquaGen Nuclear LLC, and (ii) Enexus Nuclear FitzPatrick, LLC, Enexus Nuclear Pilgrim, LLC, Enexus Indian Point 2, LLC, Enexus Nuclear Indian Point 3, LLC, Enexus Nuclear Palisades, LLC and Enexus Nuclear Vermont Yankee, LLC, respectively

10.	Shared Services Agreement by and between EquaGen LLC and Entergy Operations, Inc.

11.	Shared Services Agreement by and between EquaGen LLC and Entergy Services, Inc.

12.	Corporate Services Agreement by and between EquaGen LLC and Entergy Services, Inc.

13.	2008 Equity Ownership and Long Term Cash Incentive Plan of Enexus Energy Corporation and Subsidiaries

14.	Credit Agreement by and among Enexus Energy Corporation and the other parties thereto

15.	Collateral Agency and Intercreditor Agreement by and among Enexus Energy Corporation and the other parties thereto

16.	Guarantee and Collateral Agreement by and among Enexus Energy Corporation and the other parties thereto

4

17.	Support Agreement by and among Enexus Energy Corporation and the other parties thereto

18.	Nuclear Fuel and Fuel Services Purchase Agreement

5

Schedule 2.01
Commitments

Lender	Commitment	Notices
Citibank, N.A.	$150,000,000.00	388 Greenwich Street New York, NY 10013 Attention: J. Nicholas Mckee, Managing Director Tel.: (212) 816-8592 Fax: (212) 816-8098 Email: j.nicholas.mckee@citi.com

BNP Paribas	$150,000,000.00	525 Washington Boulevard Jersey City, NJ, 07310 Attention: Socorro Lantin, Loan Administrator Tel.: (201) 850-6577 Fax: (201) 850-4020 Email: nyls.agency.support@americas.bnpparibas.com
Goldman Sachs Lending Partners LLC	$150,000,000.00	c/o Goldman, Sachs & Co. 30 Hudson Street, 17th Floor Jersey City, NJ 07302 Attention: Andrew Caditz, Vice President Tel.: (212) 357-6240 Fax: (212) 428-1243 Email: gsd.link@gs.com
Mizuho Corporate Bank, Ltd.	$150,000,000.00	1251 Avenue of the Americas New York, NY 10020 Attention: Nelson Y. Chang, Vice President, Corporate Finance Division Tel.: (212) 282-3465 Fax: (212) 282-4488 E-mail: nelson.chang@mizuhocbus.com
The Bank of Nova Scotia	$100,000,000.00	One Liberty Plaza, 26th floor New York, NY 10006 Attention: Isabel Abella, Director Tel.: (212) 225-5305 Fax: (212) 225-5480
Calyon New York Branch	$75,000,000.00	1301 Travis Suite 2100 Houston, TX 77002 Attention: Darrell Stanley, Managing Director Phone: (713) 890-8602 Fax: (713) 890-8668 E-Mail: darrell.stanley@us.calyon.com
Natixis New York Branch	$75,000,000.00	1251 Avenue of the Americas, 34th floor New York, NY 10020 Attention: Stephane Leroy, Director Tel.: (212) 872-5197 Email: stephane.leroy@natixis.us

Lender	Commitment	Notices
Union Bank of California, N.A.	$75,000,000.00	445 S. Figueroa Street, 15th Floor Los Angeles, CA 90071 Attention: Robert Olson, Senior Vice President, Energy Capital Services Tel.: (213) 236-7407 Fax.: (213) 236-4096 Email: robert.olson@uboc.com
Bank of America, N.A.	$50,000,000.00	100 North Tryon St, 17th floor Charlotte, NC 28255 Attention: Jacob Dowden, Vice President Tel. (980) 386-5784 Fax: (704) 602-3746 Email: jacob.dowden@bankofamerica.com
Barclays Bank PLC	$50,000,000.00	745 7th Avenue, 21st Floor New York, NY, 10119 Attention: Maria Lund, Vice President Tel.: (212) 526-1456 Fax: (212) 526-5115 Email: maria.lund@barcap.com
Keybank National Association	$50,000,000.00	127 Public Square Cleveland, OH Attention: Paul Pace, Vice President, Corporate Loans & Syndications, Energy Group Tel.: (216) 689-4446 Fax: (216) 689 4981
Morgan Stanley Bank, N.A.	$50,000,000.00	750 Seventh Avenue New York, NY 10019 Attention: Susan Saxe, Managing Director Tel.: (212) 762-2820 Fax: (212) 507-3672 susan.saxe@morganstanley.com
Regions Bank	$25,000,000.00	210 East Capitol Jackson, MS 39201 Attention: William Philipp, Vice President Tel.: (601) 354-8229 Fax: (601) 96804641 Email. bill.philipp@regions.com
Deutsche Bank Trust Company Americas	$25,000,000.00	60 Wall Street, MS: NYC60-4405 New York, NY 10005 Attention: Marcus Tarkington, Director Tel.: (212) 250-6153 Fax: (212)797-0070 E-mail: marcus.tarkington@db.com

2

Schedule 3.07
Mortgaged Properties

Entity of Record	Location Address	Section 3.07(c) Exceptions	Section 3.07(d) Exceptions
Enexus Nuclear Vermont Yankee, LLC	320 Governor Hunt Road Vernon, VT 05354 (main plant site)	None	Ground lease between Enexus Nuclear Vermont Yankee, LLC, as lessor, and Vermont Transco LLC, as lessee (not entered into yet) (right of first refusal provision)

Enexus Nuclear Vermont Yankee, LLC	304-06, 374, and 394-96 Governor Hunt Road, Vernon, VT 05354 (Edson, Tuttle and Lagro additional parcels)	None

Enexus Nuclear Vermont Yankee, LLC	185 Old Ferry Road and 24 Glen Orne Drive, Brattleboro, VT 05301 (office and training center); Old Ferry Road (gravel parking lot)	None

Enexus Nuclear Vermont Yankee, LLC	Monitoring Site 1 off Stebbins Road and Monitoring Sites 2-I and 2-II off Route 142, Vernon, VT (monitoring sites)	None

Enexus Nuclear Palisades, LLC	27780 Blue Star Memorial Highway Covert, MI 49043 (Palisades plant address)	None

Enexus Nuclear Pilgrim, LLC	0, 490,680 and 769 Rocky Hill Road Plymouth, MA 02360 and 0 State Road, Plymouth, MA 02360 (Pilgrim plant address)	None	Interconnection Agreement between NSTAR and Entergy Nuclear Generation Company dated November 18, 1998 (right of first refusal provision)

Enexus Nuclear Pilgrim, LLC	46 Sandwich Road Plymouth, MA 02360 (Chiltonville Training Center)	None

7

Schedule 3.08
Subsidiaries

Loan
	Jurisdiction		Party/Subsidiary	Unrestricted	NY Real Property
Subsidiary	of Formation	% ownership by Enexus	Guarantor	Subsidiary	Subsidiary
Enexus Nuclear Indian Point 2, LLC	Delaware	100% (indirect ownership through Enexus Nuclear Holding Company, LLC (“ENHC”))	Yes	No	Yes

Enexus Nuclear Vermont Yankee, LLC	Delaware	100% (indirect ownership through Enexus Nuclear Holding Company, LLC (“ENHC”) which is 100% owned by Enexus)	Yes	No	No

Enexus Nuclear Midwest Investment Company, LLC (“ENMIC”)	Delaware	100% (indirect ownership through Enexus Nuclear Holding Company, LLC (“ENHC”))	Yes	No	No

Enexus Nuclear Palisades, LLC,	Delaware	100% (indirect ownership through ENMIC, which is owned 100% by ENHC)	Yes	No	No

Enexus Nuclear FitzPatrick, LLC	Delaware	100% direct ownership	Yes	No	Yes

Enexus Nuclear Indian Point 3, LLC	Delaware	100% direct ownership	Yes	No	Yes

Enexus Nuclear Pilgrim, LLC	Massachusetts	100% direct ownership	Yes	No	No

Enexus Nuclear Finance Holding, Inc. (“ENFHI”)	Arkansas	100% direct ownership	Yes	No	No

Enexus Nuclear Finance, LLC	Delaware	100% (indirect ownership through ENFHI)	Yes	No	No

Enexus Nuclear Holding Company, LLC	Delaware	100% direct ownership	Yes	No	No

Enexus Power Marketing, LLC	Delaware	100% direct ownership	Yes	No	No

Enexus Retail Holding Company (“ERHC”)	Delaware	100% direct ownership	Yes	No	No

Enexus Nuclear Nebraska, LLC	Delaware	100% (indirect ownership through ENHC)	Yes	No	No

Enexus Nuclear Fuels Company	Delaware	100% direct ownership	Yes	No	No

8

Loan
	Jurisdiction		Party/Subsidiary	Unrestricted	NY Real Property
Subsidiary	of Formation	% ownership by Enexus	Guarantor	Subsidiary	Subsidiary
Nuclear Services Company, LLC	Delaware	100% direct ownership	Yes	No	No

Enexus Retail Energy LLC	Delaware	100% (indirect ownership through ERHC)	Yes	No	No

9

Schedule 3.09(a) (Signing)
Litigation
(i) None
(ii) 1. New York State Department of Environmental Control Clean Water Act permit proceeding, review pending before the U.S. Supreme Court
2. Application for renewal of State Pollutant Discharge Elimination System Permit for Indian Point; New York Department of Environmental Conservation
3. Application for renewal of State Pollutant Discharge Elimination System Permit for Vermont Yankee; Vermont Agency of Natural Resources
4. Application for renewal of National Pollutant Discharge Elimination System Permit for Pilgrim; U.S. Environmental Protection Agency, Region 1
5. The ongoing license renewal proceedings for Vermont Yankee, Pilgrim, Indian Point 2 and Indian Point 3
6. Enexus is responding to lawsuits in both state and federal courts and to other labor-related proceedings filed by current and former employees. These actions include, but are not limited to, allegations of wrongful employment actions; wage disputes and other claims under the Fair Labor Standards Act or its state counterparts; claims of race, gender and disability discrimination; disputes arising under collective bargaining agreements; unfair labor practice proceedings and other administrative proceedings before the National Labor Relations Board; claims of retaliation; and claims for or regarding benefits under various Entergy Corporation sponsored plans. If any number of these claims are adversely determined, in the aggregate, this could reasonably be expected to result in a Material Adverse Effect.

1

Schedule 3.09(a) (Funding)
Litigation
(i) None
(ii) 1. Certiorari review of EPA’s Cooling Water Intake Structure Rule for Existing Facilities; U.S. Supreme Court
2. Application for renewal of State Pollutant Discharge Elimination System Permit for Indian Point; New York Department of Environmental Conservation
3. Application for renewal of State Pollutant Discharge Elimination System Permit for Vermont Yankee; Vermont Agency of Natural Resources
4. Application for renewal of National Pollutant Discharge Elimination System Permit for Pilgrim; U.S. Environmental Protection Agency, Region 1
5. The ongoing license renewal proceedings for Vermont Yankee, Pilgrim, Indian Point 2 and Indian Point 3
6. Enexus is responding to lawsuits in both state and federal courts and to other labor-related proceedings filed by current and former employees. These actions include, but are not limited to, allegations of wrongful employment actions; wage disputes and other claims under the Fair Labor Standards Act or its state counterparts; claims of race, gender and disability discrimination; disputes arising under collective bargaining agreements; unfair labor practice proceedings and other administrative proceedings before the National Labor Relations Board; claims of retaliation; and claims for or regarding benefits under various Entergy Corporation sponsored plans. If any number of these claims are adversely determined, in the aggregate, this could reasonably be expected to result in a Material Adverse Effect.

2

Schedule 3.09(b) (Signing)
Violations
None.

12

Schedule 3.09(b) (Funding)
Violations
None.

13

Schedule 3.14
Material Tax Claims
The Internal Revenue Service has challenged Entergy Corporation’s tax return position, for the taxable year 2000, related to allowable depreciation for acquired nuclear plants. Entergy Corporation believes its tax return position is correct and has filed suit in the U.S. Tax Court. Assuming the IRS were to prevail on its position in this litigation, approximately $19,493,953 million total depreciation deductions would be reallocated to other assets resulting in $6,822,884 in taxes for taxable year 2000. It is also possible, if the IRS were to prevail, that additional adjustments may be required in subsequent taxable years. Enexus’s liability to Entergy for any such taxes is limited under the Tax Matters Agreement to an amount not exceeding any such taxes (plus a carrying charge).

14

Schedule 3.17
Environmental Matters
(i) none
(ii) The following could result in material modifications to the subject permits:
          (a) Indian Point Units 2 and 3 State Pollutant Discharge Elimination System Permit renewal proceedings, before the New York State Department of Environmental Conservation (currently at pretrial stage) (regarding the possible requirement for installation of cooling towers or other large capital expenditures pursuant to Clean Water Act § 316(b) and 6 NYCRR § 704.5)
          (b) Vermont Yankee State Pollutant Discharge Elimination System Permit modification proceedings for modification requested by the facility, before the Vermont Environmental Court (regarding the plant’s largely successful request for a modification allowing an additional discharge of heat into the Connecticut River; opposition has requested reconsideration and likely will appeal to the Vermont Supreme Court)
          (c) Vermont Yankee State Pollutant Discharge Elimination System Permit renewal proceedings, before the Vermont Agency of Natural Resources (at application stage; opposition likely will urge a requirement that increased use of cooling towers be required (and concomitant restrictions on release of heat into the Connecticut River)
          (d) Pilgrim National Pollutant Discharge Elimination System Permit; United States Environmental Protection Agency (Region 1) Clean Water Act § 114 Request for Information and permit renewal proceedings, before EPA as the primary permitting authority (permit review could result in a requirement of cooling towers or other large capital expenditures or operational modifications in response to Clean Water Act § 316(b))
          (e) Fitzpatrick State Pollutant Discharge Elimination System Permit ongoing permit requirements (renewed permit requires studies over the next five-year permit term that may result in a requirement in the next permit cycle of significant capital expenditures in response to Clean Water Act § 316(b) and 6 NYCRR § 704.5)
(iii) Each Enexus nuclear facility is subject to decommissioning funding and implementation requirements pursuant to Nuclear Law.
(iv) none
(v) None.
(vi) In 2006, Enexus Energy Corporation joined a groundwater monitoring initiative program after the detection of radioactive material, primarily tritium, in groundwater at the Indian Point Energy Center. In addition to tritium, other radionuclides, such as strontium, have been detected in on-site groundwater at Indian Point Energy Center, including finding that certain conditions at the site ultimately migrate and discharge to the Hudson River. The investigation concluded that

4

there is no indication of adverse environmental or health risk to either the site or the Hudson River. Removal of the expected contamination source has now been completed. In October 2007, the EPA announced that it was consulting with the NRC and the NYDEC regarding Indian Point Energy Center. The EPA stated that after reviewing data it confirmed with NYDEC that there have been no violations of federal standards for radionuclides in drinking water supplies.

5

Schedule 3.18
Insurance

	Enexus Proposed Insurance Program
Coverage	Description	SIR (Self-Insured Retention)	Limits
Property
Non-Nuclear Property	Covers loss to Enexus non-nuclear property/physical assets	$100K	$33M
Nuclear Property	Covers loss to northeast plants’ property/physical assets	$2.5M1	$1.115B
Accidental Outage FP, Pilgrim, IP 2/3, Palisades	Coverage is triggered by an accident that results in a total shutdown of the unit; policyholder can use the proceeds as needed.	12 Weeks	$490M2
Accidental Outage VY	See above	12 Weeks	$435.6 M
Aircraft Hull & Liability	Covers physical damage to scheduled aircraft and bodily injury or property damage arising out of the ownership, maintenance, or use of the scheduled aircraft	$0	$100M
Liability
Nuclear Facility Form	Covers third-party bodily injury and property damage resulting from a nuclear accident	$0	$300M
Nuclear Master Worker Form	Covers bodily injury sustained by third-party nuclear workers, e.g., on-site contractors, related to a nuclear accident. *The limit is an industry aggregate.	$0	$300M (industry aggregate)
Nuclear Secondary Financial Protection	Applies excess of Facility Form and Master Worker Form. If SFP is applied, each US nuclear plant is subject to a retrospective premium. *The limit is an industry aggregate.	$300M	~$12B(industry aggregate)
Nuclear Suppliers & Transporters	Provides third- party nuclear liability protection when there is an accident caused by radioactive waste materials that are temporarily or permanently stored at a non-indemnified site not owned or operated by the insured, or are in transit and the shipment is delayed.	$0	$200M

[1]	There is currently a $15 million deductible applicable to the IP3 turbine for any loss associated with steam extraction check valves which have not been internally inspected per the NEIL Standards,

[2]	The NEIL Accidental Outage policies have various weekly indemnity (payments) of from $3.5 to $4.5 million weekly.

14

Enexus Proposed Insurance Program
Coverage	Description	SIR (Self-Insured Retention)	Limits
IP Pollution Legal Liability -	Asset Sale Agreement required that Entergy Nuclear Indian Point 2, LLC purchase Pollution Legal Liability coverage.	$0	$20M
IP2 Spud Barge	Covers damages to third parties resulting from injuries/damages caused in connection with IP 2’s Spud Barge. This coverage was prompted by NY governor requiring that this barge be placed at IP2 for security purposes. The U.S. Coast guard moors one of its vessels to this barge	$100K	$5M
Directors and Officers (D&O) Liability	Protects Enexus’ D&Os against loss associated with alleged wrongful acts (misstatements, errors, omissions), while acting in their capacity as a D or O	$0 Individ., $5M- $10M Corp. Reimb.	$225M, incl. $25M Side A Excess
General/Auto Liability	Covers damages associated with non-nuclear third-party (public) property damage and/or bodily injury arising out of the course of Enexus’ operations.	$100K	$25M
Employment Practices Liability (EPL)	Covers loss associated with alleged unfair employment practices (hiring, firing, demotion)	$100K	$10M
Fiduciary Liability	Covers loss associated with alleged breach of fiduciary duties associated with employee benefit plans (savings, pension, group life, health insurance)	$0 Individ., $50K-$100K Corp. Reimb./Securities	$10M
Workers’ Compensation	Covers loss resulting from employee injuries	$0	Statutory
Crime	Covers loss associated with employee theft	$100K	$10M
Commercial Package	Provides general liability (GL), property, workers’ compensation (WC) and employer’s liability (EL) coverage for the ENPM office in Stamford, CT, as required by contractual leasing requirements.	$10K	$10M
Punitive Liability	Covers punitive damages for general/auto liability loss in states that disallow insuring punitive damages	$100K	$5M
Special Crime	Covers loss associated with kidnap and ransom, extortion	$0	$10M

15

Schedule 3.19(a)
UCC Filing Offices

Enexus Energy Corporation	Secretary of State of Delaware
Enexus Nuclear Indian Point 2, LLC	Secretary of State of Delaware
Enexus Nuclear Vermont Yankee, LLC	Secretary of State of Delaware
Enexus Nuclear Midwest Investment Company, LLC	Secretary of State of Delaware
Enexus Nuclear Palisades, LLC,	Secretary of State of Delaware
Enexus Nuclear FitzPatrick, LLC	Secretary of State of Delaware
Enexus Nuclear Indian Point 3, LLC	Secretary of State of Delaware
Enexus Nuclear Pilgrim, LLC	Secretary of State of Massachusetts
Enexus Nuclear Finance Holding, Inc.	Secretary of State of Arkansas
Enexus Nuclear Finance, LLC	Secretary of State of Delaware
Enexus Nuclear Holding Company, LLC	Secretary of State of Delaware
Enexus Power Marketing, LLC	Secretary of State of Delaware
Enexus Retail Holding Company	Secretary of State of Delaware
Enexus Nuclear Nebraska, LLC	Secretary of State of Delaware
Enexus Nuclear Fuels Company	Secretary of State of Delaware
Nuclear Services Company, LLC	Secretary of State of Delaware
Enexus Retail Energy, LLC	Secretary of State of Delaware

16

Schedule 3.19(c)
Mortgage Filing Offices

Enexus Nuclear Palisades, LLC	Van Buren County, MI
Enexus Nuclear Pilgrim, LLC	Plymouth County, MA
Enexus Nuclear Vermont Yankee, LLC	Vernon, VT Brattleboro, VT

17

Schedule 3.20
Owned Real Property, Properties Subject to a Material Lease, and Title to Properties

Owned
		or	Landlord/Owner if
Entity of Record	Location Address	Leased	Leased
Enexus Nuclear Indian Point 2, LLC	450 Broadway Buchanan, NY 10511 (IP 2 plant address)	Owned

Enexus Nuclear Indian Point 2, LLC	Indian Point 1 Buchanan, New York (non-operating site)	Owned

Enexus Nuclear Indian Point 2, LLC	Old Toddville School 4 Locust Ave Cortlandt Manor, NY 10567-4309 (currently vacant building that was previously used for training. This property is scheduled to be donated post-spin)	Owned

Enexus Nuclear Vermont Yankee, LLC	320 Governor Hunt Road Vernon, VT 05354 (main plant site)	Owned

Enexus Nuclear Vermont Yankee, LLC	Monitoring Site I off Stebbins Road and Monitoring Sites 2-I and 2-II off Route 142, Vernon, VT (monitoring sites)	Owned

Enexus Nuclear Palisades, LLC	27780 Blue Star Memorial Highway Covert, MI 49043 (Palisades plant address)	Owned

Enexus Nuclear Palisades, LLC	Big Rock Independent Spent Fuel Storage Installation, Charlevoix County, Michigan (non-operating facility)	Owned

Enexus Nuclear FitzPatrick, LLC	268 Lake Road Lycoming, NY 13093 (plant address) 277 Lake Road Oswego, NY 13126 (address for UPS or fedex deliveries)	Owned

18

Owned
		or	Landlord/Owner if
Entity of Record	Location Address	Leased	Leased
Enexus Nuclear FitzPatrick, LLC	2262 County Route 176 Fulton, NY 13069 (emergency offsite facility)	Owned

Enexus Nuclear FitzPatrick, LLC	4.67 acre tract on Airport Road, Fulton NY	Owned

Enexus Nuclear Indian Point 3, LLC	450 Broadway Buchanan, NY 10511 (IP 3 plant address)	Owned

Enexus Nuclear Pilgrim, LLC	0, 490, 680 and 769 Rocky Hill Road, Plymouth, MA 02360 and 0 State Road, Plymouth MA 02360 (Pilgrim plant address)	Owned

Enexus Nuclear Pilgrim, LLC	46 Sandwich Road Plymouth, MA 02360 (Chiltonville Training Center)	Owned

Enexus Nuclear Vermont Yankee, LLC	304-06, 374, and 394-96 Governor Hunt Road, Vernon, VT 05354 (Edson, Tuttle and Lagro additional parcels)	Owned

Enexus Nuclear Vermont Yankee, LLC	185 Old Ferry Road and 24 Glen Orne Drive, Brattleboro, VT 05301 (office and training center); Old Ferry Road, Brattleboro, VT 05301 (gravel parking lot)	Owned

Enexus Nuclear Indian Point 2, LLC	295 Broadway Buchanan, NY 10511-0308 (2 warehouses, tower)	Owned

Nuclear Services Company, LLC	300 Renaissance Building 1018 Highland Colony Parkway Ridgeland, MS	Leased	300 Renaissance LLC

Nuclear Services Company, LLC	440 Hamilton Avenue White Plains, NY	Leased	Entergy Nuclear Operations, Inc.
          Section 3.07(b) Exceptions: None.

19

Schedule 3.23(b)
Rate Proceedings
None

20

Schedule 3.23(d)
FERC Matters
None

21

Schedule 3.23(f)
“QF” and “EWG” Facilities
EWG (Docket Number)
1.	Enexus Nuclear Pilgrim, LLC (EG99-56)

2.	Enexus Nuclear Fitzpatrick, LLC (EG00-174)

3.	Enexus Nuclear Vermont Yankee, LLC(EG02-32)

4.	Enexus Nuclear Indian Point 2, LLC(EG01-303)

5.	Enexus Nuclear Indian Point 3, LLC(EG00-175)

6.	Enexus Nuclear Palisades, LLC (EG07-46)
QF
1.	None

22

Schedule 5.10(b)
Survey Requirements
1. The survey must be certified by a surveyor licensed in the jurisdiction in which the Mortgaged Property is located. If that jurisdiction licenses engineers instead of surveyors, then certified by such a licensed engineer. (If the jurisdiction in which the Mortgaged Property is located does not license surveyors or engineers, please notify Lender’s counsel regarding other generally acceptable qualifications).
2. The survey must be certified to Citigroup Global Markets Realty Corp., its successors and/or assigns, individually and as lead arranger and administrative agent for itself and certain co-lenders, and the title insurance company (as shown on surveyor’s certificate attached hereto).
3. The survey must be dated no more than 90 days prior to the date the Mortgage is recorded. If the word “Date” appears on the survey, this date must be dated no more than 90 days prior to the date the Mortgage is recorded.
4. The survey must be acceptable to the title insurance company for purposes of insuring title free and clear of survey exceptions and questions (except as otherwise permitted).
5. The survey must meet at least the requirements of an Urban Class ALTA/ACSM Land Title Survey, made in accordance with the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, jointly established and adopted in 2005 by the American Land Title Association (ALTA), the American Congress on Surveying and Mapping (ACSM) and National Society of Professional Surveyors (NSPS) and, if available, the following additional items from the list of “Optional Survey Responsibilities and Specifications” (Table A) should be added to the survey: 1, 2, 4, 6, 7(a), 7(b)(1), 8, 10, 11(a), 13 and 14 or any other additional items required by Lender.
6. The survey must show the following:
a. the dimensions, total square footage, acreage of the land area of the Mortgaged Property, its owner, its tax parcel identifying number and its address, including Zip Code;
b. the location, dimensions and a brief description (i.e., “20-unit, 2-story brick building”) of all buildings, structures and other improvements (including sidewalks, curbs, parking areas and fences) on the Mortgaged Property and the distance from the improvements to adjoining exterior property lines, including any underground construction. Building dimensions allowed by applicable zoning must also be shown next to actual measurements. Any lines within the footprint of the building must also be described (e.g., “terrace on third floor”);

23

c. the location of all easements, servitudes, or rights-of-way (above or below ground) on the Mortgaged Property, or other similar exceptions listed in the commitment for the title insurance policy for the Mortgaged Property (except that blanket easements may be shown as such), including, any exceptions shown on a recorded map or plat, together with the complete recording information for all such matters;
d. the location and dimensions of any encroachments by the improvements on the Mortgaged Property onto any adjacent property, street, alley, or easements located on the Mortgaged Property, and by improvements on any adjacent property, street or alley onto the Mortgaged Property, and labeled as such with a symbol or abbreviation contained in the Legend;
e. the location of minimum zoning, building code or recorded building restriction or setback lines for the Mortgaged Property and any other building restrictions (including height and lot coverage restrictions), including complete recording information if such restrictions have been recorded and the distance from the improvements to adjoining restriction or setback lines, including any underground construction. If underground construction is applicable, the survey must state whether such restrictions apply to the underground construction;
g. the location of utilities serving the Mortgaged Property, including points of ingress to and egress from the Mortgaged Property of such utilities, must be designated on the survey by placement of an arrow with a statement, for example: “Water service exits and enters here” (within the Mortgaged Property; however, the locations of underground utility lines which serve only the Mortgaged Property are not required to be shown);
h. indication of access (such as curb cuts and driveways) to adjoining streets and highways and the status of such roadways as public or private;
i. the monuments found (or a reference monument found) at all major corners of the boundary of the Mortgaged Property;
j. a “Legend” of all symbols or abbreviations used on the survey;
k. a vicinity map showing the Mortgaged Property surveyed in reference to nearby highway(s) or major street intersection(s);
l. observable evidence of cemeteries;
m. the identity of all abutting owners, subdivision lot and tax lot number and names of subdivisions;
n. the zoning of the Mortgaged Property and a brief description of that zoning (e.g., “CPD (Commercial Planned Development)”); and

24

o. significant observations not otherwise defined.
7. The survey must contain both a drawing of the boundaries of the property and a verbal statement of the legal description. The drawing of the Mortgaged Property shown on the survey must conform exactly (word for word) to the written legal description shown on the survey and to the legal description shown in the commitment for the title insurance policy for the Mortgaged Property. (If the title insurance legal description uses the degree symbol (“°”), so must the surveyor, or vice versa). A metes and bounds description, a lot and block description, or a description of the Mortgaged Property bounded on all sides by dedicated streets or alleys is acceptable as long as it corresponds to the legal description shown in such title insurance commitment. If the title insurance commitment refers to a recorded plat, then such plat with appropriate recording references must be indicated on the survey. The legal description will be acceptable if it is printed as a legend on the survey or is on a separate sheet attached to and specifically identifying the survey, but it is preferable that it appear on the survey itself.
8. The survey must contain a surveyor’s certificate in the form attached hereto. Such certificate will be acceptable if it is printed as a legend on the survey or is attached to and specifically identifies the survey.
FORM OF SURVEYOR’S CERTIFICATION

TO:	1.	[TITLE INSURANCE COMPANY] (“Title Company”)
	2.	[TITLE INSURANCE COMPANY AGENT]
	3.	[NAME OF PROPERTY OWNER]
	4.	Citigroup Global Markets Realty Corp., as Administrative Agent, and its successors and assigns, as their interests may appear
I hereby certify that on the                      day of                     , 200           : (a) an accurate, “as built” on the ground instrument survey entitled “                    ” (the “Survey”) of the premises (the “Property”) known by the street address                                          and municipal tax map parcel designation                     , was conducted under my direction according to local professional practices; (b) the Survey and the information, courses and distances shown thereon are correct; (c) all monuments shown on the Survey actually exist, and the location, size and type of materials thereof are correctly shown; (d) the title lines and lines of actual possession of the Property are the same; (e) the size, location and type of all buildings and improvements on the Property are as shown on the Survey and all are within the boundary lines and applicable setback lines of the Property; (f) all zoning, use and density classifications and requirements are properly shown (including those related to the use, density, parking and building setback and height) and the Property complies with all such requirements [as a matter of right without any permitted grandfathered nonconformities, special use permits, variances or the like], [ but in such compliance is based on the following permitted grandfathered nonconformities:                                         ]; (g) there are no visible sinkholes or mines on the Property; (h) the Property has direct access to the following streets                     , which are dedicated public ways; (i) there are no easements, rights-of-ways, old highways or abandoned roads, lanes, driveways or uses affecting the Property appearing from a careful physical inspection of the same, other than those shown and depicted on the Survey; (j) except as shown on the Survey, there are no improvements thereon and there are no

25

encroachments affecting the Property; (k) except as shown on the Survey, there are no visible discrepancies, conflicts, shortages in area or boundary line conflicts; (l) all recorded easements and other exceptions, as noted in Title Company/TA commitment No.                     , dated                     , 200        , have been correctly platted on the survey; (m) except as shown on the survey, there are no setback lines, party walls, encroachments or overhangs of any improvements on the property upon any easement, rights-of-way or adjacent land or encroachments of improvements located on adjacent land upon the Property; (n) there are no visible cemeteries or burying grounds on the Property; (o) all utility services required for the operation of the Property either enter the Property through adjoining public streets, or the Survey shows the point of entry and location of any utilities which pass through or are located on adjoining private land; (p) the Survey shows the location of any visible telephone, telegraph, electric or other power lines, wires and poles on the Property; (q) the Survey shows the location and direction of all storm drainage systems for the collection and disposal of all roof and surface drainage and all springs, streams, rivers, ponds or lakes located on, bordering on, or running through the Property; (r) any discharge from the Property or improvements thereon into springs, streams, rivers, ponds or lakes or other conveyance system is shown on the Survey; (s) the parcel(s) described on the Survey do not lie within flood or mudslide hazard areas in accordance with any maps entitled “Flood Insurance Rate Map,” “Flood Hazard Floodway Boundary Map,” “Flood Hazard Boundary Map” or “Flood Boundary and Floodway Map” published by the Federal Emergency Management Agency or any Flood Hazard Boundary Map published by the U.S. Department of Housing and Urban Development, which such map covers the area in which the Property is situated; (t) the Property is made up of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot; and (u) there are no observable indications of recent building construction alterations, repairs, or street or sidewalk repairs on the Property.
This Survey is made (i) in accordance with the current “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, jointly established and adopted in 2005 by the American Land Title Association (ALTA), the American Congress on Surveying and Mapping (ACSM) and National Society of Professional Surveyors (NSPS) and includes 1, 2, 4, 6, 7(a), 7(b)(1), 8, 10, 11(a), 13 and 14 of Table A thereof and meets the Relative Positional Accuracy Standards specified in ALTA and in effect on the date of this Certification.”
EXECUTED this                      day of                     , 200                     .
[SEAL]

[NAME OF SURVEYOR] Registered
Public Surveyor No.
Address:
Telephone No.:

26

Schedule 6.01(c) (Signing)
Existing Indebtedness
None

27

Schedule 6.01(c) (Funding)
Existing Indebtedness
1.	Guarantee of certain payment obligations of EquaGen Nuclear by Enexus Energy Corporation and/or Enexus Nuclear Fitzpatrick, LLC under the Memorandum of Agreement, by and among Enexus Energy Corporation, Entergy Nuclear Fitzpatrick, LLC, Entergy Nuclear Operations, Inc., Entergy Nuclear, Inc. and the International Brotherhood of Electrical Workers Local Union 97, dated October 7, 2008

2.	Guarantee of certain payment obligations of EquaGen Nuclear by Enexus Energy Corporation and/or Enexus Nuclear Vermont Yankee, LLC under the Memorandum of Agreement, by and among Enexus Energy Corporation, Entergy Nuclear Vermont Yankee, LLC, Entergy Nuclear Operations, Inc., Entergy Nuclear, Inc., and the International Brotherhood of Electrical Workers Local Union 300, dated September 18, 2008

3.	Discussions and informational exchanges are taking place in an effort to reach a memorandum of understanding or settlement agreement in Vermont with the Vermont Department of Public Service and the Vermont Public Service Board, and in New York with the New York Department of Public Service and the New York Public Service Commission. Resolution with regulatory authorities is speculative at this point, and this entry is a placeholder in the event of a possible settlement, agreement, understanding or resolution.

4.	Memorandum of Understanding, dated March 4, 2002, among, inter alia, Entergy Nuclear Vermont Yankee, LLC and the Vermont Department of Public Service, as amended, restated, supplemented or otherwise modified from time to time

5.	Amended and Restated Value Sharing Agreement dated as of October 3, 2007, by and between NYPA and Entergy Nuclear FitzPatrick, LLC as amended, restated, supplemented or otherwise modified from time to time

6.	Amended and Restated Value Sharing Agreement dated as of October 3, 2007, by and between NYPA and Entergy Nuclear Indian Point 3, LLC as amended, restated, supplemented or otherwise modified from time to time

7.	Note in the amount of $80M dated November 21, 2000 issued to NYPA by Entergy Nuclear Indian Point 3, LLC (Additional Facilities Note)

8.	Note in the amount of $80M dated November 21, 2000 issued to NYPA by Entergy Nuclear FitzPatrick, LLC (Additional Facilities Note)

9.	Unfunded amounts to be invested in respect of Decommissioning Agreement by and among Power Authority of the State of New York, Entergy Nuclear Fitzpatrick, LLC, and Entergy Nuclear, Inc., dated November 21, 2000

28

10.	Unfunded amounts to be invested in respect of Decommissioning Agreement by and among Power Authority of the State of New York, Entergy Nuclear Indian Point 3, LLC, and Entergy Nuclear, Inc., dated November 21, 2000

11.	The following guarantees are expected to be issued by Enexus:

Tracking
Code (for
internal
reference)	Description	Guarantor
6	Entergy Corp. has provided a letter of credit under its bank facility to a Workers Comp. insurer (Liberty Mutual). This is a “tail” liability for 2001-2002.	Enexus

9	Provision of a surety bond or letter of credit to the Pension Benefit Guarantee Corporation (PBGC) to protect the PBGC because of the unfunded pension liability spun off to Enexus. It will have to last 5 years and be sized at 150% of the PBGC’s calculation of the unfunded amount.	Enexus

N001	Per Terry Burke, Nuclear Electric Insurance Limited (NEIL) may start requiring credit support for 10x annual premiums from non-investment grade members in 2009.	Enexus

S001	Guarantee to American Nuclear Insurers (ANI) to pay any retrospective premiums that are owed and not paid by the nuclear plant under the Price-Anderson Act. Also contains a commitment by EIHL to ANI that EIHL will maintain a net worth of at least $535 million.	Enexus

S002	Guarantee to American Nuclear Insurers (ANI) to pay any retrospective premiums that are owed and not paid by the nuclear plant under the Price-Anderson Act. Also contains a commitment by EIHL to ANI that EIHL will maintain a net worth of at least $535 million.	Enexus

S003	Guarantee to American Nuclear Insurers (ANI) to pay any retrospective premiums that are owed and not paid by the nuclear plant under the Price-Anderson Act. Also contains a commitment by EIHL to ANI that EIHL will maintain a net worth of at least $535 million.	Enexus

S004	Guarantee to American Nuclear Insurers (ANI) to pay any retrospective premiums that are owed and not paid by the nuclear plant under the Price-Anderson Act. Also contains a commitment by EIHL to ANI that EIHL will maintain a net worth of at least $535 million.	Enexus

S005	Guarantee to American Nuclear Insurers (ANI) to pay any retrospective premiums that are owed and not paid by the nuclear plant under the Price-Anderson Act. Also contains a commitment by EIHL to ANI that EIHL will maintain a net worth of at least $535 million.	Enexus

S007	[Guarantee to ConEd for the the payment and performance of obligations of ENIP2 under the P&S and the Ancillary Agreements (other than the now expired PPA). At this point in time, the guarantee primarily (but not exclusively) would involve ENIP2’s obligation under Section 9.01(b) of the P&S to indemnify Con Ed for the Assumed Obligations and breach of the Ancillary Agreements.] (There is a debate about whether ETR	Enexus

29

Tracking
Code (for
internal
reference)	Description	Guarantor
should retain this guaranty or seek assignment to ENX.)

S030	Guarantee to American Nuclear Insurers (ANI) to pay any retrospective premiums that are owed and not paid by the nuclear plant under the Price-Anderson Act. Also contains a commitment by EIHL to ANI that EIHL will maintain a net worth of at least $535 million.	Enexus

UN002	Entergy Corp. commits to the Massachusetts Attorney General to maintain the Pilgrim Nuclear Decommissioning Trust per NRC rules.

	(Currently there is debate about whether ETR should retain (with specific indemnification from ENX to ETR thereafter) or ENX to ask Mass AG to assign)	TBD: ETR or Enexus

UN084	Guarantee to First Stamford Place LLC and Merrified First Stamford LLC of ENPM’S payment and performance obligations under an office lease	Enexus

UN087	Entergy Corp commits to VPSB (Vermont Commission) that if Entergy Corp is rated below investment grade, Entergy Corp will cause ENVY to obtain an LOC sized to cover 6 months’ of post-decommissioning spent fuel handling costs (not to exceed $60 million)	Enexus

UN210	At purchase of plant, ENI signed promissory note to, upon the 8th anniversary of the sale, to begin paying $10 million per year for both IP3 and Fitz (for total annual of $20 million) for eight years for NYPA NDT obligation. Total payments = $160 million. (Known as the $160 M Additional Facilities Agreement”) (note — this is a promissory note, not a guarantee)	Enexus

UN211	Enexus “Support Agreement” with Nuclear Regulatory Commission (NRC) in which Enexus agrees to make funding available to the licensed owners of the plants upon their written request and up to an aggregate of $700 mm. That funding can be rendered in the form of a credit facility, a loan, a capital contribution, whatever. It does not require any backup. It’s simply a commitment by Enexus to provide or cause to be provided, funds upon the request of its NRC licensed subsidiaries up to an aggregate amount of $700 million outstanding at any one time. (The NRC Support Agreement covers the entire ENX fleet and replaces multiple guarantees for individual plants.)

	7/22: All NRC to be replaced by $700 M Enexus support agreement (which will be like a guarantee.)	Enexus

UT008	Entergy Corp. has provided a letter of credit under its bank facility to a Workers Comp. (and limited general liability) insurer (Liberty Mutual). This is a “tail” liability and includes coverage from 2002 to today. This coverage also includes some other non-nuclear, non-reg entities.	Enexus

UT008	Entergy Corp. has provided a letter of credit under its bank facility to a Workers Comp. insurer (Travelers). This is a “tail” liability.	Enexus

	Guarantee to Entergy Corporation to backstop any Entergy Corporation guarantees or reimbursement obligations in respect of letters of credit outstanding at the Spin Date for Indebtedness of Enexus or its Restricted Subsidiaries.	Enexus

30

Schedule 6.02(d) (Signing)
Existing Liens

		File no.	Filing date	Type of	Secured
Debtor	Jurisdiction	(original)	(original)	Filing	Party	Description of Collateral
Entergy Solutions Management Services LLC (“ESMS”) (merged into Entergy Retail Holding Company on 12/26/07)	Delaware Secretary of State	4056144 1	02/18/2004	UCC-1	Computer Sales International, Inc.	Various Computer Equipment; (together with all repairs, accessions, accessories, and replacements) leased to Lessee pursuant to Equipment Schedule One to Master Lease 204053, between the parties. Lessor intends that the Equipment remain subject to this filing whether the present location is different than that listed or the Equipment is subsequently moved to a different location. This filing is for precautionary purposes in connection with an equipment leasing transaction and is not to be construed as indicating that the transaction is other than a true lease.

Equipment Location: 639 Loyola Avenue, New Orleans, LA 70113

ESMS	Delaware Secretary of State	4272269 4 (4056144 1)	09/28/2004 (02/18/2004)	UCC-3 (Amendment)	Computer Sales International, Inc.	Amending to specify equipment, quantities and serial numbers for Equipment Schedule No. One to Master Lease No. 204053.

See Exhibit “A” to UCC-3 Amendment for a listing of equipment.

ESMS	Delaware Secretary of State	4272270 2 (4056144 1)	09/28/2004 (02/18/2004)	UCC-3 (Assignment)	Hibernia National Bank

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Schedule 6.02(d) (Funding)
Existing Liens

		File no.	Filing date
Debtor	Jurisdiction	(original)	(original)	Type of Filing	Secured Party	Description of Collateral
Entergy Solutions Management Services LLC (“ESMS”) (merged into Entergy Retail Holding Company on 12/26/07)	Delaware Secretary of State	4056144 1	02/18/2004	UCC-1	Computer Sales International, Inc.	Various Computer Equipment; (together with all repairs, accessions, accessories, and replacements) leased to Lessee pursuant to Equipment Schedule One to Master Lease 204053, between the parties. Lessor intends that the Equipment remain subject to this filing whether the present location is different than that listed or the Equipment is subsequently moved to a different location. This filing is for precautionary purposes in connection with an equipment leasing transaction and is not to be construed as indicating that the transaction is other than a true lease.

Equipment Location: 639 Loyola Avenue, New Orleans, LA 70113

ESMS	Delaware Secretary of State	4272269 4 (4056144 1)	09/28/2004 (02/18/2004)	UCC-3 (Amendment)	Computer Sales International, Inc.	Amending to specify equipment, quantities and serial numbers for Equipment Schedule No. One to Master Lease No. 204053.

See Exhibit “A” to UCC-3 Amendment for a listing of equipment.

ESMS	Delaware Secretary of State	4272270 2 (4056144 1)	09/28/2004 (02/18/2004)	UCC-3 (Assignment)	Hibernia National Bank

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Schedule 6.05(d)
Existing Investments
None

33

Schedule 6.07(c)
Restrictions on Liens
The following agreements each include a restriction on assignment by a Loan Party:
1.	Nuclear Fuel and Fuel Services Purchase Agreement, dated as of November 9, 2006, by and between Entergy Nuclear Fuels Company and Entergy Nuclear Palisades, LLC

2.	Nuclear Fuel and Fuel Services Purchase Agreement, dated as of November 9, 2006, by and between Entergy Nuclear Fuels Company and Entergy Nuclear Indian Point 2, LLC

3.	Nuclear Fuel and Fuel Services Purchase Agreement, dated as of November 9, 2006, by and between Entergy Nuclear Fuels Company and Entergy Nuclear Indian Point 3, LLC

4.	Nuclear Fuel and Fuel Services Purchase Agreement, dated as of November 9, 2006, by and between Entergy Nuclear Fuels Company and Entergy Nuclear FitzPatrick, LLC

5.	Nuclear Fuel and Fuel Services Purchase Agreement, dated as of November 9, 2006, by and between Entergy Nuclear Fuels Company and Entergy Nuclear Generation Company

6.	Nuclear Fuel and Fuel Services Purchase Agreement, dated as of November 9, 2006, by and between Entergy Nuclear Fuels Company and Entergy Nuclear Vermont Yankee, LLC

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Schedule 6.08(b)
Affiliate Transactions
1.	Employee Matters Agreement by and among Entergy Corporation, Enexus Energy Corporation and EquaGen LLC, dated [ ]

2.	Federal Income Tax Matters Agreement by and among Entergy Corporation, Enexus Energy Corporation and EquaGen LLC, dated [ ]

3.	State and Local Tax Matters Agreement by and among Entergy Corporation, Enexus Energy Corporation and EquaGen LLC, dated [ ]

4.	Amended and Restated Operating Agreement by and between and EquaGen Nuclear LLC and Enexus Nuclear FitzPatrick, LLC, dated [ ]

5.	Amended and Restated Operating Agreement by and between EquaGen Nuclear LLC and Enexus Nuclear Pilgrim, LLC, dated [ ]

6.	Amended and Restated Operating Agreement by and between EquaGen Nuclear LLC and Enexus Nuclear Indian Point 2, LLC, dated [ ]

7.	Amended and Restated Operating Agreement by and between EquaGen Nuclear LLC and Enexus Nuclear Indian Point 3, LLC, dated [ ]

8.	Amended and Restated Operating Agreement by and between EquaGen Nuclear LLC and Enexus Nuclear Palisades, LLC, dated [ ]

9.	Amended and Restated Operating Agreement by and between EquaGen Nuclear LLC and Enexus Nuclear Vermont Yankee, LLC, dated [ ]

10.	Relicensing Services Agreement by and between EquaGen LLC and Enexus Energy Corporation, dated [ ]

11.	Support Services Agreement by and between EquaGen LLC and Enexus Nuclear Nebraska, LLC, dated [ ]

12.	Joint Venture Formation Agreement by and among Entergy Corporation, Enexus Energy Corporation and EquaGen LLC, dated [ ]

13.	Memorandum of Agreement, by and among Enexus Energy Corporation, Entergy Nuclear Fitzpatrick, LLC, Entergy Nuclear Operations, Inc., Entergy Nuclear, Inc. and the International Brotherhood of Electrical Workers Local Union 97 , dated October 7, 2008

14.	Memorandum of Agreement, by and among Enexus Energy Corporation, Entergy Nuclear Vermont Yankee, LLC, Entergy Nuclear Operations, Inc., Entergy Nuclear, Inc., and the International Brotherhood of Electrical Workers Local Union 300, dated September 18, 2008

15.	Sublease dated between Entergy Nuclear Operations, Inc. and Nuclear Services Company, LLC (for lease in White Plains, NY) (has not been entered into yet)

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16.	Nuclear Fuel and Fuel Services Purchase Agreement between Enexus Nuclear Fuels Company and EquaGen Nuclear LLC

17.	[Service Agreement between Entergy Nuclear, Inc. and Entergy Nuclear Fitzpatrick, LLC, dated December 17, 2001[3]

18.	Service Agreement between Entergy Nuclear, Inc. and Entergy Nuclear Generation Company, dated February 19, 2000

19.	Service Agreement between Entergy Nuclear, Inc. and Entergy Nuclear Indian Point 2, LLC, dated December 17, 2001

20.	Service Agreement between Entergy Nuclear, Inc. and Entergy Nuclear Indian Point 3, LLC, dated December 17, 2001

21.	Service Agreement between Entergy Nuclear, Inc. and Entergy Nuclear Vermont Yankee, LLC, dated December 21, 2007

22.	Service Agreement between Entergy Nuclear, Inc. and Entergy Nuclear Palisades, LLC, dated March 29, 2007

23.	Service Agreement between Entergy Nuclear Operations, Inc. and Entergy Nuclear Generation Company, dated December 18, 2000

24.	Service Agreements with ENI
a.	Service Agreement between Entergy Nuclear, Inc. and Entergy Nuclear Indian Point Peaking Facility, LLC, dated December 17, 2001

b.	Service Agreement between Entergy Nuclear, Inc. and Entergy Nuclear Investment Co., dated August 1, 2003

c.	Service Agreement between Entergy Nuclear, Inc. and Entergy Power Operations UK Limited, dated October 1, 2003
25.	Service Agreement between Entergy Nuclear Operations, Inc. and Entergy Nuclear Generation Company, dated December 18, 2000

26.	ENOI agreements
a.	Service Agreement between Entergy Nuclear Operations, Inc. and Entergy Nuclear, Inc., dated December 18, 2000 (and the Entergy Nuclear Power Marketing amendment dated December 5, 2007)

b.	Service Agreement between Entergy Nuclear Operations, Inc. and Entergy Nebraska, LLC, dated August 11, 2003

c.	Operating Agreement for Palisades Nuclear Power Station and Big Rock Independent Spent Fuel Storage Installation between Entergy Nuclear Operations, Inc. and Entergy Nuclear Palisades, LLC, dated March 29, 2007

[3]	TBD whether the contracts listed in items 17-26 will be terminated prior to the spin.

36

Annex III
Signing Date Representations and Warranties
     To induce the Arrangers, Administrative Agent, the Collateral Agent, the Issuers and each of the Lenders to enter into this Agreement, the Borrower hereby represents and warrants to the Arrangers, the Administrative Agent, the Collateral Agent, each Issuer and each of the Lenders, which representations and warranties shall be deemed made on the Signing Date (immediately before and immediately after giving effect to this Agreement) that the representations and warranties set forth in this Annex III are true and correct in all material respects (except to the extent that such representations and warranties are qualified as to materiality, in which case they shall be true and correct in all respects).
     SECTION 1.01. Organization; Powers. The Borrower (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (b) has all requisite corporate, limited liability or partnership power and authority, and the legal right, to own and operate its property and assets, to lease the property it operates as lessee and to carry on those aspects of the Permitted Business that it now conducts, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (d) has the corporate, limited liability or partnership power and authority, and the legal right, to execute, deliver and perform its obligations under this Agreement and each of the other Loan Documents executed on the Signing Date.
     SECTION 1.02. Authorization; No Conflicts. The execution and delivery of this Agreement and the other Loan Documents executed on the Signing Date (a) have been duly authorized by all requisite corporate, partnership or limited liability company and, if required, stockholder, partner or member action of the Borrower and (b) do not (i) violate, conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under (A) any applicable provision of any material law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower, (B) any order of any Governmental Authority or arbitrator or (C) any provision of any indenture or any material agreement or other material instrument to which the Borrower is a party or by which any of them or any of their property is or may be bound; or (ii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower.
     SECTION 1.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws now or hereafter in effect relating to creditors’ rights generally and (including with respect to specific performance) subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and to the discretion of the court before which any proceeding therefor may be brought.
     SECTION 1.04. Approvals. No action, consent or approval of, registration or filing with, notice to, or any other action by, any Governmental Authority or in respect of any Material Contract is required in connection with the execution and delivery by the Borrower of this

Agreement and the Intercreditor Agreement, except for any immaterial actions, consents, approvals, registrations or filings or such as have been made or obtained and are in full force and effect.
     SECTION 1.05. Financial Statements. (a) The Borrower has, on or prior to the Signing Date, furnished to the Lenders (i) the audited historical combined financial statements for the non-utility nuclear business of Entergy and its consolidated subsidiaries (together, “Entergy Nuclear”) as of and for the fiscal year ended December 31, 2007, which audited historical combined financial statements have been audited by and are accompanied by the unqualified opinion of Deloitte & Touche LLP, independent public accountants, and (ii) the unaudited interim combined financial statements of Entergy Nuclear as of and for the nine months ended September 30, 2008. Such financial statements present fairly in all material respects the financial condition, results of operations and cash flows of Entergy Nuclear on a combined basis as of and for their respective periods and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except, with respect to such financial statements referred to in clause (ii) above, for normal year-end adjustments and the omission of certain information and footnote disclosures as permitted by SEC rules and regulations).
          (b) The Borrower also has, on or prior to the Signing Date, furnished to the Lenders (i) the unaudited pro forma combined financial statements for Entergy Nuclear as of and for the fiscal year ended December 31, 2007, which have been derived from Entergy Nuclear’s audited historical combined financial statements as of and for the fiscal year ended December 31, 2007, and (ii) the unaudited pro forma combined financial statements of Entergy Nuclear as of and for the nine months ended September 30, 2008, which have been derived from Entergy Nuclear’s unaudited interim combined financial statements as of and for the nine months ended September 30, 2008. Such unaudited pro forma combined financial statements have been prepared on a basis consistent with the historical combined financial statements of Entergy Nuclear from which they are derived (except for the pro forma adjustments specified therein) and include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the Separation Transactions and the events described therein, the related pro forma adjustments give appropriate effect to those assumptions and the pro forma adjustments reflect the proper application of those adjustments to the historical combined financial statements from which they are derived and comply as to form in all material respects with the applicable accounting requirements of Regulations S-X under the Securities Act of 1933, as amended.
     SECTION 1.06. No Material Adverse Effect. Since December 31, 2007, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
     SECTION 1.07. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09(a) (Signing), there are no actions, suits or proceedings at law or in equity or by or before any arbitrator or Governmental Authority now pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary or any business, property or material rights of the Borrower or any Subsidiary (i) that, as of the Signing Date, involve any Loan Document or the Transactions or, at any time thereafter, involve any Loan Document or the Transactions and which could reasonably be expected to be material and adverse to the interests of the Lenders, or (ii)as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

2

          (b) Except as set forth on Schedule 3.09(b) (Signing), none of the Borrower or any of the Restricted Subsidiaries or any of their respective material properties or assets is in violation of any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permits), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect (but not including, in each case, any Environmental Law which would be the subject of Section 3.17 or any energy regulation matter which would be the subject of Section 3.23).
          (c) The Borrower and all of its Subsidiaries are in possession of all Permits (other than Permits required under applicable Environmental Laws which would be the subject of Section 3.17) necessary to own, lease and operate their properties and to lawfully carry on their businesses as they are now being conducted, except where the failure to be in possession of such Permit would not, individually or in the aggregate, have a Material Adverse Effect. There is no action, proceeding or investigation pending or, to the knowledge of the Borrower and each of its Subsidiaries, threatened regarding any material Permit (other than Permits required under applicable Environmental Laws which would be the subject of Section 3.17) which would have a Material Adverse Effect. None of the Borrower or any of its Subsidiaries is in material conflict with, or in default of, or in material violation of any material Permit (other than Permits required under applicable Environmental Laws which would be the subject of Section 3.17).
     SECTION 1.08. Contractual Obligations. None of the Borrower or any of the Subsidiaries is in default under any provision of any Contractual Obligations in respect of Indebtedness, or any other material Contractual Obligations to which it is a party or by which it or any of its properties or assets are or may be bound, where such default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
     SECTION 1.09. Federal Reserve Regulations. (a) None of the Borrower or any of the Subsidiaries is engaged principally, or as one of its material activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. Neither the Borrower nor any of its Subsidiaries owns any Margin Stock.
          (b) None of the transactions contemplated by this Agreement will violate or result in the violation of any of the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X. If requested by any Lender or the Arrangers, the Borrower will furnish to the Arrangers and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.
     SECTION 1.10. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940 as amended from time to time (the “Investment Company Act”). Neither the Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company”, as such terms are defined in the Investment Company Act.
     SECTION 1.11. Disclosure. The written information relating to the Borrower and its Subsidiaries and the Separation (including, without limitation, the Confidential Information Memorandum and the Registration Statement) furnished by or on behalf of the Borrower and its respective Affiliates to the Arrangers, Administrative Agent, Collateral Agent or any Lender in connection with the Transactions or the negotiation of this Agreement or delivered hereunder,

3

taken as a whole (as modified or supplemented by other information so furnished prior to the relevant measurement date for this representation and warranty), does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information or other forward-looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; it being recognized by the Lenders that such projections are as to future events and are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.
     SECTION 1.12. Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act.
     SECTION 1.13. No Restricted Subsidiaries. As of the Signing Date, there are no Restricted Subsidiaries.

4

Annex V
Signing Date Affirmative Covenants
     The Borrower covenants and agrees with each Lender that, from and after the Signing Date, so long as this Agreement shall remain in effect and until the earlier of (i) the Funds Availability Date and (ii) the Outside Date, the Borrower will, and will cause each of the Restricted Subsidiaries to comply with the affirmative covenants set forth in this Annex V.
     SECTION 1.01. Corporate Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect (a) its corporate existence, and the corporate, partnership or other existence of each of its subsidiaries, in accordance with the respective Constituent Documents (as the same may be amended from time to time) of the Borrower or any such Subsidiary; and (b) the rights (charter and statutory), licenses and franchises of the Borrower and its Subsidiaries, except where the failure to so preserve and keep could not reasonably be expected to have a Material Adverse Effect; provided, however, that neither the Borrower nor any Restricted Subsidiary shall be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of itself or any of its Subsidiaries, if (i) the Borrower or such Restricted Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the Permitted Businesses of the Borrower and its Subsidiaries, taken as a whole, and that the loss thereof could not reasonably be expected to result in a Material Adverse Effect or (ii) such preservation is not contemplated in connection with the Separation Transactions.
     SECTION 1.02. Compliance with Laws. Comply with all Applicable Laws, Contractual Obligations and Permits, except where the failure so to comply would not, in the aggregate, have a Material Adverse Effect.
     SECTION 1.03. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent for distribution to each Lender:
     (a) Annual Reports. By the earlier of (i) 123 days and (ii) the date of delivery to the lenders under Entergy’s existing credit facility, after the end of each fiscal year, the consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition as of the close of such fiscal year of Entergy and its consolidated subsidiaries at such time and the results of its operations and the operations of such consolidated subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year (or, in the case of the fiscal year ending December 31, 2008, the comparable twelve month period ending December 31, 2007), all audited by Deloitte & Touche LLP or other independent public accountants of recognized national standing reasonably satisfactory to the Arrangers and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of Entergy and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
     (b) Quarterly Reports. By the earlier of (i) 63 days and (ii) the date of delivery to the lenders under Entergy’s existing credit facility, after the end of each of the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheet and

5

related statements of income, stockholders’ equity and cash flows showing the financial condition as of the close of such fiscal quarter of Entergy and its consolidated subsidiaries at such time and the results of its operations and the operations of such consolidated subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year; and
     (c) Certifications with Financial Reports. Concurrently with any delivery of financial statements under paragraph (a) or (b) above and each quarter and/or year thereafter, a certificate of a Financial Officer of the Borrower certifying that (i) no condition or event has occurred that would cause them to believe that a Default or Event of Default has occurred and (ii) no Event of Default or Default has occurred or, if an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto.
     SECTION 1.04. Information Regarding Collateral. To the extent incurred in reliance on the exception set forth in Section 1.02(aa) of Annex VI, provide written notice of the imposition of any Liens, restrictions, regulations, Easements, exceptions or reservations of any Governmental Authority on any Mortgaged Property or Core Asset..
     SECTION 1.05. SEC Filings. Promptly after the same become publicly available, provide notice to the Administrative Agent for posting on the Approved Electronic Platform that a filing in relation to the Borrower has been made with the SEC.

6

Annex VI
Signing Date Negative Covenants
     The Borrower covenants and agrees with each Lender that, from time to time after the Signing Date, so long as this Agreement shall remain in effect and until the earlier of (i) the Funds Availability Date and (ii) the Outside Date, the Borrower will, and will cause each of the Restricted Subsidiaries to comply with the negative covenants set forth in this Annex VI.
     Notwithstanding anything to the contrary contained in this Annex VI, the Borrower and its Restricted Subsidiaries shall be permitted to undertake any action necessary to consummate the Reorganization and the Separation, in each case pursuant to and in accordance with the Registration Statement and the Separation Documents; provided that the Borrower and the Restricted Subsidiaries shall not consummate the Reorganization or Separation in a manner that materially deviates from the descriptions thereof set forth in the Registration Statement and the Separation Documents without the prior written consent of the Arrangers and each Lender.
     SECTION 1.01. Indebtedness and Preferred Stock. From the Signing Date, the Borrower will not, nor will it cause or permit any of its Restricted Subsidiaries to directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness, and the Borrower will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock except for:
     (a) the incurrence by the Borrower (and the Guarantees thereof by any Subsidiary that will be a Subsidiary Guarantor) of the Indebtedness created under this Agreement and the other Loan Documents;
     (b) Indebtedness of the Borrower or any Subsidiary pursuant to a Credit Support Facility;
     (c) Indebtedness of the Borrower and its Restricted Subsidiaries existing on the Signing Date and set forth on Schedule 6.01(c) (Signing);
     (d) the incurrence by the Borrower and its Restricted Subsidiaries (other than the Subsidiaries that will be NY Real Property Subsidiaries) of Additional Intercreditor Indebtedness; provided that (i) no Default or Event of Default exists immediately prior to, or would exist immediately after giving effect to, the incurrence of any such Indebtedness and (ii) the Borrower would be in compliance with the Financial Covenants for the Borrower’s most recently ended Test Period for which financial statements are publicly available immediately preceding the date on which any such Indebtedness is incurred on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such additional Indebtedness (and any other Indebtedness incurred during such Test Period or from the end of such Test Period through the date on which such calculation is made) had been incurred at the beginning of the applicable Test Period and was outstanding on such calculation date; provided, further that if such Additional Intercreditor Indebtedness takes the form of a revolving credit facility, the tests in the proviso above shall be met on the date such revolving loan commitments become effective, assuming the incurrence of the full committed amount of such revolving credit facility);

7

     (e) the incurrence by (i) the Borrower of Indebtedness in respect of the Senior Notes and, if applicable, any Funds Availability Indebtedness and (ii) any Subsidiary that will be a Subsidiary Guarantor of Indebtedness in respect of the Senior Note Guarantees and, if applicable, any Funds Availability Indebtedness Guarantees;
     (f) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness represented by Attributable Debt, Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, repair, restoration, expansion or improvement or lease of property (real or personal), plant or equipment used in the business of the Borrower or any of its Restricted Subsidiaries or incurred within 270 days after any of the foregoing, in an aggregate principal amount, including (without duplication) all Permitted Refinancing Indebtedness incurred to refund, modify, extend, renew, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (f), not to exceed $600,000,000 at any time outstanding;
     (g) the incurrence by the Borrower or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease, modify, extend, renew or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under clauses (b), (c), (e), (f), (o), (p) and (x) of this Section 1.01; provided, however that with respect to the Subsidiaries that will be NY Real Property Subsidiaries, such Permitted Refinancing Indebtedness shall be permitted only with respect to clauses (b), (c), (e), (f), (o) and (x) of this Section 1.01;
     (h) the incurrence by the Borrower and the Restricted Subsidiaries of unsecured intercompany Indebtedness that would constitute an Investment permitted under Sections 6.05(g) or 6.05(j); provided, however that (i) if the Borrower or any Subsidiary that will be a Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not the Borrower or a Subsidiary that will be a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Secured Obligations (which subordination may be pursuant to an Intercompany Debt Subordination Agreement or any other agreement containing terms satisfactory to the Administrative Agent and the Collateral Agent executed and delivered by both the applicable borrower and lender); and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Restricted Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (h);
     (i) the issuance by any of the Borrower’s Restricted Subsidiaries to the Borrower or to any of its other Restricted Subsidiaries of shares of preferred stock; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Borrower or a Restricted Subsidiary and (ii) any sale or other transfer of any such preferred stock to a Person that is not either the Borrower or a Restricted Subsidiary will be deemed, in each

8

case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (i);
     (j) the incurrence by the Borrower or any of its Restricted Subsidiaries of Commodity Hedging Obligations and Interest Rate/Currency Hedging Obligations, provided, however, that the Subsidiaries that will be NY Real Property Subsidiaries shall not incur Commodity Hedging Obligations or Interest Rate/Currency Hedging Obligations other than pursuant to FERC 205 Contracts;
     (k) the Guarantee by the Borrower or any of the Subsidiaries that will be Subsidiary Guarantors of Indebtedness of the Borrower or a Restricted Subsidiary that was permitted to be incurred by another provision of this Section 1.01 (other than in respect of self insurance); provided that, (i) in each such case, if the Indebtedness being guaranteed is subordinated to the Secured Obligations hereunder, then the Guarantee shall be subordinated to the same extent as the Indebtedness guaranteed and (ii) in the case of Guarantees of Indebtedness incurred pursuant to Section 6.01(w), such Guarantees shall be subordinated on terms at least as restrictive as the subordination terms of the Senior Note Guarantees;
     (l) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other Financial Institution of a check, draft or similar instrument (except in the case of daylight overdrafts) inadvertently drawn against insufficient funds, so long as such Indebtedness is discharged within five Business Days;
     (m) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness in respect of, bankers’ acceptances and performance bonds, bid bonds, appeal bonds, completion guarantees, bank guarantees, letters of credit, warehouse receipts and surety bonds provided by the Borrower or a Restricted Subsidiary in the ordinary course of business;
     (n) the incurrence of Indebtedness that may be deemed to arise as a result of agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price (including earn outs) or any similar obligations, in each case, incurred in connection with any acquisition that would constitute a Permitted Acquisition or Investment which would be permitted pursuant to Sections 6.05(g), 6.05(h) and 6.05(j) or Asset Sale or other disposition not prohibited hereunder; provided that in the case of any such Asset Sale or disposition, the aggregate maximum liability associated with such provisions may not exceed the gross proceeds (including non-cash proceeds) of such disposition;
     (o) the incurrence of Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Signing Date as the result of an acquisition that would constitute a Permitted Acquisition; provided that (i) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (ii) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than any such Person that so becomes a Restricted Subsidiary) and (iii)(A) the Borrower executes, and delivers in

9

escrow for release on the Funds Availability Date, pledges of the Capital Stock of such Person to the Collateral Agent to the extent it would be required under Section 5.10 and (B) such Person shall execute and deliver in escrow for release on the Funds Availability Date a supplement to the Security Documents (or alternative guarantee and security arrangements in relation to the Secured Obligations) to the extent it would be required under Section 5.10;
     (p) the incurrence by the Borrower (other than the Subsidiaries that will be NY Real Property Subsidiaries) of Indebtedness to finance an acquisition that would be a Permitted Acquisition; provided that (i) such Indebtedness is not guaranteed in any respect by any Person other than the Person acquired (the “acquired Person”) as a result of such acquisition that would be a Permitted Acquisition, and (ii)(A) the Borrower executes, and delivers in escrow for release on the Funds Availability Date, pledges of the Capital Stock of such acquired Person to the Collateral Agent to the extent it would be required under Section 5.10 and (B) such acquired Person shall execute and deliver in escrow for release on the Funds Availability Date a supplement to the Security Documents (or alternative guarantee and security arrangements in relation to the Secured Obligations) to the extent it would be required under Section 5.10;
     (q) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness consisting of (i) obligations to pay insurance premiums (ii) self-insurance obligations or (iii) take-or-pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money or Hedging Obligations;
     (r) [Intentionally omitted]
     (s) Guarantee obligations in respect of any Investment that would be permitted pursuant to Sections 6.05(a), 6.05(c), 6.05(d), 6.05(e), 6.05(g), 6.05(h), 6.05(j), 6.05(o), 6.05(p) and 6.05(q);
     (t) Cash Management Obligations;
     (u) Indebtedness representing (i) workers compensation claims, (ii) health, disability or other employee benefits and (iii) deferred compensation to employees, consultants or independent contractors of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;
     (v) Indebtedness consisting of promissory notes issued by the Borrower or any Restricted Subsidiary to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Capital Stock or Capital Stock Equivalents of the Borrower which would be permitted by Section 6.06(b);
     (w) additional unsecured Indebtedness; provided that (i) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the Revolving Credit Maturity Date, (ii) such Indebtedness is incurred by the Borrower; (iii) both immediately prior and after giving effect to the incurrence thereof, (A) no Default or Event of Default shall exist or result therefrom and

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(B) the Borrower and its Restricted Subsidiaries would be in pro forma compliance with the Financial Covenants and (iv) to the extent that such incurrence of additional unsecured Indebtedness exceeds an aggregate principal amount of $20,000,000, the Borrower delivers a certificate of a Financial Officer to the Administrative Agent at least 2 Business Days prior to the incurrence of such unsecured Indebtedness stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements of this clause (w);
     (x) the incurrence by the Borrower or any Restricted Subsidiary of Environmental CapEx Debt or Necessary CapEx Debt (which Indebtedness may be secured to the extent provided in Section 1.02(bb)); provided that, prior to the incurrence of any such Environmental CapEx Debt or Necessary CapEx Debt, the Borrower shall deliver to the Administrative Agent an officers’ certificate by a Financial Officer designating such Indebtedness as Environmental CapEx Debt or Necessary CapEx Debt, as applicable;
     (y) Indebtedness incurred by the Borrower and its Restricted Subsidiaries in good faith to invest in nuclear decommissioning trusts or to comply with decommissioning agreements; and
     (z) all premiums (if any), interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations described in clauses (a) through (y) above.
     For purposes of determining compliance with this Section 1.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (z) above, the Borrower shall, in its reasonable discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses.
     SECTION 1.02. Liens. From the Signing Date, the Borrower will not, nor will it cause or permit any of its Restricted Subsidiaries to directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on, or assign any right to receive income or profits on, any property or asset now owned or hereafter acquired, except:
     (a) Liens held by the Collateral Agent pursuant to the Loan Documents on assets of the Borrower or any Subsidiary that will be a Subsidiary Guarantor securing the Secured Obligations of the Borrower or such Subsidiary that will be a Subsidiary Guarantor (including Liens securing Specified Commodity Hedging Transactions, Specified Credit Support Facilities and Additional Intercreditor Indebtedness and Related Agreements);
     (b) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, bid bonds, completion guarantees or other obligations of a like nature incurred in the ordinary course of business;
     (c) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 1.01(f), (o) and (p) hereof covering only the assets acquired with or financed by such Indebtedness;

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     (d) Liens existing on the Signing Date and set forth on Schedule 6.02(d) (Signing);
     (e) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision has been made to the extent required by GAAP;
     (f) Liens of landlords arising by statute and liens of suppliers, mechanics, repairmen, carriers, materialmen, bailees, warehousemen or workmen and other similar Liens, in each case (i) imposed by law or arising in the ordinary course of business, (ii) for amounts not yet due or that are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings and (iii) with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;
     (g) any exception, minor defect or irregularity (i) listed on the title policies or on the surveys issued in connection with any real property that would constitute a Mortgaged Property and (ii) in respect of any real properties that would constitute Mortgaged Properties following the Signing Date and other real property, other properly recorded easements, rights of way, licenses, reservations, servitudes, permits, conditions, covenants, rights of others, restrictions, oil, gas and other mineral interests, royalty interests and leases, encroachments, protrusions, zoning or land use rights and other similar charges or encumbrances, and with respect to (i) and (ii) that do not interfere in any material respect with the Permitted Business conducted at such real property that would constitute a Mortgaged Property or such other real property;
     (h) Liens to secure any Permitted Refinancing Indebtedness permitted under Section 1.01; provided that such Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof);
     (i) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits;
     (j) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Borrower or any of its Restricted Subsidiaries, including rights of offset and set-off, in each case made in the ordinary conduct of the Permitted Business;
     (k) Liens arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the Permitted Business as proposed to be conducted at such real property;
     (l) statutory Liens arising under ERISA incurred in the ordinary conduct of the Permitted Business;

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     (m) Liens existing on the assets of any Person that becomes a Restricted Subsidiary or existing on assets acquired, in each case pursuant to an acquisition that would constitute a Permitted Acquisition, to the extent the Liens on such assets secure Indebtedness which would be permitted by Section 6.01(o); provided that such Liens attach at all times only to the same assets that such Liens attached to, and secure only the same Indebtedness that such Liens secured, immediately prior to such acquisition that would constitute a Permitted Acquisition;
     (n) Liens on cash and Cash Equivalents (i) deposited by the Borrower or any of the Restricted Subsidiaries in margin accounts with or on behalf of futures contract brokers or paid over to other counterparties, or (ii) pledged or deposited as collateral to a contract counterparty or issuer of surety bonds or issuer of letters of credit by the Borrower or any of the Restricted Subsidiaries, in each case incurred in the ordinary course of the Permitted Business to secure Interest Rate/Currency Hedging Obligations that are not secured by the Lien of the Collateral Agent, Commodity Hedging Transactions (other than Specified Commodity Hedging Transactions) and Credit Support Facilities (other than Specified Credit Support Facilities); provided that at the time such Lien is incurred, the Borrower would be in pro forma compliance with its Financial Covenants as calculated with the most recent financial information which would be delivered pursuant to Section 5.05(a) or (b) (as applicable) assuming that such cash and Cash Equivalents were no longer netted for purposes of the definition of Consolidated Total Net Debt;
     (o) set-off or netting rights granted by the Borrower or any Restricted Subsidiary of the Borrower pursuant to any Hedging Transactions, solely in respect of amounts owing under such agreements;
     (p) Liens arising from UCC financing statements filed on a precautionary basis in respect of operating leases intended by the parties to be true leases (other than any such leases entered into in violation of this Agreement);
     (q) Liens on cash deposits and other funds maintained with a depositary institution, in each case arising in the ordinary course of business by virtue of any statutory or common law provision relating to banker’s liens, including Section 4-210 of the UCC;
     (r) Liens on assets or securities granted or deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to purchase or sell such assets or securities if such purchase or sale is otherwise permitted hereunder;
     (s) Liens on assets of the Borrower or any Restricted Subsidiary with respect to Indebtedness in an aggregate principal amount not to exceed $200,000,000 at any time outstanding; provided, however, that the assets of the Subsidiaries which will be NY Real Property Subsidiaries shall not be encumbered by Liens in respect of Indebtedness in an aggregate principal amount exceeding $50,000,000 at any time outstanding;
     (t) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of the Permitted Business;

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     (u) Liens deemed to exist in connection with Investments in repurchase agreements which would be permitted under Section 6.05;
     (v) Liens in respect of Cash Management Obligations;
     (w) Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for Permitted Acquisitions which would be made under Section 6.05(h);
     (x) restrictions contained in joint venture agreements triggering a default upon the Borrower or a Restricted Subsidiary’s pledge of its Equity Interests or other ownership interests in such joint venture provided that the Loan Parties would be in compliance with Section 5.15 when such Liens arise;
     (y) rights reserved to or vested in others to take or receive any part of, or royalties related to, the power, gas, oil, coal, lignite, nuclear fuel or other minerals or timber generated, developed, manufactured or produced by, or grown on, or acquired with, any property of the Borrower and the Restricted Subsidiaries and Liens upon the production from property of power, gas, oil, coal, lignite, nuclear fuel or other minerals or timber, and the by-products and proceeds thereof, to secure the obligations to pay all or a part of the expenses of exploration, drilling, mining or development of such property only out of such production or proceeds;
     (z) Liens on cash and Cash Equivalents deposited by the Borrower or any Restricted Subsidiary in margin accounts with or on behalf of credit clearing organizations, independent system operators, regional transmission organizations state agencies or federal agencies;
     (aa) Liens, restrictions, regulations, Easements, exceptions or reservations of any Governmental Authority; and
     (bb) Liens to secure Environmental CapEx Debt or Necessary CapEx Debt permitted by Section 1.01(x) that encumber only the assets purchased, installed or otherwise acquired with the proceeds of such Environmental CapEx Debt or Necessary CapEx Debt; provided, that the Liens securing such Indebtedness must be pari passu with, or junior to, the Liens on such assets securing the Secured Obligations.
     (cc) Liens on Indebtedness permitted by Sections 1.01(k) or 1.01(z), to the extent that Liens are permitted on the underlying Indebtedness with respect thereto.
     SECTION 1.03. Mergers, Consolidations and Sales of Assets. From the Signing Date, the Borrower will not, nor will it cause or permit any of its Restricted Subsidiaries to: (a) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, or (b) sell, transfer, lease, issue or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower, except that if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (i) any Restricted Subsidiary (other than a Subsidiary that will be a NY Real Property Subsidiary) may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Restricted Subsidiary (other than a Subsidiary that will be a NY Real Property Subsidiary)

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may merge into or consolidate with any other Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and no Person other than the Borrower or a Restricted Subsidiary receives any consideration (provided that if any party to any such transaction is (A) a Loan Party, the surviving entity of such transaction shall be a Loan Party and (B) a Domestic Subsidiary, the surviving entity of such transaction shall be a Domestic Subsidiary), (iii) any merger or consolidation of a Restricted Subsidiary (other than a Subsidiary that will be a NY Real Property Subsidiary) will be permitted in connection with an Investment which would be permitted by Sections 6.05(h) or 6.05(j) and (iv) any Restricted Subsidiary (other than a Subsidiary that will be a NY Real Property Subsidiary) may liquidate or dissolve or, solely for purposes of reincorporating in a different jurisdiction, merge if the Borrower determines in good faith that such liquidation or dissolution or merger is in the best interests of the Borrower and could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 1.04. Business Activities. From the Signing Date, the Borrower will not, nor will it cause or permit any of its Restricted Subsidiaries to: (a) With respect to any Restricted Subsidiary, enter into any business, either directly or through any Restricted Subsidiary, except for the Permitted Business. Notwithstanding the foregoing, the Subsidiaries that will be NY Real Property Subsidiaries shall engage solely in the business such Subsidiaries that will be NY Real Property Subsidiaries were engaged in on the Signing Date.
     (b) In the case of the Borrower, (i) hold any assets other than the Equity Interests referred to in clauses (iii)(B) and (iii)(C) below, (ii) have any material liabilities other than liabilities under or permitted by the Loan Documents and tax liabilities in the ordinary course of business or (iii) engage in any business or activity other than (A) the Reorganization and the Separation Transactions, (B) owning the Equity Interests of the Restricted Subsidiaries and EquaGen and activities incidental or related thereto or to the maintenance of the corporate existence of the Borrower or compliance with Applicable Law, (C) owning indirectly through the Restricted Subsidiary their respective Subsidiaries, (D) participating in tax, accounting and other administrative activities as members of a consolidated group of companies and (E) issuing its own Capital Stock.
     (c) Permit any Person other than Entergy to hold any Equity Interests of the Borrower prior to the consummation of the Separation Transactions.
     SECTION 1.05. Fiscal Year. With respect to the Borrower, change its fiscal year-end to a date other than December 31; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting, provided, that with respect to any such change that delays the fiscal year-end, the Borrower shall deliver financial information which would be required by Section 5.05(b) for all intervening fiscal quarters, including the fiscal quarter that was formerly the year-end.
     SECTION 1.06. No Speculative Hedging Transactions. Neither the Borrower nor any Restricted Subsidiary shall engage in any speculative Hedging Transactions except (i) as set forth in the definition of Commodity Hedging Transactions and (ii) Interest Rate Hedging Transactions and Currency Hedging Transactions for the sole purpose of hedging in the normal course of the Permitted Business. For the avoidance of doubt, the determination as to whether or not a

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Hedging Transaction is speculative shall be made as of the date such Hedging Transaction is entered into by the Borrower or the applicable Restricted Subsidiary.

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